As filed with the Securities and Exchange Commission on April 11, 2024
Registration No. 333-277555

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CHESAPEAKE ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Oklahoma (State or other jurisdiction of Incorporation or Organization)	1311 (Primary Standard Industrial Classification Code Number)	73-1395733 (I.R.S. Employer Identification Number)
6100 North Western Avenue
Oklahoma City, Oklahoma 73118
(405) 848-8000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mohit Singh
Executive Vice President
and Chief Financial Officer
6100 North Western Avenue
Oklahoma City, Oklahoma 73118
(405) 848-8000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Kevin M. Richardson William N. Finnegan IV Ryan J. Lynch Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, Texas 77002 (713) 546-5400	Benjamin E. Russ Executive Vice President-General Counsel and Corporate Secretary Chesapeake Energy Corporation 6100 North Western Avenue Oklahoma City, Oklahoma 73118 (405) 848-8000	Chris Lacy Senior Vice President, General Counsel and Secretary Southwestern Energy Company 10000 Energy Drive Spring, Texas 77389 (832) 796-1000	Julian Seiguer, P.C. Doug Bacon, P.C. Kim Hicks, P.C. Anne G. Peetz Kirkland & Ellis LLP 609 Main Street Houston, Texas 77002 (713) 836-3600
Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions to the closing of the merger described herein.
If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☒		Accelerated filer ☐
Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. A registration statement relating to the securities described in this joint proxy statement/prospectus has been filed with the U.S. Securities and Exchange Commission. We may not issue the securities described herein until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This joint proxy statement/prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED APRIL 11, 2024

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT
Dear Shareholders of Chesapeake Energy Corporation and Southwestern Energy Company:
On behalf of the boards of directors of Chesapeake Energy Corporation (“Chesapeake”) and Southwestern Energy Company (“Southwestern”), we are pleased to enclose the accompanying joint proxy statement/prospectus relating to the merger of Chesapeake and Southwestern. We are requesting that you take certain actions as a Chesapeake or Southwestern shareholder, as applicable.
On January 10, 2024, Chesapeake and Southwestern entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Hulk Merger Sub, Inc. (“Merger Sub Inc”) and Hulk LLC Sub, LLC, each a newly formed, wholly owned subsidiary of Chesapeake (“Merger Sub LLC”), pursuant to which Merger Sub Inc will merge with and into Southwestern (the “Merger”), with Southwestern surviving the Merger as a direct wholly owned subsidiary of Chesapeake (the “Surviving Corporation”).
At the effective time of the Merger (the “Effective Time”), each share of Southwestern common stock, par value $0.01 per share (“Southwestern Common Stock”), issued and outstanding immediately prior to the Effective Time (excluding any shares held by Southwestern as treasury shares, or by Chesapeake or Merger Sub Inc or Merger Sub LLC, and certain equity awards of Southwestern) will convert into the right to receive 0.0867 (the “Exchange Ratio”) of a share of Chesapeake common stock, par value $0.01 per share (“Chesapeake Common Stock” and such shares, the “Merger Consideration”). No fractional shares of Chesapeake Common Stock will be issued in the Merger, and holders of shares of Southwestern Common Stock will receive cash in lieu of fractional shares of Chesapeake Common Stock, if any, in accordance with the terms of the Merger Agreement.
Immediately following the Effective Time, the Surviving Corporation will merge with and into Merger Sub LLC, with Merger Sub LLC continuing as the surviving entity and as a direct wholly owned subsidiary of Chesapeake.
The Merger Agreement also specifies the treatment of outstanding Southwestern long-term incentive awards in connection with the Merger, which shall be treated as follows, as of the Effective Time:
•
each outstanding restricted stock award of Southwestern (each, a “Southwestern Restricted Stock Award”) will automatically vest in full, any restrictions with respect to each such Southwestern Restricted Stock Award shall lapse and each such Southwestern Restricted Stock Award will convert into the right to receive a number of shares of Chesapeake Common Stock equal to (i) the Exchange Ratio, multiplied by (ii) the total number of shares of Southwestern Common Stock attributable to such Southwestern Restricted Stock Award;

•
each outstanding restricted stock unit award of Southwestern under Southwestern’s Nonemployee Director Deferred Compensation Plan (each, a “Southwestern Director RSU Award”) will automatically vest in full, be canceled, and convert into the right to receive a number of shares of Chesapeake Common Stock equal to (i) the Exchange Ratio, multiplied by (ii) the total number of shares of Southwestern Common Stock subject to such Southwestern Director RSU Award, together with accrued dividend equivalent payments in each case issuable and payable at the time or times specified in Southwestern’s Nonemployee Director Deferred Compensation Plan and in accordance with such director’s deferral elections as set forth in the applicable Deferred Compensation Agreement;

•
each outstanding restricted stock unit award of Southwestern that (i) was granted pursuant to Southwestern’s 2013 Incentive Plan (the “2013 Plan”) or (ii) was granted prior to the date of the Merger Agreement and is held by an employee of Southwestern or its subsidiaries whose employment is terminated upon or immediately after the Effective Time, and, in either case, is subject only to time-based vesting conditions (each, a “Southwestern Single-Trigger RSU Award”), will vest in full, be canceled and convert into the right to receive a number of shares of Chesapeake Common Stock equal to (A) the Exchange Ratio, multiplied by (B) the total number of shares of Southwestern Common Stock subject to each such Southwestern Single-Trigger RSU Award, together with accrued dividend equivalent payments, in each case issuable and payable in accordance with the terms of the applicable Single-Trigger RSU Award agreement;
•
each outstanding restricted stock unit award that was granted pursuant to Southwestern’s 2022 Incentive Plan (the “2022 Plan” and, together with the 2013 Plan, the “Southwestern Incentive Plans”) (and not a Southwestern Single-Trigger RSU Award) and that is subject only to time-based vesting conditions (each, a “Southwestern Double-Trigger RSU Award”) will be canceled and convert into an award of restricted stock units in respect of shares of Chesapeake Common Stock (a “Parent RSU Award”) equal to the product (rounded to the nearest whole share) of (i) the total number of shares of Southwestern Common Stock subject to such Southwestern Double-Trigger RSU Award immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio. Such Parent RSU Award will vest and be payable on the same terms and conditions (including “double-trigger” vesting provisions) as are set forth in the corresponding Southwestern Double-Trigger RSU Award agreement (except that such award will be payable in Chesapeake Common Stock);

•
each outstanding award of restricted stock units that is subject to performance-based vesting conditions (a “Performance Unit Award”) that was granted by Southwestern (i) pursuant to the 2013 Plan or (ii) prior to the date of the Merger Agreement and was held by an employee of Southwestern or its subsidiaries whose employment was terminated upon or immediately after the Effective Time (each, a “Southwestern Single-Trigger Performance Unit Award”) will (A) automatically vest in full and become payable at the greater of (1) the level based on actual performance determined as of immediately prior to the Effective Time in accordance with the terms of the applicable Single-Trigger Performance Unit Award agreement and (2) the target level (the number of shares of Southwestern Common Stock payable pursuant to the foregoing, the “Earned Company Performance Shares”), and (B) be canceled and convert into the right to receive a number of shares of Chesapeake Common Stock equal to (1) the Exchange Ratio, multiplied by (2) the number of Earned Company Performance Shares, together with accrued dividend equivalent payments, in each case issuable and payable in accordance with the terms of the applicable Southwestern Single-Trigger Performance Unit Award agreement;

•
each outstanding Performance Unit Award of Southwestern that was granted pursuant to the 2022 Plan (and not a Southwestern Single-Trigger Performance Unit Award) (each, a “Southwestern Double-Trigger Performance Unit Award”) will be deemed to correspond to a number of Earned Company Performance Shares determined in the same manner as described in the immediately foregoing bullet point, and will be canceled and convert into a Parent RSU Award in respect of that number of shares of Chesapeake Common Stock equal to the product (rounded to the nearest whole share) of (i) the number of Earned Company Performance Shares with respect to such Southwestern Double-Trigger Performance Unit Award multiplied by (ii) the Exchange Ratio. Such Parent RSU Award will vest at the end of the original performance period associated with the corresponding Southwestern Double-Trigger Performance Unit Award and will otherwise be subject to and payable on the same terms and conditions (including “double-trigger” vesting provisions) as are set forth in the corresponding Southwestern Double-Trigger Performance Unit Award agreement (except that such award will be payable in shares of Chesapeake Common Stock and will no longer be subject to performance-based vesting conditions);

•
each outstanding performance cash unit award of Southwestern that (i) was granted pursuant to the 2013 Plan or (ii) was granted prior to the date of the Merger Agreement and was held by a Southwestern employee whose employment was terminated upon or immediately after the Effective Time (each, a “Southwestern Single-Trigger PCU Award”) will automatically vest in full and become payable in cash in an amount equal to $1.00 multiplied by the greater of (A) the percentage earned based on actual performance determined as of immediately prior to the Effective Time in accordance with the terms of the applicable Southwestern Single-Trigger PCU Award agreement and (B) 100%; and

•
each outstanding performance cash unit award of Southwestern that was granted pursuant to the 2022 Plan (other than Southwestern Single-Trigger PCU Awards) (each, a “Southwestern Double-Trigger PCU Award”) will be deemed earned at a level equal to $1.00 multiplied by the greater of (i) the percentage earned based on actual performance determined as of immediately prior to the Effective Time in accordance with the terms of the applicable Southwestern Double-Trigger PCU Award agreement and (ii) 100%. Such amount will vest and be payable in cash at the end of the original performance period associated with the corresponding Southwestern Double-Trigger PCU Award and will otherwise be subject to and payable on the same terms and conditions (including “double-trigger” vesting provisions) as are set forth in the corresponding Southwestern Double-Trigger PCU Award agreement, except that such award will no longer be subject to performance-based vesting conditions.
In connection with the proposed Merger, Chesapeake will hold a special meeting of its shareholders (the “Chesapeake Special Meeting”) and Southwestern will hold a special meeting of its shareholders (the “Southwestern Special Meeting”).
At the Chesapeake Special Meeting, Chesapeake shareholders will be asked to consider and vote on proposals to approve (i) the issuance of shares of Chesapeake Common Stock to the Southwestern shareholders in connection with the Merger pursuant to the terms of the Merger Agreement (the “Stock Issuance Proposal”), (ii) by non-binding, advisory vote, certain compensation arrangements for Chesapeake’s named executive officers in connection with the Merger contemplated by the Merger Agreement (the “Advisory Chesapeake Compensation Proposal”) and (iii) the adjournment of the Chesapeake Special Meeting to solicit additional proxies if there are not sufficient votes cast at the Chesapeake Special Meeting to approve the Stock Issuance Proposal (the “Chesapeake Adjournment Proposal”). Assuming a quorum is present, approval of the Stock Issuance Proposal and the Advisory Chesapeake Compensation Proposal requires the affirmative vote of holders of a majority of the shares of Chesapeake Common Stock cast at the Chesapeake Special Meeting. Assuming a quorum is present, approval of the Chesapeake Adjournment Proposal requires the affirmative vote of holders of a majority of the shares of Chesapeake Common Stock present in person or represented by proxy at the Chesapeake Special Meeting. Virtual attendance at the special meeting will constitute presence in person for the purpose of determining the presence of a quorum for the transaction of business at the Chesapeake Special Meeting.
The Chesapeake Special Meeting will be held virtually on            , 2024 at       a.m., Central Time. Shareholders of record at the close of business on            , 2024 (the “Chesapeake Record Date”) are entitled to vote at the Chesapeake Special Meeting. In order to virtually attend the Chesapeake Special Meeting, shareholders must register online at www.virtualshareholdermeeting.com/CHK2024SM. As part of the registration process, you will need to enter the control number found on your proxy card, voting information form or notice you previously received. Those holding their shares through an intermediary, such as a bank, broker, or nominee, who want to participate should request a control number from their intermediary in advance of the meeting. The board of directors of Chesapeake has approved the Merger Agreement and recommends that Chesapeake shareholders vote “FOR” the Stock Issuance Proposal, “FOR” the Advisory Chesapeake Compensation Proposal and “FOR” the Chesapeake Adjournment Proposal.
At the Southwestern Special Meeting, Southwestern shareholders will be asked to consider and vote on proposals to approve (i) the Merger Agreement (the “Merger Proposal”), (ii) on a non-binding, advisory basis, the compensation that may be paid or become payable to Southwestern’s named executive officers that is based on or otherwise relates to the Merger (the “Advisory Southwestern Compensation Proposal”) and (iii) the adjournment of the Southwestern Special Meeting, if necessary or appropriate, to solicit additional votes from shareholders if there are not sufficient votes to adopt the Merger Proposal (the “Southwestern Adjournment Proposal”). Approval of the Merger Proposal by the affirmative vote of holders of a majority of the outstanding shares of Southwestern Common Stock entitled to vote thereon is required to complete the Merger and the other transactions contemplated by the Merger Agreement. The affirmative vote of the holders of a majority of the outstanding shares of Southwestern Common Stock properly cast at the Southwestern Special Meeting is required to approve the Advisory Southwestern Compensation Proposal and the Southwestern Adjournment Proposal. Virtual attendance at the special meeting will constitute presence in person for the purpose of determining the presence of a quorum for the transaction of business at the Southwestern Special Meeting.
The Southwestern Special Meeting will be held virtually on            , 2024 at      a.m., Central Time. Shareholders of record as of            , 2024 (the “Southwestern Record Date”) are entitled to vote at the Southwestern Special Meeting. In order to virtually attend the Southwestern Special Meeting, shareholders must register online at www.virtualshareholdermeeting.com/SWN2024SM. As part of the registration process, you will need to enter the control number found on your proxy card, voting information form or notice you previously received. Those holding their shares through an intermediary, such as a bank, broker, or nominee, who want to participate should request a control number from their intermediary in advance of the meeting. The board of directors of Southwestern has unanimously approved the Merger Agreement and recommends that Southwestern shareholders vote “FOR” the Merger Proposal, “FOR” the Advisory Southwestern Compensation Proposal and “FOR” the Southwestern Adjournment Proposal.

If the Merger is completed, at the Effective Time, each issued and outstanding share of Southwestern Common Stock as of immediately prior to the Effective Time that is eligible to convert into Chesapeake Common Stock in accordance with the terms of the Merger Agreement will convert automatically into the right to receive 0.0867 shares of Chesapeake Common Stock, with cash paid in lieu of the issuance of fractional shares, if any. Although the number of shares of Chesapeake Common Stock that Southwestern shareholders will receive in exchange for their Southwestern Common Stock is fixed (subject to adjustments in accordance with the terms of the Merger Agreement), the market value of the Merger Consideration will fluctuate with the market price of Chesapeake Common Stock and will not be known at the time Southwestern shareholders vote to approve the Merger Proposal or at the time Chesapeake shareholders vote to approve the Stock Issuance Proposal. Based on the closing price of Chesapeake Common Stock on the Nasdaq Stock Market LLC (“Nasdaq”) on January 10, 2024, the last trading day before the public announcement of the parties entering into the Merger Agreement, the Exchange Ratio represented approximately $6.69 in value for each outstanding share of Southwestern Common Stock for a total Merger Consideration of approximately $7.4 billion. Based on the closing price of Chesapeake Common Stock on Nasdaq on April 10, 2024, the last practicable trading day before the date of the accompanying joint proxy statement/prospectus, the Exchange Ratio represented approximately $7.80 in value for each outstanding share of Southwestern Common Stock. Based on the estimated number of shares of Chesapeake Common Stock and estimated number of shares of Southwestern Common Stock, as well as the outstanding equity awards of the parties, that will be outstanding immediately prior to the consummation of the Merger, we estimate that, upon consummation of the Merger, Chesapeake shareholders will hold approximately 60%, and Southwestern shareholders will hold approximately 40%, of the issued and outstanding shares of Chesapeake Common Stock (in each case based on fully diluted shares outstanding of each company). We urge you to obtain current market quotations for Chesapeake Common Stock (Nasdaq trading symbol “CHK”) and Southwestern Common Stock (NYSE trading symbol “SWN”).
The obligations of Chesapeake and Southwestern to complete the Merger are subject to the satisfaction or waiver of a number of conditions set forth in the Merger Agreement, a copy of which is attached as Annex A to the accompanying joint proxy statement/prospectus. The accompanying joint proxy statement/prospectus describes the Chesapeake Special Meeting and the proposals to be considered thereat, the Southwestern Special Meeting and the proposals to be considered thereat, the Merger and the documents and agreements related to the Merger. It also contains or references information about Chesapeake and Southwestern and certain related agreements and matters. Please carefully read the entire accompanying joint proxy statement/prospectus, including “Risk Factors” beginning on page 48, for a discussion of the risks relating to the proposed Merger. You also can obtain information about Chesapeake and Southwestern from documents that each has filed with the U.S. Securities and Exchange Commission (the “SEC”). Please see “Where You Can Find More Information” beginning on page 244 of the accompanying joint proxy statement/prospectus for how you may obtain such information.
Sincerely,

Michael A. Wichterich Chairman of the Board Chesapeake Energy Corporation	Catherine A. Kehr Chair of the Board Southwestern Energy Company
Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued in connection with the Merger described in the accompanying joint proxy statement/prospectus or determined that the accompanying joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
The accompanying document is dated            , 2024 and is first being mailed to Chesapeake and Southwestern shareholders on or about            , 2024.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
OF
CHESAPEAKE ENERGY CORPORATION
TO BE HELD ON           , 2024
Dear Shareholder of Chesapeake Energy Corporation:
On            , 2024, Chesapeake Energy Corporation (“Chesapeake”) will hold a virtual special meeting of shareholders (the “Chesapeake Special Meeting”) at      a.m., Central Time. Only shareholders of record at the close of business on            , 2024 (the “Chesapeake Record Date”) are entitled to receive this notice and to vote at the Chesapeake Special Meeting or any adjournment or postponement of that meeting. In order to virtually attend the Chesapeake Special Meeting, shareholders must register online at www.virtualshareholdermeeting.com/CHK2024SM. As part of the registration process, you will need to enter the control number found on your proxy card, voting information form or notice you previously received. Those holding their shares through an intermediary, such as a bank, broker, or nominee, who want to participate should request a control number from their intermediary in advance of the meeting.
The Chesapeake Special Meeting has been called for the following purposes:
1.
To consider and vote on a proposal (the “Stock Issuance Proposal”) to approve the issuance of shares of the Chesapeake Common Stock, par value $0.01 per share (“Chesapeake Common Stock”), pursuant to the Agreement and Plan of Merger, dated as of January 10, 2024 (as it may be amended from time to time, the “Merger Agreement”), by and among Chesapeake and Southwestern Energy Company (“Southwestern”) and Hulk Merger Sub, Inc. (“Merger Sub Inc”) and Hulk LLC Sub, LLC (“Merger Sub LLC”), each a newly formed, wholly owned subsidiary of Chesapeake, a copy of which is attached as Annex A to the joint proxy statement/prospectus;

2.
To consider and vote on a proposal to approve, by non-binding, advisory vote, certain compensation arrangements for Chesapeake’s named executive officers in connection with the Merger contemplated by the Merger Agreement (the “Advisory Chesapeake Compensation Proposal”); and

3.
To consider and vote on a proposal to approve the adjournment of the Chesapeake Special Meeting, if necessary or appropriate, to solicit additional votes from shareholders if there are not sufficient votes to adopt the Stock Issuance Proposal (the “Chesapeake Adjournment Proposal”).

Chesapeake will transact no other business at the Chesapeake Special Meeting or any adjournment or postponement thereof, except such business as may properly be brought before the Chesapeake Special Meeting by or at the direction of the board of directors of Chesapeake (the “Chesapeake Board”) in accordance with Chesapeake’s second amended and restated bylaws. These items of business are described in the enclosed joint proxy statement/prospectus. The Chesapeake Board has designated the close of business on            , 2024 as the Chesapeake Record Date for the purpose of determining the holders of shares of Chesapeake Common Stock who are entitled to receive notice of, and to vote at, the Chesapeake Special Meeting and any adjournment or postponement of the special meeting, unless a new record date is fixed in connection with any adjournment or postponement of the special meeting. Only holders of record of Chesapeake Common Stock at the close of business on the Chesapeake Record Date are entitled to notice of, and to vote at, the Chesapeake Special Meeting and at any adjournment or postponement of the Chesapeake Special Meeting.
Assuming a quorum is present, approval of the Stock Issuance Proposal by the affirmative vote of the holders of shares of Chesapeake Common Stock representing a majority of votes properly cast in person or represented by proxy on the Stock Issuance Proposal at the Chesapeake Special Meeting is required to complete the Merger. Holders of Chesapeake Common Stock will also be asked to approve the Advisory Chesapeake Compensation Proposal and the Chesapeake Adjournment Proposal. Approval of the Advisory

Chesapeake Compensation Proposal requires the affirmative vote of holders of a majority of the shares of Chesapeake Common Stock cast on such proposal at the Chesapeake Special Meeting. Assuming a quorum is present, approval of the Chesapeake Adjournment Proposal requires the affirmative vote of holders of a majority of the shares of Chesapeake Common Stock present in person or represented by proxy at the Chesapeake Special Meeting. Virtual attendance at the Chesapeake Special Meeting constitutes presence in person for purposes of determining the presence of a quorum for the transaction of business at the Chesapeake Special Meeting. As an advisory vote, the Advisory Chesapeake Compensation Proposal is not binding upon Chesapeake or the Chesapeake Board, and approval is not a condition to completion of the Merger and is a vote separate and apart from the vote to approve the Stock Issuance Proposal.
The Chesapeake Board has (i) determined that it is in the best interests of Chesapeake and its shareholders to enter into the Merger Agreement, (ii) declared entry into the Merger Agreement to be advisable, (iii) authorized and approved Chesapeake’s execution, delivery and performance of the Merger Agreement in accordance with its terms and Chesapeake’s consummation of the transactions contemplated thereby, including the merger of Merger Sub Inc and Southwestern contemplated thereby (the “Merger”) and the issuance of Chesapeake Common Stock contemplated by the Stock Issuance Proposal, (iv) directed that the approval of the Stock Issuance Proposal be submitted to a vote at a meeting of the holders of Chesapeake Common Stock and (v) recommended that the holders of Chesapeake Common Stock approve the Stock Issuance Proposal. The Chesapeake Board recommends that holders of Chesapeake Common Stock vote “FOR” the Stock Issuance Proposal, “FOR” the Advisory Chesapeake Compensation Proposal and “FOR” the Chesapeake Adjournment Proposal.
Properly executed proxy cards with no instructions indicated on the proxy card will be voted “FOR” the Stock Issuance Proposal, “FOR” the Advisory Chesapeake Compensation Proposal and “FOR” the Chesapeake Adjournment Proposal, if necessary. The holders of a majority of the outstanding shares of Chesapeake Common Stock entitled to vote at the Chesapeake Special Meeting must be represented at the Chesapeake Special Meeting in person or by proxy in order to constitute a quorum. Virtual attendance at the special meeting will constitute presence in person for the purpose of determining the presence of a quorum for the transaction of business at the Chesapeake Special Meeting. Even if you plan to attend the Chesapeake Special Meeting virtually, Chesapeake requests that you complete, sign, date and return the enclosed proxy card in the accompanying envelope prior to the Chesapeake Special Meeting to ensure that your shares will be represented and voted at the Chesapeake Special Meeting if you later decide not to or become unable to attend virtually.
Please vote as promptly as possible, whether or not you plan to attend the Chesapeake Special Meeting virtually. If your shares are held in the name of a broker, bank, or other nominee, please vote by following the instructions on the voting instruction form furnished by the broker, bank, or other nominee. If you hold your shares in your own name, please submit a proxy to vote your shares as promptly as possible by (i) visiting the website listed on the proxy card, (ii) calling the toll-free number listed on the proxy card or (iii) submitting your proxy card by mail by using the self-addressed, stamped envelope provided. Submitting a proxy will not prevent you from voting virtually, but it will help to secure a quorum and avoid added solicitation costs. Any eligible holder of Chesapeake Common Stock entitled to vote thereon and who is virtually present at the Chesapeake Special Meeting may vote, thereby revoking any previous proxy. In addition, a proxy may also be revoked in writing before the Chesapeake Special Meeting in the manner described in this joint proxy statement/prospectus.
Your vote is very important. Approval of the Stock Issuance Proposal by the Chesapeake shareholders is a condition to the consummation of the Merger and requires the affirmative vote of the holders of shares of Chesapeake Common Stock representing a majority of votes properly cast in person or represented by proxy on the Stock Issuance Proposal at the Chesapeake Special Meeting. Chesapeake shareholders are requested to complete, date, sign and return the enclosed proxy in the envelope provided, which requires no postage if mailed in the United States, or to submit their votes by phone or the Internet. Simply follow the instructions provided on the enclosed proxy card.

If you have any questions concerning the Merger or the joint proxy statement/prospectus, would like additional copies or need help voting your shares of Chesapeake Common Stock, please contact Chesapeake’s proxy solicitor:
Alliance Advisors LLC
200 Broadacres Dr., 3rd Floor
Bloomfield, NJ 07003
Shareholders may call toll free: 833-795-8496
Banks and Brokers may call collect: 973-873-7700
Email: CHK@allianceadvisors.com
By Order of the Board of Directors,
Benjamin E. Russ
Executive Vice President — General Counsel and Corporate Secretary
Oklahoma City, Oklahoma
           , 2024

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
OF
SOUTHWESTERN ENERGY COMPANY
TO BE HELD ON           , 2024
Dear Shareholder of Southwestern Energy Company:
On            , 2024, Southwestern Energy Company (“Southwestern”) will hold a virtual special meeting of shareholders (the “Southwestern Special Meeting”) at      a.m., Central Time. Only shareholders of record as of , 2024 (the “Southwestern Record Date”) are entitled to receive this notice and to vote at the Southwestern Special Meeting or any adjournment or postponement of that meeting. In order to virtually attend the Southwestern Special Meeting, shareholders must register online at www.virtualshareholdermeeting.com/SWN2024SM. As part of the registration process, you will need to enter the control number found on your proxy card, voting information form or notice you previously received. Those holding their shares through an intermediary, such as a bank, broker, or nominee, who want to participate should request a control number from their intermediary in advance of the meeting.
The Southwestern Special Meeting has been called for the following purposes:
1.
To consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of January 10, 2024 (as it may be amended from time to time, the “Merger Agreement”), by and among Southwestern and Chesapeake Energy Corporation (“Chesapeake”) and Hulk Merger Sub, Inc. (“Merger Sub Inc”) and Hulk LLC Sub, LLC (“Merger Sub LLC”), each a newly formed, wholly owned subsidiary of Chesapeake, a copy of which is attached as Annex A to the joint proxy statement/prospectus (the “Merger Proposal”);

2.
To consider and vote on a proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to Southwestern’s named executive officers that is based on or otherwise related to the Merger (the “Advisory Southwestern Compensation Proposal”); and

3.
To consider and vote on a proposal to approve the adjournment of the Southwestern Special Meeting, if necessary or appropriate, to solicit additional votes from shareholders if there are not sufficient votes to adopt the Merger Proposal (the “Southwestern Adjournment Proposal”).

Southwestern does not intend to transact any other business at the Southwestern Special Meeting or any adjournment or postponement thereof, except such business as may properly be brought before the Southwestern Special Meeting by or at the direction of the board of directors of Southwestern (the “Southwestern Board”) in accordance with the Amended and Restated Certificate of Incorporation of Southwestern. These items of business are described in the enclosed joint proxy statement/prospectus. Please refer to the attached documents, including the Merger Agreement and all other annexes and any documents incorporated by reference, for further information with respect to the business to be transacted at the Southwestern Special Meeting. You are encouraged to read the entire document carefully before voting. In particular, please see the sections entitled “The Merger” beginning on page 82 for a description of the transactions contemplated by the Merger Agreement and “Risk Factors” beginning on page 48 for an explanation of the risks associated with the Merger between Merger Sub Inc and Southwestern (the “Merger”) and the other transactions contemplated by the Merger Agreement.
Only holders of record of Southwestern common stock, par value $0.01 per share (“Southwestern Common Stock”) at the close of business on the Southwestern Record Date are entitled to notice of, and to vote at, the Southwestern Special Meeting and at any adjournment or postponement of the special meeting. Assuming a quorum is present, approval of the Merger Proposal by the affirmative vote of holders of a majority of the outstanding shares of Southwestern Common Stock entitled to vote thereon is required to complete the Merger and the other transactions contemplated by the Merger Agreement. Southwestern shareholders will also be asked to approve the Advisory Southwestern Compensation Proposal and, if necessary, to approve the Southwestern Adjournment Proposal. As an advisory vote, the Advisory Southwestern Compensation Proposal is not binding upon Southwestern or the Southwestern Board or Chesapeake or the Chesapeake Board, and approval is not a condition to completion of the Merger and is a vote separate and apart from the vote to approve the Merger Proposal. Assuming a quorum is present, approval of the Advisory Southwestern Compensation Proposal and the Southwestern Adjournment Proposal each require the affirmative vote of the holders of a majority of the shares of Southwestern Common Stock cast at the Southwestern Special Meeting.
The Southwestern Board has designated the close of business on            , 2024 as the Southwestern Record Date for the purpose of determining the Southwestern shareholders who are entitled to receive notice of, and to vote at, the Southwestern Special Meeting and any adjournment or postponement of the special meeting, unless a new record date is fixed in connection with any adjournment or postponement of the special meeting. Only holders of record of Southwestern Common Stock at the close of business on the Southwestern Record Date are entitled to notice of, and to vote at, the Southwestern Special Meeting and at any adjournment or postponement of the special meeting. For additional information regarding the Southwestern Special Meeting, see the section entitled “Special Meeting of Southwestern Shareholders” beginning on page 73 of the joint proxy statement/prospectus accompanying this notice.
The Southwestern Board has unanimously (i) determined that it is in the best interests of Southwestern and its shareholders and advisable for Southwestern to enter into the Merger Agreement, (ii) authorized and approved Southwestern’s execution, delivery and performance of the Merger Agreement in accordance with its terms and Southwestern’s consummation of the transactions contemplated thereby, including the Merger, (iii) directed that the approval of the Merger Proposal be submitted to a vote at a meeting of the Southwestern shareholders and (iv) recommended that the Southwestern shareholders approve the Merger Proposal. The Southwestern Board recommends that Southwestern shareholders vote “FOR” the Merger Proposal, “FOR” the Advisory Southwestern Compensation Proposal and “FOR” the Southwestern Adjournment Proposal.
Properly executed proxy cards with no instructions indicated on the proxy card will be voted “FOR” the Merger Proposal, “FOR” the Advisory Southwestern Compensation Proposal and “FOR” the Southwestern Adjournment Proposal. The presence, in person or by proxy, at the Southwestern Special Meeting of the holders of a majority of the shares of Southwestern Common Stock entitled to vote at the Southwestern Special Meeting as of the close of business on the Southwestern Record Date will constitute a quorum for purposes of transacting business at the Southwestern Special Meeting. Withheld votes and abstentions will count as present for purposes of establishing a quorum during the Southwestern Special Meeting. Virtual attendance at the Southwestern Special Meeting will constitute presence in person for the purpose of determining the presence of a quorum for the transaction of business at the Southwestern Special Meeting. Even if you plan to attend the Southwestern Special Meeting virtually, Southwestern requests that you complete, sign, date and return the enclosed proxy card in the accompanying envelope prior to the Southwestern Special Meeting to ensure that your shares of Southwestern Common Stock will be represented and voted at the Southwestern Special Meeting if you later decide not to or become unable to attend virtually.
Please vote as promptly as possible, whether or not you plan to attend the Southwestern Special Meeting virtually. If your shares of Southwestern Common Stock are held in the name of a broker, bank, or other nominee, please vote by following the instructions on the voting instruction form furnished by the broker, bank, or other nominee. If you hold your shares of Southwestern Common Stock in your own name, submit a proxy to vote your shares of Southwestern Common Stock as promptly as possible by (i) visiting the website listed on the proxy card, (ii) calling the toll-free number listed on the proxy card or (iii) submitting your proxy card by mail by using the self-addressed, stamped envelope provided. Submitting a proxy will not prevent you from voting virtually, but it will help to secure a quorum and avoid added solicitation costs. Any eligible Southwestern shareholder entitled to vote thereon and who is virtually present at the Southwestern Special Meeting may vote, thereby revoking any previous proxy. In addition, a proxy may also be revoked in writing before the Southwestern Special Meeting in the manner described in this joint proxy statement/prospectus.
Your vote is very important. Approval of the Merger Proposal by the Southwestern shareholders is a condition to the consummation of the Merger and requires the affirmative vote of a majority of the total number of shares of Southwestern Common Stock entitled to vote thereon at the Southwestern Special Meeting. Southwestern shareholders are requested to complete, date, sign and return the enclosed proxy in the envelope provided, which requires no postage if mailed in the United States, or to submit their votes by phone or the Internet. Simply follow the instructions provided on the enclosed proxy card. Abstentions, failure to submit a proxy or vote via the Southwestern Special Meeting website and broker non-votes will have the same effect as a vote “against” the Merger Proposal.
If you have any questions concerning the Merger Proposal, the Merger or the joint proxy statement/prospectus, would like additional copies or need help voting your shares of Southwestern Common Stock, please contact Southwestern’s proxy solicitor:
Morrow Sodali, LLC
509 Madison Avenue, Suite 1206
New York, NY 10022
Shareholders may call toll free: (800) 662-5200
Banks and Brokers may call collect: (203) 658-9400
Email: swn@info.morrowsodali.com
By Order of the Board of Directors
of Southwestern Energy Company,
Chris Lacy
Senior Vice President, General Counsel and Secretary
           , 2024

ADDITIONAL INFORMATION
This document, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (the “SEC”) by Chesapeake (File No. 333-277555), constitutes a prospectus of Chesapeake under Section 5 of the Securities Act of 1933 (as amended, the “Securities Act”) with respect to the shares of Chesapeake Common Stock to be issued to Southwestern shareholders pursuant to the Merger Agreement. This document also constitutes a proxy statement of each of Chesapeake and Southwestern under Section 14(a) of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”). It also constitutes a notice of meeting with respect to the Chesapeake Special Meeting and the Southwestern Special Meeting.
You should rely only on the information contained in or incorporated by reference into this joint proxy statement/prospectus. Chesapeake and Southwestern have not authorized anyone to provide you with information that is different from that contained in or incorporated by reference into this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated April 11, 2024. The information contained in this joint proxy statement/prospectus is accurate only as of that date or, in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies. Neither the mailing of this joint proxy statement/prospectus to Chesapeake shareholders and Southwestern shareholders nor the issuance by Chesapeake of shares of Chesapeake Common Stock pursuant to the Merger Agreement will create any implication to the contrary.
This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Chesapeake has supplied all information contained in this joint proxy statement/prospectus relating to Chesapeake, and Southwestern has supplied all such information relating to Southwestern. Chesapeake and Southwestern have both contributed to the information related to the Merger contained in this joint proxy statement/prospectus.
Unless the context otherwise requires, all references in this joint proxy statement/prospectus to “Chesapeake” refer to Chesapeake Energy Corporation, an Oklahoma corporation. Unless the context otherwise requires, all references in this joint proxy statement/prospectus to “Southwestern” refer to Southwestern Energy Company, a Delaware corporation. All references in this joint proxy statement/prospectus to “Chesapeake Common Stock” refer to the common stock of Chesapeake, par value $0.01 per share, and all references in this joint proxy statement/prospectus to “Southwestern Common Stock” refer to the common stock of Southwestern, par value $0.01 per share. All references in this joint proxy statement/prospectus to the “Merger Agreement” refer to the Agreement and Plan of Merger, dated as of January 10, 2024, by and among Chesapeake, Southwestern, Merger Sub Inc and Merger Sub LLC, as it may be amended from time to time, a copy of which is attached as Annex A to this joint proxy statement/prospectus and incorporated by reference herein. All references in this joint proxy statement/prospectus to the “Merger Consideration” refer to the 0.0867 shares of Chesapeake Common Stock per outstanding share of Southwestern Common Stock that will be issued to Southwestern shareholders in connection with the Merger and all references to “Exchange Ratio” refer to the ratio of 0.0867 shares of Chesapeake Common Stock to each share of Southwestern Common Stock.
As permitted under the rules of the SEC, this document incorporates by reference important business and financial information about Chesapeake and Southwestern from other documents filed with the SEC that are not included in or delivered with this document. Please read the section titled “Where You Can Find More Information.” You can obtain any of the documents incorporated by reference into this document from the SEC’s website at www.sec.gov. This information is also available to you without charge upon your request in writing or by telephone from Chesapeake or Southwestern at the following addresses and telephone numbers:
Chesapeake Energy Corporation 6100 North Western Avenue Oklahoma City, Oklahoma 73118 Attn: Investor Relations (405) 848-8000	Southwestern Energy Company 10000 Energy Drive Spring, Texas 77389 Attn: Investor Relations (832) 796-1000

Please note that copies of the documents provided to you will not include exhibits, unless the exhibits are specifically incorporated by reference into the documents or this document.
You may obtain certain of these documents at Chesapeake’s website, www.chk.com, and at Southwestern’s website, www.swn.com. None of the information contained on the websites of Chesapeake or Southwestern is incorporated by reference into this document.
In order to receive timely delivery of the documents in advance of the special meeting, your request should be received no later than            , 2024 , which is five business days prior to the date of the special meeting. If you request any documents, Chesapeake or Southwestern will mail them to you by first class mail, or another equally prompt means, within one business day after receipt of your request.
If you have any questions about the Merger or the consideration that you will receive in connection with the Merger, including any questions relating to the transmittal of materials, or would like additional copies of the letter of transmittal (which is being mailed to Chesapeake shareholders and Southwestern shareholders separately), you may contact Chesapeake’s proxy solicitor or Southwestern’s proxy solicitor at the applicable address and telephone number listed below. You will not be charged for any additional letters of transmittal that you request.
The Solicitation Agent for the Chesapeake Special Meeting is:
Alliance Advisors LLC
200 Broadacres Dr., 3rd Floor
Bloomfield, NJ 07003
Shareholders may call toll free: 833-795-8496
Banks and Brokers may call collect: 973-873-7700
Email: CHK@allianceadvisors.com
The Solicitation Agent for the Southwestern Special Meeting is:
Morrow Sodali, LLC
509 Madison Avenue, Suite 1206
New York, NY 10022
Shareholders may call toll free: (800) 662-5200
Banks and Brokers may call collect: (203) 658-9400
Email: swn@info.morrowsodali.com

i

v

QUESTIONS AND ANSWERS ABOUT THE MERGER AND SPECIAL MEETINGS
The following questions and answers briefly address some commonly asked questions about the Chesapeake Special Meeting, the Southwestern Special Meeting and the Merger. They may not include all the information that is important to Chesapeake shareholders and Southwestern shareholders. Chesapeake shareholders and Southwestern shareholders should carefully read this entire joint proxy statement/prospectus, including the annexes and the other documents referred to herein.
Q:
Why am I receiving these materials?

A:
This joint proxy statement/prospectus serves as a proxy statement for the Chesapeake Special Meeting and the Southwestern Special Meeting.

You are receiving this joint proxy statement/prospectus because Chesapeake and Southwestern have entered into the Merger Agreement, pursuant to which, on the terms and subject to the fulfillment or, to the extent permissible under applicable law, waiver of the conditions included in the Merger Agreement, Merger Sub Inc will merge with and into Southwestern (the “Merger”), the separate existence of Merger Sub Inc will cease and Southwestern will continue as the surviving entity (the “Surviving Corporation”) in the Merger as a wholly owned subsidiary of Chesapeake. Immediately following the Effective Time, the Surviving Corporation will be merged with and into Merger Sub LLC, with Merger Sub LLC continuing as the surviving entity and as a wholly owned subsidiary of Chesapeake (together with the Merger, the “Integrated Mergers”). As referred to in this joint proxy statement/prospectus, the “Effective Time” means the Effective Time as set forth in the Merger Agreement. The Merger Agreement governs the terms of the Merger of Merger Sub Inc and Southwestern and is attached to this joint proxy statement/prospectus as Annex A.
In order to complete the Merger, among other things, Chesapeake shareholders must approve of the issuance of Chesapeake Common Stock in connection with the Merger, and Southwestern shareholders must approve the Merger Agreement in accordance with Delaware law.
This joint proxy statement/prospectus serves as both the proxy statement through which Chesapeake and Southwestern will solicit proxies to obtain the necessary shareholder approvals for the Merger and the prospectus by which Chesapeake will issue shares of Chesapeake Common Stock as consideration in the Merger.
This joint proxy statement/prospectus, which you should carefully read in its entirety, contains important information about the Southwestern Special Meeting and Chesapeake Special Meeting, the Merger and other matters.
Q:
What will happen in the Merger?

A:
The Merger Agreement sets forth the terms and conditions of the proposed Merger of Merger Sub Inc and Southwestern. Under the Merger Agreement, Merger Sub Inc will merge with and into Southwestern, the separate existence of Merger Sub Inc will cease and Southwestern will continue as the Surviving Corporation in the Merger as a wholly owned subsidiary of Chesapeake. Immediately following the Effective Time, the Surviving Corporation will be merged with and into Merger Sub LLC, with Merger Sub LLC continuing as the surviving entity and as a wholly owned subsidiary of Chesapeake.

The Merger Agreement is attached to this joint proxy statement/prospectus as Annex A. For a more complete discussion of the proposed Merger, its effects and the other transactions contemplated by the Merger Agreement, please see “The Merger” elsewhere in this joint proxy statement/prospectus.
Q:
When and where is the Chesapeake Special Meeting? How can I attend the Chesapeake Special Meeting?

A:
The Chesapeake Special Meeting will be held virtually at www.virtualshareholdermeeting.com/CHK2024SM, on            , 2024, at            a.m., Central Time. Online access will begin at       a.m., Central Time, and Chesapeake encourages its shareholders to access the meeting prior to the start time. The Chesapeake Special Meeting will be held in a virtual meeting format only, via live webcast, and there will not be a physical meeting location.

Chesapeake shareholders at the close of business on the Chesapeake Record Date may attend, vote and submit questions virtually at the Chesapeake Special Meeting by logging in at www.virtualshareholdermeeting.com/CHK2024SM. To log in, Chesapeake shareholders (or their authorized representatives) will need the control number provided on their proxy card, voting instruction form or notice. If you are not a Chesapeake shareholder or do not have a control number, you may still access the meeting as a guest, but you will not be able to participate.
Even if you plan to attend the Chesapeake Special Meeting virtually, Chesapeake recommends that you submit a proxy with respect to your shares in advance as described above so that your vote will be counted if you later decide not to or become unable to attend the Chesapeake Special Meeting.
Q:
What are Chesapeake shareholders being asked to vote on?

A:
Chesapeake is holding the Chesapeake Special Meeting to vote on (i) the approval of the issuance of shares of Chesapeake Common Stock in connection with the Merger (the “Stock Issuance Proposal”), pursuant to Rule 5635(a) of the Nasdaq Stock Market Listing Rules, (ii) approval, by non-binding, advisory vote, of certain compensation arrangements for Chesapeake’s named executive officers in connection with the Merger contemplated by the Merger Agreement (the “Advisory Chesapeake Compensation Proposal”) and (iii) if needed, the approval of the adjournment of the Chesapeake Special Meeting to solicit additional proxies if there are not sufficient votes cast at the Chesapeake Special Meeting to approve the Stock Issuance Proposal (the “Chesapeake Adjournment Proposal”).

Your vote is very important, regardless of the number of shares that you own. The approval of the Stock Issuance Proposal is a condition to the obligations of each of Chesapeake and Southwestern to complete the Merger.
Q:
When and where is the Southwestern Special Meeting? How can I attend the Southwestern Special Meeting?

A:
The Southwestern Special Meeting will be held virtually at www.virtualshareholdermeeting.com/SWN2024SM, on           , 2024, at           a.m., Central Time. Online access will begin at           a.m., Central Time, and Southwestern encourages its shareholders to access the meeting prior to the start time. The Southwestern Special Meeting will be held in a virtual meeting format only, via live webcast, and there will not be a physical meeting location.

Southwestern shareholders as of the Southwestern Record Date may attend, vote and submit questions virtually at the Southwestern Special Meeting by logging in at www.virtualshareholdermeeting.com/SWN2024SM. To log in, Southwestern shareholders (or their authorized representatives) will need the control number provided on their proxy card, voting instruction form or notice. If you are not a Southwestern shareholder or do not have a control number, you may still access the meeting as a guest, but you will not be able to participate.
Even if you plan to attend the Southwestern Special Meeting virtually, Southwestern recommends that you submit a proxy with respect to your shares in advance as described above so that your vote will be counted if you later decide not to or become unable to attend the Southwestern Special Meeting.
Q:
What are Southwestern shareholders being asked to vote on?

A:
The Southwestern shareholders are being asked to consider and vote upon (i) a proposal to approve the Merger Agreement, a copy of which is attached as Annex A to the joint proxy statement/prospectus (the “Merger Proposal”), pursuant to which Southwestern shareholders will receive, for each share of Southwestern Common Stock that they own as of immediately prior to the Effective Time, 0.0867 of a share of Chesapeake Common Stock, (ii) a proposal to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to Southwestern’s named executive officers that is based on or otherwise relates to the Merger (the “Advisory Southwestern Compensation Proposal”) and (iii) a proposal to approve the adjournment of the Southwestern Special Meeting, if necessary or appropriate, to solicit additional votes from shareholders if there are not sufficient votes to adopt the Merger Proposal (the “Southwestern Adjournment Proposal”).

Q:
How important is my vote as a Chesapeake shareholder?

A:
Your vote “FOR” each proposal presented at the Chesapeake Special Meeting is very important, and you are encouraged to submit a proxy as soon as possible. The Chesapeake Board recommends that holders of Chesapeake Common Stock vote “FOR” the Stock Issuance Proposal, “FOR” the Advisory Chesapeake Compensation Proposal and “FOR” the Chesapeake Adjournment Proposal. You are encouraged to submit a proxy as soon as possible. The Merger between Chesapeake and Southwestern cannot be completed without the approval of the Stock Issuance Proposal by Chesapeake shareholders. The Advisory Chesapeake Compensation Proposal is not a condition to the consummation of the Merger.

Q:
How important is my vote as a Southwestern shareholder?

A:
Your vote is very important. The board of directors of Southwestern (the “Southwestern Board”) unanimously recommends that Southwestern shareholders vote “FOR” the Merger Proposal, vote “FOR” the Advisory Southwestern Compensation Proposal and “FOR” for the Southwestern Adjournment Proposal. You are encouraged to submit a proxy as soon as possible. The Merger between Chesapeake and Southwestern cannot be completed without the approval of the Merger Proposal by Southwestern shareholders. The Advisory Southwestern Compensation Proposal is not a condition to the consummation of the Merger.

Q:
What constitutes a quorum, and what vote is required to approve each proposal at the Chesapeake Special Meeting?

A:
The holders of a majority of the outstanding shares of Chesapeake Common Stock entitled to vote at the Chesapeake Special Meeting must be represented at the Chesapeake Special Meeting in person or by proxy in order to constitute a quorum. Virtual attendance at the Chesapeake Special Meeting will constitute presence in person for the purpose of determining the presence of a quorum for the transaction of business at the Chesapeake Special Meeting.

The Stock Issuance Proposal.   Assuming a quorum is present, approval of the Stock Issuance Proposal, requires the affirmative vote of the holders of shares of Chesapeake Common Stock representing a majority of votes properly cast in person or represented by proxy on the Stock Issuance Proposal at the Chesapeake Special Meeting. Accordingly, with respect to a Chesapeake shareholder who is present in person or represented by proxy at the Chesapeake Special Meeting, such shareholder’s abstention from voting or the failure of a Chesapeake shareholder to vote will have no effect on the outcome of the Stock Issuance Proposal. The failure of a Chesapeake shareholder who holds shares in “street name” through a bank, broker or other nominee to give voting instructions to the bank, broker or other nominee will have no effect on the outcome of the Stock Issuance Proposal.
The Advisory Chesapeake Compensation Proposal.   Assuming a quorum is present, approval of the Advisory Chesapeake Compensation Proposal, requires the affirmative vote of the holders of shares of Chesapeake Common Stock representing a majority of votes properly cast in person or represented by proxy on the Advisory Chesapeake Compensation Proposal at the Chesapeake Special Meeting. Accordingly, with respect to a Chesapeake shareholder who is present in person or represented by proxy at the Chesapeake Special Meeting, such shareholder’s abstention from voting or the failure of a Chesapeake shareholder to vote will have no effect on the outcome of the Advisory Chesapeake Compensation Proposal. The failure of a Chesapeake shareholder who holds shares in “street name” through a bank, broker or other nominee to give voting instructions to the bank, broker or other nominee will have no effect on the outcome of the Advisory Chesapeake Compensation Proposal.
Chesapeake Adjournment Proposal.   Assuming a quorum is present, approval of the Chesapeake Adjournment Proposal requires the affirmative vote of holders of a majority of the shares of Chesapeake Common Stock present in person or represented by proxy at the Chesapeake Special Meeting. Virtual attendance at the Chesapeake Special Meeting constitutes presence in person for purposes of determining the presence of a quorum for the transaction of business at the Chesapeake Special Meeting.
Accordingly, with respect to a Chesapeake shareholder who is present in person or represented by proxy at the Chesapeake Special Meeting, such shareholder’s abstention from voting or the failure of a

Chesapeake shareholder to vote will have no effect on the outcome of the Chesapeake Adjournment Proposal. The failure of a Chesapeake shareholder who holds shares in “street name” through a bank, broker or other nominee to give voting instructions to the bank, broker or other nominee will have no effect on the outcome of the Chesapeake Adjournment Proposal. Regardless of the outcome of the Chesapeake Adjournment Proposal, in accordance with Section 1.5 of the Chesapeake Bylaws, the chair of the Chesapeake Special Meeting may adjourn the Chesapeake Special Meeting from time to time, whether or not there is a quorum. Chesapeake does not intend to call a vote on the Chesapeake Adjournment Proposal if the Stock Issuance Proposal is approved at the Chesapeake Special Meeting.
Q:
What constitutes a quorum, and what vote is required to approve each proposal at the Southwestern Special Meeting?

A:
The presence, in person or by proxy, at the Southwestern Special Meeting of the holders of a majority of the outstanding shares of Southwestern Common Stock entitled to vote at the Southwestern Special Meeting as of the close of business on the Southwestern Record Date will constitute a quorum for purposes of transacting business at the Southwestern Special Meeting. Virtual attendance at the Southwestern Special Meeting will constitute presence in person for the purpose of determining the presence of a quorum for the transaction of business at the Southwestern Special Meeting. Withheld votes and abstentions will count as present for purposes of establishing a quorum during the Southwestern Special Meeting.

The Merger Proposal.   Assuming a quorum is present, approval of the Merger Proposal requires the affirmative vote of holders of a majority of the outstanding shares of Southwestern Common Stock entitled to vote thereon. Accordingly, a Southwestern shareholder’s abstention from voting or the failure of a Southwestern shareholder to vote (including the failure of a Southwestern shareholder who holds Southwestern Common Stock in “street name” through a bank, broker or other nominee to give voting instructions to the bank, broker or other nominee) will have the same effect as a vote “against” the Merger Proposal.
The Advisory Southwestern Compensation Proposal.   Assuming a quorum is present, approval of the Advisory Southwestern Compensation Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Southwestern Common Stock properly cast at the Southwestern Special Meeting. Accordingly, a Southwestern shareholder’s abstention from voting or the failure of a Southwestern shareholder to vote (including the failure of a Southwestern shareholder who holds Southwestern Common Stock in “street name” through a bank, broker or other nominee to give voting instructions to the bank, broker or other nominee) will have no effect on the Advisory Southwestern Compensation Proposal.
The Southwestern Adjournment Proposal.   Approval of the Southwestern Adjournment Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Southwestern Common Stock cast at the Southwestern Special Meeting. Accordingly, a Southwestern shareholder’s abstention from voting or the failure of a Southwestern shareholder to vote (including the failure of a Southwestern shareholder who holds Southwestern Common Stock in “street name” through a bank, broker or other nominee to give voting instructions to the bank, broker or other nominee) will have no effect on the Southwestern Adjournment Proposal. Regardless of whether there is a quorum, the presiding officer of the Southwestern Special Meeting or the chair of the Southwestern Board may also adjourn the Southwestern Special Meeting. Southwestern does not intend to call a vote on the Southwestern Adjournment Proposal if the Merger Proposal is approved at the Southwestern Special Meeting.
Q:
What will Southwestern shareholders receive if the Merger is completed?

A:
If the Merger is completed, each share of Southwestern Common Stock issued and outstanding at the Effective Time, excluding any share of Southwestern Common Stock owned immediately prior to the Effective Time by Southwestern as treasury shares or by Chesapeake or Merger Sub Inc (the “Excluded Shares”) (such shares of Southwestern Common Stock, the “Eligible Shares”), will automatically convert into and will thereafter represent the right to receive 0.0867 duly authorized and validly issued shares of Chesapeake Common Stock. Each Southwestern shareholder will receive cash in lieu of any fractional share of Chesapeake Common Stock that such Southwestern shareholder would otherwise be entitled to receive in the Merger.
Because Chesapeake will issue a fixed number of shares of Chesapeake Common Stock in exchange for each share of Southwestern Common Stock, the value of the Merger Consideration that Southwestern shareholders will receive in the Merger will depend on the market price of shares of Chesapeake Common Stock at the Effective Time. The market price of shares of Chesapeake Common Stock that Southwestern shareholders receive at the Effective Time could be greater than, less than or the same as the market price of shares of Chesapeake Common Stock on the date of this joint proxy statement/prospectus or at the time of the Southwestern Special Meeting. Accordingly, you should obtain current market quotations for Chesapeake Common Stock and Southwestern Common Stock before deciding how to vote with respect to the Merger Proposal or the Stock Issuance Proposal, as applicable. Chesapeake Common Stock is traded on Nasdaq under the symbol “CHK.” Southwestern Common Stock is traded on the New York Stock Exchange (“NYSE”) under the symbol “SWN.”
For more information regarding the Merger Consideration to be received by Southwestern shareholders if the Merger is completed, please see “The Merger Agreement — Effect of the Merger on Capital Stock; Merger Consideration.”
Q:
Who will own Chesapeake immediately following the Merger?

A:
Chesapeake and Southwestern estimate that upon the completion of the Merger, Chesapeake shareholders will own approximately 60% and Southwestern shareholders will own approximately 40% of the outstanding Chesapeake Common Stock (in each case based on fully diluted shares outstanding of each company).

Q:
Will Southwestern equity and other long-term incentive awards be affected by the Merger?

A:
Upon the completion of the Merger, outstanding Southwestern long-term incentive awards will be affected as described below.

•
each outstanding restricted stock award of Southwestern (each, a “Southwestern Restricted Stock Award”) will automatically vest in full, any restrictions with respect to each such Southwestern Restricted Stock Award shall lapse and each such Southwestern Restricted Stock Award will convert into the right to receive a number of shares of Chesapeake Common Stock equal to (i) the Exchange Ratio, multiplied by (ii) the total number of shares of Southwestern Common Stock attributable to such Southwestern Restricted Stock Award;

•
each outstanding restricted stock unit award of Southwestern under Southwestern’s Nonemployee Director Deferred Compensation Plan (each, a “Southwestern Director RSU Award”) will automatically vest in full, be canceled, and convert into the right to receive a number of shares of Chesapeake Common Stock equal to (i) the Exchange Ratio, multiplied by (ii) the total number of shares of Southwestern Common Stock subject to such Southwestern Director RSU Award, together with accrued dividend equivalent payments in each case issuable and payable at the time or times specified in Southwestern’s Nonemployee Director Deferred Compensation Plan and in accordance with such director’s deferral elections as set forth in the applicable Deferred Compensation Agreement;

•
each outstanding restricted stock unit award of Southwestern that (i) was granted pursuant to Southwestern’s 2013 Incentive Plan (the “2013 Plan”) or (ii) was granted prior to the date of the Merger Agreement and is held by an employee of Southwestern or its subsidiaries whose employment is terminated upon or immediately after the Effective Time, and, in either case, is subject only to time-based vesting conditions (each, a “Southwestern Single-Trigger RSU Award”) will vest in full, be canceled and convert into the right to receive a number of shares of Chesapeake Common Stock equal to (A) the Exchange Ratio, multiplied by (B) the total number of shares of Southwestern Common Stock subject to each such Southwestern Single-Trigger RSU Award, together with accrued dividend equivalent payments, in each case issuable and payable in accordance with the terms of the applicable Southwestern Single-Trigger RSU Award agreement;

•
each outstanding restricted stock unit award that was granted pursuant to Southwestern’s 2022 Incentive Plan (the “2022 Plan” and, together with the 2013 Plan, the “Southwestern Inventive Plans”) (and not a Southwestern Single-Trigger RSU Award) and that is subject only to time-based vesting conditions (each, a “Southwestern Double-Trigger RSU Award”) will be canceled and convert into an award of restricted stock units in respect of shares of Chesapeake Common Stock (a “Parent RSU Award”) equal to the product (rounded to the nearest whole share) of (i) the total number of shares of Southwestern Common Stock subject to such Southwestern Double-Trigger RSU Award immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio. Such Parent RSU Award of Chesapeake will vest and be payable on the same terms and conditions (including “double-trigger” vesting provisions) as are set forth in the corresponding Southwestern Double-Trigger RSU Award agreement (except that such award will be payable in Chesapeake Common Stock);

•
each outstanding award of restricted stock units that is subject to performance-based vesting conditions (a “Performance Unit Award”) that was granted by Southwestern (i) pursuant to the 2013 Plan or (ii) prior to the date of the Merger Agreement and was held by an employee of Southwestern or its subsidiaries whose employment was terminated upon or immediately after the Effective Time (each, a “Southwestern Single-Trigger Performance Unit Award”) will (A) automatically vest in full and become payable at the greater of (1) the level based on actual performance determined as of immediately prior to the Effective Time in accordance with the terms of the applicable Southwestern Single-Trigger Performance Unit Award agreement and (2) the target level (the number of shares of Southwestern Common Stock payable pursuant to the foregoing, the “Earned Company Performance Shares”), and (B) be canceled and convert into the right to receive a number of shares of Chesapeake Common Stock equal to (1) the Exchange Ratio, multiplied by (2) the number of Earned Company Performance Shares, together with accrued dividend equivalent payments, in each case issuable and payable in accordance with the terms of the applicable Southwestern Single-Trigger Performance Unit Award agreement;

•
each outstanding Performance Unit Award of Southwestern that was granted pursuant to the 2022 Plan (and not a Southwestern Single-Trigger Performance Unit Award) (each, a “Southwestern Double-Trigger Performance Unit Award”) will be deemed to correspond to a number of Earned Company Performance Shares determined in the same manner as described in the immediately foregoing bullet point, and will be canceled and convert into a Parent RSU Award in respect of that number of shares of Chesapeake Common Stock equal to the product (rounded to the nearest whole share) of (i) the number of Earned Company Performance Shares with respect to such Southwestern Double-Trigger Performance Unit Award multiplied by (ii) the Exchange Ratio. Such Parent RSU Award will vest at the end of the original performance period associated with the corresponding Southwestern Double-Trigger Performance Unit Award and will otherwise be subject to and payable on the same terms and conditions (including “double-trigger” vesting provisions) as are set forth in the corresponding award agreement (except that such award will be payable in shares of Chesapeake Common Stock and will no longer be subject to performance-based vesting conditions);

•
each outstanding performance cash unit award of Southwestern that (i) was granted pursuant to the 2013 Plan or (ii) was granted prior to the date of the Merger Agreement and was held by a Southwestern employee whose employment was terminated upon or immediately after the Effective Time (each, a “Southwestern Single-Trigger PCU Award”) will automatically vest in full and become payable in cash in an amount equal to $1.00 multiplied by the greater of (A) the percentage earned based on actual performance determined as of immediately prior to the Effective Time in accordance with the terms of the applicable Southwestern Single-Trigger PCU Award agreement and (B) 100%; and

•
each outstanding performance cash unit award of Southwestern that was granted pursuant to the 2022 Plan (other than Southwestern Single-Trigger PCU Awards) (each, a “Southwestern Double-Trigger PCU Award”) will be deemed earned at a level equal to $1.00 multiplied by the greater of (i) the percentage earned based on actual performance determined as of immediately prior to the Effective Time in accordance with the terms of the applicable Southwestern Double-Trigger PCU Award agreement and (ii) 100%. Such amount will vest and be payable in cash at the end of the original performance period associated with the corresponding Southwestern Double-Trigger PCU Award and will otherwise be subject to and payable on the same terms and conditions (including “double-trigger” vesting provisions) as are set forth in the corresponding award agreement, except that such award will no longer be subject to performance-based vesting conditions.
For additional information regarding Southwestern equity and other long-term incentive awards, please see “The Merger — Interests of Certain Southwestern Directors and Executive Officers in the Merger” and “The Merger Agreement — Treatment of Southwestern Long-Term Incentive Awards in the Merger.”
Q:
What will the composition of the board of directors and management of Chesapeake be following completion of the Merger?

A:
The Chesapeake Board at the Effective Time is expected to be composed of (i) seven directors selected by Chesapeake and (ii) four directors selected by Southwestern (Catherine A. Kehr, the current Chair of the Southwestern Board, John D. Gass, Shameek Konar and Anne Taylor), each of whom were members of the Southwestern Board as of January 10, 2024. We expect the management of Chesapeake following the completion of the Merger will include officers and other key employees from both Chesapeake and Southwestern. For additional information regarding the Chesapeake Board and the management of Chesapeake following the completion of the Merger, please see “The Merger Agreement — Organizational Documents; Directors and Officers.”

Q:
How does the Southwestern Board recommend that I vote at the Southwestern Special Meeting?

A:
The Southwestern Board unanimously recommends that you vote “FOR” the Merger Proposal, “FOR” the Advisory Southwestern Compensation Proposal and “FOR” the Southwestern Adjournment Proposal. For additional information regarding the recommendation of the Southwestern Board, please see “The Merger — Recommendation of the Southwestern Board and its Reasons for the Merger.”

Q:
Who is entitled to vote at the Southwestern Special Meeting?

A:
The record date for the Southwestern Special Meeting is           , 2024 (the “Southwestern Record Date”). All Southwestern shareholders who held shares at the close of business on the Southwestern Record Date are entitled to receive notice of, and to vote at, the Southwestern Special Meeting. Each such Southwestern shareholder is entitled to cast one vote on each matter properly brought before the Southwestern Special Meeting for each share of Southwestern Common Stock that such holder owned of record as of the Southwestern Record Date. Attendance at the Southwestern Special Meeting, which will be held virtually, is not required for a Southwestern shareholder’s shares to be voted. Please see “Special Meeting of Southwestern Shareholders — Voting at the Southwestern Special Meeting” for instructions on how to submit a proxy for your shares without attending the Southwestern Special Meeting.

Q:
How does the Chesapeake Board recommend that I vote at the Chesapeake Special Meeting?

A:
The Chesapeake Board recommends that you vote “FOR” the Stock Issuance Proposal, “FOR” the Advisory Chesapeake Compensation Proposal and “FOR” the Chesapeake Adjournment Proposal. For additional information regarding the recommendation of the Chesapeake Board, please see “The Merger — Recommendation of the Chesapeake Board and its Reasons for the Merger.”

Q:
Who is entitled to vote at the Chesapeake Special Meeting?

A:
The record date for the Chesapeake Special Meeting is           , 2024 (the “Chesapeake Record Date”). All holders of shares of Chesapeake Common Stock who held shares at the close of business on the Chesapeake Record Date are entitled to receive notice of, and to vote at, the Chesapeake Special Meeting. Each such holder of Chesapeake Common Stock is entitled to cast one vote on each matter properly brought before the Chesapeake Special Meeting for each share of Chesapeake Common Stock that such holder owned of record as of the Chesapeake Record Date. Please see “Special Meeting of Chesapeake Shareholders — Voting at the Chesapeake Special Meeting” for instructions on how to vote your shares without attending the Chesapeake Special Meeting.

Q:
What is a proxy?

A:
A shareholder’s legal designation of another person to vote shares of such shareholder’s common stock at a special or annual meeting is referred to as a proxy. The document used to designate a proxy to vote your shares is called a proxy card.

Q:
How many votes do I have for the Southwestern Special Meeting?

A:
Each Southwestern shareholder is entitled to one vote for each share of Southwestern Common Stock held of record as of the close of business on the Southwestern Record Date for each proposal. As of the close of business on the Southwestern Record Date, there were             outstanding shares of Southwestern Common Stock.

Q:
How many votes do I have for the Chesapeake Special Meeting?

A:
Each Chesapeake shareholder is entitled to one vote for each share of Chesapeake Common Stock held of record at the close of business on the Chesapeake Record Date for each proposal. As of the close of business on the Chesapeake Record Date, there were             outstanding shares of Chesapeake Common Stock.

Q:
What will happen to my shares of Chesapeake Common Stock?

A:
Nothing. You will continue to own the same shares of Chesapeake Common Stock that you owned prior to the Effective Time. As a result of the Stock Issuance Proposal, however, the overall ownership percentage of current Chesapeake shareholders in the combined company will be diluted.

Q:
What happens if the Merger is not completed?

A:
If the Southwestern shareholders do not approve the Merger Proposal or the Chesapeake shareholders do not approve the Stock Issuance Proposal, or if the Merger is not completed for any other reason, Southwestern shareholders will not receive any Merger Consideration for their Southwestern Common Stock in connection with the Merger. Instead, Chesapeake and Southwestern will each remain independent public companies. The Chesapeake Common Stock will continue to be listed and traded on Nasdaq, and Southwestern Common Stock will continue to be listed and traded on the NYSE. Additionally, if the Merger Proposal is not approved by Southwestern shareholders or if the Merger is not completed for any other reason, Chesapeake will not issue shares of Chesapeake Common Stock to Southwestern shareholders. If the Merger Agreement is terminated under certain specified circumstances, Chesapeake may be required to reimburse Southwestern in an amount equal to $37.25 million in respect of Southwestern’s costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement, or to pay to Southwestern a termination fee of $389 million, less any expenses previously paid. If the Merger Agreement is terminated under certain specified circumstances, Southwestern may be required to reimburse Chesapeake in an amount equal to $55.6 million in respect of Chesapeake’s costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement, or to pay Chesapeake a termination fee of $260 million, less any expenses previously paid. Please see “The Merger Agreement — Termination” for a more detailed discussion of the termination fees.

Q:
What happens if the Advisory Southwestern Compensation Proposal is not approved by Southwestern shareholders?

A:
This vote is advisory and non-binding, and the Merger is not conditioned or dependent upon the approval of the Advisory Southwestern Compensation Proposal by Southwestern shareholders. However, Southwestern and Chesapeake value the opinions of Southwestern shareholders, and Chesapeake expects to consider the outcome of the vote, along with other relevant factors, when considering future executive compensation, assuming the Merger is completed. Because the executive compensation to be paid in connection with the Merger is based on the terms of the Merger Agreement as well as the contractual arrangements between Southwestern and its named executive officers, subject to the contractual conditions applicable thereto, such compensation will be payable, regardless of the outcome of this advisory vote if the Merger Proposal is approved. However, Southwestern seeks the support of its shareholders and believes that shareholder support is appropriate because Southwestern has a comprehensive executive compensation program designed to link the compensation of its named executive officers with Southwestern’s performance and the interests of Southwestern shareholders.
Q:
How can I vote my shares and participate at the Southwestern Special Meeting?

A:
If you are a Southwestern shareholder of record as of the close of business on the Southwestern Record Date, you may submit your proxy before the Southwestern Special Meeting in one of the following ways:

•
Telephone-use the toll-free number shown on your proxy card;

•
Internet-visit the website shown on your proxy card to vote via the Internet; or

•
Mail-complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

If you are a Southwestern shareholder of record, you may also cast your vote virtually at the Southwestern Special Meeting by following the instructions at www.virtualshareholdermeeting.com/SWN2024SM. If you decide to attend the Southwestern Special Meeting virtually and vote at the meeting, your vote will revoke any proxy previously submitted.
The Southwestern Special Meeting will begin promptly at      a.m., Central Time, on            , 2024. The Southwestern Special Meeting can be accessed by visiting www.virtualshareholdermeeting.com/SWN2024SM, where Southwestern shareholders will be able to participate and vote online. Southwestern encourages its shareholders to access the meeting prior to the start time leaving ample time for check-in. Please follow the instructions as outlined in this joint proxy statement/prospectus.
Even if you plan to attend the Southwestern Special Meeting virtually, Southwestern recommends that you submit your proxy with respect to your shares in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the Southwestern Special Meeting.
Q:
How can I vote my shares without attending the Southwestern Special Meeting?

A:
Whether you hold your shares directly as a shareholder of record of Southwestern or beneficially in “street name,” you may direct your vote by proxy without attending the Southwestern Special Meeting. You can submit your proxy by mail, over the Internet or by telephone by following the instructions provided in the enclosed proxy card. Please note that if you hold shares beneficially in “street name,” you should follow the voting instructions provided by your bank, broker or other nominee.

Additional information on voting procedures can be found under “Special Meeting of Southwestern Shareholders.”
Q:
How can I vote my shares and participate at the Chesapeake Special Meeting?

A:
If you are a Chesapeake shareholder of record at the close of business on the Chesapeake Record Date, you may submit your proxy before the Chesapeake Special Meeting in one of the following ways:

•
Telephone-use the toll-free number shown on your proxy card;

•
Internet-visit the website shown on your proxy card to vote via the Internet; or

•
Mail-complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

If you are a Chesapeake shareholder of record, you may also cast your vote virtually at the Chesapeake Special Meeting by following the instructions at www.virtualshareholdermeeting.com/CHK2024SM. If you decide to attend the Chesapeake Special Meeting virtually and vote at the meeting, your vote will revoke any proxy previously submitted.

The Chesapeake Special Meeting will begin promptly at       a.m., Central Time, on            , 2024. Chesapeake encourages its shareholders to access the meeting prior to the start time leaving ample time for check-in. Please follow the instructions as outlined in this joint proxy statement/prospectus.
Even if you plan to attend the Chesapeake Special Meeting virtually, Chesapeake recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the Chesapeake Special Meeting.
Q:
How can I vote my shares without attending the Chesapeake Special Meeting?

A:
Whether you hold your shares directly as a shareholder of record of Chesapeake or beneficially in “street name,” you may direct your vote by proxy without attending the Chesapeake Special Meeting. You can vote by proxy by mail, over the Internet or by telephone by following the instructions provided in the enclosed proxy card. Please note that if you hold shares beneficially in “street name,” you should follow the voting instructions provided by your bank, broker or other nominee.

Additional information on voting procedures can be found under “Special Meeting of Chesapeake Shareholders.”
Q:
What is the difference between holding shares as a shareholder of record and as a beneficial owner of shares held in “street name?”

A:
If your shares are held in “street name” in a stock brokerage account or by a bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to Chesapeake or Southwestern, as applicable, or by voting in person at the Chesapeake Special Meeting or Southwestern Special Meeting, as applicable, unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee.

Q:
If my Southwestern Common Stock or Chesapeake Common Stock are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee automatically vote those shares for me?

A:
Under the rules of the NYSE and Nasdaq, as applicable, your bank, broker or other nominee will only be permitted to vote your shares of Southwestern Common Stock or Chesapeake Common Stock, as applicable, on “non-routine” matters if you instruct your bank, broker or other nominee how to vote. All of the proposals scheduled for consideration at the Southwestern Special Meeting and Chesapeake Special Meeting are “non-routine” matters. As a result, if you fail to provide voting instructions to your broker, bank or other nominee, your shares will not be counted as present at the Southwestern Special Meeting or Chesapeake Special Meeting, as applicable, for purposes of determining a quorum and will not be voted on any of the proposals. To make sure that your shares are voted on each of the proposals, you should instruct your bank, broker or other nominee how you wish to vote your shares in accordance with the procedures provided by your bank, broker or other nominee regarding the voting of your shares.

The effect of a Southwestern shareholder not instructing its, his or her bank, broker or other nominee how such shareholder wishes to vote its, his or her shares will have the same effect as a vote “against” the Merger Proposal, but will have no effect on the outcome of the Advisory Southwestern Compensation Proposal or the Southwestern Adjournment Proposal.
The effect of a Chesapeake shareholder not instructing its, his or her bank, broker or other nominee how such shareholder wishes to vote its, his or her shares will have no effect on the outcome of the Stock Issuance Proposal, the Advisory Chesapeake Compensation Proposal or the Chesapeake Adjournment Proposal.

Q:
What should I do if I receive more than one set of voting materials for a shareholder or shareholder meeting?

A:
If you hold shares of Southwestern Common Stock or Chesapeake Common Stock in “street name” and also directly in your name as a shareholder or shareholder of record or otherwise, or if you hold Southwestern Common Stock or Chesapeake Common Stock in more than one brokerage account, you may receive more than one set of voting materials relating to the Southwestern Special Meeting or the Chesapeake Special Meeting, as applicable.

Record Holders. For shares held directly, please complete, sign, date and return each proxy card, or you may cast your vote by telephone or Internet as provided on each proxy card, or otherwise follow the voting instructions provided in this joint proxy statement/prospectus in order to ensure that all of your shares of Southwestern Common Stock or Chesapeake Common Stock, as applicable, are voted.
“Street name” Holders. For shares held in “street name” through a bank, broker or other nominee, you should follow the procedures provided by your bank, broker or other nominee to vote your shares.
Q:
If a shareholder gives a proxy, how are shares of Southwestern Common Stock or shares of Chesapeake Common Stock, as applicable, voted?

A:
Regardless of the method you choose to vote, the individuals named on the enclosed proxy card will vote your shares of Southwestern Common Stock or Chesapeake Common Stock, as applicable, in the way that you indicate. When completing the proxy card or the Internet or telephone processes, you may specify whether your Southwestern Common Stock or Chesapeake Common Stock, as applicable, should be voted for or against, or abstain from voting on, all, some or none of the specific items of business to come before the Southwestern Special Meeting or Chesapeake Special Meeting, as applicable.

Q:
How will my Southwestern Common Stock or Chesapeake Common Stock be voted if I return a blank proxy?

A:
If you sign, date and return your proxy card and do not indicate how you want your Southwestern Common Stock to be voted, then your Southwestern Common Stock will be voted “FOR” the Merger Proposal, “FOR” the Advisory Southwestern Compensation Proposal and “FOR” the Southwestern Adjournment Proposal.

If you sign, date and return your proxy card and do not indicate how you want your shares of Chesapeake Common Stock to be voted, then your shares of Chesapeake Common Stock will be voted “FOR” the Stock Issuance Proposal, “FOR” the Advisory Chesapeake Compensation Proposal and “FOR” the Chesapeake Adjournment Proposal.
Q:
Can I change my vote of Southwestern Common Stock after I have submitted my proxy?

A:
Any shareholder giving a proxy has the right to revoke it before the proxy is voted at the Southwestern Special Meeting by:

•
subsequently submitting a new proxy, whether by submitting a new proxy card or by submitting a proxy via the Internet or telephone, which is received by the deadline specified on the accompanying proxy card;

•
giving written notice of your revocation to Southwestern’s Secretary;

•
voting virtually at the Southwestern Special Meeting; or

•
revoking your proxy and voting at the Southwestern Special Meeting.

Your attendance at the Southwestern Special Meeting will not revoke your proxy unless you give written notice of revocation to Southwestern’s Secretary before your proxy is exercised or unless you vote your shares in person at the Southwestern Special Meeting.
Execution or revocation of a proxy will not in any way affect your right to attend the Southwestern Special Meeting and vote. Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to:

Southwestern Energy Company
10000 Energy Drive
Spring, Texas 77389
Attn: Investor Relations
(832) 796-1000
For more information, please see “Special Meeting of Southwestern Shareholders — Revocation of Proxies.”
Q:
Can I change my vote of shares of Chesapeake Common Stock after I have submitted my proxy?

A:
Any shareholder giving a proxy has the right to revoke it before the proxy is voted at the Chesapeake Special Meeting by:

•
subsequently submitting a new proxy, whether by submitting a new proxy card or by submitting a proxy via the Internet or telephone, which is received by the deadline specified on the accompanying proxy card;

•
giving written notice of your revocation to Chesapeake’s Corporate Secretary;

•
voting virtually at the Chesapeake Special Meeting; or

•
revoking your proxy and voting at the Chesapeake Special Meeting.

Your attendance at the Chesapeake Special Meeting will not revoke your proxy unless you give written notice of revocation to Chesapeake’s Corporate Secretary before your proxy is exercised or unless you vote your shares in person at the Chesapeake Special Meeting.
Execution or revocation of a proxy will not in any way affect your right to attend the Chesapeake Special Meeting and vote. Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to:
Chesapeake Energy Corporation
6100 North Western Avenue
Oklahoma City, Oklahoma 73118
Attn: Investor Relations
(405) 848-8000
For more information, please see “Special Meeting of Chesapeake Shareholders — Revocation of Proxies.”
Q:
If I hold my shares in “street name,” can I change my voting instructions after I have submitted voting instructions to my bank, broker or other nominee?

A:
If your shares are held in the name of a bank, broker or other nominee and you previously provided voting instructions to your bank, broker or other nominee, you should follow the instructions provided by your bank, broker or other nominee to revoke or change your voting instructions.

Q:
Where can I find the voting results of the Southwestern Special Meeting and the Chesapeake Special Meeting?

A:
The preliminary voting results for the Chesapeake Special Meeting and the Southwestern Special Meeting will be announced at their respective meetings. In addition, within four business days of the Chesapeake Special Meeting and Southwestern Special Meeting, Chesapeake and Southwestern intend to file the final voting results of their respective meetings with the SEC on a Current Report on Form 8-K.

Q:
Do Chesapeake shareholders or Southwestern shareholders have appraisal rights or dissenters’ rights?

A:
No. Neither Southwestern shareholders under the General Corporation Law of Delaware (the “DGCL”) nor Chesapeake shareholders under Section 1091 of the Oklahoma General Corporation Act (the “OGCA”) are entitled to appraisal or dissenters’ rights in connection with the Merger.

Q:
As a Chesapeake shareholder or Southwestern shareholder, are there any risks that I should consider in deciding whether to vote for the approval of the Stock Issuance Proposal or the Merger Proposal (as applicable)?

A:
Yes. You should read and carefully consider the risk factors set forth in “Risk Factors.” You also should read and carefully consider the risk factors of Chesapeake and Southwestern contained in the reports of Chesapeake and Southwestern that are incorporated by reference into this joint proxy statement/prospectus.

Q:
Do any of the officers or directors of Southwestern have interests in the Merger that may differ from or be in addition to my interests as a Southwestern shareholder?

A:
Yes. In considering the recommendation of the Southwestern Board that Southwestern shareholders vote to approve the Merger Proposal, Southwestern shareholders should be aware that certain of Southwestern’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of Southwestern shareholders generally. The Southwestern Board was aware of and considered these differing interests, to the extent such interests existed at the time, among other matters, in evaluating and negotiating the terms and conditions of the Merger Agreement and the Merger and in unanimously recommending that the Merger Agreement be approved by Southwestern shareholders. See “The Merger — Interests of Certain Southwestern Directors and Executive Officers in the Merger.”

Q:
Do any of the officers or directors of Chesapeake have interests in the Merger that may differ from or be in addition to my interests as a Chesapeake shareholder?

A:
Yes. In considering the recommendation of the Chesapeake Board that Chesapeake shareholders vote to approve the Stock Issuance Proposal, Chesapeake shareholders should be aware that certain of Chesapeake’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of Chesapeake shareholders generally. The Chesapeake Board was aware of and considered these differing interests, to the extent such interests existed at the time, among other matters, in evaluating and negotiating the terms and conditions of the Merger Agreement and the Merger and in recommending that the Stock Issuance Proposal be approved by Chesapeake shareholders. See “The Merger — Interests of Certain Chesapeake Directors and Executive Officers in the Merger.”

Q:
What happens if I sell my Southwestern Common Stock after the Southwestern Record Date but before the Southwestern Special Meeting?

A:
The Southwestern Record Date is earlier than the date of the Southwestern Special Meeting. If you transfer your Southwestern Common Stock after the Southwestern Record Date but before the Southwestern Special Meeting, you will, unless special arrangements are made, retain your right to vote at the Southwestern Special Meeting.

Q:
What happens if I sell my shares of Chesapeake Common Stock after the Chesapeake Record Date but before the Chesapeake Special Meeting?

A:
The Chesapeake Record Date is earlier than the date of the Chesapeake Special Meeting. If you transfer your shares of Chesapeake Common Stock after the Chesapeake Record Date but before the Chesapeake Special Meeting, you will, unless special arrangements are made, retain your right to vote at the Chesapeake Special Meeting.

Q:
Who will solicit and pay the cost of soliciting proxies in connection with the Southwestern Special Meeting?

A:
The Southwestern Board is soliciting your proxy in connection with the Southwestern Special Meeting, and Southwestern will bear the cost of soliciting such proxies, including the costs of printing and mailing this joint proxy statement/prospectus. Southwestern has retained Morrow Sodali, LLC (“Morrow Sodali”) as proxy solicitor to assist with the solicitation of proxies in connection with the Southwestern Special Meeting. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through banks, brokers and other nominees to the beneficial owners of Southwestern Common Stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses.

Chesapeake and Southwestern also may be required to reimburse banks, brokers and other custodians, nominees and fiduciaries or their respective agents for their expenses in forwarding proxy materials to beneficial owners of Southwestern Common Stock. Chesapeake’s directors, officers and employees and Southwestern’s directors, officers and employees, as applicable, also may solicit proxies by telephone, by electronic means or in person. They will not be paid any additional amounts for soliciting proxies.
Q:
Who will solicit and pay the cost of soliciting proxies in connection with the Chesapeake Special Meeting?

A:
The Chesapeake Board is soliciting your proxy in connection with the Chesapeake Special Meeting, and Chesapeake will bear the cost of soliciting such proxies, including the costs of printing and mailing this joint proxy statement/prospectus. Chesapeake has retained Alliance Advisors LLC (“Alliance Advisors”) as proxy solicitor to assist with the solicitation of proxies in connection with the Chesapeake Special Meeting. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through banks, brokers and other nominees to the beneficial owners of shares of Chesapeake Common Stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses.

Chesapeake and Southwestern also may be required to reimburse banks, brokers and other custodians, nominees and fiduciaries or their respective agents for their expenses in forwarding proxy materials to beneficial owners of Chesapeake Common Stock. Chesapeake’s directors, officers and employees and Southwestern’s directors, officers and employees, as applicable, also may solicit proxies by telephone, by electronic means or in person. They will not be paid any additional amounts for soliciting proxies.
Q:
What are the expected U.S. federal income tax consequences of the Merger to Southwestern’s U.S. shareholders?

A:
Assuming that the Integrated Mergers are completed as currently contemplated, Chesapeake and Southwestern intend for the Integrated Mergers, taken together, to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). It is a condition to Southwestern’s obligation to complete the Merger that it receive an opinion from Kirkland & Ellis LLP, or other legal counsel selected by Southwestern and reasonably satisfactory to Chesapeake, dated as of the closing date, to the effect that the Integrated Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Provided that the Integrated Mergers, taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the Code, a U.S. holder (as defined in “Material U.S. Federal Income Tax Consequences”) generally will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of Southwestern Common Stock for shares of Chesapeake Common Stock pursuant to the Merger, except with respect to any cash received in lieu of fractional shares of Chesapeake Common Stock.

Please see “Material U.S. Federal Income Tax Consequences” for a more detailed discussion of the U.S. federal income tax consequences of the Integrated Mergers to U.S. holders. Each Southwestern shareholder is strongly urged to consult with a tax advisor to determine the particular U.S. federal, state or local or non-U.S. income or other tax consequences of the Integrated Mergers.

Q:
When is the Merger expected to be completed?

A:
Subject to the satisfaction or, to the extent permissible under applicable law, waiver of the closing conditions described under “The Merger Agreement — Conditions to the Completion of the Merger,” including the approval of the Merger Proposal and the Stock Issuance Proposal, the Merger is expected to close in the second quarter of 2024. However, neither Chesapeake nor Southwestern can predict the actual date on which the Merger will be completed, or if the Merger will be completed at all, because completion of the Merger is subject to conditions and factors outside the control of either company. Chesapeake and Southwestern hope to complete the Merger as soon as reasonably practicable.

Q:
What are the conditions to completion of the Merger?

A:
The Merger is subject to a number of conditions to closing as specified in the Merger Agreement. These closing conditions include, among others, (i) the approval of the Merger Proposal by the Southwestern shareholders, (ii) the approval of the Stock Issuance Proposal by the Chesapeake shareholders, (iii) that no law shall be in effect restraining, enjoining, making illegal or unlawful, or otherwise prohibiting the consummation of the Merger or the other transactions contemplated by the Merger Agreement, (iv) that all waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act (the “HSR Act”) applicable to the transactions contemplated by the Merger Agreement, and any commitment to, or agreement (including any timing agreement) with, any governmental entity to delay the consummation of, or not to consummate before a certain date, the transactions contemplated by the Merger Agreement, have expired or been terminated, (v) the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, has been declared effective under the Securities Act and no stop order suspending the effectiveness of the registration statement has been issued by the SEC, nor have proceedings seeking a stop order been initiated or threatened by the SEC, and (vi) the shares of Chesapeake Common Stock to be issued pursuant to the Merger Agreement have been approved for listing on Nasdaq, subject to official notice of issuance. More information may be found in “The Merger Agreement — Conditions to the Completion of the Merger.”

Q:
How will I receive the Merger Consideration to which I am entitled?

A:
If you hold your Southwestern Common Stock through The Depository Trust Company (“DTC”), you will not be required to take any specific actions to exchange your Southwestern Common Stock for shares of Chesapeake Common Stock. After the completion of the Merger, Southwestern Common Stock held through DTC in book-entry form will be automatically exchanged for shares of Chesapeake Common Stock in book-entry form and an exchange agent (the “Exchange Agent”) selected by the parties will deliver to you a check in the aggregate amount of cash that you have the right to receive in lieu of any fractional share of Chesapeake Common Stock to which you would otherwise be entitled. If you hold your Southwestern Common Stock in certificated form, or in book-entry form but not through DTC, after receiving the proper documentation from you, following the Effective Time, the Exchange Agent will deliver to you the Chesapeake Common Stock and a check in the aggregate amount of cash that you have the right to receive with respect to the Southwestern Common Stock held by you immediately prior to the Effective Time, including any cash in lieu of fractional shares to which you would otherwise be entitled. More information may be found in “The Merger Agreement — Payment for Securities; Exchange.”

Q:
What should I do now?

A:
You should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, and return your completed, signed and dated proxy card by mail in the enclosed postage-paid envelope, or you may submit your voting instructions by telephone or over the Internet as soon as possible so that your shares will be voted in accordance with your instructions.

Q:
Whom do I call if I have questions about the Southwestern Special Meeting, the Chesapeake Special Meeting or the Merger?

A:
If you are a Southwestern shareholder and have questions about the Southwestern Special Meeting or the Merger, or desire additional copies of this joint proxy statement/prospectus or additional proxy cards, you may contact:

Morrow Sodali, LLC
509 Madison Avenue, Suite 1206
New York, NY 10022
Shareholders may call toll free: (800) 662-5200
Banks and Brokers may call collect: (203) 658-9400
Email: swn@info.morrowsodali.com
If you are a Chesapeake shareholder and have questions about the Chesapeake Special Meeting or the Merger, or desire additional copies of this joint proxy statement/prospectus or additional proxy cards, you may contact:
Alliance Advisors LLC
200 Broadacres Dr., 3rd Floor
Bloomfield, NJ 07003
Shareholders may call toll free: 833-795-8496
Banks and Brokers may call collect: 973-873-7700
Email: CHK@allianceadvisors.com

SUMMARY
For your convenience, provided below is a brief summary of certain information contained in this joint proxy statement/prospectus. This summary highlights selected information from this joint proxy statement/prospectus and does not contain all of the information that may be important to you as a Chesapeake shareholder or Southwestern shareholder. To understand the Merger fully and for a more complete description of the terms of the Merger, you should read this entire joint proxy statement/prospectus carefully, including its annexes and the other documents to which you are referred. Additionally, important information, which you are urged to read, is contained in the documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 244. Items in this summary include a page reference directing you to a more complete description of those items.
Parties to the Merger (See page 63)
Chesapeake Energy Corporation
Chesapeake is an independent exploration and production company engaged in the acquisition, exploration and development of properties to produce natural gas, oil and NGLs from underground reservoirs. Chesapeake owns a large portfolio of onshore U.S. unconventional natural gas assets, including interests in approximately 5,000 gross natural gas wells. Chesapeake’s natural gas resource plays are the Marcellus Shale in the northern Appalachian Basin in Pennsylvania and the Haynesville/Bossier Shales in northwestern Louisiana. Chesapeake’s corporate headquarters are located in Oklahoma City, Oklahoma and Chesapeake Common Stock trades on Nasdaq under the ticker symbol “CHK.” Chesapeake, which is incorporated in Oklahoma, has its principal executive offices located at 6100 North Western Avenue, Oklahoma City, Oklahoma 73118, and can be reached by phone at (405) 848-8000.
Southwestern Energy Company
Southwestern is an independent energy company primarily engaged in the production and development of natural gas, NGLs and crude oil within the nation’s most prolific shale gas basins. Southwestern is principally focused on production and exploration within the Marcellus and Utica Shales in Pennsylvania, Ohio and West Virginia as well as the Haynesville and Bossier formations found in Louisiana. Southwestern markets and transports natural gas, NGLs and oil through various transportation assets while also negotiating optimal pricing and valuations. Southwestern’s corporate headquarters are located in Spring, Texas, and Southwestern Common Stock trades on the NYSE under the ticker symbol “SWN.” Southwestern, which is incorporated in Delaware, has its principal executive offices located at 10000 Energy Drive, Spring, Texas 77389, and can be reached by phone at (832) 796-1000.
Hulk Merger Sub, Inc.
Merger Sub Inc is a Delaware corporation and wholly owned subsidiary of Chesapeake. Merger Sub has not carried on any activities to date, other than activities incidental to its formation or undertaken in connection with the transactions contemplated by the Merger Agreement.
Hulk LLC Sub, LLC
Merger Sub LLC is a Delaware limited liability company and wholly owned subsidiary of Chesapeake. Merger Sub LLC has not carried on any activities to date, other than activities incidental to its formation or undertaken in connection with the transactions contemplated by the Merger Agreement.
The Merger and the Merger Agreement (See pages 82 and 146)
The terms and conditions of the Merger are contained in the Merger Agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus. You are encouraged to read the Merger Agreement carefully and in its entirety, as it is the primary legal document that governs the Merger.
Pursuant to the Merger Agreement, Merger Sub Inc will merge with and into Southwestern; the separate existence of Merger Sub Inc will cease, and Southwestern will continue as the Surviving Corporation in the

Merger as a wholly owned subsidiary of Chesapeake. Following the Merger, Southwestern Common Stock will be delisted from the NYSE, will be deregistered under the Exchange Act and will cease to be publicly traded. Immediately following the Effective Time, the Surviving Corporation will be merged with and into Merger Sub LLC, with Merger Sub LLC continuing as the surviving entity and as a wholly owned subsidiary of Chesapeake.
Merger Consideration (See page 147)
At the Effective Time, each share of Southwestern Common Stock (other than the Excluded Shares) will automatically be converted into the right to receive 0.0867 duly authorized and validly issued shares of Chesapeake Common Stock.
The number of shares of Chesapeake Common Stock into which each share of Southwestern Common Stock will be converted, as specified in the preceding paragraph (as such number may be adjusted in accordance with the terms of the Merger Agreement), is referred to as the Merger Consideration, and such ratio is referred to as the Exchange Ratio. The Exchange Ratio is fixed (subject to adjustments in accordance with the terms of the Merger Agreement), which means that it will not change between now and the Effective Time, regardless of changes in the market price of Chesapeake Common Stock and Southwestern Common Stock.
Without limiting the parties’ respective obligations under certain parts of the Merger Agreement, if, during the period between the date of the Merger Agreement and the Effective Time, any change in the outstanding Southwestern Common Stock or Chesapeake Common Stock occurs as a result of any reclassification, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend with a record date during such period, then the Exchange Ratio and any other amounts payable pursuant to the Merger Agreement will be equitably adjusted to eliminate the effect of such event on the Exchange Ratio or any such other amounts payable pursuant to the Merger Agreement and provide Chesapeake, Merger Sub Inc and the holders of Southwestern Common Stock (each such holder, a “Southwestern shareholder”) the same economic effect as contemplated by the Merger Agreement prior to such action.
No certificates or scrip of Chesapeake Common Stock representing fractional shares of Chesapeake Common Stock or book-entry credit of the same will be issued upon the surrender of Southwestern Common Stock, and such fractional interests will not entitle the owner thereof to vote or to have any rights as a holder of Chesapeake Common Stock. Any Southwestern shareholder who would otherwise be entitled to receive a fraction of a share of Chesapeake Common Stock pursuant to the Merger (after taking into account all Southwestern Common Stock held immediately prior to the Effective Time by such holder) will, in lieu of such fraction of a share and upon surrender of such holder’s certificate (a “Southwestern Common Stock Certificate”) formerly representing any shares of Southwestern Common Stock (other than Excluded Shares) or each uncertificated share of Southwestern Common Stock, be paid in cash the dollar amount as specified in the Merger Agreement.
Chesapeake shareholders will continue to own their shares of Chesapeake Common Stock that are owned immediately prior to the Effective Time, and it is expected that Chesapeake shareholders will own approximately 60% of the Chesapeake Common Stock and Southwestern shareholders will own approximately 40% of the Chesapeake Common Stock immediately following the Effective Time (in each case based on fully diluted shares outstanding of each company).
Special Meeting of Chesapeake Shareholders (See page 64)
The Chesapeake Special Meeting will be held virtually at www.virtualshareholdermeeting.com/CHK2024SM, on            , 2024, at       a.m., Central Time. The Chesapeake Special Meeting is being held to consider and vote on the Stock Issuance Proposal.
Chesapeake shareholders will also be asked to approve the Advisory Chesapeake Compensation Proposal by non-binding, advisory vote and to vote on the Chesapeake Adjournment Proposal to adjourn the Chesapeake Special Meeting to solicit additional proxies if there are not sufficient votes at the time of the Chesapeake Special Meeting to approve the Stock Issuance Proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to Chesapeake shareholders. Regardless of the outcome of the Chesapeake Adjournment Proposal, in accordance with Section 1.5 of the Chesapeake Bylaws, the chair of the Chesapeake Special Meeting may adjourn the Chesapeake Special Meeting from time to time, whether or not there is a quorum. Completion of the Merger is conditioned on, among other things, the approval of the Stock Issuance Proposal by Chesapeake shareholders.
Only holders of record of outstanding shares of Chesapeake Common Stock at the close of business on            , 2024, the Chesapeake Record Date, are entitled to notice of, and to vote at, the Chesapeake Special Meeting or any adjournment or postponement of the Chesapeake Special Meeting. Chesapeake shareholders may cast one vote for each share of Chesapeake Common Stock owned at the close of business on the Chesapeake Record Date for each proposal.
Assuming holders of a majority of the outstanding shares of Chesapeake Common Stock entitled to vote at the Chesapeake Special Meeting (a “quorum”) are present in person or represented by proxy at the Chesapeake Special Meeting, approval of the Stock Issuance Proposal and the Advisory Chesapeake Compensation Proposal each requires the affirmative vote of holders of a majority of the shares of Chesapeake Common Stock cast on such proposal at the Chesapeake Special Meeting. Assuming a quorum is present, approval of the Chesapeake Adjournment Proposal requires the affirmative vote of holders of a majority of the shares of Chesapeake Common Stock present in person or represented by proxy at the Chesapeake Special Meeting. Virtual attendance at the Chesapeake Special Meeting constitutes presence in person for purposes of determining the presence of a quorum for the transaction of business at the Chesapeake Special Meeting.
Recommendation of the Chesapeake Board and its Reasons for the Merger (See page 99)
The Chesapeake Board has determined that it is in the best interests of Chesapeake and its shareholders, and has declared it advisable, to enter into the Merger Agreement and has approved the execution, delivery and performance by Chesapeake of the Merger Agreement and the consummation of the transactions contemplated thereby, including the issuance of shares of Chesapeake Common Stock in connection with the Merger. The Chesapeake Board recommends that Chesapeake shareholders vote “FOR” the Stock Issuance Proposal, “FOR” the Advisory Chesapeake Compensation Proposal and “FOR” the Chesapeake Adjournment Proposal. For additional information on the factors considered by the Chesapeake Board in reaching this decision and the recommendation of the Chesapeake Board, please see “The Merger — Recommendation of the Chesapeake Board and its Reasons for the Merger.”
Opinion of Chesapeake’s Financial Advisor (See page 113)
Chesapeake retained Evercore Group L.L.C. (“Evercore”) to act as its financial advisor in connection with the Merger. As part of this engagement, the Chesapeake Board requested that Evercore evaluate the fairness of the Exchange Ratio pursuant to the Merger Agreement, from a financial point of view, to Chesapeake. At a meeting of the Chesapeake Board held on January 10, 2024, Evercore rendered to the Chesapeake Board its oral opinion, subsequently confirmed by delivery of a written opinion dated January 10, 2024, that as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s written opinion, the Exchange Ratio was fair, from a financial point of view, to Chesapeake.
The full text of the written opinion of Evercore, dated January 10, 2024, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex B and is incorporated herein by reference into this proxy statement in its entirety. You are urged to read Evercore’s opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the Chesapeake Board (solely in its capacity as such) in connection with its evaluation of the proposed Merger. The opinion does not constitute a recommendation to the Chesapeake Board or to any other persons in respect of the Merger, including as to how any holder of shares of Chesapeake Common Stock should vote or act in respect of the Merger. Evercore’s opinion does not address the relative merits of the Merger as compared to other business or financial strategies that might be available to Chesapeake, nor does it address the underlying business decision of Chesapeake to engage in the Merger.

For further information, see the section of this proxy statement captioned “The Merger — Opinion of Chesapeake’s Financial Advisor” beginning on page 113 and the full text of the written opinion of Evercore attached as Annex B to this proxy statement.
Interests of Certain Chesapeake Directors and Executive Officers in the Merger (See page 129)
When considering the recommendation of the Chesapeake Board that Chesapeake shareholders vote “FOR” the Stock Issuance Proposal, “FOR” the Advisory Chesapeake Compensation Proposal and “FOR” the Chesapeake Adjournment Proposal, Chesapeake shareholders should be aware that certain of Chesapeake’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of other Chesapeake shareholders generally. The Chesapeake Board was aware of these interests when it approved the Merger Agreement and the transactions contemplated thereby and recommended that Chesapeake shareholders vote “FOR” the Stock Issuance Proposal, “FOR” the Advisory Chesapeake Compensation Proposal and “FOR” the Chesapeake Adjournment Proposal. Such interests include the following and are more fully summarized below:
•
certain directors and executive officers are expected to continue as directors and executive officers of Chesapeake following consummation of the Merger;

•
Chesapeake’s executive officers have entered into letter agreements with Chesapeake providing for enhanced severance payments and benefits, accelerated vesting of certain equity and long-term incentive awards, and other payments and benefits if their employment is terminated under certain circumstances in connection with the Merger; and

•
executive officers and directors of Chesapeake have rights to indemnification, advancement of expenses and directors’ and officers’ liability insurance that will survive the completion of the Merger.

Special Meeting of Southwestern Shareholders (See page 73)
The Southwestern Special Meeting will be held virtually at www.virtualshareholdermeeting.com/SWN2024SM, on            , 2024, at       a.m., Central Time. The Southwestern Special Meeting is being held to consider and vote on the following proposals:
•
the Merger Proposal;

•
the Advisory Southwestern Compensation Proposal; and

•
the Southwestern Adjournment Proposal.

Completion of the Merger is conditioned on, among other things, the approval of the Merger Proposal by Southwestern shareholders. Approval of the Advisory Southwestern Compensation Proposal is not a condition to the obligation of either Southwestern or Chesapeake to complete the Merger.
Only holders of record of outstanding Southwestern Common Stock as of the close of business on            , 2024, the Southwestern Record Date, are entitled to notice of, and to vote at, the Southwestern Special Meeting or any adjournment or postponement of the Southwestern Special Meeting. Southwestern shareholders may cast one vote for each Southwestern Common Stock owned as of the Southwestern Record Date for each proposal.
Assuming holders of a majority of the shares of outstanding Southwestern Common Stock entitled to vote at the Southwestern Special Meeting as of the close of business on the Southwestern Record Date (a “quorum”) are present in person or represented by proxy at the Southwestern Special Meeting, approval of the Merger Proposal requires the affirmative vote of holders of a majority of the outstanding shares of Southwestern Common Stock entitled to vote thereon. Accordingly, a Southwestern shareholder’s abstention from voting or the failure of a Southwestern shareholder to vote (including the failure of a Southwestern shareholder who holds Southwestern Common Stock in “street name” through a bank, broker or other nominee to give voting instructions to the bank, broker or other nominee) will have the same effect as a vote “against”the Merger Proposal.
Assuming a quorum is present, approval of the Advisory Southwestern Compensation Proposal and the Southwestern Adjournment Proposal requires the affirmative vote of holders of a majority of the shares of outstanding Southwestern Common Stock cast at the Southwestern Special Meeting. Accordingly, a Southwestern shareholder’s abstention from voting or the failure of a Southwestern shareholder to vote (including the failure of a Southwestern shareholder who holds Southwestern Common Stock in “street name” through a bank, broker or other nominee to give voting instructions to the bank, broker or other nominee) will have no effect on the Advisory Southwestern Compensation Proposal and the Southwestern Adjournment Proposal. As an advisory vote, this proposal is not binding upon Southwestern, the board of directors of Southwestern (the “Southwestern Board”), Chesapeake or the Chesapeake Board, and approval of this proposal is not a condition to completion of the Merger.
Virtual attendance at the Southwestern Special Meeting constitutes presence in-person for purposes of the vote required.
Recommendation of the Southwestern Board and its Reasons for the Merger (See page 101)
The Southwestern Board has unanimously determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are in the best interests of, and are advisable to, Southwestern and its shareholders and has unanimously approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. The Southwestern Board unanimously recommends that Southwestern shareholders vote “FOR” the Merger Proposal, “FOR” the Advisory Southwestern Compensation Proposal and “FOR” the Southwestern Adjournment Proposal. For additional information on the factors considered by the Southwestern Board in reaching this decision and the recommendation of the Southwestern Board, please see “The Merger — Recommendation of the Southwestern Board and its Reasons for the Merger.”
Opinion of Southwestern’s Financial Advisor (See page 123)
Goldman Sachs & Co. LLC (“Goldman Sachs”) rendered its oral opinion, subsequently confirmed in writing, to the Southwestern Board that, as of January 10, 2024 and based upon and subject to the factors and assumptions set forth therein, the Exchange Ratio pursuant to the Merger Agreement was fair from a financial point of view to the holders (other than Chesapeake and its affiliates) of Southwestern Common Stock.
The full text of the written opinion of Goldman Sachs, dated January 10, 2024, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C. The summary of Goldman Sachs’ opinion contained in this proxy statement/prospectus is qualified in its entirety by reference to the full text of Goldman Sachs’ written opinion. Goldman Sachs’ advisory services and its opinion were provided for the information and assistance of the Southwestern Board in connection with its consideration of the transaction and such opinion does not constitute a recommendation as to how any holder of Southwestern Common Stock should vote with respect to the transaction or any other matter. Pursuant to an engagement letter between Southwestern and Goldman Sachs, Southwestern has agreed to pay Goldman Sachs a transaction fee of approximately $40 million, $8 million of which became payable upon the announcement of the transaction, and the remainder of which is contingent upon consummation of the transaction.
For more information, see “The Merger — Opinion of Southwestern’s Financial Advisor” beginning on page 123 and the full text of the written opinion of Goldman Sachs attached as Annex C to this proxy statement/prospectus.
Interests of Certain Southwestern Directors and Executive Officers in the Merger (See page 132)
When considering the recommendation of the Southwestern Board that Southwestern shareholders vote “FOR” the Merger Proposal, “FOR” the Advisory Southwestern Compensation Proposal and “FOR” the Southwestern Adjournment Proposal, Southwestern shareholders should be aware that, aside from their interests as Southwestern shareholders, certain of Southwestern’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of other Southwestern shareholders generally. The Southwestern Board was aware of such interests during its deliberations on the merits of the Merger, in approving the Merger Agreement and in recommending that Southwestern shareholders vote “FOR” the Merger Proposal, “FOR” the Advisory Southwestern Compensation Proposal and “FOR” the Southwestern Adjournment Proposal at the Southwestern Special Meeting on            , 2024.
These interests include the following:
•
the executive officers of Southwestern have arrangements with Southwestern that provide for certain severance payments or benefits, accelerated vesting of certain equity-based awards and other rights and other payments or benefits upon completion of the Merger and if their employment or service is terminated under certain circumstances in connection with the Merger;

•
Southwestern may establish a cash-based retention program that may include executive officers, but excluding named executive officers, but as of the date hereof, Southwestern has not committed to pay any amounts under such retention program to any of the executive officers;

•
executive officers and directors of Southwestern have rights to indemnification, advancement of expenses and directors’ and officers’ liability insurance that will survive the completion of the Merger; and

•
certain directors of Southwestern are expected to continue as directors of Chesapeake following consummation of the Merger.

For a further discussion of the interests of Southwestern directors and executive officers in the Merger, see “The Merger — Interests of Certain Southwestern Directors and Executive Officers in the Merger” beginning on page 132.
Treatment of Southwestern Long-Term Incentive Awards in the Merger (See page 133)
The Merger Agreement also specifies the treatment of outstanding Southwestern long-term incentive awards in connection with the Merger, which shall be treated as follows at the Effective Time:
•
each outstanding Southwestern Restricted Stock Award will automatically vest in full, any restrictions with respect to each such Southwestern Restricted Stock Award shall lapse and each such restricted stock award will convert into the right to receive a number of shares of Chesapeake Common Stock equal to (i) the Exchange Ratio, multiplied by (ii) the total number of shares of Southwestern Common Stock attributable to such Southwestern Restricted Stock Award;

•
each outstanding Southwestern Director RSU Award will automatically vest in full, be canceled, and convert into the right to receive a number of shares of Chesapeake Common Stock equal to (i) the Exchange Ratio, multiplied by (ii) the total number of shares of Southwestern Common Stock subject to such Southwestern Director RSU Award, together with accrued dividend equivalent payments in each case issuable and payable at the time or times specified in Southwestern’s Nonemployee Director Deferred Compensation Plan and in accordance with such director’s deferral elections as set forth in the applicable Deferred Compensation Agreement;

•
each outstanding Southwestern Single-Trigger RSU Award will vest in full, be canceled and convert into the right to receive a number of shares of Chesapeake Common Stock equal to (A) the Exchange Ratio, multiplied by (B) the total number of shares of Southwestern Common Stock subject to each such Southwestern Single-Trigger RSU Award, together with accrued dividend equivalent payments, in each case issuable and payable in accordance with the terms of the applicable Southwestern Single-Trigger RSU Award agreement;

•
each outstanding Southwestern Double-Trigger RSU Award will be canceled and convert into a Parent RSU Award equal to the product (rounded to the nearest whole share) of (i) the total number of shares of Southwestern Common Stock subject to such Southwestern Double-Trigger RSU Award immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio. Such Parent RSU Award will vest and be payable on the same terms and conditions (including “double-trigger” vesting provisions) as are set forth in the corresponding Southwestern Double-Trigger RSU Award agreement (except that such award will be payable in Chesapeake Common Stock);

•
each outstanding Southwestern Single-Trigger Performance Unit Award will (A) automatically vest in full and become payable at the greater of (1) the level based on actual performance determined as of immediately prior to the Effective Time in accordance with the terms of the applicable Southwestern Single-Trigger Performance Unit Award agreement and (2) the target level, and (B) be canceled and convert into the right to receive a number of shares of Chesapeake Common Stock equal to (1) the Exchange Ratio, multiplied by (2) the number of Earned Company Performance Shares, together with accrued dividend equivalent payments, in each case issuable and payable in accordance with the terms of the applicable Southwestern Single-Trigger Performance Unit Award agreement;
•
each outstanding Southwestern Double-Trigger Performance Unit Award will be canceled and convert into a Parent RSU Award in respect of that number of shares of Chesapeake Common Stock equal to the product (rounded to the nearest whole share) of (i) the number of Earned Company Performance Shares with respect to such Southwestern Double-Trigger Performance Unit Award multiplied by (ii) the Exchange Ratio. Such Parent RSU Award will vest at the end of the original performance period associated with the corresponding Southwestern Double-Trigger Performance Unit Award and will otherwise be subject to and payable on the same terms and conditions (including “double-trigger” vesting provisions) as are set forth in the corresponding Southwestern Double-Trigger Performance Unit Award agreement (except that such award will be payable in shares of Chesapeake Common Stock and will no longer be subject to performance-based vesting conditions);

•
each outstanding Southwestern Single-Trigger PCU Award will automatically vest in full and become payable in cash in an amount equal to $1.00 multiplied by the greater of (A) the percentage earned based on actual performance determined as of immediately prior to the Effective Time in accordance with the terms of the applicable Southwestern Single-Trigger PCU Award agreement and (B) 100%; and

•
each outstanding Southwestern Double-Trigger PCU Award will be deemed earned at a level equal to $1.00 multiplied by the greater of (i) the percentage earned based on actual performance determined as of immediately prior to the Effective Time in accordance with the terms of the applicable Southwestern Double-Trigger PCU Award agreement and (ii) 100%. Such amount will vest and be payable in cash at the end of the original performance period associated with the corresponding Southwestern Double-Trigger PCU Award and will otherwise be subject to and payable on the same terms and conditions (including “double-trigger” vesting provisions) as are set forth in the corresponding Southwestern Double-Trigger PCU Award agreement, except that such award will no longer be subject to performance-based vesting conditions.

Treatment of Indebtedness (See page 184)
As of December 31, 2023, Southwestern had approximately $4.0 billion of debt outstanding, consisting principally of existing senior notes maturing in various increments from 2025 to 2032 and $220 million of borrowings under its existing revolving credit facility, which matures in 2027.
As of December 31, 2023, Chesapeake had no borrowings outstanding under its revolving credit facility and $1.95 billion of senior notes maturing in various increments from 2026 and 2029.
For a description of Southwestern’s and Chesapeake’s existing indebtedness, see Southwestern’s Annual Report on Form 10-K for the year ended December 31, 2023, filed on February 22, 2024, and Chesapeake’s Annual Report on Form 10-K for the year ended December 31, 2023, filed on February 21, 2024, each of which is incorporated by reference into this joint proxy statement/prospectus. Please see “Where You Can Find More Information” for additional information.
Southwestern and its subsidiaries have agreed to deliver to Chesapeake at least two (2) business days prior to the closing date a copy of a payoff letter, setting forth the total amounts payable pursuant to Southwestern’s existing credit facility to fully satisfy all principal, interest, fees, costs and expenses owed to each holder of indebtedness under Southwestern’s existing credit facility as of the anticipated closing date (and the daily accrual thereafter), together with appropriate wire instructions, and the agreement from the administrative agent under Southwestern’s existing credit facility that upon payment in full of all such amounts owed to such holders, all indebtedness under Southwestern’s existing credit facility shall be irrevocably discharged and satisfied in full, the Loan Documents (as defined in Southwestern’s existing credit facility) shall be terminated with respect to Southwestern and its subsidiaries that are borrowers or guarantors thereof and all liens on Southwestern and its subsidiaries and their respective assets and equity securing Southwestern’s existing credit facility shall be immediately released and terminated, together with any applicable documents reasonably necessary to evidence the release and termination of all liens on Southwestern and its subsidiaries and their respective assets and equity securing, and any guarantees by Southwestern and its subsidiaries in respect of, Southwestern’s existing credit facility. Southwestern has also agreed to reasonably cooperate with Chesapeake in replacing any letters of credit issued pursuant to Southwestern’s existing credit facility evidencing the above referenced indebtedness or obligations.
Certain Beneficial Owners of Southwestern Common Stock (See page 237)
At the close of business on April 10, 2024, the latest practicable date prior to the date of this joint proxy statement/prospectus, Southwestern’s directors and executive officers and their affiliates, as a group, beneficially owned and were entitled to vote 9,250,728 shares of Southwestern Common Stock, collectively representing less than 1% of the Southwestern Common Stock outstanding on that date. Southwestern currently expects that all of its directors and executive officers will vote their shares “FOR” the Merger Proposal, “FOR” the Advisory Southwestern Compensation Proposal and “FOR” the Southwestern Adjournment Proposal. For more information regarding the security ownership of Southwestern directors and executive officers, please see “The Merger — Interests of Certain Southwestern Directors and Executive Officers in the Merger” and “The Merger Agreement — Treatment of Southwestern Long-Term Incentive Awards in the Merger.”
Ownership of Chesapeake after the Merger
As of the date of this joint proxy statement/prospectus, based on the Exchange Ratio, the number of outstanding Southwestern Common Stock and the number of outstanding shares of Chesapeake Common Stock, it is estimated that Chesapeake shareholders will own approximately 60% and Southwestern shareholders will own approximately 40% of the issued and outstanding shares of Chesapeake Common Stock immediately following the Effective Time (in each case based on fully diluted shares outstanding of each company).
Board of Directors and Management of Chesapeake After Completion of the Merger (See page 147)
The Chesapeake Board at the Effective Time is expected to be composed of (i) seven directors selected by Chesapeake and (ii) four directors selected by Southwestern (Catherine A. Kehr, John D. Gass, Shameek Konar and Anne Taylor), each of whom were members of the Southwestern Board as of January 10, 2024.
The management of Chesapeake following the completion of the Merger will include officers and other key employees from Chesapeake and Southwestern. For additional information regarding the Chesapeake Board and the management of Chesapeake following the completion of the Merger, please see “The Merger Agreement — Organizational Documents; Directors and Officers.”
Conditions to the Completion of the Merger (See page 186)
Mutual Conditions
The respective obligations of each of the parties to the Merger Agreement to consummate the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived jointly by the parties, in whole or in part, to the extent permitted by applicable law:
•
Shareholder Approvals.   The Merger Proposal and the Stock Issuance Proposal must have been approved in accordance with applicable law, stock exchange rule and the Southwestern and Chesapeake organizational documents, as applicable.

•
Regulatory Approval.   All waiting periods (and any extensions thereof) applicable to the transactions contemplated by the Merger Agreement under the HSR Act, and any commitment to, or agreement (including any timing agreement) with, any governmental entity to delay the consummation of, or not to consummate before a certain date, the transactions must have expired or been terminated.

•
No Injunctions or Restraints.   No law shall be in effect restraining, enjoining, making illegal or unlawful, or otherwise prohibiting the consummation of the transactions (it being understood for avoidance of doubt that an HSR Reservation Notice (as defined in the Merger Agreement) shall not constitute such a law).

•
Effectiveness of the Registration Statement.   The registration statement, of which this joint proxy statement/prospectus forms a part, must have been declared effective by the SEC under the Securities Act and must not be the subject of any stop order or proceedings seeking a stop order.

•
Nasdaq Listing.   The shares of Chesapeake Common Stock issuable to holders of Southwestern Common Stock pursuant to the Merger Agreement must have been approved for listing on Nasdaq, subject to official notice of issuance.

Additional Conditions to the Obligations of Chesapeake, Merger Sub Inc and Merger Sub LLC
The obligations of Chesapeake, Merger Sub Inc and Merger Sub LLC to consummate the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived exclusively by Chesapeake, in whole or in part, to the extent permitted by applicable law:
•
certain representations and warranties of Southwestern set forth in the Merger Agreement regarding organization, standing and power, capital structure, authority, no violations and consents and approvals, absence of certain changes or events and brokers must have been true and correct as of January 10, 2024 and must be true and correct as of the closing date, as though made on and as of the closing date (except, with respect to certain representations and warranties regarding capital stock, for any de minimis inaccuracies) (except that representations and warranties that speak as of a specified date or period of time must have been true and correct only as of such date or period of time);

•
certain other representations and warranties of Southwestern set forth in the Merger Agreement relating to capital structure must have been true and correct in all material respects as of January 10, 2024 and must be true and correct in all material respects as of the closing date, as though made on and as of the closing date (except that representations and warranties that speak as of a specified date or period of time must have been true and correct in all material respects only as of such date or period of time);

•
all other representations and warranties of Southwestern set forth in the Merger Agreement must have been true and correct as of January 10, 2024 and must be true and correct as of the closing date, as though made on and as of the closing date (except that representations and warranties that speak as of a specified date or period of time must have been true and correct only as of such date or period of time), except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality,” “in all material respects” or “Southwestern material adverse effect”) would not reasonably be expected to have, individually or in the aggregate, a Southwestern material adverse effect;

•
Southwestern must have performed, or complied with, in all material respects, all agreements and covenants required to be performed or complied with by it under the Merger Agreement at or prior to the Effective Time; and

•
Chesapeake must have received a certificate of Southwestern signed by an executive officer of Southwestern, dated as of the closing date, confirming that the conditions in the four bullets above have been satisfied.

Additional Conditions to the Obligations of Southwestern
The obligation of Southwestern to consummate the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived exclusively by Southwestern, in whole or in part, to the extent permitted by applicable law:
•
certain representations and warranties of Chesapeake, Merger Sub Inc and Merger Sub LLC set forth in the Merger Agreement regarding organization, standing and power, capital structure, authority, no violations and consents and approvals, absence of certain changes or events and brokers must have been true and correct as of January 10, 2024 and must be true and correct as of the closing date, as though made on and as of the closing date (except, with respect to certain representations and warranties regarding capital stock, for any de minimis inaccuracies) (except that representations and warranties that speak as of a specified date or period of time must have been true and correct only as of such date or period of time);
•
certain other representations and warranties of Chesapeake set forth in the Merger Agreement relating to capital structure must have been true and correct in all material respects as of January 10, 2024 and must be true and correct in all material respects as of the closing date, as though made on and as of the closing date (except that representations and warranties that speak as of a specified date or period of time must have been true and correct in all material respects only as of such date or period of time);

•
all other representations and warranties of Chesapeake, Merger Sub Inc and Merger Sub LLC set forth in the Merger Agreement must have been true and correct as of January 10, 2024 and must be true and correct as of the closing date, as though made on and as of the closing date (except that representations and warranties that speak as of a specified date or period of time must have been true and correct only as of such date or period of time), except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality,” “in all material respects” or “Chesapeake material adverse effect”) would not reasonably be expected to have, individually or in the aggregate, a Chesapeake material adverse effect;

•
Chesapeake, Merger Sub Inc, and Merger Sub LLC each must have performed, or complied with, in all material respects, all agreements and covenants required to be performed or complied with by them under the Merger Agreement at or prior to the Effective Time;

•
Southwestern must have received a certificate of Chesapeake signed by an executive officer of Chesapeake, dated as of the closing date, confirming that the conditions in the four bullets above have been satisfied; and

•
Southwestern must have received an opinion from Kirkland & Ellis LLP (or other legal counsel selected by Southwestern and reasonably satisfactory to Chesapeake), in form and substance reasonably satisfactory to Southwestern, dated as of the closing date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Integrated Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering the opinion described in Section 7.3(d) of the Merger Agreement, Kirkland & Ellis LLP (or other applicable legal counsel) shall have received and may rely upon the Parent Tax Certificate and the Company Tax Certificate and such other information reasonably requested by and provided to it by Southwestern or Chesapeake for purposes of rendering such opinion.

No Solicitation of Acquisition Proposals by Southwestern (See page 162)
Southwestern has agreed that, from and after January 10, 2024, and until the earlier of the Effective Time and termination of the Merger Agreement pursuant to the terms of the Merger Agreement, Southwestern and its officers and directors will and will cause Southwestern’s subsidiaries and its and their controlled affiliates and respective officers and directors to, and will use their reasonable best efforts to cause their respective representatives to immediately cease, and cause to be terminated, any solicitation of, discussion or negotiations with any person conducted prior to January 10, 2024 by Southwestern or any of its subsidiaries, their respective controlled affiliates or representatives with respect to any inquiry, proposal or offer that relates to, constitutes, or could reasonably be expected to lead to, a Southwestern Competing Proposal (as defined below). Southwestern will, promptly following the execution and delivery of the Merger Agreement, terminate any physical or electronic data room relating to any potential Southwestern Competing Proposal.
Southwestern has also agreed that, from and after January 10, 2024, and until the earlier of the Effective Time and termination of the Merger Agreement pursuant to the terms of the Merger Agreement, Southwestern and its officers and directors will not, and will cause Southwestern’s subsidiaries and its and their respective controlled affiliates and respective officers and directors to, and will use their reasonable best efforts to cause their respective representatives not to, directly or indirectly:
•
initiate, solicit, seek, propose, endorse, knowingly encourage, or knowingly facilitate (including by way of furnishing non-public information) any inquiry regarding the making, submission or announcement by any person (other than Chesapeake or its subsidiaries) of any inquiry, proposal or offer, including any proposal or offer to Southwestern’s stockholders that constitutes, or could reasonably be expected to lead to, a Southwestern Competing Proposal;

•
engage in, continue or otherwise participate in any discussions or negotiations with any person with respect to, relating to, or in furtherance of a Southwestern Competing Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to a Southwestern Competing Proposal;

•
furnish or afford access to any material non-public information regarding Southwestern or its subsidiaries to any person (other than Chesapeake and its subsidiaries) in connection with, for the purpose of soliciting, initiating, knowingly encouraging or knowingly facilitating, or in response to any Southwestern Competing Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to a Southwestern Competing Proposal;

•
approve, adopt, recommend, agree to enter into, or propose to approve, adopt, recommend, agree to or enter into, any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to a Southwestern Alternative Acquisition Agreement (as defined below);

•
enter into any letter of intent, term sheet, memorandum of understanding, merger agreement, acquisition agreement, exchange agreement or duly execute any other agreement (whether binding or not) with respect to any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, a Southwestern Competing Proposal or that would require, or would reasonably be expected to require, Southwestern to abandon, terminate or fail to consummate the Integrated Mergers or any other transaction contemplated by the Merger Agreement;

•
waive or release any person from, forebear in the enforcement of, or amend or terminate any standstill agreement or any standstill provisions of any other contract; provided that if Southwestern (acting under the direction of the Southwestern Board) determines in good faith after consultation with Southwestern’s outside legal counsel that the failure to waive a particular standstill provision would be inconsistent with the relevant directors’ fiduciary duties under applicable law, then Southwestern may waive such standstill provision, solely to the extent necessary to permit a third party to make and pursue a non-public Southwestern Competing Proposal that Southwestern reasonably believes is likely to lead to a Southwestern Superior Proposal (as defined below);

•
submit any competing proposal to the vote of Southwestern stockholders; or

•
resolve or agree to take any of the actions described above.

From and after January 10, 2024, Southwestern has agreed to promptly (and in any event within twenty-four hours) notify Chesapeake in writing of the receipt by Southwestern of any Southwestern Competing Proposal or any proposal or offer with respect to (or that could reasonably be expected to lead to) a Southwestern Competing Proposal made on or after January 10, 2024, any request for information or data relating to Southwestern or any of its subsidiaries made by any person in connection with (or that could reasonably be expected to lead to) a Southwestern Competing Proposal or any request for discussions or negotiations with Southwestern or a representative of Southwestern relating to (or that could reasonably be expected to lead to) a Southwestern Competing Proposal, and Southwestern will notify Chesapeake of the identity of the person making or submitting such request, inquiry, proposal or offer and provide to Chesapeake (i) a copy of any such request, inquiry, proposal or offer made in writing provided to Southwestern or any of its subsidiaries or any of its and their respective representatives or (ii) if any such request, inquiry, proposal or offer is not made in writing, a written summary of such request, proposal or offer (including the material terms and conditions thereof), in each case together with copies of any proposed transaction agreements. Thereafter Southwestern has agreed to keep Chesapeake reasonably informed in writing on a current basis (and in any event within twenty-four hours) regarding material changes to the status of any such requests, inquiries, proposals or offers (including any amendments or changes thereto, which, for the avoidance of doubt, shall include (among other things) any changes to the form or amount of consideration)

and will reasonably apprise Chesapeake of the status of any such negotiations to the extent the status changes in any material respect. Without limiting the foregoing, Southwestern has agreed to notify Chesapeake if Southwestern determines to engage in discussions or negotiations concerning a Southwestern Competing Proposal.
No Solicitation Exceptions
Prior to the time the Merger Proposal has been approved by Southwestern stockholders, Southwestern and its representatives may (i) provide information in response to a request therefor by a person who has made an unsolicited bona fide written Southwestern Competing Proposal or any inquiry, proposal or offer with respect to (or that could reasonably be expected to lead to) a written Southwestern Competing Proposal after January 10, 2024 that did not result from a breach of Southwestern’s non-solicitation obligations if Southwestern receives from the person so requesting such information an executed confidentiality agreement on terms not less restrictive to the other party than those contained in the confidentiality agreement between Chesapeake and Southwestern (an “Acceptable Confidentiality Agreement”), it being understood that such Acceptable Confidentiality Agreement need not prohibit the making, or amendment, of a competing proposal and shall not prohibit compliance by Southwestern with the terms of the Merger Agreement, and Southwestern will promptly (and, in any event, within twenty-four hours) disclose and provide copies of such Acceptable Confidentiality Agreement any such information provided to such person to Chesapeake to the extent not previously provided to Chesapeake; or (ii) engage or participate in any discussions or negotiations with any person who has made such an unsolicited bona fide written competing proposal after January 10, 2024 that did not result from a breach of Southwestern’s non-solicitation obligations if and only to the extent that:
•
prior to taking any action described in clause (i) or (ii) above, the Southwestern Board determines in good faith after consultation with its outside legal counsel that failure to take such action in light of the competing proposal or such other inquiry, proposal or offer, as applicable, would be inconsistent with the Southwestern Board’s fiduciary duties under applicable law; and

•
in each such case referred to in clause (i) or (ii) above, the Southwestern Board has determined in good faith based on the information then available and after consultation with its financial advisor and outside legal counsel that such Southwestern Competing Proposal either constitutes a Southwestern Superior Proposal or is reasonably likely to result in a Southwestern Superior Proposal, provided that, notwithstanding anything to the contrary in the terms of the Merger Agreement, if Southwestern receives any competing proposal or any inquiry, proposal or offer with respect to (or that could reasonably be expected to lead to) a Southwestern Competing Proposal, Southwestern may seek clarification of the terms and conditions thereof so as to determine whether such competing proposal or any inquiry, proposal or offer with respect to (or that could reasonably be expected to lead to) a Southwestern Competing Proposal constitutes a Southwestern Superior Proposal or is reasonably likely to result in a Southwestern Superior Proposal.

No Solicitation of Acquisition Proposals by Chesapeake (See page 162)
Chesapeake has agreed that, from and after January 10, 2024, and until the earlier of the Effective Time and termination of the Merger Agreement pursuant to the terms of the Merger Agreement, Chesapeake and its officers and directors will and will cause Chesapeake’s subsidiaries and its and their controlled affiliates and respective officers and directors to, and will use their reasonable best efforts to cause their respective representatives to immediately cease, and cause to be terminated, any solicitation of, discussion or negotiations with any person conducted prior to January 10, 2024 by Chesapeake or any of its subsidiaries, their respective controlled affiliates or representatives with respect to any inquiry, proposal or offer that relates to, constitutes, or could reasonably be expected to lead to, a Chesapeake Competing Proposal (as defined below). Chesapeake will, promptly following the execution and delivery of the Merger Agreement, terminate any access to any physical or electronic data room relating to any potential Chesapeake Competing Proposal.
Chesapeake has also agreed that, from and after January 10, 2024, and until the earlier of the Effective Time and termination of the Merger Agreement pursuant to the terms of the Merger Agreement, Chesapeake and its officers and directors will not, and will cause Chesapeake’s subsidiaries and its and their respective controlled affiliates and respective officers and directors to, and will use their reasonable best efforts to cause their respective representatives not to, directly or indirectly:
•
initiate, solicit, seek, propose, endorse, knowingly encourage, or knowingly facilitate (including by way of furnishing non-public information) any inquiry regarding the making, submission or announcement by any person (other than Southwestern or its subsidiaries) of any inquiry, proposal or offer, including any proposal or offer to Chesapeake’s shareholders that constitutes, or could reasonably be expected to lead to, a Chesapeake Competing Proposal;

•
engage in, continue or otherwise participate in any discussions or negotiations with any person with respect to, relating to, or in furtherance of a competing proposal or any inquiry, proposal or offer that could reasonably be expected to lead to a Chesapeake Competing Proposal;

•
furnish or afford access to any material non-public information regarding Chesapeake or its subsidiaries to any person (other than Chesapeake and its subsidiaries) in connection with, for the purpose of soliciting, initiating, knowingly encouraging or knowingly facilitating, or in response to any Chesapeake Competing Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to a competing proposal;

•
approve, adopt, recommend, agree to enter into, or propose to approve, adopt, recommend, agree to or enter into, any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to a “Chesapeake Alternative Acquisition Agreement” (as defined below);

•
enter into any letter of intent, term sheet, memorandum of understanding, merger agreement, acquisition agreement, exchange agreement or duly execute any other agreement (whether binding or not) with respect to any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, a “Chesapeake Competing Proposal” (as defined in the Merger Agreement) or that would require, or would reasonably be expected to require, Chesapeake to abandon, terminate or fail to consummate the Integrated Mergers or any other transaction contemplated by the Merger Agreement;

•
waive or release any person from, forebear in the enforcement of, or amend or terminate any standstill agreement or any standstill provisions of any other contract; provided that if Chesapeake (acting under the direction of the Chesapeake Board) determines in good faith after consultation with Chesapeake’s outside legal counsel that the failure to waive a particular standstill provision would be inconsistent with the relevant directors’ fiduciary duties under applicable law, then Chesapeake may waive such standstill provision, solely to the extent necessary to permit a third party to make and pursue a non-public Chesapeake Competing Proposal that Chesapeake reasonably believes is likely to lead to a “Chesapeake Superior Proposal” (as defined below);

•
submit any competing proposal to the vote of Chesapeake shareholders; or

•
resolve or agree to take any of the actions described above.

From and after January 10, 2024, Chesapeake has agreed to promptly (and in any event within twenty-four hours) notify Southwestern in writing of the receipt by Chesapeake of any competing proposal or any proposal or offer with respect to (or that could reasonably be expected to lead to) a Chesapeake Competing Proposal made on or after January 10, 2024, any request for information or data relating to Chesapeake or any of its subsidiaries made by any person in connection with (or that could reasonably be expected to lead to) a Chesapeake Competing Proposal or any request for discussions or negotiations with Chesapeake or a representative of Chesapeake relating to (or that could reasonably be expected to lead to) a competing proposal, and Chesapeake will notify Southwestern of the identity of the person making or submitting such request, inquiry, proposal or offer and provide to Chesapeake (i) a copy of any such request, inquiry, proposal or offer made in writing provided to Chesapeake or any of its subsidiaries or any of its and their respective representatives or (ii) if any such request, inquiry, proposal or offer is not made in writing, a written summary of such request, proposal or offer (including the material terms and conditions thereof), in each case together with copies of any proposed transaction agreements. Thereafter, Chesapeake has agreed to keep Southwestern reasonably informed in writing on a current basis (and in any event within twenty-four hours) regarding material changes to the status of any such requests, inquiries, proposals or offers (including any amendments or changes thereto, which, for the avoidance of doubt, shall include (among other things) any changes to the form or amount of consideration) and will reasonably apprise Southwestern of the status of any such negotiations to the extent the status changes in any material respect. Without limiting the foregoing, Chesapeake has agreed to notify Southwestern if Chesapeake determines to engage in discussions or negotiations concerning a Chesapeake Competing Proposal.
No Solicitation Exceptions
Prior to the time the Stock Issuance Proposal has been approved by Chesapeake shareholders, Chesapeake and its representatives may (i) provide information in response to a request therefor by a person who has made an unsolicited bona fide written competing proposal or any inquiry, proposal or offer with respect to (or that could reasonably be expected to lead to) a written competing proposal after January 10, 2024 that did not result from a breach of Chesapeake’s non-solicitation obligations if Chesapeake receives from the person so requesting such information an Acceptable Confidentiality Agreement, it being understood that such Acceptable Confidentiality Agreement need not prohibit the making, or amendment, of a competing proposal and shall not prohibit compliance by Chesapeake with the terms of the Merger Agreement, and Chesapeake will promptly (and, in any event, within twenty-four hours) disclose and provide copies of such Acceptable Confidentiality Agreement and any such information provided to such person to Southwestern to the extent not previously provided to Southwestern; or (ii) engage or participate in any discussions or negotiations with any person who has made such an unsolicited bona fide written competing proposal after January 10, 2024 that did not result from a breach of Chesapeake’s non-solicitation obligations if and only to the extent that:
•
prior to taking any action described in clause (i) or (ii) above, the Chesapeake Board determines in good faith after consultation with its outside legal counsel that failure to take such action in light of the Chesapeake Competing Proposal or such other inquiry, proposal or offer, as applicable, would be inconsistent with the Chesapeake Board’s fiduciary duties under applicable law; and

•
in each such case referred to in clause (i) or (ii) above, the Chesapeake Board has determined in good faith based on the information then available and after consultation with its financial advisor and outside legal counsel that such competing proposal either constitutes a Chesapeake Superior Proposal or is reasonably likely to result in a Chesapeake Superior Proposal, provided that, notwithstanding anything to the contrary in the terms of the Merger Agreement, if Chesapeake receives any competing proposal or any inquiry, proposal or offer with respect to (or that could reasonably be expected to lead to) a Chesapeake Competing Proposal, Chesapeake may seek clarification of the terms and conditions thereof so as to determine whether such competing proposal or any inquiry, proposal or offer with respect to (or that could reasonably be expected to lead to) a Chesapeake Competing Proposal constitutes a superior proposal or is reasonably likely to result in a Chesapeake Superior Proposal.

No Change of Recommendation by Southwestern (See page 165)
Restrictions on Change of Recommendation
Subject to certain exceptions described below, the Southwestern Board, including any committee of the Southwestern Board, may not:
•
withhold, withdraw, qualify or modify, or publicly propose or announce any intention to withhold, withdraw, qualify or modify, in a manner adverse to Chesapeake or Merger Sub Inc, its recommendation that Southwestern stockholders approve the Merger Proposal;

•
fail to include its recommendation that Southwestern stockholders approve the Merger Proposal in this joint proxy statement/prospectus;

•
fail to publicly announce, within ten business days after a tender offer or exchange offer relating to the equity securities of Southwestern shall have been commenced by any third party other than Chesapeake and its affiliates (and in no event later than one business day prior to the date of the Southwestern Special Meeting, as it may be postponed or adjourned in accordance with the terms of the Merger Agreement), a statement disclosing that the Southwestern Board recommends rejection of such tender or exchange offer (for the avoidance of doubt, the taking of no position or a neutral position by the Southwestern Board in respect of the acceptance of any such tender offer or exchange offer as of the end of such period shall constitute a failure to publicly announce that the Southwestern Board recommends rejection of such tender or exchange offer);
•
if requested by Chesapeake, fail to issue, within five business days after a Southwestern Competing Proposal is publicly announced (and in no event later than one business day prior to the date of the Southwestern Special Meeting, as it may be postponed or adjourned in accordance with the terms of the Merger Agreement), a press release reaffirming its recommendation that Southwestern stockholders approve the Merger Proposal, which request may not be made more than two times in respect of any specific competing proposal;

•
approve, recommend or declare advisable (or publicly propose to do so) any Southwestern Competing Proposal;

•
approve, adopt, recommend, agree to or enter into, or propose or resolve to approve, adopt, recommend, agree to or enter into, any alternative acquisition agreement.

•
cause or permit Southwestern to enter into a Southwestern Alternative Acquisition Agreement; or

•
publicly propose to take any of the actions described above.

Permitted Recommendation Change in Connection with a Superior Proposal
Prior to the time the Merger Proposal has been approved by Southwestern stockholders, in response to a bona fide written competing proposal from a third party that has not been withdrawn, was received after January 10, 2024, was not solicited at any time following the execution of the Merger Agreement and did not result from a breach of Southwestern’s non-solicitation obligations, the Southwestern Board may effect a change of recommendation or terminate the Merger Agreement pursuant to the terms of the Merger Agreement in response to a Southwestern Superior Proposal; provided, however, that such change of recommendation or termination of the Merger Agreement, as applicable may not be made unless and until:
•
the Southwestern Board determines in good faith after consultation with its financial advisors and outside legal counsel that such Southwestern Competing Proposal is a Southwestern Superior Proposal;

•
the Southwestern Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that failure to effect a change of recommendation in response to such Southwestern Superior Proposal would be inconsistent with the fiduciary duties owed by the Southwestern Board to the stockholders of Southwestern under applicable law;

•
Southwestern provides Chesapeake written notice of such proposed action four business days in advance, which notice will set forth in writing that the Southwestern Board intends to take such action and will include the identity of the person making such Southwestern Competing Proposal and will contain a copy of such proposal and a draft of the definitive agreement to be entered into in connection therewith (or, if not in writing, a written summary of the material terms and conditions thereof);

•
during the four business day period commencing on the date of Chesapeake’s receipt of the notice described in the immediately preceding bullet point (subject to any applicable extensions), Southwestern negotiates (and causes its officers, employees, financial advisors, outside legal counsel and other representatives to negotiate) in good faith with Chesapeake (to the extent Chesapeake wishes to negotiate) to permit Chesapeake to make such adjustments, amendments or revisions to the terms of the Merger Agreement so that the Southwestern Competing Proposal that is the subject of such notice ceases to be a Southwestern Superior Proposal;

•
at the end of the four business day period, prior to taking action to effect a change of recommendation, the Southwestern Board takes into account any binding irrevocable adjustments, amendments or revisions to the terms of the Merger Agreement proposed by Chesapeake in writing and any other information offered by Chesapeake in response to the notice specified in the third bullet point above, and determines in good faith after consultation with its financial advisors and outside legal counsel, that the Southwestern Competing Proposal remains a Southwestern Superior Proposal and that the failure to effect a change of recommendation in response to such Southwestern Superior Proposal would continue to be inconsistent with the fiduciary duties of the directors under applicable law; provided that if there is any material development with respect to such Southwestern Competing

Proposal, Southwestern shall, in each case, be required to deliver to Chesapeake an additional notice consistent with that described in the third bullet point above and a new negotiation period under the fourth bullet point above shall commence (except that the original four business day notice period referred to in the fourth bullet point above shall instead be equal to the longer of (1) two business days and (2) the period remaining under the first and original four business day notice period above, during which time Southwestern shall be required to comply with the requirements of the fourth bullet point above and this bullet point anew with respect to such additional notice (but substituting the time periods therein with the foregoing extended period)); and
•
in the case of Southwestern terminating the Merger Agreement to enter into a definitive agreement with respect to a Southwestern Superior Proposal, Southwestern shall have, prior to or contemporaneously with such termination, paid, or cause the payment of, the termination fee.

Permitted Recommendation Change in Connection with Intervening Events
Prior to the time the Merger Proposal has been approved by Southwestern stockholders, in response to a Southwestern Intervening Event (as defined below) that occurs or arises after January 10, 2024 and that did not arise from or in connection with a material breach of the Merger Agreement by Southwestern, the Southwestern Board may effect a change of recommendation; provided, however, that such change of recommendation may not be made unless and until:
•
the Southwestern Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that a Southwestern Intervening Event has occurred;

•
the Southwestern Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that failure to effect a change of recommendation in response to such Southwestern Intervening Event would be inconsistent with the fiduciary duties of the directors of the Southwestern Board under applicable law;

•
Southwestern provides Chesapeake written notice of such proposed action and the basis of such proposed action four business days in advance, which notice will set forth in writing that the Southwestern Board intends to take such action and includes the reasons therefor and a reasonable description of the facts and circumstances of the Southwestern Intervening Event and the reasons for the Southwestern Board’s determination;

•
during the four business day period commencing on the date of Chesapeake’s receipt of the notice described in the immediately preceding bullet point (subject to any applicable extensions), Southwestern negotiates (and causes its officers, employees, financial advisors, outside legal counsel and other representatives to negotiate) in good faith with Chesapeake (to the extent Chesapeake wishes to negotiate) to make such adjustments, amendments or revisions to the terms of the Merger Agreement as would permit the Southwestern Board not to effect a change of recommendation in response thereto; and

•
at the end of the four business day period, prior to taking action to effect a change of recommendation, the Southwestern Board takes into account any binding irrevocable adjustments, amendments or revisions to the terms of the Merger Agreement proposed by Chesapeake in writing and any other information offered by Chesapeake in response to the notice specified in the third bullet point above, and determines in good faith after consultation with its financial advisors and outside legal counsel, that the failure to effect a change of recommendation in response to such intervening event would continue to be inconsistent with the fiduciary duties of the directors under applicable law if such adjustments, amendments or revisions irrevocably offered in writing by Chesapeake were to be given effect; provided that if there is any material development with respect to such Southwestern Intervening Event, Southwestern shall, in each case, be required to deliver to Chesapeake an additional notice consistent with that described in the third bullet point above and a new negotiation period under the fourth bullet point above shall commence (except that the original four business day notice period referred to in the third bullet point above shall instead be equal to the longer of (1) two business days and (2) the period remaining under the first and original four business day notice period of the third bullet point above, during which time Southwestern shall be required to comply with the requirements of the fourth bullet point above and this bullet point anew with respect to such additional notice (but substituting the time periods therein with the foregoing extended period)).
No Change of Recommendation by Chesapeake (See page 165)
Restrictions on Change of Recommendation
Subject to certain exceptions described below, the Chesapeake Board, including any committee of the Chesapeake Board, may not:
•
withhold, withdraw, qualify or modify, or publicly propose or announce any intention to withhold, withdraw, qualify or modify, in a manner adverse to Southwestern, its recommendation that Chesapeake shareholders approve the Stock Issuance Proposal;

•
fail to include its recommendation that Chesapeake shareholders approve the Stock Issuance Proposal in this joint proxy statement/prospectus;

•
fail to publicly announce, within ten business days after a tender offer or exchange offer relating to the equity securities of Chesapeake shall have been commenced by any third party other than Southwestern and its affiliates (and in no event later than one business day prior to the date of the Chesapeake Special Meeting, as it may be postponed or adjourned in accordance with the terms of the Merger Agreement), a statement disclosing that the Chesapeake Board recommends rejection of such tender or exchange offer (for the avoidance of doubt, the taking of no position or a neutral position by the Chesapeake Board in respect of the acceptance of any such tender offer or exchange offer as of the end of such period shall constitute a failure to publicly announce that the Chesapeake Board recommends rejection of such tender or exchange offer);

•
if requested by Southwestern, fail to issue, within five business days after a Chesapeake Competing Proposal is publicly announced (and in no event later than one business day prior to the date of the Chesapeake Special Meeting, as it may be postponed or adjourned in accordance with the terms of the Merger Agreement), a press release reaffirming its recommendation that Chesapeake shareholders approve the Stock Issuance Proposal, which request may not be made more than two times in respect of any specific Chesapeake Competing Proposal;

•
approve, recommend or declare advisable (or publicly propose to do so) any Chesapeake Competing Proposal;

•
approve, adopt, recommend, agree to or enter into, or propose or resolve to approve, adopt, recommend, agree to or enter into, any Chesapeake Alternative Acquisition Agreement.

•
cause or permit Chesapeake to enter into a Chesapeake Alternative Acquisition Agreement; or

•
publicly propose to take any of the actions described above.

Permitted Recommendation Change in Connection with a Superior Proposal
Prior to the time the Stock Issuance Proposal has been approved by Chesapeake shareholders, in response to a bona fide written competing proposal from a third party that has not been withdrawn, was received after January 10, 2024, was not solicited at any time following the execution of the Merger Agreement and did not result from a breach of Chesapeake’s non-solicitation obligations, the Chesapeake Board may effect a change of recommendation or terminate the Merger Agreement pursuant to the terms of the Merger Agreement in response to a Chesapeake Superior Proposal; provided, however, that such change of recommendation or termination of the Merger Agreement, as applicable may not be made unless and until:
•
the Chesapeake Board determines in good faith, after consultation with its financial advisors, and outside legal counsel that such Chesapeake Competing Proposal is a Chesapeake Superior Proposal;

•
the Chesapeake Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that failure to effect a change of recommendation in response to such Chesapeake Superior Proposal would be inconsistent with the fiduciary duties owed by the Chesapeake Board to the shareholders of Chesapeake under applicable law;

•
Chesapeake provides Southwestern written notice of such proposed action four business days in advance, which notice will set forth in writing that the Chesapeake Board intends to take such action and will include the identity of the person making such Chesapeake Competing Proposal and will contain a copy of such proposal and a draft of the definitive agreement to be entered into in connection therewith (or, if not in writing, a written summary of the material terms and conditions thereof);

•
during the four business day period commencing on the date of Southwestern’s receipt of the notice described in the immediately preceding bullet point (subject to any applicable extensions), Chesapeake negotiates (and causes its officers, employees, financial advisors, outside legal counsel and other representatives to negotiate) in good faith with Southwestern (to the extent Southwestern wishes to negotiate) to permit Southwestern to make such adjustments, amendments or revisions to the terms of the Merger Agreement so that the Chesapeake Competing Proposal that is the subject of such notice ceases to be a Chesapeake Superior Proposal;

•
at the end of the four business day period, prior to taking action to effect a change of recommendation, the Chesapeake Board takes into account any binding irrevocable adjustments, amendments or revisions to the terms of the Merger Agreement proposed by Southwestern in writing and any other information offered by Southwestern in response to the notice specified in the third bullet point above, and determines in good faith after consultation with its financial advisors and outside legal counsel, that the Chesapeake Competing Proposal remains a Chesapeake Superior Proposal and that the failure to effect a change of recommendation in response to such Chesapeake Superior Proposal would continue to be inconsistent with the fiduciary duties of the directors under applicable law; provided that if there is any material development with respect to such Chesapeake Competing Proposal, Chesapeake shall, in each case, be required to deliver to Southwestern an additional notice consistent with that described in the third bullet above and a new negotiation period under the fourth bullet point above shall commence (except that the original four business day notice period referred to in the fourth bullet point above shall instead be equal to the longer of (1) two business days and (2) the period remaining under the first and original four business day notice period above, during which time Chesapeake shall be required to comply with the requirements of the fourth bullet point above and this bullet point anew with respect to such additional notice (but substituting the time periods therein with the foregoing extended period)); and

•
in the case of Chesapeake terminating the Merger Agreement to enter into a definitive agreement with respect to a Chesapeake Superior Proposal, Chesapeake shall have, prior to or contemporaneously with such termination, paid, or cause the payment of, the termination fee.

Permitted Recommendation Change in Connection with Intervening Events
Prior to the time the Stock Issuance Proposal has been approved by Chesapeake shareholders, in response to a Chesapeake Intervening Event (as defined below) that occurs or arises after January 10, 2024 and that did not arise from or in connection with a material breach of the Merger Agreement by Chesapeake, the Chesapeake Board may effect a change of recommendation; provided, however, that such change of recommendation may not be made unless and until:
•
the Chesapeake Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that a Chesapeake Intervening Event has occurred;

•
the Chesapeake Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that failure to effect a change of recommendation in response to such Chesapeake Intervening Event would be inconsistent with the fiduciary duties of the directors of the Chesapeake Board under applicable law;

•
Chesapeake provides Southwestern written notice of such proposed action and the basis of such proposed action four business days in advance which notice will set forth in writing that the Chesapeake Board intends to take such action and includes the reasons therefor and a reasonable description of the facts and circumstances of the Chesapeake Intervening Event and the reasons for the Chesapeake Board’s determination;

•
during the four business day period commencing on the date of Southwestern’s receipt of the notice described in the immediately preceding bullet point (subject to any applicable extensions), Chesapeake negotiates (and causes its officers, employees, financial advisors, outside legal counsel and other representatives to negotiate) in good faith with Southwestern (to the extent Southwestern wishes to negotiate) to make such adjustments, amendments or revisions to the terms of the Merger Agreement as would permit the Chesapeake Board not to effect a change of recommendation in response thereto; and
•
at the end of the four business day period, prior to taking action to effect a change of recommendation, the Chesapeake Board takes into account any binding irrevocable adjustments, amendments or revisions to the terms of the Merger Agreement proposed by Southwestern in writing and any other information offered by Southwestern in response to the notice specified in the third bullet point above, and determines in good faith after consultation with its financial advisors and outside legal counsel, that the failure to effect a change of recommendation in response to such intervening event would continue to be inconsistent with the fiduciary duties of the directors under applicable law if such adjustments, amendments or revisions irrevocably offered in writing by Southwestern were to be given effect; provided that if there is any material development with respect to such Chesapeake Intervening Event, Chesapeake shall, in each case, be required to deliver to Southwestern an additional notice consistent with that described in the third bullet point above and a new negotiation period under the fourth bullet point above shall commence (except that the original four business day notice period referred to in the third bullet point above shall instead be equal to the longer of (1) two business days and (2) the period remaining under the first and original four business day notice period of the third bullet point above, during which time Chesapeake shall be required to comply with the requirements of the fourth bullet point above and this bullet point anew with respect to such additional notice (but substituting the time periods therein with the foregoing extended period)).

Termination of the Merger Agreement (See page 188)
The Merger Agreement can be terminated in the following circumstances:
•
Mutual Agreement.   Mutual Agreement of Chesapeake and Southwestern.

•
Final Law.   Termination by either party if any law has been enacted permanently prohibiting or making illegal the Merger.

•
End Date.   Termination by either party if the Merger has not been consummated on or before 5:00 p.m. Central Time on January 10, 2025, which may be automatically extended to January 10, 2026 in certain circumstances.

•
Breach of Representations or Covenants.   Termination by either party, if the other party has breached its representations or covenants in a way that causes a closing condition to fail.

•
Shareholder Rejection.   Termination by either party if the Southwestern stockholders fail to approve the Merger Proposal at the Southwestern Special Meeting or if the Chesapeake shareholders do not approve the Stock Issuance Proposal at the Chesapeake Special Meeting.

•
Change in Recommendation.   Termination by Chesapeake prior to Southwestern shareholder approval of the Merger Proposal, if the Southwestern Board changes its recommendation to the Southwestern shareholders to vote for the Merger.

•
Change in Recommendation.   Termination by Southwestern prior to Chesapeake shareholder approval of the Stock Issuance Proposal, if the Chesapeake Board changes its recommendation to the Chesapeake shareholders to vote for the issuance of shares of Chesapeake Common Stock to the Southwestern shareholders in connection with the Merger.

•
Chesapeake Superior Proposal.   Termination by Chesapeake prior to the Chesapeake shareholder approval, in order to enter into a definitive agreement with respect to a Chesapeake Superior Proposal, in which case Chesapeake must pay to Southwestern the $389 million termination fee described below.

•
Southwestern Superior Proposal.   Termination by Southwestern prior to the Southwestern shareholder approval, in order to enter into a definitive agreement with respect to a Southwestern Superior Proposal, in which case Southwestern must pay to Chesapeake the $260 million termination fee described below.

Payment of Expenses (See page 189)
The Merger Agreement requires Southwestern to pay Chesapeake $55.6 million in respect of Chesapeake’s costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement if Southwestern or Chesapeake terminates the Merger Agreement due to a failure to obtain Southwestern stockholder approval.
The Merger Agreement requires Chesapeake to pay Southwestern $37.25 million in respect of Southwestern’s costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement if Chesapeake or Southwestern terminates the Merger Agreement due to a failure to obtain Chesapeake shareholder approval.
Except as otherwise provided in the Merger Agreement, whether or not the Merger is completed, all costs and expenses incurred in connection with the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement will be paid by the party incurring the expense. Notwithstanding the foregoing, Chesapeake and Southwestern have agreed to each be responsible for the payment of 50% of the HSR filing fee applicable to the Merger.
Termination Fee (See page 189)
Termination Fee Payable by Southwestern
The Merger Agreement requires Southwestern to pay Chesapeake a termination fee of $260 million if:
•
Chesapeake terminates the Merger Agreement due to a Southwestern change of recommendation or Southwestern’s willful and material breach of its non-solicitation obligations;

•
Chesapeake or Southwestern terminates the Merger Agreement due to a failure to consummate the Merger before the applicable Outside Date or due to failure to obtain Southwestern stockholder approval at a time when Chesapeake would have been entitled to terminate the Merger Agreement due to a Southwestern change of recommendation;

•
Southwestern terminates the Merger Agreement to enter into a definitive agreement with respect to a Southwestern Superior Proposal; or

•
(i) (A) Chesapeake or Southwestern terminates the Merger Agreement due to the failure to obtain Southwestern stockholder approval or failure to consummate the Merger before the applicable Outside Date at a time when the Merger Agreement could have been terminated due to the failure to obtain Southwestern stockholder approval, and on or before the date of any such termination a competing proposal was publicly announced or publicly disclosed and not publicly withdrawn without qualification at least seven business days prior to the Southwestern Special Meeting or (B) Southwestern terminates the Merger Agreement due to a failure to consummate the Merger by the applicable Outside Date at a time when Chesapeake would be permitted to terminate the Merger Agreement due to a Southwestern terminable breach or Chesapeake terminates the Merger Agreement due to a Southwestern terminable breach and following the execution of the Merger Agreement and on or before the date of any such termination a competing proposal has been announced, disclosed or otherwise communicated to the Southwestern Board and not withdrawn without qualification at least seven business days prior to the date of such termination and (ii) within twelve months of the date of such termination, Southwestern enters into a definitive agreement with respect to a competing proposal (or publicly approves or recommends to the Southwestern stockholders or otherwise does not oppose, in the case of a tender or exchange offer, a competing proposal) or consummates a competing proposal. For purposes of this paragraph, any reference in the definition of competing proposal to “20% or more” will be deemed to be a reference to “more than 50%.”

Termination Fee Payable by Chesapeake
The Merger Agreement requires Chesapeake to pay Southwestern a termination fee of $389 million if:
•
Southwestern terminates the Merger Agreement due to a Chesapeake change of recommendation or Chesapeake’s willful and material breach of its non-solicitation obligations;

•
Chesapeake or Southwestern terminates the Merger Agreement due to a failure to consummate the Merger before the applicable Outside Date or due to failure to obtain Chesapeake shareholder approval at a time when Southwestern would have been entitled to terminate the Merger Agreement due to a Chesapeake change of recommendation;

•
Chesapeake terminates the Merger Agreement to enter into a definitive agreement with respect to a Chesapeake Superior Proposal;

•
(i) (A) Chesapeake or Southwestern terminates the Merger Agreement due to the failure to obtain Chesapeake shareholder approval or failure to consummate the Merger before the applicable Outside Date at a time when the Merger Agreement could have been terminated due to the failure to obtain Chesapeake shareholder approval, and on or before the date of any such termination a competing proposal was publicly announced or publicly disclosed and not publicly withdrawn without qualification at least seven business days prior to the Chesapeake Special Meeting or (B) Chesapeake terminates the Merger Agreement due to a failure to consummate the Merger by the applicable Outside Date at a time when Southwestern would be permitted to terminate the Merger Agreement due to a Chesapeake terminable breach or Southwestern terminates the Merger Agreement due to a Chesapeake terminable breach and following the execution of the Merger Agreement and on or before the date of any such termination a competing proposal has been announced, disclosed or otherwise communicated to the Chesapeake Board and not withdrawn without qualification at least seven business days prior to the date of such termination and (ii) within twelve months of the date of such termination, Chesapeake enters into a definitive agreement with respect to a competing proposal (or publicly approves or recommends to the Chesapeake shareholders or otherwise does not oppose, in the case of a tender or exchange offer, a competing proposal) or consummates a competing proposal. For purposes of this paragraph, any reference in the definition of competing proposal to “20% or more” will be deemed to be a reference to “more than 50%.”

Certain Limitations and Other Agreements related to Termination Fee
In connection with the provisions of the Merger Agreement regarding the termination fee payable by Southwestern or Chesapeake, Southwestern and Chesapeake have agreed that (i) in no event will Chesapeake or Southwestern be entitled to receive more than one payment of the termination fee or expenses, as applicable. Notwithstanding anything in the Merger Agreement to the contrary, the payment of expenses shall not relieve the other party of any subsequent obligation to pay the termination fee, as applicable; provided that a party may credit any prior expenses paid against the amount of any termination fee required to be paid and (ii) the termination fees are not intended to be a penalty but rather is liquidated damages in a reasonable amount that will compensate Chesapeake or Southwestern, as applicable, in the circumstances in which such termination fee is due and payable and which do not involve fraud or willful and material breach, for the efforts and resources expended and opportunities forgone while negotiating the Merger Agreement and in reliance on the agreement and on the expectation of the consummation of the transactions contemplated by the Merger Agreement, which amount would otherwise be impossible to calculate with precision.
Accounting Treatment (See page 143)
In accordance with accounting principles generally accepted in the United States and in accordance with FASB’s ASC 805 — Business Combinations, Chesapeake will account for the Merger as an acquisition of a business.
Material U.S. Federal Income Tax Consequences (See page 206)
Assuming that the Integrated Mergers are completed as currently contemplated, Chesapeake and Southwestern intend for the Integrated Mergers, taken together, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to Southwestern’s obligation to complete the Merger that it receive an opinion from Kirkland & Ellis LLP, or other legal counsel selected by Southwestern and reasonably satisfactory to Chesapeake, dated as of the closing date, to the effect that the Integrated Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Provided that the Integrated Mergers, taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the Code, a U.S. holder (as defined in “Material U.S. Federal Income Tax Consequences”) generally will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of Southwestern Common Stock for shares of Chesapeake Common Stock pursuant to the Merger, except with respect to any cash received in lieu of fractional shares of Chesapeake Common Stock.
Please see “Material U.S. Federal Income Tax Consequences” for a more detailed discussion of the U.S. federal income tax consequences of the Integrated Mergers to U.S. holders. Each Southwestern shareholder is strongly urged to consult with a tax advisor to determine the particular U.S. federal, state or local or non-U.S. income or other tax consequences of the Integrated Mergers.
Exchange of Shares (See page 149)
Prior to the closing date, Chesapeake and Southwestern will enter into an agreement (the “Exchange Agent Agreement”) with either party’s transfer agent, to act as Exchange Agent in the Merger. On the Closing Date and prior to the Effective Time, Chesapeake will deposit with the Exchange Agent all of the shares of Chesapeake Common Stock necessary to pay the aggregate Merger Consideration pursuant to the Merger Agreement and sufficient cash to make payments in lieu of fractional shares pursuant to the terms of the Merger Agreement. The shares of Chesapeake Common Stock so deposited with the Exchange Agent, together with (i) any dividends or distributions received by the Exchange Agent with respect to such shares and (ii) cash to be paid in lieu of any fractional shares of Chesapeake Common Stock, are referred to collectively as the “Exchange Fund.” The Exchange Agent will determine the portion of the Exchange Fund to which each former Southwestern shareholder is entitled pursuant to the terms of the Merger Agreement and the Exchange Agent Agreement. See “The Merger Agreement — Payment for Securities; Exchange.”
Comparison of Rights of Southwestern Shareholders and Chesapeake Shareholders (See page 209)
Upon the completion of the Merger, Southwestern shareholders receiving shares of Chesapeake Common Stock will become shareholders of Chesapeake, and their rights will be governed by Oklahoma law and the governing corporate documents of Chesapeake in effect at the Effective Time. Southwestern shareholders will have different rights once they become shareholders of Chesapeake due to differences in applicable law and differences between the governing corporate documents of Southwestern and Chesapeake, as further described in “Comparison of Rights of Southwestern Shareholders and Chesapeake Shareholders.”
Listing of Chesapeake Common Stock; Delisting of Southwestern Common Stock (See page 145)
Prior to the Effective Time, Chesapeake has agreed to take all action necessary to cause the shares of Chesapeake Common Stock to be issued in the Merger to be approved for listing on Nasdaq, subject to official notice of issuance. If the Merger is completed, Southwestern Common Stock will cease to be listed on the NYSE and will be deregistered under the Exchange Act.
Regulatory Approvals (See page 143)
The completion of the Merger is subject to antitrust review in the United States. Under the HSR Act and the rules promulgated thereunder, certain transactions, including the Merger, may not be completed unless certain waiting periods have expired or been terminated. The HSR Act provides that each party must file a notification and report form (“HSR notification”) with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “DOJ”). A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-day waiting period following the parties’ filings of their respective HSR notifications or the early termination of that waiting period.

Each of Chesapeake and Southwestern submitted the required HSR notifications to the FTC and the DOJ on February 1, 2024. Chesapeake pulled its HSR filing and refiled it on March 5, 2024. On April 4, 2024, Chesapeake and Southwestern each received a request for additional information and documentary materials (the “Second Request”) from the FTC in connection with the FTC’s review of the Merger. Issuance of the Second Request extends the waiting period imposed by the HSR Act until 30 days after Chesapeake and Southwestern have each substantially complied with the Second Request, unless that period is extended voluntarily by the parties or terminated sooner by the FTC. Chesapeake and Southwestern will continue to work cooperatively with the FTC in its review of the Merger, and now expect that the Merger will be completed in the second half of 2024, subject to the fulfillment of the other closing conditions, including approvals of Chesapeake and Southwestern shareholders. The expiration or early termination of any HSR Act waiting period would not preclude the DOJ or the FTC from challenging the Merger on antitrust grounds or from seeking to preliminarily or permanently enjoin the proposed Merger.
Chesapeake and Southwestern have agreed in the Merger Agreement to use their respective reasonable best efforts, subject to certain limitations, to make any filings required under the HSR Act in connection with the Merger and to obtain the expiration or termination of any waiting period under the HSR Act applicable to the Merger. Chesapeake and Southwestern have agreed to use reasonable best efforts to obtain regulatory approvals required to complete the Merger, including agreeing to:

•
propose, negotiate, agree to, and effect the sale, leasing, licensing, divestiture or other disposition of any assets, operations, businesses or interests of Chesapeake or Southwestern and their respective subsidiaries and affiliates;

•
terminate existing relationships, contractual rights or obligations of Chesapeake or Southwestern and their respective subsidiaries and affiliates;

•
terminate any venture or other arrangement of Chesapeake or Southwestern and their respective subsidiaries and affiliates;

•
create any relationship, contractual rights or obligations binding on Chesapeake or Southwestern and their respective subsidiaries and affiliates;

•
effectuate any other change or restructuring of Chesapeake or Southwestern and their respective subsidiaries and affiliates; or

•
agree to restrictions or actions that after the Closing would limit Chesapeake’s or its subsidiaries’ freedom of action or operation;

provided, however, that Chesapeake is not required to take any of the actions described in the bullets above, that would, or that would reasonably be expected to, either individually or in the aggregate, have a material adverse effect on the financial condition, business, assets, or results of operations of Chesapeake, Southwestern and their respective subsidiaries, taken as a whole; provided, however, that for this purpose, Chesapeake, Southwestern and their respective subsidiaries, taken as a whole, will be deemed a consolidated group of entities of the size and scale of a hypothetical company that is 100% of the size of Southwestern and its subsidiaries, taken as a whole, taking into account the terms of any divestiture or other disposition of assets, as of the date of the Merger Agreement.
In addition, subject to the bullets above, if a proceeding is instituted by any governmental authority challenging the validity or legality or seeking to restrain the consummation of the Merger, Chesapeake and Southwestern have agreed to use their reasonable best efforts to resist, resolve, or if necessary, defend against such proceeding.
Although Chesapeake and Southwestern currently believe they should be able to obtain all required regulatory approvals in a timely manner, the parties cannot be certain when or if they will obtain them or, if obtained, whether the approvals will contain terms, conditions or restrictions not currently contemplated that will be detrimental to Chesapeake after the completion of the Merger.
The approval of an application for regulatory approval means only that the regulatory criteria for approval have been satisfied or waived. It does not mean that the approving regulatory authority has determined that the Merger Consideration to be received by holders of Southwestern Common Stock and/or the Merger is fair to Southwestern shareholders. Regulatory approval does not constitute an endorsement or recommendation of the Merger by any regulatory authority.
At any time before or after the expiration or termination of the applicable waiting period, or any extension thereof, under the HSR Act, or before or after the Merger is completed, the DOJ or the FTC may take action under the antitrust laws in opposition to the Merger, including seeking to enjoin completion of the Merger, to rescind the Merger or to conditionally permit completion of the Merger subject to concessions or conditions. In addition, U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin the completion of the Merger or permitting completion subject to concessions or conditions. Private parties may also seek to take legal action under the antitrust laws under some circumstances. Although neither Chesapeake nor Southwestern believes that the Merger will violate the antitrust laws, there can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.
No Appraisal Rights (See page 145)
Under the OGCA (with respect to the Chesapeake shareholders) and the DGCL (with respect to the Southwestern shareholders), neither Chesapeake shareholders nor Southwestern shareholders are entitled to appraisal rights or dissenters’ rights in connection with the Merger or the issuance of shares of Chesapeake Common Stock in the Merger.
Risk Factors Summary (See page 48)
The transactions contemplated by the Merger Agreement, including the Merger, involve risks. In considering the Merger, including whether to vote for the Stock Issuance Proposal, the Advisory Chesapeake Compensation Proposal, the Chesapeake Adjournment Proposal, the Merger Proposal, the Advisory Southwestern Compensation Proposal and the Southwestern Adjournment Proposal, you should carefully consider the information about these risks set forth under the section entitled “Risk Factors” on page 48, a summary of which is set forth below, together with the other information included or incorporated by reference in this proxy statement/prospectus.
•
Because the market price of Chesapeake Common Stock will fluctuate prior to the consummation of the Merger, Southwestern shareholders cannot be sure of the market value of Chesapeake Common Stock that they will receive in the Merger. In addition, because the Exchange Ratio is fixed (subject to adjustments in accordance with the terms of the Merger Agreement), the number of shares of Chesapeake Common Stock to be received by Southwestern shareholders in the Merger will not change to reflect changes in the trading prices of Chesapeake Common Stock or Southwestern Common Stock.

•
Chesapeake and Southwestern must obtain certain regulatory approvals and clearances to consummate the Merger, which, if delayed, not granted or granted with unacceptable conditions, could prevent, substantially delay or impair consummation of the Merger, result in additional expenditures of money and resources or reduce the anticipated benefits of the Merger.

•
The Merger is subject to various closing conditions, and any delay in completing the Merger may reduce or eliminate the benefits expected and delay the payment of the Merger Consideration.

•
The Merger Agreement limits Chesapeake’s and Southwestern’s respective ability to pursue alternatives to the Merger, which may discourage other companies from making a favorable alternative transaction proposal and, in specified circumstances, could require Chesapeake or Southwestern to pay the other party a termination fee.

•
The market price for Chesapeake Common Stock following the closing may be affected by factors different from those that historically have affected or currently affect Chesapeake Common Stock and Southwestern Common Stock.

•
Chesapeake shareholders and Southwestern shareholders will have reduced ownership and voting interest in the combined company and will exercise less influence over the combined company’s management.

•
Chesapeake Common Stock to be received by Southwestern shareholders as a result of the Merger will have different rights from Southwestern Common Stock.

•
Completion of the Merger may trigger change in control or other provisions in certain agreements to which Chesapeake, Southwestern or any of their respective subsidiaries or joint ventures is a party.

•
Chesapeake and Southwestern are expected to incur significant transaction costs in connection with the Merger, which may be in excess of those anticipated by them.

•
If the Merger Agreement is terminated, under certain circumstances, Southwestern or Chesapeake may be obligated to reimburse the other party for costs incurred related to the Merger or pay a breakup fee to the other party. These costs could require the terminating party to seek loans or use its available cash.

•
The failure to successfully combine the businesses of Chesapeake and Southwestern in the expected time frame may adversely affect Chesapeake’s future results, which may adversely affect the value of the Chesapeake Common Stock that Southwestern shareholders would receive in the Merger.

•
The Merger Agreement subjects Chesapeake and Southwestern to restrictions on their respective business activities prior to the Effective Time.

•
Uncertainties associated with the Merger may cause a loss of management personnel and other key employees of Chesapeake and Southwestern, which could adversely affect the future business and operations of the combined company following the Merger.

•
The Merger may not be completed and the Merger Agreement may be terminated in accordance with its terms. Failure to complete the Merger could negatively impact Chesapeake’s stock and Southwestern’s share price and have a material adverse effect on their results of operations, cash flows and financial position.

•
Chesapeake directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of the Chesapeake shareholders generally.

•
Southwestern directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of the Southwestern shareholders generally.

•
Litigation relating to the Merger could result in an injunction preventing completion of the Merger, substantial costs to Chesapeake and Southwestern and/or may adversely affect the combined company’s business, financial condition or results of operations following the Merger.

•
Chesapeake shareholders and Southwestern shareholders will not be entitled to appraisal rights in the Merger.

•
The combined company may be unable to integrate the businesses of Chesapeake and Southwestern successfully or realize the anticipated benefits of the Merger.

•
Declaration, payment and amounts of dividends, if any, distributed to shareholders of the combined company will be uncertain.

•
The trading price and volume of the combined company common stock may be volatile following the Merger.

•
The unaudited pro forma combined financial statements and the unaudited forecasted financial information prepared by Chesapeake and Southwestern included in this joint proxy statement/prospectus are based on a number of preliminary estimates and assumptions and the actual results of operations, cash flows and financial position of the combined company after the Merger may differ materially.

•
The financial forecasts are based on various assumptions that may not be realized.

•
The synergies attributable to the Merger may vary from expectations.

•
The future results of the combined company following the Merger will suffer if the combined company does not effectively manage its expanded operations.

•
The Merger may result in a loss of customers, suppliers, vendors, landlords, joint venture partners and other business partners and may result in the termination of existing contracts.

•
The combined company shareholders may experience dilution in the future.

•
The combined company will have a significant amount of indebtedness, which will limit its liquidity and financial flexibility, and any downgrade of its credit rating could adversely impact the combined company. The combined company may also incur additional indebtedness in the future.

•
If the Integrated Mergers, taken together, do not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, Southwestern shareholders may be required to pay substantial taxes.

•
There are limitations on the utilization of the historic U.S. net operating loss carryforwards of Chesapeake and Southwestern.

Chesapeake Summary Historical Consolidated Financial Data
The following table shows Chesapeake’s summary audited historical consolidated financial data for the years ended December 31, 2023 and 2022, and are derived from Chesapeake’s consolidated financial statements.
You should read the historical financial data in connection with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes thereto set forth in Chesapeake’s Annual Report on Form 10-K for the years ended December 31, 2023 and 2022, which are incorporated by reference into this document. See “Where You Can Find More Information.”
	Years Ended December 31,
	2023	2022
	(millions of dollars)
Financial Review
Operating Revenues:
Natural gas, oil and NGL	$3,547	$9,892
Marketing	2,500	4,231
Natural gas and oil derivatives	1,728	(2,680)
Gains on sales of assets	946	300
	8,721	11,743
Operating expenses:
Production	356	475
Gathering, processing and transportation	853	1,059
Severance and ad valorem taxes	167	242
Exploration	27	23
Marketing	2,499	4,215
General and administrative	127	142
Separation and other termination costs	5	5
Depreciation, depletion and amortization	1,527	1,753
Other operating expense, net	18	49
	5,579	7,963
Income from operations	3,142	3,780
Other expense
Interest expense	(104)	(160)
Losses on purchases, exchanges or extinguishments of debt	—	(5)
Other income (expense)	79	36
	(25)	(129)
Net income	2,419	4,936
Deemed dividend on warrants	—	(67)

	Years Ended December 31,
	2023	2022
	(millions of dollars)
Net income available to common stockholders	$2,149	$4,869
Net cash provided by operating activities	$2,380	$4,125
Net cash provided by (used in) investing activities	$473	$(3,401)
Net cash used in financing activities	$(1,892)	$(1,446)
Total liabilities	$3,647	$6,344
Total equity	10,729	9,124
Total liabilities and stockholder’s equity	$14,376	$15,468
Total assets	$14,376	$15,468

Southwestern Summary Historical Consolidated Financial Data
The following table shows Southwestern’s summary audited historical consolidated financial data for the years ended December 31, 2023 and 2022, and are derived from Southwestern’s consolidated financial statements.
You should read the historical financial data in connection with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes thereto set forth in Southwestern’s Annual Report on Form 10-K for the years ended December 31, 2023 and 2022, which are incorporated by reference into this document. See “Where You Can Find More Information.”
	Years Ended December 31,
	2023	2022
	(millions of dollars)
Financial Review
Operating Revenues:
Gas sales	$3,089	$9,101
Oil sales	379	439
NGL sales	702	1,046
Marketing	2,355	4,419
Other	(3)	(3)
	6,522	15,002
Operating costs and expenses:
Marketing purchases	2,331	4,392
Operating expenses	1,717	1,616
General and administrative expenses	187	170
Merger-related expenses	—	27
Depreciation, depletion and amortization	1,307	1,174
Impairments	1,710	—
Taxes, other than income taxes	244	269
	7,496	7,648
Operating income (loss)	(974)	7,354
Interest expense, net	142	184
Gain (loss) on derivatives	2,433	(5,259)
Loss on early extinguishment of debt	(19)	(14)
Other income, net	2	3
Income before income taxes	1,300	1,900

	Years Ended December 31,
	2023	2022
	(millions of dollars)
Provision (benefit) for income taxes:
Current	(5)	51
Deferred	(252)	—
	(257)	51
Net income	$1,557	$1,849
Net cash provided by operating activities	$2,516	$3,154
Net cash used in investing activities	$(2,047)	$(2,043)
Net cash used in financing activities	$(498)	$(1,089)
Total liabilities	$6,103	$8,602
Total equity	5,888	4,324
Total liabilities and equity	$11,991	$12,926
Total assets	$11,991	$12,926

Unaudited Summary Pro Forma Combined Financial Statements
The following unaudited pro forma condensed combined balance sheet (the “pro forma balance sheet”) and unaudited pro forma condensed combined statement of operations (the “pro forma statement of operations” and together with the pro forma balance sheet the “pro forma condensed combined financial statements”) are derived from the historical consolidated financial statements of Chesapeake and Southwestern and have been adjusted to give effect to the Merger and the divestitures of Chesapeake’s Eagle Ford assets (the “Eagle Ford Divestitures”) which were completed on March 20, 2023, April 28, 2023 and November 30, 2023. The pro forma balance sheet as of December 31, 2023 combines the historical balance sheets of Chesapeake and Southwestern as of December 31, 2023, and gives effect to the Merger as if it had been completed on December 31, 2023. The pro forma balance sheet is not adjusted for the Eagle Ford Divestitures as those had been completed and reflected in Chesapeake’s historical balance sheet as of December 31, 2023. The pro forma statement of operations for the year ended December 31, 2023, combines the historical consolidated statements of operations of Chesapeake for the year ended December 31, 2023 and the historical consolidated statements of operations for Southwestern for the year ended December 31, 2023, and gives effect to the Merger and the Eagle Ford Divestitures as if each transaction had been completed on January 1, 2023.
This summary unaudited pro forma combined financial information has been prepared for illustrative purposes only and is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Merger occurred as of the date indicated. In addition, the unaudited pro forma combined financial information does not purport to project the future financial position or operating results of the combined company. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors” beginning on page 48. The following summary unaudited pro forma combined financial statements should be read in conjunction with the section titled “Unaudited Pro Forma Combined Financial Statements” beginning on page 193 and the related notes.
As of December 31, 2023
($ in millions)
Pro Forma Combined Balance Sheet Data
Cash and cash equivalents	880
Total assets	29,228
Long-term debt	5,623
Total equity	19,730

As of December 31, 2023
($ in millions, except per share amounts)
Pro Forma Combined Statement of Operations Data
Total revenues and other	14,247
Income from operations	4,149
Basic earnings per common share	15.45
Diluted earnings per common share	14.81
Summary Pro Forma Combined Proved Reserves and Production Data
The following tables present the estimated pro forma combined net proved developed and undeveloped reserves as of December 31, 2023, giving effect to the Merger as if it had been completed on December 31, 2023. The pro forma production data set forth below gives effect to the Merger as if it had been completed on January 1, 2023.
The following summary pro forma reserve and production information has been prepared for illustrative purposes only and is not intended to be a projection of future results of the combined company. Future results may vary significantly from the results reflected because of various factors, including those discussed in “Risk Factors” beginning on page 48. The summary pro forma reserve and production information should be read in conjunction with “Unaudited Pro Forma Combined Financial Statements” and the related notes thereto included in this joint proxy statement/prospectus. For additional information, see the section entitled “Where You Can Find More Information” beginning on page 244.
	As of December 31, 2023
	Chesapeake Energy Historical	Southwestern Historical	Pro Forma Combined
Proved reserves:
Natural gas (Bcf)	9,688	15,191	24,879
Oil (MMBbls)	—	78.1	78.1
NGLs (MMBbls)	—	666.8	666.8
Total (Bcfe)(1)	9,688	19,660	29,348
Proved developed reserves:
Natural gas (Bcf)	6,363	9,196	15,559
Oil (MMBbls)	—	38.6	38.6
NGLs (MMBbls)	—	363	363
Total (Bcfe)(1)	6,363	11,605	17,968
Proved undeveloped reserves:
Natural gas (Bcf)	3,325	5,995	9,320
Oil (MMBbls)	—	39.5	39.5
NGLs (MMBbls)	—	303.8	303.8
Total (Bcfe)(1)	3,325	8,055	11,380

(1)
Oil and NGLs are converted to one billion cubic feet of natural gas equivalent. Natural gas equivalent determined using the ratio of one barrel of oil or natural gas liquids to six thousand cubic feet of natural gas.

	For the Year Ended December 31, 2023
	Chesapeake Energy Historical	Southwestern Historical	Pro Forma Combined
Production:
Natural gas (Bcf)	1,266	1,438	2,704
Oil (MMBbls)	7.7	5.6	13.3
NGLs (MMBbls)	3.8	32.9	36.7
Total (Bcfe)(1)	1,335	1,669	3,004

(1)
Oil and NGLs are converted to one billion cubic feet of natural gas equivalent. Natural gas equivalent determined using the ratio of one barrel of oil or natural gas liquids to six thousand cubic feet of natural gas.

Unaudited Comparative Per Share Information of Chesapeake and Southwestern
The following table sets forth the closing sales prices per share of Chesapeake and Southwestern, on Nasdaq and the NYSE, respectively, on January 10, 2024, the last trading day prior to the public announcement of the Merger, and on            , 2024, the last practicable trading day prior to the mailing of this joint proxy statement/prospectus. The table also shows the estimated implied value of the Merger Consideration proposed for each share of Southwestern Common Stock as of the same two dates. The implied value for Merger Consideration was calculated by multiplying the closing sales price of a share of Chesapeake Common Stock on the relevant date by the Exchange Ratio of 0.0867 shares of Chesapeake Common Stock for each share of Southwestern Common Stock.
You should read this information in conjunction with (i) the summary historical consolidated financial data included elsewhere in this document and (ii) the historical consolidated financial statements of Chesapeake and Southwestern and related notes thereto that are incorporated by reference into this document. The unaudited pro forma per share information does not purport to represent what the actual results of operations of Chesapeake and Southwestern would have been had the Merger been completed in another period or to project Chesapeake’s and Southwestern’s results of operations that may be achieved if the Merger is completed.
	Chesapeake Common Stock		Southwestern Common Stock		Implied Per Share Value
January 10, 2024		$77.18		$6.89		$6.69
, 2024	$		$		$
Shares of Chesapeake Common Stock are currently listed on Nasdaq under the ticker symbol “CHK.” Shares of Southwestern Common Stock are currently listed on the NYSE under the ticker symbol “SWN.”
Although the Exchange Ratio is fixed (subject to adjustments in accordance with the terms of the Merger Agreement), the market prices of Chesapeake Common Stock and Southwestern Common Stock will fluctuate before the Merger is completed and the market value of the Merger Consideration ultimately received by Southwestern shareholders will depend on the closing price of Chesapeake Common Stock on the day the Merger is consummated. Thus, Southwestern shareholders will not know the exact value of the Merger Consideration they will receive until the closing of the Merger. We urge you to obtain current market quotations for Chesapeake Common Stock and Southwestern Common Stock and to review carefully the other information contained in this joint proxy statement /prospectus. Please see “Risk Factors — Risk Factors Related to the Merger — Because the market price of Chesapeake Common Stock will fluctuate prior to the consummation of the Merger, Southwestern shareholders cannot be sure of the market value of Chesapeake Common Stock that they will receive in the Merger. In addition, because the Exchange Ratio is fixed (subject to adjustments in accordance with the terms of the Merger Agreement), the number of shares of Chesapeake Common Stock to be received by Southwestern shareholders in the Merger will not change to reflect changes in the trading prices of Chesapeake Common Stock or Southwestern Common Stock.”
Dividend Information
The table below summarizes the dividends Chesapeake paid on the Chesapeake Common Stock and dividends Southwestern paid on the Southwestern Common Stock during the periods indicated:

	Chesapeake Dividends per share	Southwestern Dividends per share
Year Ended 2023:
First quarter	$1.29	$—
Second quarter	1.18	—
Third quarter	0.575	—
Fourth quarter	0.575	—
Total year-to-date	$3.62	$—
Year Ended 2022:
First quarter	$1.7675	$—
Second quarter	2.34	—
Third quarter	2.32	—
Fourth quarter	3.16	—
Total year-to-date	$9.5875	$—
Year Ended 2021:
First quarter	$—	$—
Second quarter	0.34375	—
Third quarter	0.34375	—
Fourth quarter	0.4375	—
Total year-to-date	$1.125	$—
Year Ended 2020:
First quarter	$—	$—
Second quarter	—	—
Third quarter	—	—
Fourth quarter	—	—
Total year-to-date	$—	—
The terms of the Merger Agreement limit (i) the ability of Chesapeake to declare or pay additional dividends, except for regular quarterly cash dividends payable by Chesapeake in the ordinary course and dividends and distributions by a direct or indirect wholly owned subsidiary of Chesapeake to Chesapeake or another direct or indirect wholly owned subsidiary of Chesapeake, prior to the completion of the Merger and (ii) the ability of Southwestern to declare or pay additional distributions, except for dividends and distributions by a direct or indirect wholly owned subsidiary of Southwestern to Southwestern or another direct or indirect wholly owned subsidiary of Southwestern.
Litigation Relating to the Merger (see page 145)
As of April 11, 2024, one complaint has been filed by a purported Chesapeake stockholder against Chesapeake and the members of the Chesapeake Board alleging, among other things, that the defendants caused to be filed a materially misleading and incomplete registration statement on February 29, 2024 in violation of Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder and seeking to enjoin the merger and obtain other relief: Gerald Joseph Lovoi v. Chesapeake Energy Corp., et al., No. 1:24-cv-01896 (S.D.N.Y Mar. 13, 2024). Chesapeake believes that the claims in the complaint are without merit and intends to vigorously defend against them. Southwestern has received one demand for books and records under Section 220 of the DGCL seeking review of certain Southwestern books and records related to the Transactions and also requesting that Chesapeake and Southwestern disclose additional Merger-related information.

RISK FACTORS
In deciding how to vote, Chesapeake shareholders and Southwestern shareholders, respectively, should carefully consider the following risk factors, all of the information contained in or incorporated by reference herein, including but not limited to, the matters addressed in the section titled “Cautionary Statement Regarding Forward-Looking Statements” and the risks associated with each of the businesses of Chesapeake and Southwestern included in their respective Annual Reports on Form 10-K for the year ended December 31, 2023, as updated by subsequent Quarterly Reports on Form 10-Q, all of which are filed with the SEC and incorporated by reference into this proxy statement/prospectus. Realization of any of the risks described below, any of the events described under “Cautionary Statement Regarding Forward-Looking Statements” or any of the risks or events described in the documents incorporated by reference could have a material adverse effect on Chesapeake’s, Southwestern’s or the combined company’s business, financial condition, cash flows and results of operations and could result in a decline in the trading prices of their respective common stock.
Risks Factors Related to the Merger
Because the market price of Chesapeake Common Stock will fluctuate prior to the consummation of the Merger, Southwestern shareholders cannot be sure of the market value of Chesapeake Common Stock that they will receive in the Merger. In addition, because the Exchange Ratio is fixed, the number of shares of Chesapeake Common Stock to be received by Southwestern shareholders in connection with the Merger will not change between now and the time the Merger is completed to reflect changes in the trading prices of Chesapeake Common Stock or Southwestern Common Stock.
At the time the Merger is completed, Southwestern shareholders will receive, for each share of Southwestern Common Stock they own as of immediately prior to the Merger, 0.0867 shares of Chesapeake Common Stock. The Exchange Ratio is fixed (subject to adjustments in accordance with the terms of the Merger Agreement), which means that it will not change between now and the closing date, regardless of whether the market price of either Chesapeake Common Stock or Southwestern Common Stock changes. Therefore, the value of the Merger Consideration will depend on the market price of Chesapeake Common Stock at the Effective Time. The respective market prices of both Chesapeake Common Stock and Southwestern Common Stock have fluctuated since the date of the announcement of the parties’ entry into the Merger Agreement and will continue to fluctuate from the date of this joint proxy statement/prospectus to the date of the Southwestern Special Meeting and the Chesapeake Special Meeting, the date the Merger is completed and thereafter. The market price of Chesapeake Common Stock, when received by Southwestern shareholders after the Merger is completed, could be greater than, less than or the same as the market price of Chesapeake Common Stock on the date of this joint proxy statement/prospectus or at the time of the Southwestern Special Meeting. Accordingly, holders of Chesapeake Common Stock and holders of Southwestern Common Stock are advised to obtain current stock price quotations for Chesapeake Common Stock and Southwestern Common Stock before deciding how to vote or abstain from voting on any of the proposals described in this joint proxy statement/prospectus.
Chesapeake and Southwestern must obtain certain regulatory approvals and clearances to consummate the Merger, which, if delayed, not granted or granted with unacceptable conditions, could prevent, substantially delay or impair consummation of the Merger, result in additional expenditures of money and resources or reduce the anticipated benefits of the Merger.
At any time before or after consummation of the Merger, the DOJ or the FTC, or any state attorney general, could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including but not limited to seeking to enjoin the completion of the Merger, seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. Such conditions or changes and the process of obtaining regulatory approvals could have the effect of delaying or impeding consummation of the Merger or of imposing additional costs or limitations on Chesapeake or Southwestern following completion of the Merger, any of which might have an adverse effect on Chesapeake or Southwestern following completion of the Merger and may diminish the anticipated benefits of the Merger. For additional information about the regulatory approvals process see “The Merger Agreement — HSR and Other Regulatory Approvals.”

The Merger is subject to various closing conditions, and any delay in completing the Merger may reduce or eliminate the benefits expected and delay the payment of the Merger Consideration to Southwestern’s shareholders.
The Merger is subject to the satisfaction of a number of other conditions beyond the parties’ control that may prevent, delay or otherwise materially adversely affect the completion of the Merger. These conditions include, among other things, Southwestern shareholder approval of the Merger Agreement, Chesapeake shareholder approval of the issuance of Chesapeake Common Stock in connection with the Merger and the expiration or termination of all applicable waiting periods (and any extensions thereof) under the HSR Act and any commitment to, or agreement (including any timing agreement) with, any governmental entity to delay the consummation of, or not to consummate before a certain date, the Merger. Chesapeake and Southwestern cannot predict with certainty whether and when any of these conditions will be satisfied. Any delay in completing the Merger could cause the combined company not to realize, or delay the realization, of some or all of the benefits that the companies expect to achieve from the Merger. In such context, the date on which Southwestern’s shareholders will receive the Merger Consideration is also uncertain.
Chesapeake or Southwestern may waive one or more of the closing conditions without re-soliciting shareholder approval.
Chesapeake or Southwestern may determine to waive, in whole or part, one or more of the conditions to closing the Merger prior to Chesapeake or Southwestern, as the case may be, being obligated to consummate the Merger. Each of Chesapeake and Southwestern currently expects to evaluate the materiality of any waiver and its effect on its respective shareholders in light of the facts and circumstances at the time, to determine whether any amendment of this joint proxy statement/prospectus or any re-solicitation of proxies would be required in light of such waiver. Any determination of whether to waive any condition to the Merger or to re-solicit shareholder approval of or amend or supplement this joint proxy statement/prospectus as a result of a waiver will be made by Chesapeake or Southwestern at the time of such waiver based on the facts and circumstances as they exist at that time.
The Merger Agreement limits Chesapeake’s and Southwestern’s respective ability to pursue alternatives to the Merger, which may discourage other companies from making a favorable alternative transaction proposal and, in specified circumstances, could require Chesapeake or Southwestern to pay the other party a termination fee.
The Merger Agreement contains certain provisions that restrict each of Chesapeake’s and Southwestern’s ability to directly or indirectly solicit competing acquisition proposals or to enter into discussions concerning, or provide confidential information in connection with, any proposal or offer that constitutes, or would reasonably be expected to lead to, a Chesapeake Competing Proposal or a Southwestern Competing Proposal, each as described in “The Merger Agreement — Covenants — No Solicitation; Change of Recommendation,” as applicable, and Chesapeake and Southwestern have each agreed to certain terms and conditions relating to their ability to engage in, continue or otherwise participate in any discussions with respect to, provide a third party confidential information with respect to or enter into any an acquisition agreement with respect to certain unsolicited proposals that constitute or are reasonably likely to lead to a competing proposal. Further, even if the Chesapeake Board or the Southwestern Board changes, withdraws, modifies, or qualifies its recommendation with respect to the Stock Issuance Proposal or the Merger Proposal, as applicable, unless the Merger Agreement has been terminated in accordance with its terms, both parties will still be required to submit the Stock Issuance Proposal and the Merger Proposal, as applicable, to a vote at their respective special meetings. In addition, Chesapeake and Southwestern generally have an opportunity to offer to modify the terms of the Merger Agreement in response to a competing acquisition proposal or intervening event before the Southwestern Board or Chesapeake Board, respectively, may withdraw or qualify their respective recommendations. For more information, see the section entitled “The Merger Agreement — No Solicitation; Change of Recommendation.” The Merger Agreement further provides that, under specified circumstances, including in the event that either Southwestern or Chesapeake terminates the Merger Agreement to enter into a definitive agreement with respect to an acquisition proposal from a third party that their respective board of directors determines constitutes a Southwestern superior offer or Chesapeake superior offer, as applicable, Southwestern or Chesapeake, as applicable, may be required to pay the other party a termination fee equal to $260.0 million or $389.0 million, as applicable, less any expenses previously paid. Further, under specified circumstances, Chesapeake and Southwestern may be required to pay the other party $37.25 million and $55.6 million, respectively, in respect of such other party’s costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement. See “The Merger Agreement — Termination” for additional details.
These provisions could discourage a potential third-party acquirer or other strategic transaction partner that might have an interest in Chesapeake or Southwestern from considering or pursuing an alternative transaction with either party or proposing such a transaction, even if it were prepared, in Southwestern’s case, to pay consideration with a higher per share value than the total value proposed to be paid or received in the Merger. These provisions might also result in a potential third-party acquirer or other strategic transaction partner proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances.
The market price for Chesapeake Common Stock following the closing may be affected by factors different from those that historically have affected or currently affect Chesapeake Common Stock and Southwestern Common Stock.
Upon completion of the Merger, Southwestern shareholders who receive Chesapeake Common Stock will become shareholders of Chesapeake. Chesapeake’s financial position may differ from its financial position before the completion of the Merger, and the results of operations of the combined company may be affected by some factors that are different from those currently affecting the results of operations of Chesapeake and those currently affecting the results of operations of Southwestern. Accordingly, the market price and performance of Chesapeake Common Stock is likely to be different from the performance of Southwestern Common Stock, or Chesapeake Common Stock in the absence of the Merger. In addition, general fluctuations in stock markets could have a material adverse effect on the market for, or liquidity of, Chesapeake Common Stock, regardless of Chesapeake’s actual operating performance. For a discussion of the businesses of Chesapeake and Southwestern, and important factors to consider in connection with those businesses, see the documents attached hereto or incorporated by reference and referred to in “Where You Can Find More Information.”
Current Chesapeake shareholders and current Southwestern shareholders will have reduced ownership and voting interest in the combined company and will exercise less influence over the combined company’s management.
As of the date of this joint proxy statement/prospectus, based on the Exchange Ratio, the number of outstanding Southwestern Common Stock and the number of outstanding shares of Chesapeake Common Stock, it is expected that immediately following the Effective Time, Chesapeake shareholders will own approximately 60% and Southwestern shareholders will own approximately 40% of the issued and outstanding shares of the combined company, in each case on a fully diluted basis. As a result, Chesapeake’s shareholders and Southwestern’s shareholders will have less influence on the policies of the combined company than they currently have on the policies of Chesapeake and Southwestern, respectively.
Chesapeake Common Stock to be received by Southwestern shareholders as a result of the Merger will have different rights from Southwestern Common Stock.
Following completion of the Merger, Southwestern shareholders will no longer hold Southwestern Common Stock but will instead be shareholders of Chesapeake. There are important differences between the rights of Southwestern shareholders and the rights of Chesapeake shareholders. See “Comparison of Rights of Southwestern Shareholders and Chesapeake Shareholders” for a discussion of the different rights associated with Southwestern Common Stock and Chesapeake Common Stock.
Completion of the Merger may trigger change in control or other provisions in certain agreements to which Chesapeake, Southwestern or any of their respective subsidiaries or joint ventures is a party.
The completion of the Merger may trigger change in control or other provisions in certain agreements to which Chesapeake, Southwestern or any of their respective subsidiaries or joint ventures is a party. If Chesapeake or Southwestern are unable to negotiate waivers of those provisions, the counterparties may exercise their rights and remedies under such agreements, potentially terminate such agreements, or seek monetary damages. Even if Chesapeake or Southwestern are able to negotiate waivers, the counterparties may require a fee for such waivers or seek to renegotiate such agreements on terms less favorable to Chesapeake, Southwestern or the applicable subsidiary or joint venture.
Chesapeake and Southwestern are expected to incur significant transaction costs in connection with the Merger, which may be in excess of those anticipated by them.
Chesapeake and Southwestern have incurred and are expected to continue to incur a number of non-recurring costs associated with negotiating and completing the Merger, combining the operations of the two companies and achieving desired synergies. These costs have been, and will continue to be, substantial and, in many cases, will be borne by Chesapeake and Southwestern whether or not the Merger is completed. A substantial majority of non-recurring expenses will consist of transaction costs and include, among others, fees paid to financial, legal, accounting and other advisors, employee retention, severance and benefit costs, and filing fees. Chesapeake will also incur costs related to formulating and implementing integration plans, including facilities and systems consolidation costs and other employment-related costs. Chesapeake and Southwestern will continue to assess the magnitude of these costs, and additional unanticipated costs may be incurred in connection with the Merger and the integration of the two companies’ businesses. While Chesapeake and Southwestern have assumed that a certain level of expenses would be incurred, there are many factors beyond their control that could affect the total amount or the timing of the expenses. The elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, may not offset integration-related costs and achieve a net benefit in the near term, or at all. The costs described above and any unanticipated costs and expenses, many of which will be borne by Chesapeake or Southwestern even if the Merger is not completed, could have an adverse effect on Chesapeake’s or Southwestern’s financial condition and operating results.
If the Merger Agreement is terminated, under certain circumstances, Southwestern or Chesapeake may be obligated to reimburse the other party for costs incurred related to the Merger or pay a breakup fee to the other party. These costs could require the terminating party to seek loans or use its available cash that would have otherwise been available for operations, dividends or other general corporate purposes.
Upon termination of the Merger Agreement under certain circumstances, Southwestern may be required to pay Chesapeake $55.6 million in respect of Chesapeake’s expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement or pay Chesapeake a termination fee equal to $260.0 million, less the reimbursement of expenses previously paid, if any. Further, Chesapeake may be required to pay Southwestern $37.25 million in respect of Southwestern’s expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement or pay Southwestern a termination fee equal to $389.0 million, less the reimbursement of expenses previously paid, if any. If the Merger Agreement is terminated, the breakup fee required to be paid, if any, by the terminating party under the Merger Agreement may require the terminating party to seek loans or borrow amounts to enable it to pay these amounts to the non-terminating party. In either case, payment of these amounts would reduce the cash the terminating party has available for operations, dividends or other general corporate purposes. See “The Merger Agreement — Termination.”
The failure to successfully combine the businesses of Chesapeake and Southwestern in the expected time frame may adversely affect Chesapeake’s future results, which may adversely affect the value of the Chesapeake Common Stock that Southwestern shareholders would receive in the Merger.
The success of the Merger will depend, in part, on the ability of Chesapeake to realize the anticipated benefits from combining the businesses of Chesapeake and Southwestern. To realize these anticipated benefits, Chesapeake’s and Southwestern’s businesses must be successfully combined. If the combined company is not able to achieve these objectives, the anticipated benefits of the Merger may not be realized fully or at all or may take longer to realize than expected. In addition, the actual integration may result in additional and unforeseen expenses, which could reduce the anticipated benefits of the Merger.
Chesapeake and Southwestern, including their respective subsidiaries, have operated and, until the completion of the Merger, will continue to operate independently. It is possible that the integration process could result in the loss of key employees, as well as the disruption of each company’s ongoing businesses or inconsistencies in their standards, controls, procedures and policies. Any or all of those occurrences could adversely affect the combined company’s ability to maintain relationships with customers and employees after the Merger or to achieve the anticipated benefits of the Merger. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of Chesapeake, Southwestern and the combined company for an undetermined period of time following the completion of the Merger.
The Merger Agreement subjects Chesapeake and Southwestern to restrictions on their respective business activities prior to the Effective Time.
The Merger Agreement subjects Chesapeake and Southwestern to restrictions on their respective business activities prior to the Effective Time. The Merger Agreement obligates each of Chesapeake and Southwestern to use its reasonably best efforts to conduct its businesses in the ordinary course until the Effective Time, including preserving substantially intact its present business organization, goodwill and assets, keeping available the services of its current officers and employees and preserving its existing relationships with governmental entities and its significant customers, suppliers, licensors, licensees, distributors, lessors and others having significant business dealings with it. These restrictions could prevent Chesapeake and Southwestern from pursuing certain business opportunities that arise prior to the Effective Time and are outside the ordinary course of business. See “The Merger Agreement — Interim Operations of Southwestern and Chesapeake Pending the Merger” for additional details.
Uncertainties associated with the Merger may cause a loss of management personnel and other key employees of Chesapeake and Southwestern, which could adversely affect the future business and operations of the combined company following the Merger.
Chesapeake and Southwestern are dependent on the experience and industry knowledge of their respective officers and other key employees to execute their business plans. The combined company’s success after the Merger will depend in part upon its ability to retain key management personnel and other key employees of both Chesapeake and Southwestern. Current and prospective employees of Chesapeake and Southwestern may experience uncertainty about their roles within the combined company following the Merger or other concerns regarding the timing and completion of the Merger or the operations of the combined company following the Merger, any of which may have an adverse effect on the ability of Chesapeake and Southwestern to retain or attract key management and other key personnel. If Chesapeake and Southwestern are unable to retain personnel, including key management, who are critical to the future operations of the companies, Chesapeake and Southwestern could face disruptions in their operations, loss of existing customers, loss of key information, expertise or know-how and unanticipated additional recruitment and training costs. In addition, the loss of key personnel could diminish the anticipated benefits of the Merger. No assurance can be given that the combined company, following the Merger, will be able to retain or attract key management personnel and other key employees to the same extent that Chesapeake and Southwestern have previously been able to retain or attract their own employees.
The Merger may not be completed and the Merger Agreement may be terminated in accordance with its terms. Failure to complete the Merger could negatively impact Chesapeake’s and Southwestern’s stock prices and have a material adverse effect on their results of operations, cash flows and financial position.
Chesapeake or Southwestern may elect to terminate the Merger Agreement in accordance with its terms in certain circumstances as further detailed in the section entitled “The Merger Agreement —  Termination.” If the Merger is not completed for any reason, including as a result of failure to obtain all requisite regulatory approvals or if the Chesapeake shareholders or Southwestern shareholders fail to approve the applicable proposals, the ongoing businesses of Chesapeake and Southwestern may be materially adversely affected and, without realizing any of the benefits of having completed the Merger, Chesapeake and Southwestern would be subject to a number of risks, including the following:
•
Chesapeake and Southwestern may experience negative reactions from the financial markets, including negative impacts on their respective stock prices;

•
Chesapeake and Southwestern and their respective subsidiaries may experience negative reactions from their respective customers, suppliers, vendors, landlords, joint venture partners and other business partners;

•
Chesapeake and Southwestern will still be required to pay certain significant costs relating to the Merger, such as legal, accounting, financial advisor and printing fees;

•
Chesapeake or Southwestern may be required to pay a termination fee as required by the Merger Agreement;

•
the Merger Agreement places certain restrictions on the conduct of the respective businesses pursuant to the terms of the Merger Agreement, which may delay or prevent the respective companies from undertaking business opportunities that, absent the Merger Agreement, may have been pursued;

•
matters relating to the Merger (including integration planning) require substantial commitments of time and resources by each company’s management, which may have resulted in the distraction of each company’s management from ongoing business operations and pursuing other opportunities that could have been beneficial to the companies; and

•
litigation related to any failure to complete the Merger or related to any enforcement proceeding commenced against Chesapeake or Southwestern to perform their respective obligations pursuant to the Merger Agreement.

If the Merger is not completed, the risks described above may materialize and they may have a material adverse effect on Chesapeake’s or Southwestern’s results of operations, cash flows, financial position and stock prices.
Chesapeake directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of the Chesapeake shareholders generally.
In considering the recommendation of the Chesapeake Board that Chesapeake shareholders vote in favor of the Stock Issuance Proposal, the Advisory Chesapeake Compensation Proposal and the Chesapeake Adjournment Proposal, Chesapeake shareholders should be aware of and take into account the fact that certain Chesapeake directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of Chesapeake shareholders generally. These interests include, among others, the expectation that certain directors and executive officers may continue as directors and executive officers of Chesapeake following consummation of the Merger, rights to receive cash severance payments, accelerated vesting of equity-based awards and other payments and benefits if their employment is terminated under certain circumstances in connection with the Merger and rights to continuing indemnification and directors’ and officers’ liability insurance. See “The Merger — Interests of Certain Chesapeake Directors and Executive Officers in the Merger” for a more detailed description of these interests. The Chesapeake Board was aware of and carefully considered these interests, among other matters, in evaluating the terms and structure, and overseeing the negotiation, of the Merger, in approving the Merger Agreement and the transactions contemplated thereby, and in recommending that the Chesapeake shareholders vote for the Stock Issuance Proposal, the Advisory Chesapeake Compensation Proposal and the Chesapeake Adjournment Proposal.
Southwestern directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of the Southwestern shareholders generally.
In considering the recommendation of the Southwestern Board that Southwestern shareholders vote in favor of the Merger Proposal, the Advisory Southwestern Compensation Proposal and the Southwestern Adjournment Proposal, Southwestern shareholders should be aware of and take into account the fact that, aside from their interests as Southwestern shareholders, certain Southwestern directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of Southwestern shareholders generally. These interests include, among others, rights to receive cash severance payments, accelerated vesting of long-term incentive awards and other payments or benefits upon completion of the Merger if their employment is terminated under certain circumstances in connection with the Merger and rights to continuing indemnification and directors’ and officers’ liability insurance. Additionally, Catherine A. Kehr, John D. Gass, Shameek Konar and Anne Taylor will each be designated to the Chesapeake Board upon closing. See “The Merger —  Interests of Certain Southwestern Directors and Executive Officers in the Merger” for a more detailed description of these interests. The Southwestern Board was aware of and considered these potential interests, among other matters, in evaluating and negotiating the Merger Agreement and the transactions contemplated therein, in approving the Merger and in recommending that Southwestern shareholders approve the Merger Proposal, the Advisory Southwestern Compensation Proposal and the Southwestern Adjournment Proposal.
Litigation relating to the Merger could result in an injunction preventing completion of the Merger, substantial costs to Chesapeake and Southwestern and/or may adversely affect the combined company’s business, financial condition or results of operations following the Merger.
Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into acquisition, merger or other business combination agreements. Even if such a lawsuit is without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on Chesapeake’s and Southwestern’s respective liquidity and financial condition.
Lawsuits that may be brought against Chesapeake, Southwestern or their respective directors could also seek, among other things, injunctive relief or other equitable relief, including a request to rescind parts of the Merger Agreement already implemented and to otherwise enjoin the parties from consummating the Merger. One of the conditions to the closing of the Merger is that no injunction by any court or other tribunal of competent jurisdiction has been entered and continues to be in effect and no law has been adopted or is effective, in either case that prohibits or makes illegal the closing of the Merger. Consequently, if a plaintiff is successful in obtaining an injunction prohibiting completion of the Merger, that injunction may delay or prevent the Merger from being completed within the expected timeframe or at all, which may adversely affect Chesapeake’s and Southwestern’s respective businesses, financial position and results of operations.
There can be no assurance that any of the defendants will be successful in the outcome of any pending or any potential future lawsuits. The defense or settlement of any lawsuit or claim that remains unresolved at the time the Merger is completed may adversely affect Chesapeake’s and Southwestern’s respective businesses, financial condition, results of operations and cash flows.
Chesapeake shareholders and Southwestern shareholders will not be entitled to appraisal rights in the Merger.
Under Oklahoma law, with respect to the Chesapeake shareholders, and under Delaware law, with respect to the Southwestern shareholders, holders of Chesapeake Common Stock and Southwestern Common Stock do not have appraisal rights in connection with the Merger, as more fully described in “The Merger — No Appraisal Rights.”
The Merger could trigger a number of potential early termination triggers under Southwestern’s current ISDA documentation.
Southwestern is party to several commodity hedging agreements. There are a number of potential early termination triggers under such documents that could arise upon closing of the Merger and, if applicable, would give Southwestern’s hedging counterparties the ability to terminate such hedging agreements and demand payment of any amounts owed by Southwestern. Under the Merger Agreement, each party agreed to use commercially reasonable efforts to cooperate with the other as reasonably requested by the other party, in connection with the development of a post-closing hedging strategy for Chesapeake and the mechanics for implementing that strategy, including but not limited to the amendment, assignment, termination or novation of any derivative transaction (including any commodity hedging arrangement or related contract) of Southwestern or any of its subsidiaries on terms that are reasonably requested by Chesapeake and effective at and conditioned upon the closing. If such efforts are unsuccessful, the Merger could trigger termination rights for Southwestern’s hedging counterparties, and the Surviving Corporation may owe termination payments to such counterparties.
Risk Factors Relating to the Combined Company Following the Merger
The combined company may be unable to integrate the businesses of Chesapeake and Southwestern successfully or realize the anticipated benefits of the Merger.
The Merger involves the combination of two companies that currently operate as independent public companies. The combination of two independent businesses is complex, costly and time consuming, and each of Chesapeake and Southwestern will be required to devote significant management attention and resources to integrating the business practices and operations of Southwestern into Chesapeake. Potential difficulties that Chesapeake and Southwestern may encounter as part of the integration process include the following:
•
the inability to successfully combine the business of Chesapeake and Southwestern in a manner that permits the combined company to achieve, on a timely basis, or at all, the enhanced revenue opportunities and cost savings and other benefits anticipated to result from the Merger;

•
complexities associated with managing the combined businesses, including difficulty addressing possible differences in operational philosophies and the challenge of integrating complex systems, technology, networks and other assets of each of the companies in a seamless manner that minimizes any adverse impact on customers, suppliers, employees and other constituencies;

•
the assumption of contractual obligations with less favorable or more restrictive terms; and

•
potential unknown liabilities and unforeseen increased expenses or delays associated with the Merger.

In addition, Chesapeake and Southwestern have operated and, until the completion of the Merger, will continue to operate, independently. It is possible that the integration process could result in:
•
diversion of the attention of each company’s management; and

•
the disruption of, or the loss of momentum in, each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies.

Any of these issues could adversely affect each company’s ability to maintain relationships with customers, suppliers, employees and other constituencies or achieve the anticipated benefits of the Merger or could reduce each company’s earnings or otherwise adversely affect the business and financial results of the combined company following the Merger.
Declaration, payment and amounts of dividends, if any, distributed to shareholders of the combined company will be uncertain.
Although Chesapeake has paid cash dividends on Chesapeake Common Stock in the past, the combined company’s board may determine not to declare dividends in the future or may reduce the amount of dividends paid in the future. Any payment of future dividends will be at the discretion of the combined company’s board and will depend on the combined company’s results of operations, financial condition, cash requirements, future prospects and other considerations that the combined company’s board deems relevant, including, but not limited to:
•
the combined company may not have enough cash to pay such dividends or to repurchase shares due to its cash requirements, capital spending plans, cash flow or financial position;

•
decisions on whether, when and in which amounts to make any future distributions will remain at all times entirely at the discretion of the combined company’s board, which could change its dividend practices at any time and for any reason;

•
the combined company’s desire to maintain or improve the credit ratings on its debt;

•
the amount of dividends that the combined company may distribute to its shareholders is subject to restrictions under Oklahoma law; and

•
the agreements governing the combined company’s indebtedness.

Shareholders should be aware that they have no contractual or other legal right to dividends that have not been declared.
The trading price and volume of the combined company common stock may be volatile following the Merger.
The trading price and volume of the combined company common stock may be volatile following completion of the Merger. The stock markets in general have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of Chesapeake Common Stock. As a result, Chesapeake shareholders and Southwestern shareholders who receive Chesapeake Common Stock may suffer a loss on their investment. Many factors may impair the market for the combined company common stock and the ability of investors to sell shares at an attractive price and could also cause the market price and demand for the combined company common stock to fluctuate substantially, which may negatively affect the price and liquidity of the combined company common stock. Many of these factors and conditions are beyond the control of the combined company or the combined company shareholders.
Following the consummation of the Merger, the market price of the combined company common stock may be depressed by the perception that former Southwestern shareholders may sell the shares of common stock they will acquire at closing and for other reasons related to the Merger.
Subject to applicable securities laws, former Southwestern shareholders may seek to sell shares of the combined company common stock held by them immediately following the consummation of the Merger. The Merger Agreement contains no restriction on their ability to sell such shares of the combined company common stock. These sales (or the perception that these sales may occur), coupled with the increase in the outstanding number of shares of the combined company common stock, may adversely affect the market for, and the market price of, shares of the combined company common stock.
The unaudited pro forma combined financial statements and the unaudited forecasted financial information prepared by Chesapeake and Southwestern included in this joint proxy statement/prospectus are based on a number of preliminary estimates and assumptions and the actual results of operations, cash flows and financial position of the combined company after the Merger may differ materially.
The unaudited pro forma information and the unaudited forecasted financial information in this joint proxy statement/prospectus is presented for illustrative purposes only, has been prepared based on available information and certain assumptions and estimates that Chesapeake and Southwestern believe are reasonable, and is not necessarily indicative of what Chesapeake’s actual financial position or results of operations would have been had the pro forma events been completed on the dates indicated. Further, the combined company’s actual results and financial position after the pro forma events occur may differ materially and adversely from the unaudited pro forma information included in this joint proxy statement/prospectus. The unaudited pro forma combined financial statements have been prepared with Chesapeake as the accounting acquirer under United States generally accepted accounting principles (“GAAP”) and reflect adjustments based upon preliminary estimates of the fair value of assets to be acquired and liabilities to be assumed.
The financial forecasts are based on various assumptions that may not be realized.
The financial estimates set forth in the forecasts included under the sections “The Merger — Certain Unaudited Forecasted Financial Information” were based on assumptions of, and information available to, Chesapeake management and Southwestern management, as applicable, when prepared, and these estimates and assumptions are subject to uncertainties, many of which are beyond Chesapeake’s and Southwestern’s control and may not be realized. Many factors mentioned in this joint proxy statement/prospectus, including the risks outlined in this “Risk Factors” section and the events or circumstances described under “Cautionary Statement Regarding Forward-Looking Statements,” will be important in determining the combined company’s future results. As a result of these contingencies, actual future results may vary materially from Chesapeake’s and Southwestern’s estimates. In view of these uncertainties, the inclusion of financial estimates in this joint proxy statement/prospectus is not and should not be viewed as a representation that the forecasted results will necessarily reflect actual future results.
Chesapeake’s and Southwestern’s financial estimates were not prepared with a view toward public disclosure, and such financial estimates were not prepared with a view toward compliance with published guidelines of any regulatory or professional body. Further, any forward-looking statement speaks only as of the date on which it is made, and neither Chesapeake nor Southwestern undertakes any obligation, other than as required by applicable law, to update the financial estimates herein to reflect events or circumstances after the date those financial estimates were prepared or to reflect the occurrence of anticipated or unanticipated events or circumstances.
The prospective financial information included in this document has been prepared by, and is the responsibility of, Chesapeake’s management. PricewaterhouseCoopers LLP has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference in this document relates to Chesapeake’s previously issued financial statements. It does not extend to the prospective financial information and should not be read to do so. See “The Merger — Certain Unaudited Forecasted Financial Information” for more information.
The opinions of Chesapeake’s and Southwestern’s respective financial advisors will not reflect changes in circumstances between the signing of the Merger Agreement and the completion of the Merger.
Each of Chesapeake and Southwestern has received an opinion from its respective financial advisor in connection with the signing of the Merger Agreement but has not obtained any updated opinion from its respective financial advisor as of the date of this joint proxy statement/prospectus. Changes in the operations and prospects of Chesapeake or Southwestern, general market and economic conditions and other factors that may be beyond the control of Chesapeake or Southwestern, and on which the companies’ respective financial advisors’ opinions were based, may significantly alter the value of Chesapeake or Southwestern or the prices of the shares of Chesapeake Common Stock or Southwestern Common Stock by the time the Merger is completed. The opinions do not speak as of the time the Merger will be completed or as of any date other than the date of such opinions. Because neither Chesapeake nor Southwestern currently anticipates asking its respective financial advisor to update its opinion, such opinions will not address the fairness of the Merger Consideration from a financial point of view at the time the Merger is completed. The Chesapeake Board’s recommendation that Chesapeake shareholders vote in favor of the Stock Issuance Proposal, the Advisory Chesapeake Compensation Proposal and the Chesapeake Adjournment Proposal and the Southwestern Board’s recommendation that Southwestern shareholders vote in favor of the Merger Proposal, the Advisory Southwestern Compensation Proposal and the Southwestern Adjournment Proposal, however, are made as of the date of this joint proxy statement/prospectus.
The synergies attributable to the Merger may vary from expectations.
The combined company may fail to realize the anticipated benefits and synergies expected from the Merger, which could adversely affect the combined company’s business, financial condition and operating results. The success of the Merger will depend, in significant part, on the combined company’s ability to successfully integrate the acquired business, grow the revenue of the combined company and realize the anticipated strategic benefits and synergies from the combination. Chesapeake and Southwestern believe that the combination of the companies will provide operational and financial scale, increasing free cash flow, and enhancing the combined company’s corporate rate of return. However, achieving these goals requires, among other things, realization of the targeted cost and commercial synergies expected from the Merger. This growth and the anticipated benefits of the transaction may not be realized fully or at all or may take longer to realize than expected. Actual operating, technological, strategic and revenue opportunities, if achieved at all, may be less significant than expected or may take longer to achieve than anticipated. If the combined company is not able to achieve these objectives and realize the anticipated benefits and synergies expected from the Merger within the anticipated timing or at all, the combined company’s business, financial condition and operating results may be adversely affected, the combined company’s earnings per share may be diluted, the accretive effect of the Merger may decrease or be delayed and the share price of the combined company may be negatively impacted.
The future results of the combined company following the Merger will suffer if the combined company does not effectively manage its expanded operations.
Following the Merger, the size of the business of the combined company will increase significantly. The combined company’s future success will depend, in part, upon its ability to manage this expanded business, which will pose substantial challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. The combined company may also face increased scrutiny from governmental authorities as a result of the significant increase in the size of its business. There can be no assurances that the combined company will be successful or that it will realize the expected operating efficiencies, cost savings, revenue enhancements or other benefits currently anticipated from the Merger.
The Merger may result in a loss of customers, suppliers, vendors, landlords, joint venture partners and other business partners and may result in the termination of existing contracts.
Following the Merger, some of the customers, suppliers, vendors, landlords, joint venture partners and other business partners of Chesapeake or Southwestern may terminate or scale back their current or prospective business relationships with the combined company. Some customers may not wish to source a larger percentage of their needs from a single company or may feel that the combined company is too closely allied with one of their competitors. In addition, Chesapeake and Southwestern have contracts with customers, suppliers, vendors, landlords, joint venture partners and other business partners that may require Chesapeake or Southwestern to obtain consents from these other parties in connection with the Merger, which may not be obtained on favorable terms or at all. If relationships with customers, suppliers, vendors, landlords, joint venture partners and other business partners are adversely affected by the Merger, or if the combined company, following the Merger, loses some or all of the benefits of the contracts of Chesapeake or Southwestern, the combined company’s business and financial performance could suffer.
Combined company shareholders may experience dilution in the future.
The percentage ownership of combined company shareholders may be diluted in the future because of equity issuances for acquisitions, capital market transactions or otherwise, including, without limitation, equity awards that the combined company may grant to its directors, officers and employees and pursuant to Chesapeake “at-the-market” offerings of Chesapeake Common Stock. Such issuances may have a dilutive effect on the combined company’s earnings per share, which could adversely affect the market price of the combined company.
Certain employees of Southwestern will have rights to purchase or receive shares of Chesapeake Common Stock after the Merger as a result of the conversion of their Southwestern equity awards into Chesapeake equity awards. The conversion of these Southwestern equity awards into Chesapeake equity awards is described in further detail in the section entitled “The Merger Agreement — Treatment of Southwestern Long-Term Incentive Awards in the Merger.” The issuance of shares of Chesapeake Common Stock pursuant to these awards will dilute the percentage ownership of combined company shareholders. It is also expected that, from time to time after the closing of the Merger, the Executive Compensation Committee of the combined company’s board will grant additional equity awards to employees and directors of the combined company under the combined company’s compensation and employee benefit plans. These additional equity awards will have a dilutive effect on the combined company’s earnings per share, which could adversely affect the market price of the Chesapeake Common Stock.
In addition, the Second Amended and Restated Certificate of Incorporation of Chesapeake, as amended (the “Chesapeake Charter”) will authorize the combined company to issue, without the approval of shareholders, one or more classes or series of preferred stock having such designations, powers, preferences and relative, participating, optional and other special rights, including preferences over Chesapeake Common Stock with respect to dividends and distributions, as the Chesapeake Board generally may determine. The terms of one or more classes or series of preferred stock could dilute the voting power or reduce the value of the Chesapeake Common Stock. For example, the repurchase or redemption rights or liquidation preferences that could be assigned to holders of preferred stock could affect the residual value of the Chesapeake Common Stock. For more information, see “Comparison of Rights of Southwestern Shareholders and Chesapeake Shareholders.”
The combined company will have a significant amount of indebtedness, which will limit its liquidity and financial flexibility, and any downgrade of its credit rating could adversely impact the combined company. The combined company may also incur additional indebtedness in the future.
As of December 31, 2023, Chesapeake and Southwestern had total long-term indebtedness of approximately $2.0 billion and approximately $4.0 billion, respectively. Accordingly, the combined company will have substantial indebtedness following completion of the Merger. In addition, subject to the limits contained in the documents governing such indebtedness, the combined company may be able to incur substantial additional debt from time to time to finance working capital, capital expenditures, investments or acquisitions or for other purposes. The combined company’s indebtedness and other financial commitments have important consequences to its business, including, but not limited to:
•
making it more difficult for the company to satisfy its obligations with respect to senior notes and other indebtedness due to the increased debt-service obligations, which could, in turn, result in an event of default on such other indebtedness or the senior notes;

•
requiring the company to dedicate a substantial portion of its cash flows from operations to debt service payments, thereby limiting its ability to fund working capital, capital expenditures, investments or acquisitions and other general corporate purposes;

•
increasing the company’s vulnerability to general adverse economic and industry conditions, including low commodity price environments;

•
limiting the company’s ability to obtain additional financing due to higher costs and more restrictive covenants;

•
limiting the company’s flexibility in planning for, or reacting to, changes in its business and the industry in which it operates; and

•
placing the company at a competitive disadvantage compared with its competitors that have proportionately less debt and fewer guarantee obligations.

In addition, Chesapeake and Southwestern receive credit ratings from rating agencies in the U.S. with respect to their indebtedness. Any credit downgrades resulting from the Merger or otherwise could adversely impact the combined company’s ability to access financing and trade credit, require the combined company to provide additional letters of credit or other assurances under contractual arrangements and increase the combined company’s interest rate under any credit facility borrowing as well as the cost of any other future debt.
The combined company may record goodwill and other intangible assets that could become impaired and result in material non-cash charges to the results of operations of the combined company in the future.
The combined company will account for the Merger as an acquisition of a business in accordance with GAAP. Under the acquisition method of accounting, the assets and liabilities of Southwestern and its subsidiaries will be recorded, as of completion, at their respective fair values and added to Chesapeake’s. The combined company’s reported financial condition and results of operations for periods after completion of the Merger will reflect Southwestern’s balances and results after completion of the Merger but will not be restated retroactively to reflect the historical financial position or results of operations of Southwestern and its subsidiaries for periods prior to the Merger.
Under the acquisition method of accounting, the total purchase price is allocated to Southwestern’s identifiable tangible and intangible assets acquired and liabilities assumed based on their respective fair market values as of the date of completion of the Merger, with any excess purchase price allocated to goodwill. To the extent the value of goodwill or intangibles, if any, becomes impaired in the future, the combined company may be required to incur material non-cash charges relating to such impairment. The combined company’s operating results may be significantly impacted from both the impairment and the underlying trends in the business that triggered the impairment.
The combined company may fail to protect confidential information and/or experience data security incidents, resulting in damage to its brand and reputation, material financial penalties, and legal liability, which could adversely affect its future business and operations.
Like Chesapeake and Southwestern, the combined company will rely on computer systems, hardware, software, technology infrastructure and online sites and networks for both internal and external operations that will be critical to its businesses (collectively, “IT Systems”), which may be owned and/or managed by third parties. The combined company and certain of its third-party providers will also collect, maintain and process data about customers, employees, business partners and others, as well as proprietary information belonging to its businesses (collectively, “Confidential Information”).
The combined company may face numerous and evolving cybersecurity risks that threaten the confidentiality, integrity and availability of its IT Systems and Confidential Information, including from diverse threat actors, such as state-sponsored organizations, opportunistic hackers and hacktivists, as well as through diverse attack vectors, such as social engineering/phishing, malware (including ransomware), malfeasance by insiders, human or technological error, and as a result of malicious code embedded in open-source software, or misconfigurations, “bugs” or other vulnerabilities in commercial software that is integrated into its (or its suppliers’ or service providers’) IT Systems, products or services. Cyberattacks are expected to accelerate on a global basis in frequency and magnitude as threat actors are becoming increasingly sophisticated in using techniques and tools — including artificial intelligence — that circumvent security controls, evade detection and remove forensic evidence. As a result, the combined company may be unable to detect, investigate, remediate or recover from future attacks or incidents, or to avoid a material adverse impact to its IT Systems, Confidential Information or business.
Chesapeake and Southwestern could also face challenges in merging their respective cybersecurity risk management programs, which could result in a temporary increase in cybersecurity risk for the combined company. There can also be no assurance that the combined company’s cybersecurity risk management program and processes, including its policies, controls or procedures, will be fully implemented, complied with or effective in protecting its IT Systems and Confidential Information. Any adverse impact to the availability, integrity or confidentiality of its IT Systems or Confidential Information can result in legal claims or proceedings (such as class actions), regulatory investigations and enforcement actions, fines and penalties, negative reputational impacts that could cause the combined company to lose existing or future customers, and/or significant incident response, system restoration or remediation and future compliance costs. Any or all of the foregoing could materially adversely affect the combined company’s business, results of operations, and financial condition. Finally, there is no guarantee that any costs and liabilities incurred in relation to an attack or incident will be covered by the combined company’s insurance policies or that applicable insurance will be available to the combined company in the future on economically reasonable terms or at all.
Compliance with new federal position limits could have an adverse effect on the combined company’s financial condition, results of operations, and ability to hedge risks associated with its business.
The CFTC has recently finalized position limits for certain futures and option contracts in the major energy markets and for swaps that are their economic equivalents, although certain bona fide hedging transactions would be exempt from these position limits provided that various conditions are satisfied. The CFTC has also finalized a related aggregation rule that requires market participants to aggregate their positions with certain other persons under common ownership and control, unless an exemption applies, for purposes of determining whether the position limits have been exceeded. The new position limits and rules on aggregation may have an impact on the combined company’s ability to hedge exposure to price fluctuation of certain commodities. In addition to the CFTC federal position limit regime, designated contract markets also have established position limit and accountability regimes. The combined company may have to modify trading decisions or liquidate positions to avoid exceeding such limits or at the direction of the exchange to comply with accountability levels. Further, any such position limit regime, whether imposed at the federal-level or at the designated contract market (“DCM”)-level may impose added operating costs to monitor compliance with such position limit levels, addressing accountability level concerns and maintaining appropriate exemptions, if applicable.
Other Risk Factors Relating to Chesapeake and Southwestern
As a result of entering into the Merger Agreement, Chesapeake’s and Southwestern’s businesses are and will be subject to the risks described above. In addition, Chesapeake and Southwestern are, and following completion of the Merger, the combined company will be, subject to the risks described in Chesapeake’s and Southwestern’s most recent Annual Report on Form 10-K as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which are filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” for the location of information incorporated by reference into this joint proxy statement/prospectus.

Tax Risks Related to the Merger and the Ownership of Chesapeake Common Stock Received in the Merger
In addition to reading the following risk factors, you are strongly urged to read “Material U.S. Federal Income Tax Consequences” for a more complete discussion of the expected U.S. federal income tax consequences of the Merger and owning and disposing of shares of Chesapeake Common Stock received in the Merger.
If the Integrated Mergers, taken together, do not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, Southwestern shareholders may be required to pay substantial taxes.
Assuming that the Integrated Mergers are completed as currently contemplated, Chesapeake and Southwestern intend for the Integrated Mergers, taken together, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to Southwestern’s obligation to complete the Merger that it receive an opinion from Kirkland & Ellis LLP, or other legal counsel selected by Southwestern and reasonably satisfactory to Chesapeake, dated as of the closing date, to the effect that the Integrated Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The opinion will be based on representations from each of Chesapeake and Southwestern and on customary factual assumptions, as well as certain covenants and undertakings by Chesapeake and Southwestern. If any of such representations, assumptions, covenants or undertakings is or becomes incorrect, incomplete or inaccurate or is violated, the validity of the opinion described above may be affected and the U.S. federal income tax consequences of the Integrated Mergers could differ materially from those described herein. An opinion of counsel represents such counsel’s best legal judgment but is not binding on the U.S. Internal Revenue Service (the “IRS”) or any court, so there can be no certainty that the IRS will not challenge the conclusion reflected in the opinion or that a court will not sustain such a challenge. Neither Chesapeake nor Southwestern intend to obtain a ruling from the IRS with respect to the tax consequences of the Integrated Mergers as a “reorganization” within the meaning of Section 368(a) of the Code. If a court determines that the Integrated Mergers, taken together, are not treated as a “reorganization” within the meaning of Section 368(a) of the Code, a U.S. holder generally would recognize taxable gain or loss upon the exchange of Southwestern Common Stock for Chesapeake Common Stock pursuant to the Merger.
There are limitations on the utilization of the historic U.S. net operating loss carryforwards of Chesapeake and Southwestern.
Chesapeake’s ability to utilize U.S. net operating loss carryforwards (including any historic loss carryforwards of Southwestern) to reduce future taxable income following the consummation of the Merger is subject to various limitations under the Code.
In general, Section 382 of the Code imposes such a limitation upon the occurrence of ownership changes resulting from issuances of a company’s stock or the sale or exchange of such company’s stock by certain shareholders if, as a result, there is an aggregate change of more than 50% in the beneficial ownership of such company’s stock by such shareholders during any three-year period. The limitation (a “Section 382 limitation”) with respect to the loss carryforwards of a company that has undergone such an ownership change generally is equal to (i) the fair market value of such company’s equity multiplied by (ii) a percentage approximately equivalent to the yield on long-term tax-exempt bonds during the month in which the ownership change occurs. In addition, the Section 382 limitation is increased if there are recognized built-in gains during the five-year post-change period, but only to the extent of any net unrealized built-in gain existing on the date of the ownership change. If a corporation that is already subject to a Section 382 limitation as a result of an ownership change undergoes a second ownership change, net operating losses attributable to the period preceding the earlier ownership change are treated as pre-change losses with respect to both ownership changes. The second ownership change may result in a lesser, but never a greater, Section 382 limitation following such ownership change.
Each of Chesapeake and Southwestern is subject to a Section 382 limitation as a result of an earlier ownership change. Moreover, Chesapeake and Southwestern believe that the transactions in connection with the Merger, if consummated, will result in a subsequent ownership change with respect to each of Chesapeake and Southwestern. As a result, Chesapeake will continue to be subject to a preexisting Section 382 limitation on the use of each of Chesapeake and Southwestern’s loss carryforwards that existed on the date of its respective earlier ownership change, and could be subject to an additional (and more restrictive) limitation on those that exist on the closing date of the Merger (including each company’s pre-change losses with respect to its earlier ownership change).

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Certain statements and information in this document may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements, other than statements of historical fact, included in this document that address activities, events or developments that Chesapeake or Southwestern expects, believes or anticipates will or may occur in the future are forward-looking statements. Words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “create,” “intend,” “could,” “would,” “may,” “plan,” “will,” “guidance,” “look,” “goal,” “future,” “build,” “focus,” “continue,” “strive,” “allow” or the negative of such terms or other variations thereof and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements include, but are not limited to, statements regarding the Merger, the expected closing of the Merger and the timing thereof and as adjusted descriptions of the post-Merger company and its operations, strategies and plans, integration, debt levels and leverage ratio, capital expenditures, cash flows and anticipated uses thereof, synergies, opportunities and anticipated future performance, including maintaining current Chesapeake management, enhancements to investment-grade credit profile, an expected accretion to earnings and free cash flow, dividend payments and potential share repurchases, increase in value of tax attributes and expected impact on EBITDA. Information adjusted for the Merger should not be considered a forecast of future results. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this document. These include the risk that Chesapeake’s and Southwestern’s businesses will not be integrated successfully; the risk that cost savings, synergies and growth from the Merger may not be fully realized or may take longer to realize than expected; the risk that the credit ratings of the combined company or its subsidiaries may be different from what the companies expect; the possibility that shareholders of Chesapeake may not approve the issuance of Chesapeake Common Stock in connection with the Merger or that Southwestern shareholders may not approve the Merger; the risk that a condition to closing of the Merger may not be satisfied, that either party may terminate the Merger Agreement or that the closing of the Merger might be delayed or not occur at all; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the Merger; the risk the parties do not receive regulatory approval of the Merger; the occurrence of any other event, change or other circumstances that could give rise to the termination of the Merger Agreement; the risk that changes in Chesapeake’s capital structure and governance could have adverse effects on the market value of its securities; the ability of Chesapeake and Southwestern to retain customers and retain and hire key personnel and maintain relationships with their suppliers and customers and on Chesapeake’s and Southwestern’s operating results and business generally; the risk that the Merger could distract management from ongoing business operations or cause Chesapeake and/or Southwestern to incur substantial costs; the risk of any litigation relating to the Merger; the risk that Chesapeake may be unable to reduce expenses or access financing or liquidity; the risk of changes in governmental regulations or enforcement practices, especially with respect to environmental, health and safety matters; and other important factors that could cause actual results to differ materially from those projected. All such factors are difficult to predict and are beyond Chesapeake’s or Southwestern’s control, including those detailed in Chesapeake’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that are available on Chesapeake’s website at www.chk.com and on the website of the SEC at www.sec.gov, and those detailed in Southwestern’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that are available on Southwestern’s website at www.southwestern.com and on the website of the SEC. All forward-looking statements are based on assumptions that Chesapeake and Southwestern believe to be reasonable but that may not prove to be accurate. Any forward-looking statement speaks only as of the date on which such statement is made, and neither Chesapeake nor Southwestern undertakes any obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

PARTIES TO THE MERGER
Chesapeake Energy Corporation
6100 North Western Avenue
Oklahoma City, Oklahoma 73118
(405) 848-8000
Chesapeake is an independent exploration and production company engaged in the acquisition, exploration and development of properties to produce natural gas, oil and NGLs from underground reservoirs. Chesapeake owns a large portfolio of onshore U.S. unconventional natural gas assets, including interests in approximately 5,000 gross natural gas wells. Chesapeake’s natural gas resource plays are the Marcellus Shale in the northern Appalachian Basin in Pennsylvania and the Haynesville/Bossier Shales in northwestern Louisiana. Chesapeake’s corporate headquarters are located in Oklahoma City, Oklahoma and Chesapeake Common Stock trades on Nasdaq under the ticker symbol “CHK.”
For more information about Chesapeake, please visit Chesapeake’s website at www.chk.com. The information contained on Chesapeake’s website or accessible through it does not constitute a part of this document.
Southwestern Energy Company
10000 Energy Drive
Spring, Texas 77389
(832) 796-1000
Southwestern is an independent energy company primarily engaged in the production and development of natural gas, NGLs and crude oil within the nation’s most prolific shale gas basins. Southwestern is principally focused on production and exploration within the Marcellus and Utica Shales in Pennsylvania, Ohio and West Virginia as well as the Haynesville and Bossier formations found in Louisiana. Southwestern markets and transports natural gas, NGLs and oil through various transportation assets while also negotiating optimal pricing and valuations. Southwestern’s corporate headquarters are located in Spring, Texas, and Southwestern Common Stock trades on the NYSE under the ticker symbol “SWN.”
For more information about Southwestern, please visit Southwestern’s website at www.swn.com. The information contained on Southwestern’s website or accessible through it does not constitute a part of this document.
Hulk Merger Sub, Inc.
6100 North Western Avenue
Oklahoma City, Oklahoma 73118
(405) 848-8000
Merger Sub Inc is a Delaware corporation and wholly owned subsidiary of Chesapeake. Merger Sub Inc has not carried on any activities to date, other than activities incidental to its formation or undertaken in connection with the transactions contemplated by the Merger Agreement.
Hulk LLC Sub, LLC
6100 North Western Avenue
Oklahoma City, Oklahoma 73118
(405) 848-8000
Merger Sub LLC is a Delaware limited liability company and wholly owned subsidiary of Chesapeake. Merger Sub LLC has not carried on any activities to date, other than activities incidental to its formation or undertaken in connection with the transactions contemplated by the Merger Agreement.

SPECIAL MEETING OF CHESAPEAKE SHAREHOLDERS
General
This document is first being mailed on or about            , 2024 and constitutes notice of the Chesapeake Special Meeting in conformity with the requirements of the OGCA and the second amended and restated bylaws of Chesapeake (the “Chesapeake Bylaws”).
This document is being provided to Chesapeake shareholders as part of a solicitation of proxies by the Chesapeake Board for use at the Chesapeake Special Meeting and at any adjournment or postponement of the Chesapeake Special Meeting. Chesapeake shareholders are encouraged to read the entire document carefully, including the annexes to this document, for more detailed information regarding the Merger Agreement and the transactions contemplated by the Merger Agreement.
Date, Time and Place
The Chesapeake Special Meeting will be held virtually at www.virtualshareholdermeeting.com/CHK2024SM, on         , 2024, at        a.m., Central Time. The Chesapeake Special Meeting can be accessed by visiting www.virtualshareholdermeeting.com/CHK2024SM, where Chesapeake shareholders will be able to participate and vote online. This document is first being furnished to Chesapeake’s shareholders on or about            , 2024.
Purpose of the Chesapeake Special Meeting
The Chesapeake Special Meeting has been called for the following purposes:
1.
To consider and vote on the Stock Issuance Proposal to approve the issuance of shares of Chesapeake Common Stock, pursuant to the Merger Agreement, a copy of which is attached as Annex A to the joint proxy statement/prospectus;

2.
To consider and vote on the Advisory Chesapeake Compensation Proposal to approve, by non-binding, advisory vote, certain compensation arrangements for Chesapeake’s named executive officers in connection with the Merger; and

3.
To consider and vote on the Chesapeake Adjournment Proposal to approve, if necessary or appropriate, to solicit additional votes from shareholders if there are not sufficient votes to adopt the Stock Issuance Proposal.

Chesapeake will transact no other business at the Chesapeake Special Meeting or any adjournment or postponement thereof, except such business as may properly be brought before the Chesapeake Special Meeting by or at the direction of the Chesapeake Board in accordance with the Chesapeake Bylaws. This joint proxy statement/prospectus, including the Merger Agreement attached thereto as Annex A, contains further information with respect to these matters.
Recommendation of the Chesapeake Board
The Chesapeake Board has determined that the Stock Issuance Proposal and the transactions contemplated by the Merger Agreement, including the Merger, are advisable and fair to, and in the best interests of, Chesapeake and its shareholders and has adopted, approved and declared advisable the Stock Issuance Proposal. A description of factors considered by the Chesapeake Board in reaching its decision to approve and declare advisable the Stock Issuance Proposal can be found in “The Merger — Recommendation of the Chesapeake Board and its Reasons for the Merger” beginning on page 99.
The Chesapeake Board recommends that Chesapeake shareholders vote “FOR” the Stock Issuance Proposal, “FOR” the Advisory Chesapeake Compensation Proposal and “FOR” the Chesapeake Adjournment Proposal
Chesapeake shareholders’ approval of the Stock Issuance Proposal is a condition for the Merger to occur. If Chesapeake shareholders fail to approve the Stock Issuance Proposal by the requisite vote, the Merger will not occur. As an advisory vote, the Advisory Chesapeake Compensation Proposal is not a condition to the completion of the Merger and is a vote separate and apart from the vote to approve the Stock Issuance Proposal. Chesapeake does not intend to call a vote on the Chesapeake Adjournment Proposal if the Stock Issuance Proposal is approved at the Chesapeake Special Meeting.
Record Date; Shareholders Entitled to Vote
Only holders of Chesapeake Common Stock at the close of business on            , 2024, the record date for the Chesapeake Special Meeting, will be entitled to notice of, and to vote at, the Chesapeake Special Meeting or any adjournment or postponement of the Chesapeake Special Meeting. At the close of business on the Chesapeake Record Date,            shares of Chesapeake Common Stock were issued and outstanding.
Holders of Chesapeake Common Stock are entitled to one vote for each share of Chesapeake Common Stock they own at the close of business on the Chesapeake Record Date.
A complete list of shareholders entitled to vote at the Chesapeake Special Meeting will be available for a period of at least ten days prior to the Chesapeake Special Meeting. If you would like to inspect the list of Chesapeake shareholders of record, please contact the Corporate Secretary of Chesapeake to schedule an appointment or request access. A certified list of eligible Chesapeake shareholders will be available for inspection during the Chesapeake Special Meeting at www.virtualshareholdermeeting.com/CHK2024SM by entering the control number provided on your proxy card, voting instruction form or notice.
Quorum; Adjournment
There must be a quorum for business to be conducted at the Chesapeake Special Meeting. The presence at the Chesapeake Special Meeting of the holders of a majority of the outstanding shares of Chesapeake Common Stock entitled to vote at the meeting, represented in person or by proxy, will constitute a quorum. As a result, there must be 65,536,114 shares represented by proxy or by shareholders present and entitled to vote at the Chesapeake Special Meeting in order to have a quorum. Virtual attendance at the special meeting will constitute presence in person for the purpose of determining the presence of a quorum for the transaction of business at the Chesapeake Special Meeting.
The chair of the meeting or the shareholders, by the affirmative vote of a majority of the voting power of the shares so represented, may adjourn the meeting from time to time, whether or not there is such a quorum. Failure of a quorum to be represented at the Chesapeake Special Meeting will result in an adjournment of the Chesapeake Special Meeting and may subject Chesapeake to additional expense. Even if a quorum is present, the Chesapeake Special Meeting may also be adjourned in order to provide more time to solicit additional proxies in favor of approval of the Stock Issuance Proposal if the chair of the meeting so moves.
Notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken unless the adjournment is for more than thirty days, in which case a notice of the adjourned meeting will be given to each Chesapeake shareholder of record entitled to vote at the meeting. If after the adjournment a new record date for the shareholders entitled to vote is fixed for the adjourned meeting, the Chesapeake Board must fix a record date for the adjourned meeting in accordance with the OGCA and the Chesapeake Bylaws and provide a new notice of the adjourned meeting to each shareholder of record entitled to vote at the meeting. In addition, the Chesapeake Special Meeting could be postponed before it commences.
If the Chesapeake Special Meeting is adjourned or postponed for the purpose of soliciting additional votes, shareholders who have already submitted their proxies will be able to revoke them at any time prior to the final vote on the proposals. If you submit your proxy over the Internet or by telephone or submit a properly executed proxy card, even if you abstain from voting, your shares will be counted as present for purposes of determining whether a quorum exists at the Chesapeake Special Meeting.
Required Vote
Assuming a quorum is present, approval of the Stock Issuance Proposal and the Advisory Chesapeake Compensation Proposal each requires the affirmative vote of holders of a majority of the shares of

Chesapeake Common Stock cast at the Chesapeake Special Meeting. Assuming a quorum is present, approval of the Chesapeake Adjournment Proposal requires the affirmative vote of holders of a majority of the shares of Chesapeake Common Stock present in person or represented by proxy at the Chesapeake Special Meeting. Virtual attendance at the Chesapeake Special Meeting constitutes presence in person for purposes of determining the presence of a quorum for the transaction of business at the Chesapeake Special Meeting. Accordingly, with respect to a Chesapeake shareholder who is present in person or represented by proxy at the Chesapeake Special Meeting, such shareholder’s abstention from voting or the failure of a Chesapeake shareholder to vote will have no effect on the outcome of the Stock Issuance Proposal, the Advisory Chesapeake Compensation Proposal and the Chesapeake Adjournment Proposal. The failure of a Chesapeake shareholder who holds shares in “street name” through a bank, broker or other nominee to give voting instructions to the bank, broker or other nominee will have no effect on the outcome of the Stock Issuance Proposal, the Advisory Chesapeake Compensation Proposal and the Chesapeake Adjournment Proposal.
Abstentions and Broker Non-Votes
An abstention occurs when a shareholder attends a meeting, either in person or by proxy, but abstains from voting. At the Chesapeake Special Meeting, abstentions will be counted as present for purposes of determining whether a quorum exists. Abstaining from voting will have no effect on the outcome of the Stock Issuance Proposal, the Advisory Chesapeake Compensation Proposal and the Chesapeake Adjournment Proposal.
If no instruction as to how to vote is given (including no instruction to abstain from voting) in an executed, duly returned and not revoked proxy, the proxy will be voted “FOR” the Stock Issuance Proposal, “FOR” the Advisory Chesapeake Compensation Proposal and “FOR” the Chesapeake Adjournment Proposal.
Broker non-votes occur when (i) a bank, broker or other nominee has discretionary authority to vote on one or more proposals to be voted on at a meeting of shareholders, but is not permitted to vote on other proposals without instructions from the beneficial owner of the shares and (ii) the beneficial owner fails to provide the bank, broker or other nominee with such instructions. Under Nasdaq rules, banks, brokers and other nominees holding shares in “street name” do not have discretionary voting authority with respect to any of the Chesapeake proposals described in this joint proxy statement/prospectus. Accordingly, if a beneficial owner of shares of Chesapeake Common Stock held in “street name” does not give voting instructions to the bank, broker or other nominee, then those shares will not be counted as present in person or by proxy at the Chesapeake Special Meeting. Accordingly, the effect of a Chesapeake shareholder not instructing its, his or her bank, broker or other nominee how such shareholder wishes to vote its, his or her shares will have no effect on the outcome of the Stock Issuance Proposal, the Advisory Chesapeake Compensation Proposal or the Chesapeake Adjournment Proposal. Regardless of the outcome of the Chesapeake Adjournment Proposal, in accordance with Section 1.5 of the Chesapeake Bylaws, the chair of the Chesapeake Special Meeting may adjourn the Chesapeake Special Meeting from time to time, whether or not there is a quorum. Chesapeake does not intend to call a vote on the Chesapeake Adjournment Proposal if the Stock Issuance Proposal is approved at the Chesapeake Special Meeting.
Virtual attendance at the special meeting constitutes presence in person for purposes of determining the presence of a quorum for the transaction of business at the Chesapeake Special Meeting.
Failure to Vote
If you are a shareholder of record and you do not sign and return your proxy card or vote over the Internet, by telephone or at the Chesapeake Special Meeting, your shares will not be voted at the Chesapeake Special Meeting, will not be counted as present in person or by proxy at the Chesapeake Special Meeting and will not be counted as present for purposes of determining whether a quorum exists.
For purposes of the Stock Issuance Proposal, provided a quorum is present, a failure to vote, or a failure to instruct your bank, broker, trust or other nominee to vote, will have no effect on the outcome of a vote on the Stock Issuance Proposal. For purposes of the Advisory Chesapeake Compensation Proposal, a failure to vote, or a failure to instruct your bank, broker, trust or other nominee to vote, will have no effect on the outcome of a vote on the Chesapeake Adjournment Proposal. For purposes of the Chesapeake Adjournment Proposal, a failure to vote, or a failure to instruct your bank, broker, trust or other nominee to vote, will have no effect on the outcome of a vote on the Chesapeake Adjournment Proposal.
Virtual attendance at the special meeting constitutes presence in person for purposes of determining the presence of a quorum for the transaction of business at the Chesapeake Special Meeting.
Voting by Chesapeake’s Directors and Executive Officers
At the close of business on April 10, 2024, directors and executive officers of Chesapeake were entitled to vote 99,692 shares of Chesapeake Common Stock, or less than 1% of the shares of Chesapeake Common Stock issued and outstanding on that date. Directors and executive officers of Chesapeake have informed Chesapeake that they intend to vote their shares in favor of the Stock Issuance Proposal, although none of the directors and executive officers are obligated to do so.
Voting at the Chesapeake Special Meeting
The Chesapeake Special Meeting will be a completely virtual meeting. There will be no physical meeting location and the meeting will only be conducted via live webcast. The virtual Chesapeake Special Meeting will be held on            , 2024 at      a.m., Central Time. To participate in the Chesapeake Special Meeting and submit questions during the special meeting, visit www.virtualshareholdermeeting.com/CHK2024SM and enter the control number on the proxy card, voting instruction form or notice you received. Online check-in will begin at      a.m., Central Time. Please allow time for online check-in procedures.
The virtual shareholder meeting format uses technology designed to increase shareholder access, save Chesapeake and Chesapeake shareholders time and money, and provide Chesapeake shareholders rights and opportunities to participate in the meeting similar to what they would have at an in-person meeting. In addition to online attendance, Chesapeake provides shareholders with an opportunity to hear all portions of the official meeting, submit written questions and comments during the meeting, and vote online during the open poll portion of the meeting.
Although Chesapeake offers four different voting methods, Chesapeake encourages you to submit a proxy to vote either over the Internet or by telephone to ensure that your shares are represented and voted at the Chesapeake Special Meeting.

•
To Submit a Proxy to Vote over the Internet:   To submit a proxy to vote over the Internet, go to www.proxyvote.com and follow the steps outlined on the secured website. You will need the number included on your proxy card to obtain your records and to create an electronic voting instruction form. If you submit your proxy to vote over the Internet, you do not have to mail in a proxy card. If you choose to submit your vote via proxy over the Internet, you must do so prior to 10:59 p.m., Central Time, on            , 2024.

•
To Submit a Proxy by Telephone:   To submit a proxy to vote by telephone, call toll-free 1-800-690-6903 within the U.S., U.S. territories and Canada on a touch-tone telephone. Please have your proxy card available for reference because you will need the validation details that are located on your proxy card in order to submit your vote by proxy by telephone. If you submit your proxy to vote by telephone, you do not have to mail in a proxy card. If you choose to submit your vote via proxy by telephone, you must do so prior to 10:59 p.m., Central Time, on            , 2024.

•
To Submit a Proxy by Mail:   To submit a proxy to vote by mail, complete, sign and date the proxy card and return it promptly to the address indicated on the proxy card in the postage paid envelope provided. If you sign and return your proxy card without indicating how you want your shares of Chesapeake Common Stock to be voted with regard to a particular proposal, your shares of Chesapeake Common Stock will be voted in favor of such proposal. If you return your proxy card without a signature, your shares will not be counted as present at the Chesapeake Special Meeting and cannot be voted.

•
Voting Virtually at the Chesapeake Special Meeting:   To vote virtually at the Chesapeake Special Meeting, shareholders must register online at www.virtualshareholdermeeting.com/CHK2024SM.

If your shares are held by your bank, broker or other nominee, you are considered the beneficial owner of shares held in “street name” and you will receive a vote instruction form from your bank, broker or other nominee seeking instruction from you as to how your shares should be voted.
If you sign your proxy, but do not indicate how you wish to vote, your shares will be voted “FOR” the Stock Issuance Proposal, “FOR” the Advisory Chesapeake Compensation Proposal and “FOR” the Chesapeake Adjournment Proposal.
Revocation of Proxies
You can change or revoke your proxy at any time before the final vote at the Chesapeake Special Meeting. If you are the shareholder of record of your shares, you may revoke your proxy by:

•
submitting another proxy over the Internet or by telephone prior to 10:59 p.m., Central Time, on           , 2024;

•
timely delivering a written notice that you are revoking your proxy to Chesapeake’s Corporate Secretary;

•
timely delivering a valid, later-dated proxy;

•
attending the Chesapeake Special Meeting and voting. Your attendance at the Chesapeake Special Meeting will not revoke your proxy unless you give written notice of revocation to Chesapeake’s Corporate Secretary before your proxy is exercised or unless you vote your shares in person at the Chesapeake Special Meeting; or

•
if you are the beneficial owner of shares held in “street name,” you should contact your bank, broker or other nominee with questions about how to change or revoke your voting instructions.

Solicitation of Proxies
The Chesapeake Board is soliciting your proxy in connection with the Chesapeake Special Meeting, and Chesapeake will bear the cost of soliciting such proxies, including the costs of printing and mailing this joint proxy statement/prospectus. Chesapeake has retained Alliance Advisors as proxy solicitor to assist with the solicitation of proxies in connection with the Chesapeake Special Meeting. Chesapeake agreed to pay Alliance Advisors a fee of $35,000. Chesapeake will also reimburse Alliance Advisors for reasonable out-of-pocket expenses. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through banks, brokers and other nominees to the beneficial owners of shares of Chesapeake Common Stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail, or other electronic medium by certain of Chesapeake’s directors, officers and employees, for no additional compensation.
Tabulation of Votes
Broadridge Financial Solutions will tabulate the votes at the Chesapeake Special Meeting.
No Appraisal Rights
Chesapeake shareholders are not entitled to appraisal or dissenters’ rights in connection with the Merger. For additional information, please see “The Merger — No Appraisal Rights.”
Householding of Chesapeake Special Meeting Materials
Each registered Chesapeake shareholder will receive one copy of this joint proxy statement/prospectus per account, regardless of whether you have the same address as another shareholder of record. SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more shareholders sharing the same address by delivering a single proxy statement or a single notice addressed to those shareholders. This process, commonly called “householding,” provides cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. For more details, see “Householding of Proxy Materials.”
Questions
If you have more questions about the Merger or how to submit your proxy, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card or voting instructions, please contact the Corporate Secretary, at Chesapeake’s principal executive offices, 6100 North Western Avenue, Oklahoma City, Oklahoma 73118.
Assistance
If you need assistance voting or in completing your proxy card or have questions regarding the Chesapeake Special Meeting, please contact the Chesapeake Solicitation Agent:
Alliance Advisors LLC
200 Broadacres Dr., 3rd Floor
Bloomfield, NJ 07003
Shareholders may call toll free: 833-795-8496
Banks and Brokers may call collect: 973-873-7700
Email: CHK@allianceadvisors.com

PROPOSAL 1 — CHESAPEAKE STOCK ISSUANCE PROPOSAL
This joint proxy statement/prospectus is being furnished to Chesapeake shareholders as part of the solicitation of proxies by the Chesapeake Board for use at the Chesapeake Special Meeting to consider and vote upon the Stock Issuance Proposal pursuant to the Merger Agreement, which is attached as Annex A to this joint proxy statement/prospectus. Under the Nasdaq rules, a company listed on the Nasdaq is required to obtain stockholder approval prior to the issuance of common stock in any business combination if the number of shares of common stock to be issued in such transaction is equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock. If the Merger is completed, it is currently estimated that Chesapeake will issue approximately 96,394,817 shares of Chesapeake Common Stock in the Merger, which will exceed 20% of the shares of Chesapeake Common Stock outstanding before such issuance and for this reason Chesapeake must obtain the approval of Chesapeake shareholders for that issuance.
In the event the Stock Issuance Proposal is approved by the Chesapeake shareholders, but the Merger Agreement is terminated (without the Merger being completed) prior to the issuance of shares of Chesapeake Common Stock pursuant to the Merger Agreement, Chesapeake will not issue any shares of Chesapeake Common Stock as a result of the approval of the Stock Issuance Proposal.
The Chesapeake Board, after due and careful discussion and consideration, (i) determined that it is in the best interests of Chesapeake and its shareholders and advisable for Chesapeake to enter into the Merger Agreement and (ii) authorized and approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger and the issuance of shares of Chesapeake Common Stock in the Merger.
Required Vote of Shareholders
The Chesapeake Board accordingly recommends that Chesapeake shareholders vote “FOR” the Stock Issuance Proposal.
Approval of the Stock Issuance Proposal is a condition to completion of the Merger.
      The vote on the Stock Issuance Proposal is a vote separate and apart from the vote to approve the Advisory Chesapeake Compensation Proposal and the Chesapeake Adjournment Proposal. Accordingly, a Chesapeake shareholder may vote to approve the Advisory Chesapeake Compensation Proposal and/or the Chesapeake Adjournment Proposal and vote not to approve the Stock Issuance Proposal, and vice versa.
Assuming a quorum is present, approval of the Stock Issuance Proposal requires the affirmative vote of the holders of shares of Chesapeake Common Stock representing a majority of votes properly cast in person or represented by proxy on the Stock Issuance Proposal at the Chesapeake Special Meeting. Virtual attendance at the Chesapeake Special Meeting constitutes presence in person for purposes of determining the presence of a quorum for the transaction of business at the Chesapeake Special Meeting.
THE CHESAPEAKE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE STOCK ISSUANCE PROPOSAL.

PROPOSAL 2 — ADVISORY CHESAPEAKE COMPENSATION PROPOSAL
As required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, we are requesting the Chesapeake shareholders’ approval, on a non-binding, advisory basis, of specified compensation that may be payable to Chesapeake’s named executive officers in connection with the Merger and therefore are asking shareholders to adopt the following resolution:
“RESOLVED, that the compensation that may be paid or become payable to Chesapeake’s named executive officers in connection with the Merger, as disclosed in the table in the section of the joint proxy statement/prospectus entitled “Interests of Chesapeake’s Directors and Executive Officers in the Merger — Golden Parachute Compensation,” including the associated narrative discussion, and the agreements pursuant to which such compensation may be paid or become payable, are hereby APPROVED on an advisory basis.”
The section of this joint proxy statement/prospectus entitled “Interests of Chesapeake’s Directors and Executive Officers in the Merger — Golden Parachute Compensation” sets forth the information required by Item 402(t) of the SEC’s Regulation S-K regarding compensation that is based on, or otherwise relates to, the Merger for each “named executive officer” of Chesapeake. The named executive officers of Chesapeake are: Domenic J. Dell’Osso Jr., President and Chief Executive Officer; Mohit Singh, Executive Vice President and Chief Financial Officer; Joshua J. Viets, Executive Vice President and Chief Operations Officer; and Benjamin E. Russ, Executive Vice President-General Counsel and Corporate Secretary.
Required Vote of Shareholders
The Chesapeake Board accordingly recommends that Chesapeake shareholders vote “FOR” the Advisory Chesapeake Compensation Proposal.
The vote on the Advisory Chesapeake Compensation Proposal is a vote separate and apart from the vote to approve the Stock Issuance Proposal and the Chesapeake Adjournment Proposal. Accordingly, a Chesapeake shareholder may vote to approve the Stock Issuance Proposal and/or the Chesapeake Adjournment Proposal and vote not to approve the Advisory Chesapeake Compensation Proposal, and vice versa. Because the vote is advisory in nature only, it will not be binding on Chesapeake. Accordingly, to the extent that Chesapeake is contractually obligated to pay the compensation, the compensation will be payable to the named executive officers, subject only to the conditions applicable thereto, if the Merger is completed, regardless of the outcome of the advisory vote.
Assuming a quorum is present, approval of the Advisory Chesapeake Compensation Proposal requires the affirmative vote of the holders of shares of Chesapeake Common Stock representing a majority of votes properly cast in person or represented by proxy on the Advisory Chesapeake Compensation Proposal at the Chesapeake Special Meeting. Virtual attendance at the Chesapeake Special Meeting constitutes presence in person for purposes of determining the presence of a quorum for the transaction of business at the Chesapeake Special Meeting.
THE CHESAPEAKE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY CHESAPEAKE COMPENSATION PROPOSAL.

PROPOSAL 3 — CHESAPEAKE ADJOURNMENT PROPOSAL
The Chesapeake Special Meeting may be adjourned to another time and place, including, if necessary to permit solicitation of additional proxies if there are not sufficient votes to approve the Stock Issuance Proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to Chesapeake shareholders.
Chesapeake is asking its shareholders to authorize the holder of any proxy solicited by the Chesapeake Board to vote in favor of any adjournment of the Chesapeake Special Meeting to solicit additional proxies if there are not sufficient votes to approve the Stock Issuance Proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to Chesapeake shareholders.
Required Vote of Shareholders
The Chesapeake Board accordingly recommends that Chesapeake shareholders vote “FOR” the Chesapeake Adjournment Proposal, if necessary.
The vote on the Chesapeake Adjournment Proposal is a vote separate and apart from the vote to approve the Stock Issuance Proposal and the Advisory Chesapeake Compensation Proposal. Accordingly, a Chesapeake shareholder may vote to approve the Stock Issuance Proposal and/or the Advisory Chesapeake Compensation Proposal and vote not to approve the Chesapeake Adjournment Proposal, and vice versa.
Assuming a quorum is present, approval of the Chesapeake Adjournment Proposal requires the affirmative vote of holders of a majority of the shares of Chesapeake Common Stock present in person or represented by proxy at the Chesapeake Special Meeting. Virtual attendance at the Chesapeake Special Meeting constitutes presence in person for purposes of determining the presence of a quorum for the transaction of business at the Chesapeake Special Meeting.
Regardless of the outcome of the Chesapeake Adjournment Proposal, in accordance with Section 1.5 of the Chesapeake Bylaws, the chair of the Chesapeake Special Meeting may adjourn the Chesapeake Special Meeting from time to time, whether or not there is a quorum. Chesapeake does not intend to call a vote on the Chesapeake Adjournment Proposal if the Stock Issuance Proposal is approved at the Chesapeake Special Meeting.
THE CHESAPEAKE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY CHESAPEAKE ADJOURNMENT PROPOSAL.

SPECIAL MEETING OF SOUTHWESTERN SHAREHOLDERS
General
This joint proxy statement/prospectus is first being mailed on or about   , 2024 and constitutes notice of the Southwestern Special Meeting in conformity with the requirements of the DGCL and the second amended and restated bylaws of Southwestern (the “Southwestern Bylaws”).
This document is being provided to Southwestern shareholders as part of a solicitation of proxies by the Southwestern Board for use at the Southwestern Special Meeting and at any adjournment or postponement of the Southwestern Special Meeting. Southwestern shareholders are encouraged to read the entire document carefully, including the annexes to this document, for more detailed information regarding the Merger Agreement and the transactions contemplated by the Merger Agreement.
Date, Time and Place
The Southwestern Special Meeting will be held virtually at www.virtualshareholdermeeting.com/SWN2024SM, on         , 2024, at           , Central Time. The Southwestern Special Meeting can be accessed by visiting www.virtualshareholdermeeting.com/SWN2024SM, where Southwestern shareholders will be able to participate and vote online. This document is first being furnished to Southwestern’s shareholders on or about            , 2024.
Purpose of the Southwestern Special Meeting
At the Southwestern Special Meeting, Southwestern shareholders will be asked to consider and vote on the following:
1.
the Merger Proposal;

2.
the Advisory Southwestern Compensation Proposal; and

3.
the Southwestern Adjournment Proposal.

Southwestern will transact no other business at the Southwestern Special Meeting or any adjournment or postponement thereof, except such business as may properly be brought before the Southwestern Special Meeting by or at the direction of the Southwestern Board in accordance with the Southwestern Bylaws. This joint proxy statement/prospectus, including the Merger Agreement attached thereto as Annex A, contains further information with respect to these matters.
Recommendation of the Southwestern Board
The Southwestern Board has unanimously (i) determined that it is in the best interests of Southwestern and its shareholders and advisable for Southwestern to enter into the Merger Agreement, (ii) authorized and approved Southwestern’s execution, delivery and performance of the Merger Agreement in accordance with its terms and Southwestern’s consummation of the transactions contemplated thereby, including the Merger, (iii) directed that the approval of the Merger Proposal be submitted to a vote at a meeting of the Southwestern shareholders and (iv) recommended that Southwestern shareholders approve the Merger Proposal. A description of factors considered by the Southwestern Board in reaching its decision to approve and declare advisable the Merger Proposal can be found in “The Merger — Recommendation of the Southwestern Board and its Reasons for the Merger” beginning on page 101.
The Southwestern Board unanimously recommends that Southwestern shareholders vote “FOR” the Merger Proposal, “FOR” the Advisory Southwestern Compensation Proposal and “FOR” the Southwestern Adjournment Proposal.
Southwestern shareholders’ approval of the Merger Proposal is a condition for the Merger to occur. If Southwestern shareholders fail to approve the Merger Proposal by the requisite vote, the Merger will not occur. The Advisory Southwestern Compensation Proposal is not a condition to the consummation of the Merger.

Record Date; Shareholders Entitled to Vote
Only holders of Southwestern Common Stock at the close of business on            , 2024, the record date for the Southwestern Special Meeting, will be entitled to notice of, and to vote at, the Southwestern Special Meeting or any adjournment or postponement of the Southwestern Special Meeting. At the close of business on the Southwestern Record Date,            shares of Southwestern Common Stock were issued and outstanding.
Holders of Southwestern Common Stock are entitled to one vote for each share of Southwestern Common Stock they own at the close of business on the Southwestern Record Date.
A complete list of shareholders entitled to vote at the Southwestern Special Meeting will be available for a period of at least ten days prior to the Southwestern Special Meeting. If you would like to inspect the list of Southwestern shareholders of record, please contact the Secretary of Southwestern to schedule an appointment or request access. A certified list of eligible Southwestern shareholders will be available for inspection during the Southwestern Special Meeting at www.virtualshareholdermeeting.com/SWN2024SM by entering the control number provided on your proxy card, voting instruction form or notice.
Quorum; Adjournment
The presence at the Southwestern Special Meeting of the holders of a majority of the outstanding shares of Southwestern Common Stock entitled to vote at the meeting as of the close of business on the Southwestern Record Date, represented in person or by proxy, will constitute a quorum. As a result, there must be          shares represented by proxy or by shareholders present and entitled to vote at the Southwestern Special Meeting in order to have a quorum. Virtual attendance at the special meeting will constitute presence in person for the purpose of determining the presence of a quorum for the transaction of business at the Southwestern Special Meeting. There must be a quorum for business to be conducted at the Southwestern Special Meeting.
The chair of the Southwestern Board, the presiding officer of the meeting, or the shareholders, by the affirmative vote of a majority of the voting power of the shares so represented, may adjourn the meeting from time to time, whether or not there is such a quorum. Failure of a quorum to be represented at the Southwestern Special Meeting will result in an adjournment of the Southwestern Special Meeting and may subject Southwestern to additional expense. Even if a quorum is present, the Southwestern Special Meeting may also be adjourned in order to provide more time to solicit additional proxies in favor of approval of the Merger Proposal if the presiding officer of the meeting so determines.
Notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken unless the adjournment is for more than thirty days, in which case a notice of the adjourned meeting will be given to each shareholder of record entitled to vote at the meeting. If after the adjournment a new record date for the shareholders entitled to vote is fixed for the adjourned meeting, the Southwestern Board must fix a record date for the adjourned meeting in accordance with the DGCL and provide a new notice of the adjourned meeting to each shareholder of record entitled to vote at the meeting. In addition, the Southwestern Special Meeting could be postponed before it commences.
If the Southwestern Special Meeting is adjourned or postponed for the purpose of soliciting additional votes, shareholders who have already submitted their proxies will be able to revoke them at any time prior to the final vote on the proposals. If you submit your proxy over the Internet or by telephone or submit a properly executed proxy card, even if you abstain from voting, your shares will be counted as present for purposes of determining whether a quorum exists at the Southwestern Special Meeting.
Required Vote
Assuming a quorum is present, approval of the Merger Proposal requires the affirmative vote of holders of a majority of the outstanding shares of Southwestern Common Stock entitled to vote thereon. Accordingly, with respect to a Southwestern shareholder who is present in person or represented by proxy at the Southwestern Special Meeting, such shareholder’s abstention from voting or the failure of a Southwestern shareholder to vote will have the same effect as a vote “against” the Merger Proposal. The failure of a Southwestern shareholder who holds Southwestern Common Stock in “street name” through a bank, broker or other nominee to give voting instructions to the bank, broker or other nominee will have the same effect as a vote “against” the Merger Proposal.
Approval of the Advisory Southwestern Compensation Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Southwestern Common Stock cast at the Southwestern Special Meeting. Accordingly, with respect to a Southwestern shareholder who is present in person or represented by proxy at the Southwestern Special Meeting, such shareholder’s abstention from voting or the failure of a Southwestern shareholder to vote will have no effect on the Advisory Southwestern Compensation Proposal. The failure of a Southwestern shareholder who holds shares in “street name” through a bank, broker or other nominee to give voting instructions to the bank, broker or other nominee will have no effect on the Advisory Southwestern Compensation Proposal.
Approval of the Southwestern Adjournment Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Southwestern Common Stock cast at the Southwestern Special Meeting. Accordingly, with respect to a Southwestern shareholder who is present in person or represented by proxy at the Southwestern Special Meeting, such shareholder’s abstention from voting or the failure of a Southwestern shareholder to vote will have no effect on the Southwestern Adjournment Proposal. The failure of a Southwestern shareholder who holds shares in “street name” through a bank, broker or other nominee to give voting instructions to the bank, broker or other nominee will have no effect on the Southwestern Adjournment Proposal. Regardless of whether there is a quorum, the presiding officer of the Southwestern Special Meeting or the chair of the Southwestern Board may also adjourn the Southwestern Special Meeting. Southwestern does not intend to call a vote on the Southwestern Adjournment Proposal if the Merger Proposal is approved at the Southwestern Special Meeting.
Abstentions and Broker Non-Votes
An abstention occurs when a shareholder attends a meeting, either in person or by proxy, but abstains from voting. At the Southwestern Special Meeting, abstentions will be counted as present for purposes of determining whether a quorum exists. Abstaining from voting will have the same effect as a vote “against” the Merger Proposal, but will have no effect on the Advisory Southwestern Compensation Proposal or the Southwestern Adjournment Proposal.
If no instruction as to how to vote is given (including no instruction to abstain from voting) in an executed, duly returned and not revoked proxy, the proxy will be voted “FOR” the Merger Proposal, “FOR” the Advisory Southwestern Compensation Proposal and “FOR” the Southwestern Adjournment Proposal.
Broker non-votes occur when (i) a bank, broker or other nominee has discretionary authority to vote on one or more proposals to be voted on at a meeting of shareholders, but is not permitted to vote on other proposals without instructions from the beneficial owner of the shares and (ii) the beneficial owner fails to provide the bank, broker or other nominee with such instructions. Under NYSE rules, banks, brokers and other nominees holding shares in “street name” do not have discretionary voting authority with respect to any of the Southwestern proposals described in this joint proxy statement/prospectus. Accordingly, if a beneficial owner of shares of Southwestern Common Stock held in “street name” does not give voting instructions to the bank, broker or other nominee, then those shares will not be counted as present in person or by proxy at the Southwestern Special Meeting.
Virtual attendance at the special meeting constitutes presence in person for purposes of the vote required.
Failure to Vote
If you are a shareholder of record and you do not sign and return your proxy card or vote over the Internet, by telephone or at the Southwestern Special Meeting, your shares will not be voted at the Southwestern Special Meeting, will not be counted as present in person or by proxy at the Southwestern Special Meeting and will not be counted as present for purposes of determining whether a quorum exists.
For purposes of the Merger Proposal, the Advisory Southwestern Compensation Proposal and the Southwestern Adjournment Proposal, provided a quorum is present, a failure to vote, or a failure to instruct your bank, broker, trust or other nominee to vote, will have the same effect as a vote “against” the Merger Proposal, but will have no effect on the Advisory Southwestern Compensation Proposal or the Southwestern Adjournment Proposal.
An abstention from voting will have the same effect as a vote “against” the Merger Proposal, but will have no effect on the Advisory Southwestern Compensation Proposal or the Southwestern Adjournment Proposal.
If you sign, date and return your proxy card and do not indicate how you want your shares of Southwestern Common Stock to be voted, then your shares of Southwestern Common Stock will be voted “FOR” the Merger Proposal, “FOR” the Advisory Southwestern Compensation Proposal and “FOR” the Southwestern Adjournment Proposal.
Virtual attendance at the special meeting constitutes presence in person for purposes of the vote required.
Voting by Southwestern’s Directors and Executive Officers
At the close of business on April 10, 2024, directors and executive officers of Southwestern were entitled to vote 9,250,728 shares of Southwestern Common Stock, or less than 1% of the shares of Southwestern Common Stock issued and outstanding on that date. Southwestern currently expects that all of its directors and executive officers will vote their shares of Southwestern Common Stock in favor of the Merger Proposal and the Southwestern Adjournment Proposal, although none of the directors and executive officers are obligated to do so.
Voting at the Southwestern Special Meeting
The Southwestern Special Meeting will be a completely virtual meeting. There will be no physical meeting location and the meeting will only be conducted via live webcast. The virtual Southwestern Special Meeting will be held on            , 2024, at            , Central Time. To participate in the Southwestern Special Meeting and submit questions during the special meeting, visit www.virtualshareholdermeeting.com/SWN2024SM and enter the control number on the proxy card, voting instruction form or notice you received. Online check-in will begin at            , Central Time. Please allow time for online check-in procedures.
The virtual shareholder meeting format uses technology designed to increase shareholder access, save Southwestern and Southwestern shareholders time and money, and provide Southwestern shareholders rights and opportunities to participate in the meeting similar to what they would have at an in-person meeting. In addition to online attendance, Southwestern provides shareholders with an opportunity to hear all portions of the official meeting, submit written questions and comments during the meeting, and vote online during the open poll portion of the meeting.
Although Southwestern offers four different methods to submit a proxy, Southwestern encourages you to submit a proxy either over the Internet or by telephone to ensure that your shares are represented and voted at the Southwestern Special Meeting.

•
To Submit a Proxy to Vote over the Internet:   To submit a proxy over the Internet, go to www.virtualshareholdermeeting.com/SWN2024SM and follow the steps outlined on the secured website. You will need the number included on your proxy card to obtain your records and to create an electronic voting instruction form. If you submit your proxy to vote over the Internet, you do not have to mail in a proxy card. If you choose to submit your vote via proxy over the Internet, you must do so prior to 11:59 p.m., Eastern Time, on           , 2024.

•
To Submit a Proxy by Telephone:   To submit a proxy to vote by telephone, call the number listed on the enclosed proxy card, which will be toll-free from the U.S. or Canada, on a touch-tone telephone. Please have your proxy card available for reference because you will need the validation details that are located on your proxy card in order to submit your vote by proxy by telephone. If you submit your proxy to vote by telephone, you do not have to mail in a proxy card. If you choose to submit your vote via proxy by telephone, you must do so prior to 11:59 p.m., Eastern Time, on           , 2024.

•
To Submit a Proxy by Mail:   To submit a proxy to vote by mail, complete, sign and date the proxy card and return it promptly to the address indicated on the proxy card in the postage paid envelope provided. If you sign and return your proxy card without indicating how you want your shares of Southwestern Common Stock to be voted with regard to a particular proposal, your shares of Southwestern Common Stock will be voted in favor of such proposal. If you return your proxy card without a signature, your shares will not be counted as present at the Southwestern Special Meeting and cannot be voted.

•
Voting Virtually at the Southwestern Special Meeting:   To vote virtually at the Southwestern Special Meeting, follow the instructions at www.virtualshareholdermeeting.com/SWN2024SM.

If your shares are held by your bank, broker or other nominee, you are considered the beneficial owner of shares held in “street name” and you will receive a vote instruction form from your bank, broker or other nominee seeking instruction from you as to how your shares should be voted.
If you sign your proxy, but do not indicate how you wish to vote, your shares will be voted “FOR” the Merger Proposal, “FOR” the Advisory Southwestern Compensation Proposal and “FOR” the Southwestern Adjournment Proposal.
Revocation of Proxies
You can change or revoke your proxy at any time before the final vote at the Southwestern Special Meeting. If you are the shareholder of record of your shares, you may revoke your proxy by:
•
submitting another proxy over the Internet or by telephone prior to 11:59 p.m., Eastern Time, on           , 2024;

•
timely delivering a written notice that you are revoking your proxy to Southwestern’s Secretary;

•
timely delivering a valid, later-dated proxy; or

•
attending the Southwestern Special Meeting and voting. Your virtual attendance at the Southwestern Special Meeting will not revoke your proxy unless you give written notice of revocation to Southwestern’s Secretary before your proxy is exercised or unless you vote your shares in person at the Southwestern Special Meeting.

If you are the beneficial owner of shares held in “street name,” you should contact your bank, broker or other nominee with questions about how to change or revoke your voting instructions.
Solicitation of Proxies
The Southwestern Board is soliciting your proxy in connection with the Southwestern Special Meeting, and Southwestern will bear the cost of soliciting such proxies, including the costs of printing and filing this joint proxy statement/prospectus. Southwestern has retained Morrow Sodali as proxy solicitor to assist with the solicitation of proxies in connection with the Southwestern Special Meeting. Southwestern has agreed to pay Morrow Sodali a fee of $50,000, plus additional disbursements, if any, and will reimburse Morrow Sodali for its reasonable out-of-pocket expenses and indemnify Morrow Sodali against certain claims, liabilities, losses, damages and expenses. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through banks, brokers and other nominees to the beneficial owners of shares of Southwestern Common Stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail, or other electronic medium by certain of Southwestern’s or Southwestern’s directors, officers and employees without additional compensation.
Tabulation of Votes
Broadridge Financial Solutions will tabulate the votes at the Southwestern Special Meeting.
Inspector of Election
The Southwestern Board has appointed a representative of First Coast Results, Inc. to act as the inspector of election at the special meeting.

No Appraisal Rights
Southwestern shareholders are not entitled to appraisal or dissenters’ rights in connection with the Merger. For additional information, please see “The Merger — No Appraisal Rights.”
Householding of Southwestern Special Meeting Materials
Each registered Southwestern shareholder will receive one copy of this joint proxy statement/prospectus per account, regardless of whether you have the same address as another shareholder of record. SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more shareholders sharing the same address by delivering a single proxy statement or a single notice addressed to those shareholders. This process, commonly called “householding,” provides cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. For more details, see “Householding of Proxy Materials.”
Questions
If you have more questions about the Merger or how to submit your proxy, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card or voting instructions, please contact Southwestern’s Secretary, at Southwestern’s principal executive offices at 10000 Energy Drive, Spring, Texas 77389.
Assistance
If you need assistance voting or in completing your proxy card or have questions regarding the Southwestern Special Meeting, please contact the Southwestern Solicitation Agent:
Morrow Sodali, LLC
509 Madison Avenue, Suite 1206
New York, NY 10022
Shareholders may call toll free: (800) 662-5200
Banks and Brokers may call collect: (203) 658-9400
Email: swn@info.morrowsodali.com

SOUTHWESTERN PROPOSAL 1 — MERGER PROPOSAL
This joint proxy statement/prospectus is being furnished to Southwestern shareholders as part of the solicitation of proxies by the Southwestern Board for use at the Southwestern Special Meeting to consider and vote upon a proposal to approve the Merger Agreement, which is attached as Annex A to this joint proxy statement/prospectus.
The Southwestern Board, after due and careful discussion and consideration, unanimously (i) determined that it is in the best interests of Southwestern and its shareholders and advisable for Southwestern to enter into the Merger Agreement and (ii) authorized and approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger.
Required Vote of Shareholders
The Southwestern Board accordingly unanimously recommends that Southwestern shareholders vote “FOR” the proposal to approve the Merger Agreement and the Merger, as disclosed in this joint proxy statement/prospectus, particularly the related narrative disclosures in the sections of this joint proxy statement/prospectus entitled “The Merger” and “The Merger Agreement” and as attached as Annex A to this joint proxy statement/prospectus.
Approval of the Merger Proposal is a condition to completion of the Merger.
The vote on the Merger Proposal is a vote separate and apart from the vote to approve the Advisory Southwestern Compensation Proposal and the Southwestern Adjournment Proposal. Accordingly, a Southwestern shareholder may vote to approve the Merger Proposal and vote not to approve the Advisory Southwestern Compensation Proposal or the Southwestern Adjournment Proposal, and vice versa.
Approval of the Merger Proposal requires the affirmative vote of holders of a majority of the outstanding shares of Southwestern Common Stock entitled to vote thereon. A failure to vote, a broker non-vote or an abstention will have the same effect as a vote “against” the Merger Proposal. Virtual attendance at the special meeting constitutes presence in person for purposes of the vote required.
THE SOUTHWESTERN BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE MERGER PROPOSAL.

SOUTHWESTERN PROPOSAL 2 — ADVISORY SOUTHWESTERN COMPENSATION PROPOSAL
Southwestern is asking its shareholders to approve the Advisory Southwestern Compensation Proposal.
As required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, which were enacted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, Southwestern is required to provide its shareholders the opportunity to vote to approve, on a non-binding, advisory basis, certain compensation that may be paid or become payable to Southwestern’s named executive officers that is based on or otherwise relates to the Merger, as described in the section entitled “The Merger — Interests of Certain Southwestern Directors and Executive Officers in the Merger — Quantification of Potential Payments and Benefits to Southwestern’s Named Executive Officers” beginning on page 138. Accordingly, Southwestern shareholders are being provided the opportunity to cast an advisory vote on such payments.
As an advisory vote, this proposal is not binding upon Southwestern or the Southwestern Board or Chesapeake or the Chesapeake Board, and approval of this proposal is not a condition to completion of the Merger and is a vote separate and apart from the vote to approve the Merger Proposal. Accordingly, a Southwestern shareholder may vote to approve the Advisory Southwestern Compensation Proposal and vote not to approve the Merger Proposal, and vice versa. Because the executive compensation to be paid in connection with the Merger is based on the terms of the Merger Agreement as well as the contractual arrangements with Southwestern’s named executive officers, such compensation will be payable, regardless of the outcome of this advisory vote, only if the Merger Proposal is approved (subject only to the contractual conditions applicable thereto). However, Southwestern seeks the support of its shareholders and believes that shareholder support is appropriate because Southwestern has a comprehensive executive compensation program designed to link the compensation of the executives of Southwestern with Southwestern’s performance and the interests of Southwestern shareholders.
Accordingly, Southwestern shareholders are being asked to vote on the following resolution:
RESOLVED, that the shareholders of Southwestern Energy Company approve, on an advisory, non-binding basis, certain compensation that may be paid or become payable to the named executive officers of Southwestern Energy Company that is based on or otherwise relates to the Merger, as disclosed pursuant to Item 402(t) of Regulation S-K under the heading “The Merger — Interests of Certain Southwestern Directors and Executive Officers in the Merger — Quantification of Potential Payments and Benefits to Southwestern’s Named Executive Officers,” in the proxy statement/prospectus of Southwestern Energy Company with respect to the special meeting of shareholders to be held on            , 2024.
Required Vote of Shareholders
The Southwestern Board unanimously recommends that Southwestern shareholders vote “FOR” the Advisory Southwestern Compensation Proposal.
Approval of the Advisory Southwestern Compensation Proposal requires the affirmative vote of holders of a majority of the outstanding Southwestern Common Stock cast at the Southwestern Special Meeting. A failure to vote, a broker non-vote or an abstention will have no effect on the Advisory Southwestern Compensation Proposal. Virtual attendance at the special meeting constitutes presence in person for purposes of the vote required.
THE SOUTHWESTERN BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY SOUTHWESTERN COMPENSATION PROPOSAL.

SOUTHWESTERN PROPOSAL 3 — SOUTHWESTERN ADJOURNMENT PROPOSAL
The Southwestern Special Meeting may be adjourned to another time and place, including, if necessary to permit solicitation of additional proxies if there are not sufficient votes to approve the Merger Proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to Southwestern shareholders.
Southwestern is asking its shareholders to authorize the holder of any proxy solicited by the Southwestern Board to vote in favor of any adjournment of the Southwestern Special Meeting to solicit additional proxies if there are not sufficient votes to approve the Merger Proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to Southwestern shareholders.
Required Vote of Shareholders
The Southwestern Board accordingly unanimously recommends that Southwestern shareholders vote “FOR” the Southwestern Adjournment Proposal, if necessary.
The vote on the Southwestern Adjournment Proposal is a vote separate and apart from the vote to approve the Merger Proposal and the Advisory Southwestern Compensation Proposal. Accordingly, a Southwestern shareholder may vote to approve the Merger Proposal and vote not to approve the Southwestern Adjournment Proposal or the Advisory Southwestern Compensation Proposal, and vice versa.
Whether or not a quorum is present, approval of the Southwestern Adjournment Proposal requires the affirmative vote of holders of a majority of the outstanding shares of Southwestern Common Stock cast at the Southwestern Special Meeting. Virtual attendance at the Southwestern Special Meeting constitutes presence in person for purposes of the vote required.
Regardless of whether there is a quorum, the presiding officer of the Southwestern Special Meeting or the chair of the Southwestern Board may also adjourn the Southwestern Special Meeting. Southwestern does not intend to call a vote on the Southwestern Adjournment Proposal if the Stock Issuance Proposal is approved at the Southwestern Special Meeting.
THE SOUTHWESTERN BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE SOUTHWESTERN ADJOURNMENT PROPOSAL.

THE MERGER
The following discussion contains certain information about the proposed Merger. This discussion is subject, and qualified in its entirety by reference, to the Merger Agreement attached as Annex A to this joint proxy statement/prospectus. You are urged to carefully read this entire joint proxy statement/prospectus, including the Merger Agreement, before making any investment or voting decision.
Structure of the Merger
Pursuant to the Merger Agreement, at the Effective Time, Merger Sub Inc will merge with and into Southwestern; the separate existence of Merger Sub Inc will cease, and Southwestern will continue as the Surviving Corporation in the Merger as a wholly owned subsidiary of Chesapeake. Following the Merger, Southwestern Common Stock will be delisted from the NYSE, will be deregistered under the Exchange Act and will cease to be publicly traded.
Immediately following the Effective Time, the Surviving Corporation will be merged with and into Merger Sub LLC, with Merger Sub LLC continuing as the surviving entity and as a wholly owned subsidiary of Chesapeake (together with the Merger, the “Integrated Mergers”).
Background of the Merger
The terms of the Merger Agreement are the result of arm’s-length negotiations between representatives of Southwestern and Chesapeake. The following is a summary of the material events leading up to the signing of the Merger Agreement and the key meetings, negotiations, discussions and actions by and between Southwestern and Chesapeake and their respective advisors that preceded the public announcement of the transaction; it does not purport to catalogue every conversation or interaction among representatives of Southwestern, Chesapeake and other parties.
Following Chesapeake’s completion of its restructuring process and emergence from Chapter 11 bankruptcy in February 2021, Chesapeake focused on strengthening its balance sheet, reducing costs and optimizing its assets in order to maximize shareholder value and prioritize return of capital to shareholders. In that time, the Chesapeake Board and the executive management team regularly evaluates Chesapeake’s operations and strategic goals with a focus on creating long-term shareholder value. In connection with such evaluations, the Chesapeake Board and management periodically reviews and assesses potential strategic transactions, including business combinations and other acquisitions and divestitures, and has at times engaged in preliminary discussions with third parties in the upstream E&P industry.
As part of Southwestern’s ongoing strategic planning process, the Southwestern Board, together with its executive management team, regularly reviews and assesses Southwestern’s long-term strategic plans and goals, opportunities, overall industry trends and peer set, the competitive environment in which Southwestern operates and Southwestern’s short and long-term performance. As part of these reviews, the Southwestern Board, with the assistance of the executive management team and Southwestern’s advisors, considers whether various strategic actions, including business combination transactions, would be in the best interests of Southwestern and would enhance value for Southwestern shareholders relative to its standalone value potential. As part of these assessments, from time to time, the Southwestern Board had instructed Southwestern management to contact potential financial and strategic counterparties, including Chesapeake in 2022 and 2023 as discussed below.
On May 5, 2022, the chief executive officer of Southwestern, Bill Way, had a telephone call with the Chair of the Chesapeake Board, Michael A. Wichterich, to discuss industry consolidation, during which a potential business combination between Chesapeake and Southwestern was discussed. The discussions in May 2022 were preliminary in nature and no potential transaction terms were discussed or proposed by either party.
On May 13, 2022, members of Southwestern’s executive management team, including Chris Lacy, Senior Vice President & General Counsel, contacted Kirkland & Ellis LLP (“Kirkland”) to discuss the engagement of Kirkland on a potential strategic transaction involving Chesapeake.

On May 18, 2022, Chesapeake received an unsolicited non-binding proposal regarding a potential business combination with a public upstream company (“Company X”). The Chesapeake Board, together with Wachtell and Chesapeake’s financial advisors, reviewed the proposal and following deliberation, including a meeting with the Company X CEO, concluded that the proposal was not in the best interest of Chesapeake’s shareholders, based on a number of factors including that the proposed consideration undervalued Chesapeake’s intrinsic value, macro-economic conditions and commodity prices, and the fact that a combination with Company X was not consistent with the Chesapeake Board’s strategic priorities for Chesapeake at the time.
On May 19, 2022, at a regularly scheduled meeting of the Southwestern Board, members of Southwestern’s executive management team (including Mr. Way, Executive Vice President & Chief Financial Officer Carl Giesler, Executive Vice President & Chief Operating Officer Clay Carrell, and Mr. Lacy) and the Board discussed various strategic alternatives, including a potential business combination with Chesapeake.
Following the May 19, 2022 Southwestern Board meeting, members of Southwestern’s executive management team, including Carl Giesler contacted representatives of Goldman Sachs & Co. LLC. (“Goldman”) to discuss the engagement of Goldman on a potential strategic transaction. Members of Southwestern’s executive management team also contacted RBC Capital Markets, LLC (“RBCCM”), and Southwestern subsequently engaged RBCCM to act as a financial advisor to Southwestern in connection with a potential strategic transaction. Southwestern’s executive management team valued RBCCM’s fluency with industry sector dynamics and technical analytical capability.
On May 27, 2022, at a special meeting of the Southwestern Board, members of Southwestern’s executive management team, including Messrs. Way, Giesler, Carrell, and Lacy, with the assistance of representatives of Goldman, presented to the Southwestern Board a strategic framework for evaluating potential business combinations, including a potential business combination with Chesapeake and other potential strategic alternatives.
In June 2022, Mr. Way called the chief executive officer of Chesapeake, Domenic J. Dell’Osso, Jr. and requested an in-person introductory meeting.
On August 10 and 11, 2022, during regularly scheduled Chesapeake Board meetings, the Chesapeake Board discussed with Mr. Dell’Osso, Executive Vice President and Chief Financial Officer Mohit Singh, Vice President — Investor Relations & Treasurer Chris Ayres, Executive Vice President and Chief Operating Officer Josh J. Viets and Vice President — Corporate & Strategic Planning Kajsa Greenhoward and representatives from Evercore the merits of various potential strategic acquisitions, including a combination with Southwestern.
On August 22, 2022, Mr. Dell’Osso called Mr. Way and requested an “in-person” meeting to get to know each other.
On September 12, 2022, Messrs. Way and Dell’Osso met for dinner in Oklahoma City, Oklahoma. During this meeting, Messrs. Way and Dell’Osso discussed various topics, including industry consolidation and, at a high level, a potential business combination. Such discussions were preliminary in nature and no potential transaction terms were discussed or proposed by either party. Messrs. Way and Dell’Osso spoke again on September 28, 2022, but again, no potential transaction terms were discussed or proposed by either party.
In September 2022 and in connection with Southwestern’s evaluation of potential strategic alternatives, including a potential transaction with Chesapeake, at the direction of the Southwestern Board, members of Southwestern’s executive management team, including Messrs. Way, Carrell, Giesler, and Lacy, discussed with representatives of Goldman, RBCCM and Kirkland a potential transaction, including (i) next steps if Chesapeake and Southwestern were to pursue a negotiated transaction, including entering into a mutual non-disclosure agreement, (ii) potential hostile approaches Chesapeake might take, and (iii) potential defenses to a hostile transaction that Southwestern might employ.
Also in September 2022, RBCCM provided the Southwestern Board with certain information regarding RBCCM’s material investment banking relationships with Southwestern and Chesapeake during the prior two-year period and Southwestern entered into a customary indemnity letter with RBCCM in advance of its formal engagement and participation in discussions relating to a transaction with Chesapeake. Southwestern requested and received a similar material relationships disclosure from representatives of Goldman.
On October 18, 2022, Chesapeake’s general counsel, Benjamin E. Russ, contacted Latham & Watkins LLP (“Latham”) to discuss the engagement of Latham on a potential strategic transaction with Southwestern.
On or about October 18, 2022, the Chair of the Southwestern Board, Catherine A. Kehr, received a telephone call from Mr. Wichterich during which Mr. Wichterich expressed a desire to meet in order to get to know one another.
Throughout October 2022, Southwestern continued to engage with representatives of Goldman, RBCCM and Kirkland to discuss potential strategic alternatives, including at a regularly scheduled meeting of the Southwestern Board, held on October 24 and 25, 2022, which representatives of Goldman and RBCCM attended telephonically. At such meeting, after a discussion of the merits and considerations for a potential business combination with Chesapeake or potential alternative transactions, the Southwestern Board noted that engaging in discussion with Chesapeake regarding a potential combination did not appear warranted at that time, but requested additional information regarding such potential business combination for further consideration.
On or about October 27, 2022, Ms. Kehr called Mr. Wichterich and conveyed that meeting in person at this time was not warranted.
On November 9 and 10, 2022, during regularly scheduled meetings of the Chesapeake Board, the Chesapeake Board discussed potential strategic transactions, including a combination with Southwestern, with Messrs. Dell’Osso, Singh, Ayres, and Viets and Ms. Greenhoward, and representatives from Evercore and Wachtell. Representatives from Evercore provided an overview of the elements of acquisitions that have the potential to accelerate improved valuations, including: (i) enhancing free cash flow and return of capital; (ii) greater scale; (iii) extending high quality inventory runway; and (iv) expanding the shareholder base by reducing concentrated equity ownership. Questions were asked and addressed by management, Evercore and Wachtell.
On November 18, 2022, a special meeting of the Southwestern Board, was held with representatives of Kirkland, Goldman and RBCCM in attendance. At this meeting, Goldman and RBCCM discussed with the Southwestern Board certain financial matters relating to Southwestern and a potential transaction with Chesapeake. Also at such meeting, representatives of Kirkland reviewed with the Southwestern Board its fiduciary duties in connection with potential strategic alternatives and M&A transactions, rules of the road for M&A decision-making and potential hostile approaches and defenses. At such meeting, the Board determined that, given the current market conditions, including commodity pricing and other similar economic data, a potential transaction would likely be more favorable for Southwestern’s shareholders in the future and as commodity prices improved. At such special meeting, the Southwestern Board determined that continued discussions with Chesapeake were not warranted at the time.
After the meeting of the Southwestern Board on November 18, 2022, no further discussions occurred between Southwestern and Chesapeake regarding a potential business combination until the discussions in late January 2023 described below.
On January 31, 2023, Messrs. Singh and Giesler, met at Southwestern’s offices in Houston to discuss various matters related to being the CFO of a public company, but did not discuss anything specifically related to the transaction.
On March 2 and 3, 2023, during regularly scheduled meetings of the Chesapeake Board, the Chesapeake Board discussed the merits of various strategic transactions with executive management. Messrs. Dell’Osso, Singh, Ayres, and Viets, and Ms. Greenhoward provided to the Chesapeake Board its view of factors to be considered in evaluating potential acquisitions, including the relevant assets (including location, acreage, scale, oil/gas mix, inventory quality and duration, SEC reserves, gross undeveloped acres, net production, type curves, rig and well count, gathering systems/infrastructure, supply chain synergies/marketing optimization, and saltwater disposal systems) and financial and operating metrics (including net debt, debt adjusted and unhedged EBITDAX, current/projected free cash flow, common stock price/cash flow per share, operating synergies, potential application of technical expertise to a larger development program, leveraging of water infrastructure, synergies and hedging). Discussion ensued in which questions were asked and answered by management, including regarding relative valuations, accretion, increasing cash flow, scale, change of control and other deal considerations.
On March 10, 2023, following a discussion between Ms. Kehr and Mr. Wichterich, Chesapeake delivered to Southwestern an unsolicited non-binding proposal with respect to a potential negotiated business combination between Southwestern and Chesapeake (the “March 10 Letter”). The March 10 Letter contemplated Chesapeake acquiring all of the issued and outstanding equity of Southwestern in a stock-for-stock transaction at an exchange ratio of 0.0662x, implying a value per Southwestern share of $5.07, which represented approximately a 34% pro forma ownership in the combined company by Southwestern’s shareholders. The proposal letter was preliminary and non-binding and noted, among other things, that Chesapeake’s proposal was based on publicly available information and was subject to the completion of customary and confirmatory due diligence. The letter expressed an interest in discussions regarding a potential business combination between Southwestern and Chesapeake, citing Chesapeake’s belief that the business combination would present substantial benefits to all stakeholders due to increased scale, greater trading liquidity, lower cost of capital, and material synergies, requested that Southwestern provide additional non-public information to Chesapeake and advised that Chesapeake had engaged legal and financial advisors. Ms. Kehr confirmed receipt of the March 10 Letter by way of email to Mr. Wichterich.
Upon receipt of the March 10 Letter, executive management of Southwestern, including Messrs. Way, Carrell, Giesler and Lacy, and the Chair of the Southwestern Board, Ms. Kehr, with the assistance of representatives of Goldman, reviewed Chesapeake’s proposal. Between March 10, 2023 and March 22, 2023, executive management of Southwestern, including Messrs. Way, Carrell, Giesler and Lacy, and representatives of Goldman engaged in a number of internal discussions regarding the proposal, certain preliminary financial analyses in respect thereof and prospective next steps.
On March 22, 2023, a special meeting of the Southwestern Board was held with all members other than Shameek Konar (who was not appointed to the Southwestern Board until June 1, 2023) present with representatives of Kirkland, Goldman and Joele Frank in attendance. At the request of the Southwestern Board, representatives of Goldman reviewed the contents of the March 10 Letter, which, among other things, generally outlined Chesapeake’s view of the merits and structure of the transaction. Representatives of Goldman and Southwestern’s executive management team, including Messrs. Way, Carrell, Giesler and Lacy, then reviewed preliminary financial analyses of Southwestern and of a proposed business combination transaction with Chesapeake, including, among other things, financial metrics, stock price performance, trading multiples for Southwestern and Chesapeake and the upsides of Southwestern and Chesapeake’s stock prices at different natural gas prices. The Southwestern Board reviewed materials provided by Southwestern’s executive management and Goldman that contained updates to the financial metrics the Southwestern Board last considered, together with illustrative financial summary information reflecting pro forma financial analysis and other analyses calculated on the basis of various potential commodity pricing scenarios. The Southwestern Board also discussed Southwestern’s prospects on a stand-alone basis of being included in the S&P 500 and receiving an investment grade credit rating and the expected impact of inclusion in the S&P 500 index and an investment grade credit rating. With the assistance of Goldman, RBCCM and Kirkland and members of Southwestern’s executive management team, the Southwestern Board noted that while Southwestern was progressing along the path to being rated as investment grade, such a rating had likely been delayed due to the recent decline in commodity prices and that being included in the S&P 500 likely would require greater scale than that of Southwestern standalone. At the request of the Southwestern Board, representatives of Goldman also identified for the Southwestern Board and led a discussion of certain potential strategic alternatives for Southwestern. Representatives of Joele Frank also discussed with the Board a potential response plan in the event the subject matter of the March 10 Letter was publicly disclosed. After discussion, the Southwestern Board instructed Southwestern’s executive management team to prepare, with the assistance of Goldman, RBCCM and Kirkland, a response to the March 10 Letter stating that the consideration (including the pro forma ownership implied by the proposed exchange ratio) for Southwestern’s shareholders described in the March 10 Letter was insufficient.

On March 29, 2023, at the direction of the Southwestern Board, Ms. Kehr delivered Southwestern’s written response to the March 10 Letter stating that the consideration (including the pro forma ownership implied by the proposed exchange ratio) for Southwestern’s shareholders was insufficient to warrant further engagement at such time.
On March 30, 2023, Mr. Wichterich contacted Ms. Kehr asking to discuss Southwestern’s response of March 29, 2023.
On March 31, 2023, consistent with prior discussions and the prior authorization of the Southwestern Board, Ms. Kehr responded to Mr. Wichterich that the consideration (including the pro forma ownership implied by the proposed exchange ratio) for Southwestern’s shareholders in the March 10 Letter was insufficient and that while the insufficiency of such proposed pro forma ownership was not Southwestern’s only concern with Chesapeake’s proposal included in the March 10 Letter, it was a fundamental one. Ms. Kehr noted that until the parties were more closely aligned on valuation, the Southwestern Board was not interested in discussing a potential transaction.
On April 3, 2023, Southwestern received a second unsolicited proposal letter (the “April 3 Letter”) from Chesapeake. The April 3 Letter contemplated Chesapeake acquiring all of the outstanding equity of Southwestern in a stock-for-stock transaction at an exchange ratio of 0.0718x, implying a value per Southwestern share of $5.46 based on the prior close, representing a 10% premium to the 10-day VWAP exchange ratio of Southwestern’s and Chesaepeake’s stock price at the time, and representing approximately a 36% pro forma ownership in the combined company by Southwestern’s shareholders. The letter reiterated Chesapeake’s belief that the business combination would present substantial benefits to all stakeholders from increased scale, greater trading liquidity, lower cost of capital, and material expected potential synergies, and requested an in-person meeting between representatives of Chesapeake and representatives of Southwestern.
In early April 2023, Southwestern entered into a customary indemnity letter with Goldman in advance of its formal engagement and ongoing participation in discussions relating to a transaction with Chesapeake.
On April 10, 2023, a special meeting of the Southwestern Board, with all members other than Mr. Konar present, was held, with representatives of Kirkland and Goldman in attendance. At the request of the Southwestern Board, representatives of Goldman reviewed the updated proposal contained in the April 3 Letter, which, among other things, provided details regarding Chesapeake’s view of the merits and structure of the transaction. Representatives of Goldman then reviewed Goldman’s and Southwestern’s executive management’s, including Messrs. Way, Carrell, Giesler, and Lacy, preliminary financial analyses of Southwestern and of a proposed business combination transaction with Chesapeake. After discussion, the Southwestern Board determined that the consideration described in the April 3 Letter to be given to Southwestern’s shareholders was still insufficient but that additional information and internal discussion regarding valuation and other considerations was warranted before determining the appropriate response to the April 3 Letter. The Southwestern Board determined to have another meeting prior to responding to the April 3 Letter.
On April 14, 2023, Mr. Wichterich contacted Ms. Kehr asking to discuss the proposal contained in the April 3 Letter. Later on April 14, 2023, consistent with prior discussions and the prior authorization of the Southwestern Board, Ms. Kehr responded that Southwestern continued to discuss the proposal and a response would be forthcoming.
On April 20, 2023, representatives of Goldman provided Southwestern with customary relationship disclosures regarding Goldman’s relationships with Southwestern, Chesapeake and their respective affiliates.
On April 21, 2023, a special meeting of the Southwestern Board with all members other than Mr. Konar present was held, with representatives of Goldman, RBCCM and Kirkland in attendance. At such meeting, members of the executive management of Southwestern, including Messrs. Way, Carrell, Giesler, and Lacy, and Goldman, RBCCM and Kirkland reviewed with the Southwestern Board the updated proposal contained in the April 3 Letter and Southwestern’s standalone plan. The Southwestern Board additionally discussed the merits of an all-stock transaction as compared to consideration consisting of both stock and cash and certain preliminary financial aspects of, and potential timing for, a combination in light of market conditions. Following the discussion, the Southwestern Board determined the appropriate written response to the April 3 Letter was one that noted the proposed consideration was still insufficient, which, following the meeting, members of the executive management of Southwestern circulated to the Southwestern Board.
On April 22, 2023, in accordance with the Southwestern Board’s prior authorization, Ms. Kehr and executive management of Southwestern sent Chesapeake a written response to the April 3 Letter via email, which response stated that the proposed pro forma ownership was still insufficient for the shareholders of Southwestern.
Also on April 22, 2023, Ms. Kehr, at the direction of the Southwestern Board, had a discussion with Mr. Wichterich during which she reiterated that the pro forma ownership offered was insufficient, and that the Southwestern Board would additionally need to understand Chesapeake’s intentions regarding governance and organization of the combined entity.
On April 23, 2023, Southwestern received an additional unsolicited updated proposal letter from Chesapeake (the “April 23 Letter”) substantially unchanged from the April 3 Letter. The consideration proposed in the April 23 Letter was unchanged in that it contemplated Chesapeake acquiring all of the outstanding equity of Southwestern in a stock-for-stock transaction at an exchange ratio of 0.0718x and an implied ownership in the pro forma combined company that was unchanged from the April 3 Letter.
On April 25, 2023, a regularly scheduled meeting of the Southwestern Board was held, with representatives of Kirkland and Goldman in attendance. At the request of the Southwestern Board, representatives of Goldman and members of the executive management of Southwestern reviewed with the Southwestern Board the proposal contained in the April 23 Letter and Southwestern’s standalone plan in light of stock prices over the past several weeks, given that the consideration proposed was unchanged. Members of executive management discussed with the Southwestern Board potential responses for the Southwestern Board’s consideration. Following discussion, the Southwestern Board declined to engage on the terms proposed in the April 23 Letter, noting the importance of pro forma ownership of the combined company for Southwestern’s shareholders and that the ownership implied by the proposed exchange ratio for Southwestern’s shareholders remained insufficient.
Later in the day on April 25, 2023, Ms. Kehr circulated to Mr. Wichterich the Southwestern Board’s response to the April 23 Letter, which conveyed that the ownership implied by the proposed exchange ratio for Southwestern’s shareholders remained insufficient and the proposal did not contain any details regarding governance and organization of the combined company. In the cover email attaching the April 23 Letter, Ms. Kehr offered a meeting among herself, Messrs. Way, Wichterich, and Dell’Osso.
On May 5, 2023, a teleconference call occurred between Mr. Way and Ms. Kehr of Southwestern on the one hand, and Messrs. Dell’Osso and Wichterich of Chesapeake on the other hand, in respect of a potential transaction. During such discussions, the representatives from Chesapeake discussed their view of the merits of a potential combination. Following the discussion, both sides agreed there was a gap in valuation that could not be bridged at that time.
On May 11, 2023, BofA Securities, Inc. (“BofA Securities”), at the direction of Southwestern, met with the executive management team of a potential counterparty (“Company A”) in order to discuss a potential strategic transaction. On May 16, 2023, Company A relayed to BofA Securities that it recognized the potential merits of a strategic transaction and that it would undertake a further review.
On May 24, 2023, Mr. Dell’Osso contacted Mr. Way to propose meeting in person in Houston to discuss further the merits of a potential transaction. As part of such discussion, Mr. Way, consistent with the prior authorization of the Southwestern Board, affirmed that Southwestern’s position on value and pro forma ownership had not changed and that if Chesapeake’s position also had not changed, an in-person meeting was premature.
After the discussions in late May 2023, no further discussions occurred between Southwestern and Chesapeake regarding a potential business combination until the discussions in August 2023 described below.

In July 2023, as part of Southwestern’s ongoing strategic planning process, the Southwestern Board discussed with Southwestern’s executive management team, Goldman and RBCCM certain strategic alternatives, including a potential acquisition of, or combination with, a second potential counterparty (“Company B”).
At a regularly scheduled meeting of the Southwestern Board on August 1, 2023, at which all members were present, Mr. Way provided an update regarding the potential business combination with Chesapeake, noting that there had been no further discussion with Chesapeake since May 2023, and discussed the relative financial performance of Southwestern and Chesapeake. Mr. Way also discussed a potential strategic transaction with Company B, noting that Southwestern and Company B had executed a confidentiality agreement. The Board noted that any potential transaction with Company B would have to be evaluated in connection with a review of strategic alternatives, including a potential transaction with Chesapeake.
On August 7, 2023, certain members of the executive management of Southwestern, including Messrs. Way and Giesler, and certain members of the executive management of Company B met in person in order to discuss a potential strategic transaction with Company B.
On August 16 and 17, 2023, at a regularly scheduled meeting of the Chesapeake Board, Chesapeake management provided the Chesapeake Board with an overview and update on potential strategic transactions, including the potential merger with Southwestern, during which questions were asked and addressed by Messrs. Dell’Osso, Singh, Viets, Ayres, and Director — Business Development A&D Derek Dixon and Ms. Greenhoward.
On August 21, 2023, Southwestern received a fourth unsolicited proposal letter from Chesapeake (the “August 21 Letter”). In this proposal letter, Chesapeake noted that it recently had signed a definitive agreement in respect of its divestiture of certain “Eagle Ford” assets and stated that Chesapeake would like to reopen the previous discussions regarding a potential business combination transaction with Southwestern. The August 21 Letter proposed, among other things, an exchange ratio of 0.0833x, implying a value per Southwestern share of $7.16 based on the prior day’s close, representing a 10% premium to the 20-day VWAP exchange ratio of Southwestern’s and Chesapeake’s stock price at that time, and which represented approximately a 39% pro forma ownership in the combined company by Southwestern’s shareholders. Chesapeake also requested access to non-public information regarding Southwestern.
On August 29, 2023, a special meeting of the Southwestern Board was held at which all members were present, with representatives of Goldman, RBCCM and Kirkland in attendance. At such meeting, the Southwestern Board discussed with members of Southwestern’s executive management, including Messrs. Way, Carrell, Giesler, and Lacy, and Senior Vice President Marketing, Transportation & Commercial Dennis Price, and Senior Vice President & Chief Human Resources Officer Carina Gillenwater, and representatives of Goldman, RBCCM and Kirkland, the updated proposal contained in the August 21 Letter, including in comparison to proposals contained in the unsolicited March 10 Letter, the April 3 Letter and the April 23 Letter and Southwestern’s preliminary financial performance based on Southwestern management’s forecasts. The Southwestern Board also discussed with members of Southwestern’s executive management and representatives of Goldman, RBCCM and Kirkland potential responses to the August 21 Letter. Following discussion, the Southwestern Board determined to respond (which it later did by letter on August 30, 2023) to Chesapeake stating that while the proposed pro forma ownership remained insufficient, Southwestern would be open to meeting with representatives of Chesapeake and providing certain non-public information to Chesapeake on a confidential basis, subject to the parties’ execution of a customary non-disclosure agreement. At such meeting, the Southwestern Board also directed the executive management of Southwestern to continue to consider other strategic alternatives, including the potential acquisition of or combination with Company B.
Subsequently, in September 2023 and October 2023, members of Southwestern management, including Messrs. Way and Carrell, and members of management of Company B held several telephonic meetings and, on September 9, 2023 and September 22, 2023, in-person meetings to discuss a potential transaction, but these discussions were preliminary in nature and no potential financial transaction terms were discussed or proposed by either party.

Between August 29, 2023 and September 10, 2023, Messrs. Way and Dell’Osso engaged in a series of discussions, including in respect of scheduling a potential in-person meeting between certain representatives of each of Chesapeake and Southwestern. In connection with such discussions, Mr. Way noted that executing a mutual confidentiality agreement was a condition to such in-person meeting. Mr. Way also explained that the Southwestern Board believed that the proposed merger consideration and pro forma ownership reflected in the August 21 Letter was too low but, with this understanding, Southwestern was open to exchanging non-public information if Chesapeake had interest in continuing good faith discussions towards a higher pro forma ownership for Southwestern shareholders. Mr. Dell’Osso acknowledged that exchanging non-public information and conducting additional mutual due diligence would assist Chesapeake in determining if it could increase its proposed exchange ratio.
On September 11, 2023, Southwestern requested that Chesapeake execute a mutual confidentiality agreement to allow further discussion between the parties. The draft confidentiality agreement sent by Mr. Lacy of Southwestern to Mr. Russ of Chesapeake included customary non-disclosure and use provisions for a period of 18 months and a standstill provision (which would terminate upon the occurrence of certain specified events) that prohibited each party, for the duration of the standstill period of 12 months, from offering to acquire or acquiring the other party, and from taking certain other actions, including soliciting proxies and making any request to amend, waive or terminate the standstill provision, in each case, without the prior consent of the other party.
On September 14, 2023, Chesapeake sent a revised draft of a proposed mutual confidentiality agreement to Southwestern, which confidentiality agreement proposed a 12-month term and a six-month standstill provision.
On September 15, 2023, Chesapeake and Southwestern executed the mutual confidentiality agreement, which included a 12-month term and a six-month standstill.
On September 19, 2023, certain members of the executive management of Southwestern, including Messrs. Way, Giesler, and Carrell, and Marshall and Messrs. Dell’Osso, Singh, and Viets of Chesapeake, met in Dallas, Texas to conduct initial mutual business, operational and financial due diligence and to discuss, among other things, the merits of, and certain potential synergies and benefits relating to, a business combination between Southwestern and Chesapeake. At the meeting, members of the executive management of Southwestern, consistent with prior messaging, indicated that the Southwestern Board still considered the offered pro forma ownership insufficient, and that they expected an increase would be warranted following the parties’ discussions and Chesapeake’s access to certain confidential information regarding Southwestern.
Also in mid-September 2023, Mr. Dell’Osso met in person with the CEO of a potential strategic counterparty (“Company Y”). Subsequently, Chesapeake and Company Y entered into a customary confidentiality agreement, and Company Y provided preliminary operational due diligence. The discussions between Chesapeake and Company Y were high level and preliminary in nature, and no potential transaction terms were discussed or proposed by either party.
On September 20, 2023, certain members of the executive management of Southwestern, including Messrs. Way, Carrell, and Giesler, and representatives of Wells Fargo Securities, LLC (“Wells Fargo”) attended a management presentation regarding a potential strategic transaction with a third potential counterparty (“Company C”) and received access to certain confidential information regarding Company C and its business.
On September 21, 2023, Southwestern provided access to certain confidential information regarding Southwestern and its business in a virtual data room accessible to certain employees and representatives of Chesapeake.
On September 26, 2023, a special meeting of the Southwestern Board was held with all members other than Mr. Konar present, with representatives of Goldman, RBCCM, and Kirkland in attendance to discuss progress on a transaction with Chesapeake, the recent in-person meetings and changes in market conditions. After discussion, the Southwestern Board determined that the proposed exchange ratio and pro forma ownership offered by Chesapeake was insufficient, but that continued discussions with Chesapeake, including on key governance-related matters, were warranted.

On September 28, 2023, representatives of Southwestern, including Corporate Development Director and GM Adam Esparza, Kirk Sisco, and Josh Williams, attended a telephonic meeting in connection with a potential strategic transaction with Company C, during which the attendees discussed the marketing and operations of Company C and potential strategic rationales for a transaction.
On October 9, 2023, a special meeting of the Chesapeake Board was held, with representatives of Evercore, Latham and Wachtell in attendance. During the meeting, the Chesapeake Board discussed the status of the proposed transaction and the various offers made to Southwestern over the prior months. Messrs. Dell’Osso, Singh, Viets, Ayres, and Dixon, and Ms. Greenhoward also provided the Chesapeake Board an update on the status of operational and financial due diligence, and together with representatives from Evercore, management discussed anticipated operational and other synergies expected in a merger transaction. Evercore presented the Chesapeake Board with certain preliminary financial analyses. Messrs. Singh, and Ayres, and Ms. Greenhoward also discussed Southwestern’s existing indebtedness and the impact of a potential combination on Southwestern’s existing senior notes.
On October 10, 2023, Mr. Dell’Osso called Mr. Way to discuss the potential business combination, including that Chesapeake was open to increasing its offered exchange ratio from 0.0833x to 0.0851x, implying a value per Southwestern share of $7.58 based on the prior day’s close, representing an 15% premium to the 10-day VWAP exchange ratio of Southwestern’s and Chesapeake’s stock price at that time, and which represented an approximately a 39% pro forma ownership in the combined company by Southwestern’s shareholders. Mr. Dell’Osso continued to express a belief that the proposed business combination would be beneficial to both Southwestern and Chesapeake and their respective stakeholders and relayed that Chesapeake’s objectives in a potential business combination included (a) creating a larger and more diversified combined company with (b) an improved credit profile, including a potential investment grade rating, (c) expanded trading liquidity, including potential S&P 500 indexation, (d) significant operational and other synergies and (e) increased, sustainable cash flow for optimized capital allocation. Mr. Way acknowledged the incremental increase in the offered pro forma ownership and noted the Southwestern Board would review and discuss.
On October 11, 2023, a special meeting of the Southwestern Board was held with all members present, with representatives of Goldman, RBCCM and Kirkland in attendance. At the request of the Southwestern Board Kirkland reviewed the Southwestern Board’s fiduciary duties in connection with a potential business combination transaction and certain potential next steps if the Southwestern Board determined to continue to pursue a transaction, including legal and operational due diligence, potential transaction structures and the review of certain non-public information relating to Chesapeake. Also, Mr. Way discussed with the Southwestern Board the call, authorized by the Southwestern Board, that he had with Mr. Dell’Osso the previous day and other recent market occurrences, including the recent announcement of the contemplated Exxon-Pioneer combination. Members of the executive management of Southwestern, including Messrs. Way, Carrell, Giesler, Lacy and Price and Ms. Gillenwater, along with representatives of Goldman and RBCCM, discussed with the Southwestern Board certain preliminary financial matters relating to Southwestern and the proposed transaction, including the increased pro forma ownership and potential synergies. Certain members of the executive management of Southwestern reviewed with the Southwestern Board certain matters relating to Southwestern’s standalone plan, including, among other things, the prospective outlook for natural gas pricing for 2023 through 2025, including factors driving the expected outlook, Southwestern’s hedging activity during the third quarter of 2023 and its expected hedging strategy going forward. After discussions, the Southwestern Board determined to offer a counterproposal of an exchange ratio of 0.0900x, implying a value per Southwestern share of $7.99 which represented a 22% premium to the 10-day VWAP exchange ratio of Southwestern’s and Chesapeake’s stock price at that time and which implied an approximately 41% pro-forma ownership in the combined company by Southwestern’s shareholders. The Southwestern Board also authorized the executive management of Southwestern to provide certain additional non-public information requested by Chesapeake in connection with the counterproposal and discussed certain other strategic alternatives, including a potential transaction with Company B.
On October 12, 2023, at the direction of the Southwestern Board, Mr. Way called Mr. Dell’Osso to relay the counterproposal and that Southwestern would be providing certain additional information requested by Chesapeake in connection with Chesapeake’s consideration of the counterproposal.

Throughout the remainder of October 2023 and during November 2023, representatives of Southwestern, including Messrs. Way, Carrell, Giesler and Lacy, and Chesapeake engaged in several discussions regarding due diligence matters, including to provide Chesapeake with the additional non-public information it had requested and to discuss structuring considerations.
On October 16, 2023, representatives of Southwestern, including Mr. Esparza, and Wells Fargo attended a telephonic meeting with representatives of Company C in connection with a potential strategic transaction with Company C. At such meeting, Company C provided an operational and transaction process update.
On October 17, 2023, an article appeared in Reuters indicating that there were rumors that Chesapeake was considering combining with Southwestern and quoting certain investors in Chesapeake as supportive of such an acquisition. In the trading day after such article appeared, the market exchange ratio of Southwestern stock relative to Chesapeake stock increased by approximately 7.6%.
On October 21, 2023, Latham sent the first draft of the proposed Merger Agreement to Kirkland, which proposed, among other things, (a) a transaction structure contemplating an acquisition of Southwestern by Chesapeake by way of reverse triangular merger, with Chesapeake as the surviving public company, (b) no proposal regarding certain governance items, including post-closing board and officer composition, headquarters location and other governance matters, (c) customary representations, warranties and covenants for an acquisition of Southwestern by Chesapeake, (d) the ability for Chesapeake to make regular and variable cash dividends in accordance with its stated dividend policy (which policy was subject to modification by the Chesapeake Board), (e) limitations on Southwestern’s ability to engage in (or unwind or modify) hedging arrangements without Chesapeake’s consent, (f) largely reciprocal non-solicitation provisions that would allow either the Southwestern Board or the Chesapeake Board, under certain circumstances, to change its recommendation in the event of a superior proposal or intervening event and to terminate the Merger Agreement in exchange for payment of a to-be-agreed upon termination fee and (g) a regulatory efforts covenant with a commercially reasonable efforts antitrust efforts standard that explicitly limited any obligation of Chesapeake to engage in divestitures to secure antitrust clearance along with a 12-month outside date from signing, with automatic six-month extension if antitrust approvals are not secured.
On October 23, 2023, Mr. Dell’Osso called Mr. Way to relay that the Chesapeake Board was continuing to consider Southwestern’s counterproposal.
On October 24, 2023, a regularly scheduled meeting of the Southwestern Board was held with all members present, with representatives of Goldman, RBCCM, and Kirkland in attendance. At the request of the Southwestern Board, Mr. Way discussed with the Southwestern Board the recent calls held with representatives of Chesapeake, including Mr. Dell’Osso, and Southwestern, including Mr. Way, the draft Merger Agreement received from Latham and various considerations regarding a potential combination with Chesapeake, as well as Southwestern’s standalone ‘‘long‑range plan,” preliminary capital budget and business plan for 2024, third-quarter results, hedging activities and reviews of other strategic alternatives. All members of management left the meeting and the Southwestern Board met in executive session, with representatives of Goldman, RBCCM and Kirkland present, to further discuss various matters regarding the potential transaction with Chesapeake, including a strategy for discussing governance matters with Chesapeake. Representatives of Goldman, RBCCM and of Kirkland left the meeting and Mr. Way rejoined, at which time the Southwestern Board met in private session to discuss the various matters presented regarding the potential transaction and determined to continue pursuing the potential transaction with Chesapeake.
On October 25, 2023, a special meeting of the Chesapeake Board was held during which the Chesapeake Board and executive management including Messrs. Dell’Osso, Singh, Viets, and Russ, and Ms. Greenhoward discussed a number of strategic considerations. The Chesapeake Board and management team discussed the achievements Chesapeake had made since emergence from bankruptcy, including reductions in debt, asset optimization and return of capital to shareholders. Also discussed were macro-economic conditions and various long-term strategies for enhancing shareholder value, as well as focusing on becoming the premier natural gas investment for investors. The Chesapeake Board and management discussed the merits of consolidation and potential strategic transactions, including continued discussion of the merits of a merger with Southwestern, as well as a potential combination with, or acquisition of, several other strategic counterparties, and finally, a standalone case for Chesapeake. Following the meeting and with the approval of the Chesapeake Board, Messrs. Wichterich and Dell’Osso made initial contact with several potential strategic counterparties to discuss whether they might be interested in a strategic transaction with Chesapeake and if so, whether further discussion would be warranted. After that initial outreach, Messrs. Wichterich and Dell’Osso met in person and held discussions during the last week of October and early November with representatives from several different potential strategic counterparties, including the CEO of Company X, as well as the CEO of another upstream company (“Company Z”), in order to gauge interest in a potential strategic transaction with Chesapeake. The CEO of Company X believed that a potential transaction could have merit and requested that Chesapeake enter into a mutual confidentiality agreement in order to facilitate the exchange of information. Chesapeake and Company X later entered into a mutual confidentiality agreement with a three‑year term and an 18-month standstill provision (which provision would terminate upon the occurrence of certain specified events), and following execution, Chesapeake shared certain limited operational information. The discussions that Chesapeake held in October and November of 2023 with Company X and Company Z were all high-level and preliminary in nature, and no potential transaction terms were discussed or proposed by any party nor did any materialize.
On November 8, 2023, a regularly scheduled meeting of the Chesapeake Board was held, with representatives of Evercore, Latham and Wachtell in attendance. The Chesapeake Board reviewed materials provided by the management team and Evercore that contained updates to the preliminary financial analyses and certain metrics the Chesapeake Board reviewed at prior meetings, together with illustrative financial summary information. During the meeting, the Chesapeake Board, together with the management team, including Messrs. Singh and Viets and Ms. Greenhoward and Evercore, Latham and Wachtell, discussed the status of due diligence with Southwestern, as well as the merits of a combination. Representatives from Latham and Wachtell also advised the Chesapeake Board with respect to certain antitrust regulatory matters associated with a potential merger. Following deliberation, the Chesapeake Board authorized Mr. Dell’Osso to reach out to Mr. Way to reiterate support for a combination at the previously offered exchange ratio and to convey that the Chesapeake Board continued to believe that a combination between the companies would be strategically optimal, value-enhancing and well-received by shareholders of both sides.
On November 9, 2023, Mr. Dell’Osso called Mr. Way to relay that the Chesapeake Board, following the analysis of additional data provided by Southwestern to Chesapeake, was confirming Chesapeake’s prior proposal of an exchange ratio of 0.0851x, which represented approximately a 39.5% pro forma ownership in the combined company by Southwestern’s shareholders as of such date.
On November 13, 2023, a special meeting of the Southwestern Board was held with all members present, with representatives of Goldman, RBCCM and Kirkland in attendance. At the request of the Southwestern Board, Mr. Way reviewed the latest call received from Mr. Dell’Osso in which Chesapeake confirmed its previous proposal but otherwise did not respond to Southwestern’s counterproposal. The Southwestern Board discussed with Southwestern’s executive management, including Messrs. Way, Carrell, Giesler, Lacy and Price and Ms. Gillenwater, and representatives of Goldman and RBCCM various illustrative financial metrics relating to Southwestern and Chesapeake, assuming the Chesapeake Board determined to increase its exchange ratio proposal. The Southwestern Board also discussed with Kirkland the Merger Agreement and certain governance matters, including appropriate antitrust standards. After discussion, the Southwestern Board determined to continue progressing discussions on governance and the Merger Agreement while simultaneously seeking a higher exchange ratio from Chesapeake.
On November 17, 2023, at the direction of the Southwestern Board, Mr. Way called Mr. Dell’Osso to indicate that the Southwestern Board intended to convey a revised counterproposal and outlined the revisions to Southwestern’s counterproposal, including in respect of certain governance items — among them a request to increase the size of Chesapeake’s’ Board to 10 members, with four appointed by Southwestern.
On November 21, 2023, Southwestern received a legally required notice from an activist investor’s lawyers stating that their client intended to purchase a sizeable amount of Southwestern’s common stock, which, when purchased, would make such activist investor among Southwestern’s largest shareholders.

On November 23, 2023, at the direction of the Southwestern Board, members of the executive management delivered the revised draft of the Merger Agreement to Chesapeake which reflected (a) a mutual “force the vote” provision, (b) mutual termination fees of 3.5% of Chesapeake’s equity value, (c) reciprocal representations, warranties and covenants, (d) a cap on Chesapeake’s ability to pay regularly scheduled cash dividends and (e) the ability of Southwestern to provide, in certain instances, issuances of equity and cash incentive compensation to employees. The revised Merger Agreement remained silent on certain governance items, which remained subject to ongoing discussions between the parties.
Over the course of November 27 through 30, 2023, the Chesapeake Board held several meetings to discuss a number of strategic considerations, including the benefits of a combination with Southwestern. During these meetings, Messrs. Dell’Osso, Singh, Viets, Ayres, and Dixon, and Ms. Greenhoward reported back to the Chesapeake Board on a number of open questions and diligence items relating to the prospective Southwestern combination, including the business model and financial projections, expected synergies (and negative synergies), human resources and staffing matters, valuation metrics, pro forma debt considerations and other integration matters. Following further discussions and deliberation, the Chesapeake Board authorized Mr. Dell’Osso to reconnect with Mr. Way and reconfirm Chesapeake’s support for a merger at the previously offered exchange ratio.
On December 1, 2023, Mr. Dell’Osso called Mr. Way and stated that Chesapeake was not prepared to increase its prior exchange ratio proposal at that time. However, Mr. Dell’Osso sought to continue the prior discussions regarding value and various other issues. Consistent with the Southwestern Board’s instructions to continue to progress such negotiations, Mr. Way further discussed with Mr. Dell’Osso such issues, including the construct for identifying and selecting employees for the combined company, the name of the combined company, and the role of Southwestern’s corporate office for the combined company.
On December 4, 2023, a special meeting of the Southwestern Board was held with all members present, with representatives of Goldman, RBCCM and Kirkland in attendance. At the request of the Southwestern Board, Mr. Way discussed his call with Mr. Dell’Osso on December 1st. After discussions, the Southwestern Board authorized Mr. Way to make a counterproposal to Chesapeake at an exchange ratio of 0.0880x, which reflected a 40.2% pro forma ownership of the combined company by Southwestern shareholders and to continue discussions and negotiations on various other governance and operational matters, subject to further Southwestern Board discussions and final approval by the Southwestern Board. The Southwestern Board also directed Southwestern’s executive management, including Messrs. Way, Carrell, Giesler, Lacy, and Price, and Ms. Gillenwater, and representatives of Goldman, RBCCM and Kirkland to progress transaction documentation, due diligence and related workstreams.
On December 4 and 5, 2023, Messrs. Way and Dell’Osso engaged in a number of discussions and negotiations regarding various governance items, including, among others, the number and composition of the post-closing combined company board and executive officers, whether the combined company would have a new name and ticker symbol, where the headquarters of the combined company would be located and whether the combined company would have a non-executive chairman, with Southwestern proposing, as authorized by the Southwestern Board at the December 4, 2023 meeting, (a) a new name and ticker symbol, (b) headquarters or a substantial presence in Houston, (c) a construct for staffing the combined company based on the best person for the job as determined by Messrs. Way and Dell’Osso acting together and (d) that 4 of 11 directors on the combined company board would nominated by Southwestern. On such calls, Mr. Way reiterated that the Southwestern Board was proposing an exchange ratio of 0.0880x.
On December 6, 2023, Southwestern received a letter from an activist investor noting that it held over $100 million of Southwestern’s common stock. The letter noted that the activist investor had reviewed the recent Reuters article regarding a potential business combination transaction with Chesapeake and wanted to note that, if such a transaction was potentially to occur, such activist would be supportive of such potential combination, and would not want “social issues” to impede a transaction. The letter additionally implied that the activist investor had spoken with other Southwestern shareholders and such other shareholders were also likely to be supportive of a potential transaction between Southwestern and Chesapeake.
On December 8, 2023, a special meeting of the Southwestern Board was held with all members present, with representatives of Goldman, RBCCM and Kirkland in attendance. At the request of the Southwestern Board, Mr. Way summarized his recent calls with Mr. Dell’Osso, the letter received from the activist investor on December 6th and the previous legal notice received from the activist investor on November 21st. The Southwestern Board also was provided with an update on Chesapeake and its business, certain financial metrics for Southwestern and Chesapeake and the progress of operational and financial due diligence, including the potential for synergies expected to result from a business combination and other potential pro forma effects of a transaction. After discussion, the Southwestern Board authorized Mr. Way to continue to negotiate with Chesapeake and to convey a counterproposal that Southwestern’s shareholders would own at least 40% of the pro forma combined company. The Southwestern Board additionally determined not to respond to the letter received from the activist investor on December 6th and directed Southwestern’s executive management team, including Messrs. Way, Carrell, Giesler, Lacy and Price and Ms. Gillenwater, and Goldman, RBCCM and Kirkland to continue to progress discussions and negotiations on various governance matters, due diligence (including synergies), transaction documentation and related workstreams, subject to future approval by the Southwestern Board.
Also on December 8, 2023, a special meeting of the Chesapeake Board was held with representatives of Evercore, Latham and Wachtell in attendance. Mr. Dell’Osso provided the Chesapeake Board with a summary of his recent conversations with Mr. Way and the 0.0880x exchange ratio counterproposal and other governance proposals offered by Southwestern. After the Chesapeake Board meeting concluded, Mr. Dell’Osso, authorized by the Chesapeake Board, called Mr. Way to indicate that Chesapeake would soon be providing a counterproposal that would include the following terms: (a) Southwestern shareholders would own 40% of the pro forma combined company; (b) that 4 of 11 directors on the combined company board would represent Southwestern; (c) that the combined company board would have a non-executive chairman; (d) that the combined company would have a new name; (e) that while the combined company would have a material presence in the Houston office, the headquarters of the combined company would be in Oklahoma City; and (f) that the combined company would be staffed by the most qualified individuals among both companies’ respective employees. However, Mr. Dell’Osso stated that the Chesapeake Board had expressed reservations about accelerating the process in a manner that could result in an announcement of a transaction during a period in which there was significant weakness in the natural gas market and, instead, preferred to continue negotiations of the definitive agreements, synergy and integration discussions with a goal of announcing the transaction in the middle of January 2024.
Later on December 8, 2023, representatives of Latham sent a revised draft of the Merger Agreement to representatives of Kirkland. The proposed changes in this revised draft were generally consistent with the counterproposal outlined by Mr. Dell’Osso to Mr. Way, and additionally made the following key changes: (a) a right for each of the Southwestern Board and the Chesapeake Board to terminate the Merger Agreement to permit their respective companies to enter into a definitive agreement with respect to a superior proposal; (b) a right for the Chesapeake Board to declare and pay one or more variable dividends, during the interim period between signing and closing in accordance with Chesapeake’s board-determined variable dividend policy; (c) revisions to the treatment of Southwestern equity awards and employment matters in connection with the proposed transaction; (d) a termination fee payable by Chesapeake in certain circumstances (including a termination by Chesapeake to enter into a definitive agreement with respect to a superior proposal), calculated to represent 3.5% of Chesapeake’s equity value; (e) a termination fee payable by Southwestern in certain circumstances (including a termination by Southwestern to enter into a definitive agreement with respect to a superior proposal), calculated to represent 3.5% of Southwestern’s equity value; (f) the revision of the interim operating covenants to remove certain restrictions on Chesapeake during the interim period, including its ability to issue incentive equity to its employees, engage in certain M&A and divestiture activities, incur debt and enter into or modify certain material contracts; (g) the reinsertion of certain restrictions on Southwestern’s hedging activities and ability to issue bonuses, raises and incentive equity to employees; and (h) a proposal that, in the event that an antitrust remedy was needed in order to complete the transaction, Chesapeake would not be required to divest assets or accept any remedy that would materially impair the benefits of the transactions to Chesapeake, and that Chesapeake would control any antitrust regulatory approval process.
On December 10, 2023, a special meeting of the Southwestern Board was held with all members present, with representatives of Goldman and Kirkland in attendance. At the request of the Southwestern Board, Mr. Way outlined the topics discussed during his December 8th call with Mr. Dell’Osso and the counterproposal outlined during that call. In addition, at this meeting, the Southwestern Board also reviewed materials provided by Goldman that contained key financial metrics for each of Southwestern and

Chesapeake and its preliminary pro forma financial analysis, including an update on the potential for synergies expected to result from the proposed business combination. A representative of Kirkland also discussed the proposed transaction terms as set forth in the draft Merger Agreement provided to Southwestern on December 8, 2023 and reminded the Southwestern Board of its fiduciary duties to its shareholders, including a discussion on the conflict of interest evaluation process. The Southwestern Board asked various questions about the subject matter of the call and the terms of the counterproposal, and discussed, with the assistance of Southwestern’s management and advisors, the risks associated with delaying signing and announcing a transaction, potential alternative reasons for the proposed delay, potential alternative transactions that Southwestern or Chesapeake might engage in and potential responses to Chesapeake’s counterproposal. Members of Southwestern’s executive management team, including Messrs. Way, Carrell, Giesler, Lacy and Price and Ms. Gillenwater, also discussed with the Southwestern Board a representative communication plan were the Southwestern Board to approve a transaction with Chesapeake. During this meeting of the Southwestern Board, members of the Southwestern Board and the executive management of Southwestern discussed and considered with Goldman and Kirkland various questions relating to the proposed transaction, including with respect to the value of the December 4th proposal as compared to Southwestern as a standalone entity, the strategic prospects and long-term value of the combined company and whether there existed reasonably actionable strategic alternatives to achieve a higher value for Southwestern’s shareholders. The Southwestern Board asked questions during this discussion, and Kirkland and Southwestern’s executive management team addressed the Southwestern Board’s questions, and following deliberation among the Southwestern Board members, advised of its position on key terms in the Merger Agreement, including, among other items, the ability to accept a superior proposal from a third party and the regulatory approval conditions. The Southwestern Board then unanimously determined that it was willing to proceed with a transaction based on the counterproposal proposed by Chesapeake but that Mr. Way should message to Chesapeake that the Southwestern Board would like to accelerate and progress the various workstreams with a goal of executing definitive agreements and announcing a transaction on or prior to December 18, 2023, but that, in any event, the parties should target announcing no later than early January 2024. In connection therewith, the Southwestern Board directed Southwestern’s executive management team and Goldman and Kirkland to continue to finalize the transaction documents and due diligence as expeditiously as possible.
On December 10, 2023, following the completion of the meeting of the Southwestern Board, Mr. Way called Mr. Dell’Osso to outline the terms as directed by the Southwestern Board, including that the parties should expeditiously proceed towards executing a transaction and to set up additional calls and an in-person meeting in Dallas on December 13, 2023 to discuss, among other things, synergies and other transaction workstreams.
On December 12, 2023, representatives of Southwestern, including Messrs. Esparza and Sisco, and Mr. Dell’Osso of Chesapeake held a teleconference call to discuss potential synergies.
On December 13, 2023, members of the executive management of Southwestern, including Messrs. Way, Carrell, Giesler, Lacy and Price, and Messrs. Dell’Osso, Singh, Viets, Russ, Dixon, Vice President — Chief Information Officer John Christ, and Vice President — Marketing Jason Kurtz, and Ms. Greenhoward of Chesapeake met in Dallas, Texas, to conduct mutual business, operational and financial diligence and to discuss potential synergies, the organizational structure of the combined company, a potential integration timeline, and the announcement plan for a potential transaction.
On December 14, 2023, consistent with the direction of the Southwestern Board, representatives of Kirkland sent a revised draft of the Merger Agreement to representatives of Latham. This revised draft included, among others, the following key changes: (a) limitations on the right of the Chesapeake Board to declare and pay one or more variable dividends during the interim period between signing and closing; (b) modifications to the scope of representations and warranties and interim operating covenants, including additional restrictions on the ability of Chesapeake to engage in certain transactions involving the incurrence of debt and the acquisition or divestiture of material assets; (c) the removal of certain restrictions on Southwestern’s hedging activities and ability to issue bonuses, raises and incentive equity to employees; and (d) a proposal that, in the event that an antitrust remedy was needed in order to complete the transaction, Chesapeake would be required to divest assets and accept any remedy other than any remedy that would result in a material adverse effect on the business, financial condition or results of operations of Southwestern,

Chesapeake and their respective subsidiaries, taken as a whole and assuming a consolidated entity of the size and scale of a hypothetical company that is 100% of the size of the combined company, and that the parties would jointly control any antitrust regulatory approval process.
Also on December 14, 2023, representatives of Chesapeake sent a list of due diligence questions, including legal due diligence questions to representatives of Southwestern regarding Southwestern’s business, growth capital outlook, legal matters and operations.
On December 15, 2023, representatives of Southwestern sent a preliminary due diligence request list, including legal due diligence questions to representatives of Chesapeake.
On December 22, 2023, representatives of Goldman provided Southwestern with updated customary relationship disclosures regarding Goldman’s relationships with Southwestern, Chesapeake and their respective affiliates and Southwestern entered into an engagement letter with Goldman.
Between December 14, 2023 and January 2, 2024, representatives of Chesapeake and representatives of Southwestern engaged in various discussions and updates regarding the pending due diligence requests and investor relations matters and continued to negotiate key transaction documentation.
On December 21, 2023, a special meeting of the Chesapeake Board was held with representatives of Evercore, Latham and Wachtell in attendance. The Chesapeake Board reviewed materials previously provided by the Chesapeake management team and Evercore that contained updates to certain financial metrics and expected synergies in a combination with Southwestern. Messrs. Singh, Viets, and Ayres, and Ms. Greenhoward provided the Chesapeake Board with an update on progression of due diligence, transaction documentation and integration matters.
On January 2, 2024, representatives of Latham sent a revised draft of the Merger Agreement to representatives of Kirkland. This revised draft included, among others, the following key changes: (a) a right for the Chesapeake Board to declare and pay one or more variable dividends, during the interim period between signing and closing in accordance with Chesapeake’s board-determined variable dividend policy; (b) revisions to the treatment of Southwestern’s employment matters (including ability to grant raises, bonuses and incentive equity during the interim period) in connection with the proposed transaction; (c) revision of the interim operating covenants to remove certain restrictions on Chesapeake during the interim period, including its ability to issue incentive equity to its employees, engage in certain M&A and divestiture activities, incur debt and enter into or modify certain material contracts; and (d) a proposal that, in the event that an antitrust remedy was needed in order to complete the transaction, Chesapeake would be required to divest assets and accept any remedy other than any remedy that would result in a material adverse effect on the business, financial condition or results of operations of Southwestern, Chesapeake and their respective subsidiaries, taken as a whole and assuming a consolidated entity of the size and scale of a hypothetical company that is 100% of the size of Southwestern, and that Chesapeake would control any antitrust regulatory approval process.
From January 2, 2024 through January 10, 2024, the parties conducted customary legal, financial and operational due diligence on each other. Representatives of Southwestern, including Messrs. Way, Giesler, and Lacy and Ms. Gillenwater, and Mr. Russ of Chesapeake, together with Kirkland and Latham, held a series of reciprocal due diligence discussions with respect to litigation, human resources, employee benefits and personnel, regulatory, real estate, environmental, health and safety and other matters.
During the same period, the executive management of Southwestern, including Messrs. Way, Giesler, and Lacy and Ms. Gillenwater, and its advisors conducted multiple meetings and teleconferences with executive management of Chesapeake and its advisors, as well as the Southwestern Board, to receive and discuss transaction status updates and discuss issues. Additionally, Chesapeake and Southwestern exchanged emails to discuss their plans regarding investor relations in connection with the potential transaction, including a joint press release and an investor presentation and to discuss the drafts of the Merger Agreement and ancillary documentation.
In early January 2024, RBCCM provided the Southwestern Board with updated information regarding RBCCM’s material investment banking relationships with Southwestern and Chesapeake during the prior two-year period.

From January 4, 2024 through January 7, 2024, the Chesapeake Board conducted a number of meetings and teleconferences, including some in executive session and some with members of Chesapeake executive management, and its advisors Latham, Wachtell, and Evercore to discuss various aspects of the combination with Southwestern, including legal and transaction updates, personnel and employee severance matters and other integration items.
On January 4, 2024, representatives of Kirkland sent representatives of Latham a revised draft of the Merger Agreement. The proposed changes in this revised draft included, among other things: (a) limitations on the right of the Chesapeake Board to declare and pay one or more variable dividends during the interim period between signing and closing; (b) modifications to the scope of the interim operating covenants, including additional restrictions on the ability of Chesapeake to engage in certain transactions involving the incurrence of debt and the acquisition or divestiture of material assets; (c) the removal of certain restrictions on Southwestern’s hedging activities and ability to issue bonuses, raises and incentive equity to employees; and (d) a proposal that, in the event that an antitrust remedy was needed in order to complete the transaction, Chesapeake would be required to divest assets and accept any remedy other than any remedy that would result in a material adverse effect on the business, financial condition or results of operations of Southwestern, Chesapeake and their respective subsidiaries, taken as a whole and assuming a consolidated entity of the size and scale of a hypothetical company that is 100% of the size of the combined company, and that the parties would jointly control any antitrust regulatory approval process.
On January 5, 2024, an article appeared in The Wall Street Journal indicating that there were rumors that Chesapeake was close to reaching a definitive agreement to combine with Southwestern. In the trading day after such article appeared, the trading price of Southwestern common stock increased by approximately 7.3% and the market exchange ratio of Southwestern stock relative to Chesapeake stock increased by approximately 4.3%.
Also on January 5, 2024, a special meeting of the Southwestern Board was held with all members present, with representatives of Goldman, RBCCM and Kirkland in attendance. At the request of the Southwestern Board, Goldman and RBCCM updated the Southwestern Board regarding certain financial metrics for Southwestern and Chesapeake and preliminary pro forma financial overview of the transaction, including an update on the potential for synergies expected by management to result from the proposed business combination. A representative of Kirkland discussed the proposed transaction terms as set forth in the draft Merger Agreement provided to Chesapeake on January 4, 2023 and reminded the Southwestern Board of its fiduciary duties to its shareholders, as well as legal due diligence to-date. Members of Southwestern’s executive management team, including Messrs. Way, Carrell, Giesler, Lacy, and Price and Ms. Gillenwater, also discussed with the Southwestern Board illustrative announcement materials and a representative communication plan were the Southwestern Board to approve a transaction with Chesapeake. A discussion also occurred regarding the regulatory approval processes. The Southwestern Board asked questions during this discussion, and Kirkland and Southwestern’s executive management team addressed the Southwestern Board’s questions, and following deliberation among the Southwestern Board authorized Southwestern’s executive management and Goldman, RBCCM and Kirkland to proceed with completing the negotiations and due diligence processes in respect of the potential business combination.
Shortly after the special meeting, representatives of Southwestern, including Mr. Giesler, contacted representatives of each of BofA Securities and Wells Fargo to inform them of the potential transaction. Thereafter, BofA Securities and Wells Fargo were formally engaged as advisors to Southwestern in connection with the potential transaction.
On January 8, 2024, representatives of Latham sent a revised draft of the Merger Agreement to representatives of Kirkland. This revised draft included, among others, the following key changes: (a) a right for the Chesapeake Board to declare and pay one or more variable dividends, during the interim period between signing and closing in accordance with Chesapeake’s board-determined variable dividend policy; (b) revisions to the treatment of Southwestern’s employment matters (including ability to grant raises, bonuses and incentive equity during the interim period) in connection with the proposed transaction; (c) the revision of the interim operating covenants to remove certain restrictions on Chesapeake during the interim period, including its ability to issue incentive equity, bonuses and raises to its employees, engage in certain M&A and divestiture activities, incur debt and enter into or modify certain material contracts; and (d) a proposal that, in the event that an antitrust remedy was needed in order to complete the transaction,

Chesapeake would be required to divest assets and accept any remedy other than any remedy that would result in a material adverse effect on the business, financial condition or results of operations of Southwestern, Chesapeake and their respective subsidiaries, taken as a whole and assuming a consolidated entity of the size and scale of a hypothetical company that is 100% of the size of Southwestern, and that Chesapeake would control any antitrust regulatory approval process.
On January 9, 2024, a special meeting of the Chesapeake Board was held with representatives of Evercore, Latham and Wachtell in attendance. During the meeting, representatives of Evercore reviewed materials previously provided to the Chesapeake Board that contained a summary transaction terms, certain Chesapeake projections prepared by Chesapeake’s management and a summary of Evercore’s preliminary financial analyses with respect to the proposed combination, as well as a discussion regarding expected synergies. During the meeting the Chesapeake Board asked questions of Messrs. Dell’Osso, Singh, Viets, and Russ and Evercore, Latham and Wachtell, which were addressed.
During the course of the day on January 9, 2024, representatives of Kirkland and Latham sent several revised drafts of the Merger Agreement back and forth and engaged in numerous telephonic and electronic discussions regarding the Merger Agreement and related documentation, ultimately agreeing on terms including: (a) a limited right for the Chesapeake Board to declare and pay one or more variable dividends, during the interim period between signing and closing in accordance with an agreed-upon, scheduled variable dividend policy; (b) revisions to the treatment of Southwestern’s employment matters (including ability to grant raises, bonuses and incentive equity during the interim period) in connection with the proposed transaction; (c) the revision of the interim operating covenants to provide certain restrictions on Chesapeake during the interim period, including its ability to engage in certain M&A and divestiture activities, incur debt and enter into or modify certain material contracts; and (d) revisions that, in the event that an antitrust remedy was needed in order to complete the transaction, Chesapeake would be required to divest assets and accept any remedy other than any remedy that would result in a material adverse effect on the business, financial condition or results of operations of Southwestern, Chesapeake and their respective subsidiaries, taken as a whole and assuming a consolidated entity of the size and scale of a hypothetical company that is 100% of the size of Southwestern and that Chesapeake would control any antitrust regulatory approval process.
In the morning on January 10, 2024, a special meeting of the Chesapeake Board was held with representatives of Evercore, Latham and Wachtell in attendance. Representatives of Wachtell reviewed with the Chesapeake Board its fiduciary obligations. Representatives of Evercore then presented Evercore’s final financial analysis and rendered to the Chesapeake Board Evercore’s oral opinion, subsequently confirmed by delivery of a written opinion dated January 10, 2024, that, as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s written opinion, the exchange ratio was fair, from a financial point of view, to Chesapeake. At the request of the Chesapeake Board, a representative from Latham reviewed and discussed the key provisions of the Merger Agreement, which was previously provided to the Chesapeake Board. The Chesapeake Board asked questions, which were addressed by Messrs. Dell’Osso, Singh, Viets, and Russ, Evercore, Latham and Wachtell. Following the discussion, the Chesapeake Board determined that it is in the best interests of Chesapeake and its shareholders, and declared it advisable, for Chesapeake to enter into the Merger Agreement, approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the issuance of Chesapeake shares, and approved that the Stock Issuance Proposal be submitted to the Chesapeake shareholders and resolved to recommend that the Chesapeake shareholders approve the Stock Issuance Proposal.
Later on January 10, 2024, the Southwestern Board held a special meeting with all members present, with members of Southwestern’s executive management team, including Messrs. Way, Carrell, Giesler, Lacy and Price and Ms. Gillenwater, and representatives of Goldman, RBCCM and Kirkland in attendance, to consider the proposed business combination with Chesapeake. Representatives of Goldman provided the Southwestern Board with Goldman’s financial analysis with respect to the proposed business combination and rendered to the Southwestern Board Goldman’s oral opinion, subsequently confirmed in Goldman’s written opinion dated as of January 10, 2024, that as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Goldman, as set forth in Goldman’s written opinion, the Exchange Ratio was fair, from a financial point of view, to the holders (other than the Chesapeake and its Affiliates) of Southwestern common stock. A representative of Kirkland then presented and reviewed the duties and responsibilities of the members of the Southwestern Board under Delaware law in connection with the proposed transaction and materials summarizing the key provisions of the Merger Agreement, which materials were previously provided to the Southwestern Board. The Southwestern Board asked questions, and Southwestern’s executive management team and Goldman, RBCCM and Kirkland addressed the Southwestern Board’s questions. Following the discussion, the Southwestern Board adopted resolutions, taking into account the various matters described below under “Recommendation of the Southwestern Board and its Reasons for the Merger,” and unanimously determined that it was in the best interests of Southwestern and its shareholders, and advisable, for Southwestern to enter into the Merger Agreement; approved the Merger Agreement and the transactions contemplated thereby, including the merger; approved that the Merger Agreement be submitted to the Southwestern shareholders and resolved to recommend that the Southwestern shareholders approve the Merger Agreement.
That same day, representatives of each of Kirkland and Latham finalized the Merger Agreement and disclosure schedules. Later in the evening on January 10, 2023, the parties executed the Merger Agreement and, prior to the market opening on January 11, 2024, issued a joint press release announcing the transaction.
Recommendation of the Chesapeake Board and its Reasons for the Merger
On January 10, 2024, the Chesapeake Board determined that the Merger Agreement and the transactions contemplated thereby, including the Merger and the issuance of shares of Chesapeake Common Stock in the Merger, are in the best interests of Chesapeake and its shareholders, and approved and declared advisable the execution, delivery and performance by Chesapeake of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger and the issuance of shares of Chesapeake Common Stock in the Merger. The Chesapeake Board recommends that Chesapeake shareholders vote “FOR” the Stock Issuance Proposal and “FOR” the Advisory Chesapeake Compensation Proposal.
In the course of reaching its determinations and recommendations, the Chesapeake Board consulted with the Chesapeake executive management team and Chesapeake’s outside legal and financial advisors and considered several potentially positive factors that weighed in favor of the Merger, including the following (not necessarily presented in order of relative importance):
•
Premium Asset Portfolio

•
The expectation that the combined company will have a premier natural gas portfolio of more than 1.8 million net acres, with a total net production of approximately 7.9 Bcfe/d and more than 15 years of inventory, that is equipped to meet domestic demand growth and will be competitive in the rapidly growing global LNG business; and

•
The complementary nature of Southwestern’s and Chesapeake’s asset positions located in premium natural gas basins in the Northeast (Appalachia) and along the Gulf Coast (Haynesville).

•
Financial Considerations

•
Chesapeake’s expectation that the Merger will be accretive to shareholders in the near and long term on all key financial metrics, including cash flow per share, free cash flow per share, net asset value and return on capital employed;

•
Chesapeake’s expectation that the Merger will enhance Chesapeake’s capital return program by enhancing free cash flow generation and supporting an expected increase in Chesapeake’s dividend per share of approximately 20% over the next five years; and

•
Chesapeake’s expectation that the combined company will have a strengthened credit profile, potentially achieving an investment grade rating after the Merger, with an expected leverage ratio of approximately 1.0x net-debt-to-EBITDAX or less within one year of closing.

•
Synergies and Strategic Considerations

•
Chesapeake’s belief that Southwestern’s high-quality assets and top-tier inventory will generate significant free cash flow, and its belief that the Merger will create a more resilient energy company that is expected to produce stable cash flows through varied commodity cycles;

•
Chesapeake’s belief that the Merger is expected to result in significant synergies of approximately $400 million annually that will enable a lower corporate breakeven through operational efficiencies, improved drilling performance, extended laterals and infrastructure optimization;

•
The expectation that the combined company will be able to create a global platform to expand Chesapeake’s marketing and trading business, improve access to domestic and international markets, reduce sensitivity to commodity price volatility and enhance revenue; and

•
That the combined company will maintain its low natural gas emissions profile, 100% RSG natural gas certification across all production, commitment to achieve net zero Scope 1 and 2 GHG emissions by 2035, transparent disclosures regarding measurable targets, investment in low-carbon solutions, and social and governance excellence.

•
Opinion of Financial Advisor. The oral opinion of Evercore rendered to the Chesapeake Board on January 10, 2024, which was subsequently confirmed in Evercore’s written opinion dated January 10, 2024, that as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s written opinion, the Exchange Ratio was fair, from a financial point of view, to Chesapeake, as more fully described below in the section entitled “The Merger — Opinion of Chesapeake’s Financial Advisor” beginning on page 113 and the full text of the written opinion of Evercore attached as Annex B to this joint proxy statement/prospectus.

•
Likelihood of Completion of the Merger. Chesapeake’s belief, due to the limited number and customary nature of the closing conditions, that the Merger will be consummated prior to the Outside Date of January 10, 2025 (as may be extended to July 10, 2025 and further extended to January 10, 2026 in certain circumstances).

•
Favorable Terms of the Merger Agreement

•
Chesapeake’s belief, in coordination with Chesapeake’s legal advisors, that the terms of the Merger Agreement, taken as a whole, including the parties’ representations, warranties, covenants and conditions to closing, and the circumstances under which the Merger Agreement may be terminated, are reasonable;

•
The fact that Chesapeake has the ability, under certain circumstances, to provide information to, and to engage in discussions or negotiations with, a third party that makes an unsolicited acquisition proposal to Chesapeake; and

•
The fact that the Chesapeake Board has the ability to terminate the Merger Agreement under certain circumstances, including by entering into an agreement relating to a superior proposal, subject to certain conditions (including payment of a termination fee and certain rights of Southwestern).

The Chesapeake Board also considered and balanced against the potentially positive factors a number of uncertainties, risks and other countervailing factors in its deliberations concerning the Merger and the Merger Agreement, including the following (not necessarily presented in order of relative importance):
•
The risks and contingencies relating to the announcement and pendency of the Merger, including the potential for diversion of management and employee attention and the potential effect of the combination on the businesses of both companies and the restrictions on the conduct of Chesapeake’s business during the period between the execution of the Merger Agreement and the completion of the Merger;

•
The potential challenges and difficulties in integrating the operations of Southwestern and Chesapeake and the risk that the anticipated cost savings and operational and other synergies between the two companies, or other anticipated benefits of the Merger, might not be realized, may only be achieved over time or might take longer to realize than expected;

•
The fact that Chesapeake would be required to (i) pay Southwestern a termination fee of $389 million if, among other circumstances, Chesapeake were to terminate the Merger Agreement in order to enter into an agreement relating to a superior proposal and/or (ii) reimburse Southwestern in an amount equal to $37.25 million in respect of Southwestern’s costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement if the Chesapeake shareholders do not approve the Stock Issuance Proposal;
•
The fact that there are restrictions in the Merger Agreement on Chesapeake’s ability to solicit competing bids to acquire it and to entertain other acquisition proposals unless certain conditions are satisfied;

•
The fact that the restrictions on Chesapeake’s conduct of business prior to completion of the transaction could delay or prevent Chesapeake from undertaking business opportunities that may arise or from taking other actions with respect to its operations during the pendency of the transaction; and

•
Risks of the type and nature described under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” beginning on pages 48 and 62, respectively.

After taking into account the factors set forth above, as well as others, the Chesapeake Board concluded that the risks, uncertainties, restrictions and potentially negative factors associated with the Merger were outweighed by the potential benefits of the Merger to Chesapeake shareholders.
The foregoing discussion of factors considered by Chesapeake is not intended to be exhaustive, but summarizes the material factors considered by the Chesapeake Board. In light of the variety of factors considered in connection with its evaluation of the Merger Agreement and the Merger, the Chesapeake Board did not find it practicable to, and did not, quantify, rank or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. Moreover, each member of the Chesapeake Board applied his or her own personal business judgment to the process and may have given different weight to different factors. The Chesapeake Board based its recommendation on the totality of the information presented, including thorough discussions with, and questioning of, Chesapeake’s executive management team and the Chesapeake Board’s outside legal and financial advisors.
In considering the recommendation of the Chesapeake Board to approve the Merger Agreement, holders of Chesapeake Common Stock should be aware that the executive officers and directors of Chesapeake have certain interests in the transaction that may be different from, or in addition to, the interests of Chesapeake shareholders generally. See the section entitled “The Merger — Interests of Certain Chesapeake Directors and Executive Officers in the Merger” beginning on page 129.
It should be noted that this explanation of the reasoning of the Chesapeake Board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 62.
Recommendation of the Southwestern Board and its Reasons for the Merger
On January 10, 2024, the Southwestern Board unanimously determined that it is in the best interests of Southwestern and its shareholders, and declared it advisable, for Southwestern to enter into the Merger Agreement, and has unanimously approved the execution, delivery and performance by Southwestern of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger. The Southwestern Board unanimously recommends that Southwestern shareholders vote “FOR” the Merger Proposal and “FOR” the Advisory Southwestern Compensation Proposal.
In evaluating the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the Southwestern Board consulted with Southwestern’s senior management, outside legal counsel and financial advisors with complementary experience. The Southwestern Board determined that entering into the Merger Agreement with Chesapeake provided the best alternative for maximizing value for holders of Southwestern Common Stock reasonably available to Southwestern, including when compared to continuing to operate on a standalone basis and other reasonably actionable strategic alternatives such as those that Southwestern had evaluated consistently in recent years, including potential corporate combinations within the oil and gas industry, acquisitions of growth assets and divestitures of non-core assets.

In arriving at this determination and in recommending that the holders of Southwestern Common Stock vote their Southwestern Common Stock in favor of adoption of the Merger Agreement, the Southwestern Board considered a number of factors, including the following factors (not necessarily in order of relative importance) that the Southwestern Board viewed as generally positive or favorable to its determination, approval and related recommendations:
Attractive Value and Exchange Ratio.   The attractive value and nature of the consideration to be received in the Merger by holders of Southwestern Common Stock, including the fact that:
•
the transaction is structured as a stock-for-stock merger with a fixed exchange ratio;

•
the Southwestern Board believes that the pro forma ownership implied by the Exchange Ratio fairly reflects the contribution of Southwestern to the production, reserves, cash generation capacity and potential synergies of the combined company;

•
the implied value of the merger consideration is $6.69 per share of Southwestern Common Stock based on the exchange ratio of 0.0867 per share, compared to the closing trading prices of Southwestern and Chesapeake of $6.77 and $89.00, respectively, on October 16, 2023, the last trading day prior to the publication of media reports that Southwestern and Chesapeake had engaged in discussions regarding a possible transaction, the closing prices of Southwestern and Chesapeake of $6.89 and $77.18 on January 10, 2024, the last trading day prior to entry into the Merger Agreement, and a hypothetical undisturbed trading price of Southwestern of $5.85. See “The Merger — Opinion of Southwestern’s Financial Advisor — Summary of Financial Analyses” for more information on the hypothetical undisturbed trading price;

•
the transaction results in holders of Southwestern Common Stock realizing fair value for their investment and provides a value that is superior to other strategic alternatives and generally will not result in taxable gains to holders of Southwestern Common Stock;

•
the transaction allows holders of Southwestern Common Stock to share pro rata in any future additional value from higher commodity prices or other factors;

•
the stock-for-stock nature of the transaction allows holders of Southwestern Common Stock to participate in the value and opportunities of the combined company after the Merger, including Chesapeake’s return of capital program and a combined company with a stronger balance sheet with reduced debt;

•
the combined company will provide holders of Southwestern Common Stock with exposure to a more capital efficient and diversified yet complementary asset base, and greater expected future free cash flow growth, which the Southwestern Board viewed as an important opportunity for holders of Southwestern Common Stock to enhance long-term risk-adjusted returns;

•
the trading market for Chesapeake Common Stock will provide holders of Southwestern Common Stock who receive Chesapeake Common Stock in the Merger with additional trading liquidity than is currently available for Southwestern Common Stock alone; and

•
the Southwestern Board believes that the shares of Chesapeake Common Stock that will be delivered to holders of Southwestern Common Stock are a highly attractive currency that will benefit in the near and long term from the combination’s significant synergies described in more details below.

Benefits of a Combined Company.   The belief of the Southwestern Board that the combined company resulting from a Merger of Chesapeake and Southwestern would be well positioned to achieve future free cash flow growth and generate superior returns for Southwestern’s stockholders, as a result of the following considerations, among others:

•
the anticipated benefits associated with combining the assets of the two companies, including the Southwestern Management Synergies Estimates (as defined below) and reductions to expenses associated with the following:

•
creating a diversified yet complementary asset base which is anticipated to be more capital efficient and to increase commercial opportunities, including organic growth projects;

•
increased operational scale and expanded scope of business, which are expected to enhance the resilience of cash flow generation and the combined company’s ability to generate returns for shareholders and pursue value-added growth opportunities;

•
the fact that Chesapeake currently has significant cash reserves, which are expected to provide additional liquidity to the combined company’s balance sheet, accelerate the combined company’s reduction of debt and increase the sustainability of the return of capital to shareholders;

•
the increased size and scale of the combined company, which is expected to afford new structural advantages, including a stronger credit profile, a lower cost of capital and economies of scale;

•
the fact that the combined company is expected to generate significant free cash flow and potentially achieve an investment grade rating after the Merger, accelerating the combined company’s financial flexibility to reduce both absolute debt and financial leverage through time;

•
enhanced potential for returning capital to shareholders of the combined company, including Southwestern’s stockholders;

•
the potential that the scale of the combined company could permit the combined company to be included in one or more large-cap stock market indices; and

•
eliminating duplicative or redundant functions and expenses;

•
the shared commitment to safety, integrity, collaboration, responsible operations and employee development, which is expected to continue to drive strong operational performance and deliver shareholder value;

•
the experience and proven track record of the combined company’s executive management team and its continued focus on stockholder value and economic returns;

•
the combined company will be overseen by an experienced, diverse and majority-independent board composed of four directors from the Southwestern Board (Catherine A. Kehr, John D. Gass, Shameek Konar and Anne Taylor) and seven directors from the Chesapeake Board, and will be managed by an experienced team of executives from both Southwestern and Chesapeake led by Chesapeake Chief Executive Officer Nick Dell’Osso;

•
the combined company will build a global marketing and trading presence in Houston to supply lower-cost, lower-carbon energy to meet increasing domestic and international LNG demand;

•
the combined company will have high-quality, large-scale acreage in Appalachia and Haynesville, where the pro forma company has current net production of approximately 7.9 Bcfe/d with more than 5,000 gross locations and 15 years of inventory;

•
the combination will help maximize the value of Southwestern’s scale of production, quality capital structure and 100% certified responsibly sourced gas;

•
the combination is expected to be immediately accretive, from the perspective of the holders of Southwestern Common Stock, to key per share financial metrics, including operating cash flow, free cash flow, and cash dividends at then-current commodity prices as of the date of the Merger Agreement;

•
the combined company is expected to continue to pursue industry leading ESG and sustainability policies, including (1) maintaining an independent and diverse board comprised of directors with track records of delivering value and industry experience, (2) aligning executive compensation with stockholder value creation and sustainability and (3) committing to strong performance and further improvement across sustainability metrics, including safety and emissions; and

•
the combined company will maintain its low natural gas emissions profile, commitment to achieving net zero Scope 1 and 2 GHG emissions in the next several decades, transparent disclosures regarding measurable targets, investment in low-carbon solutions, and social and governance best practices.

Continuation of Standalone Southwestern.   The Southwestern Board’s belief that Southwestern’s ability to attract capital, grow, adapt to uncertainties and continue delivering superior returns to holders of Southwestern Common Stock as a standalone entity is expected to be more challenging compared to the combined company due to:

•
the increasing importance of the benefits of greater scale in driving shareholder value, including, but not limited to, the impact of scale on fixed costs, lower cost of capital, the ability to capitalize on opportunities in the increasingly global nature of natural gas markets, and enhanced resilience in increasingly volatile commodity price environments;

•
Southwestern’s higher relative cost structure given in part certain fixed costs and its higher interest expense from its higher debt and leverage and the resulting impact on free cash flow generation potential, particularly in a lower commodity price environment;

•
Southwestern’s likely lower credit rating than the combined company;

•
Southwestern’s more limited common stock trading liquidity compared to the combined company;

•
the relatively mature nature of domestic E&P assets and drilling inventory, creating more challenging growth prospects compared to other alternatives;

•
Southwestern’s smaller scale, higher financial leverage and higher break-even commodity price, limiting its ability to reach investment grade status;

•
Southwestern’s standalone position, scale and capital structure providing less potential to adapt to and benefit from the future evolution of the energy industry; and

•
Southwestern management’s assessment that reasonably actionable alternatives to diversify into other geographic market areas, products or lines of businesses in a manner that is likely to be value enhancing to holders of Southwestern Common Stock are limited.

Opportunity to Receive Alternative Acquisition Proposals and to Change the Southwestern Board’s Recommendation Upon Receipt of a Superior Proposal.   The Southwestern Board considered the terms of the Merger Agreement related to Southwestern’s ability to respond to unsolicited bona fide acquisition proposals and determined that third parties would be unlikely to be deterred from making an acquisition proposal by the provisions of the Merger Agreement because the Southwestern Board may, under certain circumstances, furnish information or enter into discussions in connection with an acquisition proposal. In this regard, the Southwestern Board considered that:
•
subject to its compliance with the Merger Agreement, the Southwestern Board can change its recommendation to holders of Southwestern Common Stock with respect to the adoption of the Merger Agreement prior to the adoption of the Merger Agreement by the vote of holders of Southwestern Common Stock if the Southwestern Board determines, in good faith after consultation with its financial advisors and outside legal counsel, that another acquisition proposal constitutes a superior proposal, and following consultation with outside legal counsel, the Southwestern Board determines that such change of recommendation is consistent with its duties under applicable law; and

•
while the Merger Agreement contains a termination fee of $260 million, representing approximately 3.5% of Southwestern’s equity value as of the date of the Merger Agreement, that Southwestern would be required to pay to Chesapeake in certain circumstances, including if (i) Chesapeake terminates the Merger Agreement in connection with a change in the Southwestern Board’s recommendation to holders of Southwestern Common Stock with respect to the adoption of the Merger Agreement, (ii) Chesapeake terminates the Merger Agreement due to a willful and material breach by Southwestern of its non-solicit obligations in the Merger Agreement, (iii) Southwestern terminates the Merger Agreement to enter into a definitive agreement in respect of a Southwestern Superior Proposal, (iv) Chesapeake or Southwestern terminates the Merger Agreement following the failure of holders of Southwestern Common Stock to approve the Merger Proposal upon a vote at the Southwestern Special Meeting and, within twelve months of termination of the Merger Agreement, Southwestern consummates or enters into a definitive agreement in respect of an alternative transaction and (v) under certain circumstances, within twelve months of termination of the Merger Agreement, Southwestern consummates or enters into a definitive agreement in respect of an alternative transaction, the Southwestern Board believed that this fee is reasonable in light of the circumstances and the overall terms of the Merger Agreement, consistent with fees in comparable transactions and not preclusive of other offers.

Opinion of Goldman Sachs & Co. LLC.   The Southwestern Board considered the oral opinion of Goldman Sachs, subsequently confirmed in Goldman Sachs’s written opinion dated as of the same date on which the oral opinion was provided, to the Southwestern Board, with respect to the fairness as of such date, from a financial point of view, to holders of Southwestern Common Stock of the Exchange Ratio, which opinion was based on and subject to various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Goldman Sachs in rendering its opinion, as more fully described below in the section titled “The Merger — Opinion of Southwestern’s Financial Advisor ”; and
Likelihood of Completion and Terms of the Merger Agreement.   The Southwestern Board reviewed and considered the terms of the Merger Agreement, taken as a whole, including the parties’ representations, warranties and covenants, and the circumstances under which the Merger Agreement may be terminated, and concluded that such terms are reasonable and fair to Southwestern and its stockholders. The Southwestern Board also reviewed and considered the conditions to the completion of the Merger and concluded that, while the completion of the Merger is subject to regulatory approvals, such approvals were not likely to prevent the completion of the Merger in light of the efforts covenant provided by Chesapeake. The Southwestern Board also considered that Chesapeake has agreed to pay Southwestern $389 million in the event that (i) Southwestern terminates the Merger Agreement in connection with a change in the Chesapeake Board’s recommendation to holders of Southwestern Common Stock with respect to the adoption of the Merger Agreement, (ii) Southwestern terminates the Merger Agreement due to a willful and material breach by Chesapeake of its non-solicit obligations in the Merger Agreement, (iii) Chesapeake terminates the Merger Agreement to enter into a definitive agreement in respect of a Chesapeake Superior Proposal, (iv) Chesapeake or Southwestern terminates the Merger Agreement following the failure of holders of Chesapeake Common Stock to approve the Stock Issuance Proposal upon a vote at the Chesapeake Special Meeting and, within twelve months of termination of the Merger Agreement, Chesapeake consummates or enters into a definitive agreement in respect of an alternative transaction and (v) under certain circumstances, within twelve months of termination of the Merger Agreement, Chesapeake consummates or enters into a definitive agreement in respect of an alternative transaction.
The Southwestern Board also considered a number of uncertainties, risks and factors it deemed generally negative or unfavorable in making its determination, approval and related recommendation, including the following (not necessarily in order of relative importance):
Exchange Ratio.   The Southwestern Board considered that, because the Exchange Ratio is based on a fixed exchange ratio rather than a fixed value, holders of Southwestern Common Stock bear the risk of a decrease but have the ability to participate in an increase in the trading price of Chesapeake Common Stock during the pendency of the Merger and the fact that the Merger Agreement does not provide Southwestern with a value-based termination right;
Tax Considerations for Holders of Southwestern Common Stock.   The Southwestern Board considered that the Integrated Mergers, taken together, are intended to qualify as a reorganization within the meaning of Section 368(a) of the Code;
Interim Operating Covenants.   The Southwestern Board considered the restrictions on the conduct of Southwestern’s and its subsidiaries’ businesses as well as Chesapeake’s and its subsidiaries’ businesses during the period between the execution of the Merger Agreement and the completion of the Merger as set forth in the Merger Agreement;
Risks Associated with the Pendency of the Merger.   The risks and contingencies relating to the announcement and pendency of the Merger (including the likelihood of litigation or other opposition brought by or on behalf of Southwestern shareholders or Chesapeake shareholders challenging the Merger and the other transactions contemplated by the Merger Agreement) and the risks and costs to Southwestern if the Merger is not completed in a timely manner or if the Merger does not close at all, including potential employee attrition, the impact on Southwestern’s relationships with third parties and the effect termination of the Merger Agreement may have on the trading price of Southwestern Common Stock and Southwestern’s operating results;

Opportunity to Receive Acquisition Proposals and Ability to Terminate the Merger Agreement in Order to Enter into Definitive Agreement with Respect to Superior Proposal; Termination Fees; Expense Reimbursement.   The Southwestern Board considered the possibility that a third party may be willing to enter into a strategic combination with Southwestern on terms more favorable than the Merger. In connection therewith, the Southwestern Board considered the terms of the Merger Agreement relating to no-shop covenants and termination fees and the potential that such provisions might deter alternative bidders that might have been willing to submit an acquisition proposal to Southwestern. The Southwestern Board also considered that, under specified circumstances, Southwestern may be required to pay a termination fee or expenses in the event the Merger Agreement is terminated and the effect this could have on Southwestern, including:
•
the possibility that the termination fee could discourage other potential parties from making an acquisition proposal, although the Southwestern Board believed that the termination fee was reasonable in amount and the fact that, under certain circumstances, Southwestern could terminate the Merger Agreement in order to enter into an agreement with respect to a Southwestern Superior Proposal would not unduly deter any other party that might be interested in making an acquisition proposal;

•
if the Merger is not consummated, Southwestern will generally be obligated to pay its own expenses incident to preparing for and entering into and carrying out its obligations under the Merger Agreement and the transactions contemplated by the Merger Agreement; and

•
the requirement that if the Merger Agreement is terminated as a result of the failure to obtain approval of the Merger Proposal by holders of Southwestern Common Stock, Southwestern would be obligated to reimburse Chesapeake in an amount equal to $55.6 million for the expenses incurred by Chesapeake in connection with the Merger and the other transactions contemplated by the Merger Agreement;

Regulatory Approval.   The Southwestern Board considered that the Merger and the related transactions require regulatory approval to complete such transactions and the risk that the applicable governmental entities may seek to impose unfavorable terms or conditions, or otherwise fail to grant, such approval;
Interests of Southwestern Directors and Executive Officers and Other Concerns Related to Conflicts or the Potential Appearance of Conflicts.   The Southwestern Board considered that certain of the Southwestern Board’s directors and executive officers may have interests in the Merger that may be different from, or in addition to, those of holders of Southwestern Common Stock generally. For more information about such interests, see the section titled “The Merger — Interests of Southwestern Board of Directors and Executive Officers in the Merger”;
Merger Costs.   The Southwestern Board considered the costs associated with the completion of the Merger, including Southwestern management’s time and energy and potential for opportunity costs related to other reasonably actionable strategic alternatives;
Possible Failure to Achieve Synergies.   The Southwestern Board considered the potential challenges and difficulties in integrating the operations of Southwestern and Chesapeake and the risk that anticipated cost savings and operational efficiencies between the two companies, or other anticipated benefits of the Merger, might not be realized or might take longer to realize than expected; and
Other Risks.   The Southwestern Board considered risks of the type and nature described under the sections titled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.”
The Southwestern Board believed that, overall, the potential benefits of the Merger to holders of Southwestern Common Stock outweighed the risks and uncertainties of the Merger.
The foregoing discussion of factors considered by the Southwestern Board is not intended to be exhaustive, but includes the material factors considered by the Southwestern Board. In light of the variety of factors considered in connection with its evaluation of the Merger, the Southwestern Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. Moreover, each member of the Southwestern Board applied his or her own personal business judgment to the process and may have given different weight to different factors. The Southwestern Board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Southwestern Board based its recommendation on the totality of the information.
Certain Unaudited Forecasted Financial Information
Neither Chesapeake nor Southwestern, as a matter of course, makes public long-term forecasts or internal projections as to future performance, revenues, production, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with Southwestern’s evaluation of the Merger, Southwestern’s management provided to the Southwestern Board and Southwestern’s financial advisors certain unaudited internal financial forecasts with respect to Southwestern on a stand-alone basis prepared by Southwestern management (the “Southwestern Forecasted Financial Information for Southwestern”), certain unaudited financial forecasts with respect to Chesapeake on a stand-alone basis prepared by Southwestern management (the “Southwestern Forecasted Financial Information for Chesapeake”) and certain unaudited internal financial forecasts for Chesapeake and Southwestern on a pro forma basis for the proposed Merger, prepared by Southwestern’s management, including certain operating synergies projected by Southwestern management (the “Southwestern Management Synergies Estimates”) to result from the proposed Merger (collectively, with the Southwestern Management Synergies Estimates, the “Southwestern Pro Forma Forecasted Financial Information” and, together with the Southwestern Forecasted Financial Information for Southwestern and the Southwestern Forecasted Financial Information for Chesapeake, the “Southwestern Forecasted Financial Information”) and provided to Chesapeake certain unaudited internal financial forecasts with respect to Southwestern on a stand-alone basis prepared by Southwestern management. In addition, in connection with Chesapeake’s evaluation of the Merger, Chesapeake’s management provided to the Chesapeake Board and its financial advisors certain unaudited internal financial forecasts with respect to Chesapeake on a stand-alone basis prepared by Chesapeake’s management (the “Chesapeake Forecasted Financial Information for Chesapeake”), certain unaudited internal financial forecasts with respect to Southwestern on a stand-alone basis provided by Chesapeake management (the “Chesapeake Forecasted Financial Information for Southwestern”) and certain synergies projected by Chesapeake management to result from the proposed Merger (the “Chesapeake Management Synergies Estimates” and, together with the Chesapeake Forecasted Financial Information for Chesapeake and the Chesapeake Forecasted Financial Information for Southwestern, the “Chesapeake Forecasted Financial Information”) and provided to Southwestern certain unaudited internal financial forecasts with respect to Chesapeake on a stand-alone basis prepared by Chesapeake management. The Southwestern Forecasted Financial Information and the Chesapeake Forecasted Financial Information are referred to herein as the “Forecasted Financial Information.” The Southwestern Forecasted Financial Information and Southwestern Pro Forma Forecasted Financial Information was provided by Southwestern to Goldman Sachs for its use and reliance in connection with its financial analyses and opinion as described in the section entitled “The Merger — Opinion of Southwestern’s Financial Advisor.” The Chesapeake Forecasted Financial Information was provided by Chesapeake to Evercore and was approved by Chesapeake for Evercore’s use and reliance in connection with its financial analyses and opinion as described in the section entitled “The Merger —  Opinion of Chesapeake’s Financial Advisor.” The inclusion of this Forecasted Financial Information should not be regarded as an indication that any of Southwestern, Chesapeake, their respective affiliates, officers, directors, advisors or other representatives or any other recipient of this Forecasted Financial Information considered, or now considers, it to be necessarily predictive of actual future performance or events, or that it should be construed as financial guidance, and such summary projections set forth below should not be relied on as such.
The Forecasted Financial Information includes non-GAAP financial measures, including EBITDA, Free Cash Flow, Net Debt and Unlevered Free Cash Flow for Southwestern and EBITDA, Free Cash Flow, Net Debt and Unlevered Free Cash Flow for Chesapeake. Please see the tables below for a description of how Southwestern and Chesapeake define these non-GAAP financial measures. Chesapeake and Southwestern believe that EBITDA provides information useful in assessing operating and financial performance across periods, while Free Cash Flow and Unlevered Free Cash Flow each provides a useful measure of available cash generated by operating activities for other investing and financing activities. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP, and non-GAAP financial measures used by Southwestern and Chesapeake may not be comparable to similarly titled measures used by other companies.

This Forecasted Financial Information was prepared solely for internal use and is subjective in many respects. While presented with numeric specificity, the Forecasted Financial Information reflects numerous estimates and assumptions that are inherently uncertain and may be beyond the control of Chesapeake’s and Southwestern’s managements, including, among others, future results of each of Chesapeake and Southwestern, oil and gas industry activity, commodity prices, demand for natural gas and crude oil, general economic and regulatory conditions and other matters described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.” The Forecasted Financial Information reflects both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Neither Chesapeake, Southwestern, nor their respective affiliates, officers, directors, advisors or other representatives can give assurance that the Forecasted Financial Information and the underlying estimates and assumptions will be realized. This Forecasted Financial Information constitutes “forward-looking statements” and actual results may differ materially and adversely from those set forth below.
The Forecasted Financial Information was not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information. The Chesapeake Forecasted Financial Information included in this joint proxy statement/prospectus has been prepared by, and is the responsibility of, the management of Chesapeake. The Southwestern Forecasted Financial Information and the Southwestern Pro Forma Forecasted Financial Information included in this joint proxy statement/prospectus has been prepared by, and is the responsibility of, the management of Southwestern. PricewaterhouseCoopers LLP has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying Forecasted Financial Information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The report of PricewaterhouseCoopers LLP contained in Chesapeake’s Annual Report on Form 10-K for the year ended December 31, 2023, which is incorporated by reference into this joint proxy statement/prospectus, relates to historical financial information of Chesapeake, and such report does not extend to the Forecasted Financial Information and should not be read to do so. In addition, the PricewaterhouseCoopers LLP report contained in Southwestern’s Annual Report on Form 10-K for the year ended December 31, 2023, which is incorporated by reference in this joint proxy statement/prospectus, relates to Southwestern’s previously issued financial statements. It does not extend to the Forecasted Financial Information and should not be read to do so.
The Forecasted Financial Information does not take into account any circumstances or events occurring after the date it was prepared. Neither Chesapeake nor Southwestern can give assurance that, had the Forecasted Financial Information been prepared either as of the date of the Merger Agreement or as of the date of this joint proxy statement/prospectus, similar estimates and assumptions would be used. Except as required by applicable securities laws, Chesapeake and Southwestern do not intend to, and disclaim any obligation to, make publicly available any update or other revision to the Forecasted Financial Information to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even if any or all of the underlying assumptions are shown to be inappropriate, including with respect to the accounting treatment of the Merger under GAAP, or to reflect changes in general economic or industry conditions. The Forecasted Financial Information does not take into account all of the possible financial and other effects of the Merger on Chesapeake or Southwestern, the effect on Chesapeake or Southwestern of any business or strategic decision or action that has been or will be taken as a result of the Merger Agreement having been executed, or the effect of any business or strategic decisions or actions that would likely have been taken if the Merger Agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the Merger. Further, the Forecasted Financial Information does not take into account the effect on Chesapeake or Southwestern of any possible failure of the Merger to occur. None of Chesapeake or Southwestern or their respective affiliates, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to any Chesapeake or Southwestern shareholder or other person regarding Chesapeake’s or Southwestern’s ultimate performance compared to the information contained in the Forecasted Financial Information or that the Forecasted Financial Information will be achieved. The inclusion of the Forecasted Financial Information herein should not be deemed an admission or representation by any of Chesapeake, Southwestern, their respective affiliates, officers, directors, advisors or other representatives or any other person that it is viewed as material information of Chesapeake or Southwestern, particularly in light of the inherent risks and uncertainties associated with such forecasts. The summary of the Forecasted Financial Information included below is not being included in this joint proxy statement/prospectus in order to influence any Chesapeake or Southwestern shareholder’s decision or to induce any shareholder to vote in favor of any of the proposals at the Chesapeake Special Meeting or the Southwestern Special Meeting, but is being provided solely because it was made available to the Chesapeake Board, Chesapeake’s financial advisor, the Southwestern Board and Southwestern’s financial advisor, as applicable, in connection with the Merger.
In light of the foregoing, and considering that the Chesapeake Special Meeting and the Southwestern Special Meeting will be held several months after the Forecasted Financial Information was prepared, as well as the uncertainties inherent in any forecasted information, Chesapeake and Southwestern shareholders are cautioned not to place undue reliance on such information, and each of Chesapeake and Southwestern urges you to review Chesapeake’s and Southwestern’s most recent SEC filings for a description of Chesapeake’s and Southwestern’s reported financial results included therein. See the section entitled “Where You Can Find More Information.”
Commodity Price Assumptions of Southwestern
In preparing the prospective financial and operating information described below, Southwestern management used the following natural gas and oil price assumptions, which were based on Henry Hub and WTI New York Mercantile Exchange strip pricing (“NYMEX Strip”) as of December 15, 2023:
	Commodity Prices
	2024E	2025E	2026E	2027E
NYMEX Strip
Gas ($/mcf)	$2.69	$3.51	$3.82	$3.87
Oil ($/bbl)	$72.26	$69.66	$67.03	$65.28
Southwestern Forecasted Financial Information for Chesapeake
The following table sets forth certain summarized prospective financial and operating information regarding Chesapeake for the fiscal years 2023 through 2027 on a stand-alone basis prepared by Southwestern management.
	Chesapeake Stand-Alone Basis(1)
	2024E	2025E	2026E	2027E
	(in millions, except per unit metrics)(2)
Henry Hub ($/mcf)	$2.69	$3.51	$3.82	$3.87
WTI ($/bbl)	$72.26	$69.66	$67.03	$65.28
Production (mmcfe/d)	3,176	3,342	3,378	3,478
EBITDA(3)	$1,948	$2,420	$2,885	$3,073
Cash Flow from Operations	$1,690	$2,202	$2,598	$2,803
Capital Expenditures	$1,560	$1,501	$1,425	$1,525
Free Cash Flow(4)	$130	$701	$1,173	$1,278

(1)
The summarized prospective financial and operating information regarding Chesapeake for the fiscal years 2024 through 2025 on a stand-alone basis were prepared by Chesapeake management.

(2)
The Southwestern Forecasted Financial Information for Chesapeake set forth in this table does not take into account any circumstances or events occurring after the date it was prepared. Given that the Chesapeake Special Meeting and Southwestern Special Meeting will be held several months after the Southwestern Forecasted Financial Information for Chesapeake was prepared, as well as the uncertainties inherent in any forecasted information, Southwestern and Chesapeake shareholders are cautioned not to place undue reliance on such information.

(3)
EBITDA is defined as adjusted for interest expense, income taxes, depreciation, depletion and amortization and certain other noncash items. EBITDA is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss), operating income (loss) or other measures prepared in accordance with GAAP.

(4)
Free Cash Flow is defined as cash flow from operations less capital expenditures. Free Cash Flow is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss), operating income (loss) or other measures prepared in accordance with GAAP.

Southwestern Forecasted Financial Information for Southwestern
The following table sets forth certain summarized prospective financial and operating information of Southwestern for the fiscal years 2023 through 2027 on a stand-alone basis prepared by Southwestern management.
	Southwestern Stand-Alone Basis
	2024E	2025E	2026E	2027E
	(in millions, except per unit metrics)(1)
Henry Hub ($/mcf)	$2.69	$3.51	$3.82	$3.87
WTI ($/bbl)	$72.26	$69.66	$67.03	$65.28
Production (mmcfe/d)	4,283	4,332	4,617	4,724
EBITDA(2)	$2,104	$2,643	$3,178	$3,244
Cash Flow from Operations	$1,868	$2,397	$2,815	$2,920
Capital Expenditures	$1,832	$2,260	$2,207	$2,233
Free Cash Flow(3)	$40	$133	$609	$686

(1)
The Southwestern Forecasted Financial Information for Southwestern set forth in this table does not take into account any circumstances or events occurring after the date it was prepared. Given that the Chesapeake Special Meeting and Southwestern Special Meeting will be held several months after the Southwestern Forecasted Financial Information for Southwestern was prepared, as well as the uncertainties inherent in any forecasted information, Southwestern and Chesapeake shareholders are cautioned not to place undue reliance on such information.

(2)
EBITDA is defined as net income adjusted for interest expense, income taxes, depreciation, depletion and amortization and certain other noncash items. EBITDA is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss), operating income (loss) or other measures prepared in accordance with GAAP.

(3)
Free Cash Flow is defined as cash flow from operations adjusted for capital expenditures and other items. Free Cash Flow is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss), operating income (loss) or other measures prepared in accordance with GAAP.

Southwestern Pro Forma Forecasted Financial Information
The following table sets forth certain unaudited internal financial forecasts for Chesapeake and Southwestern on a pro forma basis for the proposed Merger for the fourth quarter of 2023 and fiscal years 2024 through 2027 prepared by Southwestern management.
	Pro Forma
	Q42023E	2024E	2025E	2026E	2027E
	(in millions)(1)
Henry Hub ($/mcf)	$2.88	$2.69	$3.51	$3.82	$3.87
WTI ($/bbl)	$78.45	$72.26	$69.66	$67.03	$65.28
Production (mmcfe/d)	7,885	7,458	7,675	7,995	8,202
EBITDA(2)	$1,229	$4,139	$5,236	$6,351	$6,606
Capital Expenditures	$750	$3,019	$3,427	$3,333	$3,520
Free Cash Flow(3)	$75	$512	$1,216	$2,257	$2,328

(1)
The Southwestern Pro Forma Forecasted Financial Information set forth in this table does not take into account any circumstances or events occurring after the date it was prepared. Given that the Chesapeake Special Meeting and Southwestern Special Meeting will be held several months after the Southwestern Pro Forma Forecasted Financial Information was prepared, as well as the uncertainties inherent in any forecasted information, Southwestern and Chesapeake shareholders are cautioned not to place undue reliance on such information.

(2)
Pro Forma EBITDA was determined by adding Chesapeake’s Adjusted EBITDA, Southwestern’s Adjusted EBITDA and expected operating synergies of $0 million in Q4 2023, $86 million in 2024, $173 million in 2025, $288 million in 2026 and 2027. Pro Forma EBITDA is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss), operating income (loss) or other measures prepared in accordance with GAAP.

(3)
Pro Forma Free Cash Flow is defined as cash flow from operations less capital expenditures and other items. Reflects total expected synergies of $0 million in Q4 2023, $344 million in 2024, $408 million in 2025, $488 million in 2026 and $431 million in 2027. Pro Forma Free Cash Flow is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss), operating income (loss) or other measures prepared in accordance with GAAP.

Southwestern Management Synergies Estimates
For purposes of the Southwestern Management Synergies Estimates, Southwestern management estimated operating synergies at $86 million in 2024, $173 million in 2025 and $288 million in 2026 and 2027, and estimated capital synergies of $258 million in 2024, $236 million in 2025, $200 million in 2026 and $143 million in 2027. No value was attributed to net operating loss carryforwards and tax credits for purposes of the Southwestern Management Synergies Estimates.
Commodity Price Assumptions of Chesapeake
In preparing the prospective financial and operating information described below, Chesapeake management used the following natural gas and oil price assumptions, which were based on Henry Hub and WTI New York Mercantile Exchange strip pricing (“NYMEX Strip”) as of January 4, 2024:
	Commodity Prices
	2024E	2025E	2026E	2027E
NYMEX Strip
Gas ($/mcf)	$2.84	$3.59	$4.00	$4.00
Oil ($/bbl)	$72.07	$68.65	$70.00	$70.00

Chesapeake Forecasted Financial Information for Chesapeake
The following table sets forth certain summarized prospective financial and operating information regarding Chesapeake for the fiscal years 2024 through 2027 on a stand-alone basis prepared by Chesapeake management.
	Chesapeake Stand-Alone Basis(1)
	2024E	2025E	2026E	2027E
	(in millions, except per unit metrics)
Henry Hub ($/mcf)	$2.84	$3.59	$4.00	$4.00
WTI ($/bbl)	$72.07	$68.65	$70.00	$70.00
Production (mmcfe/d)	3,176	3,342	3,446	3,490
EBITDAX(2)	$2,030	$2,500	$3,113	$3,175
Cash Flow from Operations	$1,765	$2,272	$2,831	$2,907
Capital Expenditures	$1,516	$1,501	$1,386	$1,554
Leverage Operating Free Cash Flow(3)	$205	$771	$1,445	$1,352

(1)
The Chesapeake Forecasted Financial Information for Chesapeake set forth in this table does not take into account any circumstances or events occurring after the date it was prepared. Given that the Chesapeake Special Meeting and Southwestern Special Meeting will be held several months after the Chesapeake Forecasted Financial Information for Chesapeake was prepared, as well as the uncertainties inherent in any forecasted information, Southwestern and Chesapeake shareholders are cautioned not to place undue reliance on such information.

(2)
EBITDAX is defined as adjusted interest, taxes, depreciation, amortization and exploration expense. EBITDAX is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss), operating income (loss) or other measures prepared in accordance with GAAP.

(3)
Operating Free Cash Flow is defined as cash flow from operations less capital expenditures. Operating Free Cash Flow is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss), operating income (loss) or other measures prepared in accordance with GAAP.

Chesapeake Forecasted Financial Information for Southwestern
The following table sets forth certain summarized prospective financial and operating information regarding Southwestern for the fiscal years 2023 through 2027 on a stand-alone basis prepared by Chesapeake management.
	Southwestern Stand-Alone Basis(1)
	2024E	2025E	2026E	2027E
	(in millions, except per unit metrics)(2)
Henry Hub ($/mcf)	$2.84	$3.59	$4.00	$4.00
WTI ($/bbl)	$72.07	$68.65	$70.00	$70.00
Production Equivalents (mmcfed)	4,279	4,381	4,532	4,648
EBITDAX(3)	$2,295	$2,871	$3,549	$3,607
Cash Flow from Operations	$2,040	$2,738	$3,201	$3,253
Capital Expenditures	$1,763	$2,021	$1,992	$2,073
Leverage Operating Free Cash Flow(4)	$169	$612	$1,114	$1,091

(1)
The summarized prospective financial and operating information regarding Southwestern for the fiscal years 2024 through 2025 on a stand-alone basis were prepared by Southwestern management.

(2)
The Chesapeake Forecasted Financial Information for Southwestern set forth in this table does not take into account any circumstances or events occurring after the date it was prepared. Given that the Chesapeake Special Meeting and Southwestern Special Meeting will be held several months after the Chesapeake Forecasted Financial Information for Southwestern was prepared, as well as the uncertainties inherent in any forecasted information, Southwestern and Chesapeake shareholders are cautioned not to place undue reliance on such information.

(3)
EBITDAX is defined as adjusted interest, taxes, depreciation, amortization and exploration expense. EBITDAX is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss), operating income (loss) or other measures prepared in accordance with GAAP.

(4)
Operating Free Cash Flow is defined as cash flow from operations less capital expenditures. Operating Free Cash Flow is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss), operating income (loss) or other measures prepared in accordance with GAAP.

Chesapeake Management Synergies Estimates
Chesapeake management prepared the Chesapeake Management Synergies Estimates which included estimated capital and P&L synergies that it reviewed internally and which were shared with the Chesapeake Board and provided to Evercore as described above. In connection with its analysis for the purpose of providing its opinion to the Chesapeake Board as to the fairness, from a financial point of view, of the Exchange Ratio to Chesapeake, Evercore utilized the following midpoint of the synergies estimated by Chesapeake management, which midpoint Chesapeake management believed to be achievable: capital synergies at an annual run-rate of $290 million and before-tax P&L synergies of $193 million (or $167 million with an assumed annual cash tax rate of 13%), in each case phased-in 31% in 2024, 73% in 2025 and 100% in all years thereafter.
Chesapeake and Southwestern do not intend to update or otherwise revise the above Forecasted Financial Information to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying such Forecasted Financial Information are no longer appropriate, except as may be required by applicable law.
Opinion of Chesapeake’s Financial Advisor
The Chesapeake Board retained Evercore to act as its financial advisor in connection with the Chesapeake Board’s evaluation of strategic and financial alternatives, including the Merger. As part of this engagement, the Chesapeake Board requested that Evercore evaluate the fairness of the Exchange Ratio pursuant to the Merger Agreement, from a financial point of view, to Chesapeake. At a meeting of the Chesapeake Board held on January 10, 2024, Evercore rendered to the Chesapeake Board its oral opinion, subsequently confirmed by delivery of a written opinion dated January 10, 2024, that as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s written opinion, the Exchange Ratio was fair, from a financial point of view, to Chesapeake.
The full text of the written opinion of Evercore, dated January 10, 2024, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex B and is incorporated herein by reference into this proxy statement in its entirety. You are urged to read Evercore’s opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the Chesapeake Board (solely in its capacity as such) in connection with its evaluation of the proposed Merger. The opinion does not constitute a recommendation to the Chesapeake Board or to any other persons in respect of the Merger, including as to how any holder of shares of Chesapeake Common Stock should vote or act in respect of the Merger. Evercore’s opinion does not address the relative merits of the Merger as compared to other business or financial strategies that might be available to Chesapeake, nor does it address the underlying business decision of Chesapeake to engage in the Merger.
In connection with rendering its opinion Evercore, among other things:
•
reviewed certain publicly available business and financial information relating to Southwestern and Chesapeake that Evercore deemed to be relevant, including publicly available research analysts’ estimates;

•
reviewed certain internal projected financial and reserves data relating to Southwestern and furnished to Evercore by the management of Chesapeake and certain internal projected financial and reserves data relating to Chesapeake prepared and furnished to Evercore by management of Chesapeake, each as approved for Evercore’s use by Chesapeake (the “Chesapeake Forecasts”, as more fully described in the section of this proxy statement captioned “The Merger — Certain Unaudited Forecasted Financial Information”);

•
reviewed certain estimates prepared and furnished to Evercore by the management of Chesapeake of the cost savings and revenue synergies (together, the “Chesapeake Forecast Synergies”) estimated to result from the Merger and the amounts and timing of the realization of such Chesapeake Forecast Synergies, as approved for Evercore’s use by Chesapeake;

•
discussed with managements of Chesapeake and Southwestern their assessments of the past and current operations of Southwestern, the current financial condition and prospects of Southwestern and the Chesapeake Forecasts relating to Southwestern, and discussed with management of Chesapeake their assessment of the past and current operations of Chesapeake, the current financial condition and prospects of Chesapeake, and the Chesapeake Forecasts, including the Chesapeake Forecast Synergies;

•
reviewed the reported prices and the historical trading activity of Southwestern Common Stock and Chesapeake Common Stock;

•
compared the financial performance of Southwestern and Chesapeake and their respective stock market trading multiples with those of certain other publicly traded companies that Evercore deemed relevant;

•
reviewed the financial terms and conditions of a draft, dated January 10, 2024, of the Merger Agreement; and

•
performed such other analyses and examinations and considered such other factors that Evercore deemed appropriate.

For purposes of Evercore’s analysis and opinion, Evercore assumed and relied upon the accuracy and completeness of the financial and other information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore, without any independent verification of such information (and Evercore did not assume responsibility or liability for any independent verification of such information), and further relied upon the assurances of the management of Chesapeake that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Chesapeake Forecasts as well as the Chesapeake Forecast Synergies, Evercore assumed with the consent of the Chesapeake Board, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Chesapeake as to the future financial performance of Chesapeake and Southwestern and the other matters covered thereby. Evercore relied, at the direction of Chesapeake,on the assessments of the management of Chesapeake as to Chesapeake’s ability to achieve the Chesapeake Forecast Synergies and was advised by Chesapeake, and assumed with the consent of the Chesapeake Board, that the Chesapeake Forecast Synergies would be realized in the amounts and at the times projected. Evercore expressed no view as to the Chesapeake Forecasts, the Chesapeake Forecast Synergies, or the assumptions on which they were based.
For purposes of Evercore’s analysis and opinion, Evercore assumed, in all respects material to its analysis, that the final executed Merger Agreement would not differ (other than in immaterial respects) from the draft Merger Agreement reviewed by Evercore, that the representations and warranties of each party contained in the Merger Agreement were true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger would be satisfied without waiver or modification thereof. Evercore further assumed, in all respects material to its analysis, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger would be obtained without any delay, limitation, restriction or condition that would have an adverse effect on Southwestern, Chesapeake or the consummation of the Merger or reduce the contemplated benefits to Chesapeake of the Merger.

Evercore did not conduct a physical inspection of the properties or facilities of Southwestern or Chesapeake and did not make or assume any responsibility for making any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of Southwestern or Chesapeake, nor was Evercore furnished with any such valuations or appraisals, nor did Evercore evaluate the solvency or fair value of Southwestern or Chesapeake under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore’s opinion was necessarily based upon information made available to Evercore as of January 10, 2024, and financial, economic, market and other conditions as they existed and as could be evaluated as of that date. Subsequent developments to Evercore’s opinion could affect its opinion and Evercore did not and does not have any obligation to update, revise or reaffirm its opinion.
Evercore was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness to Chesapeake, from a financial point of view, of the Exchange Ratio. Evercore did not express any view on, and its opinion did not address, the fairness of the proposed transaction to, or any consideration received in connection therewith by, the holders of any class of securities, creditors or other constituencies of Southwestern, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Chesapeake or Southwestern, or any class of such persons, whether relative to the Exchange Ratio or otherwise. Evercore was not asked to, nor did it express any view on, and its opinion did not address, any other term or aspect of the Merger Agreement or the Merger, including, without limitation, the structure or form of the Merger, or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger Agreement. Evercore’s opinion did not address the relative merits of the Merger as compared to other business or financial strategies that might be available to Chesapeake, nor does it address the underlying business decision of Chesapeake to engage in the Merger. Evercore did not express any view on, and its opinion did not address, what the value of Chesapeake Common Stock actually will be when issued or the prices at which Chesapeake Common Stock will trade at any time, including following announcement or consummation of the Merger. Evercore’s opinion did not constitute a recommendation to the Board of Directors or to any other persons in respect of the Merger, including as to how any holder of shares of Chesapeake Common Stock should vote or act in respect of the Merger. Evercore did not express any opinion as to the prices at which shares of Southwestern Common Stock will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on Southwestern or the Merger or as to the impact of the Merger on the solvency or viability of Southwestern or the ability of Southwestern to pay its obligations when they come due. Evercore is not a legal, regulatory, accounting or tax expert and assumed the accuracy and completeness of assessments by Chesapeake and its advisors with respect to legal, regulatory, accounting and tax matters.
Set forth below is a summary of the material financial analyses reviewed by Evercore with the Chesapeake Board on January 10, 2024, in connection with rendering its opinion. The following summary, however, does not purport to be a complete description of the analyses performed by Evercore. The order of the analyses described and the results of these analyses do not represent relative importance or weight given to these analyses by Evercore. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before January 4, 2024, and is not necessarily indicative of current market conditions.
For purposes of its analyses and reviews, Evercore considered general business, economic, market and financial conditions, industry sector performance, and other matters, as they existed and could be evaluated as of the date of its opinion, many of which are beyond the control of Chesapeake and Southwestern. The estimates contained in Evercore’s analyses and reviews, and the ranges of valuations resulting from any particular analysis or review, are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by Evercore’s analyses and reviews. In addition, analyses and reviews relating to the value of companies, businesses or securities do not purport to be appraisals or to reflect the prices at which companies, businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Evercore’s analyses and reviews are inherently subject to substantial uncertainty.

The following summary of Evercore’s financial analyses includes information presented in tabular format. In order to fully understand the analyses, the tables should be read together with the full text of each summary. The tables are not intended to stand alone and alone do not constitute a complete description of Evercore’s financial analyses. Considering the tables below without considering the full narrative description of Evercore’s financial analyses, including the methodologies and assumptions underlying such analyses, could create a misleading or incomplete view of such analyses.
Summary of Evercore’s Financial Analyses
Net Asset Value Analyses
Chesapeake
Evercore calculated the after-tax net present value, as of October 1, 2023, of future cash flows Chesapeake was expected to generate based on the reserves data relating to Chesapeake included in the Chesapeake Forecasts (the “Chesapeake Reserves Database”) and using forecasted oil and natural gas prices estimated by Chesapeake’s management and approved by Chesapeake for Evercore’s use (“Management Pricing”). For purpose of its analysis, Evercore selected discount rates ranging from 8% to 25% based on its professional judgment and experience depending on the perceived risk profile of the reserve categories. Using the various discount rates depending on the reserve category, Evercore discounted to present value, as of October 1, 2023, the pre-tax cash flows estimated to be generated by Chesapeake from the developed and undeveloped reserve estimates, as reflected in the Chesapeake Reserves Database, to derive a range of total reserve values. Based on this range of total reserve values, the present value of capital expenditures, the present value of the future estimated effects of Chesapeake’s hedging, the present value of the general and administrative expenses, the present value of cash taxes (discounted using a range of discount rates based on the weighted average of discount rates applied to the pre-tax cash flows by reserve category), the net value of Chesapeake’s acquisitions and divestitures, the value of Chesapeake’s acreage not developed, the value to Chesapeake from its liquefied natural gas deals with Delfin LNG LLC and Gunvor Group Ltd, Chesapeake’s estimated pro forma net debt and cash as of September 30, 2023 (after giving effect to adjustments for certain items occurring subsequent to September 30, 2023, including asset sales, share repurchases and dividends, as furnished by management of Chesapeake), and the number of fully diluted outstanding shares of Chesapeake Common Stock as of January 5, 2024, in each case based on the Chesapeake Forecasts, this analysis indicated a range of implied equity values per share of Chesapeake Common Stock of $63.50 to $81.78, as compared to the closing price of Chesapeake Common Stock of $76.96 on January 4, 2024.
Southwestern
Evercore calculated the after-tax net present value, as of October 1, 2023, of future cash flows Southwestern was expected to generate based on the reserves data relating to Southwestern included in the Chesapeake Forecasts (the “Southwestern Reserves Database”) and using the Management Pricing. For purpose of its analysis, Evercore selected discount rates ranging from 8% to 25% based on its professional judgment and experience depending on the perceived risk profile of the reserve categories. Using the various discount rates depending on the reserve category, Evercore discounted to present value, as of October 1, 2023, the pre-tax cash flows estimated to be generated by Southwestern from the developed and undeveloped reserve estimates, as reflected in the Southwestern Reserve Database, to derive a range of total reserve values. Based on this range of total reserve values, the present value of capital expenditures, the present value of the future estimated effects of Southwestern’s hedging, the present value of the general and administrative expenses, the present value of cash taxes (discounted using a range of discount rates based on the weighted average of discount rates applied to the pre-tax cash flows by reserve category), Southwestern’s estimated net debt and cash as of September 30, 2023, and the number of fully diluted outstanding shares of Southwestern Common Stock as of January 5, 2024, in each case based on the Chesapeake Forecasts, this analysis indicated a range of implied equity values per share of Southwestern Common Stock of $4.61 to $6.60, without taking into account the Chesapeake Forecast Synergies, and $7.23 to $9.21 by adding to the resulting range of implied equity values per share of Southwestern Common Stock the present value of the Chesapeake Forecast Synergies per share (calculated using a 12.6% discount rate and the number of fully diluted outstanding shares of Southwestern Common Stock as of January 5, 2024, as provided by

Chesapeake’s management), as compared to the closing price of Southwestern Common Stock of $6.40 on January 4, 2024, and the implied offer price of Southwestern Common Stock of $6.67.
Implied Exchange Ratio
Utilizing the approximate implied per share equity value derived for Chesapeake and Southwestern by application of the high and low ends of the relevant reference ranges selected for Chesapeake and Southwestern as described above, Evercore calculated the following ranges of implied exchange ratios, as compared to the exchange ratio of 0.0832x based on the closing prices of Chesapeake Common Stock and Southwestern Common Stock on January 4, 2024 and the Exchange Ratio of 0.0867x pursuant to the Merger Agreement:
Methodology	Implied Exchange Ratio
Net Asset Value	0.056x – 0.104x
Net Asset Value (Including Chesapeake Forecast Synergies)	0.088x – 0.145x
Discounted Cash Flow Analyses
Chesapeake
Evercore performed a discounted cash flow analysis of Chesapeake to calculate ranges of implied present values of the per share equity value of Chesapeake utilizing estimates of the standalone unlevered, after-tax free cash flows that Chesapeake was forecasted to generate over the period from October 1, 2023 through December 31, 2027 based on the Chesapeake Forecasts. Evercore calculated terminal values for Chesapeake using two methods: (i) a perpetuity growth method — under which Evercore calculated terminal values for Chesapeake by applying a range of perpetuity growth rates of 1.0% to 2.5%, which range was selected based on Evercore’s professional judgment and experience, to an estimate of the unlevered, after-tax free cash flows that Chesapeake was forecasted to generate in the terminal year based on the Chesapeake Forecasts and (ii) a terminal multiple method — under which Evercore calculated terminal values for Chesapeake by applying a range of enterprise values to last twelve months’ (which is referred to as “LTM”) earnings before interest, taxes, depreciation, amortization and exploration expense (which is referred to as “EBITDAX”) multiples of 4.0x to 6.0x, which range was selected based on Evercore’s professional judgment and experience, to an estimate of Chesapeake’s terminal year EBITDAX based on the Chesapeake Forecasts.
The cash flows and terminal values in each case were then discounted to present value as of October 1, 2023, using discount rates ranging from 9.25% to 11.25%, representing an estimate of Chesapeake’s weighted average cost of capital, as estimated by Evercore based on its professional judgment and experience, to derive implied enterprise value reference ranges for Chesapeake. Based on these ranges of implied enterprise values, Chesapeake’s estimated pro forma net debt and cash as of September 30, 2023, and the number of fully diluted outstanding shares of Chesapeake Common Stock as of January 5, 2024, in each case based on the Chesapeake Forecasts, this analysis indicated ranges of implied equity values per share of Chesapeake Common Stock as set forth in the table below, as compared to the closing price of Chesapeake Common Stock of $76.96 on January 4, 2024:
Methodology	Implied Equity Values Per Share
Perpetuity Growth Rate Method	$82.19 – $125.32
Terminal Multiple Method	$75.05 – $110.95
Southwestern
Evercore performed a discounted cash flow analysis of Southwestern to calculate ranges of implied present values of the per share equity value of Southwestern utilizing estimates of the standalone unlevered, after-tax free cash flows that Southwestern was forecasted to generate over the period from October 1, 2023 through December 31, 2027, based on the Chesapeake Forecasts (the “Southwestern Standalone DCF”). Evercore calculated terminal values for Southwestern using two methods: (i) a perpetuity growth method — under which Evercore calculated terminal values for Southwestern by applying a range of perpetuity growth rates of 1.0% to 2.5%, which range was selected based on Evercore’s professional judgment and experience, to an estimate of the unlevered, after-tax free cash flows that Southwestern was forecasted to generate in the terminal year based on the Chesapeake Forecasts and (ii) a terminal multiple method — under which Evercore calculated terminal values for Southwestern by applying a range of enterprise values to LTM EBITDAX multiples of 3.5x to 5.5x, which range was selected based on Evercore’s professional judgment and experience, to an estimate of Southwestern’s terminal year EBITDAX based on the Chesapeake Forecasts.
The cash flows and terminal values in each case were then discounted to present value as of October 1, 2023, using discount rates ranging from 9.50% to 11.50%, representing an estimate of Southwestern’s weighted average cost of capital, as estimated by Evercore based on its professional judgment and experience, to derive implied enterprise value reference ranges for Southwestern. Based on these ranges of implied enterprise values, Southwestern’s estimated net debt and cash as of September 30, 2023, and the number of fully diluted outstanding shares of Southwestern Common Stock as of January 5, 2024, in each case based on the Chesapeake Forecasts, this analysis indicated ranges of implied equity values per share of Southwestern Common Stock as set forth in the table below without taking into account the Chesapeake Forecast Synergies, and taking into account the Chesapeake Forecast Synergies by adding to the resulting ranges of implied equity values per share of Southwestern Common Stock the present value of the Chesapeake Forecast Synergies per share (calculated using the ranges of discount rates, perpetuity growth rates and EBITDAX exit multiples used in the discounted cash flow analysis for Chesapeake as described above and the number of fully diluted outstanding shares of Southwestern Common Stock as of January 5, 2024, as provided by Chesapeake’s management), as compared to the closing price of Southwestern Common Stock of $6.40 on January 4, 2024 and the implied offer price of Southwestern Common Stock of $6.67:
Methodology	Implied Equity Values Per Share
Perpetuity Growth Rate Method	$6.80 – $12.05
Terminal Multiple Method	$5.99 – $11.11
Perpetuity Growth Rate Method (including Chesapeake Forecast Synergies)	$10.33 – $17.35
Terminal Multiple Method (including Chesapeake Forecast Synergies)	$7.33 – $12.73
Implied Exchange Ratio
Utilizing the approximate implied per share equity value derived for Chesapeake and Southwestern by application of the high and low ends of the relevant reference ranges selected for Chesapeake and Southwestern as described above, Evercore calculated the following ranges of implied exchange ratios, as compared to the exchange ratio of 0.0832x based on the closing prices of Chesapeake Common Stock and Southwestern Common Stock on January 4, 2024 and the Exchange Ratio of 0.0867x pursuant to the Merger Agreement:
Methodology	Implied Exchange Ratio
Perpetuity Growth Rate Method	0.054x – 0.147x
Terminal Multiple Method	0.054x – 0.148x
Perpetuity Growth Rate Method (including Chesapeake Forecast Synergies)	0.082x – 0.211x
Terminal Multiple Method (including Chesapeake Forecast Synergies)	0.066x – 0.170x
Selected Publicly Traded Companies Analysis
Chesapeake
Evercore reviewed and compared certain financial information of Chesapeake to corresponding financial multiples and ratios for the following selected Appalachia and Haynesville publicly traded company operators with market capitalizations between $500 million and $25 billion:
•
Antero Resources Corporation

•
CNX Resources Corporation

•
Comstock Resources, Inc.

•
Coterra Energy Inc.

•
EQT Corporation

•
Gulfport Energy Corporation

•
Range Resources Corporation

•
Southwestern

For each of the selected companies and Chesapeake, Evercore calculated (i) total enterprise value (defined as equity market capitalization plus total debt plus non-controlling interests, less cash and cash equivalents) as a multiple of estimated calendar years 2024 and 2025 EBITDAX (which is referred to as “TEV / EBITDAX”), and (ii) equity value as a multiple of estimated calendar years 2024 and 2025 cash flows from operations (which is referred to as “Equity Value / CFFO”).
The results of these calculations were as follows:
Benchmark	Mean	Median
TEV / EBITDAX (2024E)	5.0x	5.0x
TEV / EBITDAX (2025E)	4.0x	4.0x
Equity Value / CFFO (2024E)	4.4x	5.0x
Equity Value / CFFO (2025E)	3.7x	3.8x
Based on the multiples it derived for the selected companies and its professional judgment and experience, Evercore applied a (i) TEV / EBITDAX multiple reference ranges of 4.5x to 5.5x and 3.75x to 4.75x to an estimate of Chesapeake’s calendar year 2024 EBITDAX and calendar year 2025 EBITDAX, respectively, in each case based on the Chesapeake Forecasts, (ii) TEV / EBITDAX multiple reference ranges of 4.5x to 5.5x and 3.75x to 4.5x to an estimate of Chesapeake’s calendar year 2024 EBITDAX and calendar year 2025 EBITDAX, respectively, in each case based on publicly available equity research analyst consensus estimates per FactSet, (iii) Equity Value / CFFO multiple reference ranges of 4.25x to 5.25x and 3.5x to 4.5x to an estimate of Chesapeake’s calendar year 2024 CFFO and calendar year 2025 CFFO, respectively, in each case based on the Chesapeake Forecasts, and (iv) Equity Value / CFFO multiple reference ranges of 4.25x to 5.25x and 3.5x to 4.5x to an estimate of Chesapeake’s calendar year 2024 CFFO and calendar year 2025 CFFO, respectively, in each case based on publicly available equity research analyst consensus estimates per FactSet, in each case, to derive implied enterprise value reference ranges for Chesapeake. Based on these ranges of implied enterprise values, Chesapeake’s estimated pro forma net debt and cash as of September 30, 2023, and the number of fully diluted outstanding shares of Chesapeake Common Stock as of January 5, 2024, in each case as provided by Chesapeake’s management, this analysis indicated ranges of implied equity values per share of Chesapeake Common Stock as set forth in the table below, as compared to the closing price of Chesapeake Common Stock of $76.96 on January 4, 2024:
Metric	Implied Equity Values Per Share
TEV / EBITDAX (Chesapeake Forecasts)	$65.51 – $85.45
TEV / EBITDAX (Analyst Consensus)	$68.54 – $90.00
Equity Value / CFFO (Chesapeake Forecasts)	$60.60 – $79.49
Equity Value / CFFO (Analyst Consensus)	$60.70 – $79.04
Although none of these companies is directly comparable to Chesapeake, Evercore selected these companies because they are Appalachia and Haynesville publicly traded company operators with business characteristics that Evercore, in its professional judgment and experience, considered generally relevant to Chesapeake for purposes of its financial analyses. In evaluating the selected companies, Evercore made judgments and assumptions with regard to general business, economic and market conditions affecting the selected companies and other matters, as well as differences in the selected companies’ financial, business and operating characteristics. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments regarding many factors that could affect the relative values of the selected companies and the multiples derived from the selected companies. Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using the data of the selected companies.
Southwestern
Evercore reviewed and compared certain financial information of Southwestern to corresponding financial multiples and ratios for the following selected Appalachia and Haynesville publicly traded company operators with market capitalizations between $500 million and $25 billion:
•
Antero Resources Corporation

•
Chesapeake

•
CNX Resources Corporation

•
Comstock Resources, Inc.

•
Coterra Energy Inc.

•
EQT Corporation

•
Gulfport Energy Corporation

•
Range Resources Corporation

For each of the selected companies and Southwestern, Evercore calculated (i) total enterprise value as a multiple of estimated calendar years 2024 and 2025 EBITDAX, and (ii) equity value as a multiple of estimated calendar years 2024 and 2025 CFFO.
The results of these calculations were as follows:
Benchmark	Mean	Median
TEV / EBITDAX (2024E)	5.0x	5.0x
TEV / EBITDAX (2025E)	4.0x	4.0x
Equity Value / CFFO (2024E)	4.4x	5.0x
Equity Value / CFFO (2025E)	3.7x	3.8x
Based on the multiples it derived for the selected companies and its professional judgment and experience, Evercore applied a (i) TEV / EBITDAX multiple reference ranges of 4.0x to 5.0x and 3.0x to 4.0x to an estimate of Southwestern’s calendar year 2024 EBITDAX and calendar year 2025 EBITDAX, respectively, in each case based on the Chesapeake Forecasts, (ii) TEV / EBITDAX multiple reference ranges of 4.0x to 5.0x and 3.0x to 4.0x to an estimate of Southwestern’s calendar year 2024 EBITDAX and calendar year 2025 EBITDAX, respectively, in each case based on publicly available equity research analyst consensus estimates per FactSet, (iii) Equity Value / CFFO multiple reference ranges of 2.5x to 3.5x and 2.0x to 3.0x to an estimate of Southwestern’s calendar year 2024 CFFO and calendar year 2025 CFFO, respectively, in each case based on the Chesapeake Forecasts, and (iv) Equity Value / CFFO multiple reference ranges of 2.5x to 3.5x and 2.0x to 3.0x to an estimate of Southwestern’s calendar year 2024 CFFO and calendar year 2025 CFFO, respectively, in each case based on publicly available equity research analyst consensus estimates per FactSet, in each case, to derive implied enterprise value reference ranges for Southwestern. Based on these ranges of implied enterprise values, Southwestern’s estimated net debt and cash as of September 30, 2023, and the number of fully diluted outstanding shares of Southwestern Common Stock as of January 5, 2024, in each case as provided by Chesapeake’s management, this analysis indicated ranges of implied equity values per share of Southwestern Common Stock as set forth in the table below, as compared to the closing price of Southwestern Common Stock of $6.40 on January 4, 2024 and the implied offer price of Southwestern Common Stock of $6.67:

Metric	Implied Equity Values Per Share
TEV / EBITDAX (Chesapeake Forecasts)	$5.38 – $8.86
TEV / EBITDAX (Analyst Consensus)	$5.88 – $9.08
Equity Value / CFFO (Chesapeake Forecasts)	$5.68 – $8.58
Equity Value / CFFO (Analyst Consensus)	$5.46 – $8.18
Although none of these companies is directly comparable to Southwestern, Evercore selected these companies because they are Appalachia and Haynesville publicly traded company operators with business characteristics that Evercore, in its professional judgment and experience, considered generally relevant to Southwestern for purposes of its financial analyses. In evaluating the selected companies, Evercore made judgments and assumptions with regard to general business, economic and market conditions affecting the selected companies and other matters, as well as differences in the selected companies’ financial, business and operating characteristics. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments regarding many factors that could affect the relative values of the selected companies and the multiples derived from the selected companies. Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using the data of the selected companies.
Implied Exchange Ratio
Utilizing the approximate implied per share equity value derived for Chesapeake and Southwestern by application of the high and low ends of the relevant reference ranges selected for Chesapeake and Southwestern as described above, Evercore calculated the following ranges of implied exchange ratios, as compared to the exchange ratio of 0.0832x based on the closing prices of Chesapeake Common Stock and Southwestern Common Stock on January 4, 2024, and the Exchange Ratio of 0.0867x pursuant to the Merger Agreement:
Metric	Implied Exchange Ratio
TEV / EBITDAX (Chesapeake Forecasts)	0.063x – 0.135x
TEV / EBITDAX (Analyst Consensus)	0.065x – 0.132x
Equity Value / CFFO (Chesapeake Forecasts)	0.071x – 0.142x
Equity Value / CFFO (Analyst Consensus)	0.069x – 0.135x
Other Factors
Evercore also noted certain other factors, which were not considered material to its financial analyses with respect to its opinion, but were referenced for informational purposes only, including, among other things, the following:
Equity Research Analysts’ Price Targets
Chesapeake and Southwestern
Evercore reviewed selected publicly available share price targets of research analysts’ estimates known to Evercore as of January 4, 2024, noting that the low and high share price targets ranged from (i) $80.00 to $120.00 for Chesapeake Common Stock, as compared to the closing price of Chesapeake Common Stock of $76.96 on January 4, 2024 and (ii) $5.75 to $10.00 for Southwestern Common Stock, as compared to the closing price of Southwestern Common Stock of $6.40 on January 4, 2024, and the implied offer price of Southwestern Common Stock of $6.67. Public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for the shares of Chesapeake Common Stock and Southwestern Common Stock and these target prices and the analysts’ earnings estimates on which they were based are subject to risk and uncertainties, including factors affecting the financial performance of Chesapeake, Southwestern and future general industry and market conditions.

Implied Exchange Ratio
Utilizing the high and low ends of the price targets reference ranges derived for Chesapeake and Southwestern, in each case as described above, Evercore calculated an implied exchange ratio range of 0.048x to 0.125x, as compared to the exchange ratio of 0.0832x based on the closing prices of Chesapeake Common Stock and Southwestern Common Stock on January 4, 2024, and the Exchange Ratio of 0.0867x pursuant to the Merger Agreement.
52-Week Trading Range Analysis
Chesapeake and Southwestern
Evercore reviewed historical trading prices of shares of Chesapeake Common Stock and shares of Southwestern Common Stock during the 52-week period ended January 4, 2024, noting that low and high prices (based on closing values) during such period ranged from (i) $71.66 to $92.23 per share of Chesapeake Common Stock, as compared to the closing price of Chesapeake Common Stock of $76.96 on January 4, 2024 and (ii) $4.61 to $7.55 per share of Southwestern Common Stock, as compared to the closing price of Southwestern Common Stock of $6.40 on January 4, 2024, and the implied offer price of Southwestern Common Stock of $6.67.
Implied Exchange Ratio
Utilizing the high and low ends of historical trading prices of shares of Chesapeake Common Stock and shares of Southwestern Common Stock from the 52-week period ended January 4, 2024, in each case as described above, Evercore calculated an implied exchange ratio range of 0.050x to 0.105x, as compared to the exchange ratio of 0.0832x based on the closing prices of Chesapeake Common Stock and Southwestern Common Stock on January 4, 2024, and the Exchange Ratio of 0.0867x pursuant to the Merger Agreement.
Miscellaneous
The foregoing summary of Evercore’s financial analyses does not purport to be a complete description of the analyses or data presented by Evercore to the Chesapeake Board. In connection with the review of the Merger by the Chesapeake Board, Evercore performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Evercore’s opinion. In arriving at its fairness determination, Evercore considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, Evercore made its determination as to fairness on the basis of its professional judgment and experience after considering the results of all the analyses. In addition, Evercore may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Evercore with respect to the actual value of the shares of Chesapeake Common Stock. Further, Evercore’s analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies used, including judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Chesapeake or its advisors. Rounding may result in total sums set forth in this section not equaling the total of the figures shown.
Evercore prepared these analyses for the purpose of providing an opinion to the Chesapeake Board as to the fairness, from a financial point of view, of the Exchange Ratio to Chesapeake. These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Accordingly, estimates used in, and the results derived from, Evercore’s analyses are inherently subject to substantial uncertainty, and Evercore assumes no responsibility if future results are materially different from those forecasted in such estimates.

Evercore’s financial advisory services and its opinion were provided for the information and benefit of the Chesapeake Board (in its capacity as such) in connection with its evaluation of the proposed Merger. The issuance of Evercore’s opinion was approved by an Opinion Committee of Evercore.
Evercore did not recommend any specific amount of consideration to the Chesapeake Board or Chesapeake management or that any specific amount of consideration constituted the only appropriate consideration in the transaction for the holders of Chesapeake Common Stock.
Pursuant to the terms of Evercore’s engagement letter with Chesapeake, Chesapeake has agreed to pay Evercore a fee for its services in an aggregate amount of up to $20 million, of which (i) $2.5 million was payable upon delivery of Evercore’s opinion in connection with the Merger Agreement and is fully creditable against any fee payable upon the consummation of the Merger and (ii) the remainder will be payable contingent upon the consummation of the Merger. Chesapeake may also pay Evercore an additional discretionary fee of up to $5 million in connection with the consummation of the Merger. Chesapeake has also agreed to reimburse Evercore for its expenses and to indemnify Evercore against certain liabilities arising out of its engagement.
During the two-year period prior to the date of its opinion, Evercore and its affiliates have provided financial advisory or other services to Chesapeake and Evercore received fees for the rendering of these services in the amount of approximately $11 million. In addition, during the two-year period prior to the date of its opinion, Evercore and its affiliates have not been engaged to provide financial advisory or other services to Southwestern and Evercore has not received any compensation from Southwestern during such period. Evercore may provide financial advisory or other services to Chesapeake and Southwestern in the future, and in connection with any such services Evercore may receive compensation.
Evercore and its affiliates engage in a wide range of activities for its and their own accounts and the accounts of customers, including corporate finance, mergers and acquisitions, equity sales, trading and research, private equity, placement agent, asset management and related activities. In connection with these businesses or otherwise, Evercore and its affiliates and/or its or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products or other financial instruments of or relating to Chesapeake, Southwestern, potential parties to the Merger and/or any of their respective affiliates or persons that are competitors, customers or suppliers of Chesapeake or Southwestern.
Chesapeake engaged Evercore to act as a financial advisor based on Evercore’s qualifications, experience and reputation. Evercore is an internationally recognized investment banking firm and regularly provides fairness opinions in connection with mergers and acquisitions, leveraged buyouts and valuations for corporate and other purposes.
Opinion of Southwestern’s Financial Advisor
Goldman Sachs rendered its oral opinion, subsequently confirmed in writing, to the Southwestern Board that, as of January 10, 2024, and based upon and subject to the factors and assumptions set forth therein, the Exchange Ratio pursuant to Merger Agreement was fair from a financial point of view to the holders (other than Chesapeake and its affiliates) of Southwestern Common Stock.
The full text of the written opinion of Goldman Sachs, dated January 10, 2024, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C. The summary of Goldman Sachs’ opinion contained in this proxy statement/prospectus is qualified in its entirety by reference to the full text of Goldman Sachs’ written opinion. Goldman Sachs’ advisory services and its opinion were provided for the information and assistance of the Southwestern Board in connection with its consideration of the transaction and such opinion does not constitute a recommendation as to how any holder of Southwestern Common Stock should vote with respect to the transaction or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:
•
the Merger Agreement;

•
annual reports to stockholders and Annual Reports on Form 10-K of Southwestern and Chesapeake for the five fiscal years ended December 31, 2022;

•
certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Southwestern and Chesapeake;

•
certain other communications from Southwestern and Chesapeake to their respective stockholders;

•
certain publicly available research analyst reports for Southwestern and Chesapeake;

•
certain internal financial analyses and forecasts for Chesapeake standalone prepared by the management of Chesapeake; and

•
certain internal financial analyses and forecasts for Southwestern, certain financial analyses and forecasts for Chesapeake standalone, certain financial analyses and forecasts for Chesapeake pro forma for the transaction, and certain forecasts related to the expected utilization by Southwestern of certain net operating loss carryforwards and tax credits, in each case, as prepared by the management of Southwestern and approved for Goldman Sachs’ use by Southwestern (referred to in this section as the “Southwestern Projections” and which are summarized in the section entitled “Certain Unaudited Forecasted Financial Information” beginning on page 107), including certain operating synergies projected by the management of Southwestern to result from the transaction, as approved for Goldman Sachs’ use by Southwestern (referred to in this section as “Southwestern Projections Synergies” and which are summarized in the section entitled “Certain Unaudited Forecasted Financial Information” beginning on page 107).

Goldman Sachs also held discussions with members of the senior management of Southwestern and Chesapeake regarding their assessment of the strategic rationale for, and the potential benefits of, the transaction and the past and current business operations, financial condition and future prospects of Southwestern and Chesapeake; reviewed the reported price and trading activity for Southwestern Common Stock and Chesapeake Common Stock; compared certain financial and stock market information for Southwestern and Chesapeake with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the exploration and production industry; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.
For purposes of rendering its opinion, Goldman Sachs, with the Southwestern Board’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with Southwestern’s consent that the Southwestern Projections, including the Southwestern Projections Synergies, were reasonably prepared on a basis reflecting the best then-currently available estimates and judgments of the management of Southwestern. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Southwestern or Chesapeake or any of their respective subsidiaries and it was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the transaction will be obtained without any adverse effect on Southwestern or Chesapeake or on the expected benefits of the transaction in any way meaningful to its analysis. Goldman Sachs also assumed that the transaction will be consummated on the terms set forth in the Merger Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.
Goldman Sachs’ opinion does not address the underlying business decision of Southwestern to engage in the transaction or the relative merits of the transaction as compared to any strategic alternatives that may be available to Southwestern; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs was not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, Southwestern or any other alternative transaction. Goldman Sachs’ opinion addresses only the fairness from a financial point of view to the holders (other than Chesapeake and its affiliates) of Southwestern Common Stock, as of the date of its opinion, of the Exchange Ratio pursuant to the Merger Agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the Merger Agreement or the transaction or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the transaction, including the fairness of the transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of Southwestern; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Southwestern, or class of such persons, in connection with the transaction, whether relative to the Exchange Ratio pursuant to the Merger Agreement or otherwise. Goldman Sachs does not express any opinion as to the prices at which Chesapeake Common Stock or Southwestern Common Stock will trade at any time or as to the potential effects of volatility in the credit, financial and stock markets on Southwestern, Chesapeake or the transaction, or as to the impact of the transaction on the solvency or viability of Southwestern or Chesapeake or the ability of Southwestern or Chesapeake to pay their respective obligations when they come due. Goldman Sachs’ opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of its opinion and Goldman Sachs assumes no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.
Summary of Financial Analyses
The following is a summary of the material financial analyses delivered by Goldman Sachs to the Southwestern Board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before January 10, 2024, the last trading day before the public announcement of the transaction and is not necessarily indicative of current market conditions.
Illustrative Discounted Cash Flow Analysis — Southwestern Standalone
Using the Southwestern Projections, Goldman Sachs performed an illustrative discounted cash flow analysis on Southwestern to derive a range of illustrative present values per share of Southwestern Common Stock. Using the mid-year convention for discounting cash flows and discount rates ranging from 9.0% to 11.0%, reflecting estimates of Southwestern’s weighted average cost of capital, Goldman Sachs discounted to present value as of September 30, 2023, (i) estimates of unlevered free cash flow for Southwestern for the period from October 1, 2023, to December 31, 2027, as reflected in the Southwestern Projections and (ii) a range of illustrative terminal values for Southwestern, which were calculated by applying terminal year exit EBITDA multiples ranging from 3.25x to 4.25x, to a terminal year estimate of EBITDA to be generated by Southwestern in calendar year 2027, as reflected in the Southwestern Projections (which analysis implied perpetuity growth rates ranging from 0.6% to 4.3%). The range of terminal year exit EBITDA multiples was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account historical trading multiples of Southwestern. Goldman Sachs derived such discount rates by application of the Capital Asset Pricing Model (“CAPM”), which requires certain company-specific inputs, including Southwestern’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for Southwestern, as well as certain financial metrics for the United States financial markets generally.
Goldman Sachs derived a range of illustrative enterprise values for Southwestern by adding the ranges of present values it derived above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for Southwestern the amount of Southwestern’s net debt as of September 30, 2023, as approved for Goldman Sachs’ use by Southwestern, to derive a range of illustrative equity values for

Southwestern. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of Southwestern as of September 30, 2023, as provided by and approved for Goldman Sachs’ use by Southwestern, using the treasury stock method, to derive a range of illustrative present values per share ranging from $4.01 to $6.60.
Illustrative Present Value of Future Share Price Analysis — Southwestern Standalone
Using the Southwestern Projections, Goldman Sachs performed an illustrative analysis of the implied present value of an illustrative future value per share of Southwestern Common Stock. For this analysis, Goldman Sachs first calculated the implied enterprise value for Southwestern as of December 31 for the fiscal year 2025, by applying a range of exit multiples of illustrative enterprise value (“EV”) to next twelve month (“NTM”) EBITDA (“EV/NTM EBITDA”) of 3.25x to 4.25x to estimates of Southwestern’s NTM EBITDA. This illustrative range of EV/NTM EBITDA exit multiple estimates was derived by Goldman Sachs utilizing its professional judgment and experience, taking into account current and historical EV/NTM EBITDA exit multiples for Southwestern.
Goldman Sachs then subtracted the amount of Southwestern’s net debt for fiscal year 2025, as provided by and approved for Goldman Sachs’ use by Southwestern, from the respective implied enterprise values in order to derive a range of illustrative equity values as of December 31 for Southwestern for the fiscal year 2025. Goldman Sachs then divided these implied equity values by the projected year-end number of fully diluted outstanding shares of Southwestern Common Stock of the fiscal year 2025, calculated using information provided by and approved for Goldman Sachs’ use by Southwestern, to derive a range of implied future values per share of Southwestern Common Stock. Goldman Sachs then discounted these implied future equity values per share of Southwestern Common Stock to September 30, 2023 using an illustrative discount rate of 11.8%, reflecting an estimate of Southwestern’s cost of equity. Goldman Sachs derived such discount rate by application of the CAPM, which requires certain company-specific inputs, including a beta for Southwestern, as well as certain financial metrics for the United States financial markets generally. This analysis resulted in a range of implied present values of $4.48 to $6.69 per share of Southwestern Common Stock.
Selected Precedent Transactions Premia Analysis
Goldman Sachs reviewed and analyzed, using publicly available information, the acquisition premia paid in certain acquisition transactions listed below announced since December 31, 2019 involving U.S. publicly traded target companies in the exploration and production industry with a transaction value of greater than $3 billion. With respect to each of these transactions, Goldman Sachs calculated the implied premium of the price paid in the transaction relative to the last undisturbed closing share price of the target company prior to the announcement of the transaction. The following table presents the results of this analysis:
Announcement Date	Target	Acquiror	Premium to Last Undisturbed Closing Share Price
1/4/2024	Callon Petroleum Company	APA Corporation	13.8%
10/23/2023	Hess Corporation	Chevron Corporation	4.9%
10/11/2023	Pioneer Natural Resources Company	Exxon Mobil Corporation	19.9%
8/21/2023	Earthstone Energy, Inc.	Permian Resources Corporation	14.8%
5/22/2023	PDC Energy, Inc.	Chevron Corporation	10.6%
3/7/2022	Whiting Petroleum Corporation	Oasis Petroleum Inc.	(2.9)%
5/24/2021	Cimarex Energy Co.	Cabot Oil & Gas Corporation	0.4%
10/20/2020	Parsley Energy, Inc.	Pioneer Natural Resources Company	7.9%
10/19/2020	Concho Resources Inc.	ConocoPhillips	11.7%
9/28/2020	WPX Energy, Inc.	Devon Energy Corporation	2.6%
7/20/2020	Noble Energy, Inc.	Chevron Corporation	7.6%
Although none of the selected transactions is directly comparable to the transaction, the target companies in the selected transactions were companies with certain operations or financial characteristics that, for the purposes of analysis, may be considered similar to certain of Southwestern’s operations or financial characteristics, and as such, for purposes of this analysis, the selected transactions may be considered similar to the transaction.
In addition, Goldman Sachs calculated the median closing stock price performance for the following selected companies after October 16, 2023, the last trading day prior to Reuters reporting that Southwestern was in preliminary discussions regarding a potential transaction with Chesapeake, through January 10, 2024, the date of the execution of the Merger Agreement, and then applied these median performances to the closing price per share of Southwestern common stock on October 16, 2023, to derive what are referred to in this proxy statement/prospectus, for October 16, 2023, as the “hypothetical undisturbed stock price” from such date. The selected companies used in this calculation were:
•
EQT Corporation

•
Antero Resources Corporation

•
CNX Resources Corporation

•
Comstock Resources, Inc.

•
Coterra Energy Inc.

•
Range Resources Corporation

Although none of these selected companies is directly comparable to Southwestern, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar certain operations.
Based on Goldman Sachs’ review of the foregoing data and its professional judgment and experience, Goldman Sachs applied a reference range of illustrative premia of (2.9)% to 19.9% to the hypothetical undisturbed stock price of Southwestern Common Stock from October 16, 2023, of $5.85. This analysis resulted in a range of implied equity values per share of Southwestern Common Stock of $5.68 to $7.01.
Illustrative Discounted Cash Flow Analysis — Pro Forma Combined Company
Using the Southwestern Projections, which take into account the Southwestern Projections Synergies, Goldman Sachs performed an illustrative discounted cash flow analysis of the combined company on a pro forma basis. Using the mid-year convention for discounting cash flows and discount rates ranging from 8.5% to 10.5%, reflecting estimates of the combined company’s weighted average cost of capital, Goldman Sachs discounted to present value as of September 30, 2023 (i) estimates of unlevered free cash flow for the pro forma combined company for the period from October 1, 2023, to December 31, 2027, as reflected in the Southwestern Projections and (ii) a range of illustrative terminal values for the pro forma combined company, which were calculated by applying terminal year exit EBITDA multiples ranging from 4.0x to 5.0x, to a terminal year estimate of the EBITDA to be generated by the pro forma combined company, as reflected in the Southwestern Projections (which analysis implied perpetuity growth rates of (1.0)% to 2.6% and includes run-rate Southwestern Projections Synergies). The range of terminal year exit EBITDA multiples was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account historical trading multiples of Southwestern and Chesapeake over certain prior periods. Goldman Sachs derived such discount rates by application of the CAPM, which requires certain company-specific inputs, including the pro forma combined company’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for the pro forma combined company, as well as certain financial metrics for the United States financial markets generally.
Goldman Sachs derived ranges of illustrative pro forma enterprise values for the combined company by adding the ranges of present values it derived above. Goldman Sachs then subtracted from the range of illustrative pro forma enterprise values the amount of pro forma combined company net debt as provided by and approved for Goldman Sachs’ use by Southwestern, to derive a range of implied pro forma equity values for the combined company. Goldman Sachs then divided the range of implied pro forma equity values it derived by the number of pro forma fully diluted shares of combined Southwestern common stock (referred to in this section as the “Combined Southwestern Common Stock”) expected to be outstanding following the consummation of the transaction, as provided by and approved for Goldman Sachs’ use by Southwestern, using the treasury stock method. Lastly, Goldman Sachs multiplied such amount by the Exchange Ratio of 0.0867x to derive a range of illustrative present values per share of the combined company. This analysis resulted in a range of implied present values of $6.55 to $8.78 per share of Combined Southwestern Common Stock.
Illustrative Present Value of Future Share Price Analysis — Pro Forma Combined Company
Using the Southwestern Projections, which take into account the Southwestern Projections Synergies, Goldman Sachs performed an illustrative analysis of the implied present value of a share of Combined Southwestern Common Stock. For this analysis, Goldman Sachs first calculated the illustrative pro forma enterprise value as of December 31 for fiscal year 2025, by applying a range of exit multiples of EV/NTM EBITDA of 4.0x to 5.0x to estimates of pro forma NTM EBITDA for the fiscal year 2025. This illustrative range of EV/NTM EBITDA exit multiple estimates was derived by Goldman Sachs utilizing its professional judgment and experience, taking into account current and historical EV/NTM EBITDA exit multiples for Southwestern and Chesapeake over certain periods.
Goldman Sachs then subtracted the amount of the combined company’s net debt for the fiscal year 2025, as provided by and approved for Goldman Sachs’ use by Southwestern, from the respective illustrative pro forma enterprise values in order to derive a range of implied pro forma equity values as of December 31 for the fiscal year 2025. Goldman Sachs then divided these implied pro forma equity values by the projected year-end number of shares of Combined Southwestern Common Stock for the fiscal year 2025, calculated using information provided by and approved for Goldman Sachs’ use by Southwestern, to derive a range of implied pro forma future values per share of Combined Southwestern Common Stock (excluding dividends). By applying an illustrative pro forma discount rate of 10.9%, reflecting an estimate of the combined company’s cost of equity, and for the dividends only, using a mid-year convention, Goldman Sachs discounted these implied pro forma future equity values per share of Combined Southwestern Common Stock to September 30, 2023. Goldman Sachs derived such discount rate by application of the CAPM, which requires certain company-specific inputs, including a beta for the combined company, as well as certain financial metrics for the United States financial markets generally. Goldman Sachs then added the cumulative pro forma dividends per share for the fiscal year 2025 projected to be paid to combined company’s stockholders, discounted to September 30, 2023, to derive a range of implied pro forma future values per share of Combined Southwestern Common Stock (including dividends). Lastly, Goldman Sachs multiplied such amount by the Exchange Ratio of 0.0867x to derive a range of implied pro forma present values per share of the combined company. This analysis resulted in a range of implied present values of $6.44 to $8.28 per share of Combined Southwestern Common Stock.
General
The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Southwestern or Chesapeake or the transaction.
Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the Southwestern Board as to the fairness from a financial point of view to the holders (other than Chesapeake and its affiliates) of Southwestern Common Stock of the Exchange Ratio pursuant to the Merger Agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Southwestern,

Chesapeake, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.
The Exchange Ratio was determined through arm’s-length negotiations between Southwestern and Chesapeake and was approved by the Southwestern Board. Goldman Sachs provided advice to Southwestern during these negotiations. Goldman Sachs did not, however, recommend any specific exchange ratio to Southwestern or the Southwestern Board or that any specific exchange ratio constituted the only appropriate exchange ratio for the transaction.
As described herein, Goldman Sachs’ opinion to the Southwestern Board was one of many factors taken into consideration by the Southwestern Board in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex C. Goldman Sachs and its affiliates are engaged in advisory, underwriting, lending and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Southwestern, Chesapeake, any of their respective affiliates and third parties or any currency or commodity that may be involved in the transaction. Goldman Sachs acted as financial advisor to Southwestern in connection with, and participated in certain of the negotiations leading to, the transaction. During the two-year period ended January 10, 2024, Goldman Sachs Investment Banking has not been engaged by Southwestern or its affiliates to provide financial advisory or underwriting services for which Goldman Sachs has recognized compensation. During the two-year period ended January 10, 2024, Goldman Sachs Investment Banking has not been engaged by Chesapeake or its affiliates to provide financial advisory or underwriting services for which Goldman Sachs has recognized compensation. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to Southwestern, Chesapeake and their respective affiliates for which Goldman Sachs Investment Banking may receive compensation.
The Southwestern Board selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transaction. Pursuant to a letter agreement dated December 22, 2023, Southwestern engaged Goldman Sachs to act as its financial advisor in connection with the transaction. The engagement letter between Southwestern and Goldman Sachs provides for a transaction fee of $40 million, $8 million of which became payable upon the announcement of the transaction, and the remainder of which is contingent upon consummation of the transaction. In addition, Southwestern has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.
Interests of Certain Chesapeake Directors and Executive Officers in the Merger
When considering the recommendation of the Chesapeake Board that Chesapeake shareholders vote “FOR” the Stock Issuance Proposal, Chesapeake shareholders should be aware that certain of Chesapeake’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of other Chesapeake shareholders generally. The Chesapeake Board was aware of these interests when it approved the Merger Agreement and the transactions contemplated thereby and recommended that Chesapeake shareholders vote “FOR” the Stock Issuance Proposal.
These interests are described in more detail below. The named executive officers of Chesapeake are Domenic J. Dell’Osso Jr., President and Chief Executive Officer; Mohit Singh, Executive Vice President and Chief Financial Officer; Joshua J. Viets, Executive Vice President and Chief Operations Officer; and Benjamin E. Russ, Executive Vice President — General Counsel and Corporate Secretary.

Executive Severance Plan and Letter Agreements
Chesapeake maintains the Chesapeake Energy Corporation Executive Severance Plan (the “Executive Severance Plan”), pursuant to which Chesapeake’s named executive officers are eligible to receive severance payments and benefits in the event of a “qualifying termination,” which generally includes a termination of the Executive’s employment by Chesapeake without “cause” or the Executive’s resignation for “good reason” (each, as defined in the Executive Severance Plan). The severance payments and benefits are enhanced if such termination occurs in connection with a change in control transaction. On January 10, 2024, Chesapeake entered into letter agreements (the “Letter Agreements”) with each of its named executive officers (collectively, the “Executives”) to modify the application of the Executive Severance Plan in connection with and following the consummation of the Merger. The purpose of the Letter Agreements was generally to treat the Merger as a change in control transaction for purposes of the Executive Severance Plan.
As modified by the Letter Agreements, the Executive Severance Plan provides that Executives who incur a qualifying termination (a) during the twenty-four-month period following the Effective Time or (b) during the twelve-month period following a change in control other than the Merger (collectively, the “Change in Control Termination”) will be entitled to enhanced severance benefits under the Executive Severance Plan, as follows:
(i)
cash severance equal to two times (or three times in the case of Mr. Dell’Osso Jr.) the sum of the Executive’s (i) annual base salary and (ii) target annual incentive bonus;

(ii)
cash payment equal to the monthly amount of Chesapeake’s contribution to the premiums for such Executive’s group health plan coverage for the Executive and the Executive’s spouse and/or eligible dependents determined under Chesapeake’s group health plans as in effect immediately prior to such Executive’s date of termination for a period of eighteen months;

(iii)
payment of (i) all accrued and unpaid base salary earned through the date of termination, (ii) reimbursement for all incurred but unreimbursed expenses for which the executive is entitled, and (iii) all employee benefits to which the participant may be entitled (collectively, the “Accrued Benefits”);

(iv)
all outstanding equity or long-term incentive awards granted to such Executives prior to the Effective Time (the “Pre-Closing Awards”) under the Chesapeake Energy Corporation 2021 Long Term Incentive Plan (the “LTIP”) will become fully vested (with performance-based awards measured based on actual performance in accordance with the terms of the applicable award agreement); and

(v)
with respect to Executives who incur a qualifying termination during calendar year 2024 and prior to the Effective Time, continued vesting of any LTIP awards that are outstanding and scheduled to vest in calendar year 2024, with such vesting occurring as if the Executive had remained employed through the applicable vesting date (and, for the avoidance of doubt, vesting of performance-based awards will be based on actual performance, as determined in accordance with the applicable award agreement).

The cash severance described in clause (i) above will be payable as payroll continuation payments over the applicable severance period; the health plan coverage payments in clause (ii) above will be paid in a lump sum on the first regularly scheduled pay date on or after the date that is sixty days after such Executive’s date of termination. All amounts will be subject to applicable withholding.
If an Executive were to incur a qualifying termination that does not constitute a Change in Control Termination, the Executive would be entitled to severance benefits under the Executive Severance Plan, as follows: (i) cash severance equal to 100% (or, for Mr. Dell’Osso Jr., 200%) of the sum of such Executive’s annual base salary and target annual incentive bonus, (ii) cash payment equal to the cost of the monthly amount of Chesapeake’s contribution to the premiums for such Executive’s group health plan coverage for the Executive and the Executive’s spouse and/or eligible dependents determined under Chesapeake’s group health plans as in effect immediately prior to such Executive’s date of termination for a period of eighteen months, and (iii) payment of the Accrued Benefits.

To receive severance benefits under the Executive Severance Plan, Executives must execute a release of claims and comply with certain restrictive covenant obligations, including: (i) assignment of intellectual property rights, (ii) perpetual confidentiality, (iii) perpetual non-disparagement in favor of Chesapeake, and (iv) a non-solicitation obligation for twelve months following the Executive’s termination of employment.
For an estimate of the value of the payments and benefits described above that would be payable to Chesapeake’s named executive officers under the Executive Severance Plan upon a qualifying termination in connection with the Merger, see the section entitled “The Merger — Interests of Chesapeake Directors and Officers in the Merger — Quantification of Potential Payments to Chesapeake’s Named Executive Officers” beginning on page 131.
Indemnification and Insurance
The Merger Agreement provides that the executive officers and directors of Chesapeake and its subsidiaries will have the right to indemnification and continued coverage under directors’ and officers’ liability insurance policies for six years following the Effective Time. Please see “The Merger Agreement —  Indemnification; Directors’ and Officers’ Insurance.”
Board of Directors of the Combined Company Following Completion of the Merger
The Chesapeake Board at the Effective Time is expected to be composed of eleven members, including four individuals selected by Southwestern.
The management of Chesapeake following the completion of the Merger will include officers and other key employees from Chesapeake and Southwestern. For additional information regarding the Chesapeake Board and the management of Chesapeake following the completion of the Merger, please see “The Merger Agreement — Organizational Documents; Directors and Officers.”
Quantification of Potential Payments to Chesapeake’s Named Executive Officers
In accordance with Item 402(t) of Regulation S-K, the table below sets forth the amount of payments and benefits that each of Chesapeake’s named executive officers would receive in connection with the Merger, assuming (1) that the Merger was consummated and each such named executive officer experienced a qualifying termination on February 23, 2024 (which is the assumed date solely for purposes of this golden parachute compensation disclosure); (2) a per share price of Chesapeake Common Stock of $78.90, which is the average closing market price of shares of Chesapeake Common Stock over the first five business days following the first public announcement of the Merger; (3) that each named executive officer’s base salary rate and annual target bonus remain unchanged from those in effect as of the date of this joint proxy statement/prospectus; and (4) the number of unvested Chesapeake equity awards held by the named executive officers as of February 23, 2024, are outstanding as of the Effective Time.
The calculations in the table below do not include any amounts that the named executive officers were entitled to receive or that were vested as of the date hereof. In addition, these amounts do not attempt to forecast any additional awards, grants or forfeitures that may occur following February 23, 2024, and prior to the Effective Time or any awards that, by their terms, vest irrespective of the Merger prior to February 23, 2024. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.
Golden Parachute Compensation
The following table sets forth all golden parachute compensation that will or may be payable to Chesapeake’s named executive officers.
Name	Cash ($)(1)	Equity ($)(2)	Perquisites / Benefits ($)(3)	Total ($)
Domenic J. Dell’Osso, Jr.	6,142,500	14,345,440	32,107	20,520,047
Mohit Singh	2,240,000	5,223,101	32,107	7,495,208
Joshua J. Viets	2,340,000	5,205,112	32,107	7,577,219
Benjamin E. Russ	1,587,600	3,401,379	32,107	5,021,086

(1)
Cash.   The amounts shown in this column represent the estimated value of the cash severance each named executive officer is eligible to receive under Chesapeake’s Executive Severance Plan. The cash payment amounts are more fully described in the section entitled “The Merger — Interests of Certain Chesapeake Directors and Executive Officers in the Merger — Executive Severance Plan and Letter Agreements” beginning on page 130. The cash severance payments are “double trigger” and would be due upon a qualifying termination of the named executive officer’s employment without cause or a resignation by the named executive officer for good reason, in each case during the 24-month period following the Effective Time of the Merger.

(2)
Equity.   The amounts listed in this column represent the aggregate value of unvested Chesapeake RSUs and PSUs, with PSUs reflected at the target award level. The vesting of equity awards held by the named executive officers are subject to “double trigger” acceleration and would be fully accelerated upon a qualifying termination of the named executive officer’s employment without cause or a resignation by the named executive officer for good reason, in each case during the 24-month period following the Effective Time. PSUs would accelerate and vest based on actual performance, as determined in accordance with the applicable award agreement, which may be up to 200% of the target award level. If the PSUs were to vest at the maximum award level, the amounts in this column would be as follows: Mr. Dell’Osso Jr.: 297,664; Mr. Singh: 82,638; Mr. Viets: 86,014; and Mr. Russ: 70,904. The following table shows, for each named executive officer, the number of shares subject to unvested Chesapeake RSUs and PSUs as of February 23, 2024. These numbers do not forecast any grants, additional issuances, or dividends following the date of this joint proxy statement/prospectus. Depending on when the Effective Time occurs, certain equity-based awards shown in the table may vest in accordance with their terms prior to the Effective Time or may be forfeited (upon a termination of service or failure to achieve applicable performance targets).

Name	PSUs (#)	RSUs (#)
Domenic J. Dell’Osso, Jr.	148,832	32,986
Mohit Singh	41,319	24,880
Joshua J. Viets	43,007	22,964
Benjamin E. Russ	35,452	7,658

(3)
Perquisites/Benefits.   The amounts listed in this column represent the estimated value of the monthly premium (for the employer portion of the premium) under Chesapeake’s group health care plans as in effect on the date of the qualifying termination multiplied by 18 for each of the named executive officers, and their respective spouses and/or eligible dependents. The health care premium payment is “double trigger” and would be due upon a qualifying termination of the named executive officer’s employment without cause or a resignation by the named executive officer for good reason, in each case during the twenty-four-month period following the Effective Time of the Merger. Payment of such amounts is subject to the execution and effectiveness of a general release of claims agreement in substantially the form approved by Chesapeake as part of the Executive Severance Plan.

Interests of Certain Southwestern Directors and Executive Officers in the Merger
When considering the recommendation of the Southwestern Board that Southwestern shareholders vote “FOR” each of the Merger Proposal, the Advisory Southwestern Compensation Proposal and the Southwestern Adjournment Proposal, Southwestern shareholders should be aware that, aside from their interests as Southwestern shareholders, certain of Southwestern’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of other Southwestern shareholders generally.
These interests are described below, and certain of them are quantified in the narrative and tabular disclosure included under “The Merger — Quantification of Potential Payments and Benefits to Southwestern’s Named Executive Officers.” The Southwestern Board was aware of such interests during its deliberations on the merits of the Merger, in approving the Merger Agreement and in recommending that Southwestern shareholders vote “FOR” the Merger Proposal, “FOR” the Advisory Southwestern Compensation Proposal and “FOR” the Southwestern Adjournment Proposal at the Southwestern Special Meeting on           , 2024.

Director Nominees to the Chesapeake Board
At the Effective Time, John D. Gass, Catherine A. Kehr, Shameek Konar and Anne Taylor, each of whom is a director on the Southwestern Board, will be appointed as directors to the Chesapeake Board.
Treatment of Southwestern Long-Term Incentive Awards in the Merger
The Merger Agreement provides for the treatment set forth below at the Effective Time with respect to outstanding long-term incentive awards issued pursuant to the Southwestern Incentive Plans held by Southwestern’s non-employee directors and executive officers. For purposes of this disclosure, amounts have been calculated assuming (i) a closing date of February 27, 2024 (which is the assumed date of closing of the Merger solely for the purpose of the disclosure in this section) (the “Estimated Closing Date”), (ii) as required under SEC rules, the closing price of a share of Southwestern Common Stock is $6.60 (the “Estimated Closing Value”), which is equal to the average closing market price of a share of Southwestern Common Stock over the first five business days following the first public announcement of the entry into the Merger Agreement, (iii) outstanding long-term incentive awards as of the Estimated Closing Date, and (iv) each executive officer or director remains continuously employed or engaged with Southwestern or a subsidiary thereof until the Merger closing date. Some of the assumptions used in the disclosure below are based upon information not currently available (including any incentive awards that may be granted after the Estimated Closing Date) and, as a result, the actual amounts to be received by any of Southwestern’s executive officers and directors, if any, may materially differ from the amounts set forth below. For additional information regarding treatment of awards held by Southwestern’s executive officers upon a “qualifying termination” (as defined below) upon or following the Merger pursuant to Southwestern employment agreements, see “The Merger — Interests of Certain Southwestern Directors and Executive Officers in the Merger — Change In Control Payments and Benefits” below.
Southwestern Restricted Stock Awards:   Each outstanding Southwestern Restricted Stock Award will automatically vest in full, any restrictions with respect to each such Southwestern Restricted Stock Award shall lapse, and each such Southwestern Restricted Stock Award will convert into the right to receive a number of shares of Chesapeake Common Stock equal to (i) the Exchange Ratio, multiplied by (ii) the total number of shares of Southwestern Common Stock attributable to such Southwestern Restricted Stock Award.
The following table sets forth, for each Southwestern executive officer who has served at any time since January 1, 2023, and for each Southwestern non-employee director, the aggregate number of shares of Southwestern Common Stock subject to Southwestern Restricted Stock Awards as of the Estimated Closing Date and the aggregate value of such awards assuming the Estimated Closing Value. None of Southwestern’s executive officers hold Southwestern Restricted Stock Awards.
Non-Employee Director Name	Number of Shares Subject to Outstanding Restricted Stock Awards (#)	Value of Outstanding Restricted Stock Awards ($)
Catherine A. Kehr	36,901	243,547
John D. Gass	—	—
Sylvester P. Johnson IV	36,901	243,547
Greg D. Kerley	36,901	243,547
Shameek Konar	40,778	269,135
Jon A. Marshall	36,901	243,547
Patrick M. Prevost	—	—
Anne Taylor	—	—
Denis J. Walsh III	—	—
Southwestern Director RSU Awards:   Each outstanding Southwestern Director RSU Award will automatically become fully vested, canceled, and converted into the right to receive a number of shares of Chesapeake Common Stock equal to (i) the Exchange Ratio, multiplied by (ii) the total number of shares of

Southwestern Common Stock subject to each such Southwestern Director RSU Award, together with accrued dividend equivalent payments in each case issuable and payable at the time or times specified in Southwestern’s Nonemployee Director Deferred Compensation Plan and in accordance with such director’s deferral elections as set forth in the applicable Deferred Compensation Agreement.
The following table sets forth, for each Southwestern non-employee director, the aggregate number of shares of Southwestern Common Stock subject to unvested Southwestern Director RSU Awards held by such non-employee director as of the Estimated Closing Date under Southwestern’s Nonemployee Director Deferred Compensation Plan and the aggregate value of such Southwestern Director RSU Awards assuming the Estimated Closing Value. None of Southwestern’s executive officers hold unvested Southwestern Director RSU Awards under Southwestern’s Nonemployee Director Deferred Compensation Plan.
Non-Employee Director Name	Number of Shares Subject to Outstanding Director RSU Awards (#)	Value of Outstanding Director RSU Awards ($)
Catherine A. Kehr	—	—
John D. Gass	36,901	243,547
Sylvester P. Johnson IV	—	—
Greg D. Kerley	—	—
Shameek Konar	—	—
Jon A. Marshall	—	—
Patrick M. Prevost	36,901	243,547
Anne Taylor	36,901	243,547
Denis J. Walsh III	36,901	243,547
Southwestern Single-Trigger RSU Awards and Southwestern Double-Trigger RSU Awards:   Each outstanding Southwestern Single-Trigger RSU Award, will vest in full, be canceled and convert into the right to receive a number of shares of Chesapeake Common Stock equal to (A) the Exchange Ratio, multiplied by (B) the total number of shares of Southwestern Common Stock subject to each such Southwestern Single-Trigger RSU Award, together with accrued dividend equivalent payments, in each case issuable and payable in accordance with the terms of the applicable Southwestern Single-Trigger RSU Award agreement.
Each outstanding Southwestern Double-Trigger RSU Award will be canceled and convert into a Parent RSU Award (rounded to the nearest whole share) equal to the product of (i) the total number of shares of Southwestern Common Stock subject to such Southwestern Double-Trigger RSU Award immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio. Such Parent RSU Award will vest and be payable on the same terms and conditions (including “double-trigger” vesting provisions) as are set forth in the corresponding Southwestern Double-Trigger RSU Award agreement (except that such award will be payable in Chesapeake Common Stock).
The following table sets forth, for each of Southwestern’s executive officers who have served at any time since January 1, 2023, the aggregate number of shares of Southwestern Common Stock subject to unvested Southwestern Single-Trigger RSU Awards and Southwestern Double-Trigger RSU Awards held by such executive officers as of the Estimated Closing Date. None of Southwestern’s non-employee directors hold unvested Southwestern Single-Trigger RSU Awards or Southwestern Double-Trigger RSU Awards as of the Estimated Closing Date.

Executive Officer Name	Number of Shares Subject to Outstanding Single-Trigger RSU Awards (#)	Value of Outstanding Single-Trigger RSU Awards ($)	Number of Shares Subject to Outstanding Double-Trigger RSU Awards (#)	Value of Outstanding Double-Trigger RSU Awards ($)
William J. Way	218,587	1,442,674	1,602,404	10,575,866
Carl F. Giesler, Jr.	80,167	529,102	564,387	3,724,954
Clayton A. Carrell	90,420	596,772	586,960	3,873,936
Derek W. Cutright	19,764	130,442	126,144	832,550
John P. Kelly	19,764	130,442	126,144	832,550
Andrew T. Huggins	29,027	191,578	126,144	832,550
William Q. Dyson	19,204	126,746	115,620	763,092
Christopher W. Lacy	26,100	172,260	318,314	2,100,872
Carina L. Gillenwater	14,170	93,522	128,050	845,130
Dennis M. Price	—	—	160,637	1,060,204
Southwestern Single-Trigger Performance Unit Awards and Southwestern Double-Trigger Performance Unit Awards:   Each outstanding Southwestern Single-Trigger Performance Unit Award will (A) automatically vest in full and become payable at the greater of (1) the level based on actual performance determined as of immediately prior to the Effective Time in accordance with the terms of the applicable Southwestern Single-Trigger Performance Unit Award agreement and (2) the target level, and (B) be canceled and convert into the right to receive a number of shares of Chesapeake Common Stock equal to (1) the Exchange Ratio, multiplied by (2) the number of Earned Company Performance Shares, together with accrued dividend equivalent payments, in each case issuable and payable in accordance with the terms of the applicable Southwestern Single-Trigger Performance Unit Award agreement.
Each outstanding Southwestern Double-Trigger Performance Unit Award will be deemed to correspond to a number of Earned Company Performance Shares determined in the same manner as described in the immediately foregoing two paragraphs, and will be canceled and convert into a Parent RSU Award in respect of that number of shares of Chesapeake Common Stock equal to the product (rounded to the nearest whole share) of (i) the number of Earned Company Performance Shares with respect to such Southwestern Double-Trigger Performance Unit Award multiplied by (ii) the Exchange Ratio. Such Parent RSU Award will vest at the end of the original performance period associated with the corresponding Southwestern Double-Trigger Performance Unit Award and will otherwise be subject to and payable on the same terms and conditions (including “double-trigger” vesting provisions) as are set forth in the corresponding Southwestern Double-Trigger Performance Unit Award agreement (except that such award will be payable in shares of Chesapeake Common Stock and will no longer be subject to performance-based vesting conditions).
The following table sets forth, for each of Southwestern’s executive officers who have served at any time since January 1, 2023, the aggregate number of unvested shares of Southwestern Common Stock subject to Southwestern Single-Trigger Performance Unit Awards and Southwestern Double-Trigger Performance Unit Awards based on the deemed achievement of target performance (100%), in each case, held by such executive officers as of the Estimated Closing Date and the aggregate value of such awards assuming the Estimated Closing Value. None of Southwestern’s non-employee directors hold Southwestern Single-Trigger Performance Unit Awards or Southwestern Double-Trigger Performance Unit Awards as of the Estimated Closing Date.

Executive Officer Name	Number of Shares Subject to Outstanding Single-Trigger Performance Unit Award (Based on Target) (#)	Value of Outstanding Single-Trigger Performance Unit Award (Based on Target) ($)	Number of Shares Subject to Outstanding Double-Trigger Performance Unit Awards (Based on Target) (#)	Value of Outstanding Double-Trigger Performance Unit Awards (Based on Target) ($)
William J. Way	327,880	2,164,008	412,000	2,719,200
Carl F. Giesler, Jr.	120,250	793,650	125,920	831,072
Clayton A. Carrell	135,630	895,158	130,960	864,336
Derek W. Cutright	29,650	195,690	30,220	199,452
John P. Kelly	29,650	195,690	30,220	199,452
Andrew T. Huggins	26,570	175,362	30,220	199,452
William Q. Dyson	28,810	190,146	27,710	182,886
Christopher W. Lacy	39,150	258,390	71,020	468,732
Carina L. Gillenwater	21,260	140,316	27,710	182,886
Dennis M. Price	—	—	—	—
Southwestern Single-Trigger PCU Awards and Southwestern Double-Trigger PCU Awards:   Each outstanding Southwestern Single-Trigger PCU Award will be automatically fully vested and payable in cash in an amount equal to $1.00 multiplied by the greater of (A) the percentage earned based on actual performance determined as of immediately prior to the Effective Time in accordance with the terms of the applicable Southwestern Single-Trigger PCU Award agreement and (B) 100%.
Each outstanding Southwestern Double-Trigger PCU Award will be deemed earned at a level equal to $1.00 multiplied by the greater of (i) the percentage earned based on actual performance determined as of immediately prior to the Effective Time in accordance with the terms of the applicable Southwestern Double-Trigger PCU Award agreement and (ii) 100%. Such amount will vest and be payable in cash at the end of the original performance period associated with the corresponding Southwestern Double-Trigger PCU Award of Southwestern and will otherwise be subject to and payable on the same terms and conditions (including “double-trigger” vesting provisions) as are set forth in the corresponding Southwestern Double-Trigger PCU Award agreement, except that such award will no longer be subject to performance-based vesting conditions.
The following table sets forth, for each of Southwestern’s executive officers who have served at any time since January 1, 2023, the aggregate estimated value of Southwestern Single-Trigger PCU Awards and Southwestern Double-Trigger PCU Awards based on the deemed achievement of target performance (100%), in each case, held by such executive officers as of the Estimated Closing Date. None of Southwestern’s non-employee directors hold Southwestern Single-Trigger PCU Awards or Southwestern Double-Trigger PCU Awards as of the Estimated Closing Date. The performance level for the Southwestern Single-Trigger PCU Awards and Southwestern Double-Trigger PCU Awards may go up to 200% of target, and accordingly any payout may differ materially from the amounts set forth below.

Executive Officer Name	Value of Outstanding Single-Trigger PCU Awards (Based on Target Performance) ($)	Value of Outstanding Double-Trigger PCU Awards (Based on Target Performance) ($)
William J. Way	1,465,630	2,249,490
Carl F. Giesler, Jr.	537,500	687,500
Clayton A. Carrell	606,250	715,000
Derek W. Cutright	132,500	165,000
John P. Kelly	132,500	165,000
Andrew T. Huggins	118,750	165,000
William Q. Dyson	128,750	151,250
Christopher W. Lacy	175,000	387,750
Carina L. Gillenwater	95,000	151,250
Dennis M. Price	—	—
Change in Control Payments and Benefits
For purposes of the agreements described below, the completion of the Merger will constitute a “change in control” as defined within the applicable documents.
Southwestern has not entered into any employment agreements with its executive officers, but it has entered into a severance agreement with each executive officer. Under the Southwestern severance agreements, if an executive officer voluntarily terminates his or her employment for “good reason” (as defined in the applicable severance agreement) or if his or her employment is involuntarily terminated other than for “cause” (as defined in the applicable severance agreement), and not by reason of disability or death, and such termination occurs during the period commencing on the date immediately preceding the date of a “change in control” (as defined in the applicable severance agreement) and ending on the third anniversary of the date of the change in control, then such executive officer would be eligible to receive the following severance benefits, subject to continued compliance with a three-year post-termination non-solicitation covenant (such termination, a “qualifying termination”): a lump sum payment equal to the sum of any annualized bonus accrued to the executive officers through such executive officer’s termination date and unpaid as of such date , plus the product of (i) 2.99 (for Messrs. Way, Giesler and Carrell) or 2.0 (for Messrs. Cutright, Kelly, Dyson, Huggins, Lacy and Price and Ms. Gillenwater) and (ii) the sum of (x) the executive’s base salary as of the executive’s termination date plus (y) the maximum bonus opportunity available to the executive under the annual incentive bonus program. Each executive is also entitled to any earned but unpaid bonus from a prior completed fiscal year. Additionally, each executive would be entitled to continued participation in certain health and welfare benefits from the employment termination date until the earliest of (a) the expiration of three years, (b) death or (c) the date he or she is afforded a comparable benefit at comparable cost by a subsequent employer. Additionally, if within six months prior to the date of a change in control, the executive officer’s employment with Southwestern is terminated by Southwestern other than by reason of the executive officer’s death, disability or for cause or the terms and conditions of the executive officer’s employment are adversely changed in a manner which would constitute grounds for a termination of employment by the executive officer for good reason, and it is reasonably demonstrated that such termination of employment or adverse change (i) was at the request of a third party who has taken steps reasonably calculated to effect the change in control or (ii) otherwise arose in connection with or in anticipation of the change in control, then for all purposes of the severance agreements such termination of employment shall be deemed to have occurred during the three year period following the change in control (such termination, a “Deemed Eligible Termination”).
The severance agreements provide that at the election of the executive officer, the payments and benefits payable to the executive officer may be reduced to the amount necessary to prevent the imposition of an excise taxes under Code Section 4999.

If each executive officer who is not a named executive officer experiences a qualifying termination immediately following the completion of the Merger, each would receive benefits under their respective severance agreements as follows: Andrew T. Huggins would receive $2,354,397; William Q. Dyson would receive $2,722,572; Christopher W. Lacy would receive $2,651,284; Carina L. Gillenwater would receive $2,004,099; and Dennis M. Price would receive $1,893,722. The value of change in control payments and benefits payable to each Southwestern Named Executive Officer in the event of a qualifying termination immediately following the completion of the Merger is summarized below in “The Merger — Interests of Certain Southwestern Directors and Executive Officers in the Merger — Quantification of Potential Payments and Benefits to Southwestern’s Named Executive Officers — Change in Control Compensation”.
Pursuant to the terms of the 2022 Plan, unless otherwise provided in an award agreement, upon a termination of employment without “Cause” (as defined in the 2022 Plan) or with good reason (to the extent the applicable participant is party to an agreement with Southwestern providing for severance benefits on termination for good reason), within twelve months following a Change in Control (as defined in the 2022 Plan), then (i) each outstanding time-vesting award shall become fully vested and be settled in cash or stock, as applicable, and all restrictions thereon shall lapse upon the date of such termination and (ii) each outstanding performance-vesting award will vest and be settled in cash or stock, as applicable, and the restrictions thereon shall lapse, based on the greater of actual performance measured through the date of the Change in Control or target performance.
Pursuant to the Merger Agreement, Southwestern may establish a cash-based retention bonus program (the “Retention Program”) prior to the Effective Time for the benefit of key employees of Southwestern and its subsidiaries (other than Southwestern’s named executive officers). Awards under the Retention Program will vest and become payable 100% as of the Effective Time, subject to continued employment or service through such date or, if earlier, upon a qualifying termination of employment. As of the date hereof, Southwestern has not committed to pay any amounts under such Retention Program to any of the executive officers.
Quantification of Potential Payments and Benefits to Southwestern’s Named Executive Officers
The information set forth below is required by Item 402(t) of Regulation S-K regarding compensation that is based on or otherwise relates to the Merger that the named executive officers could receive in connection with the Merger. Such amounts have been calculated assuming that (a) the Merger closed on the Estimated Closing Date of February 27, 2024, (b) the Estimated Closing Value per share of Southwestern Common Stock on the completion of the Merger of $6.60 (which, in accordance with SEC requirements, is the average closing price of Southwestern Common Stock over the first five business days following the first public announcement of the Merger), (c) the performance vesting conditions applicable to any Southwestern performance awards are deemed achieved and “target” level performance (i.e., payout at 100% of the number of shares covered by such awards), (d) each named executive officer experiences a qualifying termination immediately following the completion of the Merger, and (e) each named executive officer has properly complied with all requirements (including any applicable restrictive covenants) necessary in order to receive all payments and benefits. The calculations in the table below do not include amounts the named executive officers were already entitled to receive or vested in as of February 27, 2024. These amounts do not include any grants, issuances, or forfeitures of equity or incentive awards after February 27, 2024, and prior to the completion of the Merger, and do not reflect any equity or other long-term incentive awards that vested or are expected to vest in accordance with their terms after February 27, 2024, and prior to the completion of the Merger. As a result, some of the assumptions used in the table below are based upon information not currently available; accordingly, the actual amounts payable to Southwestern’s named executive officers will depend on whether the named executive officer experiences a qualifying termination, the date of such termination (if any) and the terms of the plans or agreements in effect at such time, and accordingly may differ materially from the amounts set forth below.

Change in Control Compensation
Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Total ($)
William J. Way	16,200,814	16,901,748	87,392	33,189,954
Carl F. Giesler, Jr.	6,892,396	5,878,778	118,397	12,889,571
Clayton A. Carrell	7,721,446	6,230,202	118,430	14,070,078
Derek W. Cutright	2,918,063	1,358,134	116,840	4,393,037
John P. Kelly	2,943,506	1,358,134	113,636	4,415,276

These amounts reflect the cash severance amounts payable under the Southwestern severance agreements with each executive officer, as described under “The Merger — Interests of Certain Southwestern Directors and Executive Officers in the Merger — Change in Control Payments and Benefits.”
(1)
As noted above, receipt of payments and benefits under the Southwestern severance agreements, including the cash severance, pro-rata accrued bonus and earned but unpaid 2023 bonus amounts noted below, are subject to compliance with certain restrictive covenants. Details of the cash payments are shown in the following supplemental table:

Name	Cash Severance ($)(a)	Pro Rata Accrued Bonus ($)(b)	Earned but Unpaid 2023 Bonus ($)(c)	Single-Trigger PCU Awards ($)(d)	Double-Trigger PCU Awards ($)(e)	Total ($)
William J. Way	10,465,000	194,672	1,826,022	1,465,630	2,249,490	16,200,814
Carl F. Giesler, Jr.	5,382,000	93,443	191,953	537,500	687,500	6,892,396
Clayton A. Carrell	5,415,638	94,027	890,531	606,250	715,000	7,721,446
Derek W. Cutright	2,142,400	51,331	426,832	132,500	165,000	2,918,063
John P. Kelly	2,163,200	51,830	430,976	132,500	165,000	2,943,506

(a)
Reflects cash severance payments equal to 2.99 (for Messrs. Way, Giesler and Carrell) or 2.0 (for Messrs. Cutright and Kelly) times the sum of (x) the executive’s base salary as of the executive’s termination date plus (y) the executive’s maximum bonus opportunity available to the executive under the annual incentive bonus program for the year of such named executive officer’s termination of employment. The amount shown in this column is considered to be a “double-trigger” payment, which means that both a change in control, such as the Merger, and another event (i.e., a qualifying termination of employment without cause or for good reason within the three-year period following a change in control or a Deemed Eligible Termination six (6) months prior to the change in control) must occur prior to such payment being provided to the executive officer.

(b)
Reflects the portion of the 2024 bonus that has been accrued to each executive, which for purposes of this disclosure is based on a prorated portion of the executive’s target bonus, and would become payable upon a qualifying termination under each executive’s separation agreement. The amount shown in this column is considered to be a “double-trigger” payment, which means that both a change in control, such as the Merger, and another event (i.e., a qualifying termination of employment without cause or for good reason within the three-year period following a change in control or a Deemed Eligible Termination six (6) months prior to the change in control) must occur prior to such payment being provided to the executive officer.

(c)
Reflects the 2023 bonus that has been earned, but not yet paid and would become payable upon a qualifying termination under each executive’s separation agreement. The amount shown in this column is considered to be a “double-trigger” payment, which means that both a change in control, such as the Merger, and another event (i.e., a qualifying termination of employment without cause or for good reason within the three (3)-year period following a change in control or a Deemed Eligible Termination six (6) months prior to the change in control) must occur prior to such payment being provided to the executive officer. A portion of Mr. Giesler’s 2023 bonus was paid to him in December 2023.

(d)
The value reported for the Southwestern Single-Trigger PCU Awards assumes achievement based on the target performance level (i.e., payout at 100% of the number of shares covered by such awards). As described in more detail in “The Merger — Treatment of Southwestern Long-Term Incentive Awards in the Merger” and “The Merger — Interests of Certain Southwestern Directors and Executive Officers in the Merger — Change in Control Payments and Benefits”, the performance condition results for the Southwestern Single-Trigger PCU Awards will be measured at the closing based on achievement of the applicable performance metrics at the greater of (A) the percentage earned based on actual performance determined as of immediately prior to the Effective Time in accordance with the terms of the applicable Southwestern Single-Trigger PCU Award agreement, which be up to 200% of target performance, and (B) the target performance level. Consequently, the amounts received by the named executive officers could differ from the amounts shown. Each named executive officer’s unvested Southwestern Single-Trigger PCU Awards will become fully vested at the Effective Time and such accelerated vesting is considered to be a “single-trigger” payment.

(e)
The value reported for the Southwestern Double-Trigger PCU Awards assumes achievement based on the target performance level (i.e., payout at 100% of the number of shares covered by such awards). As described in more detail in “The Merger — Treatment of Southwestern Long-Term Incentive Awards in the Merger” and “The Merger — Interests of Certain Southwestern Directors and Executive Officers in the Merger — Change in Control Payments and Benefits”, the performance condition results for the Southwestern Double-Trigger PCU Awards will be measured at the closing based on achievement of the applicable performance metrics at the greater of (A) the percentage earned based on actual performance determined as of immediately prior to the Effective Time in accordance with the terms of the applicable Southwestern Double-Trigger PCU Award agreement, which be up to 200% of target performance, and (B) the target performance level. Consequently, the amounts received by the named executive officers could differ from the amounts shown. The accelerated vesting of the Southwestern Double-Trigger PCU Awards is considered to be a “double-trigger” payment, which means that both a change in control, such as the Merger, and another event (i.e., a qualifying termination of employment without cause or for good reason within the twelve-month period following a change in control) must occur prior to such payments being provided to the executive officer and have been calculated assuming a qualifying termination on the Estimated Closing Date.

(2)
These amounts reflect the value of Southwestern Restricted Stock Awards, Southwestern Single-Trigger RSU Awards, Southwestern Double-Trigger RSU Awards, Southwestern Single-Trigger Performance Unit Awards and Southwestern Double-Trigger Performance Unit Awards, as described under “The Merger — Treatment of Southwestern Long-Term Incentive Awards in the Merger” and “The Merger — Interests of Certain Southwestern Directors and Executive Officers in the Merger — Change in Control Payments and Benefits.” The amount is based on the Estimated Closing Value. Details of the equity award payments are shown in the following supplemental table:

Name	Single-Trigger RSU Awards ($)(a)	Double-Trigger RSU Awards ($)(b)	Single-Trigger Performance Unit Awards ($)(c)	Double-Trigger Performance Unit Awards ($)(d)	Equity Total ($)
William J. Way	1,442,674	10,575,866	2,164,008	2,719,200	16,901,748
Carl F. Giesler, Jr.	529,102	3,724,954	793,650	831,072	5,878,778
Clayton A. Carrell	596,772	3,873,936	895,158	864,336	6,230,202
Derek W. Cutright	130,442	832,550	195,690	199,452	1,358,134
John P. Kelly	130,442	832,550	195,690	199,452	1,358,134

(a)
Reflects each named executive officer’s unvested Southwestern Single-Trigger RSU Awards which are “single-trigger” arrangements (i.e., vesting is triggered by a change in control for which payment is not conditioned upon a subsequent termination of the executive officer).

(b)
Reflects each named executive officer’s unvested Southwestern Double-Trigger RSU Awards, which are subject to “double-trigger” vesting, which means that both a change in control, such as the Merger, and another event (i.e., a qualifying termination of employment without cause or for good reason within the twelve-month period following a change in control) must occur prior to such payments being provided to the executive officer and have been calculated assuming a qualifying termination on the Estimated Closing Date.
(c)
Reflects each named executive officer’s unvested Southwestern Single-Trigger Performance Unit Awards which are “single-trigger” arrangements (i.e., vesting is triggered by a change in control for which payment is not conditioned upon a subsequent termination of the executive officer). The value reported for the Southwestern Single-Trigger Performance Unit Awards assumes achievement based on the target performance level (i.e., payout at 100% of the number of shares covered by such awards). As described in more detail in “The Merger — Treatment of Southwestern Long-Term Incentive Awards in the Merger” and “The Merger — Interests of Certain Southwestern Directors and Executive Officers in the Merger — Change in Control Payments and Benefits”, the performance condition results for the Southwestern Single-Trigger Performance Unit Awards will be measured at the closing based on achievement of the applicable performance metrics at the greater of (A) the level based on actual performance determined as of immediately prior to the Effective Time in accordance with the terms of the applicable Southwestern Single-Trigger Performance Unit Award agreement, which could be up to 200% of target performance, and (B) the target performance level. Consequently, the amounts received by the named executive officers could differ from the amounts shown.

(d)
Reflects each named executive officer’s unvested Southwestern Double-Trigger Performance Unit Awards, which are subject to “double-trigger” vesting, which means that both a change in control, such as the Merger, and another event (i.e., a qualifying termination of employment without cause or for good reason within the twelve-month period following a change in control) must occur prior to such payments being provided to the executive officer and have been calculated assuming a qualifying termination on the Estimated Closing Date. The value reported for the Southwestern Double-Trigger Performance Unit Awards assumes achievement based on the target performance level (i.e., payout at 100% of the number of shares covered by such awards). As described in more detail in “The Merger — Treatment of Southwestern Long-Term Incentive Awards in the Merger” and “The Merger —  Interests of Certain Southwestern Directors and Executive Officers in the Merger — Change in Control Payments and Benefits”, the performance condition results for the Southwestern Double-Trigger Performance Unit Awards will be measured at the closing based on achievement of the applicable performance metrics at the greater of (A) the level based on actual performance determined as of immediately prior to the Effective Time in accordance with the terms of the applicable Southwestern Double-Trigger Performance Unit Award agreement, which could be up to 200% of target performance, and (B) the target performance level. Consequently, the amounts received by the named executive officers could differ from the amounts shown.

(3)
Amounts shown reflect continued health and welfare benefits coverage to be provided at Southwestern’s expense for each of the executive officers and his or her eligible dependents for a period of three years pursuant to the Southwestern severance agreements, as described under “The Merger —  Interests of Certain Southwestern Directors and Executive Officers in the Merger — Change in Control Payments and Benefits”, and is considered to be a “double-trigger” benefit, which means that both a change of control, such as the Merger, and another event (i.e., a qualifying termination of employment without cause or for good reason within the three (3)-year period following a change in control or a Deemed Eligible Termination six (6) months prior to the change in control) must occur prior to such benefits being provided to the executive officer. As noted above, receipt of payments and benefits under the Southwestern severance agreements is subject to the executive officer’s compliance with certain restrictive covenants.

Indemnification and Insurance
The Merger Agreement provides that the executive officers and directors of Southwestern and its subsidiaries will have the right to indemnification and continued coverage under directors’ and officers’ liability insurance policies for at least six years following the Effective Time. Please see “The Merger Agreement — Indemnification; Directors’ and Officers’ Insurance.”

Board of Directors of the Combined Company Following Completion of the Merger
The Chesapeake Board at the Effective Time is expected to be composed of eleven members, including four individuals selected by Southwestern. The four Southwestern director nominees are: Catherine A. Kehr, John D. Gass, Shameek Konar and Anne Taylor.
The management of Chesapeake following the completion of the Merger will include officers and other key employees from Chesapeake and Southwestern. For additional information regarding the Chesapeake Board and the management of Chesapeake following the completion of the Merger, please see “The Merger Agreement — Organizational Documents; Directors and Officers.”
Treatment of the Southwestern Equity Awards in the Merger
The Merger Agreement also specifies the treatment of outstanding Southwestern long-term incentive awards in connection with the Merger, which shall be treated as follows at the Effective Time:
•
each outstanding Southwestern Restricted Stock Award will automatically vest in full, any restrictions with respect to each such Southwestern Restricted Stock Award shall lapse and each such Southwestern Restricted Stock Award will convert into the right to receive a number of shares of Chesapeake Common Stock equal to (i) the Exchange Ratio, multiplied by (ii) the total number of shares of Southwestern Common Stock attributable to such Southwestern Restricted Stock Award;

•
each outstanding Southwestern Director RSU Award will automatically vest in full, be canceled, and convert into the right to receive a number of shares of Chesapeake Common Stock equal to (i) the Exchange Ratio, multiplied by (ii) the total number of shares of Southwestern Common Stock subject to such Southwestern Director RSU Award, together with accrued dividend equivalent payments in each case issuable and payable at the time or times specified in Southwestern’s Nonemployee Director Deferred Compensation Plan and in accordance with such director’s deferral elections as set forth in the applicable Deferred Compensation Agreement;

•
each outstanding Southwestern Single-Trigger RSU Award will vest in full, be canceled and convert into the right to receive a number of shares of Chesapeake Common Stock equal to (A) the Exchange Ratio, multiplied by (B) the total number of shares of Southwestern Common Stock subject to each such Southwestern Single-Trigger RSU Award, together with accrued dividend equivalent payments, in each case issuable and payable in accordance with the terms of the applicable Southwestern Single-Trigger RSU Award agreement;

•
each outstanding Southwestern Double-Trigger RSU Award will be canceled and convert into a Parent RSU Award equal to the product (rounded to the nearest whole share) of (i) the total number of shares of Southwestern Common Stock subject to such Southwestern Double-Trigger RSU Award immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio. Such Parent RSU Award will vest and be payable on the same terms and conditions (including “double-trigger” vesting provisions) as are set forth in the corresponding Southwestern Double-Trigger RSU Award agreement (except that such award will be payable in Chesapeake Common Stock);

•
each outstanding Southwestern Single-Trigger Performance Unit Award will (A) automatically vest in full and become payable at the greater of (1) the level based on actual performance determined as of immediately prior to the Effective Time in accordance with the terms of the applicable Southwestern Single-Trigger Performance Unit Award agreement and (2) the target level, and (B) be canceled and convert into the right to receive a number of shares of Chesapeake Common Stock equal to (1) the Exchange Ratio, multiplied by (2) the number of Earned Company Performance Shares, together with accrued dividend equivalent payments, in each case issuable and payable in accordance with the terms of the applicable Southwestern Single-Trigger Performance Unit Award agreement;

•
each outstanding Southwestern Double-Trigger Performance Unit Award will be deemed to correspond to a number of Earned Company Performance Shares determined in the same manner as described in the immediately foregoing bullet point, and will be canceled and convert into a Parent RSU Award in respect of that number of shares of Chesapeake Common Stock (rounded to the nearest whole share) equal to the product (rounded to the nearest whole share) of (i) the number of Earned Company Performance Shares with respect to such Southwestern Double-Trigger

Performance Unit Award multiplied by (ii) the Exchange Ratio. Such Parent RSU Award will vest at the end of the original performance period associated with the corresponding Southwestern Double-Trigger Performance Unit Award and will otherwise be subject to and payable on the same terms and conditions (including “double-trigger” vesting provisions) as are set forth in the corresponding Southwestern Double-Trigger Performance Unit Award agreement (except that such award will be payable in shares of Chesapeake Common Stock and will no longer be subject to performance-based vesting conditions);
•
each outstanding Southwestern Single-Trigger PCU Award will automatically vest in full and become payable in cash in an amount equal to $1.00 multiplied by the greater of (A) the percentage earned based on actual performance determined as of immediately prior to the Effective Time in accordance with the terms of the applicable Southwestern Single-Trigger PCU Award agreement and (B) 100%; and

•
each outstanding Southwestern Double-Trigger PCU Award will be deemed earned at a level equal to $1.00 multiplied by the greater of (i) the percentage earned based on actual performance determined as of immediately prior to the Effective Time in accordance with the terms of the applicable Southwestern Double-Trigger PCU Award agreement and (ii) 100%. Such amount will vest and be payable in cash at the end of the original performance period associated with the corresponding Southwestern Double-Trigger PCU Award and will otherwise be subject to and payable on the same terms and conditions (including “double-trigger” vesting provisions) as are set forth in the corresponding Southwestern Double-Trigger PCU Award agreement, except that such award will no longer be subject to performance-based vesting conditions.

Accounting Treatment of the Merger
In accordance with accounting principles generally accepted in the United States and in accordance with FASB’s ASC 805 — Business Combinations, Chesapeake will account for the Merger as an acquisition of a business.
Regulatory Approvals
The completion of the Merger is subject to antitrust review in the United States. Under the HSR Act and the rules promulgated thereunder, certain transactions, including the Merger, may not be completed unless certain waiting periods have expired or been terminated. The HSR Act provides that each party must file an HSR notification with the FTC and the DOJ. A transaction notifiable under the HSR Act may not be completed until the expiration of a thirty-day waiting period following the parties’ filings of their respective HSR notifications or the early termination of that waiting period.
Chesapeake and Southwestern have submitted the required HSR notifications to the FTC and the DOJ on February 1, 2024. Chesapeake pulled its HSR filing and refiled it on March 5, 2024. On April 4, 2024, Chesapeake and Southwestern each received a Second Request from the FTC in connection with the FTC’s review of the Merger. Issuance of the Second Request extends the waiting period imposed by the HSR Act until 30 days after Chesapeake and Southwestern have each substantially complied with the Second Request, unless that period is extended voluntarily by the parties or terminated sooner by the FTC. Chesapeake and Southwestern will continue to work cooperatively with the FTC in its review of the Merger, and now expect that the Merger will be completed in the second half of 2024, subject to the fulfillment of the other closing conditions, including approvals of Chesapeake and Southwestern shareholders. The expiration or early termination of any HSR Act waiting period would not preclude the DOJ or the FTC from challenging the Merger on antitrust grounds or from seeking to preliminarily or permanently enjoin the proposed Merger.
Chesapeake and Southwestern have agreed in the Merger Agreement to use their respective reasonable best efforts, subject to certain limitations, to make any filings required under the HSR Act in connection with the Merger and to obtain the expiration or termination of any waiting period under the HSR Act applicable to the Merger. Chesapeake and Southwestern have agreed to use reasonable best efforts to obtain regulatory approvals required to complete the Merger, including agreeing to:
•
propose, negotiate, agree to, and effect the sale, leasing, licensing, divestiture or other disposition of any assets, operations, businesses or interests of Chesapeake or Southwestern and their respective subsidiaries and affiliates;

•
terminate existing relationships, contractual rights or obligations of Chesapeake or Southwestern and their respective subsidiaries and affiliates;

•
terminate any venture or other arrangement of Chesapeake or Southwestern and their respective subsidiaries and affiliates;

•
create any relationship, contractual rights or obligations binding on Chesapeake or Southwestern and their respective subsidiaries and affiliates;

•
effectuate any other change or restructuring of Chesapeake or Southwestern and their respective subsidiaries and affiliates; or

•
agree to restrictions or actions that after the Closing would limit Chesapeake’s or its subsidiaries’ freedom of action or operation;

provided, however, that Chesapeake is not required to take any of the actions described in the bullets above, that would or would reasonably be expected to, either individually or in the aggregate, have a material adverse effect on the financial condition, business, assets or results of operations of Chesapeake, Southwestern and their respective subsidiaries, taken as a whole; provided, however, that for this purpose, Chesapeake, Southwestern and their respective subsidiaries, taken as a whole, will be deemed a consolidated group of entities of the size and scale of a hypothetical company that is 100% of the size of Southwestern and its subsidiaries, taken as a whole, taking into account the terms of any divestiture or other disposition of assets, as of the date of the Merger Agreement.
In addition, subject to the bullets above, if a proceeding is instituted by any governmental authority challenging the validity or legality or seeking to restrain the consummation of the Merger, Chesapeake and Southwestern have agreed to use their reasonable best efforts to resist, resolve, or if necessary defend against such proceeding.
Although Chesapeake and Southwestern currently believe they should be able to obtain all required regulatory approvals in a timely manner, the parties cannot be certain when or if they will obtain them or, if obtained, whether the approvals will contain terms, conditions or restrictions not currently contemplated that will be detrimental to Chesapeake after the completion of the Merger.
The approval of an application for regulatory approval means only that the regulatory criteria for approval have been satisfied or waived. It does not mean that the approving regulatory authority has determined that the Merger Consideration to be received by holders of Southwestern Common Stock and/or the Merger is fair to Southwestern shareholders. Regulatory approval does not constitute an endorsement or recommendation of the Merger by any regulatory authority.
At any time before or after the expiration or termination of the applicable waiting period, or any extension thereof, under the HSR Act, or before or after the Merger is completed, the DOJ or the FTC may take action under the antitrust laws in opposition to the Merger, including seeking to enjoin completion of the Merger, to rescind the Merger or to conditionally permit completion of the Merger subject to concessions or conditions. In addition, U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin the completion of the Merger or permitting completion subject to concessions or conditions. Private parties may also seek to take legal action under the antitrust laws under some circumstances. Although neither Chesapeake nor Southwestern believes that the Merger will violate the antitrust laws, there can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.
No Assurances of Obtaining Approvals
There can be no assurances that any of the regulatory approvals described above will be obtained and, if obtained, there can be no assurance as to the timing of such approvals, the ability to obtain such approvals on satisfactory terms or the absence of any litigation challenging such approvals.
Dividend Policy
Although Chesapeake has paid cash dividends on Chesapeake Common Stock in the past, the Chesapeake Board may determine not to declare dividends in the future or may reduce the amount of dividends paid in the future. Pursuant to the Merger Agreement, Chesapeake will not, and will not permit its subsidiaries to, until the earlier of the Effective Time and the termination of the Merger Agreement, declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, Chesapeake or its subsidiaries, except for (i) regular quarterly cash dividends payable by Chesapeake in the ordinary course (and pursuant to the formula set forth in Chesapeake’s dividend policy which is set forth on the disclosure letter Chesapeake delivered to Southwestern (which, for avoidance of doubt, excluding any special dividends)) and (ii) dividends and distributions by a direct or indirect wholly owned subsidiary of Chesapeake to Chesapeake or another direct or indirect wholly owned subsidiary of Chesapeake. Following the closing of the Merger, Chesapeake expects to continue its dividend strategy. Under this strategy, Chesapeake plans to continue to pay, on a quarterly basis, a dividend to its shareholders. The declaration and payment of any future dividend will remain at the full discretion of the Chesapeake Board and will depend on various factors, some of which are beyond Chesapeake’s control, including its working capital needs, its ability to borrow, the restrictions contained in its indentures and credit facility, its debt-service requirements and the cost of acquisitions, if any. For additional information regarding risks associated with Chesapeake’s dividends, please see “Risk Factors — Declaration, payment and amounts of dividends, if any, distributed to shareholders of the combined company will be uncertain.”
Listing of Chesapeake Common Stock; Delisting of Southwestern Common Stock.
Prior to the Effective Time, Chesapeake has agreed to take all action necessary to cause the shares of Chesapeake Common Stock to be issued in the Merger to be approved for listing on Nasdaq, subject to official notice of issuance. If the Merger is completed, Southwestern Common Stock will cease to be listed on the NYSE and will be deregistered under the Exchange Act.
No Appraisal Rights
Appraisal rights are statutory rights that, if applicable under law, enable shareholders of a corporation or shareholders of a limited partnership, as applicable, to dissent from a Merger and to demand that such corporation or limited partnership pay the fair value for their shares or shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to such shareholders or shareholders in connection with the transaction. Under the DGCL (with respect to the Southwestern shareholders) and the OGCA (with respect to the Chesapeake shareholders), neither Southwestern shareholders nor Chesapeake shareholders, respectively, are entitled to appraisal rights or dissenters’ rights in connection with the Merger or the issuance of shares of Chesapeake Common Stock in the Merger.
No dissenters’ or appraisal rights will be available with respect to the Merger, the Stock Issuance Proposal or any of the other transactions contemplated by the Merger Agreement.
Litigation Relating to the Merger
As of April 11, 2024, one complaint has been filed by a purported Chesapeake stockholder against Chesapeake and the members of the Chesapeake Board alleging, among other things, that the defendants caused to be filed a materially misleading and incomplete registration statement on February 29, 2024 in violation of Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder and seeking to enjoin the merger and obtain other relief: Gerald Joseph Lovoi v. Chesapeake Energy Corp., et al., No. 1:24-cv-01896 (S.D.N.Y Mar. 13, 2024). Chesapeake believes that the claims in the complaint are without merit and intends to vigorously defend against them. Southwestern has received one demand for books and records under Section 220 of the DGCL seeking review of certain Southwestern books and records related to the Transactions and also requesting that Chesapeake and Southwestern disclose additional Merger-related information.

THE MERGER AGREEMENT
The following description sets forth the principal terms of the Merger Agreement, which is attached as Annex A and incorporated by reference into this joint proxy statement/prospectus. The rights and obligations of the parties are governed by the express terms and conditions of the Merger Agreement and not by this description, which is summary by nature. This description does not purport to be complete and is qualified in its entirety by reference to the complete text of the Merger Agreement. You are encouraged to read the Merger Agreement carefully and in its entirety, as well as this joint proxy statement/prospectus, before making any decisions regarding any of the proposals described in this joint proxy statement/prospectus. This section is only intended to provide you with information regarding the terms of the Merger Agreement. Neither Chesapeake nor Southwestern intends that the Merger Agreement will be a source of business or operational information about Chesapeake or Southwestern. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this joint proxy statement/prospectus and in the public filings Chesapeake and Southwestern make with the SEC, as described in “Where You Can Find More Information.”
Explanatory Note Regarding the Merger Agreement
The Merger Agreement and this summary are included solely to provide you with information regarding the terms of the Merger Agreement. Factual disclosures about Chesapeake, Southwestern or any of their respective subsidiaries or affiliates contained in this proxy statement/prospectus or in Chesapeake’s or Southwestern’s public reports filed with the SEC may supplement, update or modify the factual disclosures about Chesapeake or Southwestern, as applicable, contained in the Merger Agreement. The representations, warranties and covenants made in the Merger Agreement by Chesapeake, Southwestern, Merger Sub Inc and Merger Sub LLC were made solely for the purposes of the Merger Agreement and as of specific dates and were qualified and subject to important limitations agreed to by Chesapeake, Southwestern, Merger Sub Inc and Merger Sub LLC in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to complete the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a different standard of materiality from the materiality standard generally applicable to shareholders and reports and documents filed with the SEC, and in some cases were qualified by the matters contained in the respective disclosure letters that Chesapeake and Southwestern delivered to each other in connection with the Merger Agreement, which disclosures were not reflected in the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/ prospectus, may have changed since January 10, 2024. You should not rely on the Merger Agreement representations, warranties, covenants or any descriptions thereof as characterizations of the actual state of facts of Chesapeake, Southwestern, Merger Sub Inc and Merger Sub LLC or any of their respective subsidiaries or affiliates.
The Merger
Upon the terms and subject to the conditions of the Merger Agreement, at the Effective Time, Merger Sub Inc will be merged with and into Southwestern in accordance with the DGCL. As a result of the Merger, the separate existence of Merger Sub Inc will cease and Southwestern will continue its existence under the laws of the State of Delaware as the surviving entity (in such capacity, the “Surviving Corporation”).
At the Effective Time, the Merger will have the effects set forth in the Merger Agreement and the applicable provisions of the DGCL and all the property, rights, privileges, powers and franchises of each of Southwestern and Merger Sub Inc will vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of Southwestern and Merger Sub Inc will become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

Closing
Unless otherwise mutually agreed to in writing between Chesapeake and Southwestern, the completion of the Merger will take place at 9:00 a.m. Central Time on the date that is three business days immediately following the satisfaction or waiver of the conditions to the completion of the Merger (other than any such conditions that by their nature cannot be satisfied until the closing date, which will be required to be so satisfied or (to the extent permitted by applicable law) waived in accordance with the Merger Agreement on the closing date). For more information on the conditions to the completion of the Merger, please see the section entitled “The Merger Agreement — Conditions to the Completion of the Merger” beginning on page 186. The date on which the completion of the Merger occurs is referred to herein as the “closing date.”
As soon as practicable on the closing date, certificates of merger prepared and executed in accordance with the relevant provisions of the DGCL will be filed with the Office of the Secretary of State of the State of Delaware and the Merger will become effective upon the filing and acceptance of such certificates of merger with the Office of the Secretary of State of the State of Delaware, or at such later time as agreed in writing by Chesapeake and Southwestern and specified in such certificates of merger.
Organizational Documents; Directors and Officers
At the Effective Time, the certificate of incorporation of Southwestern in effect immediately prior to the Effective Time (the “Southwestern Certificate of Incorporation”) shall be amended and restated in its entirety as of the Effective Time to be in the form set forth in Exhibit A of the Merger Agreement and the bylaws of Southwestern (the “Southwestern Bylaws”) in effect immediately prior to the Effective Time shall be amended and restated in their entirety as of the Effective Time to be in the form set forth in Exhibit B of the Merger Agreement, and shall be the certificate of incorporation and bylaws, respectively, of the Surviving Corporation from and after the Effective Time, in each case until duly amended and/or restated in accordance with their respective terms and applicable law.
At the Effective Time, unless otherwise agreed to by Chesapeake and Southwestern, Chesapeake shall take all actions necessary to cause the Chesapeake Board to consist, at the Effective Time, of eleven (11) members, including four (4) individuals selected by Southwestern, each of whom is a member of the Southwestern Board as of the date of the Merger Agreement and will meet the requirements under the rules and regulations of Nasdaq to be considered an independent director on the Chesapeake Board, which directors will serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the organizational documents of Chesapeake and applicable law. The four (4) Southwestern director nominees are: Catherine A. Kehr, John D. Gass, Shameek Konar and Anne Taylor.
Post-Closing Merger
Immediately following the Effective Time, Surviving Corporation shall merge with and into Merger Sub LLC (the “LLC Sub Merger”), with Merger Sub LLC continuing as the surviving entity in such merger as a wholly owned subsidiary of Chesapeake, pursuant to a merger agreement substantially in the form set forth in Exhibit C of the Merger Agreement (the “LLC Sub Merger Agreement”). At the time of and immediately after the LLC Sub Merger, Chesapeake shall own all of the membership interests and other equity, if any, in Merger Sub LLC and shall be the sole member of Merger Sub LLC, and Merger Sub LLC shall be treated as an entity disregarded as separate from Chesapeake for U.S. federal income tax purposes.
Effect of the Merger on Capital Stock; Merger Consideration
At the Effective Time, by virtue of the Merger and without any action on the part of Chesapeake, Merger Sub Inc, Southwestern or any holder of any securities of Chesapeake, Merger Sub Inc or Southwestern, each share of Southwestern Common Stock issued and outstanding immediately prior to the Effective Time (excluding any Excluded Shares (as such term is defined below)) (such shares of Southwestern Common Stock, the “Eligible Shares”), will be converted into the right to receive a number of validly issued, fully-paid and nonassessable shares of Chesapeake Common Stock equal to the Exchange Ratio (the “Merger Consideration”). As used in the Merger Agreement, “Exchange Ratio” means 0.0867.

All Eligible Shares when so converted, shall cease to be outstanding and shall automatically be canceled and cease to exist and each holder of an Eligible Share that was outstanding immediately prior to the Effective Time shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, any dividends or other distributions paid with respect to the portion of the Merger Consideration that consists of Chesapeake Common Stock following the Effective Time and any cash to be paid in lieu of any fractional shares of Chesapeake Common Stock, pursuant to the terms of the Merger Agreement.
All shares of Southwestern Common Stock held by Southwestern as treasury shares or by Chesapeake or Merger Sub Inc immediately prior to the Effective Time and, in each case, not held on behalf of third parties (collectively, the “Excluded Shares”) will automatically be canceled and cease to exist as of the Effective Time, and no consideration will be delivered in exchange for Excluded Shares.
In the event of any change in the number of shares of Southwestern Common Stock or Chesapeake Common Stock or securities convertible or exchangeable into or exercisable for shares of Southwestern Common Stock or Chesapeake Common Stock (in each case issued and outstanding after January 10, 2024 and before the Effective Time) by reason of any stock split, reverse stock split, stock dividend, subdivision, reclassification, recapitalization, combination, exchange of shares or the like, the Exchange Ratio will be equitably adjusted to reflect the effect of such change.
Treatment of Southwestern Long-Term Incentive Awards in the Merger
At the Effective Time, each outstanding Southwestern Restricted Stock Award will automatically, and without any action on the part of the holder thereof, vest in full and the restrictions with respect thereto shall lapse, and each such Southwestern Restricted Stock Award will convert into the right to receive a number of shares of Chesapeake Common Stock equal to (i) the Exchange Ratio, multiplied by (ii) the total number of shares of Southwestern Common Stock attributable to such Southwestern Restricted Stock Award.
At the Effective Time, each outstanding Southwestern Director RSU Award will automatically and without any action on the part of the holder thereof, vest in full as of the closing date, and each such Southwestern Director RSU Award will be canceled and convert into the right to receive a number of shares of Chesapeake Common Stock equal to (A) the Exchange Ratio, multiplied by (B) the total number of shares of Southwestern Common Stock subject to such Southwestern Director RSU Award, together with accrued dividend equivalent payments, in each case issuable and payable at the time(s) as specified in Southwestern’s Nonemployee Director Deferred Compensation Plan and in accordance with such Director’s deferral elections as set forth in the applicable Deferred Compensation Agreement.
At the Effective Time, each outstanding Southwestern Single-Trigger RSU Award will be deemed to be fully vested as of the closing date, and each such Southwestern Single-Trigger RSU Award will be canceled and convert into the right to receive a number of shares of Chesapeake Common Stock equal to (1) the Exchange Ratio, multiplied by (2) the total number of shares of Southwestern Common Stock subject to each such Southwestern Single-Trigger RSU Award, together with accrued dividend equivalent payments, in each case issuable and payable in accordance with the terms of the applicable Southwestern Single-Trigger RSU Award agreement.
At the Effective Time, each outstanding Southwestern Double-Trigger RSU Award will be canceled and convert into a Parent RSU Award in respect of that number of shares of Chesapeake Common Stock (rounded to the nearest whole share) equal to the product of (1) the total number of shares of Southwestern Common Stock subject to such Southwestern Double-Trigger RSU Award immediately prior to the Effective Time multiplied by (2) the Exchange Ratio. Such Parent RSU Award will vest and be payable on the same terms and conditions (including “double-trigger” vesting provisions) as are set forth in the corresponding Southwestern Double-Trigger RSU Award agreement (except that such award will be payable in Chesapeake Common Stock).
At the Effective Time, each outstanding Southwestern Single-Trigger Performance Unit Award will (I) automatically, by virtue of the occurrence of the closing, be deemed to be fully vested and payable at the greater of (1) the level based on actual performance determined as of immediately prior to the Effective

Time in accordance with the terms of the applicable Southwestern Single-Trigger Performance Unit Award agreement and (2) target level, and (II) be canceled and convert into the right to receive a number of shares of Chesapeake Common Stock equal to (x) the Exchange Ratio, multiplied by (y) the number of Earned Southwestern Performance Shares, together with accrued dividend equivalent payments, in each case issuable and payable in accordance with the terms of the applicable Southwestern Single-Trigger Performance Unit Award agreement.
At the Effective Time, each outstanding Southwestern Double-Trigger Performance Unit Award will be deemed to correspond to a number of Earned Southwestern Performance Shares determined in the same manner as described in the immediately preceding paragraph and will be canceled and convert into a Parent RSU Award in respect of that number of shares of Chesapeake Common Stock (rounded to the nearest whole share) equal to (1) the number of Earned Southwestern Performance Shares with respect to such Southwestern Double-Trigger Performance Unit Award multiplied by (2) the Exchange Ratio. Such Parent RSU Award will vest at the end of the original performance period associated with the corresponding Southwestern Double-Trigger Performance Unit Award and will otherwise be subject to and payable on the same terms and conditions (including “double-trigger” vesting provisions) as are set forth in the corresponding Southwestern Double-Trigger Performance Unit Award agreement (except that such award will be payable in Chesapeake Common Stock and will no longer be subject to performance-based vesting conditions).
At the Effective Time, each outstanding Southwestern Single-Trigger PCU Award will automatically, by virtue of the occurrence of the closing, be deemed to be fully vested as of the closing date and payable in cash in an amount equal to $1.00 for each unit granted under such Southwestern Single-Trigger PCU Award multiplied by the greater of (1) the percentage earned based on actual performance determined as of immediately prior to the Effective Time in accordance with the terms of the applicable Southwestern Single-Trigger PCU Award agreement and (2) 100%.
At the Effective Time, each outstanding Southwestern Double-Trigger PCU Award will be deemed earned at a level equal to $1.00 for each unit granted under such Southwestern Double-Trigger PCU Award multiplied by the greater of (1) the percentage earned based on actual performance determined as of immediately prior to the Effective Time in accordance with the terms of the applicable Southwestern Double-Trigger PCU Award agreement and (2) 100%. Such amount will vest and be payable in cash at the end of the original performance period associated with the corresponding, except that such award will no longer be subject to performance-based vesting conditions and will otherwise be subject to and payable on the same terms and conditions (including “double-trigger” vesting provisions) as are set forth in the corresponding Southwestern Double-Trigger PCU Award agreement, except that such award will no longer be subject to performance-based vesting conditions.
Chesapeake Actions
Chesapeake will take all actions that are necessary for the treatment of Southwestern incentive awards pursuant to the section above, including the reservation, issuance and listing of Chesapeake Common Stock as necessary to effect the transactions contemplated by the section above. If registration of any plan interests in any Southwestern benefit plan or the shares of Chesapeake Common Stock issuable in satisfaction of any Southwestern incentive awards following the Effective Time (and giving effect to the section above) is required under the Securities Act, Chesapeake will file with the SEC as soon as reasonably practicable on or after the closing date a registration statement on Form S-8 with respect to such plan interests or shares of Chesapeake Common Stock, and will use its reasonable best efforts to maintain the effectiveness of such registration statement for so long as the relevant Southwestern benefit plan or Southwestern incentive awards remain outstanding or in effect and such registration of interests therein or the shares of Chesapeake Common Stock issuable thereunder continues to be required. With respect to those individuals who will be subject to the reporting requirements under Section 16(a) of the Exchange Act subsequent to the Effective Time, where applicable, Chesapeake will administer the Southwestern incentive awards assumed pursuant to the section above in a manner that complies with Rule 16b-3 promulgated under the Exchange Act.
Payment for Securities; Exchange
Prior to the closing, Chesapeake has agreed to enter into an agreement with Chesapeake’s or Southwestern’s transfer agent to act as agent for the holders of Southwestern Common Stock in connection with the Merger (the “Exchange Agent”). On the closing date and prior to the filing of the certificate of merger, Chesapeake has agreed to deposit with the Exchange Agent, for the benefit of the holders of Eligible Shares of Southwestern Common Stock, the number of shares of Chesapeake Common Stock distributable as Merger Consideration pursuant to the Merger Agreement and sufficient cash to make delivery of any payments in lieu of fractional shares. Chesapeake has also agreed to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay certain dividends and other distributions on shares of Chesapeake Common Stock issuable as Merger Consideration. Chesapeake or the Surviving Corporation will pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of shares pursuant to the Merger Agreement.
Certificates
As soon as practicable after the Effective Time, Chesapeake has agreed to cause the Exchange Agent to deliver to each record holder of Southwestern Common Stock represented by a certificate, as of immediately prior to the Effective Time, a letter of transmittal and instructions for use in effecting the surrender of Southwestern Common Stock Certificates for payment of the Merger Consideration. Upon surrender to the Exchange Agent of a Southwestern Common Stock Certificate (or an affidavit of loss in lieu of the certificate), together with the letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other customary documents as may be reasonably required by the Exchange Agent, the holder of such Southwestern Common Stock Certificate will be entitled to receive in exchange therefor (A) the number of Chesapeake Common Stock (which will be in uncertificated book-entry form) representing, in the aggregate, the whole number of shares of Chesapeake Common Stock, if any, that such holder has the right to receive pursuant to the Merger Agreement (after taking into account all Eligible Shares of Southwestern Common Stock then held by such holder) and (B) a check or wire transfer in an aggregate amount equal to the cash payable in lieu of any fractional shares of Chesapeake Common Stock and dividends and other distributions on the shares of Chesapeake Common Stock issuable as Merger Consideration, subject to applicable provisions of the Merger Agreement.
Non-DTC Book-Entry Shares
As soon as practicable after the Effective Time, Chesapeake has agreed to cause the Exchange Agent to deliver to each record holder, as of immediately prior to the Effective Time, of Southwestern book-entry shares not held through DTC, (A) a statement reflecting the number of shares of Chesapeake Common Stock (which will be in uncertificated book-entry form) representing, in the aggregate, the whole number of shares of Chesapeake Common Stock, if any, that such holder has the right to receive pursuant to the Merger Agreement (after taking into account all Eligible Shares of Southwestern Common Stock held by such holder immediately prior to the Effective Time) and (B) a check or wire transfer in an aggregate amount equal to the cash payable in lieu of any fractional shares of Chesapeake Common Stock and dividends and other distributions on the shares of Chesapeake Common Stock issuable as Merger Consideration to which such holder is entitled, subject to applicable provisions of the Merger Agreement.
DTC Book-Entry Shares
With respect to Southwestern book-entry shares held through DTC, Chesapeake and Southwestern have agreed to cooperate to establish procedures with the Exchange Agent and DTC to ensure the Exchange Agent will transmit to DTC or its nominees as soon as reasonably practicable on or after the closing date, upon surrender of Eligible Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the Merger Consideration, the cash to be paid in lieu of any fractional shares of Chesapeake Common Stock and any dividends and other distributions on the shares of Chesapeake Common Stock issuable as Merger Consideration (as subject to applicable provisions of the Merger Agreement), in each case, that DTC has the right to receive pursuant to the Merger Agreement.
No Interest
No interest will be paid or accrued on the Merger Consideration or any other amount payable in respect of any shares of Southwestern Common Stock eligible to receive the Merger Consideration pursuant to the Merger Agreement.

Termination of Rights
All Merger Consideration (including any dividends and other distributions with respect to the shares of Chesapeake Common Stock issuable as Merger Consideration and any cash payable in lieu of fractional shares of Chesapeake Common Stock) paid upon the surrender of and in exchange for Eligible Shares of Southwestern Common Stock will be deemed to have been paid in full satisfaction of all rights pertaining to such Southwestern Common Stock. At the Effective Time, the stock transfer books of the Surviving Corporation will be closed immediately with respect to shares outstanding prior to the Effective Time, and there will be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Southwestern Common Stock that were outstanding immediately prior to the Effective Time.
Termination of Exchange Fund
Any portion of the Exchange Fund that remains undistributed to the former shareholders of Southwestern on the one hundred eightieth day after the closing date, will be delivered to Chesapeake immediately prior to the Effective Time, for those shareholders who have not received the Merger Consideration, any cash payable in lieu of fractional shares of Chesapeake Common Stock and any dividends or other distributions with respect to Chesapeake Common Stock, in each case without interest.
No Liability
None of the Surviving Corporation, Chesapeake, Merger Sub Inc, Merger Sub LLC or the Exchange Agent will be liable to any holder of Southwestern Common Stock for any amount of Merger Consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat, or similar law.
Lost, Stolen, or Destroyed Certificates
If any Southwestern Common Stock Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Southwestern Common Stock Certificate to be lost, stolen or destroyed and, if reasonably required by Chesapeake or the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Southwestern Common Stock Certificate the Merger Consideration payable in respect of the Eligible Share of Southwestern Common Stock formerly represented by such certificate, any cash payable in lieu of fractional shares of Chesapeake Common Stock to which the holder thereof is entitled and any dividends and other distributions on the shares of Chesapeake Common Stock issuable as Merger Consideration to which the holder thereof is entitled.
Dividends or Other Distributions with Respect to Unexchanged Shares of Chesapeake Common Stock
No dividends or other distributions declared or made with respect to shares of Chesapeake Common Stock with a record date after the Effective Time shall be paid to the holder of any Eligible Shares of Southwestern Common Stock immediately prior to the Effective Time represented by an unsurrendered certificate with respect to the whole shares of Chesapeake Common Stock that such holder would be entitled to receive upon surrender of such certificate and no cash payment in lieu of fractional shares of Chesapeake Common Stock shall be paid to any such holder, in each case until such holder surrenders such certificate in accordance with the terms of the Merger Agreement (or an affidavit of loss in lieu of the certificate as provided in the Merger Agreement). Following surrender of any such certificate (or an affidavit of loss in lieu of the certificate as provided in the Merger Agreement) (together with the letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other customary documents as may be reasonably required by the Exchange Agent), there shall be paid to such holder of whole shares of Chesapeake Common Stock issuable in exchange therefor, without interest, (i) promptly after the time of such surrender (and delivery of such duly completed and validly executed letter of transmittal with such other customary documents), the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Chesapeake Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and delivery and a payment date subsequent to such surrender and delivery payable with respect to such whole shares of Chesapeake Common Stock. For purposes of dividends or other distributions in respect of shares of Chesapeake Common Stock, all whole shares of Chesapeake Common Stock to be issued pursuant to the Merger shall be as if such whole shares of Chesapeake Common Stock were issued and outstanding as of the Effective Time.
No Fractional Shares of Chesapeake Common Stock
No fractional shares or certificates or scrip representing fractional shares of Chesapeake Common Stock will be issued upon the exchange of Eligible Shares of Southwestern Common Stock, no holder of Eligible Shares of Southwestern Common Stock immediately prior to the Effective Time shall have any right to vote or have any other rights of a shareholder of Chesapeake or a holder of shares of Chesapeake Common Stock in respect of the fractional shares such holder would otherwise be entitled to receive. Each holder of shares of Southwestern Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Chesapeake Common Stock (after taking into account all Eligible Shares of Southwestern Common Stock formerly represented by certificates and book-entry shares held by such holder immediately prior to the Effective Time) will receive, in lieu of such fractional shares of Chesapeake Common Stock, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Chesapeake Common Stock multiplied by (ii) the volume weighted average price of Chesapeake Common Stock for the five consecutive trading days ending immediately prior to the closing date as reported by Bloomberg, L.P. or, if not reported thereby, by another authoritative source mutually selected by Chesapeake and Southwestern.
No Appraisal Rights
In accordance with Section 262 of the DGCL, no appraisal rights will be available to holders of Southwestern Common Stock in connection with the Merger.
Withholding Taxes
Chesapeake, Merger Sub Inc, the Surviving Corporation, Merger Sub LLC and the Exchange Agent are entitled to deduct and withhold from any amounts otherwise payable to any Southwestern stockholder pursuant to the Merger Agreement any amount required to be deducted and withheld with respect to the making of such payment under applicable law and will pay the amount deducted or withheld to the appropriate taxing authority in accordance with applicable law. Chesapeake, Merger Sub Inc, the Surviving Corporation, Merger Sub LLC and the Exchange Agent, as the case may be, have agreed to reasonably cooperate in good faith to minimize any such deduction or withholding, and, except in the case of withholding required under applicable law in respect of any consideration payable pursuant the Merger Agreement, the relevant withholding party shall use reasonable best efforts to provide prior written notice to Southwestern promptly after it determines withholding is required under the Merger Agreement. To the extent such amounts are so properly deducted or withheld and paid over to the relevant taxing authority by the Exchange Agent, the Surviving Corporation, Merger Sub Inc, Merger Sub LLC or Chesapeake, as the case may be, such deducted or withheld amounts will be treated for all purposes of the Merger Agreement as having been paid to the Southwestern stockholder to whom such amounts would have been paid absent such deduction or withholding by the Exchange Agent, the Surviving Corporation, Merger Sub Inc, Merger Sub LLC or Chesapeake, as the case may be.
Representations and Warranties
The Merger Agreement contains customary representations and warranties by Southwestern, Chesapeake, Merger Sub Inc and Merger Sub LLC. Certain of the representations and warranties are subject to specified exceptions and qualifications contained in the Merger Agreement, in forms, reports, certifications, schedules, statements and documents filed with or furnished to the SEC by Southwestern or Chesapeake, as applicable, from December 31, 2021 and prior to January 10, 2024 or in the disclosure letters delivered by Southwestern and Chesapeake to each other in connection with the Merger Agreement. These representations and warranties relate to, among other things:
•
organization, good standing and power to conduct business;

•
capitalization, including regarding:

•
the number of shares of common stock, preferred stock and/or other capital stock of Southwestern and Chesapeake issued, outstanding and/or reserved for issuance, and that such stock has been duly authorized and validly issued;

•
the absence of options, warrants, pre-emptive rights and other rights giving any persons the right to acquire, or requiring Southwestern or its subsidiaries and Chesapeake and its subsidiaries to sell, any securities of Southwestern or its subsidiaries or Chesapeake and its subsidiaries or any securities convertible into or exchangeable or exercisable for, or giving any person a right to subscribe for or acquire, any such securities;

•
the absence of obligations of each of Southwestern or its subsidiaries and Chesapeake and its subsidiaries to redeem or otherwise acquire any securities of it or its affiliates or any securities convertible into or exchangeable or exercisable for, or giving any person a right to subscribe for or acquire, any such securities;

•
the absence of securities that are convertible into or exchangeable or exercisable for, voting or equity securities of Southwestern or its subsidiaries or Chesapeake and its subsidiaries;

•
the absence of any shareholders agreements, voting trusts or other agreements, other than disclosed agreements;

•
the absence of any interests in any material joint venture or, directly or indirectly, equity securities or other similar equity interests in any person or obligations, whether contingent or otherwise, to consummate any material additional investment in any person other than disclosed agreements;

•
corporate authority and approval relating to the execution, delivery and performance of the Merger Agreement, including regarding the approval by the Southwestern Board and Chesapeake Board of the Merger Agreement and the transactions contemplated by the Merger Agreement;

•
the absence of a default or adverse change in the rights or obligations under any provision of any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which Southwestern or any of its subsidiaries or Chesapeake or any of its subsidiaries are a party or violation of Southwestern’s or Chesapeake’s organizational documents as a result of entering into, delivering and performing under the Merger Agreement and consummating the Merger;

•
governmental filings, notices, reports, registrations, approvals, consents, ratifications, permits, permissions, waivers or expirations of waiting periods or authorizations required in connection with the execution, delivery and performance of the Merger Agreement and the completion of the Merger;

•
filings with the SEC since December 31, 2021, and the financial statements included therein;

•
compliance with the applicable requirements under the Securities Act, the Exchange Act and the Sarbanes-Oxley Act 2002;

•
preparation of financial statements in accordance with GAAP;

•
establishment and maintenance of a system of internal controls sufficient to provide reasonable assurance regarding the reliability of financial reporting and the absence of any significant deficiency or material weakness in the design or operation of internal controls of financial reporting;

•
the absence since December 31, 2022, of any material adverse effect (as defined below) with respect to Southwestern or Chesapeake, as applicable or any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by Southwestern or Chesapeake, as applicable, or any of its subsidiaries, whether or not covered by insurance;

•
the conduct of business in the ordinary course of business since December 31, 2022;

•
the absence of certain undisclosed liabilities;

•
accuracy of information provided for inclusion in this proxy statement/prospectus;

•
certain consents and permissions of third parties required to conduct the business of Southwestern and its subsidiaries and Chesapeake and its subsidiaries;

•
compliance with applicable laws, including applicable anti-corruption and export-import laws, the absence of governmental investigations and the possession of and compliance with licenses and permits necessary for the conduct of business;

•
compensation and benefits;

•
labor matters;

•
tax matters;

•
the absence of certain legal proceedings, investigations and governmental orders against Southwestern or any of its subsidiaries or Chesapeake or any of its subsidiaries;

•
intellectual property;

•
privacy and cybersecurity;

•
oil and gas matters;

•
environmental matters;

•
real property and rights-of-way;

•
material contracts;

•
derivative transactions;

•
insurance;

•
opinion of financial advisor;

•
the absence of any undisclosed broker’s or finder’s fees; and

•
the absence of any undisclosed related party transactions.

The Merger Agreement also contains additional representations and warranties by Chesapeake, Merger Sub Inc and Merger Sub LLC relating to the following, among other things:
•
ownership of shares of Southwestern Common Stock; and

•
the conduct of the business of Merger Sub Inc and Merger Sub LLC.

Definition of Material Adverse Effect
A “material adverse effect” means, when used with respect to Southwestern or Chesapeake, any fact, circumstance, effect, change, event or development that (a) would prevent, materially delay or materially impair the ability of such party or its subsidiaries to consummate the transactions contemplated by the Merger Agreement or (b) has, or would have, a material adverse effect on the financial condition, business, or results of operations of such party and its subsidiaries, taken as a whole; provided, however, that with respect to the foregoing clause (b) only, no effect (by itself or when aggregated or taken together with any and all other effects) to the extent directly or indirectly resulting from, arising out of, attributable to, or related to any of the following shall be deemed to be or constitute a “material adverse effect” or shall be taken into account when determining whether a “material adverse effect” has occurred or may, would or could occur:
•
general economic conditions (or changes in such conditions) or conditions in the U.S. or global economies generally;

•
conditions (or changes in such conditions) in the securities markets, credit markets, commodity markets, currency markets or other financial markets, including changes in interest rates and changes in exchange rates for the currencies of any countries and any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;

•
conditions (or changes in such conditions) in the oil and gas exploration, development or production industry (including changes in commodity prices, general market prices and regulatory changes affecting the industry);

•
political conditions (or changes in such conditions) or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism);

•
earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, pandemics, epidemics or other widespread health crises or weather conditions;

•
effects resulting from the negotiation, execution and announcement of the Merger Agreement or the pendency or consummation of the Merger and the other transactions contemplated by the Merger Agreement, including the impact thereof on the relationship of such party and its subsidiaries with customers, suppliers, partners, employees or governmental bodies, agencies, officials or authorities (other than with respect to any representation or warranty that is intended to address the consequences of the execution or delivery of the Merger Agreement or the announcement or consummation of the Merger and the other transactions contemplated by the Merger Agreement);

•
the execution and delivery of or compliance with the terms of, or the taking of any action or failure to take any action which action or failure to act is requested in writing by Chesapeake or expressly permitted or required by, the Merger Agreement (except for certain obligations under the Merger Agreement to operate in the ordinary course (or similar obligations));

•
litigation brought by any holder of Southwestern Common Stock against Southwestern or holder of Chesapeake Common Stock against Chesapeake, or against any of their respective subsidiaries and/or respective directors or officers relating to the Merger and any of the other transactions contemplated by the Merger Agreement;

•
changes in law or other legal or regulatory conditions, or the interpretation thereof, or changes in GAAP or other accounting standards (or the interpretation thereof), or that result from any action taken for the purpose of complying with any of the foregoing;

•
any Remedy Action (as defined below) or any effects arising due to antitrust law in relation to the transactions; or

•
any changes in such party’s stock price or the trading volume of such party’s stock, or any failure by such party to meet any analysts’ estimates or expectations of such party’s revenue, earnings or other financial performance or results of operations for any period, or any failure by such party or any of its subsidiaries to meet any internal or published budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the facts or occurrences giving rise to or contributing to such changes or failures may constitute, or be taken into account in determining whether there has been or will be, a material adverse effect).

Notwithstanding the foregoing, if such effects directly or indirectly resulting from, arising out of, attributable to or related to the matters described in the first five bullets directly above or the ninth bullet directly above disproportionately adversely affect such party and its subsidiaries, taken as a whole, as compared to other similarly situated industry participants operating in the oil and gas exploration, development or production industry, in which case such adverse effects (if any) will be taken into account when determining whether a “material adverse effect” has occurred or may, would or could occur solely to the extent they are disproportionate.
A “Southwestern material adverse effect” means a material adverse effect with respect to each of Southwestern and its subsidiaries, taken as a whole, and a “Chesapeake material adverse effect” means a material adverse effect with respect to Chesapeake and its subsidiaries, taken as a whole.
Interim Operations of Southwestern and Chesapeake Pending the Merger
Interim Operations of Southwestern
Southwestern has agreed that, subject to certain exceptions set forth in the Merger Agreement, except as provided in the disclosure letter it delivered to Chesapeake in connection with the Merger Agreement, as permitted, contemplated or required by the Merger Agreement, as required by applicable law, or as otherwise consented to by Chesapeake in writing (which consent will not be unreasonably withheld, delayed or conditioned), until the earlier of the Effective Time and the termination of the Merger Agreement, it will, and will cause each of its subsidiaries to use reasonable best efforts to conduct its business in the ordinary course, including by using reasonable best efforts to preserve substantially intact its present business organization, goodwill and assets, to keep available the services of its current officers and employees and preserve its existing relationships with governmental entities and its significant customers, suppliers, licensors, licensees, distributors, lessors and others having significant business dealings with Southwestern.
In addition, Southwestern has further agreed that, subject to certain exceptions set forth in the Merger Agreement and except as set forth in the disclosure letter it delivered to Chesapeake in connection with the Merger Agreement, as permitted, contemplated or required under the Merger Agreement, as required by applicable law, or otherwise consented to by Chesapeake in writing (which consent will not be unreasonably withheld, delayed or conditioned), until the earlier of the Effective Time and the termination of the Merger Agreement, Southwestern will not, and will not permit its subsidiaries to:
•
declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, Southwestern or its subsidiaries, except for dividends and distributions by a direct or indirect wholly owned subsidiary of Southwestern to Southwestern or another direct or indirect wholly owned subsidiary of Southwestern;

•
split, combine, exchange, subdivide, recapitalize or reclassify any capital stock of, or other equity interests in, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for equity interests in Southwestern or any of its subsidiaries;

•
purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Southwestern or any subsidiary of Southwestern, except as required by the terms of any capital stock or equity interest of a subsidiary or in respect of any Southwestern incentive awards outstanding as of January 10, 2024 in accordance with the terms of the Southwestern equity plan and applicable award agreements;

•
offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Southwestern or any of its subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than (i) the delivery of Southwestern Common Stock upon the exercise, vesting or settlement of any Southwestern incentive awards outstanding on January 10, 2024 or granted after January 10, 2024 in compliance with the Merger Agreement in accordance with the terms of the Southwestern equity plan and applicable award agreements; and (ii) issuances by a wholly owned subsidiary of Southwestern of such subsidiary’s capital stock or other equity interests to Southwestern or any other wholly owned subsidiary of Southwestern;

•
amend or propose to amend the Southwestern Certificate of Incorporation or the Southwestern Bylaws or amend or propose to amend the organizational documents of any of Southwestern’s subsidiaries (other than ministerial changes);

•
merge, consolidate, combine or amalgamate with any person or effect any division transaction, in each case, other than between wholly owned subsidiaries of Southwestern or acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), any assets, properties or any business or any corporation, partnership, association or other business organization or division thereof, in each case other than acquisitions for which the consideration is less than $50 million in the aggregate;

•
sell, lease, swap, exchange, transfer, farmout, license, encumber (other than encumbrances permitted by the Merger Agreement), abandon, permit to lapse, discontinue or otherwise dispose of, or agree to sell, lease, swap, exchange, transfer, farmout, license, encumber (other than encumbrances permitted by the Merger Agreement), abandon, permit to lapse, discontinue or otherwise dispose of, any material portion of its assets or properties, other than (i) sales, leases, exchanges or dispositions for which the consideration is less than $20 million in the aggregate (or as otherwise permitted in the Merger Agreement); (ii) the sale of hydrocarbons and rights thereto in the ordinary course; (iii) among Southwestern and its wholly owned subsidiaries or among wholly owned subsidiaries of Southwestern; (iv) sales or dispositions of excess, obsolete or worthless equipment in the ordinary course; or (v) asset swaps the fair market value of which are less than, (x) for those entered in the ordinary course, $20,000,000 individually and $100,000,000 in the aggregate or (y) in all other cases,

$10,000,000 in the aggregate; with respect to relinquishment or abandonment, as required by law, permit or any applicable contract; or for the expiration of any oil and gas lease in accordance with its terms;
•
authorize, recommend, propose, enter into, adopt a plan or announce an intention to adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Southwestern or any of its subsidiaries, other than such transactions among wholly owned subsidiaries of Southwestern;

•
change in any material respect its financial accounting principles, practices or methods that would materially affect the consolidated assets, liabilities or results of operations of Southwestern and its subsidiaries, except as required by GAAP or applicable law;

•
(i) make, change or revoke any material tax election or accounting method, but excluding any election that must be made periodically and is made consistent with past practice, (ii) file any material amended tax return, (iii) except to the extent otherwise required by applicable law, file any material tax return other than on a basis consistent with past practice, (iv) consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of material taxes, (v) enter into any material tax allocation, sharing or indemnity agreement, any material tax holiday agreement or other similar agreement with respect to taxes, (vi) enter into any closing agreement with respect to material taxes, (vii) settle or compromise any material tax proceeding, or (viii) surrender any right to claim a material tax refund, offset or other reduction in tax liability;

•
except as required by applicable law or by the terms of any Southwestern benefit plan existing as of the date hereof, (A) grant any increases in the compensation or benefits payable or to become payable to any of its current or former directors, officers, employees or other individual service providers, other than (1) salary or wage increases made in the ordinary course with respect to employees (other than Southwestern’s named executive officers) and service providers (not to exceed 4% in the aggregate) or (2) any increases provided to a newly promoted employee as permitted hereunder (and so long as such newly promoted employee’s compensation and other terms and conditions of employment are substantially comparable to those of the employee that he or she is replacing); (B) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits; (C) grant any new equity-based or equity-linked awards, or Southwestern Performance Cash Unit Awards or other long-term compensation awards, amend or modify the terms of any outstanding equity-based or equity-linked awards, or Southwestern Performance Cash Unit Awards or other long-term compensation or benefits awards or approve treatment of outstanding equity awards or Southwestern Performance Cash Unit Awards in connection with the transactions that is inconsistent with the treatment contemplated by the Merger Agreement; (D) other than in the ordinary course, pay or agree to pay to any current or former director, officer, employee or other service provider any pension, retirement allowance or other benefit not required by the terms of any Southwestern benefit plan existing as of the date hereof; (E) enter into any new, or materially amend any existing, employment or severance agreement or, except in the ordinary course, any termination agreement, in any case with any current or former director, officer, vice-president or higher level employee or service provider except for entry into offer letters with newly hired employees on a form that has previously been provided by Chesapeake to Southwestern or a form that is substantially similar thereto; (F) establish or adopt any benefit or compensation plan, policy, program, agreement or arrangement that was not in existence prior to January 10, 2024 but that would be a Southwestern benefit plan if in effect on January 10, 2024, or amend or terminate any Southwestern benefit plan in existence on January 10, 2024, other than de minimis administrative amendments that do not have the effect of enhancing any benefits thereunder or otherwise resulting in increased costs to Southwestern; or any of its Subsidiaries except for (i) changes to the contractual terms of health and welfare plans made in the ordinary course that do not materially increase the cost to Chesapeake and its Subsidiaries, or (ii) arrangements necessary to effectuate any expressly permitted actions under the Merger Agreement; (G) hire or promote any employee or engage any other service provider (who is a natural person) who is (or would be) an executive officer or who has (or would have) an annualized base salary in excess of $300,000 (except for the hire or promotion of an employee as is reasonably necessary to replace any employee, so long as the new employee’s compensation and other terms and conditions of employment are substantially comparable to those of the employee being replaced); (H) terminate the employment of any executive officer other than for cause; or (I) enter into, amend or terminate any collective bargaining agreement with any labor union, works council or labor organization;
•
(i) incur, create, assume, repurchase or offer to repurchase any indebtedness or guarantee any such indebtedness of another person or (ii) create any encumbrances on any property or assets of Southwestern or any of its subsidiaries in connection with any indebtedness thereof, other than encumbrances permitted by the Merger Agreement, provided that the foregoing clauses (i) and (ii) shall not restrict (1) the incurrence or repayment of indebtedness under Southwestern’s existing credit facility in the ordinary course, (2) the incurrence or repayment of indebtedness by Southwestern that is owed to any wholly owned subsidiary of Southwestern or by any subsidiary of Southwestern that is owed to Southwestern or a wholly owned subsidiary of Southwestern, (3) the incurrence or assumption of indebtedness in connection with any acquisition permitted by the Merger Agreement, (4) the incurrence of additional indebtedness in an amount not to exceed (x) at any time on or prior to June 30, 2024, $50,000,000, and (y) at any time after June 30, 2024, an additional $50,000,000 (for an aggregate permitted amount of $100,000,000), (5) the incurrence of any indebtedness (such new indebtedness, the “Company Refinancing Indebtedness”) that replaces, renews, extends, refinances or refunds existing indebtedness (other than in respect of Southwestern’s existing credit facility) (such existing indebtedness, the “Company Refinanced Indebtedness”) (including indebtedness incurred to repay or refinance related fees, premiums and expenses) and the repurchase or repayment of such Company Refinanced Indebtedness; provided that (A) such Company Refinancing Indebtedness does not contain covenants and events of default that are more restrictive in any material respect than those under the Company Refinanced Indebtedness as in effect on the date hereof, (B) such Company Refinancing Indebtedness does not contain terms or provisions that prohibit or restrict the transactions contemplated by the terms of this Agreement except for encumbrances or restrictions that are no more restrictive in any material respect than those under the Company Refinanced Indebtedness, and (C) to the extent the Company Refinanced Indebtedness is unsecured and/or subordinated (including in right of payment) to any other indebtedness of Southwestern, such Company Refinancing Indebtedness is unsecured and/or subordinated (including in right of payment) to such other indebtedness on terms at least as favorable to the holders of such senior indebtedness as those contained in the documentation governing the Company Refinanced Indebtedness, (6) the repurchase or repayment of indebtedness within one year of its maturity date or (7) the creation of any encumbrance securing any indebtedness permitted by the foregoing clauses (1), (2), (3) or, (4) or (5);

•
other than in the ordinary course, enter into any contract that would be a Company Contract (as defined in the Merger Agreement), if it were in effect on January 10, 2024, modify, amend, terminate or assign, or waive or assign any rights under, any Company Contract (including the renewal of an existing Company Contract on substantially the same terms in the ordinary course), or enter into a material derivative transaction except to remain in compliance with Southwestern’s existing credit facility;

•
other than in the ordinary course or with respect to amounts that are not material to such party and its subsidiaries, taken as a whole, cancel, modify or waive any debts or claims held by Southwestern or any of its subsidiaries or waive any rights held by Southwestern or any of its subsidiaries;

•
waive, release, assign, settle or compromise or offer or propose to waive, release, assign, settle or compromise, any material proceeding (excluding any proceeding in respect of taxes) other than (i) the settlement of such proceedings involving only the payment of monetary damages by Southwestern or any of its subsidiaries of any amount not exceeding $3,000,000 individually or $10,000,000 in the aggregate and (ii) as would not result in any material restriction on future activity or conduct or a finding or admission of a violation of law; except that Southwestern will be permitted to settle any transaction litigation in accordance with the Merger Agreement;

•
make or commit to make any capital expenditures that are, in the aggregate for any fiscal quarter, greater than 115% of the aggregate amount of capital expenditures (excluding capitalized interest, which is set forth on Southwestern’s disclosure letter) contemplated for such fiscal quarter by Southwestern’s annual capital expenditure budget as set forth in the disclosure letter Southwestern delivered to Chesapeake in connection with the Merger Agreement, except for capital expenditures to repair damage resulting from insured casualty events or capital expenditures required on an emergency basis or for the safety of individuals, assets or the environments in which individuals perform work for Southwestern and its subsidiaries (provided that Southwestern will notify Chesapeake of any such emergency expenditure as soon as reasonably practicable) or delayed capital expenditures from a previous fiscal quarter’s capital expenditure budget in the ordinary course;
•
take any action, cause any action to be taken, knowingly fail to take any action or knowingly fail to cause any action to be taken, which action or failure to act would prevent or impede, or would be reasonably likely to prevent or impede, the Integrated Mergers, taken together, from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

•
fail to maintain in full force and effect in all material respects, or fail to replace or renew, the insurance policies of Southwestern and its subsidiaries at a level at least comparable to levels as of January 10, 2024, or otherwise in a manner inconsistent with past practice; or

•
agree to take any action described above.

Interim Operations of Chesapeake
Chesapeake has agreed that, subject to certain exceptions set forth in the Merger Agreement, the disclosure letter Chesapeake delivered to Southwestern in connection with the Merger Agreement, any actions required by applicable law, or otherwise consented to by Southwestern in writing (which consent will not be unreasonably withheld, delayed or conditioned) until the earlier of the Effective Time and the termination of the Merger Agreement pursuant to the Merger Agreement, it will, and will cause each of its subsidiaries to, use reasonable best efforts to conduct its business in the ordinary course, including by using reasonable best efforts to preserve substantially intact its present business organization, goodwill and assets, to keep available the services of its current officers and employees and preserve its existing relationships with governmental entities and its significant customers, suppliers, licensors, licensees, distributors, lessors and others having significant business dealings with it.
In addition, Chesapeake has further agreed that, subject to certain exceptions set forth in the Merger Agreement, the disclosure letter Chesapeake delivered to Southwestern in connection with the Merger Agreement, as required by the Merger Agreement, as required by applicable law, or otherwise consented to by Southwestern in writing (which consent will not be unreasonably withheld, delayed or conditioned), until the earlier of the Effective Time and the termination of the Merger Agreement, Chesapeake will not, and will not permit its subsidiaries to (in each case whether directly or indirectly or by Merger, consolidation, division, operation of law or otherwise):
•
declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, Chesapeake or its subsidiaries, except for (i) regular quarterly cash dividends payable by Chesapeake in the ordinary course (and pursuant to the formula set forth in Chesapeake’s dividend policy which is set forth on the disclosure letter Chesapeake delivered to Southwestern (which, for avoidance of doubt, excluding any special dividends)) and (ii) dividends and distributions by a direct or indirect wholly owned subsidiary of Chesapeake to Chesapeake or another direct or indirect wholly owned subsidiary of Chesapeake;

•
split, combine, exchange, subdivide, recapitalize or reclassify any capital stock of, or other equity interests in, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for equity interests in Chesapeake or any of its subsidiaries;

•
purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Chesapeake, or any subsidiary of Chesapeake, except as required by the terms of any capital stock or equity interest of a subsidiary or in respect of any equity awards outstanding as of January 10, 2024, or issued after such date in accordance with the terms of the Merger Agreement in accordance with the terms of Chesapeake’s stock plans and applicable award agreements;

•
offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Chesapeake or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than: (A) the delivery of Chesapeake Common Stock upon the exercise, vesting or settlement of any equity awards outstanding as of January 10, 2024 or granted after January 10, 2024 in compliance with the Merger Agreement in accordance with the terms of the Chesapeake stock plans (or any successor equity compensation plans) and applicable award agreements; (B) any equity awards issued in the ordinary course after the date hereof under the Chesapeake stock plans (or any successor equity compensation plans) as otherwise allowed under the terms of the Merger Agreement; (C) the issuance of shares of Chesapeake Common Stock upon the exercise of Chesapeake warrants outstanding on January 10, 2024; (D) the issuance of Reserved Shares (as defined in the Merger Agreement) and Reserved Warrants (as defined in the Merger Agreement) to satisfy general unsecured claims; and (E) issuances by a wholly owned subsidiary of Chesapeake of such subsidiary’s capital stock or other equity interests to Chesapeake or any other wholly owned subsidiary of Chesapeake;
•
amend or propose to amend the Chesapeake Charter or Chesapeake Bylaws or amend or propose to amend the organizational documents of any of Chesapeake’s subsidiaries (other than ministerial changes);

•
(A) merge, consolidate, combine or amalgamate with any person or effect any division transaction, in each case, other than between wholly owned subsidiaries of Chesapeake or (B) acquire or agree to acquire or make an investment in (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), any assets, properties or any business or any corporation, partnership, association or other business organization or division thereof, in each case, other than acquisitions for which the consideration is less than $750,000,000 in the aggregate;

•
sell, lease, swap, exchange, transfer, farmout, license, encumber (other than Permitted Encumbrances (as defined in the Merger Agreement)), abandon, permit to lapse, discontinue or otherwise dispose of, or agree to sell, lease, swap, exchange, transfer, farmout, license, Encumber (other than Permitted Encumbrances), abandon, permit to lapse, discontinue or otherwise dispose of, any material portion of its assets or properties, other than sales, leases, exchanges or dispositions for which the consideration is less than $750,000,000, in the aggregate;

•
authorize, recommend, propose, enter into, adopt a plan or announce an intention to adopt a plan of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Chesapeake or any of its subsidiaries, other than such transactions among wholly owned subsidiaries of Chesapeake;

•
change in any material respect its financial accounting principles, practices or methods that would materially affect the consolidated assets, liabilities or results of operations of Chesapeake and its subsidiaries, except as required by GAAP or applicable law;

•
(A) make, change or revoke any material tax election or accounting method, but excluding any election that must be made periodically and is made consistent with past practice, (B) file any material amended tax return, (C) except to the extent otherwise required by applicable law, file any material tax return other than on a basis consistent with past practice, (D) consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of material taxes, (E) enter into any material tax allocation, sharing or indemnity agreement, any material tax holiday agreement or other similar agreement with respect to taxes, (F) enter into any closing agreement with respect to material taxes, (G) settle or compromise any material tax proceeding, or (H) surrender any right to claim a material tax refund, offset or other reduction in tax liability;

•
(A) incur, create, assume, repurchase or offer to repurchase any indebtedness or guarantee any such indebtedness of another person or (B) create any encumbrances on any property or assets of Chesapeake or any of its subsidiaries in connection with any indebtedness thereof, other than Permitted Encumbrances (as defined in the Merger Agreement); provided, however, that the foregoing clauses (A) and (B) shall not restrict (1) the incurrence or repayment of indebtedness under the Chesapeake credit facility in the ordinary course, (2) the incurrence or repayment of indebtedness by Chesapeake that is owed to any wholly owned subsidiary of Chesapeake or by any subsidiary of Chesapeake that is owed to Chesapeake or a wholly owned subsidiary of Chesapeake, (3) the incurrence or assumption of indebtedness in connection with any acquisition of any person, assets or properties,

(4) the incurrence of additional indebtedness in an amount not to exceed (x) at any time on or prior to June 30, 2024, $50,000,000, and (y) at any time after June 30, 2024, an additional $50,000,000 (for an aggregate permitted amount of $100,000,000), (5) the incurrence of any indebtedness (such new indebtedness, the “Parent Refinancing Indebtedness”) that replaces, renews, extends, refinances or refunds existing indebtedness (other than in respect of the Chesapeake credit facility) (such existing indebtedness, the “Parent Refinanced Indebtedness”) (including indebtedness incurred to repay or refinance related fees, premiums and expenses) and the repurchase or repayment of such Parent Refinanced Indebtedness; provided that (A) such Parent Refinancing Indebtedness does not contain covenants and events of default that are more restrictive in any material respect than those under the Parent Refinanced Indebtedness as in effect on the date hereof, (B) such Parent Refinancing Indebtedness does not contain terms or provisions that prohibit or restrict the transactions contemplated by the terms of the Merger Agreement except for encumbrances or restrictions that are no more restrictive in any material respect than those under the Parent Refinanced Indebtedness, and (C) to the extent the Parent Refinanced Indebtedness is unsecured and/or subordinated (including in right of payment) to any other indebtedness of Chesapeake, such Parent Refinancing Indebtedness is unsecured and/or subordinated (including in right of payment) to such other indebtedness on terms at least as favorable to the holders of such senior indebtedness as those contained in the documentation governing the Parent Refinanced Indebtedness, (6) the incurrence of any indebtedness pursuant to the Debt Financing (as defined in the Merger Agreement); (7) the repurchase or repayment of indebtedness within one year of its maturity date or (8) the creation of any encumbrance securing indebtedness permitted by the foregoing clauses (1), (2), (3), (4), (5) or (6);
•
other than in the ordinary course or with respect to amounts that are not material to such party and its subsidiaries, taken as a whole, cancel, modify or waive any debts or claims held by Chesapeake or any of its subsidiaries or waive any rights held by Chesapeake or any of its subsidiaries;

•
other than (1) in the ordinary course or (2) in respect of any Parent Contracts (as defined in the Merger Agreement) or derivative transactions which do not exceed $750,000,000 in the aggregate, (A) enter into any contract that would be a Parent Contract if it were in effect on the date of the Merger Agreement, (B) modify, amend, terminate or assign, or waive or assign any rights under, any Parent Contract (other than the renewal of an existing Parent Contract on substantially the same terms), or (C) except to the extent necessary to remain in compliance with the Chesapeake credit facility, enter into any material derivative transaction;

•
waive, release, assign, settle or compromise or offer or propose to waive, release, assign, settle or compromise, any proceeding (excluding any proceeding in respect of taxes) other than (A) the settlement of such proceedings involving only the payment of monetary damages by Chesapeake or any of its subsidiaries of any amount not exceeding $3,000,000 individually or $10,000,000 in the aggregate and (B) as would not result in any restriction on future activity or conduct or a finding or admission of a violation of law; provided, that Chesapeake shall be permitted to settle any transaction litigation in accordance with the Merger Agreement;

•
make or commit to make any capital expenditures that are, in the aggregate, greater than 115% of the aggregate amount of capital expenditures contemplated for such fiscal quarter by Chesapeake’s capital expenditure budget as set forth in the disclosure letter delivered by Chesapeake to Southwestern, except for capital expenditures to repair damage resulting from insured casualty events or capital expenditures required on an emergency basis or for the safety of individuals, assets or the environments in which individuals perform work for Chesapeake and its subsidiaries (provided that the Chesapeake shall notify Southwestern of any such emergency expenditure as soon as reasonably practicable) or delayed capital expenditures from a previous fiscal quarter’s capital expenditure budget in the ordinary course;

•
take any action, cause any action to be taken, knowingly fail to take any action or knowingly fail to cause any action to be taken, which action or failure to act would prevent or impede, or would be reasonably likely to prevent or impede, the Integrated Mergers, from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

•
fail to maintain in full force and effect in all material respects, or fail to replace or renew, the insurance policies of Chesapeake and its subsidiaries at a level at least comparable to current levels or otherwise in a manner inconsistent with past practice; or

•
agree to take any action described above.

No Solicitation; Change of Recommendation
Southwestern has agreed that, from and after January 10, 2024, and until the earlier of the Effective Time and termination of the Merger Agreement pursuant to the terms of the Merger Agreement, Southwestern and its officers and directors will and will cause Southwestern’s subsidiaries and its and their controlled affiliates and respective officers and directors to, and will use their reasonable best efforts to cause the other representatives to immediately cease, and cause to be terminated, any solicitation of, discussion or negotiations with any person conducted prior to January 10, 2024 by Southwestern or any of its subsidiaries, their respective controlled affiliates or representatives with respect to any inquiry, proposal or offer that relates to, constitutes, or could reasonably be expected to lead to, a Southwestern Competing Proposal. Southwestern will, promptly following the execution and delivery of the Merger Agreement, terminate any physical or electronic data room relating to any potential Southwestern Competing Proposal.
Southwestern has also agreed that, from and after January 10, 2024, and until the earlier of the Effective Time and termination of the Merger Agreement pursuant to the terms of the Merger Agreement, Southwestern and its officers and directors will not, and will cause Southwestern’s subsidiaries and its and their respective controlled affiliates and respective officers and directors to, and will use their reasonable best efforts to cause other representatives not to, directly or indirectly:
•
initiate, solicit, seek, propose, knowingly encourage, or knowingly facilitate (including by way of furnishing non-public information) any inquiry regarding the making, submission or announcement by any person (other than Chesapeake or its subsidiaries) of any proposal or offer, including any proposal or offer to Southwestern’s stockholders that constitutes, or could reasonably be expected to lead to, a Southwestern Competing Proposal;

•
engage in, continue or otherwise participate in any discussions or negotiations with any person with respect to, relating to, or in furtherance of a Southwestern Competing Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to a Southwestern Competing Proposal;

•
furnish or afford access to any material non-public information regarding Southwestern or its subsidiaries to any person (other than Chesapeake and its subsidiaries) in connection with, for the purpose of soliciting, initiating, knowingly encouraging or knowingly facilitating, or in response to any Southwestern Competing Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to a Southwestern Competing Proposal;

•
approve, adopt, recommend, agree to enter into, or propose to approve, adopt, recommend, agree to or enter into, any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to a Southwestern Alternative Acquisition Agreement;

•
enter into any letter of intent, term sheet, memorandum of understanding, merger agreement, acquisition agreement, exchange agreement or duly execute any other agreement (whether binding or not) with respect to any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, a Southwestern Competing Proposal or that would require, or would reasonably be expected to require, Southwestern to abandon, terminate or fail to consummate the Integrated Mergers or any other transaction contemplated by the Merger Agreement;

•
waive or release any person from, forebear in the enforcement of, or amend or terminate any standstill agreement or any standstill provisions of any other contract; provided that if Southwestern (acting under the direction of the Southwestern Board) determines in good faith after consultation with Southwestern’s outside legal counsel that the failure to waive a particular standstill provision would be inconsistent with the relevant directors’ fiduciary duties under applicable law, then Southwestern may waive such standstill provision, solely to the extent necessary to permit a third party to make and pursue a non-public Southwestern Competing Proposal that Southwestern reasonably believes is likely to lead to a Southwestern Superior Proposal;

•
submit any competing proposal to the vote of Southwestern stockholders; or

•
resolve or agree to take any of the actions described above.

From and after January 10, 2024, Southwestern has agreed to promptly (and in any event within twenty-four hours) notify Chesapeake in writing of the receipt by Southwestern of any Southwestern Competing Proposal or any proposal or offer with respect to (or that could reasonably be expected to lead to) a Southwestern Competing Proposal made on or after January 10, 2024, any request for information or data relating to Southwestern or any of its subsidiaries made by any person in connection with (or that could reasonably be expected to lead to) a Southwestern Competing Proposal or any request for discussions or negotiations with Southwestern or a representative of Southwestern relating to (or that could reasonably be expected to lead to) a Southwestern Competing Proposal, and Southwestern will notify Chesapeake of the identity of the person making or submitting such request, inquiry, proposal or offer and provide to Chesapeake (i) a copy of any such request, inquiry, proposal or offer made in writing provided to Southwestern or any of its subsidiaries or any of its and their respective representatives of (ii) if any such request, inquiry, proposal or offer is not made in writing, a written summary of such request, proposal or offer (including the material terms and conditions thereof), in each case together with copies of any proposed transaction agreements. Thereafter Southwestern has agreed to (i) keep Chesapeake reasonably informed in writing on a current basis (and in any event within twenty-four hours) regarding material changes to the status of any such requests, inquiries, proposals or offers (including any amendments or changes thereto, which, for the avoidance of doubt, shall include (among other things) any changes to the form or amount of consideration) and will reasonably apprise Chesapeake of the status of any such negotiations to the extent the status changes in any material respect. Without limiting the foregoing, Southwestern has agreed to notify Chesapeake if Southwestern determines to engage in discussions or negotiations concerning a Southwestern Competing Proposal.
Chesapeake has agreed that, from and after January 10, 2024, and until the earlier of the Effective Time and termination of the Merger Agreement pursuant to the terms of the Merger Agreement, Chesapeake and its officers and directors will and will cause Chesapeake’s subsidiaries and its and their controlled affiliates and respective officers and directors to, and will use their reasonable best efforts to cause the other representatives to immediately cease, and cause to be terminated, any solicitation of, discussion or negotiations with any person conducted prior to January 10, 2024 by Chesapeake or any of its subsidiaries, their respective controlled affiliates or representatives with respect to any inquiry, proposal or offer that relates to, constitutes, or could reasonably be expected to lead to, a Chesapeake Competing Proposal. Chesapeake will, promptly following the execution and delivery of the Merger Agreement, terminate any access to any physical or electronic data room relating to any potential Chesapeake Competing Proposal.
Chesapeake has also agreed that, from and after January 10, 2024, and until the earlier of the Effective Time and termination of the Merger Agreement pursuant to the terms of the Merger Agreement, Chesapeake and its officers and directors will not, and will cause Chesapeake’s subsidiaries and its and their respective controlled affiliates and respective officers and directors to, and will use their reasonable best efforts to cause other representatives not to, directly or indirectly:
•
initiate, solicit, seek, propose, knowingly encourage, or knowingly facilitate (including by way of furnishing non-public information) any inquiry regarding the making, submission or announcement by any person (other than Southwestern or its subsidiaries) of any proposal or offer, including any proposal or offer to Chesapeake’s shareholders that constitutes, or could reasonably be expected to lead to, a Chesapeake Competing Proposal;

•
engage in, continue or otherwise participate in any discussions or negotiations with any person with respect to, relating to, or in furtherance of a competing proposal or any inquiry, proposal or offer that could reasonably be expected to lead to a Chesapeake Competing Proposal;

•
furnish or afford access to any material non-public information regarding Chesapeake or its subsidiaries to any person (other than Chesapeake and its subsidiaries) in connection with, for the purpose of soliciting, initiating, knowingly encouraging or knowingly facilitating, or in response to any Chesapeake Competing Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to a competing proposal;

•
approve, adopt, recommend, agree to enter into, or propose to approve, adopt, recommend, agree to or enter into, any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to a “Chesapeake Alternative Acquisition Agreement” (as defined in the Merger Agreement);

•
enter into any letter of intent, term sheet, memorandum of understanding, merger agreement, acquisition agreement, exchange agreement or duly execute any other agreement (whether binding or not) with respect to any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, a Chesapeake Competing Proposal or that would require, or would reasonably be expected to require, Chesapeake to abandon, terminate or fail to consummate the Integrated Mergers or any other transaction contemplated by the Merger Agreement;

•
waive or release any person from, forebear in the enforcement of, or amend or terminate any standstill agreement or any standstill provisions of any other contract; provided that if Chesapeake (acting under the direction of the Chesapeake Board) determines in good faith after consultation with Chesapeake’s outside legal counsel that the failure to waive a particular standstill provision would be inconsistent with the relevant directors’ fiduciary duties under applicable law, then Chesapeake may waive such standstill provision, solely to the extent necessary to permit a third party to make and pursue a non-public Chesapeake Competing Proposal that Chesapeake reasonably believes is likely to lead to a Chesapeake Superior Proposal;

•
submit any competing proposal to the vote of Chesapeake shareholders; or

•
resolve or agree to take any of the actions described above.

From and after January 10, 2024, Chesapeake has agreed to promptly (and in any event within twenty-four hours) notify Southwestern in writing of the receipt by Chesapeake of any competing proposal or any proposal or offer with respect to (or that could reasonably be expected to lead to) a Chesapeake Competing Proposal made on or after January 10, 2024, any request for information or data relating to Chesapeake or any of its subsidiaries made by any person in connection with (or that could reasonably be expected to lead to) a Chesapeake Competing Proposal or any request for discussions or negotiations with Chesapeake or a representative of Chesapeake relating to (or that could reasonably be expected to lead to) a competing proposal, and Chesapeake will notify Southwestern of the identity of the person making or submitting such request, inquiry, proposal or offer and provide to Chesapeake (i) a copy of any such request, inquiry, proposal or offer made in writing provided to Chesapeake or any of its subsidiaries or any of its and their respective representatives of (ii) if any such request, inquiry, proposal or offer is not made in writing, a written summary of such request, proposal or offer (including the material terms and conditions thereof), in each case together with copies of any proposed transaction agreements. Thereafter, Chesapeake has agreed to (i) keep Southwestern reasonably informed in writing on a current basis (and in any event within twenty-four hours) regarding material changes to the status of any such requests, inquiries, proposals or offers (including any amendments or changes thereto, which, for the avoidance of doubt, shall include (among other things) any changes to the form or amount of consideration) and will reasonably apprise Southwestern of the status of any such negotiations to the extent the status changes in any material respect. Without limiting the foregoing, Chesapeake has agreed to notify Southwestern if Chesapeake determines to engage in discussions or negotiations concerning a Chesapeake Competing Proposal.
No Solicitation Exceptions
Prior to the time the Merger Proposal has been approved by Southwestern stockholders, Southwestern and its representatives may (i) provide information in response to a request therefor by a person who has made an unsolicited bona fide written Southwestern Competing Proposal or any inquiry, proposal or offer with respect to (or that could reasonably be expected to lead to) a written Southwestern Competing Proposal after January 10, 2024 that did not result from a breach of Southwestern’s non-solicitation obligations if Southwestern receives from the person so requesting such information an executed Acceptable Confidentiality Agreement, it being understood that such Acceptable Confidentiality Agreement and need not prohibit the making, or amendment, of a competing proposal and shall not prohibit compliance by Southwestern with the terms of the Merger Agreement, and Southwestern will promptly (and, in any event, within twenty-four hours) disclose and provide copies of such Acceptable Confidentiality Agreement any such information provided to such person to Chesapeake to the extent not previously provided to Chesapeake; or (ii) engage or participate in any discussions or negotiations with any person who has made such an unsolicited bona fide written competing proposal after January 10, 2024 that did not result from a breach of Southwestern’s non-solicitation obligations if and only to the extent that:

•
prior to taking any action described in clause (i) or (ii) above, the Southwestern Board determines in good faith after consultation with its outside legal counsel that failure to take such action in light of the competing proposal or such other inquiry, proposal or offer, as applicable, would be inconsistent with the Southwestern Board’s fiduciary duties under applicable law; and

•
in each such case referred to in clause (i) or (ii) above, the Southwestern Board has determined in good faith based on the information then available and after consultation with its financial advisor and outside legal counsel that such Southwestern Competing Proposal either constitutes a Southwestern Superior Proposal or is reasonably likely to result in a Southwestern Superior Proposal, provided that, notwithstanding anything to the contrary in the terms of the Merger Agreement, if Southwestern receives any competing proposal or any inquiry, proposal or offer with respect to (or that could reasonably be expected to lead to) a Southwestern Competing Proposal, Southwestern may seek clarification of the terms and conditions thereof so as to determine whether such competing proposal or any inquiry, proposal or offer with respect to (or that could reasonably be expected to lead to) a Southwestern Competing Proposal constitutes a Southwestern Superior Proposal or is reasonably likely to result in a Southwestern Superior Proposal.

Prior to the time the Stock Issuance Proposal has been approved by Chesapeake shareholders, Chesapeake and its representatives may (i) provide information in response to a request therefor by a person who has made an unsolicited bona fide written competing proposal or any inquiry, proposal or offer with respect to (or that could reasonably be expected to lead to) a written competing proposal after January 10, 2024 that did not result from a breach of Chesapeake’s non-solicitation obligations if Chesapeake receives from the person so requesting such information an Acceptable Confidentiality Agreement, it being understood that such Acceptable Confidentiality Agreement need not prohibit the making, or amendment, of a competing proposal and shall not prohibit compliance by Chesapeake with the terms of the Merger Agreement, and Chesapeake will promptly (and, in any event, within twenty-four hours) disclose and provide copies of such Acceptable Confidentiality Agreement and any such information provided to such person to Southwestern to the extent not previously provided to Southwestern; or (ii) engage or participate in any discussions or negotiations with any person who has made such an unsolicited bona fide written competing proposal after January 10, 2024 that did not result from a breach of Chesapeake’s non-solicitation obligations if and only to the extent that:
•
prior to taking any action described in clause (i) or (ii) above, the Chesapeake Board determines in good faith after consultation with its outside legal counsel that failure to take such action in light of the Chesapeake Competing Proposal or such other inquiry, proposal or offer, as applicable, would be inconsistent with the Chesapeake Board’s fiduciary duties under applicable law; and

•
in each such case referred to in clause (i) or (ii) above, the Chesapeake Board has determined in good faith based on the information then available and after consultation with its financial advisor and outside legal counsel that such competing proposal either constitutes a Chesapeake Superior Proposal or is reasonably likely to result in a Chesapeake Superior Proposal, provided that, notwithstanding anything to the contrary in the terms of the Merger Agreement, if Chesapeake receives any competing proposal or any inquiry, proposal or offer with respect to (or that could reasonably be expected to lead to) a Chesapeake Competing Proposal, Chesapeake may seek clarification of the terms and conditions thereof so as to determine whether such competing proposal or any inquiry, proposal or offer with respect to (or that could reasonably be expected to lead to) a Chesapeake Competing Proposal constitutes a superior proposal or is reasonably likely to result in a Chesapeake Superior Proposal.

Restrictions on Change of Recommendation
Subject to certain exceptions described below, the Southwestern Board, including any committee of the Southwestern Board, may not:
•
withhold, withdraw, qualify or modify, or publicly propose or announce any intention to withhold, withdraw, qualify or modify, in a manner adverse to Chesapeake or Merger Sub Inc, its recommendation that Southwestern stockholders approve the Merger Proposal;

•
fail to include its recommendation that Southwestern stockholders approve the Merger Proposal in this joint proxy statement/prospectus;

•
fail to publicly announce, within ten business days after a tender offer or exchange offer relating to the equity securities of Southwestern shall have been commenced by any third party other than Chesapeake and its affiliates (and in no event later than one business day prior to the date of the Southwestern Special Meeting, as it may be postponed or adjourned in accordance with the terms of the Merger Agreement), a statement disclosing that the Southwestern Board recommends rejection of such tender or exchange offer (for the avoidance of doubt, the taking of no position or a neutral position by the Southwestern Board in respect of the acceptance of any such tender offer or exchange offer as of the end of such period shall constitute a failure to publicly announce that the Southwestern Board recommends rejection of such tender or exchange offer);

•
if requested by Chesapeake, fail to issue, within five business days after a Southwestern Competing Proposal is publicly announced (and in no event later than one business day prior to the date of the Southwestern Special Meeting, as it may be postponed or adjourned in accordance with the terms of the Merger Agreement), a press release reaffirming its recommendation that Southwestern stockholders approve the Merger Proposal, which request may not be made more than two times in respect of any specific competing proposal;

•
approve, recommend or declare advisable (or publicly propose to do so) any Southwestern Competing Proposal;

•
approve, adopt, recommend, agree to or enter into, or propose or resolve to approve, adopt, recommend, agree to or enter into, any alternative acquisition agreement;

•
cause or permit Southwestern to enter into a Southwestern Alternative Acquisition Agreement; or

•
publicly propose to take any of the actions described above.

Any of the actions described in the eight bullets directly above is referred to herein as a “Southwestern change of recommendation.”
Subject to certain exceptions described below, the Chesapeake Board, including any committee of the Chesapeake Board, may not:
•
withhold, withdraw, qualify or modify, or publicly propose or announce any intention to withhold, withdraw, qualify or modify, in a manner adverse to Southwestern, its recommendation that Chesapeake shareholders approve the Stock Issuance Proposal;

•
fail to include its recommendation that Chesapeake shareholders approve the Stock Issuance Proposal in this joint proxy statement/prospectus;

•
fail to publicly announce, within ten business days after a tender offer or exchange offer relating to the equity securities of Chesapeake shall have been commenced by any third party other than Southwestern and its affiliates (and in no event later than one business day prior to the date of the Chesapeake Special Meeting, as it may be postponed or adjourned in accordance with the terms of the Merger Agreement), a statement disclosing that the Chesapeake Board recommends rejection of such tender or exchange offer (for the avoidance of doubt, the taking of no position or a neutral position by the Chesapeake Board in respect of the acceptance of any such tender offer or exchange offer as of the end of such period shall constitute a failure to publicly announce that the Chesapeake Board recommends rejection of such tender or exchange offer);

•
if requested by Southwestern, fail to issue, within five business days after a Chesapeake Competing Proposal is publicly announced (and in no event later than one business day prior to the date of the Chesapeake Special Meeting, as it may be postponed or adjourned in accordance with the terms of the Merger Agreement), a press release reaffirming its recommendation that Chesapeake shareholders approve the Stock Issuance Proposal, which request may not be made more than two times in respect of any specific Chesapeake Competing Proposal;

•
approve, recommend or declare advisable (or publicly propose to do so) any Chesapeake Competing Proposal;

•
approve, adopt, recommend, agree to or enter into, or propose or resolve to approve, adopt, recommend, agree to or enter into, any Chesapeake Alternative Acquisition Agreement;

•
cause or permit Chesapeake to enter into a Chesapeake Alternative Acquisition Agreement; or

•
publicly propose to take any of the actions described above.

Any of the actions described in the eight bullets directly above is referred to herein as a “Chesapeake change of recommendation.”
Permitted Recommendation Change in Connection with a Superior Proposal
Prior to the time the Merger Proposal has been approved by Southwestern stockholders, in response to a bona fide written competing proposal from a third party that has not been withdrawn, was received after January 10, 2024, was not solicited at any time following the execution of the Merger Agreement and did not result from a breach of Southwestern’s non-solicitation obligations, the Southwestern Board may effect a change of recommendation or terminate the Merger Agreement pursuant to the terms of the Merger Agreement in response to a Southwestern Superior Proposal; provided, however, that such change of recommendation or termination of the Merger Agreement, as applicable may not be made unless and until:
•
the Southwestern Board determines in good faith after consultation with its financial advisors and outside legal counsel that such Southwestern Competing Proposal is a Southwestern Superior Proposal;

•
the Southwestern Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that failure to effect a change of recommendation in response to such Southwestern Superior Proposal would be inconsistent with the fiduciary duties owed by the Southwestern Board to the stockholders of Southwestern under applicable law;

•
Southwestern provides Chesapeake written notice of such proposed action four business days in advance, which notice will set forth in writing that the Southwestern Board intends to take such action and will include the identity of the person making such Southwestern Competing Proposal and will contain a copy of such proposal and a draft of the definitive agreement to be entered into in connection therewith (or, if not in writing, a written summary of the material terms and conditions thereof);

•
during the four business day period commencing on the date of Chesapeake’s receipt of the notice described in the immediately preceding bullet point (subject to any applicable extensions), Southwestern negotiates (and causes its officers, employees, financial advisors, outside legal counsel and other representatives to negotiate) in good faith with Chesapeake (to the extent Chesapeake wishes to negotiate) to permit Chesapeake to make such adjustments, amendments or revisions to the terms of the Merger Agreement so that the Southwestern Competing Proposal that is the subject of such notice ceases to be a Southwestern Superior Proposal;

•
at the end of the four business day period, prior to taking action to effect a change of recommendation, the Southwestern Board takes into account any binding irrevocable adjustments, amendments or revisions to the terms of the Merger Agreement proposed by Chesapeake in writing and any other information offered by Chesapeake in response to the notice specified in the third bullet point above, and determines in good faith after consultation with its financial advisors and outside legal counsel, that the Southwestern Competing Proposal remains a Southwestern Superior Proposal and that the failure to effect a change of recommendation in response to such Southwestern Superior Proposal would continue to be inconsistent with the fiduciary duties of the directors under applicable law; provided that if there is any material development with respect to such Southwestern Competing Proposal, Southwestern shall, in each case, be required to deliver to Chesapeake an additional notice consistent with that described in the third bullet point above and a new negotiation period under the fourth bullet point above shall commence (except that the original four business day notice period referred to in the fourth bullet point above shall instead be equal to the longer of (1) two business days and (2) the period remaining under the first and original four business day notice period above, during which time Southwestern shall be required to comply with the requirements of the fourth bullet point above and this bullet point anew with respect to such additional notice (but substituting the time periods therein with the foregoing extended period)); and

•
in the case of Southwestern terminating the Merger Agreement to enter into a definitive agreement with respect to a Southwestern Superior Proposal, Southwestern shall have, prior to or contemporaneously with such termination, paid, or cause the payment of, the termination fee.

Prior to the time the Stock Issuance Proposal has been approved by Chesapeake shareholders, in response to a bona fide written competing proposal from a third party that has not been withdrawn, was received after January 10, 2024, was not solicited at any time following the execution of the Merger Agreement and did not result from a breach of Chesapeake’s non-solicitation obligations, the Chesapeake Board may effect a change of recommendation or terminate the Merger Agreement pursuant to the terms of the Merger Agreement in response to a Chesapeake Superior Proposal; provided, however, that such change of recommendation or termination of the Merger Agreement, as applicable may not be made unless and until:
•
the Chesapeake Board determines in good faith after consultation with its financial advisors and outside legal counsel that such Chesapeake Competing Proposal is a Chesapeake Superior Proposal;

•
the Chesapeake Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that failure to effect a change of recommendation in response to such Chesapeake Superior Proposal would be inconsistent with the fiduciary duties owed by the Chesapeake Board to the shareholders of Chesapeake under applicable law;

•
Chesapeake provides Southwestern written notice of such proposed action four business days in advance, which notice will set forth in writing that the Chesapeake Board intends to take such action and will include the identity of the person making such Chesapeake Competing Proposal and will contain a copy of such proposal and a draft of the definitive agreement to be entered into in connection therewith (or, if not in writing, a written summary of the material terms and conditions thereof);

•
during the four business day period commencing on the date of Southwestern’s receipt of the notice described in the immediately preceding bullet point (subject to any applicable extensions), Southwestern negotiates (and causes its officers, employees, financial advisors, outside legal counsel and other representatives to negotiate) in good faith with Southwestern (to the extent Southwestern wishes to negotiate) to permit Southwestern to make such adjustments, amendments or revisions to the terms of the Merger Agreement so that the Chesapeake Competing Proposal that is the subject of the notice specified in the immediately preceding bullet point ceases to be a Chesapeake Superior Proposal;

•
at the end of the four business day period, prior to taking action to effect a change of recommendation, the Chesapeake Board takes into account any binding irrevocable adjustments, amendments or revisions to the terms of the Merger Agreement proposed by Southwestern in writing and any other information offered by Southwestern in response to the notice specified in the third bullet point above, and determines in good faith after consultation with its financial advisors and outside legal counsel, that the Chesapeake Competing Proposal remains a Chesapeake Superior Proposal and that the failure to effect a change of recommendation in response to such Chesapeake Superior Proposal would continue to be inconsistent with the fiduciary duties of the directors under applicable law; provided that if there is any material development with respect to such Chesapeake Competing Proposal, Chesapeake shall, in each case, be required to deliver to Southwestern an additional notice consistent with that described in the third bullet point above and a new negotiation period under the fourth bullet point above shall commence (except that the original four business day notice period referred to in the fourth bullet point above shall instead be equal to the longer of (1) two business days and (2) the period remaining under the first and original four business day notice period above, during which time Chesapeake shall be required to comply with the requirements of the fourth bullet point above and this bullet point anew with respect to such additional notice (but substituting the time periods therein with the foregoing extended period)); and

•
in the case of Chesapeake terminating the Merger Agreement to enter into a definitive agreement with respect to a Chesapeake Superior Proposal, Chesapeake shall have, prior to or contemporaneously with such termination, paid, or cause the payment of, the termination fee.

Permitted Recommendation Change in Connection with Intervening Events
Prior to the time the Merger Proposal has been approved by Southwestern stockholders, in response to a Southwestern Intervening Event that occurs or arises after January 10, 2024 and that did not arise from or in connection with a material breach of the Merger Agreement by Southwestern, the Southwestern Board may effect a change of recommendation; provided, however, that such change of recommendation may not be made unless and until:
•
the Southwestern Board determines in good faith after consultation with its financial advisors and outside legal counsel that a Southwestern Intervening Event has occurred;

•
the Southwestern Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that failure to effect a change of recommendation in response to such Southwestern Intervening Event would be inconsistent with the fiduciary duties of the directors of the Southwestern Board under applicable law;

•
Southwestern provides Chesapeake written notice of such proposed action and the basis of such proposed action four business days in advance, which notice will set forth in writing that the Southwestern Board intends to take such action and includes the reasons therefor and a reasonable description of the facts and circumstances of the Southwestern Intervening Event and the reasons for the Southwestern Board’s determination;

•
during the four business day period commencing on the date of Chesapeake’s receipt of the notice described in the immediately preceding bullet point (subject to any applicable extensions), Southwestern negotiates (and causes its officers, employees, financial advisors, outside legal counsel and other representatives to negotiate) in good faith with Chesapeake (to the extent Chesapeake wishes to negotiate) to make such adjustments, amendments or revisions to the terms of the Merger Agreement as would permit the Southwestern Board not to effect a change of recommendation in response thereto; and

•
at the end of the four business day period, prior to taking action to effect a change of recommendation, the Southwestern Board takes into account any binding irrevocable adjustments, amendments or revisions to the terms of the Merger Agreement proposed by Chesapeake in writing and any other information offered by Chesapeake in response to the notice specified in the third bullet point above, and determines in good faith after consultation with its financial advisors and outside legal counsel, that the failure to effect a change of recommendation in response to such intervening event would continue to be inconsistent with the fiduciary duties of the directors under applicable law if such adjustments, amendments or revisions irrevocably offered in writing by Chesapeake were to be given effect; provided that if there is any material development with respect to such Southwestern Intervening Event, Southwestern shall, in each case, be required to deliver to Chesapeake an additional notice consistent with that described in the third bullet point above and a new negotiation period under the fourth bullet point above shall commence (except that the original four business day notice period referred to in the third bullet point above shall instead be equal to the longer of (1) two business days and (2) the period remaining under the first and original four business day notice period of the third bullet point above, during which time Southwestern shall be required to comply with the requirements of the fourth bullet point above and this bullet point anew with respect to such additional notice (but substituting the time periods therein with the foregoing extended period)).

Prior to the time the Stock Issuance Proposal has been approved by Chesapeake shareholders, in response to a Chesapeake Intervening Event that occurs or arises after January 10, 2024 and that did not arise from or in connection with a material breach of the Merger Agreement by Chesapeake, the Chesapeake Board may effect a change of recommendation; provided, however, that such change of recommendation may not be made unless and until:
•
the Chesapeake Board determines in good faith after consultation with its financial advisors and outside legal counsel that a Chesapeake Intervening Event has occurred;

•
the Chesapeake Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that failure to effect a change of recommendation in response to such Chesapeake Intervening Event would be inconsistent with the fiduciary duties of the directors of the Chesapeake Board under applicable law;

•
Chesapeake provides Southwestern written notice of such proposed action and the basis of such proposed action four business days in advance which notice will set forth in writing that the Chesapeake

Board intends to take such action and includes the reasons therefor and a reasonable description of the facts and circumstances of the Chesapeake Intervening Event and the reasons for the Chesapeake Board’s determination;
•
during the four business day period commencing on the date of Southwestern’s receipt of the notice described in the immediately preceding bullet point (subject to any applicable extensions), Chesapeake negotiates (and causes its officers, employees, financial advisors, outside legal counsel and other representatives to negotiate) in good faith with Southwestern (to the extent Southwestern wishes to negotiate) to make such adjustments, amendments or revisions to the terms of the Merger Agreement as would permit the Chesapeake Board not to effect a change of recommendation in response thereto; and

•
at the end of the four business day period, prior to taking action to effect a change of recommendation, the Chesapeake Board takes into account any binding irrevocable adjustments, amendments or revisions to the terms of the Merger Agreement proposed by Southwestern in writing and any other information offered by Southwestern in response to the notice specified in the third bullet point above, and determines in good faith after consultation with its financial advisors and outside legal counsel, that the failure to effect a change of recommendation in response to such intervening event would continue to be inconsistent with the fiduciary duties of the directors under applicable law if such adjustments, amendments or revisions irrevocably offered in writing by Southwestern were to be given effect; provided that if there is any material development with respect to such Chesapeake Intervening Event, Chesapeake shall, in each case, be required to deliver to Southwestern an additional notice consistent with that described in the third bullet point above and a new negotiation period under the fourth bullet point above shall commence (except that the original four business day notice period referred to in the third bullet point above shall instead be equal to the longer of (1) two business days and (2) the period remaining under the first and original four business day notice period of the third bullet point above, during which time Chesapeake shall be required to comply with the requirements of the fourth bullet point above and this bullet point anew with respect to such additional notice (but substituting the time periods therein with the foregoing extended period)).

Certain Permitted Disclosure
Prior to the time the Merger Proposal has been approved by Southwestern stockholders, the Southwestern Board may, after consultation with its outside legal counsel, make such disclosures as the Southwestern Board determines in good faith are necessary to comply with Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or other disclosure required to be made in this joint proxy statement/prospectus by applicable U.S. federal securities laws; provided, however, that if such disclosure by the Southwestern Board has the effect of withdrawing or materially and adversely modifying the recommendation that Southwestern stockholders approve the Merger Proposal, such disclosure will be deemed to be a change of recommendation and Chesapeake shall have the right to terminate the Merger Agreement in accordance with its terms.
Prior to the time the Stock Issuance Proposal has been approved by Chesapeake shareholders, the Chesapeake Board may, after consultation with its outside legal counsel, make such disclosures as the Chesapeake Board determines in good faith are necessary to comply with Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or other disclosure required to be made in this joint proxy statement/prospectus by applicable U.S. federal securities laws; provided, however, that if such disclosure by the Chesapeake Board has the effect of withdrawing or materially and adversely modifying the recommendation that Chesapeake shareholders approve the Stock Issuance Proposal, such disclosure will be deemed to be a change of recommendation and Southwestern shall have the right to terminate the Merger Agreement in accordance with its terms.
Certain Definitions Relating to No Solicitation and No Change of Recommendation Covenants
A “Chesapeake Alternative Acquisition Agreement” means any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 6.4(b) of the Merger Agreement) relating to a Chesapeake Competing Proposal.

A “Chesapeake Competing Proposal” is any contract, proposal, offer or indication of interest relating to any transaction or series of related transactions (other than transactions only with Southwestern or any of its subsidiaries) involving, directly or indirectly: (a) any acquisition (by asset purchase, stock purchase, merger, or otherwise) by any person or group of any business or assets of Chesapeake or any of its subsidiaries (including capital stock of or ownership interest in any Subsidiary) that generated 20% or more of Chesapeake’s and its subsidiaries’ assets (by fair market value), net revenue or earnings before interest, taxes, depreciation and amortization for the preceding twelve months, or any license, lease or long-term supply agreement having a similar economic effect, (b) any acquisition by any person resulting in, or proposal or offer, which if consummated would result in, any person becoming the beneficial owner of directly or indirectly, in one or a series of related transactions, 20% or more of the total voting power or of any class of equity securities of Chesapeake or those of any of its subsidiaries, or 20% or more of the consolidated total assets (including, without limitation, equity securities of its subsidiaries) or (c) any merger, amalgamation, consolidation, division, tender offer, exchange offer, deSPAC transaction, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Chesapeake or any of its subsidiaries.
A “Chesapeake Intervening Event” is a development, event, effect, state of facts, condition, occurrence or change in circumstance that materially affects the business or assets of Chesapeake and its subsidiaries (taken as a whole) that occurs or arises after the date of the Merger Agreement that was not known to or reasonably foreseeable by the Chesapeake Board as of the date of the Merger Agreement (or, if known or reasonably foreseeable, the magnitude or material consequences of which were not known or reasonably foreseeable by the Chesapeake Board as of the date of the Merger Agreement); provided, however, that in no event shall the following constitute a Chesapeake Intervening Event: (i) the receipt, existence or terms of an actual or possible Chesapeake Competing Proposal or Chesapeake Superior Proposal, (ii) any effect relating to Chesapeake or any of its subsidiaries, (iii) any change, in and of itself, in the price or trading volume of shares of Chesapeake Common Stock or Southwestern Common Stock (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been a Chesapeake Intervening Event, to the extent otherwise permitted by this definition), (iv) the fact that Chesapeake or any of its subsidiaries exceeds (or fails to meet) internal or published projections or guidance or any matter relating thereto or of consequence thereof (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been a Chesapeake Intervening Event, to the extent otherwise permitted by this definition) or, (v) conditions (or changes in such conditions) in the oil and gas exploration and production industry (including changes in commodity prices, general market prices and political or regulatory changes affecting the industry or any changes in applicable law), constitute a Chesapeake Intervening Event or (vi) any opportunity to acquire (by merger, joint venture, partnership, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties or businesses from, or enter into any licensing, collaborating or similar arrangements with, any other person.
A “Chesapeake Superior Proposal” means a bona fide Chesapeake Competing Proposal that is not solicited after the date of the agreement (or otherwise resulting from a breach of Section 6.4 of the Merger Agreement) by any person or group to acquire, directly or indirectly, (a) businesses or assets of Chesapeake or any of its subsidiaries (including capital stock of or ownership interest in any subsidiary) that account for 50% or more of the fair market value of such assets or that generated 50% or more of Chesapeake’s and its subsidiaries’ net revenue or earnings before interest, taxes, depreciation and amortization for the preceding twelve months, respectively, or (b) 50% or more of the total voting power or of any class of equity securities of Chesapeake or those of any of its subsidiaries, in each case whether by way of merger, amalgamation, share exchange, tender offer, exchange offer, recapitalization, consolidation, sale of assets or otherwise, that in the good faith determination of the Chesapeake Board, (i) if consummated, would result in a transaction more favorable to Chesapeake’s shareholders (in their capacity as such) than the Merger (after taking into account the time likely to be required to consummate such proposal and any binding irrevocable adjustments or revisions to the terms of the Merger Agreement offered by Southwestern in response to such proposal or otherwise) and (ii) is reasonably likely to be consummated on the terms proposed, in each case taking into account any legal, financial, regulatory and shareholder approval requirements, including the sources, availability and terms of any financing, financing market conditions and the existence of a financing contingency, the likelihood of termination, the timing of closing, the identity of the person or persons making the proposal and any other aspects considered relevant by the Chesapeake Board.

A “Southwestern Alternative Acquisition Agreement” means any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 6.3(b) of the Merger Agreement) relating to a Southwestern Competing Proposal.
A “Southwestern Competing Proposal” means any contract, proposal, offer or indication of interest relating to any transaction or series of related transactions (other than transactions only with Chesapeake or any of its subsidiaries) involving, directly or indirectly: (a) any acquisition (by asset purchase, stock purchase, merger, or otherwise) by any person or group of any business or assets of Southwestern or any of its subsidiaries (including capital stock of or ownership interest in any subsidiary) that generated 20% or more of Southwestern’s and its subsidiaries’ assets (by fair market value), net revenue or earnings before interest, taxes, depreciation and amortization for the preceding twelve months, or any license, lease or long-term supply agreement having a similar economic effect, (b) any acquisition by any person resulting in, or proposal or offer, which if consummated would result in, any person becoming the beneficial owner of directly or indirectly, in one or a series of related transactions, 20% or more of the total voting power or of any class of equity securities of Southwestern or those of any of its subsidiaries, or 20% or more of the consolidated total assets (including, without limitation, equity securities of its subsidiaries) or (c) any merger, amalgamation, consolidation, division, tender offer, exchange offer, deSPAC transaction, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Southwestern or any of its subsidiaries.
A “Southwestern Intervening Event” is a development, event, effect, state of facts, condition, occurrence or change in circumstance that materially affects the business or assets of Southwestern and its subsidiaries (taken as a whole) that occurs or arises after the date of the Merger Agreement that was not known to or reasonably foreseeable by the Southwestern Board as of the date of the Merger Agreement (or, if known or reasonably foreseeable, the magnitude or material consequences of which were not known or reasonably foreseeable by the Southwestern Board as of the date of the Merger Agreement); provided, however, that in no event shall the following constitute a Southwestern Intervening Event: (i) the receipt, existence or terms of an actual or possible Southwestern Competing Proposal or Southwestern Superior Proposal, (ii) any effect relating to Chesapeake or any of its subsidiaries, (iii) any change, in and of itself, in the price or trading volume of shares of Southwestern Common Stock or Chesapeake Common Stock (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been a Southwestern Intervening Event, to the extent otherwise permitted by this definition), (iv) the fact that Southwestern or any of its subsidiaries exceeds (or fails to meet) internal or published projections or guidance or any matter relating thereto or of consequence thereof (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been a Southwestern Intervening Event, to the extent otherwise permitted by this definition) or, (v) conditions (or changes in such conditions) in the oil and gas exploration and production industry (including changes in commodity prices, general market prices and political or regulatory changes affecting the industry or any changes in applicable law), constitute a Southwestern Intervening Event or (vi) any opportunity to acquire (by merger, joint venture, partnership, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties or businesses from, or enter into any licensing, collaborating or similar arrangements with, any other person.
A “Southwestern Superior Proposal” means a bona fide Southwestern Competing Proposal that is not solicited after the date of the Merger Agreement (or otherwise resulting from a breach of Section 6.3 of the Merger Agreement) by any person or group (other than Chesapeake or any of its affiliates) to acquire, directly or indirectly, (a) businesses or assets of Southwestern or any of its subsidiaries (including capital stock of or ownership interest in any subsidiary) that account for 50% or more of the fair market value of such assets or that generated 50% or more of Southwestern’s and its subsidiaries’ net revenue or earnings before interest, taxes, depreciation and amortization for the preceding twelve months, respectively, or (b) 50% or more of the total voting power or of any class of equity securities of Southwestern or those of any of its subsidiaries, in each case whether by way of merger, amalgamation, share exchange, tender offer, exchange offer, recapitalization, consolidation, sale of assets or otherwise, that in the good faith determination of the Southwestern Board, (i) if consummated, would result in a transaction more favorable to Southwestern’s stockholders (in their capacity as such) than the Merger (after taking into account the time likely to be required to consummate such proposal and any binding irrevocable adjustments or revisions to the terms of the agreement offered by Chesapeake in response to such proposal or otherwise) and (ii) is reasonably likely to be consummated on the terms proposed, in each case taking into account any legal, financial, regulatory and shareholder approval requirements, including the sources, availability and terms of any financing, financing market conditions and the existence of a financing contingency, the likelihood of termination, the timing of closing, the identity of the person or persons making the proposal and any other aspects considered relevant by the Southwestern Board.
Preparation of Joint Proxy Statement/Prospectus and Registration Statement
The parties have agreed to promptly furnish to each other such data and information relating to it, its subsidiaries (including, in the case of Chesapeake, Merger Sub Inc and Merger Sub LLC) and the holders of its capital stock, as the other party may reasonably request for the purpose of including such data and information in this joint proxy statement/prospectus and any amendments or supplements hereto.
Southwestern and Chesapeake have agreed to cooperate and each use their respective reasonable best efforts to cause this joint proxy statement/prospectus and the registration statement, of which this joint proxy statement/prospectus forms a part, to comply with the rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff. Chesapeake and Southwestern will each use its reasonable best efforts to cause the registration statement, of which this joint proxy statement/prospectus forms a part, to become effective under the Securities Act as soon after such filing as reasonably practicable and Chesapeake will use reasonable best efforts to keep the registration statement, of which this joint proxy statement/prospectus forms a part, effective as long as is necessary to consummate the Merger. Each of Southwestern and Chesapeake will advise the other promptly after it receives any request by the SEC for amendment of this joint proxy statement/prospectus or the registration statement, of which this joint proxy statement/prospectus forms a part, or comments thereon and responses thereto or any request by the SEC for additional information and will provide each other with copies of all correspondence that is provided between it, on one hand, and by the SEC on the other hand. Each of Southwestern and Chesapeake has agreed to use reasonable best efforts to cause all documents that it is responsible for filing with the SEC in connection with the transactions contemplated by the Merger Agreement to comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.
Prior to filing the registration statement, of which this joint proxy statement/prospectus forms a part (or any amendment or supplement thereto), or filing or mailing this joint proxy statement/prospectus (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of Southwestern and Chesapeake has agreed to (i) provide the other with a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) include in such document or response all comments reasonably and promptly proposed by the other and (iii) not file or mail such document or respond to the SEC prior to receiving the approval of the other, which approval will not be unreasonably withheld, conditioned or delayed.
Chesapeake and Southwestern have agreed to make all necessary filings with respect to the Merger and the transactions contemplated by the Merger Agreement under the Securities Act, the Exchange Act and applicable “blue sky” laws and the rules and regulations thereunder and the rules and regulations of Nasdaq or the NYSE, as applicable. Each party will advise the other, promptly after it receives notice thereof, of the time at which the registration statement, of which this proxy statement/prospectus forms a part, has become effective or any supplement or amendment has been filed, the issuance of any stop or cease-trade order, or the suspension of the qualification of the shares of Chesapeake Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction. Each of Southwestern and Chesapeake will use reasonable best efforts to have any such or cease trade stop order or suspension lifted, reversed or otherwise terminated.
If at any time prior to the Effective Time, any information relating to Chesapeake or Southwestern, or any of their respective affiliates, officers or directors, should be discovered by Chesapeake or Southwestern that should be set forth in an amendment or supplement to the registration statement, of which this joint proxy statement/prospectus forms a part, or this joint proxy statement/prospectus, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information will promptly notify the other party and an appropriate amendment or supplement describing such information will be promptly filed with the SEC and, to the extent required by applicable law, disseminated to the Southwestern stockholders and the Chesapeake shareholders.
Shareholders Meetings
Southwestern has agreed to take all action necessary in accordance with applicable laws and the organizational documents of Southwestern to duly give notice of, convene and hold (in person or virtually, in accordance with applicable law) a meeting of its stockholders for the purpose of obtaining the approval of the Merger Proposal by Southwestern stockholders, to be held as promptly as reasonably practicable after the clearance of this joint proxy statement/prospectus by the SEC and the time that the registration statement, of which this joint proxy statement/prospectus forms a part, is declared effective by the SEC (and in any event will use commercially reasonable efforts to convene such meeting within forty-five days thereof and no later than five business days prior to the Outside Date). Except where a Southwestern change of recommendation has been made as permitted in the Merger Agreement, the Southwestern Board must recommend that the stockholders of Southwestern vote in favor of the Merger Proposal and the Southwestern Board must solicit from Southwestern stockholders proxies in favor of the Merger Proposal, and this joint proxy statement/prospectus is required to include such recommendation of the Southwestern Board. Southwestern has agreed to use reasonable best efforts to obtain the approval of the Merger Proposal by the Southwestern stockholders and submit the proposal to adopt the Merger Agreement to the Southwestern stockholders at the Southwestern Special Meeting. Southwestern (i) will be required to adjourn or postpone the Southwestern Special Meeting to the extent necessary to ensure that any legally required supplement or amendment to this joint proxy statement/prospectus are provided to the Southwestern stockholders or if, as of the time the Southwestern Special Meeting is scheduled, there are insufficient shares of Southwestern Common Stock represented to constitute a quorum necessary to conduct business at the Southwestern Special Meeting, and (ii) may adjourn or postpone the Southwestern Special Meeting with the written consent of Chesapeake if, as of the time for which the Southwestern Special Meeting is scheduled, there are insufficient shares of Southwestern Common Stock represented to obtain the approval of the Merger Proposal. Notwithstanding the foregoing, (i) unless otherwise agreed to by the parties, the Southwestern Special Meeting will not be adjourned or postponed to a date that is more than ten business days after the date for which the Southwestern Special Meeting was previously scheduled except as required by applicable law, (ii) the Southwestern Special Meeting will not be adjourned or postponed to a date on or after five business days prior to the Outside Date, and (iii) no such adjournment or postponement may have the effect of changing the record date for determining the Southwestern stockholders entitled to notice of or to vote at the Southwestern Special Meeting without the written consent of Chesapeake (which consent will not be unreasonably withheld, conditioned or delayed).
If requested by Chesapeake, Southwestern will promptly provide all voting tabulation reports relating to the Southwestern Special Meeting and will otherwise keep Chesapeake reasonably informed regarding the status of the solicitation and any material oral or written communications from or to Southwestern’s stockholders with respect thereto. Unless there has been a change in recommendation, the parties have agreed to cooperate and use their reasonable best efforts to defend against any efforts by any of Southwestern’s stockholders or any other person to prevent the approval of the Merger Proposal by Southwestern stockholders.
Southwestern has agreed, in consultation with Chesapeake, to fix a record date for determining the Southwestern stockholders entitled to notice of, and to vote at, the Southwestern Special Meeting and Southwestern will not change such record date or establish a different record date for the Southwestern Special Meeting without the prior written consent of Chesapeake (which consent will not be unreasonably withheld, conditioned or delayed). Without the prior written consent of Chesapeake or as required by applicable law, (i) the Merger Proposal will be the only matter (other than a non-binding advisory proposal regarding compensation that may be paid or become payable to the named executive officers of Southwestern in connection with the Merger and matters of procedure, including any adjournment proposal) that Southwestern may propose to be acted on by the Southwestern stockholders at the Southwestern Special Meeting and Southwestern will not submit any other proposal to such stockholders in connection with the Southwestern Special Meeting or otherwise (including any proposal inconsistent with the adoption of the

Merger Agreement or the consummation of the transactions contemplated thereby) and (ii) Southwestern may not call any meeting of the Southwestern stockholders (or solicit any other stockholder action by written consent) other than the Southwestern Special Meeting.
Chesapeake has agreed to take all action necessary in accordance with applicable laws and the organizational documents of Chesapeake to duly give notice of, convene and hold (in person or virtually, in accordance with applicable law) a meeting of its shareholders for the purpose of obtaining the approval of the Stock Issuance Proposal by Chesapeake shareholders, (the “Chesapeake Special Meeting”) to be held as promptly as reasonably practicable after the clearance of this joint proxy statement/prospectus by the SEC and the time that the registration statement, of which this joint proxy statement/prospectus forms a part, is declared effective by the SEC (and in any event will use commercially reasonable efforts to convene such meeting within forty-five days thereof and no later than five business days prior to the Outside Date). Except where a Chesapeake change of recommendation has been made as permitted in the Merger Agreement, the Chesapeake Board must recommend that the shareholders of Chesapeake vote in favor of the Stock Issuance Proposal and the Chesapeake Board must solicit from Chesapeake shareholders proxies in favor of the Stock Issuance Proposal, and this joint proxy statement/prospectus is required to include such recommendation of the Chesapeake Board. Chesapeake has agreed to use reasonable best efforts to obtain the approval of the Stock Issuance Proposal by the Chesapeake shareholders and submit the Stock Issuance Proposal to the Chesapeake shareholders at the Chesapeake Special Meeting. Chesapeake (i) will be required to adjourn or postpone the Chesapeake Special Meeting to the extent necessary to ensure that any legally required supplement or amendment to this joint proxy statement/prospectus are provided to the Chesapeake shareholders or if, as of the time the Chesapeake Special Meeting is scheduled, there are insufficient shares of Chesapeake Common Stock represented to constitute a quorum necessary to conduct business at the Chesapeake Special Meeting, and (ii) may adjourn or postpone the Chesapeake Special Meeting with the written consent of Southwestern if, as of the time for which the Chesapeake Special Meeting is scheduled, there are insufficient shares of Chesapeake Common Stock represented to obtain the approval of the Stock Issuance Proposal. Notwithstanding the foregoing, (i) unless otherwise agreed to by the parties, the Chesapeake Special Meeting will not be adjourned or postponed to a date that is more than ten business days after the date for which the Chesapeake Special Meeting was previously scheduled except as required by applicable law, (ii) the Chesapeake Special Meeting will not be adjourned or postponed to a date on or after five business days prior to the Outside Date, and (iii) no such adjournment or postponement may have the effect of changing the record date for determining the Chesapeake shareholders entitled to notice of or to vote at the Chesapeake Special Meeting without the written consent of Southwestern (which consent will not be unreasonably withheld, conditioned or delayed).
If requested by Southwestern, Chesapeake will promptly provide all voting tabulation reports relating to the Chesapeake Special Meeting and will otherwise keep Southwestern reasonably informed regarding the status of the solicitation and any material oral or written communications from or to Chesapeake’s shareholders with respect thereto. Unless there has been a change in recommendation, the parties have agreed to cooperate and use their reasonable best efforts to defend against any efforts by any of Chesapeake’s shareholders or any other person to prevent the approval of the Stock Issuance Proposal by Chesapeake’s shareholders.
Chesapeake has agreed, in consultation with Southwestern, to fix a record date for determining the Chesapeake shareholders entitled to notice of, and to vote at, the Chesapeake Special Meeting and Chesapeake will not change such record date or establish a different record date for the Chesapeake Special Meeting without the prior written consent of Southwestern (which consent will not be unreasonably withheld, conditioned or delayed). Without the prior written consent of Southwestern or as required by applicable law, (i) the Stock Issuance Proposal will be the only matter (other than a non-binding advisory proposal regarding compensation that may be paid or become payable to the named executive officers of Chesapeake in connection with the Merger and matters of procedure, including any adjournment proposal) that Chesapeake may propose to be acted on by the Chesapeake shareholders at the Chesapeake Special Meeting and Chesapeake will not submit any other proposal to such shareholders in connection with the Chesapeake Special Meeting or otherwise (including any proposal inconsistent with the adoption of the Merger Agreement or the consummation of the transactions contemplated thereby) and (ii) Chesapeake may not call any meeting of the Chesapeake shareholders (or solicit any other shareholder action by written consent) other than the Chesapeake Special Meeting.

Southwestern and Chesapeake shall cooperate and use their reasonable best efforts to set the record dates for and hold the Southwestern Special Meeting and the Chesapeake Special Meeting, as applicable, on the same day and at approximately the same time.
Access to Information
Subject to applicable law and certain other exceptions set forth in the Merger Agreement, Southwestern and Chesapeake have each agreed to (and to cause its subsidiaries to), upon reasonable advance written notice by the other, use reasonable best efforts to furnish the other with all information concerning itself, its subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with this joint proxy statement/prospectus, the registration statement, of which this joint proxy statement/prospectus forms a part, or any other statement, filing, notice or application made by or on behalf of Chesapeake, Southwestern or any of their respective subsidiaries to any third party or any governmental entity in connection with the transactions contemplated by the Merger Agreement.
Southwestern and Chesapeake have agreed to, and to cause each of their respective subsidiaries to, use reasonable best efforts to afford the other party’s officers and its representatives, during the period prior to the earlier of the Effective Time and the termination of the Merger Agreement, reasonable access, at reasonable times upon reasonable prior notice, to the officers, key employees, agents, properties, offices and other facilities of the other party and its subsidiaries and to their books, records, contracts and documents, and to cause each of its subsidiaries to, furnish reasonably promptly to such party and its representatives such information concerning its and its subsidiaries’ business, properties, contracts, records and personnel as may be reasonably requested, from time to time, by or on behalf of the other party, except that such access may be limited by either party to the extent reasonably necessary for such party to comply with applicable law; provided, further, that if any access is withheld pursuant to the preceding proviso, the withholding party shall use commercially reasonable efforts to seek an alternative means to provide the access to the withheld information in a matter that does not violate any such law. Each party and its representatives are required to conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the other party or its subsidiaries or otherwise cause any unreasonable interference with the prompt and timely discharge by the employees of the other party or its subsidiaries of their normal duties. However, the foregoing obligations are subject to certain limitations as set forth in the Merger Agreement.
Confidentiality Agreement
The confidentiality agreement between Chesapeake and Southwestern survived the execution and delivery of the Merger Agreement and applies to all information furnished thereunder or pursuant to the Merger Agreement; provided that, for the avoidance of doubt, the restrictions set forth in the confidentiality agreement shall not limit the disclosure or dissemination of information (including publicly) if required by law or requested by any governmental entity, Financial Industry Regulatory Authority, the NYSE or Nasdaq. From and after January 10, 2024 until the earlier of the Effective Time and termination of the Merger Agreement in accordance with its terms, each party shall continue to provide access to the other party and its representatives to the data relating to the Merger and the other transactions contemplated by the Merger Agreement maintained by or on behalf of it to which the other party and its representatives were provided access prior to January 10, 2024.
HSR and Other Regulatory Approvals
Except for the filings and notifications made pursuant to antitrust laws, promptly after following the execution of the Merger Agreement, the parties have agreed to prepare and file with the appropriate governmental entities and other third parties all authorizations, consents, notifications, certifications, registrations, declarations and filings that are necessary in order to consummate the transactions contemplated by the Merger Agreement and to diligently and expeditiously prosecute, and cooperate fully with each other in the prosecution of, such matters. However, in no event will either Southwestern or Chesapeake or any of their respective affiliates be required to pay any consideration to any third parties or give anything of value to obtain any such person’s authorization, approval, consent or waiver to effectuate the transactions contemplated by the Merger Agreement, other than filing, recordation or similar fees. Chesapeake and Southwestern will have the right to review in advance and, to the extent reasonably practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Chesapeake or Southwestern, as applicable, and any of their respective subsidiaries or affiliates, that appears in any filing made with, or written materials submitted to, any third party or any governmental entity in connection with the transactions contemplated by the Merger Agreement (including this joint proxy statement/prospectus). Southwestern and its subsidiaries and affiliates will not agree to any actions, restrictions or conditions with respect to obtaining any consents, registrations, approvals, permits, expirations of waiting periods or authorizations in connection with the transactions contemplated by the Merger Agreement without the prior written consent of Chesapeake (which consent may be withheld in Chesapeake’s sole discretion).
Each of Chesapeake and Southwestern submitted the required HSR notifications to the FTC and the DOJ on February 1, 2024. Chesapeake pulled its HSR filing and refiled it on March 5, 2024. On April 4, 2024, Chesapeake and Southwestern each received a Second Request from the FTC in connection with the FTC’s review of the Merger. Issuance of the Second Request extends the waiting period imposed by the HSR Act until 30 days after Chesapeake and Southwestern have each substantially complied with the Second Request, unless that period is extended voluntarily by the parties or terminated sooner by the FTC. Chesapeake and Southwestern will continue to work cooperatively with the FTC in its review of the Merger, and now expect that the Merger will be completed in the second half of 2024, subject to the fulfillment of the other closing conditions, including approvals of Chesapeake and Southwestern shareholders. Each party will use reasonable best efforts to obtain the expiration or termination of any waiting period under the HSR Act applicable to the transactions and bring about the closing as promptly as reasonably practicable (and in any event before the outside date). In furtherance of the foregoing, each party will (i) cooperate fully with the other party and furnish to it such necessary information and reasonable assistance as it may reasonably request in connection with its preparation of any required filings under the HSR Act; (ii) use reasonable best efforts to respond appropriately as promptly as reasonably practicable to any request for information in connection with the transactions from any governmental entity under any antitrust law; (iii) keep the other party apprised of any substantive communications with, and any inquiries or requests for additional information from, any governmental entity in connection with the transactions; (iv) provide copies to the other party of all substantive written communications relating to the transactions to or from any governmental entity, provided, that each party may redact or withhold materials due to reasonable good-faith confidentiality or privilege concerns or designate such communications as “outside counsel only material”; (v) permit the other party a reasonable opportunity to review any proposed substantive written communications to a governmental entity, and consider in good faith the other party’s comments thereon; (vi) not participate in any substantive discussion with any governmental entity in relation to the transactions without giving the other party reasonable notice and an opportunity to participate; (vii) use reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to the terms of the Merger Agreement so as to preserve any applicable privilege; and (viii) not enter into any timing agreement with any governmental entity that would reasonably be expected to extend beyond the Outside Date, without the prior written consent of the other party.
In furtherance of the foregoing, the parties shall each use reasonable best efforts to take, or cause to be taken, all actions and to do or cause to be done, all things necessary, proper or advisable to consummate the transactions as promptly as reasonably practicable (taking into account the time reasonably needed to respond to and resolve concerns or requirements of applicable regulators), including (i) proposing, negotiating, agreeing to, and effecting the sale, leasing, licensing, divestiture or other disposition of any assets, operations, businesses or interests of Southwestern or Chesapeake and their respective subsidiaries and affiliates; (ii) terminating existing relationships, contractual rights or obligations of Southwestern or Chesapeake and their respective subsidiaries and affiliates; (iii) terminating any venture or other arrangement of Southwestern or Chesapeake and their respective subsidiaries and affiliates; (iv) creating any relationship, contractual rights or obligations binding on Southwestern or Chesapeake and their respective subsidiaries and affiliates; (v) effectuating any other change or restructuring of Southwestern or Chesapeake and their respective subsidiaries and affiliates; or (vi) agreeing to restrictions or actions that after the closing would limit Chesapeake’s or its subsidiaries’ freedom of action or operation (any such action, a “Remedy Action”), and, in connection therewith, entering into appropriate agreements with or stipulating to the entry of an order by any governmental entity; provided, however, that (x) any Remedy Action shall be conditioned on the closing and (y) notwithstanding anything to the contrary contained in the agreement, nothing in the

Merger Agreement shall require Chesapeake or any of its subsidiaries or affiliates to offer, propose, negotiate, commit to, agree to, effect or take any Remedy Action that would, or would reasonably be expected to, either individually or in the aggregate, have a material adverse effect on the financial condition, business, assets, or results of operations of Chesapeake, Southwestern and their respective subsidiaries, taken as a whole, provided, however, that for this purpose, Chesapeake, Southwestern and their respective subsidiaries, taken as a whole, shall be deemed a consolidated group of entities of the size and scale of a hypothetical company that is 100% of the size of Southwestern and its subsidiaries, taken as a whole, taking into account the terms of any divestiture or other disposition of assets, as of the date of this Agreement. Southwestern shall (and shall cause its subsidiaries and affiliates to) take, or agree to take, any Remedy Action that Chesapeake requests in writing, provided that such Remedy Action is conditioned on the closing. Southwestern shall not (and shall cause its subsidiaries and affiliates not to) offer, propose, negotiate, commit to, agree to, effect or take any Remedy Action without Chesapeake’s prior written consent. If a proceeding is instituted by any governmental entity challenging the validity or legality or seeking to restrain the consummation of the transactions, the parties shall each use their reasonable best efforts to resist, resolve, or, if necessary defend, such proceeding. Chesapeake shall, upon reasonable consultation with Southwestern and in consideration of Southwestern’s views in good faith, and, subject to the penultimate sentence of Section 6.8(b) of the Merger Agreement, control, lead and direct all actions, decisions and strategy for, and make all final determinations as to the timing and appropriate course of action with respect to, making and obtaining consents with or from governmental entities in connection with the transactions and responding to and defending any proceeding by or with any governmental entity in connection with the transactions, including all matters relating to antitrust laws, provided, however, that Chesapeake shall afford Southwestern a reasonable opportunity to participate therein and shall consider the views of Southwestern in good faith in connection with the foregoing.
Neither party shall take any action that would reasonably be expected to prevent or materially delay the closing or the expiration or termination of the waiting period under the HSR Act. In furtherance of the foregoing, each party shall not, and shall cause its respective subsidiaries and affiliates not to, acquire or merge with any person or portion thereof (or agree to do the foregoing), if the entering into of a definitive agreement relating to or the consummation of such transaction would reasonably be expected to (x) materially delay the closing or the expiration or termination of the waiting period under the HSR Act, (y) materially increase the risk of any governmental entity instituting a proceeding seeking to prohibit the transactions, or (z) materially increase the risk of any governmental entity entering an order prohibiting the transactions.
Employee Matters
Chesapeake has agreed that, for a period of twelve months following the closing date, (or, if earlier, the date of the applicable employee’s termination of employment with Chesapeake or one of its subsidiaries), Chesapeake will cause each individual who was employed as of the closing date by Southwestern or a subsidiary thereof (a “Southwestern employee”) and who remains employed by Chesapeake or any of its subsidiaries (including the Surviving Corporation, Merger Sub LLC and their respective subsidiaries) to be provided with (i) base salary or wages, as applicable that are no less favorable than those provided to such Southwestern employee as of immediately prior to the closing date; (ii) a total annual cash incentive opportunity that is no less favorable than that provided to such Southwestern employee immediately prior to the closing date; (iii) equity compensation or long-term cash incentive compensation opportunity, as applicable, that is substantially comparable to that provided to such Southwestern employee immediately prior to the closing date, provided that the amount of such equity compensation or long-term cash incentive compensation opportunity, as applicable, may be adjusted to avoid duplication that otherwise may arise as a result of differences in timing of grants by Southwestern prior to the closing date and by Chesapeake following the closing date, provided further that such long-term cash incentive compensation opportunity may instead be in the form of equity compensation; and (iv) employee benefits (excluding for the avoidance of doubt, incentives and equity compensation, which are covered above, and severance benefits, which are covered below) at a level that is no less favorable in the aggregate than either the employee benefits in effect for such Southwestern employee immediately prior to the closing date or the employee benefits provided to similarly situated employees of Chesapeake and its subsidiaries. In the case of a Southwestern employee who is terminated during the twelve-month period following closing, such Southwestern employee will be eligible for severance benefits under and subject to the terms and conditions of the Southwestern Energy

Change in Control Severance Plan or, if applicable, such Southwestern employee’s individual severance agreement entered into with Southwestern.
Chesapeake has further agreed to, or to cause the Surviving Corporation and its subsidiaries to, assume and honor their respective obligations under all employment, severance, change in control, retention and other agreements, if any, between Southwestern (or a subsidiary thereof) and a Southwestern employee.
Chesapeake has agreed to, or to cause the Surviving Corporation and its subsidiaries to, credit Southwestern employees for their service with Southwestern and its subsidiaries for purposes of vesting, eligibility and benefit accrual and for long-term disability coverage purposes under the benefit plans of Chesapeake, the Surviving Corporation or any of their subsidiaries covering Southwestern employees after the closing (other than any defined benefit plan or retiree medical, dental, life or disability benefit plan), except to the extent such credit would result in a duplication of benefits.
Chesapeake has agreed to, or to cause the Surviving Corporation and its subsidiaries to, take commercially reasonable efforts to (i) waive any pre-existing condition limitations and/or waiting periods, active employment requirements and requirements to show evidence of good health under the applicable Chesapeake health and welfare benefit plans to the extent such conditions, periods or requirements were satisfied or waived under the corresponding Southwestern plans and (ii) give each Southwestern employee credit towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the closing date.
Southwestern has agreed to terminate its 401(k) plan prior to Effective Time if such termination is requested by Chesapeake in writing not less than ten days prior to the Effective Time. If a Southwestern 401(k) plan is terminated pursuant to Chesapeake’s request, Chesapeake has agreed that Southwestern employees shall be eligible to participate immediately after the closing in Chesapeake’s or one of its subsidiary’s 401(k) plan and to cause such 401(k) plan to accept rollovers of account balances (in cash and outstanding loan notes) from Southwestern’s 401(k) plans.
Indemnification; Directors’ and Officers’ Insurance
From the Effective Time and until the six year anniversary of the Effective Time, Chesapeake and the Surviving Corporation have agreed to, jointly and severally, indemnify, defend and hold harmless certain officers, directors and employees of Southwestern and its subsidiaries (the “indemnified persons”) against costs and liabilities (including attorneys’ and other professionals’ fees and expenses), arising, in whole or in part, out of the fact that such person is or was a director, officer or employee of Southwestern or any of its subsidiaries, a fiduciary under any Southwestern plan or any employee benefit plan of Southwestern or any of its subsidiaries or is or was serving at the request of Southwestern or any of its subsidiaries as a director, officer, employee or agent of another entity or by reason of anything done or not done by such person in any such capacity, whether pertaining to any act or omission occurring or existing prior to or at, but not after, the closing (such liabilities, the “indemnified liabilities”), including all indemnified liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to the Merger Agreement or the transactions contemplated by the Merger Agreement, in each case to the fullest extent such person is entitled to indemnification under applicable law.
Chesapeake and the Surviving Corporation agree that, until the six year anniversary date of the Effective Time, neither Chesapeake nor the Surviving Corporation shall amend, repeal or otherwise modify any provision in the organizational documents of the Surviving Corporation or its subsidiaries in any manner that would adversely affect the rights thereunder of any indemnified person to indemnification, exculpation and advancement in respect of the indemnified liabilities except to the extent required by applicable law. Chesapeake has agreed to, and will cause its subsidiaries, including the Surviving Corporation, to, fulfill and honor any indemnification, expense advancement or exculpation agreements between Chesapeake, Southwestern or any of their respective subsidiaries and any of their respective directors or officers existing and in effect prior to the Effective Time.
Chesapeake and the Surviving Corporation will cause to be put in place, and Chesapeake will fully prepay immediately prior to the closing, “tail” insurance policies with a claims reporting or discovery period of at least six years from the Effective Time in an amount and scope at least as favorable as

Southwestern’s existing policies with respect to matters, acts or omissions existing or occurring at or prior to, or after, the Effective Time. In no event will the aggregate cost of the directors’ and officers’ liability insurance exceed during the tail period 300% of the current aggregate annual premium paid by Southwestern for such purpose for the 2023 fiscal year, provided, that if the cost of such insurance coverage exceeds such amount, the Surviving Corporation will obtain a policy with the greatest coverage available for a cost not exceeding such amount.
Transaction Litigation
In the event of any litigation or other legal proceedings (but excluding any proceeding under or related to antitrust laws, for which Section 6.8 of the Merger Agreement shall control) by any governmental entity or other person (other than the parties to the Merger Agreement) in relation to the Merger Agreement, the Merger or other transactions contemplated by the Merger Agreement that is commenced or, to the knowledge of Chesapeake or Southwestern, is threatened against such party, the relevant party will notify the other party of any such litigation and keep that party reasonably informed of its status. Each party has agreed to give the other a reasonable opportunity to participate in the defense or settlement of any transaction litigation (at such other party’s cost) and shall consider in good faith, acting reasonably, the other party’s advice with respect to such litigation; provided, that the party that is subject to such litigation will not offer or agree to settle any such litigation without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed).
Public Announcements
No party to the Merger Agreement will, and each will use its reasonable best efforts to cause its representatives not to, issue any public announcements or make other public disclosures regarding the Merger Agreement or the transactions contemplated thereby without the prior written approval of the other party. Notwithstanding the foregoing, any party to the Merger Agreement, its subsidiaries or their representatives may issue a public announcement or other public disclosures (i) required by applicable law, (ii) required by the rules of any stock exchange upon which such party’s or its subsidiary’s capital stock is traded or (iii) consistent with the final form of the joint press release announcing the Merger and the investor presentation given to investors on the morning of January 10, 2024. However, in each case, such party must use its reasonable best efforts to afford the other party an opportunity to first review the content of the proposed disclosure and provide reasonable comments thereon (which such comments shall be considered in good faith by the disclosing party). The Merger Agreement does not restrict a party’s ability to communicate directly and confidentially with its employees and does not require either party to consult with or obtain any approval from any other party with respect to a public announcement or press release issued in connection with the receipt and existence of a Southwestern Competing Proposal or a Chesapeake Competing Proposal, as applicable, and matters related thereto or a Southwestern change of recommendation or a Chesapeake change of recommendation, other than as set forth in the Merger Agreement, as applicable.
Advice on Certain Matters
Subject to compliance with applicable law, Southwestern and Chesapeake, as the case may be, have agreed to confer on a regular basis with each other and will promptly advise each other orally and in writing of any change or event having, or which would be reasonably likely to have, individually or in the aggregate, a Southwestern material adverse effect or a Chesapeake material adverse effect, as the case may be. Except with respect to antitrust laws, Southwestern and Chesapeake have agreed to promptly provide each other (or their respective counsel) with copies of all filings made by such party or its subsidiaries with the SEC or any other governmental entity in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement.
Financing Cooperation
Until the earlier of the closing and the termination of the Merger Agreement pursuant to its terms, Southwestern has agreed to use commercially reasonable efforts to provide, and will cause its subsidiaries and use commercially reasonable efforts to cause its and their respective representatives to provide, such cooperation, at Chesapeake’s sole cost and expense, as may be reasonably requested by Chesapeake in connection (i) with any evaluation or analysis of, or diligence with respect to, the existing indebtedness of Southwestern or any of its subsidiaries, including (a) reasonably promptly furnishing any pertinent and customary information regarding Southwestern and its subsidiaries as may be reasonably requested by Chesapeake relating to the existing indebtedness of Southwestern or any of its subsidiaries (including using commercially reasonable efforts to ensure that lenders and/or holders of the existing indebtedness of Southwestern or any of its subsidiaries and their advisors and consultants shall have sufficient access to Southwestern and its subsidiaries and its and their respective representatives) and (b) upon reasonable notice and at reasonable, mutually agreed times and locations, participating in meetings and presentations with lenders and/or holders of the existing indebtedness of Southwestern or any of its subsidiaries (in each case which shall be telephonic or virtual meetings or sessions, as circumstances require) and (ii) with any consents from or agreements with lenders or noteholders, or any internal reorganization transactions, in each case with respect to the assumption of the existing indebtedness of Southwestern by Chesapeake (other than, for the avoidance of doubt, Southwestern’s existing credit facility) and the waiver of any requirement to consummate any redemption thereof.
Until the earlier of the closing and the termination of the Merger Agreement under the terms of the Merger Agreement, Southwestern shall use commercially reasonable efforts to provide, and shall cause its subsidiaries and use commercially reasonable efforts to cause its and their respective representatives to provide, such cooperation, at Chesapeake’s sole cost and expense, as may be reasonably requested by Chesapeake in connection with the arrangement of any debt financing that may be arranged by Chesapeake or any of its affiliates in connection with the transactions (the “Debt Financing”), including by using commercially reasonable efforts to (i) upon reasonable advance notice and at mutually agreeable times and locations, participate in a reasonable number of bank meetings, due diligence sessions and similar presentations to and with prospective arrangers, underwriters or lenders with respect to the Debt Financing (including the parties to any commitment letters, engagement letters, joinder agreements, indentures or credit agreements entered into pursuant to or relating to any Debt Financing, the “Debt Financing Sources”) and rating agencies, including direct contact between senior management and the other Representatives of Southwestern, on the one hand, and the actual and potential Debt Financing Sources and ratings agencies, on the other hand, (ii) furnish Chesapeake with such customary historical financial and other factual information that is readily available to, and in the form customarily prepared by, Southwestern and its subsidiaries regarding Southwestern and its subsidiaries as may be reasonably requested by Chesapeake’s actual and potential Debt Financing Sources and is customarily provided in connection with financings of the type contemplated by any Debt Financing, (iii) reasonably assist with the preparation of (as applicable) customary bank books, “road show presentations”, information memoranda, prospectuses, pricing term sheets, offering or private placement memoranda, and other marketing materials or customary information packages (A) suitable for use in a customary syndication process or “road show”, in each case, regarding the business, operations, financial condition and projections of Southwestern (which prospectuses, offering or private placement memoranda or other customary information for use in a “road show” will be in a form that will enable the independent registered public accountants of Southwestern to render a customary “comfort letter” (including customary “negative assurances”) on the closing date) or (B) reasonably requested by Chesapeake or its financing sources in connection with the syndication or other marketing of the Debt Financing (subject to advance review of and consultation with respect to such use), (iv) reasonably assist with the preparation of any pledge and security documents, any loan agreement, currency or interest hedging agreement, other definitive financing documents for any Debt Financing, including information in respect of the oil and gas reserves attributable to the oil and gas properties of Southwestern and its subsidiaries and schedules to the definitive documentation for any Debt Financing, or other certificates, legal opinions delivered by counsel to Chesapeake or documents as may be reasonably requested by Chesapeake and usual and customary for transactions of the type contemplated by such Debt Financing, (v) reasonably facilitate the pledging of collateral for any Debt Financing (including cooperation in connection with the pay-off of existing indebtedness to the extent contemplated by the Merger Agreement or the Debt Financing and the release of related encumbrances and termination of security interests (including delivering prepayment or termination notices as required by the terms of any existing indebtedness and delivering customary payoff letters)) and (vi) provide to Chesapeake and its Debt Financing Sources at least three business days prior to the closing date all documentation and other information required by governmental entities under applicable “know your customer” and anti-money laundering rules and regulations to the extent reasonably requested in writing by Chesapeake at least ten business days prior to the closing. Chesapeake shall be permitted to disclose confidential information to any parties providing commitments for any Debt Financing, rating agencies and prospective lenders during syndication of such Debt Financing, subject to such parties providing commitments, rating agencies and prospective lenders entering into customary confidentiality undertakings for a syndication with respect to such information.
Notwithstanding anything in the Merger Agreement to the contrary, nothing herein shall require (i) Southwestern, its subsidiaries or any of their respective representatives to execute or enter into any certificate, instrument, agreement or other document in connection with any Debt Financing which will be effective prior to the closing, (ii) cooperation or other actions or efforts on the part of Southwestern, any of its subsidiaries, or any of their respective representatives, in connection with any Debt Financing to the extent, in Southwestern’s reasonable judgment, it would (A) interfere unreasonably with the business or operations of Southwestern or its subsidiaries, (B) subject any director, manager, officer or employee of Southwestern or a subsidiary thereof to any actual or potential personal liability or (C) result in a failure of any condition to the obligations of the parties hereto to consummate the transactions, (iii) Southwestern or its subsidiaries or any of their respective representatives to pay any commitment or other fee or incur any other liability in connection with any Debt Financing that is not reimbursed by Chesapeake, (iv) the board of directors or similar governing body of any of Southwestern or its subsidiaries, prior to the closing, to adopt resolutions approving, or otherwise approve, the agreements, documents or instruments pursuant to which any Debt Financing is made, (v) Southwestern and its subsidiaries to provide any access or information if (A) doing so would reasonably be expected to violate any fiduciary duty, applicable law or existing contract to which Southwestern or such subsidiary is party, (B) doing so would reasonably be expected to result in the loss of the ability to successfully assert attorney-client, work product or similar privileges or (C) doing so would reasonably be expected to violate any Southwestern policies regarding access to such books, contracts and records or jeopardize the health and safety of any employee, independent contract or other agent of Southwestern or any of its subsidiaries; provided, that Southwestern and its subsidiaries shall, in the case of clauses (A) through (C), use commercially reasonable efforts to make appropriate substitute arrangements under circumstances in which the foregoing restrictions do not apply, (vi) cooperation that would violate, or result in the waiver of any benefit under the Merger Agreement, any other material contract (not entered in contemplation hereof) or any law to which Southwestern, any of its subsidiaries, or any of their respective representatives, is a party or subject or (vii) Southwestern or its subsidiaries or any of their respective representatives to prepare or provide (and Chesapeake shall be solely responsible for) (A) pro forma financial information, including pro forma cost savings, synergies, capitalization or other pro forma adjustments in each case giving effect to the transactions desired to be incorporated into any pro forma financial information in connection with any Debt Financing, (B) any description of all or any component of any Debt Financing, or (C) projections or other forward-looking statements relating to all or any component of any debt financing. Chesapeake shall be responsible for all fees and expenses related to any Debt Financing, including the compensation of any contractor or advisor of Chesapeake or Southwestern directly related to actions taken pursuant to the Merger Agreement. Accordingly, notwithstanding anything to the contrary herein, Chesapeake shall promptly, upon written request by Southwestern, reimburse Southwestern for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented compensation or other fees of any contractor or advisor) incurred in connection with the Debt Financing incurred by Southwestern and its subsidiaries and their respective representatives in connection with the Debt Financing, including the cooperation of Southwestern and the subsidiaries thereof contemplated by the Merger Agreement, and shall indemnify and hold harmless Southwestern and its subsidiaries and their respective representatives from and against any and all losses, claims, damages, liabilities, judgments, obligations, causes of action, payments, charges, fines, assessments and costs and expenses (including reasonable attorneys’ fees, legal and other expenses incurred in connection therewith) suffered or incurred by any of them in connection with the terms of the Merger Agreement, the arrangement of the Debt Financing or any information used in connection therewith, in each case, except to the extent suffered or incurred as a result of the gross negligence, bad faith or willful misconduct by Southwestern or any of its subsidiaries or, in each case, their respective representatives.
Notwithstanding anything to the contrary herein, the condition set forth in Section 7.2(b) of the Merger Agreement as it applies to Southwestern’s obligations under this paragraph, shall be deemed satisfied unless (i) Southwestern has failed to satisfy its obligations under the Merger Agreement in any material respect, (ii) Chesapeake has notified Southwestern of such failure in writing a reasonably sufficient amount of time prior to the closing date to afford Southwestern with a reasonable opportunity to cure such failure and (iii) such failure has been the primary cause of Chesapeake’s failure to consummate any Debt Financing. Chesapeake acknowledges and agrees that obtaining any Debt Financing is not a condition to closing. If any Debt Financing has not been obtained, Chesapeake shall continue to be obligated, until such time as the Agreement is terminated in accordance with the terms of the Merger Agreement and subject to the waiver or fulfillment of the conditions set forth in the Merger Agreement, to complete the transactions contemplated by the Merger Agreement.
Reasonable Best Efforts; Notification
Subject to the terms and conditions of the Merger Agreement regarding consents and other matters related to antitrust laws, Chesapeake and Southwestern have agreed to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as reasonably practicable, the Merger and the other transactions contemplated by the Merger Agreement.
Chesapeake and Southwestern have agreed, subject to applicable law and as otherwise required by any governmental entity and subject to the terms of the Merger Agreement regarding consents and other matters related to antitrust laws, to keep the other apprised of the status of matters relating to the completion of the Merger, including promptly furnishing the other with copies of notices or other communications received by Chesapeake or Southwestern, as applicable, or any of its subsidiaries, from any third party or any governmental entity with respect to the transactions contemplated by the Merger Agreement (including those alleging that the approval or consent of such person is or may be required in connection with the transactions contemplated by the Merger Agreement). The parties have agreed to give each other prompt notice upon becoming aware of any condition, event or circumstance that will result in the closing conditions under the Merger Agreement not being met, or the failure of such party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement.
Section 16 Matters
Prior to the Effective Time, Chesapeake, Merger Sub Inc, Merger Sub LLC and Southwestern have agreed to take all such steps as may be reasonably required to cause any dispositions of equity securities of Southwestern (including derivative securities) or acquisitions of equity securities of Chesapeake (including derivative securities) in connection with the Merger Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Southwestern, or will become subject to such reporting requirements with respect to Chesapeake, to be exempt under Rule 16b-3 under the Exchange Act, to the extent permitted by applicable laws.
Stock Exchange Listing and Delistings
Chesapeake has agreed to take all action necessary to cause the shares of Chesapeake Common Stock to be issued in the Merger to be approved for listing on the Nasdaq prior to the Effective Time, subject to official notice of issuance.
Prior to the closing date, Southwestern has agreed to cooperate with Chesapeake and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable law and rules and policies of the NYSE to enable the delisting by the Surviving Corporation of the shares of Southwestern Common Stock from the NYSE and the deregistration of the shares of Southwestern Common Stock under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten days after the Effective Time. If the Surviving Corporation is required to file any quarterly or annual report pursuant to the Exchange Act by a filing deadline that is imposed by the Exchange Act and that falls on a date within the fifteen days following the closing date, Southwestern is required make available to Chesapeake, at least five business days prior to the closing date, a substantially final draft of any such annual or quarterly report reasonably likely to be required to be filed during such period.

Treatment of Indebtedness
As of December 31, 2023, Southwestern had approximately $4.0 billion of debt outstanding, consisting principally of senior notes maturing in various increments from 2025 to 2032 and $220 million of borrowings under its revolving credit facility, which matures in 2027.
As of December 31, 2023, Chesapeake had no borrowings outstanding under its revolving credit facility and $1.95 billion of senior notes maturing in various increments from 2026 and 2029.
For a description of Southwestern’s and Chesapeake’s existing indebtedness, see Southwestern’s Annual Report on Form 10-K for the year ended December 31, 2023, filed on February 22, 2024, and Chesapeake’s Annual Report on Form 10-K for the year ended December 31, 2023, filed on February 21, 2024, each of which is incorporated by reference into this joint proxy statement/prospectus. Please see “Where You Can Find More Information” for additional information.
Southwestern and its subsidiaries have agreed to deliver to Chesapeake at least two business days prior to the closing date a copy of a payoff letter, setting forth the total amounts payable pursuant to Southwestern’s existing credit facility to fully satisfy all principal, interest, fees, costs and expenses owed to each holder of indebtedness under Southwestern’s existing credit facility as of the anticipated closing date (and the daily accrual thereafter), together with appropriate wire instructions, and the agreement from the administrative agent under Southwestern’s existing credit facility that upon payment in full of all such amounts owed to such holders, all indebtedness under Southwestern’s existing credit facility shall be irrevocably discharged and satisfied in full, the Loan Documents (as defined in Southwestern’s existing credit facility) shall be terminated with respect to Southwestern and its subsidiaries that are borrowers or guarantors thereof and all liens on Southwestern and its subsidiaries and their respective assets and equity securing Southwestern’s existing credit facility shall be immediately released and terminated, together with any applicable documents reasonably necessary to evidence the release and termination of all liens on Southwestern and its subsidiaries and their respective assets and equity securing, and any guarantees by Southwestern and its subsidiaries in respect of Southwestern’s existing credit facility. Southwestern has also agreed to reasonably cooperate with Chesapeake in replacing any letters of credit issued pursuant to Southwestern’s existing credit facility evidencing the above referenced indebtedness or obligations.
Tax Matters
Each of Chesapeake, Merger Sub Inc, Merger Sub LLC and Southwestern has agreed to (and has agreed to cause each of their respective subsidiaries to) use its reasonable best efforts to cause the Integrated Mergers, taken together, to qualify, and has agreed not to take or knowingly fail to take (and will cause each of their respective subsidiaries not to take or knowingly fail to take) any actions that would or would reasonably be expected to, prevent or impede the Integrated Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. Each of Chesapeake, Merger Sub Inc and Merger Sub LLC and Southwestern has agreed to notify the other party promptly after becoming aware of any reason to believe that the Integrated Mergers, taken together, may not qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Each of Chesapeake, Merger Sub Inc, Merger Sub LLC and Southwestern will comply (and will cause its respective subsidiaries to comply) with all representations, warranties and covenants contained in the Parent Tax Certificate (as defined below) and Company Tax Certificate (as defined below), respectively, to the extent necessary to cause the Integrated Mergers, taken together, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
The parties to the Merger Agreement agreed to adopt the Merger Agreement as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and within the meaning of U.S. Treasury regulations Sections 1.368-2(g) and 1.368-3(a).
Chesapeake and Southwestern have agreed to cooperate to facilitate the issuance of the opinion described the Merger Agreement and any other opinions to be filed in connection with the registration statement, of which this joint proxy statement/prospectus forms a part or this joint proxy statement/prospectus regarding the U.S. federal income tax treatment of the Integrated Mergers. In connection therewith, (i) Chesapeake has agreed to deliver to Kirkland & Ellis LLP and/or Latham & Watkins LLP (or other applicable legal counsel), as applicable, a duly executed certificate containing such representations, warranties and covenants as shall be reasonably necessary or appropriate to enable the relevant counsel to render the opinion described in the Merger Agreement and any opinions to be filed in connection with the declaration of effectiveness of the registration statement, of which this joint proxy statement/prospectus forms a part or this joint proxy statement/prospectus regarding the U.S. federal income tax treatment of the Integrated Mergers, taken together (the “Parent Tax Certificate”), and (ii) Southwestern has agreed to deliver to Kirkland & Ellis LLP and/or Latham & Watkins LLP (or other applicable legal counsel), as applicable a duly executed certificate containing such representations, warranties and covenants as shall be reasonably necessary or appropriate to enable the relevant counsel to render the opinion described in the Merger Agreement and any opinions to be filed in connection with the declaration of effectiveness of the registration statement, of which this joint proxy statement/prospectus forms a part or this joint proxy statement/prospectus regarding the U.S. federal income tax treatment of the Integrated Mergers, taken together (the “Company Tax Certificate”), in each case, dated as of the closing date (and such additional dates as may be necessary in connection with the preparation, filing and delivery of the registration statement, of which this joint proxy statement forms a part or this joint proxy statement/prospectus). Chesapeake and Southwestern have agreed to provide such other information as reasonably requested by Kirkland & Ellis LLP and/or Latham & Watkins LLP (or other applicable legal counsel), as applicable, for purposes of rendering the opinion described in the Merger Agreement and any opinions to be filed in connection with the declaration of effectiveness of the registration statement, of which this joint proxy statement/prospectus forms a part of or this joint proxy statement/prospectus.
Takeover Laws
Each party to the Merger Agreement has agreed that it will not take any action that would cause the transactions contemplated by the Merger Agreement to be subject to the requirements imposed by any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under applicable law, including Section 203 of the DGCL, and each of them will take all reasonable steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by the Merger Agreement from any such takeover law of any state that purports to apply to the Merger Agreement or the transactions contemplated by the Merger Agreement.
Obligations of Merger Sub Inc and Merger Sub LLC
Chesapeake has agreed to take all action necessary to cause Merger Sub Inc and Merger Sub LLC to perform its respective obligations under the Merger Agreement and the LLC Sub Merger Agreement and to consummate the transactions contemplated hereby, including the Integrated Mergers, upon the terms and subject to the conditions set forth in the Merger Agreement and the LLC Sub Merger Agreement.
Transfer Taxes
The parties to the Merger Agreement have agreed that all transfer, sales, use, stamp, registration or other similar taxes (but not including any income, franchise or similar taxes) (“transfer taxes”) imposed with respect to the Merger, taken together, or the transfer of shares of Southwestern Common Stock pursuant to the Merger, taken together, will be borne by the Surviving Corporation. The parties have agreed to cooperate, in good faith, in the filing of any tax returns with respect to such transfer taxes and the minimization, to the extent reasonably permissible under applicable law, of the amount of any such transfer taxes.
Derivative Contracts; Hedging Matters
Until the earlier of the closing and the termination of the Merger Agreement in accordance with its terms, each party shall use commercially reasonable efforts to cooperate with the other party as reasonably requested by the other party, in connection with the development of a post-closing hedging strategy for Chesapeake and the mechanics for implementing that strategy, including, without limitation, the amendment, assignment, termination or novation of any derivative transaction (including any commodity hedging arrangement or related contract) of Southwestern or any of its subsidiaries on terms that are reasonably requested by Chesapeake and effective at and conditioned upon the closing. Each party shall be responsible for its own costs and expenses in connection with the foregoing. Notwithstanding the foregoing, among other potential reasons, any such requested cooperation under the terms of the Merger Agreement will not be considered commercially reasonable if it would materially or unreasonably interfere with the operations of the party (or any of its subsidiaries) requested to provide such cooperation.
Conditions to the Completion of the Merger
Mutual Conditions
The respective obligations of each of the parties to the Merger Agreement to consummate the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived jointly by the parties, in whole or in part, to the extent permitted by applicable law:
•
Shareholder Approvals. The Merger Proposal must have been approved in accordance with applicable law and the Southwestern and Chesapeake organizational documents, as applicable.

•
Regulatory Approval. All waiting periods (and any extensions thereof) applicable to the transactions contemplated by the Merger Agreement under the HSR Act, and any commitment to, or agreement (including any timing agreement) with, any governmental entity to delay the consummation of, or not to consummate before a certain date, the transactions must have expired or been terminated.

•
No Injunctions or Restraints. No law shall be in effect restraining, enjoining, making illegal or unlawful, or otherwise prohibiting the consummation of the transactions (it being understood for avoidance of doubt that an HSR Reservation Notice shall not constitute such a law).

•
Effectiveness of the Registration Statement. The registration statement, of which this joint proxy statement/prospectus forms a part, must have been declared effective by the SEC under the Securities Act and must not be the subject of any stop order or proceedings seeking a stop order.

•
Nasdaq Listing. The shares of Chesapeake Common Stock issuable to holders of Southwestern Common Stock pursuant to the Merger Agreement must have been approved for listing on Nasdaq, upon official notice of issuance.

Additional Conditions to the Obligations of Chesapeake and Merger Sub Inc
The obligations of Chesapeake and Merger Sub Inc to consummate the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived exclusively by Chesapeake, in whole or in part, to the extent permitted by applicable law:
•
certain representations and warranties of Southwestern set forth in the Merger Agreement regarding organization, standing and power, capital structure, authority, absence of certain changes or events and brokers must have been true and correct as of January 10, 2024 and must be true and correct as of the closing date, as though made on and as of the closing date (except, with respect to certain representations and warranties regarding capital stock, for any de minimis inaccuracies) (except that representations and warranties that speak as of a specified date or period of time must have been true and correct only as of such date or period of time);

•
certain other representations and warranties of Southwestern set forth in the Merger Agreement relating to capital structure must have been true and correct in all material respects as of January 10, 2024 and must be true and correct in all material respects as of the closing date, as though made on and as of the closing date (except that representations and warranties that speak as of a specified date or period of time must have been true and correct in all material respects only as of such date or period of time);

•
all other representations and warranties of Southwestern set forth in the Merger Agreement must have been true and correct as of January 10, 2024 and must be true and correct as of the closing date, as though made on and as of the closing date (except that representations and warranties that speak as of a specified date or period of time must have been true and correct only as of such date or period of time), except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality,” “in all material respects” or “Southwestern material adverse effect”) would not reasonably be expected to have, individually or in the aggregate, a Southwestern material adverse effect;

•
Southwestern must have performed, or complied with, in all material respects, all agreements and covenants required to be performed or complied with by it under the Merger Agreement at or prior to the Effective Time; and

•
Chesapeake must have received a certificate of Southwestern signed by an executive officer of Southwestern, dated as of the closing date, confirming that the conditions in the four bullets above have been satisfied.

Additional Conditions to the Obligations of Southwestern
The obligation of Southwestern to consummate the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived exclusively by Southwestern, in whole or in part, to the extent permitted by applicable law:
•
certain representations and warranties of Chesapeake, Merger Sub Inc, and Merger Sub LLC set forth in the Merger Agreement regarding organization, standing and power, capital structure, authority, absence of certain changes or events and brokers must have been true and correct as of January 10, 2024 and must be true and correct as of the closing date, as though made on and as of the closing date (except, with respect to certain representations and warranties regarding capital stock, for any de minimis inaccuracies) (except that representations and warranties that speak as of a specified date or period of time must have been true and correct only as of such date or period of time);

•
certain other representations and warranties of Chesapeake set forth in the Merger Agreement relating to capital structure must have been true and correct in all material respects as of January 10, 2024 and must be true and correct in all material respects as of the closing date, as though made on and as of the closing date (except that representations and warranties that speak as of a specified date or period of time must have been true and correct in all material respects only as of such date or period of time);

•
all other representations and warranties of Chesapeake, Merger Sub Inc, and Merger Sub LLC set forth in the Merger Agreement must have been true and correct as of January 10, 2024 and must be true and correct as of the closing date, as though made on and as of the closing date (except that representations and warranties that speak as of a specified date or period of time must have been true and correct only as of such date or period of time), except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality,” “in all material respects” or “Chesapeake material adverse effect”) would not reasonably be expected to have, individually or in the aggregate, a Chesapeake material adverse effect;

•
Chesapeake, Merger Sub Inc, and Merger Sub LLC each must have performed, or complied with, in all material respects, all agreements and covenants required to be performed or complied with by them under the Merger Agreement at or prior to the Effective Time;

•
Southwestern must have received a certificate of Chesapeake signed by an executive officer of Chesapeake, dated as of the closing date, confirming that the conditions in the four bullets above have been satisfied; and

•
Southwestern must have received an opinion from Kirkland & Ellis LLP (or other legal counsel selected by Southwestern and reasonably satisfactory to Chesapeake), in form and substance reasonably satisfactory to Southwestern, dated as of the closing date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Integrated Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering the opinion described in Section 7.3(d) of the Merger Agreement, Kirkland & Ellis LLP (or other applicable legal counsel) shall have received and may rely upon the Parent Tax Certificate and the Company Tax Certificate and such other information reasonably requested by and provided to it by Southwestern or Chesapeake for purposes of rendering such opinion.

Frustration of Closing Conditions
None of the parties to the Merger Agreement may rely, either as a basis for not consummating the Merger or for terminating the Merger Agreement, on the failure of any condition set forth above, as the case may be, to be satisfied if such failure was caused by such party’s breach in any material respect of any provision of the Merger Agreement.
Termination
Termination Rights
Chesapeake and Southwestern may terminate the Merger Agreement and abandon the Merger and the other transactions prior to the Effective Time by mutual written consent of Chesapeake and Southwestern.
The Merger Agreement may also be terminated by either Chesapeake or Southwestern prior to the Effective Time in any of the following situations:
•
if any law permanently restraining, enjoining, making illegal or unlawful, or otherwise prohibiting the consummation of the transactions contemplated by the Merger Agreement has become final and nonappealable, provided that the right to terminate the Merger Agreement as described in this bullet will not be available to any party whose material breach of any covenant or agreement under the Merger Agreement has been the primary cause of or resulted in the action or event described in this bullet occurring;

•
if the Merger has not been consummated on or before 5:00 p.m. Central Time on January 10, 2025 (such date, the “Outside Date”); provided, however, that if five days prior to the Outside Date, all of the conditions to closing as provided in the Merger Agreement have been satisfied or waived, except for certain closing conditions relating to regulatory approval (solely if the applicable law relates to any antitrust law) and conditions to be satisfied at the closing (so long as such conditions remain capable of being satisfied), the Outside Date will be automatically extended to July 10, 2025, which later date shall thereafter be deemed the Outside Date; provided, however, that if five days prior to such extended date, all of the conditions to closing have been satisfied or waived, other than certain closing conditions relating to regulatory approval (solely if the applicable law relates to any antitrust law) and conditions to be satisfied at the closing (so long as such conditions remain capable of being satisfied), the Outside Date shall automatically be extended to January 10, 2026, which later date shall thereafter be deemed the Outside Date; provided, further, however, that the right to terminate the Merger Agreement pursuant to this bullet will not be available to any party whose material breach of any covenant or agreement under the Merger Agreement has been the primary cause of or resulted in the failure of the Merger to be consummated to on or before such date;

•
in the event of a breach by the other party of any representation, warranty, covenant or other agreement contained in the Merger Agreement that would give rise to the failure of an applicable closing condition (and such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured by the earlier of (i) thirty days after the giving of written notice to the breaching party of such breach and (ii) two business days prior to the Outside Date) (a “terminable breach”), so long as the terminating party is not then in terminable breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement;

•
if the Southwestern stockholders do not approve the Merger Proposal upon a vote held at a duly held Southwestern Special Meeting, or at any adjournment or postponement of the Southwestern Special Meeting; or

•
if the Chesapeake shareholders do not approve the Stock Issuance Proposal upon a vote held at a duly held Chesapeake Special Meeting, or at any adjournment or postponement of the Chesapeake Special Meeting.

In addition, the Merger Agreement may be terminated by Chesapeake in the following situations:
•
if prior to, but not after, the approval of the Merger Proposal by Southwestern stockholders, (i) the Southwestern Board has effected a change of recommendation (whether or not such change of recommendation is permitted by the Merger Agreement) or (ii) Southwestern has willfully and materially breached its non-solicitation obligations under the Merger Agreement, in a manner that materially impedes, interferes with or prevents the consummation of the transaction on or before the Outside Date; or

•
if prior to, but not after, the time the Chesapeake shareholder approval is obtained, in order to enter into a definitive agreement with respect to a Chesapeake Superior Proposal; provided, however, that (i) Chesapeake has received a Chesapeake Superior Proposal after January 10, 2024 that did not result from a its non-solicitation obligations under the Merger Agreement, (ii) Chesapeake has complied with such non-soliciation obligations with respect to such Chesapeake Superior Proposal, (iii) the Chesapeake Board has authorized Chesapeake to enter into, and Chesapeake substantially concurrently enters into, a definitive written agreement providing for such Chesapeake Superior Proposal (it being agreed that Chesapeake may enter into such definitive written agreement concurrently with any such termination), and (iv) Chesapeake shall have contemporaneously with such termination paid Southwestern the termination fee pursuant to the terms of the Merger Agreement.

In addition, the Merger Agreement may be terminated by Southwestern in the following situations:
•
if prior to, but not after, the time the Chesapeake shareholder approval is obtained, (i) the Chesapeake Board or a committee thereof has effected a Chesapeake change of recommendation (whether or not such Chesapeake change of recommendation is permitted by the agreement) or (ii) Chesapeake has willfully and materially breached its non-solicitation obligations under the Merger Agreement, in a manner that materially impedes, interferes with or prevents the consummation of the transaction on or before the Outside Date; or

•
if prior to, but not after, the time the Southwestern stockholder approval is obtained, in order to enter into a definitive agreement with respect to a Southwestern Superior Proposal; provided, however, that (i) Southwestern has received a Southwestern Superior Proposal after January 10, 2024 that did not result from a breach of its non-solicitation obligations under the Merger Agreement, (ii) Southwestern has complied with such solicitation obligations with respect to such Southwestern Superior Proposal, (iii) the Southwestern Board has authorized Southwestern to enter into, and Southwestern substantially concurrently enters into, a definitive written agreement providing for such Southwestern Superior Proposal (it being agreed that Southwestern may enter into such definitive written agreement concurrently with any such termination), and (iv) Southwestern shall have contemporaneously with such termination paid Chesapeake the termination fee pursuant to the terms of the Merger Agreement.

Termination Fee and Expenses Payable by Southwestern
The Merger Agreement requires Southwestern to pay Chesapeake a termination fee of $260 million if:
•
Chesapeake terminates the Merger Agreement due to a Southwestern change of recommendation or Southwestern’s willful and material breach of its non-solicitation obligations;

•
Chesapeake or Southwestern terminates the Merger Agreement due to a failure to consummate the Merger before the applicable Outside Date or due to failure to obtain Southwestern stockholder approval at a time when Chesapeake would have been entitled to terminate the Merger Agreement due to a Southwestern change of recommendation;

•
Southwestern terminates the Merger Agreement to enter into a definitive agreement with respect to a Southwestern Superior Proposal; or

•
(i) (A) Chesapeake or Southwestern terminates the Merger Agreement due to the failure to obtain Southwestern stockholder approval or failure to consummate the Merger before the applicable Outside Date at a time when the Merger Agreement could have been terminated due to the failure to obtain Southwestern stockholder approval, and on or before the date of any such termination a competing proposal was publicly announced or publicly disclosed and not publicly withdrawn without qualification at least seven business days prior to the Southwestern Special Meeting or (B) Southwestern terminates the Merger Agreement due to a failure to consummate the Merger by the Outside Date at a time when Chesapeake would be permitted to terminate the Merger Agreement due to a Southwestern terminable breach or Chesapeake terminates the Merger Agreement due to a Southwestern terminable breach and following the execution of the Merger Agreement and on or before the date of any such termination a competing proposal has been announced, disclosed or otherwise communicated to the Southwestern Board and not withdrawn without qualification at least seven business days prior to the date of such termination and (ii) within twelve months of the date of such termination, Southwestern enters into a definitive agreement with respect to a competing proposal (or publicly approves or recommends to the Southwestern stockholders or otherwise does not oppose, in the case of a tender or exchange offer, a competing proposal) or consummates a competing proposal. For purposes of this paragraph, any reference in the definition of competing proposal to “20% or more” will be deemed to be a reference to “more than 50%.”
•
The Merger Agreement requires Southwestern to pay Chesapeake $55.6 million in respect of Chesapeake’s costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement if Southwestern or Chesapeake terminates the Merger Agreement due to a failure to obtain Southwestern stockholder approval.

Termination Fee and Expenses Payable by Chesapeake
The Merger Agreement requires Chesapeake to pay Southwestern a termination fee of $389 million if:
•
Southwestern terminates the Merger Agreement due to a Chesapeake change of recommendation or Chesapeake’s willful and material breach of its non-solicitation obligations;

•
Chesapeake or Southwestern terminates the Merger Agreement due to a failure to consummate the Merger before the applicable Outside Date or due to failure to obtain Chesapeake shareholder approval at a time when Southwestern would have been entitled to terminate the Merger Agreement due to a Chesapeake change of recommendation;

•
Chesapeake terminates the Merger Agreement to enter into a definitive agreement with respect to a Chesapeake Superior Proposal;

•
(i) (A) Chesapeake or Southwestern terminates the Merger Agreement due to the failure to obtain Chesapeake shareholder approval or failure to consummate the Merger before the applicable Outside Date at a time when the Merger Agreement could have been terminated due to the failure to obtain Chesapeake shareholder approval, and on or before the date of any such termination a competing proposal was publicly announced or publicly disclosed and not publicly withdrawn without qualification at least seven business days prior to the Chesapeake Special Meeting or (B) Chesapeake terminates the Merger Agreement due to a failure to consummate the Merger by the Outside Date at a time when Southwestern would be permitted to terminate the Merger Agreement due to a Chesapeake terminable breach or Southwestern terminates the Merger Agreement due to a Chesapeake terminable breach and following the execution of the Merger Agreement and on or before the date of any such termination a competing proposal has been announced, disclosed or otherwise communicated to the Chesapeake Board and not withdrawn without qualification at least seven business days prior to the date of such termination and (ii) within twelve months of the date of such termination, Chesapeake enters into a definitive agreement with respect to a competing proposal (or publicly approves or recommends to the Chesapeake shareholders or otherwise does not oppose, in the case of a tender or exchange offer, a competing proposal) or consummates a competing proposal. For purposes of this paragraph, any reference in the definition of competing proposal to “20% or more” will be deemed to be a reference to “more than 50%.”

•
The Merger Agreement requires Chesapeake to pay Southwestern expenses of $37.25 million in respect of Southwestern’s costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement if Chesapeake or Southwestern terminates the Merger Agreement due to a failure to obtain Chesapeake shareholder approval.

Certain Limitations and Other Agreements related to Termination Fee
In connection with the provisions of the Merger Agreement regarding the termination fee payable by Southwestern or Chesapeake, Southwestern and Chesapeake have agreed that (i) in no event will Chesapeake or Southwestern be entitled to receive more than one payment of the termination fee or expenses, as applicable. Notwithstanding anything in the Merger Agreement to the contrary, the payment of expenses shall not relieve the other party of any subsequent obligation to pay the termination fee, as applicable; provided that a party may credit any prior expenses paid against the amount of any termination fee required to be paid and (ii) the termination fees are not intended to be a penalty but rather is liquidated damages in a reasonable amount that will compensate Chesapeake or Southwestern, as applicable, in the circumstances in which such termination fee is due and payable and which do not involve fraud or willful and material breach, for the efforts and resources expended and opportunities forgone while negotiating the Merger Agreement and in reliance on the agreement and on the expectation of the consummation of the transactions contemplated by the Merger Agreement, which amount would otherwise be impossible to calculate with precision.
Effect of Termination
In the event of termination of the Merger Agreement pursuant to the provisions described in the section entitled “The Merger Agreement — Termination” beginning on page 188, the Merger Agreement (other than certain provisions as set forth in the Merger Agreement) will become void and of no effect with no liability on the part of any party to the Merger Agreement. However, except as otherwise expressly provided in the Merger Agreement, no termination of the Merger Agreement will relieve any party to the Merger Agreement of any liability or damages to the other parties resulting from any willful and material breach of obligation of any of its representations, warranties, covenants, agreements or obligations under the Merger Agreement or fraud; in which case the non-breaching party shall be entitled to all rights and remedies available at law or in equity.
Expenses
Except as otherwise provided in the Merger Agreement, whether or not the Merger is completed, all costs and expenses incurred in connection with the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement will be paid by the party incurring the expense. Notwithstanding the foregoing, Chesapeake and Southwestern have agreed to each be responsible for the payment of 50% of the HSR filing fee applicable to the Merger.
Specific Performance; Remedies
The parties to the Merger Agreement have agreed that each will be entitled to seek an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement. The parties accordingly have agreed that the non-breaching party will be entitled to injunctive and other equitable relief and the alleged breaching party will not raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or enforce compliance with, the covenants and obligations of such party under the Merger Agreement.
No Third-Party Beneficiaries
Nothing in the Merger Agreement, express or implied, is intended to or confers upon any person other than Chesapeake, Southwestern, Merger Sub Inc, and Merger Sub LLC any right, benefit or remedy of any nature whatsoever under or by reason of the Merger Agreement, except:
•
from and after the Effective Time, the rights of the holders of shares of Southwestern Common Stock and Southwestern incentive awards to receive the Merger Consideration; and

•
the right of the indemnified persons to enforce the obligations described under “The Merger Agreement — Indemnification; Directors’ and Officers’ Insurance” beginning on page 179.

Amendment
The Merger Agreement may be amended in writing at any time; however, after the approval by Southwestern stockholders of the Merger Proposal, no amendment may be made that requires further approval by Southwestern stockholders under applicable law unless such further approval is first obtained. Subject to the debt financing sources-related provisions in the Merger Agreement, the Merger Agreement may not be amended except by an instrument in writing signed by an executive officer of each of the parties.

Governing Law
Subject to the debt financing sources-related provisions in the Merger Agreement, the Merger Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to the Merger Agreement, or the negotiation, execution or performance of the Merger Agreement, are governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
On January 10, 2024, Chesapeake Energy Corporation (“Chesapeake”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Southwestern Energy Company (“Southwestern”), Hulk Merger Sub, Inc., a newly formed, wholly owned subsidiary of the Chesapeake (“Merger Sub Inc”), and Hulk LLC Sub, LLC, a newly formed, wholly owned subsidiary of Chesapeake (“Merger Sub LLC”).
Subject to the terms and conditions of the Merger Agreement, Merger Sub Inc will be merged with and into Southwestern (the “Merger”), with Southwestern surviving as a wholly owned subsidiary of Chesapeake (the “Surviving Corporation”). At the effective time of the Merger (the “Effective Time”), each share of Southwestern common stock, par value $0.01 per share (“Southwestern Common Stock”), issued and outstanding immediately prior to the Effective Time (excluding certain shares held by Southwestern as treasury shares, or by Chesapeake, Merger Sub Inc or Merger Sub LLC, and certain equity awards of Southwestern) will convert into the right to receive 0.0867 (the “Exchange Ratio”) of a share of Chesapeake common stock, par value $0.01 per share (“Chesapeake Common Stock”) (the “Merger Consideration”). No fractional shares of Chesapeake Common Stock will be issued in the Merger, and holders of shares of Southwestern Common Stock will receive cash in lieu of fractional shares of Chesapeake Common Stock, if any, in accordance with the terms of the Merger Agreement. Immediately following the Effective Time, the Surviving Corporation will merge with and into Merger Sub LLC, with Merger Sub LLC continuing as the surviving entity and as a direct wholly owned subsidiary of Chesapeake.
The following unaudited pro forma condensed combined balance sheet (the “pro forma balance sheet”) and unaudited pro forma condensed combined statement of operations (the “pro forma statement of operations” and together with the pro forma balance sheet the “pro forma condensed combined financial statements”) are derived from the historical consolidated financial statements of Chesapeake and Southwestern and have been adjusted to give effect to the Merger and the divestiture of Chesapeake’s Eagle Ford assets (the “Eagle Ford Divestitures”) described below:
•
On January 17, 2023, Chesapeake entered into an agreement to sell a portion of its Eagle Ford assets to WildFire Energy I LLC for approximately $1.425 billion, subject to post-closing adjustments. This transaction closed on March 20, 2023 (with an effective date of October 1, 2022).

•
On February 17, 2023, Chesapeake entered into an agreement to sell a portion of its Eagle Ford assets to INEOS Energy for approximately $1.4 billion, subject to post-closing adjustments. This transaction closed on April 28, 2023 (with an effective date of October 1, 2022).

•
On August 11, 2023, Chesapeake entered into an agreement to sell the final portion of its remaining Eagle Ford assets to SilverBow Resources, Inc. for approximately $700 million, subject to post-closing adjustments. Subject to the satisfaction of certain commodity price triggers, Chesapeake may receive up to an additional $50 million cash consideration shortly following the first anniversary of the transaction close date. This transaction closed on November 30, 2023 (with an effective date of February 1, 2023).

The pro forma balance sheet as of December 31, 2023 combines the historical balance sheets of Chesapeake and Southwestern as of December 31, 2023, and gives effect to the Merger as if it had been completed on December 31, 2023. The pro forma balance sheet is not adjusted for the Eagle Ford Divestitures as those had been completed and reflected in Chesapeake’s historical balance sheet as of December 31, 2023. The pro forma statement of operations for the year ended December 31, 2023, combines the historical consolidated statements of operations of Chesapeake for the year ended December 31, 2023 and the historical consolidated statements of operations for Southwestern for the year ended December 31, 2023, and gives effect to the Merger and the Eagle Ford Divestitures as if each transaction had been completed on January 1, 2023.
The pro forma condensed combined financial statements reflect the following pro forma adjustments related to the Merger, based on available information and certain assumptions that management believes are reasonable.
•
the Merger will be accounted for using the acquisition method of accounting, with Chesapeake identified as the accounting acquirer;

•
Certain reclassification adjustments to conform Southwestern’s historical financial presentation to Chesapeake’s financial statement presentation;

•
the assumption of liabilities by Chesapeake for any remaining transaction-related expenses to be incurred; and

•
the estimated tax impact of pro forma adjustments.

The pro forma condensed combined financial statements have been developed from and should be read in conjunction with:
•
the accompanying notes to the unaudited pro forma condensed combined financial information;

•
the historical audited consolidated financial statements of Chesapeake as of and for the year ended December 31, 2023, included in Chesapeake’s Annual Report on Form 10-K filed on February 21, 2024;

•
the historical audited consolidated financial statements for Southwestern as of and for the year ended December 31, 2023, included in Southwestern’s Annual Report on Form 10-K filed on February 22, 2024;

•
other information relating to Chesapeake and Southwestern contained in or incorporated by reference in this joint proxy statement/prospectus.

The pro forma condensed combined financial statements are presented to reflect the Merger and the Eagle Ford Divestitures for illustrative purposes only, and they do not represent what Chesapeake’s results of operations would have been had the Merger and the Eagle Ford Divestitures occurred on the date noted above, nor do they purport to project the future results of operations of the combined company following the transactions. The pro forma condensed combined financial statements are intended to provide information about the continuing impact of the transactions as if they had been consummated earlier. The pro forma adjustments are based on available information and certain assumptions that management believes are factually supportable as of the date of preparation as further described below. In the opinion of management, all adjustments necessary to present fairly the pro forma condensed combined financial statements have been made.
Chesapeake and Southwestern anticipate that certain non-recurring charges will be incurred in connection with the Merger, the substantial majority of which consist of employee retention costs, fees paid to financial, legal and accounting advisors, integration costs and filing fees. Any such charge could affect the future results of the post-acquisition company in the period in which such charges are incurred; however, these costs are not expected to be incurred in any period beyond twelve months from the closing date of the merger. Accordingly, the pro forma condensed combined financial statements reflect an estimated accrual for the effects of these non-recurring charges, which are not included in the historical financial statements of Chesapeake or Southwestern for the period presented.
The pro forma condensed combined financial statements do not include the realization of any cost savings from operating efficiencies, synergies or other restructuring activities that might result from the Merger. Further, there may be additional charges related to the restructuring or other integration activities resulting from the Merger, the timing, nature and amount of which management cannot identify as of the date of this joint proxy statement/prospectus, and thus, such charges are not reflected in the pro forma condensed combined financial statements.
As of the date of this joint proxy statement/prospectus, Chesapeake has used currently available information to determine preliminary fair value estimates for the Merger Consideration and its allocation to the Southwestern tangible assets and identifiable intangible assets acquired and liabilities assumed. Until the Merger is completed, Chesapeake and Southwestern are limited in their ability to share certain information. Therefore, Chesapeake estimated the fair value of Southwestern’s assets and liabilities based on reviews of Southwestern’s SEC filings, preliminary valuation studies, allowed discussions with Southwestern’s management and other due diligence procedures. The assumptions and estimates used to determine the preliminary purchase price allocation and fair value adjustments are described in the notes accompanying the pro forma condensed combined financial statements.

The final determination of the fair value of Southwestern’s assets and liabilities will be based on the actual net tangible and intangible assets and liabilities of Southwestern that exist as of the closing date of the Merger and, therefore, cannot be made prior to the completion of the Merger. In addition, the value of the consideration to be paid by Chesapeake upon the consummation of the Merger will be determined based on the closing price of Chesapeake’s Common Stock on the closing date of the Merger.
As a result of the foregoing, the pro forma adjustments are preliminary and subject to change as additional information becomes available and additional analysis is performed. The preliminary pro forma adjustments have been made solely for the purpose of providing the pro forma condensed combined financial statements presented herein. Any increases or decreases in the fair value of assets acquired and liabilities assumed upon completion of the final valuation will result in adjustments to the pro forma balance sheet and if applicable, the pro forma statements of operations. The final purchase price allocation may be materially different than that reflected in the preliminary purchase price allocation presented herein.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS
DECEMBER 31, 2023
($ IN MILLIONS)
			Transaction Adjustments
	Chesapeake Historical	Southwestern Historical	Reclass Adjustments (Note 3)		Pro Forma Adjustments (Note 3)		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$1,079	$21	$—		$(220)	(b)	$880
Restricted cash	74	—	—		—		74
Accounts receivable, net	593	680	—		—		1,273
Short-term derivative assets	637	614	—		—		1,251
Other current assets	226	100	—		—		326
Total current assets	2,609	1,415	—		(220)		3,804
Property and equipment:
Natural gas and oil properties, successful efforts method
Proved natural gas and oil properties	11,468	—	35,697	(a)	(24,287)	(c)	22,878
Unproved properties	1,806	—	2,075	(a)	316	(c)	4,197
Other property and equipment	497	—	566	(a)	(394)	(c)	669
Total property and equipment	13,771	—	38,338		(24,365)		27,744
Less: accumulated depreciation, depletion and amortization	(3,674)	—	(28,425)	(a)	28,425	(c)	(3,674)
Total property and equipment, net	10,097	—	9,913		4,060		24,070
Natural gas and oil properties, using the full cost method, including $2,075 million as of December 31, 2023 excluded from amortization	—	37,772	(37,772)	(a)	—		—
Other	—	566	(566)	(a)	—		—
Less: Accumulated depreciation, depletion and amortization	—	(28,425)	28,425	(a)	—		—
Total property and equipment, net	—	9,913	(9,913)		—		—
Operating lease assets	—	154	(154)	(a)	—		—
Long-term derivative assets	74	175	—		—		249

			Transaction Adjustments
	Chesapeake Historical	Southwestern Historical	Reclass Adjustments (Note 3)		Pro Forma Adjustments (Note 3)		Pro Forma Combined
Deferred income tax assets	933	238	—		(964)	(d)	207
Other long-term assets	663	96	154	(a)	(15)	(b)	898
Total assets	$14,376	$11,991	$—		$2,861		$29,228
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$425	$1,384	$—		$—		$1,809
Taxes payable	—	128	(128)	(a)	—		—
Interest payable	—	77	(77)	(a)	—		—
Accrued interest	39	—	77	(a)	—		116
Short-term derivative liabilities	3	79	—		—		82
Current operating lease liabilities	—	44	(44)	(a)	—		—
Other current liabilities	847	17	172	(a)	100	(e)	1,136
Total current liabilities	1,314	1,729	—		100		3,143
Long-term debt, net	2,028	3,947	—		(132)	(c)	5,623
	—	—	—		(220)	(b)
Long-term operating lease liabilities	—	107	(107)	(a)	—		—
Long-term derivative liabilities	9	100	—		—		109
Asset retirement obligations, net of current portion	265	—	115	(a)	—		380
Other long-term liabilities	31	220	107	(a)	—		243
	—	—	(115)	(a)	—
Total liabilities	3,647	6,103	—		(252)		9,498
Contingencies and commitments
Stockholders’ equity:
Common stock	1	12	—		(12)	(f)	2
					1	(g)
Additional paid-in capital	5,754	7,188	—		(7,188)	(f)	14,854
	—	—	—		9,100	(g)
Retained earnings	4,974	(982)	—		982	(f)	4,874
	—	—	—		(100)	(e)
Accumulated other comprehensive loss	—	(3)	—		3	(f)	—
Common stock in treasury	—	(327)	—		327	(f)	—
Total Stockholders’ Equity	10,729	5,888	—		3,113		19,730
Total Liabilities and Stockholders’ Equity	$14,376	$11,991	$—		$2,861		$29,228

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2023
($ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
										Transaction Adjustments
	Chesapeake Historical	WildFire Divestiture – Pro Forma Adjustments		Ineos Divestiture – Pro Forma Adjustments		SilverBow Divestiture – Pro Forma Adjustments		Chesapeake Pro Forma	Southwestern Historical	Reclass Adjustments (Note 3)		Pro Forma Adjustments (Note 3)		Pro Forma Combined
Revenues and other:
Natural gas, oil and NGL	$3,547	$(154)	(h)	$(242)	(h)	$(368)	(h)	$2,783	$—	$4,170	(a)	$—		$6,953
Gas sales	—	—		—		—		—	3,089	(3,089)	(a)	—		—
Oil sales	—	—		—		—		—	379	(379)	(a)	—		—
NGL sales	—	—		—		—		—	702	(702)	(a)	—		—
Marketing	2,500	(51)	(i)	(1,044)	(i)	(500)	(i)	905	2,355	—		—		3,260
Natural gas and oil derivatives	1,728	(43)	(j)	(53)	(j)	(30)	(j)	1,602	—	2,433	(a)	—		4,035
Other	—	—		—		—		—	(3)	3	(a)	—		—
Gains on sales of assets and other	946	(337)	(k)	(470)	(k)	(140)	(k)	(1)	—	—		—		(1)
Total revenues and other	8,721	(585)		(1,809)		(1,038)		5,289	6,522	2,436		—		14,247
Operating expenses:
Production	356	(20)	(l)	(37)	(l)	(33)	(l)	266	—	369	(a)	—		635
Operating expenses	—	—		—		—		—	1,717	(1,717)	(a)	—		—
Gathering, processing and transportation	853	(3)	(m)	(68)	(m)	(86)	(m)	696	—	1,348	(a)	—		2,044
Severance and ad valorem taxes	167	(10)	(n)	(16)	(n)	(22)	(n)	119	—	230	(a)	—		349
Exploration	27	—		—		—		27	—	—		—		27
Marketing	2,499	(51)	(i)	(1,044)	(i)	(500)	(i)	904	2,331	—		—		3,235
General and administrative	127	—		—		—		127	187	14	(a)	—		328
Separation and other termination costs	5	—		—		—		5	—	—		—		5
Depreciation, depletion and amortization	1,527	—		(8)	(o)	(25)	(o)	1,494	1,307	—		553	(q)	3,354
Impairments	—	—		—		—		—	1,710	—		(1,710)	(r)	—
Taxes, other than income taxes	—	—		—		—		—	244	(244)	(a)
Other operating expense (income)	18	—		—		—		18	—	3	(a)	100	(e)	121
Total operating expenses	5,579	(84)		(1,173)		(666)		3,656	7,496	3		(1,057)		10,098
Income (loss) from operations	3,142	(501)		(636)		(372)		1,633	(974)	2,433		1,057		4,149
Other income (expense):
Interest expense	(104)	—		—		—		(104)	(246)	104	(a)	(41)	(s)	(287)
Other interest charges	—	—		—		—		—	(11)	11	(a)	—		—
Interest capitalized	—	—		—		—		—	115	(115)	(a)	—		—
Losses on purchases, exchanges or extinguishments of debt	—	—		—		—		—	(19)	—		19	(t)	—
Gains on Derivatives	—	—		—		—		—	2,433	(2,433)	(a)
Other income	79	—		—		—		79	2	—		—		81
Total other income (expense)	(25)	—		—		—		(25)	2,274	(2,433)		(22)		(206)
Income (loss) before income taxes	3,117	(501)		(636)		(372)		1,608	1,300	—		1,035		3,943
Current	—	—		—		—		—	(5)	5	(a)	—		—
Deferred	—	—		—		—		—	(252)	252	(a)	—		—
Income tax expense (benefit)	698	(115)	(p)	(146)	(p)	(86)	(p)	351	—	(257)	(a)	238	(u)	332
Net income (loss)	$2,419	$(386)		$(490)		$(286)		$1,257	$1,557	$—		$797		$3,611
Earnings per common share:
Basic	$18.21													$15.45
Diluted	$16.92													$14.81
Weighted average common and common equivalent shares outstanding (in thousands):
Basic	132,840											100,914	(v)	233,754
Diluted	142,976											100,914	(v)	243,890

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
NOTE 1.   Basis of Presentation
The unaudited pro forma condensed combined financial information has been derived from the historical consolidated financial statements of Chesapeake and Southwestern, as well as Chesapeake’s historical financial records and gives pro forma effect to the events that are directly attributable to the Merger and the Eagle Ford Divestitures and factually supportable. Certain of Southwestern’s historical amounts have been reclassified to conform to Chesapeake’s financial statement presentation. The unaudited pro forma condensed combined balance sheet as of December 31, 2023 gives effect to the Merger as if the Merger had been completed on December 31, 2023. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023, gives effect to the Merger and the Eagle Ford Divestitures as if these transactions had been completed on January 1, 2023.
The unaudited pro forma condensed combined financial statements reflect pro forma adjustments that are described in the accompanying notes and are based on available information and certain assumptions that Chesapeake believes are reasonable; however, actual results may differ from those reflected in these statements. In Chesapeake’s opinion, all adjustments that are necessary to present fairly the pro forma information have been made. The following pro forma condensed combined financial statements do not purport to represent what the combined company’s financial position or results of operations would have been if the transactions had actually occurred on the dates indicated above, nor are they indicative of Chesapeake’s future financial position or results of operations. These pro forma condensed combined financial statements and the accompanying notes should be read in conjunction with the previously filed consolidated financial statements and related notes of Chesapeake and Southwestern for the periods presented.
The unaudited pro forma condensed combined financial information includes adjustments to conform Southwestern’s accounting policies to Chesapeake’s accounting policies, including adjusting Southwestern’s natural gas and oil properties to the successful efforts method. Southwestern follows the full cost pool method of accounting for natural gas and oil properties, while Chesapeake follows the successful efforts method of accounting for natural gas and oil properties. Certain costs that are expensed under the successful efforts method are capitalized under the full cost method, including unsuccessful exploration drilling costs, geological and geophysical costs, delay rentals on leases and general and administrative expenses directly related to exploration and development activities. Under the full cost method of accounting, property acquisition costs, costs of wells, related equipment and facilities and future development costs are all included in a single full cost pool, which is amortized on a units-of-production basis over total proved reserves. Under the successful efforts method of accounting, property acquisition costs are amortized on a units-of-production basis over total proved reserves, while costs of wells and related equipment and facilities are amortized on a units-of-production basis over proved developed reserves.
NOTE 2.   Unaudited Pro Forma Condensed Combined Balance Sheet
The Merger will be accounted for using the acquisition method of accounting for business combinations. The allocation of the preliminary estimated purchase price is based upon management’s estimates of and assumptions related to the fair value of assets to be acquired and liabilities to be assumed as of December 31, 2023 using currently available information. Due to the fact that the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final purchase price allocation and the resulting effect on Chesapeake’s financial position and results of operations may differ significantly from the pro forma amounts included herein. Chesapeake expects to finalize its allocation of the purchase consideration as soon as practicable after completion of the Merger.
The preliminary purchase price allocation is subject to change due to several factors, including, but not limited to:
•
changes in the estimated fair value of the Chesapeake Common Stock consideration issued to Southwestern stockholders, based on Chesapeake’s share price at the closing date of the Merger;

•
changes in the estimated fair value of Southwestern’s assets acquired and liabilities assumed as of the closing date of the Merger, which could result from changes in future natural gas and oil commodity prices, reserve estimates, interest rates and other factors;

•
the tax bases of Southwestern’s assets and liabilities as of the closing date of the Merger; and

•
the risk factors described in the section entitled “Risk Factors” beginning on page 48.

The preliminary fair value assessment of the assets acquired and liabilities assumed expected to be recorded is as follows:
Preliminary Purchase Price Allocation
($ in millions)
Consideration:
Cash(a)	$220
Fair value of Chesapeake Common Stock issued(b)	9,101
Total consideration	$9,321
Fair Value of Assets Acquired:
Cash and cash equivalents	$21
Other current assets	1,394
Proved natural gas and oil properties	11,410
Unproved properties	2,391
Other property and equipment	172
Other long-term assets	410
Amounts attributable to assets acquired	15,798
Fair Value of Liabilities Assumed:
Current liabilities	$1,729
Long-term debt	3,595
Deferred tax liabilities	726
Other long-term liabilities	427
Amounts attributable to liabilities assumed	6,477
Total identifiable net assets	$9,321

(a)
Reflects the repayment of $220 million outstanding on Southwestern’s 2022 revolving credit facility, which will be repaid and retired upon closing of the Merger.

(b)
Based on 100,913,614 shares of Chesapeake Common Stock at $90.19 per share (closing price as of April 8, 2024).

Under the Merger Agreement, Southwestern stockholders will receive 0.0867 shares of Chesapeake Common Stock for each share of Southwestern Common Stock issued and outstanding immediately prior to the effective time of the Merger. In addition certain members of Southwestern’s board of directors, management team and other key employees with approximately 862,000 outstanding restricted stock awards (“RSA”) will receive 0.0867 shares of Chesapeake Common Stock for each RSA outstanding under existing change in control agreements. This results in Chesapeake issuing approximately 100.9 million shares of Chesapeake Common Stock, or approximately $9.1 billion in value, (based on Chesapeake Common Stock closing price as of April 8, 2024 of $90.19) as Merger Consideration.
From January 10, 2024, the last trading date before the public announcement of the execution of the Merger Agreement, to April 8, 2024, the preliminary value of the Merger Consideration to be issued increased by approximately $1,313 million, as a result of the increase in the share price for Chesapeake’s Common Stock from $77.18 to $90.19. The final value of the Merger Consideration will be determined based on the actual number of shares of Chesapeake Common Stock issued and the market price of Chesapeake Common Stock upon close of the Merger. A 10 percent increase or decrease in the closing price of Chesapeake

Common Stock, as compared to the April 8, 2024 closing price of $90.19, would increase or decrease the Merger Consideration by approximately $910 million, assuming all other factors are held constant.
NOTE 3.   Pro Forma Adjustments
The following adjustments have been made to the accompanying unaudited pro forma financial statements:
(a)
The following reclassifications conform Southwestern’s historical financial information to Chesapeake’s financial statement presentation:

Southwestern Reclassification and Conforming Adjustments
Pro Forma Condensed Combined Balance Sheet as of December 31, 2023

•
Reclassification of approximately $37.8 billion of natural gas and oil properties, using the full cost method, to proved and unproved natural gas and oil properties under the successful efforts method of accounting of $35.7 billion and $2.1 billion, respectively.

•
Reclassification of approximately $28.4 billion from accumulated depreciation, depletion and amortization under the full cost method of accounting to accumulated depreciation, depletion and amortization under the successful efforts method of accounting.

•
Reclassification of $566 million from other to other property and equipment to conform Southwestern’s presentation to Chesapeake’s presentation.

•
Reclassification of $154 million from operating lease assets to other long-term assets to conform Southwestern’s presentation to Chesapeake’s presentation.

•
Reclassification of $128 million from taxes payable and approximately $44 million of current operating lease liabilities, respectively, to other current liabilities to conform Southwestern’s presentation to Chesapeake’s presentation.

•
Reclassification of $77 million from interest payable to accrued interest to conform Southwestern’s presentation to Chesapeake’s presentation.

•
Reclassification of $107 million from long-term operating lease liabilities to other long-term liabilities to conform Southwestern’s presentation to Chesapeake’s presentation.

•
Reclassification of $115 million from other long-term liabilities to asset retirement obligations, net of current portion to conform Southwestern’s presentation to Chesapeake’s presentation.

Pro Forma Combined Statement of Operations for the Year Ended December 31, 2023
•
Reclassification of $3,089 million of gas sales, $379 million of oil sales and $702 million of NGL sales to natural gas, oil and NGL revenue, respectively, to conform to Chesapeake’s presentation of natural gas, oil and NGL revenue.

•
Reclassification of $2,433 million of gains on derivatives to natural gas and oil derivatives gas sales to conform to Chesapeake’s presentation of natural gas and oil derivatives.

•
Reclassification of $3 million of other revenue to other operating expense (income) to conform to Chesapeake’s presentation of other operating expense (income).

•
Reclassification of $1,348 million and $369 million from operating expenses to gathering, processing and transportation expense and production expense, respectively, to conform to Chesapeake’s presentation of gathering, processing and transportation expense and production expense.

•
Reclassification of $230 million and $14 million from taxes, other than income taxes to severance and ad valorem taxes expense and general and administrative expense, respectively, to conform to Chesapeake’s presentation of severance and ad valorem taxes expense and general and administrative expense.

•
Reclassification of $11 million from other interest charges and $115 million of interest capitalized, respectively, to interest expense to conform to Chesapeake’s presentation of interest expense.

•
Reclassification of $5 million of current tax benefit and $252 million of deferred income tax benefit to income tax expense (benefit) to conform to Chesapeake’s presentation of income tax expense (benefit).

(b)
Reflects the repayment of $220 million outstanding on Southwestern’s 2022 revolving credit facility, which will be repaid and retired upon closing of the Merger. Additionally, an adjustment was made to eliminate $15 million of unamortized issuance expense associated with the 2022 revolving credit facility as an adjustment to other long-term assets.

(c)
The allocation of the estimated fair value of consideration transferred (based on the closing price of Chesapeake Common Stock as of April 8, 2024) to the estimated fair value of the assets acquired and liabilities assumed resulted in the following purchase price allocation adjustments:

•
Approximately $3.7 billion increase in Southwestern’s net book basis of proved natural gas and oil properties and other property and equipment, consisting of approximately $24.3 billion decrease in the gross book value of proved natural gas and oil properties, $394 million decrease in other property and equipment and the elimination of approximately $28.4 billion of historical accumulated depreciation to reflect the properties at fair value;

•
$316 million increase in Southwestern’s unproved natural gas and oil properties to reflect fair value;

•
The following adjustments were made to reflect the pro forma changes to long-term debt, net:

•
$148 million downward adjustment to record Southwestern’s senior notes at fair value;

•
$16 million adjustment to write-off historical deferred unamortized issuance expense, premium and discount.

(d)
The following adjustments were made to reflect the pro forma changes to deferred tax assets:

•
$726 million adjustment to record the acquisition of a net deferred tax liability. This is primarily the result of the purchase price allocated to the acquired properties in excess of their acquired tax basis;

•
$238 million adjustment to eliminate Southwestern’s historical deferred tax asset.

(e)
Reflects the estimated non-recurring transaction costs of $100 million related to the Merger, including underwriting, banking, legal and accounting fees that are not capitalized as part of the transaction.

(f)
Reflects the elimination of Southwestern’s historical equity balances in accordance with the acquisition method of accounting.

(g)
Reflects the estimated increase in Chesapeake’s Common Stock and additional paid-in capital resulting from the issuance of Chesapeake Common Stock to Southwestern’s stockholders to effect the transaction as follows (in millions, except share and per share amounts):

Shares of Chesapeake Common Stock issued	100,913,614
Closing price per share of Chesapeake Common Stock on April 8, 2024	$90.19
Total fair value of shares of Chesapeake Common Stock issued	$9,101
Increase in Chesapeake Common Stock ($0.01 par value per share) as of December 31, 2023	$1
Increase in Chesapeake additional paid-in capital as of December 31, 2023	$9,100

(h)
Adjustment to reflect the reduction of natural gas, oil and NGL revenues attributable to the Eagle Ford assets divested to WildFire, INEOS and SilverBow Resources.

(i)
Adjustment to reflect the reduction of marketing revenues and marketing expenses attributable to the Eagle Ford assets divested to WildFire, INEOS and SilverBow Resources.

(j)
Adjustment to reflect the reduction of natural gas and oil derivatives attributable to the Eagle Ford assets divested to WildFire, INEOS and SilverBow Resources.

(k)
Adjustment to reflect the reduction of gains on sales of assets attributable to the Eagle Ford assets divested to WildFire, INEOS and SilverBow Resources.

(l)
Adjustment to reflect the reduction of production expenses attributable to the Eagle Ford assets divested to WildFire, INEOS and SilverBow Resources.

(m)
Adjustment to reflect the reduction of gathering, processing and transportation attributable to the Eagle Ford assets divested to WildFire, INEOS and SilverBow Resources.

(n)
Adjustment to reflect the reduction of severance and ad valorem taxes attributable to the Eagle Ford assets divested to WildFire, INEOS and SilverBow Resources.

(o)
Adjustment to reflect the reduction in depreciation, depletion and amortization (“DD&A”) expense based on the production volumes attributable to the Eagle Ford assets divested to WildFire, INEOS and SilverBow Resources, and the revision to Chesapeake’s DD&A rate reflecting the reserve volumes and net book value sold. DD&A is calculated using the unit of production method under the successful efforts method of accounting.

(p)
Reflects an adjustment to income taxes to record the estimated income tax effects attributable to the Eagle Ford assets. The tax adjustment assumes a forecasted blended Chesapeake statutory tax rate of 23%. The pro forma income tax adjustments included in the pro forma statement of operations for the period ended December 31, 2023 reflects the income tax effects of the transaction accounting adjustments presented.

(q)
Adjustment to reflect the change to depreciation, depletion and amortization calculated in accordance with the successful efforts method of accounting for oil and gas properties, based on the preliminary purchase price allocation.

(r)
Reflects the elimination of Southwestern’s historical impairment charges recorded under the ceiling test of the full cost method of accounting to conform to Chesapeake’s successful efforts method of accounting for natural gas and oil properties.

(s)
The following adjustments were made to reflect the pro forma changes to interest expense for the year ended December 31, 2023:

•
$40 million decrease in interest expense related to the repayment and retirement of Southwestern’s 2022 revolving credit facility and the fair value adjustment of the existing unsecured senior notes.

•
$81 million increase in interest expense related to the change in capitalized interest in accordance with the successful efforts method of accounting for oil and gas properties.

(t)
Adjustment to eliminate loss related to the extinguishment of Southwestern’s 7.75% Senior Notes due 2027.

(u)
Reflects an adjustment to income taxes to record the estimated income tax effects of combining Chesapeake’s and Southwestern’s operations. The tax adjustment assumes a forecasted blended Chesapeake statutory tax rate of 23%. The pro forma income tax adjustments included in the pro forma statement of operations for the period ended December 31, 2023 reflects the income tax effects of the transaction accounting adjustments presented. Because the tax rates used for these pro forma financial statements are an estimate, the blended rate will likely vary from the actual effective rate in periods subsequent to completion of the merger.

(v)
Reflects Chesapeake’s shares issued to Southwestern stockholders.

NOTE 4.   Supplemental Pro Forma Oil and Natural Gas Reserves Information
The following tables present the estimated pro forma condensed combined net proved developed and undeveloped oil, natural gas and NGL reserves as of December 31, 2023, along with a summary of changes in the quantities of net remaining proved reserves during the year ended December 31, 2023. The pro forma reserve information set forth below gives effect to the Merger as if the Merger had been completed on January 1, 2023. The supplemental pro forma oil and natural gas reserves information have been prepared from Chesapeake’s previously filed historical reserve information included in its audited financial statements as of and for the year ended December 31, 2023 and Southwestern’s previously filed historical reserve information included in its audited financial statements as of and for the year ended December 31, 2023.
	Oil (mmbbls)
	Chesapeake Historical	Southwestern Historical	Pro Forma Combined
As of December 31, 2022	198.4	83.4	281.8
Extensions, discoveries and other additions	—	5.1	5.1
Revisions of previous estimates	—	(4.8)	(4.8)
Production	(7.7)	(5.6)	(13.3)
Sale of reserves-in-place	(190.7)	—	(190.7)
Purchase of reserves-in-place	—	—	—
As of December 31, 2023	—	78.1	78.1
Proved developed reserves:
December 31, 2022	157.2	41.1	198.3
December 31, 2023	—	38.6	38.6
Proved undeveloped reserves:
December 31, 2022	41.2	42.3	83.5
December 31, 2023	—	39.5	39.5
	Natural Gas (bcf)
	Chesapeake Historical	Southwestern Historical	Pro Forma Combined
As of December 31, 2022	11,369	17,362	28,731
Extensions, discoveries and other additions	415	1,813	2,228
Revisions of previous estimates	(325)	(2,196)	(2,521)
Production	(1,266)	(1,438)	(2,704)
Sale of reserves-in-place	(563)	(350)	(913)
Purchase of reserves-in-place	58	—	58
As of December 31, 2023	9,688	15,191	24,879
Proved developed reserves:
December 31, 2022	7,385	9,793	17,178
December 31, 2023	6,363	9,196	15,559
Proved undeveloped reserves:
December 31, 2022	3,984	7,569	11,553
December 31, 2023	3,325	5,995	9,320

	Natural Gas Liquids (mmbbls)
	Chesapeake Historical	Southwestern Historical	Pro Forma Combined
As of December 31, 2022	73.9	627.1	701.0
Extensions, discoveries and other additions	—	30.5	30.5
Revisions of previous estimates	—	42.1	42.1
Production	(3.8)	(32.9)	(36.7)
Sale of reserves-in-place	(70.1)	—	(70.1)
Purchase of reserves-in-place	—	—	—
As of December 31, 2023	—	666.8	666.8
Proved developed reserves:
December 31, 2022	58.9	350.8	409.7
December 31, 2023	—	363.0	363.0
Proved undeveloped reserves:
December 31, 2022	15.0	276.3	291.3
December 31, 2023	—	303.8	303.8
	Total Reserves (bcfe)
	Chesapeake Historical	Southwestern Historical	Pro Forma Combined
As of December 31, 2022	13,002	21,625	34,627
Extensions, discoveries and other additions	415	2,026	2,441
Revisions of previous estimates	(325)	(1,972)	(2,297)
Production	(1,335)	(1,669)	(3,004)
Sale of reserves-in-place	(2,127)	(350)	(2,477)
Purchase of reserves-in-place	58	—	58
As of December 31, 2023	9,688	19,660	29,348
Proved developed reserves:
December 31, 2022	8,681	12,145	20,826
December 31, 2023	6,363	11,605	17,968
Proved undeveloped reserves:
December 31, 2022	4,321	9,480	13,801
December 31, 2023	3,325	8,055	11,380
The pro forma standardized measure of discounted future net cash flows relating to proved oil, natural gas and NGL reserves as of December 31, 2023 is as follows (in millions):
	As of December 31, 2023
	Chesapeake Historical	Southwestern Historical	Pro Forma Combined
Future cash inflows	$14,659	$50,499	$65,158
Future production costs	(3,326)	(26,147)	(29,473)
Future development costs	(2,779)	(6,558)	(9,337)
Future income tax expense	(174)	(1,581)	(1,755)
Future net cash flows	8,380	16,213	24,593
Less effect of a 10% discount factor	(3,903)	(8,900)	(12,803)
Standardized measure of discounted future net cash flows	$4,477	$7,313	$11,790

The changes in the pro forma standardized measure of discounted future net cash flows relating to proved oil, natural gas and NGL reserves for the year ended December 31, 2023 are as follows (in millions):
	Chesapeake Historical	Southwestern Historical	Pro Forma Combined
Standardized measure, as of December 31, 2022	$26,305	$37,588	$63,893
Sales of oil and natural gas produced, net of production costs and gathering, processing and transportation	(2,171)	(2,123)	(4,294)
Net changes in prices and production costs	(23,535)	(36,514)	(60,049)
Extensions and discoveries, net of production and development costs	182	63	245
Changes in estimated future development costs	346	1,005	1,351
Previously estimated development costs incurred during the period	818	1,336	2,154
Revisions of previous quantity estimates	(205)	(1,174)	(1,379)
Purchase of reserves-in-place	77	—	77
Sales of reserves-in-place	(7,158)	(710)	(7,868)
Accretion of discount	3,270	4,643	7,913
Net changes in income taxes	6,301	8,364	14,665
Changes in production rates and other	247	(5,165)	(4,918)
Standardized measure, as of December 31, 2023	$4,477	$7,313	$11,790

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
The following is a general discussion of the material U.S. federal income tax consequences of the Integrated Mergers to U.S. holders (as defined below) who exchange their Eligible Shares of Southwestern Common Stock for shares of Chesapeake Common Stock (and cash in lieu of fractional shares of Chesapeake Common Stock, if any) pursuant to the Merger. The following discussion is based on the Code, U.S. Treasury regulations promulgated thereunder, judicial interpretations thereof and published rulings and other positions of the IRS, each as in effect as of the date hereof, and all of which are subject to change or differing interpretations, possibly with retroactive effect. Any such change or differing interpretation could affect the accuracy of the statements and conclusions set forth herein.
This discussion is limited to U.S. holders that hold their Southwestern Common Stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is not a complete description of all the U.S. federal income tax consequences of the Integrated Mergers, nor does it describe any tax consequences of the Integrated Mergers arising under the laws of any state, local or non-U.S. jurisdiction or under any U.S. federal laws other than those pertaining to the income tax or the tax consequences of owning or disposing of Chesapeake Common Stock received in the Merger. Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular U.S. holders in light of their individual circumstances (including the impact of the Medicare surtax on certain net investment income) or to U.S. holders that are subject to special treatment under the U.S. federal income tax laws, such as:
•
banks, insurance companies or other financial institutions;

•
partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•
tax-exempt or governmental organizations;

•
dealers in securities or traders in securities that elect to use a mark-to-market method of accounting;

•
persons that hold Southwestern Common Stock as part of a straddle, hedge, conversion transaction or other integrated investment or risk reduction transaction;

•
persons that purchased or sell their shares of Southwestern Common Stock as part of a wash sale;

•
certain former citizens or long-term residents of the United States or persons whose functional currency is other than the U.S. dollar;

•
persons that are not U.S. holders;

•
persons who acquired their Southwestern Common Stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan; and

•
persons who actually or constructively hold (or actually or constructively held at any time during the five-year period ending on the date of the Integrated Mergers) 5% or more of the shares of Southwestern Common Stock.

THE TAX CONSEQUENCES OF THE INTEGRATED MERGERS TO A SOUTHWESTERN SHAREHOLDER MAY BE COMPLEX AND WILL DEPEND ON SUCH HOLDER’S SPECIFIC SITUATION AND FACTORS NOT WITHIN CHESAPEAKE’S OR SOUTHWESTERN’S CONTROL. ALL SOUTHWESTERN SHAREHOLDERS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE INTEGRATED MERGERS TO THEM IN THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY U.S. FEDERAL, U.S. STATE OR LOCAL, NON-U.S. OR OTHER TAX LAWS AND OF POTENTIAL CHANGES IN SUCH LAWS.
U.S. Holder Defined
For purposes of this discussion, a “U.S. holder” is a beneficial holder of Southwestern Common Stock that, for U.S. federal income tax purposes, is or is treated as:
•
an individual who is a citizen or resident of the United States;

•
a corporation (or other entity treated as a corporation for U.S. federal income tax purposes), created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•
an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•
a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or (ii) which has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Southwestern Common Stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, if you are a partner in a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that holds Southwestern Common Stock you should consult your tax advisor regarding the tax consequences to you of the Integrated Mergers.
Treatment of the Integrated Mergers
Assuming that the Integrated Mergers are completed as currently contemplated, Chesapeake and Southwestern intend for the Integrated Mergers, taken together, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to Southwestern’s obligation to complete the Merger that it receive an opinion from Kirkland & Ellis LLP, or other legal counsel selected by Southwestern and reasonably satisfactory to Chesapeake, dated as of the closing date, to the effect that the Integrated Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The opinion will be based on representations from each of Chesapeake and Southwestern and on customary factual assumptions, as well as certain covenants and undertakings by Chesapeake and Southwestern. If any of such representations, assumptions, covenants or undertakings is or becomes incorrect, incomplete or inaccurate or is violated, the validity of the opinion described above may be affected and the U.S. federal income tax consequences of the Integrated Mergers could differ materially from those described below. An opinion of counsel represents such counsel’s best legal judgment but is not binding on the IRS or any court, so there can be no certainty that the IRS will not challenge the conclusion reflected in the opinion or that a court will not sustain such a challenge. Neither Chesapeake nor Southwestern intend to obtain a ruling from the IRS with respect to the tax consequences of the Integrated Mergers as a “reorganization” within the meaning of Section 368(a) of the Code. The following discussion, as it relates to the U.S. holders, assumes the Integrated Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. If a court determines that the Integrated Mergers, taken together, are not treated as a “reorganization” within the meaning of Section 368(a) of the Code, a U.S. holder generally would recognize taxable gain or loss upon the exchange of Southwestern Common Stock for Chesapeake Common Stock pursuant to the Merger.
U.S. Federal Income Tax Consequences of the Integrated Mergers to U.S. Holders
Assuming that the Integrated Mergers, taken together, are treated as described above in “Material U.S. Federal Income Tax Consequences — Treatment of the Integrated Mergers”, the material U.S. federal income tax consequences of the Integrated Mergers to U.S. holders will be as follows:
•
a U.S. holder generally will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of Eligible Shares of Southwestern Common Stock for shares of Chesapeake Common Stock pursuant to the Merger, except with respect to any cash received in lieu of fractional shares of Chesapeake Common Stock (as discussed below);

•
the aggregate tax basis of the shares of Chesapeake Common Stock received by a U.S. holder in the Merger (including any fractional share of Chesapeake Common Stock deemed received and exchanged for cash, as discussed below) will equal the aggregate adjusted tax basis of such U.S. holder’s Eligible Shares of Southwestern Common Stock exchanged for such Chesapeake Common Stock; and

•
the holding period of a U.S. holder in the Chesapeake Common Stock received in exchange for Eligible Shares of Southwestern Common Stock (including any fractional share of Chesapeake Common Stock deemed received and exchanged for cash, as discussed below) will include the holding period of the Southwestern Common Stock exchanged for such Chesapeake Common Stock.

If a U.S. holder acquired different blocks of Southwestern Common Stock at different times or at different prices, such U.S. holder’s basis and holding period in its shares of Chesapeake Common Stock may be determined separately with reference to each block of Southwestern Common Stock. Any such U.S. holder should consult its tax advisor regarding the tax bases and holding periods of the particular shares of Chesapeake Common Stock received pursuant to the Merger.
A U.S. holder who receives cash in lieu of fractional shares of Chesapeake Common Stock generally will be treated as having received such fractional share pursuant to the Merger and then as having sold such fractional share of Chesapeake Common Stock for cash. As a result, such U.S. holder generally will recognize gain or loss equal to the difference between the amount of cash received and the portion of the U.S. holder’s aggregate adjusted tax basis in its Southwestern Common Stock surrendered that is allocated to such fractional share of Chesapeake Common Stock. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder’s holding period in the fractional share of Chesapeake Common Stock deemed to be received exceeds one year at the Effective Time of the Merger. The deductibility of capital losses is subject to limitation.
ALL SOUTHWESTERN SHAREHOLDERS ARE STRONGLY URGED TO CONSULT WITH THEIR OWN TAX ADVISORS ABOUT THE SPECIFIC TAX CONSEQUENCES OF THE INTEGRATED MERGERS TO THEM IN THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, U.S. STATE OR LOCAL, NON-U.S. OR OTHER TAX LAWS AND OF POTENTIAL CHANGES IN SUCH LAWS.
Information Reporting and Backup Withholding
Information returns may be required to be filed with the IRS in connection with the Integrated Mergers. Further, the consideration payable to U.S. holders in connection with the Merger may be subject to deduction or withholding as required under applicable law. A U.S. holder may be subject to U.S. backup withholding on any cash payments made pursuant to the Merger unless such holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with the applicable requirements of the backup withholding rules. Any amounts withheld under the U.S. backup withholding rules or otherwise is not an additional tax and will generally be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, if any, provided that the U.S. holder timely furnishes the required information to the IRS.
THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE INTEGRATED MERGERS. IT IS NOT A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS THAT MAY BE IMPORTANT TO A PARTICULAR U.S. HOLDER. ALL SOUTHWESTERN SHAREHOLDERS ARE STRONGLY ENCOURAGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE INTEGRATED MERGERS TO THEM IN THEIR PARTICULAR CIRCUMSTANCES, INCLUDING ANY TAX REPORTING REQUIREMENTS AND THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, U.S. STATE OR LOCAL, NON-U.S. OR OTHER TAX LAWS AND OF POTENTIAL CHANGES IN SUCH LAWS.

COMPARISON OF RIGHTS OF SOUTHWESTERN SHAREHOLDERS AND CHESAPEAKE SHAREHOLDERS
If the Merger is completed, Southwestern shareholders will receive shares of Chesapeake Common Stock.
Southwestern is a Delaware corporation subject to the DGCL, while Chesapeake is an Oklahoma corporation subject to the OGCA. If the Merger is completed, the rights of Southwestern shareholders who become Chesapeake shareholders through the exchange of shares and the rights of Chesapeake shareholders will be governed by the OGCA, the Chesapeake Charter and the Chesapeake Bylaws.
The following description summarizes certain material differences between the rights of Southwestern shareholders and the rights of Chesapeake shareholders. This does not purport to be a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. Southwestern shareholders should read carefully the relevant provisions of the OGCA, the Chesapeake Charter, the Chesapeake Bylaws, as well as the Southwestern Certificate of Incorporation and the Southwestern Bylaws. Copies of the documents referred to in this summary may be obtained as described under “Where You Can Find More Information.”
Southwestern	Chesapeake
CAPITAL STOCK

Southwestern is authorized to issue 2,500,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, $0.01 par value per share.
As of the close of business on April 10, 2024, the latest practicable date prior to the date of this proxy statement/prospectus, Southwestern had 1,102,846,071 shares of Southwestern Common Stock and no shares of preferred stock issued and outstanding, which number of shares of Southwestern Common Stock does not include the shares of Southwestern Common Stock expected to be issued in the Merger.

The Chesapeake Charter authorizes 450,000,000 shares of common stock, par value $0.01 per share, and 45,000,000 shares of preferred stock, par value $0.01 per share.
As of April 10, 2024 there were 130,794,770 shares of Chesapeake Common Stock outstanding and warrants to purchase shares of Chesapeake Common Stock outstanding. No shares of Chesapeake preferred stock are outstanding.

RIGHTS OF PREFERRED STOCK

The Southwestern Board is expressly authorized to issue preferred stock in one or more classes series, and fix for each such class or series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, option or other special rights and such qualifications, limitations thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Southwestern Board providing for the issuance of such class or series, without limitation, the authority to provide that any such class or series may be:
•
subject to redemption at such time or times at such price or prices;

•
entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on

The Chesapeake Board is authorized, subject to limitations prescribed by law, to provide for issuance of shares of preferred stock in one or more series, to establish the number of shares to be included in each such series, and to fix the designations, powers, preferences, and rights of the shares of each such series, and any qualifications, limitations or restrictions thereof.

Southwestern	Chesapeake

such conditions, and at such times, and payable in preference to, or in relation to, the dividends payable on any other class or classes or any other series;
•
entitled to such rights upon the dissolution of, or upon any distribution of the assets of, Southwestern; or

•
convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other series of the same or any other class or classes of stock, of Southwestern at such price or prices or at such rates of exchange and with such adjustments;

provided, however, that no shares of any series of preferred stock shall be issued without approval of Southwestern’s stockholders if (A) the voting rights of the shares of such series would be materially disproportionate to the voting rights of the shares of the Southwestern Common Stock or (B) the shares of such series would be convertible into a materially disproportionate number of shares of Southwestern Common Stock, in each case taking into account the issue price of the shares of such series and the fair market value of the shares of common stock at the time of such issuance.

VOTING RIGHTS

Each holder of shares of Southwestern Common Stock is entitled to one vote for each share of Southwestern Common Stock held by the stockholder on the record date for any action, on all matters on which the stockholders are entitled to vote.
The holders of Southwestern Common Stock do not have cumulative voting rights.
The holders of shares of Chesapeake Common Stock are entitled to one vote for each share of such stock held by such holder upon all matters presented to the Chesapeake shareholders. The holders of Chesapeake Common Stock do not have cumulative voting rights.
QUORUM
The Southwestern Bylaws provide that unless otherwise required by applicable law or the Southwestern Certificate of Incorporation, the holders of a majority of Southwestern’s capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business. A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the Chair of the Board or the	Chesapeake Bylaws provide that a majority of the shares of stock of Chesapeake entitled to vote, the holders of which are present in person or represented by proxy, shall constitute a quorum for any meeting of the shareholders of Chesapeake or any adjournment thereof. A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum.

Southwestern	Chesapeake
presiding officer of the meeting or a majority of the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, in a matter provided in Section 2.6 of the Southwestern Bylaws, until a quorum shall be present and represented.
SPECIAL MEETINGS OF SHAREHOLDERS

The Southwestern Certificate of Incorporation provides that unless otherwise required by law, special meetings of stockholders, for any purpose or purposes, may only be called by:
•
the chair of the Southwestern Board, if there is one,

•
the president,

•
the secretary,

•
the Southwestern Board, or

•
holders of 20% or more of the voting shares of Southwestern.

The Southwestern Bylaws provide that unless otherwise required by law or by the Southwestern Certificate of Incorporation, special meetings of stockholders, for any purpose or purposes, may be called by either:
•
the chair of the Southwestern Board,

•
the president,

•
the secretary, or

•
the Southwestern Board,

and shall be called by the secretary, subject to compliance with the terms of the Southwestern Certificate of Incorporation, upon the written request of holders having an aggregate “Net Long Position” of not less than 20% of the outstanding shares of Southwestern Common Stock as of the date of such request. “Net long position” shall be determined with respect to each requesting holder in accordance with the definition thereof set forth in Rule 14e-4 under the Securities Exchange Act of 1934, provided that (x) for purposes of such definition, in determining such holder’s “short position,” the reference in such Rule to “the date the tender offer is first publicly announced or otherwise made known by the bidder to the holders of the security to be acquired” shall be the date of the relevant Special Meeting Request (as defined therein) and the reference to the “highest tender offer price or stated amount of the consideration
The Chesapeake Charter and the Chesapeake Bylaws authorize the calling of a special meeting of shareholders for any purpose or purposes, unless otherwise prescribed by the OGCA and may be called only by (i) the chair of the board, the chief executive officer or the president, (ii) the board of directors acting pursuant to a resolution adopted by a majority of the directors then in office or (iii) the corporate secretary at the written request or requests of holders of record of at least 35% of the voting power of Chesapeake’s outstanding common stock. Business transacted at any special meeting of shareholders will be limited to the purposes stated in Chesapeake’s notice of meeting.
offered for the subject security” shall refer to the

Southwestern	Chesapeake

closing sales price of the Southwestern Common Stock on the New York Stock Exchange on such date (or, if such date is not a trading day, the next succeeding trading day) and (y) the net long position of such holder shall be reduced by the number of shares as to which such holder does not, or will not, have the right to vote or direct the vote at the Special Meeting (as defined therein) or as to which such holder has entered into any derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares. Whether the requesting holders have complied with the requirements of Article II and related provisions of the Southwestern Bylaws shall be determined in good faith by the Southwestern Board, which determination shall be conclusive and binding on the Southwestern and the stockholders. At a special meeting of stockholders, only such business shall be conducted as shall be specified in the notice of the meeting (or any supplement thereto); provided that nothing in the Southwestern Bylaws shall prohibit the Southwestern Board from submitting matters to the stockholders at any special meeting.
A special meeting shall not be held pursuant to the previous paragraph if:
•
the special meeting request relates to an item of business that is not a proper subject for stockholder action under applicable law;

•
the special meeting request is delivered during the period commencing ninety days prior to the 1st anniversary of the date of the notice of annual meeting for the immediately preceding annual meeting and ending on the earlier of (x) the date of the next annual meeting and (y) thirty calendar days after the first anniversary of the date of the immediately preceding annual meeting;

•
an identical or substantially similar item (as determined in good faith by the Southwestern Board, a “Similar Item”), other than the election of directors, was presented at a meeting of the stockholders held not more than twelve months before the special meeting request is delivered;

•
a Similar Item was presented at a meeting of stockholders held not more than ninety days before the special meeting request was delivered;

•
the election of directors shall be deemed a “Similar Item” with respect to all items of business involving the election or removal of directors; or

Southwestern	Chesapeake

•
a Similar Item is included in Southwestern’s notice as an item of business to be brought before a Southwestern meeting that has been called by the time the special meeting request is delivered but not held.

Upon the written request of any Southwestern stockholders who have called a special meeting, it shall be the duty of the secretary to fix the date of the special meeting, which shall be held at such date and time as the secretary may fix, not less than fifteen nor more than sixty days after the receipt of the request (provided that such request complies with all applicable provisions of the Southwestern Bylaws), and to give notice thereof in accordance with applicable provisions of the Southwestern Bylaws.
The Southwestern Bylaws provide that at any meeting of the stockholders may be adjourned from time to time to reconvene at the same or some other place, and notice need not be given of any adjourned meeting if the time and place thereof are (i) announced at the meeting at which the adjournment is taken, (ii) displayed during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxy holders to participate in the meeting by means of remote communication or (iii) set forth in the notice of meeting. At the adjourned meeting, Southwestern may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting in accordance with the requirements of Article VI of the Southwestern Bylaws shall be given to each stockholder of record entitled to notice of and to vote at the meeting.

NOTICE OF MEETINGS OF SHAREHOLDERS

Record Date
Pursuant to the Southwestern Bylaws, in order that Southwestern may determine the stockholders entitled to notice of or to vote at any meeting of the stockholders or any adjournment thereof, the Southwestern Board may fix a record date, which record date is adopted by the Southwestern Board, and which record date shall not be more than sixty nor less than ten days before the date of such meeting.
If no record date is fixed by the Southwestern Board, the record date for determining stockholders

Record Date
Pursuant to the Chesapeake Bylaws, in order that Chesapeake may determine the shareholders entitled to notice of, or to vote at any meeting of shareholders or any adjournment thereof, the Chesapeake Board may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall not be more than sixty nor less than ten days before the date of such meeting.
A determination of shareholders entitled to notice

Southwestern	Chesapeake

entitled to notice of or to vote at a meeting of the stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of the stockholders shall apply to any adjournment of the meeting; provided, however, that the Southwestern Board may fix a new record date for the adjourned meeting.
In order that Southwestern may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Southwestern Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Southwestern Board, and which date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the Southwestern Board. Any stockholder of record seeking to have the stockholders authorize or take corporate action by written consent shall, by written notice delivered to the secretary at the principal executive offices of Southwestern, request that the Southwestern Board fix a record date.
Notice of Shareholder Meetings
Pursuant to the Southwestern Bylaws, Whenever stockholders are required or permitted to take any action at a meeting, a timely written notice or electronic transmission, in the manner provided in Section 232 of the DGCL, of the meeting shall be given which shall state the place, date and hour of the meeting, and the means of electronic communication, if any, by which shareholders and proxyholders may be deemed to be present in person and participate in the proceedings of the meeting (including to and vote or grant proxies at such meeting), the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) and, in the case of a special meeting, at whose direction the meeting is called and the purpose or purposes for which the meeting is called shall be mailed to or transmitted electronically by the secretary of Southwestern to each stockholder of record entitled to vote thereat. Unless otherwise required by law, written notice of any meeting shall be given not less than ten nor more than sixty days before the date of the meeting to each stockholder entitled to notice of and to vote at such meeting. Under the DGCL, in of, or to vote at, a meeting of shareholders shall apply to any adjournment of such meeting; provided, however, that the Chesapeake Board may fix a new record date for the adjourned meeting.
Notice of Shareholder Meetings
Under the OGCA and the Chesapeake Bylaws, written notice of every meeting of shareholders stating the place, if any, date, hour, the means of remote communications, if any, by which shareholders and proxyholders may be deemed to be present in person and vote at such meeting and, in the case of a special meeting, purposes thereof, shall, except when otherwise required by law, be given personally, by e-mail or other electronic communication or by mail, not less than ten nor more than sixty days before the date of the meeting to each shareholder entitled to vote thereat; provided that, in case of a proposed merger, the notice must be not less than twenty days nor more than sixty days before the meeting.

Southwestern	Chesapeake

case of a proposed merger, the notice must be not less than twenty days nor more than sixty days before the meeting.
Whenever any notice is required by the Southwestern Bylaws to be given, personal notice is not meant unless expressly so stated, and any notice so required shall be deemed to be sufficient (i) if given by mail, when the notice is deposited in the U.S. mail, postage prepaid, (ii) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address or (iii) by electronic transmission to the extent permitted by the DGCL. Any notice required to be given under the Southwestern Bylaws may be waived by the person entitled thereto. Stockholders not entitled to vote shall not be entitled to receive notice of any meetings except as otherwise provided by statute.

MERGER APPROVAL

Under Section 251 of the DGCL, subject to certain exceptions, a merger must be approved by the board of directors and by the affirmative vote of the holders of at least a majority (unless the certificate of incorporation requires a higher percentage) of the outstanding shares of stock entitled to vote thereon.
The Southwestern Certificate of Incorporation and the Southwestern Bylaws do not mention any exceptions or additions to what is required by Section 251 of the DGCL

Under Sections 1081 and 1082 of the OGCA, subject to certain exceptions, a merger must be approved by the board of directors and by the affirmative vote of the holders of at least a majority (unless the charter or bylaws require a greater vote) of the outstanding shares of stock entitled to vote. Chesapeake’s Charter and Bylaws do not include any exceptions or additions to what is required by Sections 1081 and 1082 of the OGCA.
Chesapeake is not a constituent corporation in the Merger and a vote of its shareholders is not required.

SHAREHOLDER RIGHTS PLANS
Southwestern does not currently have a stockholder rights plan in effect.	Chesapeake does not currently have a shareholder rights plan in effect.
SHAREHOLDER INSPECTION RIGHTS; SHAREHOLDER LISTS
Under Section 220 of the DGCL, a stockholder or his or her agent has a right to inspect the corporation’s stock ledger, a list of its stockholders and its other books and records during usual hours of business upon written demand stating a proper purpose (which must be reasonably related to such person’s interest as a stockholder). If the corporation refuses to permit such inspection or fails to reply to the request within five business days of the demand, the stockholder may apply to the Chancery Court for an order to compel such inspection.	Under Section 1065 of the OGCA, a shareholder, in person or by attorney or other agent, upon written demand under oath stating the purpose thereof, has a right during the usual hours of business to inspect Chesapeake’s stock ledger, a list of its shareholders and its other books and records and a subsidiary’s books and records (under certain circumstances). If Chesapeake refuses to permit such inspection or fails to reply to the request within five business days of the demand, the shareholder may apply to the district court for an order to compel such inspection.

Southwestern	Chesapeake
Pursuant to the Southwestern Bylaws, the officer who has charge of the stock ledger of Southwestern shall prepare and make, at least ten days before every meeting of the stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of Southwestern. In the event that Southwestern determines to make the list available on an electronic network, Southwestern may take reasonable steps to ensure that such information is available only to stockholders of Southwestern.	Under the OGCA and Chesapeake Bylaws, at least ten days before every meeting of shareholders, a complete list of the shareholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each shareholder, and the number of shares registered in the name of each shareholder, shall be prepared by the officer in charge of the stock ledger. Such list shall be open to the examination of any shareholder, for any purpose germane to the meeting, for a period of at least ten days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of Chesapeake. In the event that Chesapeake determines to make the list available on an electronic network, Chesapeake may take reasonable steps to ensure that such information is available only to shareholders of Chesapeake. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time of the meeting and may be inspected by any shareholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any shareholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. The stock ledger shall be the only evidence as to which shareholders are entitled to examine the stock ledger, the list required by the Chesapeake Bylaws or the books of Chesapeake, or to vote in person or by proxy at any meeting of shareholders.
NUMBER OF DIRECTORS; TERM

Number of Directors
The Southwestern Certificate of Incorporation provides that the number of directors will be fixed by the Southwestern Bylaws and may be increased or decreased as provided therein; provided, however, that the number of directors may not be less than three. The Southwestern Bylaws provide for a minimum of five directors, the exact number of directors to be determined by the Southwestern Board.
There are currently ten members of the Southwestern Board.

Section 1027.B of the OGCA provides that the number of directors constituting the board may be fixed by the charter or bylaws of a corporation.
The Chesapeake Bylaws provide that, subject to the rights of the holders of any series of preferred stock to elect directors under specified circumstances, if any, the board of directors will consist of not less than three nor more than ten directors. Chesapeake currently has six directors. The Chesapeake Board is not classified. All directors are elected annually for one-year terms.

Southwestern	Chesapeake

Term
A Southwestern director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

ELECTION OF DIRECTORS

The Southwestern Bylaws provide that except as otherwise provided in the Southwestern Certificate of Incorporation, a nominee for director shall be elected to the Board of Directors by stockholders if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election (and neither abstentions nor broker non-votes shall count as votes cast for or against a nominee’s election); provided, however, that directors shall be elected by a plurality of the votes cast in any “contested election.”
A “contested election” means any election of directors by the stockholders for which (i) Southwestern receives a notice that a stockholder has nominated a person for election to the Southwestern Board, which notice purports to be in compliance with the advance notice requirements for stockholder nominations set forth in the Southwestern Bylaws, irrespective of whether the Southwestern Board at any time determines that any such notice is not in compliance with such requirements, and (ii) such nomination has not been withdrawn on or before the tenth day before Southwestern first mails its initial proxy statement in connection with such election of directors. If directors are to be elected by a plurality of the votes cast, stockholders shall not be permitted to vote against a nominee but instead will be permitted to withhold a vote from a nominee. Any election that is not a contested election is an “uncontested election.”

The Chesapeake Charter provides that all directors shall be elected annually.
At every meeting of shareholders, each shareholder shall be entitled to one vote, in person or by proxy, for each share of stock having voting power held by such shareholder. Unless otherwise provided by law, no proxy shall be voted on or after three (3) years from its date unless the proxy provides for a longer period. All elections and questions shall be decided by a plurality of the votes cast, in person or by proxy, except as described below, or otherwise required by law, or any stock exchange requirements or the terms of any series of outstanding preferred stock.
In an uncontested director election, (i) any non-incumbent director nominee standing for election by the shareholders who receives a greater number of votes cast “against” such nominee’s election than votes “for” such nominee’s election (a “Majority Against Vote”) shall not be elected a director; and (ii) any incumbent director nominee standing for election by the shareholders who receives a Majority Against Vote shall, following certification of the shareholder vote by the inspector of elections, promptly comply with the resignation procedures established by the nominating and corporate governance committee and published on Chesapeake’s corporate website or in a public disclosure.

FILLING VACANCIES ON THE BOARD OF DIRECTORS
Pursuant to the Southwestern Certificate of Incorporation, subject to the terms of any one or more classes or series of preferred stock, any vacancy on the Southwestern Board may be filled by a majority of the board then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor. If	The Chesapeake Bylaws provide that all vacancies, including vacancies resulting from newly created directorships resulting from any increase in the authorized number of directors, may be filled by a majority vote of the directors then in office, even if less than a quorum, and any director so chosen will hold office until the next annual meeting of shareholders and until his or her successor is duly elected and qualified, or until his or her earlier

Southwestern	Chesapeake
the vacancy arose from an increase in the number of directors, the newly elected director will hold office until the next annual meeting or until his or her successor shall be elected or shall qualify.	resignation or removal.
REMOVAL OF DIRECTORS
The Southwestern Certificate of Incorporation and the Southwestern Bylaws provide that except as otherwise required by applicable law and subject to the rights, if any, of the holders of shares of preferred stock then outstanding, any director or the entire board may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority in voting power of the issued and outstanding capital stock of Southwestern entitled to vote in the election of directors.
As described above under “Comparison Of Rights Of Southwestern Shareholders And Chesapeake Shareholders — Number of Directors; Term,” Chesapeake has a declassified board.
The Chesapeake Bylaws provide that a director may be removed, with or without cause, by the affirmative vote of the holders of a majority of the shares then entitled to vote at an election of directors.

DIRECTOR NOMINATIONS BY SHAREHOLDERS

The Southwestern Bylaws permit stockholders to nominate directors for consideration at an annual meeting of stockholders or a special meeting called for the purpose of electing directors. Nominations may be made (a) by or at the direction of the Southwestern Board or (b) by any Southwestern stockholder who (i) is a stockholder of record on the date of the giving of the notice and on the record date for the determination of stockholders entitled to notice of and to vote at such meeting and (ii) who complies with the notice procedures set forth in the Southwestern Bylaws. Clause (b) of the preceding sentence is the exclusive way for stockholders to make director nominations.
In order for a stockholder’s director nomination to be proper, the stockholder must give a timely notice. To be timely, the Noticing Stockholder’s notice to the secretary must be delivered to the principal executive offices of Southwestern not later than the close of business on the ninetieth day nor earlier than the close of business on the one hundred twentieth day prior to the anniversary date of the immediately preceding annual meeting of Stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within twenty-five days before or after such anniversary date, notice by the Noticing Stockholder in order to be timely must be so delivered not earlier than the close of business on the one hundred twentieth day prior to the annual meeting and not later than the close of business on the later of the ninetieth day prior to the annual meeting or the tenth day following the day on which

Special Meetings
The Chesapeake Bylaws permit shareholders to nominate directors for consideration at an annual meeting of shareholders or a special meeting called for the purpose of electing directors. To call a special meeting, shareholders who desire to nominate a person for election to the Chesapeake Board at a special meeting must hold of record at least 35% of the voting power of Chesapeake’s then outstanding capital stock. The shareholders must give timely special meeting request in writing to the corporate secretary of Chesapeake.
To be timely, the shareholder’s request notice shall be delivered to or mailed and received (a) not earlier than one hundred and twenty days prior to the date of the special meeting nor (b) later than the later of ninety days prior to the date of the special meeting or the tenth day following the day on which public announcement of the date of the special meeting was first made. The special meeting requested by shareholders shall be held on such place, date and at such time as may be fixed by the board of directors in accordance with the Chesapeake Bylaws; provided, that the date of a special meeting of the shareholders shall not be less than thirty days or more than seventy-five days after receipt by the corporate secretary of the special meeting request.
The shareholders must (a) be holders of record at the time of the special meeting (including any adjournment or postponement thereof), (b) be entitled to vote at such meeting and (c) meet the conditions of and comply with the nominee

Southwestern	Chesapeake

public announcement of the date of the annual meeting is first made by Southwestern. Public announcement of an adjournment, recess, rescheduling or postponement of an annual meeting shall not commence a new time period (or extend any time period) for the giving of a Noticing Stockholder’s notice.
The Southwestern Bylaws provide that in order for a stockholder’s notice to be proper, the notice must include certain information about the stockholder’s nominee and about the nominating stockholder. Stockholders should refer to the Southwestern Bylaws for the exact information required to be provided in the notice. The written notice must be accompanied by (i) the written consent of each proposed director nominee and (ii) a completed and signed questionnaire, representation and agreement.
To be eligible to be a nominee for election or re-election by the stockholders as director, a person must deliver to the secretary of Southwestern a written questionnaire with respect to the background and qualification of such person and, if applicable, the background of any other person on whose behalf the nomination is being made and a written representation and agreement that such person:
•
is not and will not become a party to (A) any agreement, arrangement or understanding (whether written or oral) with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of Southwestern, will act or vote on any issue or question (solely for purposes of the Southwestern Bylaws Section 2.3, a “Voting Commitment”) that has not been disclosed to Southwestern or (B) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of Southwestern, with such person’s fiduciary duties under applicable law;

•
is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than Southwestern with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed to Southwestern;

•
in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of Southwestern, and will comply with all applicable eligibility requirements and procedures set forth in the Chesapeake Bylaws.
Annual Meetings
To nominate a person for election to the board of directors of Chesapeake at an annual meeting, shareholders must be (a) a holder of record both at the time of giving of the notice and at the time of the annual meeting (including any adjournment or postponement thereof), (b) is entitled to vote at such meeting and (c) meets the requirements of and complies with the procedures set forth herein as to such nomination or (iii) by an Eligible Shareholder (as defined below).
The notice must be received at the principal executive offices of Chesapeake not later than the close of business on the ninetieth day nor earlier than the close of business on the one hundred twentieth day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than thirty days before or more than sixty days after such anniversary date, the notice by the shareholder to be timely must be so delivered not earlier than the close of business on the one hundred twentieth day prior to the date of such annual meeting and not later than the close of business on the later of the one hundred twentieth day prior to the date of such annual meeting or, the tenth day following the day on which public announcement of the date of such meeting is first made by Chesapeake. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a shareholder’s notice as described above.
In the event that the number of directors to be elected to the board of directors is increased and there is no public announcement by Chesapeake naming all of the nominees for director or specifying the size of the increased board of directors at least one hundred days prior to the first anniversary of the preceding year’s annual meeting, a shareholder’s notice shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the corporate secretary of Chesapeake not later than the close of business on the tenth day following the day on which such public announcement is first made by Chesapeake.

Southwestern	Chesapeake

rules of the exchanges upon which the securities of Southwestern are listed and all applicable publicly disclosed corporate governance, business conduct, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of Southwestern; and
•
in such person’s individual capacity and on behalf of any Holder on whose behalf the nomination is being made, intends to serve a full term if elected as a director of Southwestern.

Proxy Access Nomination
The Southwestern Bylaws provide for proxy access nomination. Whenever the Southwestern Board solicits proxies with respect to the election of directors at an annual meeting, subject to the provisions of Section 2.17 of the Southwestern Bylaws, Southwestern shall include in its proxy statement for such annual meeting, in addition to any persons nominated for election by or at the direction of the Southwestern Board (or any duly authorized committee thereof), the name, together with the required information (as defined in the Southwestern Bylaws), of any person nominated for election (the “stockholder nominee”) to the Southwestern Board by a stockholder or group of no more than twenty (20) stockholders (counting as one stockholder, for this purpose, any two (2) or more funds that are part of the same related fund group (as defined in the Southwestern Bylaws)) that satisfies the requirements of Section 2.17 (such stockholder or stockholders, the “eligible stockholder”) and that expressly elects at the time of providing the notice required by Section 2.17 to have such nominee included in Southwestern’s proxy materials pursuant to Section 2.17. For purposes of Section 2.17 of the Southwestern Bylaws, the “Required Information” that the Southwestern will include in its proxy statement is (i) the information provided to the secretary of Southwestern concerning the Stockholder Nominee and the eligible stockholder that is required to be disclosed in Southwestern’s proxy statement pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder and (ii) if the eligible stockholder so elects, a Supporting Statement (as defined in Section 2.17(g) hereof). Subject to the provisions of Section 2.17, the name of any stockholder nominee included in Southwestern’s proxy statement for an annual meeting shall also be set forth on the form of proxy distributed by Southwestern in connection with such annual meeting.

Nominee Eligibility Requirements and Other Conditions
To be eligible to be a nominee for election or reelection as a director of Chesapeake, a person must complete and deliver to the corporate secretary of Chesapeake: (1) a completed director & officer questionnaire, (2) a written representation that, the nominee is not and will not become a party to any voting agreement, (3) a written representation and agreement that the nominee is not and will not become a party to any third-party compensation arrangement and (4) a written representation that, if elected as a director, such nominee would be in compliance and will continue to comply with Chesapeake’s publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of Chesapeake.
Chesapeake shall include in its proxy statement for an annual meeting of shareholders the name of any person nominated for election to the board of directors (the “Shareholder Nominee”) by a shareholder or group of shareholders that satisfies the requirements (the “Eligible Shareholder”), together with the Required Information (defined below), who expressly elects at the time of providing notice to have its nominee included in Chesapeake’s proxy materials.
The maximum number of Shareholder Nominees appearing in Chesapeake’s proxy materials with respect to an annual meeting of shareholders shall not exceed the greater of two and 25% of the number of directors in office as of the last day on which the notice may be delivered, or if such amount is not a whole number, the closest whole number below.
An Eligible Shareholder must have owned 3% or more of Chesapeake’s issued and outstanding Common Stock (the “Required Shares”) continuously for at least three years, or in the case of holders of certain interests in connection with that certain Joint Chapter 11 Plan of Reorganization of Chesapeake Energy Corporation, one year, as of both the date the notice is required to be received by Chesapeake and the record date for determining shareholders entitled to vote at the annual meeting, and must continue to hold the Required Shares through the meeting date.
The Eligible Shareholder may provide to the corporate secretary of Chesapeake a written statement for inclusion in the proxy statement for

Southwestern	Chesapeake

In addition to any other applicable requirements, for a Stockholder Nominee to be eligible for inclusion in Southwestern’s proxy materials pursuant to the Section 2.17 of the Southwestern Bylaws, the eligible stockholder must give timely notice of such nomination (the “Notice of Proxy Access Nomination”) in proper written form to the secretary of Southwestern. To be timely, the Notice of Proxy Access Nomination must be delivered to and received by the secretary of Southwestern at the principal executive offices of Southwestern not less than one hundred and twenty (120) days nor more than one hundred and fifty (150) days prior to the first anniversary of the date that Southwestern first distributed its proxy statement to stockholders for the previous year’s annual meeting.
To make a nomination pursuant to the Section 2.17 of the Southwestern Bylaws, an eligible stockholder must have owned at least three percent (3%) of Southwestern’s outstanding common stock (the “Required Shares”) continuously for at least three (3) years (the “Minimum Holding Period”) as of both the date the Notice of Proxy Access Nomination is delivered to or mailed and received by the secretary of Southwestern in accordance with the Section 2.17 of the Southwestern Bylaws and the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting, and must continue to own the Required Shares through the date of the annual meeting. In order for the eligible stockholder’s written notice of proxy access nomination to be in proper form, it must include or be accompanied by certain representations and statements as further described in Section 2.18 of the Southwestern Bylaws.
In addition to the information required pursuant to any other provision of the Southwestern Bylaws, Southwestern may require (i) any proposed Stockholder Nominee to furnish any other information (x) that may reasonably be required by Southwestern to determine whether the Stockholder Nominee would be independent under the Independence Standards (y) that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such Stockholder Nominee or (z) that may reasonably be required by Southwestern to determine the eligibility of such Stockholder Nominee to serve as a director of Southwestern and (ii) the eligible stockholder to furnish any other information that may reasonably be required by Southwestern to verify the eligible

Chesapeake’s annual meeting, not to exceed five hundred words, in support of the Shareholder Nominee’s candidacy.
Any Shareholder Nominee who is included in Chesapeake’s proxy materials for a particular annual meeting of shareholders but either (i) withdraws from or becomes ineligible or unavailable for election at the annual meeting, or (ii) does not receive at least 25% of the votes cast in favor of the election of such Shareholder Nominee, will be ineligible to be a Shareholder Nominee for the next two annual meetings of Chesapeake.
The chair of the meeting, acting in good faith, shall reasonably determine, based on the facts, whether a nomination proposed to be brought before the meeting was made in accordance with the requisite procedures under the Chesapeake Bylaws and if any proposed nomination is not in compliance, to declare that such defective nomination shall be disregarded.

Southwestern	Chesapeake

stockholder’s continuous ownership of the Required Shares for the Minimum Holding Period.
Section 2.17 of the Southwestern Bylaws provides the exclusive method for a stockholder to include nominees for election to the Southwestern Board in Southwestern’s proxy materials.

SHAREHOLDER PROPOSALS

The Southwestern Bylaws provide that a stockholder must give timely written notice to the secretary of Southwestern of any proposal for business to be conducted at an annual meeting.
To be timely, the stockholder of record bringing the notice (the “Noticing Stockholder”) must have delivered timely notice thereof in proper written form to the secretary of Southwestern at the principal executive offices of Southwestern, and any such proposed business other than nominations of persons for election to the Board of Directors must constitute a proper matter for stockholder action. To be timely, the Noticing Stockholder’s notice to the secretary must be delivered to the principal executive offices of Southwestern not later than the close of business on the ninetieth day nor earlier than the close of business on the one hundred twentieth day prior to the anniversary date of the immediately preceding annual meeting of Stockholders. In no event shall any adjournment or postponement of an annual meeting, or the public announcement thereof, commence a new time period for the giving of a stockholder’s notice as described above.
In addition, to be timely, a stockholder’s notice shall further be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is ten business days prior to the meeting or any adjournment, recess, rescheduling or postponement thereof, and such update and supplement shall be delivered to the secretary at the principal executive offices of Southwestern not later than five business days after the later of the record date for the meeting or the date such record date is first publicly disclosed, in the case of the update and supplement required to be made as of the record date, and not later than eight business days prior to the date for the meeting, or any adjournment, recess, rescheduling or postponement thereof, in the case of the update and supplement required to be made as

The Chesapeake Bylaws provide that business may be brought before an annual meeting (i) by or at the direction of the board of directors or (ii) by any shareholder of Chesapeake who was a shareholder of record at the time of giving notice provided for in the Chesapeake Bylaws and at the time of the annual meeting, who is entitled to vote at such meeting and who complies with the procedures set forth in the Chesapeake Bylaws.
To be timely, a shareholder must give written notice to the corporate secretary not later than the close of business on the ninetieth day nor earlier than the close of business on the one hundred twentieth day before the anniversary date of the immediately preceding annual meeting of shareholders. If the annual meeting is called for a date that is more than thirty days earlier or more than sixty days after such anniversary date, notice by the shareholder must be so received (1) no earlier than the close of business on the one hundred twentieth day before the meeting and (2) not later than the close of business on the ninetieth day before the meeting, or the tenth day following the day on which public announcement of the date of such meeting is first made by Chesapeake.
The shareholder’s notice shall set forth, as to the shareholder giving the notice and each beneficial owner, if any, on whose behalf the proposal is made:
•
a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting including the text of any resolutions proposed for consideration and, if such business includes a proposal to amend the Chesapeake Bylaws, the language of the proposed amendment;

•
the name and address of the shareholder proposing such business, as they appear on Chesapeake’s books, and of any beneficial owner;

Southwestern	Chesapeake

of ten business days prior to the meeting or any adjournment or postponement thereof.
To be in proper form, a stockholder’s notice given pursuant to Section 2.3 of the Southwestern Bylaws shall set forth, as to the stockholder giving the notice and each beneficial owner, if any, on whose behalf the proposal is made:
•
a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting and the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the Bylaws, the language of the proposed amendment);

•
the name and address of the stockholder proposing such business, as they appear on Southwestern’s books, and of such beneficial owner;

•
(A) the name and address of each Holder, as the name and address appear on Southwestern’s books, and the name and address of each Stockholder Associated Person (as defined therein), if any, (B) (I) the class or series and number of shares of capital stock of Southwestern which are, directly or indirectly, held of record or owned beneficially by each Holder and any Stockholder Associated Person (provided that, for the purposes of the Section 2.3 of the Southwestern Bylaws, any such person shall in all events be deemed to beneficially own any shares of stock of Southwestern as to which such person has a right to acquire beneficial ownership at any time in the future (whether such right is exercisable immediately or only after the passage of time or the fulfillment of a condition or both)), (II) any short position, profits interest, option, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of Southwestern or with a value derived in whole or in part from the value of any class or series of shares of Southwestern, or any derivative or synthetic arrangement having the characteristics of a long position in any class or series of shares of Southwestern, or any contract, derivative, swap or other transaction or series of transactions designed to produce economic benefits and risks that correspond substantially to the ownership of any class or series of shares of

•
(a) the class or series and number of shares of Chesapeake which are, directly or indirectly, held of record or owned beneficially by each proposing shareholder, and, (b) any option, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of Chesapeake, (c) a description of any agreement, arrangement, understanding or relationship under which each proposing shareholder and beneficial holder has any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of Chesapeake, (d) representation that the proposing shareholder is a holder of record of stock of Chesapeake entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to bring the business before the meeting; and (e) a representation as to whether the shareholder or any beneficial owner intends or is part of a group that intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the voting power of Chesapeake’s outstanding shares required to approve or adopt the proposal.

•
The chair of the meeting, acting in good faith, shall reasonably determine, based on the facts, whether the business was properly brought before the meeting. If the proposed business is not in compliance, the chair shall declare that such business shall not be transacted.

The Chesapeake Bylaws do not provide for submission of shareholder proposals for consideration at special meetings.

Southwestern	Chesapeake

Southwestern, including due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any class or series of shares of Southwestern, whether or not such instrument, contract or right shall be subject to settlement in the underlying class or series of shares of Southwestern, through the delivery of cash or other property, or otherwise, and without regard to whether the Holder and any Stockholder Associated Person may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right, or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of Southwestern (any of the foregoing, a “Derivative Instrument”) directly or indirectly owned or held, including beneficially, by each Holder and any Stockholder Associated Person, (III) a description of any proxy, contract, arrangement, understanding or relationship pursuant to which each Holder and any Stockholder Associated Person has any right to vote or has granted a right to vote any shares of stock or any other security of Southwestern, (IV) any agreement, arrangement, understanding, relationship or otherwise, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, involving any Holder or any Stockholder Associated Person, on the one hand, and any person acting in concert therewith, on the other hand, directly or indirectly, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any class or series of the shares of Southwestern by, manage the risk of share price changes for, or increase or decrease the voting power of, such Holder or any Stockholder Associated Person with respect to any class or series of the shares or other securities of Southwestern, or which provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any class or series of the shares or other securities of Southwestern (any of the foregoing, a “Short Interest”), and any Short Interest held by each Holder or any Stockholder Associated Person within the last twelve months in any class or series of the shares or other securities of Southwestern, (V) any rights to dividends or payments in lieu of dividends on the shares of Southwestern owned beneficially by

Southwestern	Chesapeake

each Holder or any Stockholder Associated Person that are separated or separable from the underlying shares of stock or other security of Southwestern, (VI) any proportionate interest in shares of stock or other securities of Southwestern or Derivative Instruments held, directly or indirectly, by a general or limited partnership or limited liability company or other entity in which any Holder or any Stockholder Associated Person is a general partner or directly or indirectly beneficially owns an interest in a general partner, is the manager, managing member or directly or indirectly beneficially owns an interest in the manager or managing member of a limited liability company or other entity, (VII) any performance-related fees (other than an asset-based fee) that each Holder or any Stockholder Associated Person is or may be entitled to based on any increase or decrease in the value of stock or other securities of Southwestern or Derivative Instruments, if any, including without limitation, any such interests held by members of the immediate family sharing the same household of such Holder or any Stockholder Associated Person, (VIII) any direct or indirect legal, economic or financial interest (including Short Interest) of each Holder and each Stockholder Associated Person, if any, in the outcome of any (x) vote to be taken at any Annual or Special Meeting of stockholders of Southwestern or (y) any meeting of stockholders of any other entity with respect to any matter that is related, directly or indirectly, to any nomination or business proposed by any Holder under the Southwestern Bylaws, (IX) any direct or indirect legal, economic or financial interest or any Derivative Instruments or Short Interests in any principal competitor of Southwestern held by each Holder or any Stockholder Associated Person, (X) any direct or indirect interest of each Holder or any Stockholder Associated Person in any contract with Southwestern, any affiliate of Southwestern or any principal competitor of Southwestern (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement); and (XI) any material pending or threatened action, suit or proceeding (whether civil, criminal, investigative, administrative or otherwise) in which any Holder or any Stockholder Associated Person is, or is reasonably expected to be made, a party or material participant involving Southwestern or any of its officers, directors or employees, or any

Southwestern	Chesapeake

affiliate of Southwestern, or any officer, director or employee of such affiliate (subclause (i)(c)(3)(B) of the Section 2.3 of the Southwestern Bylaws shall be referred to as the “Specified Information”), (C) a representation by the Noticing Stockholder that such stockholder is a holder of record of stock of Southwestern entitled to vote at such meeting, will continue to be a stockholder of record of Southwestern entitled to vote at such meeting through the date of such meeting and intends to appear in person or by proxy at the meeting to propose such nomination or other business, (D) any other information relating to each Holder and each Stockholder Associated Person, if any, that would be required to be disclosed in a proxy statement and form of proxy or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election (as defined in Section 2.8 of Article II of the Southwestern Bylaws) pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (E) a representation by the Noticing Stockholder as to whether any Holder and/or any Stockholder Associated Person intends or is part of a group which intends: (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of Southwestern’s outstanding capital stock required to elect the proposed nominee or approve or adopt the other business being proposed and/or (y) otherwise to solicit proxies from stockholders in support of such nomination or other business, (F) a certification by the Noticing Stockholder that each Holder and any Stockholder Associated Person has complied with all applicable federal, state and other legal requirements in connection with its acquisition of shares of capital stock or other securities of Southwestern and/or such person’s acts or omissions as a stockholder of Southwestern, (G) with respect to any nomination, the statement required by Rule 14a-19(b)(3) of the Exchange Act (or any successor provision), (H) the names and addresses of other stockholders (including beneficial owners) known by any Holder or Stockholder Associated Person to support such proposals and/or nominations, and to the extent known the class or series and number of all shares of Southwestern’s capital stock owned beneficially or of record by each such other stockholder or other

Southwestern	Chesapeake

beneficial owner, and (I) a representation by the Noticing Stockholder as to the accuracy of the information set forth in the notice;
•
a representation that such stockholder intends to appear in person or by proxy at the meeting to bring such business before the meeting. The presiding officer of the meeting shall, if the facts warrant, determine that business was not properly brought before the meeting in accordance with the foregoing procedure and, if he should so determine, he may so declare to the meeting and any such business not properly brought shall not be transacted.

A stockholder who seeks to have any proposal included in Southwestern’s proxy materials must provide notice as required by and otherwise comply with the applicable requirements of the rules and regulations under the Exchange Act.

SHAREHOLDER ACTION BY WRITTEN CONSENT

The DGCL provides that, unless otherwise stated in a company’s certificate of incorporation, any action which may be taken at an annual meeting or special meeting of stockholders may be taken without a meeting, if a consent in writing is signed by the holders of the outstanding stock having the minimum number of votes necessary to authorize the action at a meeting of stockholders at which all shares entitled to vote thereon were present and voted.
The Southwestern Certificate of Incorporation provides that, unless otherwise required by law, stockholders shall be permitted to act by written consent in lieu of a meeting if the consent is signed by the number of stockholders necessary to authorize such action at a meeting where all shares entitled to vote thereon were present and voted; provided, however, that if the stockholder action is on a proposal that would have the effect of increasing Southwestern capital stock or indebtedness, such action may only be taken by written consent without a meeting upon the unanimous consent of all Southwestern shareholders.
The Chesapeake Charter provides that, subject to the rights of certain holders of Chesapeake’s preferred stock, action required or permitted to be taken at any annual or special meeting of shareholders may be taken only upon the vote of shareholders at an annual or special meeting duly noticed and called in accordance with the OGCA, the Chesapeake Charter and the Chesapeake Bylaws and may not be taken by written consent of shareholders without a meeting.
AMENDMENT OF GOVERNING DOCUMENTS

Certificate of Incorporation
Under Section 242 of the DGCL, a company’s certificate of incorporation may be amended upon a resolution of the board of directors and, subject to certain exceptions, approved by:

Certificate of Incorporation
Section 1077 of the OGCA provides that most amendments to a corporation’s certificate of incorporation must be authorized by a resolution of the board of directors and approved by a majority

Southwestern	Chesapeake

•
the holders of a majority of the outstanding shares entitled to vote; and

•
a majority of the outstanding shares of each class entitled to a class vote if the amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class or alter or change the powers, preference, or special rights of the shares of such class so as to affect them adversely, provided that if the amendment would alter or change the powers, preferences or special rights of one or more series of a class so as to affect them adversely, but shall not so affect the entire class, then only the shares of the series so affected shall be considered a separate class for purposes of the vote.

The Southwestern Certificate of Incorporation provides the right to amend, alter, change or repeal any provision contained in the Southwestern Certificate of Incorporation in the manner now or hereafter prescribed in the Southwestern Certificate of Incorporation, Southwestern Bylaws or the DGCL, and all rights herein conferred upon stockholders are granted subject to such reservation of the outstanding shares entitled to vote.
The amendment must be approved by a majority of the outstanding shares of each class, whether or not entitled to vote by the provisions of the certificate of incorporation, if the amendment would increase or decrease the aggregate number of authorized shares of the class, increase or decrease the par value of the shares of the class, or alter or change the powers, preferences or special rights of the shares of the class so as to affect them adversely.
The Chesapeake Charter requires the affirmative vote of the holders of at least 60% of the voting power of all outstanding stock entitled to vote, voting together as a single class, to amend certain provisions of the Chesapeake Charter, including those provisions dealing with amendments to the Chesapeake Charter, director liability, related party transactions, board of directors, indemnities, forum selection, action by shareholder consent, corporate opportunities and amendments to bylaws.

Bylaws
The Southwestern Certificate of Incorporation provides that the Southwestern Board shall have the power to adopt, amend, alter or repeal the Southwestern Bylaws. The affirmative vote of at least a majority of the entire Board of Directors shall be required to adopt, amend, alter or repeal the Southwestern Bylaws. The Southwestern Bylaws also may be adopted, amended, altered or repealed by the affirmative vote of the holders of at least a majority of the voting power of the shares entitled to vote at an election of directors.
The Southwestern Bylaws provide that the Southwestern Bylaws may be altered, amended or repealed, in whole or in part, or new bylaws may be adopted by the stockholders or by the Board; provided, however, that in case of action by the stockholders, notice of such alteration, amendment, repeal or adoption of new bylaws be contained in the notice of such meeting of the stockholders. All such amendments must be approved by either the holders of at least a majority of the outstanding capital stock entitled to vote thereon or by a majority of the entire Board then in office.

Bylaws
The Chesapeake Charter provides that its Bylaws may be adopted, repealed, altered, amended or rescinded by the Chesapeake Board or by the affirmative vote of the holders of at least a majority of the outstanding stock of Chesapeake entitled to vote thereon, provided that the affirmative vote of the holders of at least 60% of the outstanding stock of Chesapeake entitled to vote at an election of directors is required to amend certain provisions of the Chesapeake Bylaws dealing with listing requests of the Chesapeake Common Stock, requests that Chesapeake make certain filings with the SEC and the process required to amend the Chesapeake Bylaws.

Southwestern	Chesapeake
INDEMNIFICATION

The Southwestern Certificate of Incorporation and Southwestern Bylaws require Southwestern to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Southwestern), by reason of the fact that such person is or was a director or officer of Southwestern, or is or was a director or officer of Southwestern serving at the request of Southwestern as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Southwestern, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of Southwestern, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.
Any indemnification under Article VIII (unless ordered by a court) of the Southwestern Bylaws shall be made by Southwestern only as authorized in the specific case upon a determination that indemnification of the present or former director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Sections 8.1 and 8.2, as the case may be. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination:
•
by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum;

•
by a committee of such directors designated by a majority vote of such directors, even though less than a quorum;

Chesapeake’s Charter requires that Chesapeake indemnify, to the fullest extent permitted by law, each director and officer and shall advance the director’s or officer’s expenses. Chesapeake’s Board may indemnify each employee and agent and advance their expenses.
Under Section 1031 of the OGCA, a corporation may indemnify its directors and officers made a party to a proceeding because the person was a director or officer, against expenses, including attorneys’ fees, judgements and fines, and amounts paid in settlement actually and reasonably incurred, whether in civil, criminal, administrative, or investigative proceedings, by him or her if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may not indemnify a director or officer under Section 1031 in respect of any claim or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which the action was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses which the court shall deem proper.
The Chesapeake Bylaws provide that Chesapeake will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, including an action by or in the right of Chesapeake, because he or she is or was a director, officer, employee or agent of Chesapeake or is or was serving at the request of Chesapeake as a director, officer, employee or agent of another corporation, partnership, joint venture or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Chesapeake and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order,

Southwestern	Chesapeake

•
if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion; or

•
by the stockholders.

Such determination shall be made, with respect to former directors and officers, by any person or persons having the authority to act on the matter on behalf of Southwestern. To the extent, however, that a present or former director or officer of Southwestern has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.
Expenses (including attorneys’ fees) incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by Southwestern in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by Southwestern as authorized in Article VIII of the Southwestern Bylaws. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as Southwestern deems appropriate.

settlement, conviction or upon a plea of nolo contendere or its equivalent will not of itself create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of Chesapeake and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful. In an action by or in the right of Chesapeake, Chesapeake will not indemnify a person who has been adjudged liable to it unless and only to the extent that the court rendering judgment has determined that despite the adjudication of liability, but in the view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the court deems proper.
The Chesapeake Bylaws provide that Chesapeake may pay the expenses incurred in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by Chesapeake as authorized by the Chesapeake Bylaws.
To obtain indemnification under the Chesapeake Bylaws, a claimant shall submit a written request to the Chesapeake Board with supporting documentation. A majority vote of a quorum of disinterested directors determines whether the claimant is entitled to indemnification. If a quorum of disinterested directors is not obtainable, or the quorum of disinterested directors so directs, the Chesapeake Board may appoint independent counsel to determine the claimant’s entitlement. A “disinterested director” is one who is not or was not a party to the proceeding. “Independent Counsel” is legal counsel who is experienced in corporate law and within the last five years has not represented Chesapeake, the claimant or any other party to the proceeding, and who would not have a conflict under applicable standards of professional conduct.

LIMITATION OF LIABILITY OF DIRECTORS
The DGCL provides that a corporation may limit or eliminate a director’s personal liability for monetary damages to the corporation or its stockholders for breach of fiduciary duty as a director, except for liability for: (i) any breach of the director’s duty of loyalty to such corporation or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing	The Chesapeake Charter provides that no director shall be personally liable to Chesapeake or its shareholders for monetary damages for any breach of fiduciary duty by such director as a director, except for (i) acts or omissions by such director not in good faith or which involve intentional misconduct or a knowing violation of law, (ii) the payment of dividends or the redemption or

Southwestern	Chesapeake

violation of law; (iii) willful or negligent violation of provisions of Delaware law governing payment of dividends and stock purchases or redemptions; or (iv) any transaction from which the director derived an improper personal benefit.
The Southwestern Certificate of Incorporation provides that no director or officer shall be personally liable to Southwestern or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under DGCL as the same exists or may be amended. If the DGCL is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of Southwestern shall be eliminated or limited to the fullest extent authorized by DGCL, as so amended.
purchase of stock in violation of Section 1053 of the OGCA, (iii) any breach of such director’s duty of loyalty to Chesapeake or its shareholders, or (iv) any transaction from which the director derived an improper personal benefit.
CERTAIN BUSINESS COMBINATIONS

In general, Section 203 of the DGCL, subject to certain exceptions set forth therein, prohibits a business combination between a corporation and an interested stockholder within three years of the time such stockholder became an interested stockholder, unless (i) prior to such time, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, exclusive of shares owned by directors who are also officers and by certain employee stock plans, or (iii) at or subsequent to such time, the business combination is approved by the board of directors and authorized by the affirmative vote at a stockholders’ meeting of at least 66 2∕3% of the outstanding voting stock of the corporation which is not owned by the interested stockholder.
Section 203 defines a “business combination” as a merger, sale or lease of assets, issuance of securities, or other similar transaction. Section 203 defines an “interested stockholder” as a person who owns, or is an affiliate or associate of the corporation and within three years prior did own, 15% or more of such corporation’s outstanding voting stock, and the affiliates and associates of such person.
Southwestern has not opted out of Section 203 of the DGCL.

Section 1090.3 of the OGCA provides generally that a corporation is prohibited from engaging in any business combination with an interested shareholder for three years from the date on which the shareholder first becomes an interested shareholder. The Chesapeake Charter provides that Chesapeake has elected to not be governed by Section 1090.3 of the OGCA.
Under the Oklahoma Control Shares Act, a person who acquires “control shares” must obtain approval of a majority of the disinterested shareholders before voting rights will attach to the control shares. Control shares are shares of a public company held by an acquiring person which, but for the Control Shares Act, would have 20% or more of the public company’s voting power. Under the Chesapeake Charter, Chesapeake has elected to not be governed by the Control Shares Act.

Southwestern	Chesapeake
FORUM SELECTION

The Southwestern Bylaws provide that, Unless Southwestern consents in writing to the selection of an alternative forum (an “Alternative Forum Consent”):
•
the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Southwestern, (ii) any action asserting a claim of breach of a duty (including any fiduciary duty) owed by any current or former director, officer, stockholder, employee or agent of Southwestern to Southwestern or the Southwestern stockholders, (iii) any action asserting a claim against Southwestern or any current or former director, officer, stockholder, employee or agent of Southwestern arising out of or relating to any provision of the DGCL or the Southwestern Certificate of Incorporation or the Southwestern Bylaws (each, as in effect from time to time), or (iv) any action asserting a claim against Southwestern or any current or former director, officer, stockholder, employee or agent of Southwestern governed by the internal affairs doctrine of the State of Delaware; provided, however, that, in the event that the Court of Chancery of the State of Delaware lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware, in each such case, unless the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein; and

•
the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, as amended.

Any person or entity purchasing, otherwise acquiring or holding any interest in shares of capital stock of Southwestern shall be deemed to have notice of and consented to the forum selection provisions set forth in the Southwestern Bylaws.
The Chesapeake Charter provides that, unless Chesapeake consents in writing to the selection of an alternative forum, the state courts within the State of Oklahoma (or, if no such state court has jurisdiction, the United States District Court for the Western District of Oklahoma) will be the sole and exclusive forum for (i) any derivative action or proceeding brought on Chesapeake’s behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former directors, officers, other employees or shareholders to Chesapeake or to the shareholders, (iii) any action asserting a claim arising pursuant to any provision of the OGCA, the Chesapeake Charter or the Chesapeake Bylaws (as each may be amended from time to time), or (iv) any action asserting a claim related to or involving Chesapeake that is governed by the internal affairs doctrine. Unless Chesapeake consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Southwestern	Chesapeake
Failure to enforce the foregoing provisions would cause Southwestern irreparable harm and Southwestern shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. If any action the subject matter of which is within the scope of the foregoing provision is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the bullet above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.
APPRAISAL RIGHTS AND DISSENTERS’ RIGHTS

As Southwestern is a Delaware corporation subject to the DGCL, the stockholders of Southwestern have those appraisal rights provided by Section 262 of the DGCL, provided they satisfy the special criteria and conditions set forth in Section 262 of the DGCL.
Under Section 262 of the DGCL, Southwestern stockholders are not entitled to appraisal or dissenters’ rights in connection with the Merger. Please see “The Merger — No Appraisal Rights.”
Appraisal rights of Chesapeake shareholders are governed by Section 1091 of the OGCA. Generally, except for certain cash transactions, Section 1091 does not provide appraisal rights for stock transactions involving shares which are listed on a national securities exchange. Chesapeake Common Stock, which trades on the Nasdaq Global Select Market, would not currently be subject to appraisal rights. Please see “The Merger — No Appraisal Rights.”
BUSINESS OPPORTUNITIES
The Southwestern Certificate of Incorporation and Southwestern Bylaws are silent on business opportunities.	The Chesapeake Charter provides that certain of Chesapeake’s non-employee directors (the “Non-Employee Directors”) shall not have a duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as Chesapeake or its affiliates or otherwise competing with Chesapeake or its affiliates, and, to the fullest extent permitted by applicable law, Non-Employee Directors shall not be liable to Chesapeake or its shareholders for breach of any fiduciary duty by reason of any such activities. Chesapeake renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity that may be a corporate opportunity for a Non-Employee Director to the fullest extent permitted by applicable law. If a Non-Employee Director acquires knowledge of a potential transaction or matter that may be a corporate opportunity for Chesapeake,

Southwestern	Chesapeake
such Non-Employee Director shall have no duty to communicate or offer such corporate opportunity to Chesapeake and shall not be liable to Chesapeake or its shareholders for breach of any fiduciary duty by reason of the fact that such corporate opportunity is not communicated or offered to Chesapeake. Notwithstanding the foregoing, (a) Chesapeake does not renounce its interest in any corporate opportunity offered to any Non-Employee Director if such opportunity is expressly offered solely to such Non-Employee Director in his or her capacity as a director of Chesapeake; and (b) a corporate opportunity shall not be deemed to be a potential corporate opportunity for Chesapeake if it is a business opportunity (i) that Chesapeake is neither financially or legally able, nor contractually permitted to undertake, (ii) that from its nature, is not in the line of Chesapeake’s business or is of no practical advantage to Chesapeake or (iii) in which Chesapeake has no interest or reasonable expectancy.

CERTAIN BENEFICIAL OWNERS OF CHESAPEAKE COMMON STOCK
The following table sets forth information known to Chesapeake regarding the beneficial ownership of Chesapeake Common Stock as of April 10, 2024:
•
each person who is the beneficial owner of more than 5% of the outstanding shares of Chesapeake Common Stock;

•
each of Chesapeake’s current named executive officers and directors; and

•
all officers and directors of Chesapeake, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including securities that such he, she or it has the right to acquire within sixty days, including options exercisable within sixty days. Restricted stock shares that do not vest within sixty days of April 10, 2024 are not included in the beneficial ownership percentage. Except as described in the footnotes below and subject to applicable community property laws and similar laws, Chesapeake believes that each person listed above has sole voting and investment power with respect to such shares.
The beneficial ownership of Chesapeake Common Stock is based on 130,794,770 shares of Chesapeake Common Stock issued and outstanding as of April 10, 2024.
Unless otherwise indicated, Chesapeake believes that all persons named in the tables below have sole voting and investment power with respect to all shares of Chesapeake Common Stock beneficially owned by them.
Name and Address	Number of Shares of Common Stock Beneficially Owned	Percent of Outstanding Common Stock
>5% beneficial owners
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	12,673,082(1)	9.7%
Blackstone Inc. 345 Park Avenue New York, NY 10054	12,665,899(2)	9.5%
BlackRock, Inc. 50 Hudson Yards New York, NY 10001	11,227,586(3)	8.6%
T. Rowe Price Investment Management, Inc. 101 E. Pratt Street Baltimore, MD 21201	8,792,131(4)	6.7%
Oaktree Capital Group, LLC 333 S. Grand Avenue, 28th Floor Los Angeles, CA 90071	7,000,067(5)	5.3%
Aequim Capital Investments LP 495 Miller Avenue, Suite 301 Mill Valley, CA 94941	7,104,567(6)	5.1%

(1)
This information is as of December 29, 2023, as reported in an amended Schedule 13G filed on February 13, 2024 by The Vanguard Group. The amended Schedule 13G reports aggregate beneficial ownership of 12,486,696 shares, including: (i) sole power to vote or to direct the vote of -0- shares; (ii) shared power to vote or to direct the vote of 62,764 shares; (iii) sole power to dispose or direct the disposition of 12,532,278 shares; and (iv) shared power to dispose or direct the disposition of 140,804 shares.

(2)
This information is as of December 31, 2022, as reported in an amended Schedule 13G filed on February 9, 2023 by Blackrock Inc. and the following members of its affiliated group: BX Vine (PUB) Aggregator L.P., BX Vine Oil & Gas Aggregator L.P., BCP VI/BEP II/BEP Holdings Manager L.L.C., Blackstone Energy Management Associates II L.L.C., Blackstone Energy Management Associates L.L.C., Blackstone Management Associates VI L.L.C., Blackstone EMA II L.L.C., Blackstone EMA L.L.C., BMA VI L.L.C., Blackstone Holdings III L.P., Blackstone Holdings III GP L.P., Blackstone Holdings III GP Management L.L.C., Blackstone Group Management L.L.C. and Stephen A. Schwarzman. The reporting persons have sole and shared power to vote or direct the vote of such shares and sole and shared power to dispose or to direct the disposition of such shares.

(3)
This information is as of December 31, 2023, as reported in Schedule 13G filed on January 25, 2024 by BlackRock Inc. The Schedule 13G reports aggregate beneficial ownership of 11,227,586 shares, including: (i) sole power to vote or to direct the vote of 10,6114,80 shares; (ii) shared power to vote or to direct the vote of -0- shares; (iii) sole power to dispose or direct the disposition of 11,227,586 shares; and (iv) shared power to dispose or direct the disposition of -0- shares.

(4)
This information is as of December 31, 2023, as reported in Schedule 13G filed on February 14, 2024 by T. Rowe Price Investment Management, Inc. The Schedule 13G reports aggregate beneficial ownership of 8,792,131 shares, including: (i) sole power to vote or to direct the vote of 2,816,760 shares; (ii) shared power to vote or to direct the vote of -0- shares; (iii) sole power to dispose or direct the disposition of 8,792,131 shares; and (iv) shared power to dispose or direct the disposition of -0- shares.

(5)
This information is as of December 31, 2023, as reported in an amended Schedule 13G filed on February 14, 2024 by Oaktree Capital Group, LLC and the following members of its affiliated group: OCM XI CHK Holdings, LLC, OCM Xb CHK Holdings, LLC, Oaktree Fund GP, LLC, Oaktree Fund GP I, L.P., Oaktree Capital I, L.P., OCM Holdings I, LLC, Oaktree Holdings, LLC, Oaktree Capital Group, LLC, Oaktree Capital Group Holdings GP, LLC, Brookfield Public Securities Group LLC, Brookfield Public Securities Group Holdings, LLC, Brookfield US Inc., Brookfield Asset Management Inc. and BAM Partners Trust. The amended Schedule 13G reports aggregate beneficial ownership of 7,000,067 shares. The reporting persons have sole power to vote or direct the vote of such shares and sole power to dispose or to direct the disposition of such shares.

(6)
This information is as of December 31, 2022, as reported in a Schedule 13G filed on February 14, 2024 by Aequium Alternative Investments LP and Franklin Parlamis. The Schedule 13G reports aggregate beneficial ownership of 7,104,567 shares, all of which are issuable upon exercise of warrants. The reporting persons have shared power to vote or direct the vote of such shares and shared power to dispose or to direct the disposition of such shares.

Beneficial Owner	Number of Shares	Share Equivalents(1)	Total Ownership	Percent of Class
Domenic J. (“Nick”) Dell’Osso, Jr.	6,694	4,954	11,648	*
Mohit Singh	3,999	—	3,999	*
Joshua J. Viets	9,346	—	9,346	*
Benjamin E. Russ	2,865	—	2,865	*
Michael A. Wichterich	11,251	12,484	23,735	*
Timothy S. Duncan	2,779	9,545	12,324	*
Benjamin C. Duster, IV	2,527	9,036	11,563	*
Sarah A. Emerson	2,527	9,036	11,563	*
Matthew M. Gallagher	—	2,842	12,879	*
Brian Steck	2,842	10,037	12,879	*
All current directors and executive officers as a group (10 persons)	34,563	65,129	99,692	*

*
Less than 1%.

(1)
Includes restricted stock unit awards that: (i) are scheduled to vest within 60 days of April 10, 2024; or (ii) for directors, have vested, but have been contributed to a deferred compensation plan at the election of the director.

CERTAIN BENEFICIAL OWNERS OF SOUTHWESTERN COMMON STOCK
The following table sets forth information known to Southwestern regarding the beneficial ownership of Southwestern Common Stock as of April 10, 2024:
•
each person who is the beneficial owner of more than 5% of the outstanding shares of Southwestern Common Stock;

•
each of Southwestern’s current named executive officers and directors; and

•
all executive officers and directors of Southwestern, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including securities that such he, she or it has the right to acquire within sixty days, including options exercisable within sixty days. Restricted stock units that do not vest within sixty days of April 10, 2024 are not included in the beneficial ownership percentage.
Unless otherwise indicated, Southwestern believes that all persons named in the tables below have sole voting and investment power with respect to all shares of Southwestern Common Stock beneficially owned by them. All information with respect to beneficial ownership has been furnished by the respective directors, executive officers or 5% or more stockholders, as the case may be. The applicable percentages of shares of Southwestern Common Stock beneficially owned are based on 1,102,846,071 shares of Southwestern Common Stock, held by 1,731 holders of record, issued and outstanding as of April 10, 2024. Unless otherwise noted, the mailing address of each listed beneficial owner is 10000 Energy Drive, Spring, Texas 77389.
Name and Address	Number of Southwestern Shares of Common Stock Beneficially Owned	Percent of Outstanding Southwestern Common Stock
>5% beneficial owners
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355(1)	110,728,398	10.1%
BlackRock, Inc. 50 Hudson Yards New York, NY 10001(2)	96,220,394	8.7%

(1)
This information is as of December 29, 2023, as reported in Schedule 13G/A filed on February 13, 2024 by The Vanguard Group. The amended Schedule 13G reports aggregate beneficial ownership of 110,728,382 shares, including: (i) sole power to vote or to direct the vote of 0 shares; (ii) shared power to vote or to direct the vote of 540,108 shares; (iii) sole power to dispose or direct the disposition of 109,179,398 shares; and (iv) shared power to dispose or direct the disposition of 1,548,984 shares. The business address for each reporting person is 100 Vanguard Blvd., Malvern, PA 19355.

(2)
This information is as of December 31, 2023, as reported in Schedule 13G/A filed on January 25, 2024 by BlackRock, Inc. The amended Schedule 13G reports aggregate beneficial ownership of 96,220,394 shares, including: (i) sole power to vote or to direct the vote of 93,979,910 shares; (ii) shared power to vote or to direct the vote of 0 shares; (iii) sole power to dispose or direct the disposition of 96,220,394 shares; and (iv) shared power to dispose or direct the disposition of 0 shares. The business address for each reporting person is 50 Hudson Yards, New York, NY 10001.

Beneficial Owner	Shares of Southwestern Common Stock Beneficially Owned	Share Equivalents(1)	Total Shares of Southwestern Common Stock Beneficially Owned	Percent of Outstanding Southwestern Common Stock
Directors and Named Executive Officers prior to the Merger
Clayton A. Carrell	1,398,789	—	1,398,789	*
John D. Gass(2)	108,810	236,366	345,176	*
Carl F. Giesler Jr.(3)	278,302	5,509	283,811	*
S.P. Johnson IV	154,417	—	154,417	*
Catherine A. Kehr	535,788	—	535,788	*
John P. Kelly	211,037	—	211,037	*
Greg D. Kerley	432,014	—	432,014	*
Shameek Konar	40,778	—	40,778	—
Christopher W. Lacy	121,620	—	121,620	*
Jon A. Marshall	314,273	—	314,273	*
Patrick M. Prevost(4)	74,178	236,366	310,544	*
Anne Taylor(5)	25,199	236,366	261,565	*
Denis J. Walsh(6)	—	160,753	160,753	*
William J. Way	3,672,721	—	3,672,721	*
All directors and executive officers prior to the Merger (20 persons)	8,346,089	904,639	9,250,728	*

*
Less than 1%.

(1)
Includes deferred stock units and shares of Southwestern Common Stock held via 401K plans, as applicable.

(2)
Includes 199,465 vested and 36,901 unvested deferred stock units to be settled in shares of the Southwestern Common Stock either (i) on a date selected by the reporting person pursuant to the Southwestern Nonemployee Director Deferred Compensation Plan (“Southwestern Director Deferred Plan”) or (ii) as otherwise provided by the Southwestern Director Deferred Plan.

(3)
Includes 5,509 shares held by Mr. Giesler through his 401K plan with Southwestern.

(4)
Includes 199,465 vested and 36,901 unvested deferred stock units to be settled in shares of the Southwestern Common Stock either (i) on a date selected by the reporting person pursuant to the Southwestern Director Deferred Plan or (ii) as otherwise provided by the Southwestern Director Deferred Plan.

(5)
Includes 199,465 vested and 36,901 unvested deferred stock units to be settled in shares of the Southwestern Common Stock either (i) on a date selected by the reporting person pursuant to the Southwestern Director Deferred Plan or (ii) as otherwise provided by the Southwestern Director Deferred Plan.

(6)
Includes 123,852 vested and 36,901 unvested deferred stock units to be settled in shares of the Southwestern Common Stock either (i) on a date selected by the reporting person pursuant to the Southwestern Director Deferred Plan or (ii) as otherwise provided by the Southwestern Director Deferred Plan.

VALIDITY OF COMMON STOCK
The validity of the shares of Chesapeake Common Stock offered hereby will be passed upon for Chesapeake by Derrick & Briggs, LLP.

EXPERTS
Chesapeake
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of Chesapeake Energy Corporation (Successor) incorporated in this prospectus by reference to Chesapeake Energy Corporation’s Annual Report on Form 10-K for the year ended December 31, 2023 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s emergence from bankruptcy on February 9, 2021 as discussed in Note 2 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The financial statements of Chesapeake Energy Corporation (Predecessor) incorporated in this prospectus by reference to Chesapeake Energy Corporation’s Annual Report on Form 10-K for the year ended December 31, 2023 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s emergence from bankruptcy on February 9, 2021 as discussed in Note 2 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
Certain estimates of Chesapeake’s net natural gas and oil reserves and related information included or incorporated by reference in this proxy statement/prospectus were based upon reserve estimates made by Chesapeake’s reservoir engineers under the supervision of Chesapeake’s management. These reserve estimates were audited by Netherland, Sewell & Associates, Inc., an independent petroleum engineering firm.
Southwestern
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to Southwestern Energy Company’s Annual Report on Form 10-K for the year ended December 31, 2023 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
Certain estimates of Southwestern’s net natural gas and oil reserves and related information included or incorporated by reference in this proxy statement/prospectus were based upon reserve estimates made by Southwestern’s reservoir engineers under the supervision of Southwestern’s management. These reserve estimates were audited by Netherland, Sewell & Associates, Inc., an independent petroleum engineering firm.

SHAREHOLDER AND SHAREHOLDER PROPOSALS
Chesapeake
Chesapeake held its 2023 annual meeting of shareholders on June 8, 2023. Shareholder proposals intended to be presented for possible inclusion in Chesapeake’s proxy materials for Chesapeake’s 2024 annual meeting of shareholders (the “Chesapeake 2024 Meeting”) must be received by Chesapeake at its principal offices not later than March 10, 2024. Any shareholder submitting a proposal intended to be brought before the Chesapeake 2024 Meeting who has not sought inclusion of the proposal in Chesapeake’s proxy materials must provide written notice of such proposal to the Corporate Secretary of Chesapeake at Chesapeake’s principal executive offices no later than the close of business on March 10, 2024, and no earlier than the opening of business on February 9, 2024. If, however, the Chesapeake 2024 Meeting is called for a date that more than thirty days before or more than sixty days after the anniversary date of the Chesapeake 2023 Meeting, the notice by the shareholder to be timely must be so delivered not earlier than the close of business on the one hundred twentieth day prior to the date of such annual meeting and not later than the close of business on the later of the one hundred twentieth day prior to the date of such annual meeting or, the tenth day following the day on which public announcement of the date of such meeting is first made by Chesapeake. The Chesapeake Bylaws require that notices of shareholder proposals contain certain information about any proposal and the proposing shareholder. A copy of the relevant bylaw provisions may be obtained on www.sec.gov or by contacting the Corporate Secretary, Chesapeake Energy Corporation, 6100 North Western Avenue, Oklahoma City, Oklahoma 73118.
Eligible Shareholders may nominate a candidate for election to the Chesapeake Board for inclusion in Chesapeake’s proxy materials in accordance with the Chesapeake Bylaws. The Chesapeake Bylaws require that notice be provided in writing to the Corporate Secretary of Chesapeake (at the same address noted above) no later than the close of business on March 10, 2024, and no earlier than the opening of business on February 9, 2024. The Chesapeake Bylaws also provide that, subject to compliance with certain requirements, any Eligible Shareholder may nominate a candidate for election to the Chesapeake Board, which nomination is not submitted for inclusion in Chesapeake’s proxy materials. If, however, the Chesapeake 2024 Meeting is not held within thirty days of June 8, 2024, the Chesapeake Bylaws require that notice of any such nomination be provided in writing to the Corporate Secretary of Chesapeake (at the same address noted above) no later than the close of business on the tenth day following the earlier of the day on which notice of the date of such meeting was mailed or public announcement of the date of such meeting is first made.
For more information regarding shareholder proposals for the Chesapeake 2024 Meeting, see the “Submitting Proposals for 2024 Annual Meeting” section of Chesapeake Definitive Proxy Statement on Schedule 14A filed with the SEC on April 28, 2023.
Southwestern
Southwestern held its 2023 annual meeting of shareholders on May 18, 2023. Shareholder proposals intended to be presented for possible inclusion in Southwestern’s proxy materials for Southwestern’s 2024 annual meeting of shareholders (the “Southwestern 2024 Meeting”) must be received by Southwestern at its principal offices not later than December 7, 2023. Any shareholder submitting a proposal intended to be brought before the Southwestern 2024 Meeting who has not sought inclusion of the proposal in Southwestern’s proxy materials must provide written notice of such proposal to the Secretary of Southwestern at Southwestern’s principal executive offices no later than the close of business on February 18, 2024, and no earlier than the opening of business on January 19, 2024. If, however, the Southwestern 2024 Meeting is called for a date that is not within twenty-five days before or after the anniversary date of the Southwestern 2023 Meeting, then such notice must be delivered to the Secretary of Southwestern no later than the close of business on the tenth day following the day on which such notice of the date of the 2024 Annual Meeting was mailed or public disclosure of the date of the 2024 Annual Meeting was first made, whichever occurs first. Any such notice must also comply with the timing, disclosure, procedural and other requirements as set forth in the Southwestern’s Amended and Restated Bylaws. A copy of the relevant bylaw provisions may be obtained on www.sec.gov or by contacting the Secretary, Southwestern Energy Company, 10000 Energy Drive, Spring, Texas 77389.

Eligible Shareholders may nominate a candidate for election to the Southwestern Board for inclusion in Southwestern’s proxy materials in accordance with the Southwestern Amended and Restated Bylaws. The Southwestern Amended and Restated Bylaws require that notice be provided in writing to the Secretary of Southwestern (at the same address noted above) no later than the close of business on December 7, 2023, and no earlier than the opening of business on November 7, 2023. The Southwestern Amended and Restated Bylaws also provide that, subject to compliance with certain requirements, any Shareholder may nominate a candidate for election to the Southwestern Board, which nomination is not submitted for inclusion in Southwestern’s proxy materials. The Shareholder must deliver written notice of an intent to make such director nomination and/or make such proposal of business to the Secretary of Southwestern (at the same address noted above) no later than February 18, 2024 and no earlier than January 19, 2024. However, if the Southwestern 2024 Meeting is called for a date that is not within twenty-five days before or after the anniversary of the date of the 2023 Annual Meeting, then such notice must be delivered to the Secretary of Southwestern no later than the close of business on the tenth day following the day on which such notice of the date of the Southwestern 2024 Meeting was mailed or public disclosure of the date of the Southwestern 2024 Meeting was first made, whichever occurs first. Any such notice must also comply with the timing, disclosure, procedural and other requirements as set forth in Southwestern’s Amended and Restated Bylaws.
For more information regarding shareholder proposals for the Southwestern 2024 Meeting, see the “Deadlines for Notice of Shareholder Actions to be Considered at the 2024 Annual Meeting” section of Southwestern Definitive Proxy Statement on Schedule 14A filed with the SEC on April 5, 2023.

HOUSEHOLDING OF PROXY MATERIALS
Each registered Chesapeake shareholder and Southwestern shareholder (meaning you own shares or shares, as applicable, in your own name on (i) the books of Southwestern’s transfer agent, Computershare, N.A., or (ii) the books of Chesapeake’s transfer agent, Equiniti) will receive one copy of this joint proxy statement/prospectus per account, regardless of whether you have the same address as another shareholder of record. SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more shareholders sharing the same address by delivering a single proxy statement or a single notice addressed to those shareholders. This process, commonly called “householding,” provides cost savings for companies. If you hold shares through a broker, some brokers household proxy materials, delivering a single proxy statement or notice to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that it will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker.
Southwestern will promptly deliver, upon oral or written request, a separate copy of this joint proxy statement/prospectus to any Southwestern shareholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to the Secretary, at Southwestern’s principal executive offices, 10000 Energy Drive, Spring, Texas 77389, or contact Southwestern’s Secretary by telephone at (832) 796-4700.
Chesapeake will promptly deliver, upon oral or written request, a separate copy of this joint proxy statement/prospectus to any Chesapeake shareholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to Investor Relations, at Chesapeake’s principal executive offices, 6100 North Western Avenue, Oklahoma City, Oklahoma 73118, or contact Chesapeake Investor Relations by telephone at (405) 935-8870 or by email at ir@chk.com.

WHERE YOU CAN FIND MORE INFORMATION
Chesapeake and Southwestern file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including both Chesapeake and Southwestern, which you can access at www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this joint proxy statement/prospectus.
Chesapeake has filed with the SEC a registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part. The registration statement registers the shares of Chesapeake Common Stock to be issued to Southwestern shareholders in connection with the Merger. The registration statement, including the attached exhibits and annexes, contains additional relevant information about Chesapeake and Southwestern, respectively. The rules and regulations of the SEC allow Chesapeake and Southwestern to omit certain information included in the registration statement from this joint proxy statement/prospectus.
In addition, the SEC allows Chesapeake and Southwestern to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information included directly in this joint proxy statement/prospectus or incorporated by reference subsequent to the date of this joint proxy statement/prospectus as described below.
This joint proxy statement/prospectus incorporates by reference the documents listed below that Chesapeake and Southwestern have previously filed with the SEC. They contain important information about the companies and their financial condition.
Chesapeake SEC Filings
•
Annual Report on Form 10-K for the fiscal year ended December 31, 2023;

•
Current Report on Form 8-K filed on January 11, 2024 (other than the portions of those documents not deemed to be filed pursuant to the rules promulgated under the Exchange Act); and

•
The description of the Chesapeake securities set forth in Exhibit 4.1 of Chesapeake’s Annual Report on Form 10-K, filed February 21, 2024, including any amendment or report filed for the purposes of updating such description.

Southwestern SEC Filings
•
Annual Report on Form 10-K for the fiscal year ended December 31, 2023;

•
Current Reports on Form 8-K filed on January 11, 2024 (other than the portions of those documents not deemed to be filed pursuant to the rules promulgated under the Exchange Act); and

•
The description of the Southwestern securities set forth in Exhibit 4.1 of Southwestern’s Annual Report on Form 10-K, filed February 22, 2024, including any amendment or report filed for the purposes of updating such description.

To the extent that any information contained in any report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference.
In addition, Chesapeake and Southwestern incorporate by reference any future filings they make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and before the date of the Chesapeake Special Meeting and Southwestern Special Meeting (excluding any current reports on Form 8-K to the extent disclosure is furnished and not filed). Those documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date they are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.
Statements contained in this joint proxy statement/prospectus regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to the full text of that contract or other document filed as an exhibit with the SEC.

You can obtain any of the other documents listed above from the SEC, through the SEC’s website at the address indicated above, or from Chesapeake or Southwestern, as applicable, by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:
Chesapeake Energy Corporation
6100 North Western Avenue
Oklahoma City, Oklahoma 73118
Attn: Corporate Secretary
(405) 848-8000
Southwestern Energy Company
10000 Energy Drive
Spring, Texas 77389
Attn: Investor Relations
(832) 796-1000
These documents are available from Chesapeake or Southwestern, as the case may be, without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part. You can also find information about Chesapeake and Southwestern at their websites at www.chk.com and www.swn.com, respectively. Information contained on these websites does not constitute part of this joint proxy statement/prospectus.
If you are a Chesapeake shareholder and would like to request documents, please do so by                  , 2024 to receive them before the Chesapeake Special Meeting. If you are a Southwestern shareholder and would like to request documents, please do so by            , 2024 to receive them before the Southwestern Special Meeting. If you request any documents from Southwestern or Chesapeake, Chesapeake or Southwestern will mail them to you by first class mail, or another equally prompt means, within one business day after Chesapeake or Southwestern, as the case may be, receives your request.
This document is a prospectus of Chesapeake and is a joint proxy statement of Southwestern and Chesapeake for the Southwestern Special Meeting and Chesapeake Special Meeting, as the case may be. Neither Chesapeake nor Southwestern has authorized anyone to give any information or make any representation about the Merger or Chesapeake or Southwestern that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that Chesapeake or Southwestern has incorporated by reference into this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

Annex A
Execution Version
AGREEMENT AND PLAN OF MERGER
among
CHESAPEAKE ENERGY CORPORATION,
HULK MERGER SUB, INC.,
HULK LLC SUB, LLC,
and
SOUTHWESTERN ENERGY COMPANY
Dated as of January 10, 2024

A-i

A-ii

Annexes and Exhibits
Annex A	Certain Definitions
Exhibit A	Form of Certificate of Incorporation of the Surviving Corporation
Exhibit B	Form of Bylaws of the Surviving Corporation
Exhibit C	Form of LLC Sub Merger Agreement

A-iii

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER, dated as of January 10, 2024 (this “Agreement”), is entered into by and among Chesapeake Energy Corporation, an Oklahoma corporation (“Parent”), Hulk Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), Hulk LLC Sub, LLC, a Delaware limited liability company and a wholly owned Subsidiary of Parent (“LLC Sub”), and Southwestern Energy Company, a Delaware corporation (the “Company”).
WHEREAS, the Board of Directors of the Company (the “Company Board”), at a meeting duly called and held, has (i) determined that this Agreement and the Transactions, including the merger of Merger Sub with and into the Company, with the Company continuing as the surviving entity following such merger (the “Merger”), are fair and reasonable to, and in the best interests of, the Company and the holders of the shares of common stock of the Company, par value $0.01 per share (the “Company Common Stock”), (ii) approved and declared advisable this Agreement and the Transactions and (iii) resolved to recommend that the holders of Company Common Stock approve and adopt this Agreement and the Transactions;
WHEREAS, the Board of Directors of Parent (the “Parent Board”), at a meeting duly called and held, has (i) determined that this Agreement and the Transactions, including the issuance of the shares of common stock of Parent, par value $0.01 per share (“Parent Common Stock”), pursuant to this Agreement (the “Parent Stock Issuance”), are fair and reasonable to, and in the best interests of, Parent and the holders of Parent Common Stock, (ii) approved and declared advisable this Agreement and the consummation of the Transactions, including the Parent Stock Issuance and (iii) resolved to recommend that the holders of Parent Common Stock approve the Parent Stock Issuance;
WHEREAS, the Board of Directors of Merger Sub (the “Merger Sub Board”) has (i) determined that this Agreement and the Transactions are fair and reasonable to and in the best interests of, Merger Sub and its stockholder, (ii) approved and declared advisable this Agreement and the Transactions and (iii) recommended this Agreement and the Transactions to Parent for approval and adoption thereby in its capacity as the sole stockholder of Merger Sub;
WHEREAS, Parent (i) in its capacity as the sole stockholder of Merger Sub, will approve and adopt this Agreement and (ii) in its capacity as the sole member of LLC Sub, will approve and adopt this Agreement, in each case, promptly following its execution;
WHEREAS, Parent desires to acquire 100% of the issued and outstanding shares of capital stock of the Company on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, immediately after the Effective Time, the Surviving Corporation shall be merged with and into LLC Sub, with LLC Sub continuing as the surviving entity in the LLC Sub Merger as a wholly owned subsidiary of Parent; and
WHEREAS, for U.S. federal income tax purposes, it is intended that (i) the Merger and the LLC Sub Merger (together, the “Integrated Mergers”), taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and (ii) this Agreement and the LLC Sub Merger Agreement, taken together, constitute and be adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and within the meaning of Treasury Regulations §§ 1.368-2(g) and 1.368-3(a).
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are acknowledged, Parent, Merger Sub, LLC Sub and the Company agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
Section 1.1    Certain Definitions.   As used in this Agreement, the capitalized terms have the meanings ascribed to such terms in Annex A or as otherwise defined elsewhere in this Agreement.

Section 1.2    Terms Defined Elsewhere.   As used in this Agreement, the following capitalized terms are defined in this Agreement as referenced in the following table:
Definition	Section
Acceptable Confidentiality Agreement	6.3(c)(i)
Agreement	Preamble
Antitrust Laws	6.8(b)(ii)
Bonus Payment Date	6.9(h)
Book-Entry Shares	3.3(b)(ii)
Certificate of Merger	2.2(b)
Certificates	3.3(b)(i)
Closing	2.2(a)
Closing Date	2.2(a)
Code	Recitals
Company	Preamble
Company 401(k) Plans	6.9(f)
Company Alternative Acquisition Agreement	6.3(e)(vi)
Company Board	Recitals
Company Board Recommendation	4.3(a)
Company Capital Stock	4.2(a)
Company Change of Recommendation	6.3(e)(viii)
Company Common Stock	Recitals
Company Contracts	4.20(b)
Company Designee	2.5(a)
Company Disclosure Letter	Article IV
Company Employee	6.9(a)
Company Independent Petroleum Engineer	4.18(a)
Company Intellectual Property	4.14(a)
Company Material Adverse Effect	4.1
Company Material Leased Real Property	4.16
Company Material Real Property	4.16
Company Material Real Property Lease	4.16
Company Owned Real Property	4.16
Company Permits	4.9(a)
Company Preferred Stock	4.2(a)
Company Privacy Obligations	4.15(a)
Company Refinanced Indebtedness	6.1(b)(x)
Company Refinancing Indebtedness	6.1(b)(x)
Company Related Party Transaction	4.26
Company Reserve Report	4.18(a)
Company SEC Documents	4.5(a)
Company Tax Certificate	6.19(c)
Confidentiality Agreement	6.7(b)
D&O Insurance	6.10(d)
Debt Financing	6.14(b)

Definition	Section
Debt Financing Sources	6.14(b)
DGCL	2.1
Effective Time	2.2(b)
Eligible Shares	3.1(b)(i)
e-mail	9.3
Earned Company Performance Shares	3.2(d)(i)
Exchange Agent	3.3(a)
Exchange Fund	3.3(a)
Exchange Ratio	3.1(b)(i)
Excluded Shares	3.1(b)(iii)
GAAP	4.5(b)
HSR Act	4.4
Indemnified Liabilities	6.10(a)
Indemnified Persons	6.10(a)
Joint Proxy Statement/Prospectus	4.4
Letter of Transmittal	3.3(b)(i)
LLC Sub Merger	2.7
LLC Sub Merger Agreement	2.7
Material Company Insurance Policies	4.22
Material Parent Insurance Policies	5.22
Merger	Recitals
Merger Consideration	3.1(b)(i)
Merger Sub	Preamble
Merger Sub Board	Recitals
Outside Date	8.1(b)(ii)
Parent	Preamble
Parent 401(k) Plan	6.9(f)
Parent Alternative Acquisition Agreement	6.4(e)(vi)
Parent Board	Recitals
Parent Board Recommendation	5.3(a)
Parent Capital Stock	5.2(a)
Parent Change of Recommendation	6.4(e)(viii)
Parent Closing Price	3.3(h)
Parent Common Stock	Recitals
Parent Contracts	5.20(b)
Parent Disclosure Letter	Article V
Parent Independent Petroleum Engineer	5.18(a)
Parent Intellectual Property	5.14(a)
Parent Material Adverse Effect	5.1
Parent Material Leased Real Property	5.16
Parent Material Real Property	5.16
Parent Material Real Property Lease	5.16
Parent Owned Real Property	5.16

Definition	Section
Parent Permits	5.9(a)
Parent Preferred Stock	5.2(a)
Parent Privacy Obligations	5.15(a)
Parent Refinanced Indebtedness	6.2(b)(ix)
Parent Refinancing Indebtedness	6.2(b)(ix)
Parent Related Party Transaction	5.27
Parent Reserve Report	5.18(a)
Parent RSU Award	3.2(c)(iii)
Parent SEC Documents	5.5(a)
Parent Stock Issuance	Recitals
Parent Stock Plans	5.2(b)
Parent Tax Certificate	6.19(c)
Parent Warrants	5.2(a)
Participating Employee	6.9(h)
Phase II	6.7(a)(iv)
Registration Statement	4.8
Remedy Action	6.8(c)
Reserved Shares	5.2(b)
Reserved Warrants	5.2(b)
Rights-of-Way	4.17
Security Incident	4.15(b)
Subject Courts	9.15
Surviving Corporation	2.1
Tail Period	6.10(d)
Terminable Breach	8.1(b)(iii)
Transaction Litigation	6.11
ARTICLE II
THE MERGER
Section 2.1    The Merger.   Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Merger Sub will be merged with and into the Company in accordance with the provisions of the General Corporation Law of the State of Delaware (the “DGCL”). As a result of the Merger, the separate existence of Merger Sub shall cease and the Company shall continue its existence under the laws of the State of Delaware as the surviving corporation (in such capacity, the Company is sometimes referred to herein as the “Surviving Corporation”), as a wholly owned subsidiary of Parent.
Section 2.2    Closing.
(a)   The closing of the Merger (the “Closing”), shall take place by the exchange of documents by “portable document format” (“.pdf”) or other electronic means at 9:00 a.m., Houston, Texas time, on the date that is three (3) Business Days immediately following the satisfaction or (to the extent permitted by applicable Law) waiver in accordance with this Agreement of all of the conditions set forth in Article VII (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable Law) waived in accordance with this Agreement on the Closing Date), unless another date, time or place is agreed to in writing by Parent and the Company. For purposes of this Agreement, “Closing Date” shall mean the date on which the Closing occurs.

(b)   As soon as practicable on the Closing Date in connection with the Closing, the Parties will cause a certificate of merger, prepared and executed in accordance with the relevant provisions of the DGCL to consummate the Merger (the “Certificate of Merger”), to be filed with the Secretary of State of the State of Delaware. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or at such later time as shall be agreed upon in writing by Parent and the Company and specified in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).
Section 2.3    Effect of the Merger.   At the Effective Time, the Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of each of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts (including the Notes), liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.
Section 2.4    Certificate of Incorporation and Bylaws of the Surviving Corporation.   At the Effective Time, (a) the certificate of incorporation of the Company in effect immediately prior to the Effective Time shall be amended and restated in its entirety as of the Effective Time to be in the form set forth in Exhibit A and (b) the bylaws of the Company in effect immediately prior to the Effective Time shall be amended and restated in their entirety as of the Effective Time to be in the form set forth in Exhibit B, and shall be the certificate of incorporation and bylaws, respectively, of the Surviving Corporation from and after the Effective Time, in each case until duly amended and/or restated in accordance with their respective terms and applicable Law.
Section 2.5   Directors and Officers.
(a)   Parent Board.   Unless otherwise agreed to by the Parties, Parent shall take all actions necessary to cause the Parent Board to consist, at the Effective Time, of eleven (11) members, including four (4) individuals selected by the Company (the “Company Designees”), each of whom is a member of the Company Board as of the date of this Agreement and will meet the requirements under the rules and regulations of NASDAQ to be considered an independent director on the Parent Board, with such directors to serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Organizational Documents of Parent and applicable Law. The Company shall deliver to Parent, prior to the time that the Registration Statement is declared effective by the SEC, a written notice listing the names of all four (4) of the Company Designees and providing any relevant information about such designees as Parent may reasonably request for the purpose of including such information in filings with the SEC. If any of the Company Designees shall be unable or unwilling to serve at the Closing, the Company shall promptly designate a replacement director who meets the requirements of a Company Designee and provide any relevant information about such designees as Parent may reasonably request for the purpose of including such information in filings with the SEC. Following the Closing, Parent, through the Parent Board, shall take all necessary action to nominate such Company Designees for election to the Parent Board in the proxy statement relating to the first annual meeting of the stockholders of Parent thereafter.
(b)   Surviving Corporation Directors and Officers.   From and after the Effective Time, the Parties shall take all actions necessary so that, until successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with applicable Law, (i) the members of the board of directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of Merger Sub at the Effective Time shall be the officers of the Surviving Corporation.
(c)   Name and Ticker Symbol.   As of the Effective Time, Parent shall cause the name and NASDAQ ticker symbol of Parent to be changed to such name and ticker symbol as determined by Parent following consultation in good faith with the Company prior to the Effective Time.
Section 2.6    Integration and Governance.   From and after the date of this Agreement until the Effective Time, each of Parent and the Company shall, and shall cause each of its respective Subsidiaries to, subject to applicable Law, cooperate with the other Party in connection with planning the integration of the businesses of Parent and the Company, the identification of synergies and the adoption of best practices for Parent and its Subsidiaries following the Effective Time. In furtherance of the foregoing, promptly following the date of this Agreement, the respective Chief Executive Officers and Chief Financial Officers of Parent and the Company shall mutually develop an integration plan with the assistance of an integration team, the members of which shall be persons selected by the respective Chief Executive Officers and Chief Financial Officers of Parent and the Company, and such integration team shall meet at least once per month (unless otherwise determined by the respective Chief Executive Officers and Chief Financial Officers of Parent and the Company) prior to the Closing Date (subject to applicable Law as advised by their respective legal counsels) and as otherwise reasonably requested by Parent and the Company to conduct transition and integration planning.
Section 2.7    Post-Closing Merger.   Immediately following the Effective Time, the Surviving Corporation shall merge with and into LLC Sub (the “LLC Sub Merger”), with LLC Sub continuing as the surviving entity in such merger as a wholly owned subsidiary of Parent, pursuant to a merger agreement substantially in the form attached hereto as Exhibit C (the “LLC Sub Merger Agreement”). At the time of and immediately after the LLC Sub Merger, Parent shall own all of the membership interests and other equity, if any, in LLC Sub and shall be the sole member of LLC Sub, and LLC Sub shall be treated as an entity disregarded as separate from Parent for U.S. federal income Tax purposes.
ARTICLE III
EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE
Section 3.1    Effect of the Merger on Capital Stock.   Subject to the other provisions of this Article III, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or any holder of any securities of Parent, Merger Sub or the Company:
(a)   Capital Stock of Merger Sub.   Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and shall represent one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation, which shall constitute the only outstanding shares of capital stock of the Surviving Corporation immediately following the Effective Time.
(b)   Capital Stock of the Company.
(i)   Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding any Excluded Shares, and, to the extent set forth in Section 3.2, Company Incentive Awards) (such shares of Company Common Stock, the “Eligible Shares”) shall be converted automatically at the Effective Time into the right to receive that number of validly issued, fully-paid and nonassessable shares of Parent Common Stock equal to the Exchange Ratio (the “Merger Consideration”). As used in this Agreement, “Exchange Ratio” means 0.0867.
(ii)   All Eligible Shares, when so converted, shall cease to be outstanding and shall automatically be canceled and cease to exist and each holder of an Eligible Share that was outstanding immediately prior to the Effective Time shall cease to have any rights with respect thereto, except the right to receive (A) the Merger Consideration, (B) any dividends or other distributions in accordance with Section 3.3(g) and (C) any cash to be paid in lieu of any fractional shares of Parent Common Stock in accordance with Section 3.3(h), in each case to be issued or paid in consideration therefor upon the exchange of any Certificates or Book-Entry Shares, as applicable, in accordance with Section 3.3(a).
(iii)   All shares of Company Common Stock held by the Company as treasury shares or held by Parent or Merger Sub immediately prior to the Effective Time and, in each case, not held on behalf of third parties (collectively, “Excluded Shares”) shall automatically be canceled and cease to exist as of the Effective Time, and no consideration shall be delivered in exchange therefor.
(c)   Impact of Stock Splits, Etc.   In the event of any change in (i) the number of shares of Company Common Stock, or securities convertible or exchangeable into or exercisable for shares of Company Common Stock or (ii) the number of shares of Parent Common Stock, or securities convertible or exchangeable into or exercisable for shares of Parent Common Stock (including options to purchase Parent Common Stock), in each case issued and outstanding after the date of this Agreement and prior to the Effective Time by reason of any stock split, reverse stock split, stock dividend, subdivision, reclassification, recapitalization, combination, exchange of shares or the like, the Exchange Ratio shall be equitably adjusted to reflect the effect of such change and, as so adjusted, shall from and after the date of such event, be the applicable portion of the Merger Consideration, subject to further adjustment in accordance with this Section 3.1(c). Nothing in this Section 3.1(c) shall be construed to permit the Parties to take any action except to the extent such action is consistent with, and not otherwise prohibited by, the terms of this Agreement.
Section 3.2    Treatment of Equity Compensation Awards.
(a)   Treatment of Options.   At the Effective Time, each Company Option Award that is outstanding and unexercised as of immediately prior to the Effective Time shall cease to represent a right to acquire shares of Company Common Stock and shall be automatically canceled and terminated without consideration payable or owed therefor.
(b)   Treatment of Restricted Stock.   At the Effective Time, each outstanding Company Restricted Stock Award shall automatically, and without any action on the part of the holder thereof, become fully vested and the restrictions with respect thereto shall lapse, and each such Company Restricted Stock Award shall be converted into the right to receive a number of shares of Parent Common Stock equal to (i) the Exchange Ratio, multiplied by (ii) the total number of shares of Company Common Stock attributable to such Company Restricted Stock Award.
(c)   Treatment of Restricted Stock Units.
(i)   At the Effective Time, each Company Restricted Stock Unit Award that is outstanding under the Company’s Nonemployee Director Deferred Compensation Plan shall automatically and without any action on the part of the holder thereof, become fully vested as of the Closing Date, and each such Company Restricted Stock Unit Award shall be canceled and converted into the right to receive a number of shares of Parent Common Stock equal to (A) the Exchange Ratio, multiplied by (B) the total number of shares of Company Common Stock subject to such Company Restricted Stock Unit Award, together with accrued dividend equivalent payments, in each case issuable and payable at the time(s) as specified in the Company’s Nonemployee Director Deferred Compensation Plan and in accordance with such Director’s deferral elections as set forth in the applicable Deferred Compensation Agreement.
(ii)   At the Effective Time, each outstanding Company Restricted Stock Unit Award that (A) was granted pursuant to the Company’s 2013 Incentive Plan, or (B) was granted prior to the date of this Agreement and is held by an employee of the Company or its Subsidiaries that is terminated upon or immediately after the Effective Time, and, in either case, that is subject only to time-based vesting conditions shall be deemed to be fully vested as of the Closing Date, and each such Company Restricted Stock Unit Award shall be canceled and converted into the right to receive a number of shares of Parent Common Stock equal to (1) the Exchange Ratio, multiplied by (2) the total number of shares of Company Common Stock subject to each such Company Restricted Stock Unit Award, together with accrued dividend equivalent payments, in each case issuable and payable in accordance with the terms of the applicable award agreement.
(iii)   At the Effective Time, each outstanding Company Restricted Stock Unit Award that was granted pursuant to the Company’s 2022 Incentive Plan and that is not covered by Section 3.2(c)(ii), and that is subject only to time-based vesting conditions, shall be canceled and converted into an award of restricted stock units in respect of Parent Common Stock (each, a “Parent RSU Award”) in respect of that number of shares of Parent Common Stock (rounded to the nearest whole share) equal to the product of (1) the total number of shares of Company Common Stock subject to such Company Restricted Stock Unit Award immediately prior to the Effective Time multiplied by (2) the Exchange Ratio. Such Parent RSU Award shall vest and be payable on the same terms and conditions (including “double-trigger” vesting provisions) as are set forth in the corresponding award agreement (except that such award will be payable in Parent Common Stock).

(d)   Treatment of Performance Units.
(i)   At the Effective Time, each outstanding Company Performance Unit Award that (A) was granted pursuant to the Company’s 2013 Incentive Plan, or (B) was granted prior to the date of this Agreement and is held by an employee of the Company or its Subsidiaries that is terminated upon or immediately after the Effective Time shall (I) automatically, by virtue of the occurrence of the Closing, be deemed to be fully vested and payable at the greater of (1) the level based on actual performance determined as of immediately prior to the Effective Time in accordance with the terms of the applicable award agreement and (2) target level (the number of shares of Company Common Stock payable pursuant to the foregoing, the “Earned Company Performance Shares”), and (II) be canceled and converted into the right to receive a number of shares of Parent Common Stock equal to (x) the Exchange Ratio, multiplied by (y) the number of Earned Company Performance Shares, together with accrued dividend equivalent payments, in each case issuable and payable in accordance with the terms of the applicable award agreement.
(ii)   At the Effective Time, each outstanding Company Performance Unit Award that was granted pursuant to the Company’s 2022 Incentive Plan and that is not covered by Section 3.2(d)(i) shall be deemed to correspond to a number of Earned Company Performance Shares determined in the same manner as described in Section 3.2(d)(i) and shall be canceled and converted into a Parent RSU Award in respect of that number of shares of Parent Common Stock (rounded to the nearest whole share) equal to (1) the number of Earned Company Performance Shares with respect to such Company Performance Unit Award multiplied by (2) the Exchange Ratio. Such Parent RSU Award shall vest at the end of the original performance period associated with the corresponding Company Performance Unit Award and shall otherwise be subject to and payable on the same terms and conditions (including “double-trigger” vesting provisions) as are set forth in the corresponding award agreement (except that such award will be payable in Parent Common Stock).
(e)   Treatment of Performance Cash Units.
(i)   At the Effective Time, each outstanding Company Performance Cash Unit Award that (A) was granted pursuant to the Company’s 2013 Incentive Plan, or (B) was granted prior to the date of this Agreement and is held by an employee of the Company or its Subsidiaries that is terminated upon or immediately after the Effective Time shall automatically, by virtue of the occurrence of the Closing, be deemed to be fully vested as of the Closing Date and payable in cash in an amount equal to $1.00 for each unit granted under such Company Performance Cash Unit Award multiplied by the greater of (1) the percentage earned based on actual performance determined as of immediately prior to the Effective Time in accordance with the terms of the applicable award agreement and (2) 100%.
(ii)   At the Effective Time, each outstanding Company Performance Cash Unit Award that was granted pursuant to the Company’s 2022 Incentive Plan and that is not covered by Section 3.2(e)(i) above shall be deemed earned at a level equal to $1.00 for each unit granted under such Company Performance Cash Unit Award multiplied by the greater of (1) the percentage earned based on actual performance determined as of immediately prior to the Effective Time in accordance with the terms of the applicable award agreement and (2) 100%. Such amount shall vest and be payable in cash at the end of the original performance period associated with the corresponding Company Performance Cash Unit Award and shall otherwise be subject to and payable on the same terms and conditions (including “double-trigger” vesting provisions) as are set forth in the corresponding award agreement.
(f)   Administration.   Prior to the Effective Time, the Company Board and/or the Compensation Committee of the Company Board shall take such action and adopt such resolutions as are required to (i) effectuate the treatment of the Company Incentive Awards pursuant to the terms of this Section 3.2, (ii) if requested by Parent in writing at least ten (10) days prior to the Company Stockholders Meeting, cause the Company Equity Plan to terminate at or prior to the Effective Time and (iii) take actions reasonably required to effectuate any provision of this Section 3.2, including to ensure that from and after the Effective Time, other than as otherwise contemplated by this Agreement, neither Parent nor the

Surviving Corporation will be required to deliver shares of Company Common Stock or other capital stock of the Company to any Person pursuant to or in settlement of any equity awards of the Company. Notwithstanding anything in this Agreement to the contrary, each of Parent, the Company, and their respective Affiliates shall be entitled to deduct or withhold from any amounts payable to any Person pursuant to this Agreement, including the payments under this Section 3.2; provided, that the Parties shall reasonably cooperate in good faith to minimize any such deduction or withholding.
(g)   Parent Actions.   Parent shall take all actions that are necessary for the treatment of Company Incentive Awards pursuant to this Section 3.2, including the reservation, issuance and listing of Parent Common Stock as necessary to effect the transactions contemplated by this Section 3.2. If registration of any plan interests in any Company Benefit Plan or the shares of Parent Common Stock issuable in satisfaction of any Company Incentive Awards following the Effective Time (and giving effect to this Section 3.2) is required under the Securities Act, Parent shall file with the SEC as soon as reasonably practicable on or after the Closing Date a registration statement on Form S-8 with respect to such plan interests or shares of Parent Common Stock, and shall use its reasonable best efforts to maintain the effectiveness of such registration statement for so long as the relevant Company Benefit Plan or Company Incentive Awards remain outstanding or in effect and such registration of interests therein or the shares of Parent Common Stock issuable thereunder continues to be required. With respect to those individuals who will be subject to the reporting requirements under Section 16(a) of the Exchange Act subsequent to the Effective Time, where applicable, Parent shall administer the Company Incentive Awards assumed pursuant to this Section 3.2 in a manner that complies with Rule 16b-3 promulgated under the Exchange Act.
Section 3.3    Payment for Securities; Exchange.
(a)   Exchange Agent; Exchange Fund.   Prior to the Closing, Parent shall enter into an agreement with Parent’s or the Company’s transfer agent to act as agent for the holders of Company Common Stock in connection with the Merger (the “Exchange Agent”) and to receive the Merger Consideration and all cash payable pursuant to this Article III. On the Closing Date and prior to the filing of the Certificate of Merger, Parent shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of Eligible Shares, for distribution in accordance with this Article III through the Exchange Agent, (i) the number of shares of Parent Common Stock issuable in respect of Eligible Shares pursuant to Section 3.1 and (ii) sufficient cash to make payments in lieu of fractional shares pursuant to Section 3.3(h). Parent agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 3.3(g). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be issued in exchange for Eligible Shares pursuant to this Agreement out of the Exchange Fund. Except as contemplated by this Section 3.3(a), Section 3.3(g) and Section 3.3(h), the Exchange Fund shall not be used for any other purpose. Any cash and shares of Parent Common Stock deposited with the Exchange Agent (including as payment for fractional shares in accordance with Section 3.3(h) and any dividends or other distributions in accordance with Section 3.3(g)) shall hereinafter be referred to as the “Exchange Fund.” Parent or the Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of Eligible Shares pursuant to this Agreement. The cash portion of the Exchange Fund may be invested by the Exchange Agent as reasonably directed by Parent. To the extent, for any reason, the amount in the Exchange Fund is below that required to make prompt payment of the aggregate cash payments contemplated by this Article III, Parent shall promptly replace, restore or supplement (or cause to be replaced, restored or supplemented) the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Exchange Agent to make the payment of the aggregate cash payments contemplated by this Article III. Any interest or other income resulting from investment of the cash portion of the Exchange Fund shall become part of the Exchange Fund, and any amounts in excess of the amounts payable hereunder shall, at the discretion of Parent, be promptly returned to Parent or the Surviving Corporation.
(b)   Payment Procedures.
(i)   Certificates.   As soon as practicable after the Effective Time, Parent shall cause the Exchange Agent to deliver to each record holder, as of immediately prior to the Effective Time, of an outstanding Eligible Share represented by a certificate (“Certificates”), a letter of transmittal (“Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent, and which shall be in a customary form and agreed to by Parent and the Company prior to the Closing) and instructions for use in effecting the surrender of Certificates for payment of the Merger Consideration set forth in Section 3.1(b)(i). Upon surrender to the Exchange Agent of a Certificate (or an affidavit of loss in lieu of the Certificate as provided in Section 3.3(f)), together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other customary documents as may be reasonably required by the Exchange Agent, the holder of the Eligible Share(s) formerly represented by such Certificate shall be entitled to receive in exchange therefor (A) the number of shares of Parent Common Stock (which shall be in uncertificated book-entry form) representing, in the aggregate, the whole number of shares of Parent Common Stock, if any, that such holder has the right to receive pursuant to Section 3.1 (after taking into account all Eligible Shares then held by such holder immediately prior to the Effective Time) and (B) a check or wire transfer in an aggregate amount equal to the cash payable in lieu of any fractional shares of Parent Common Stock pursuant to Section 3.3(h) and any dividends and other distributions pursuant to Section 3.3(g).
(ii)   Non-DTC Book-Entry Shares.   As soon as practicable after the Effective Time, Parent shall cause the Exchange Agent to deliver to each record holder, as of immediately prior to the Effective Time, of Eligible Shares represented by book-entry (“Book-Entry Shares”) not held through DTC, (A) a statement reflecting the number of shares of Parent Common Stock (which shall be in uncertificated book-entry form) representing, in the aggregate, the whole number of shares of Parent Common Stock, if any, that such holder has the right to receive pursuant to Section 3.1 (after taking into account all Eligible Shares held by such holder immediately prior to the Effective Time) and (B) a check or wire transfer in an aggregate amount equal to the cash payable in lieu of any fractional shares of Parent Common Stock pursuant to Section 3.3(h) and any dividends and other distributions to which such holder is entitled pursuant to Section 3.3(g).
(iii)   DTC Book-Entry Shares.   With respect to Book-Entry Shares held through DTC, Parent and the Company shall cooperate to establish procedures with the Exchange Agent and DTC to ensure that the Exchange Agent will transmit to DTC or its nominees as soon as reasonably practicable on or after the Closing Date, upon surrender of Eligible Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the Merger Consideration, the cash to be paid in lieu of any fractional shares of Parent Common Stock in accordance with Section 3.3(h), if any, and any unpaid non-stock dividends and any other dividends or other distributions, in each case, that DTC has the right to receive pursuant to this Article III.
(iv)   No interest shall be paid or accrued on the Merger Consideration or any other amount payable in respect of any Eligible Shares pursuant to this Article III.
(v)   With respect to any Eligible Shares represented by Certificates immediately prior to the Effective Time, if payment of the Merger Consideration (including any dividends or other distributions with respect to Parent Common Stock pursuant to Section 3.3(g) and any cash payable in lieu of fractional shares of Parent Common Stock pursuant to Section 3.3(h)) is to be made to a Person other than the record holder of such Eligible Shares, it shall be a condition of payment that the Certificates so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such shares surrendered or shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable. With respect to Book-Entry Shares, payment of the Merger Consideration (including any dividends or other distributions with respect to Parent Common Stock pursuant to Section 3.3(g) and any cash payable in lieu of fractional shares of Parent Common Stock pursuant to Section 3.3(h)) shall only be made to the Person in whose name such Book-Entry Shares are registered in the stock transfer books of the Company as of the Effective Time. Until surrendered as contemplated by this Section 3.3(b)(v) (together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other customary documents as may be reasonably required by the Exchange Agent), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender (and delivery of such duly completed and validly executed Letter of Transmittal with such other customary documents) the Merger Consideration payable in respect of such shares of Company Common Stock, cash payable in lieu of any fractional shares of Parent Common Stock in accordance with Section 3.3(h) and any dividends or other distributions to which such holder is entitled pursuant to Section 3.3(g).
(c)   Termination of Rights.   All Merger Consideration (including any dividends or other distributions with respect to Parent Common Stock pursuant to Section 3.3(g) and any cash payable in lieu of fractional shares of Parent Common Stock pursuant to Section 3.3(h)) paid upon the surrender of and in exchange for Eligible Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Common Stock. At the Effective Time, the stock transfer books of the Surviving Corporation shall be closed immediately with respect to shares outstanding prior to the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.
(d)   Termination of Exchange Fund.   Any portion of the Exchange Fund that remains undistributed to the former stockholders of the Company on the 180th day after the Closing Date shall be delivered to Parent, upon demand, and any holders of Eligible Shares as of immediately prior to the Effective Time who have not theretofore received the Merger Consideration, any cash payable in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 3.3(h) and any dividends or other distributions with respect to Parent Common Stock to which they are entitled pursuant to Section 3.3(g), in each case without interest thereon, to which they are entitled under this Article III shall thereafter look only to the Surviving Corporation and Parent for payment of their claim for such amounts.
(e)   No Liability.   None of the Surviving Corporation, Parent, Merger Sub, LLC Sub or the Exchange Agent shall be liable to any holder of Company Common Stock for any amount of Merger Consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to the time that is immediately prior to the time at which Merger Consideration in respect of the Eligible Shares represented by such Certificate would otherwise escheat to or become the property of any Governmental Entity, any such shares, cash, dividends or distributions in respect of such Eligible Shares shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.
(f)   Lost, Stolen, or Destroyed Certificates.   If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the Eligible Shares formerly represented by such Certificate, any cash payable in lieu of fractional shares of Parent Common Stock to which the holder thereof is entitled pursuant to Section 3.3(h) and any dividends or other distributions to which the holder thereof is entitled pursuant to Section 3.3(g).
(g)   Dividends or Other Distributions with Respect to Unexchanged Shares of Parent Common Stock.   No dividends or other distributions declared or made with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any Eligible Shares immediately prior to the Effective Time represented by an unsurrendered Certificate with respect to the whole shares of Parent Common Stock that such holder would be entitled to receive upon surrender of such Certificate and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder, in each case until such holder shall surrender such Certificate in accordance with this Section 3.3 (or an affidavit of loss in lieu of the Certificate as provided in Section 3.3(f)). Following surrender of any such Certificate (or an affidavit of loss in lieu of the Certificate as provided in

Section 3.3(f)) (together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other customary documents as may be reasonably required by the Exchange Agent), there shall be paid to such holder of whole shares of Parent Common Stock issuable in exchange therefor, without interest, (i) promptly after the time of such surrender (and delivery of such duly completed and validly executed Letter of Transmittal with such other customary documents), the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and delivery and a payment date subsequent to such surrender and delivery payable with respect to such whole shares of Parent Common Stock. For purposes of dividends or other distributions in respect of shares of Parent Common Stock, all whole shares of Parent Common Stock to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if such whole shares of Parent Common Stock were issued and outstanding as of the Effective Time.
(h)   No Fractional Shares of Parent Common Stock.   No fractional shares or certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the exchange of Eligible Shares and no holder of Eligible Shares immediately prior to the Effective Time shall have any right to vote or have any other rights of a stockholder of Parent or a holder of shares of Parent Common Stock in respect of the fractional shares such holder would otherwise be entitled to receive. Notwithstanding any other provision of this Agreement, each holder of Eligible Shares immediately prior to the Effective Time exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Eligible Shares formerly represented by Certificates and Book-Entry Shares held by such holder immediately prior to the Effective Time) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Parent Common Stock multiplied by (ii) the volume weighted average price of Parent Common Stock for the five (5) consecutive trading days ending immediately prior to the Closing Date as reported by Bloomberg, L.P. or, if not reported thereby, by another authoritative source mutually selected by Parent and the Company (the “Parent Closing Price”). As promptly as practicable after the determination of the amount of cash, if any, to be paid to a holder of Eligible Shares immediately prior to the Effective Time who would otherwise be entitled to receive a fractional share of Parent Common Stock, the Exchange Agent shall so notify Parent, and Parent shall cause the Exchange Agent to forward payments to such holders subject to and in accordance with the terms hereof when payable pursuant to this Article III. The payment of cash in lieu of fractional shares of Parent Common Stock is not a separately bargained-for consideration but merely represents a mechanical rounding-off of the fractions in the conversion of the Eligible Shares in the Merger.
(i)   No Appraisal Rights.   In accordance with Section 262 of the DGCL, no appraisal rights will be available to holders of Company Common Stock in connection with the Merger.
(j)   Withholding Taxes.   Notwithstanding anything in this Agreement to the contrary, Parent, Merger Sub, the Surviving Corporation, LLC Sub and the Exchange Agent shall be entitled to deduct and withhold from any amounts otherwise payable to any holder of Company Common Stock pursuant to this Agreement any amount required to be deducted and withheld with respect to the making of such payment under applicable Law and shall pay the amount deducted or withheld to the appropriate Taxing Authority in accordance with applicable Law. Parent, Merger Sub, the Surviving Corporation, LLC Sub and the Exchange Agent, as the case may be, shall reasonably cooperate in good faith to minimize any such deduction or withholding, and, except in the case of withholding required under applicable Law in respect of any consideration payable pursuant to Section 3.2, Section 3.3(g) or Section 3.3(h), the relevant withholding party shall use reasonable best efforts to provide prior written notice to the Company promptly after it determines withholding is required under this Section 3.3(j). To the extent such amounts are so properly deducted or withheld and paid over to the relevant Taxing Authority by Parent, Merger Sub, the Surviving Corporation, LLC Sub or the Exchange Agent, as the case may be, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock to which such amounts would have been paid absent such deduction or withholding by Parent, Merger Sub, the Surviving Corporation, LLC Sub or the Exchange Agent, as the case may be.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as (i) set forth in the disclosure letter dated as of the date of this Agreement and delivered by the Company to Parent, Merger Sub and LLC Sub on or prior to the date of this Agreement (the “Company Disclosure Letter”) or (ii) disclosed in the Company SEC Documents (including all exhibits and schedules thereto and documents incorporated by reference therein) filed with or furnished to the SEC and available on Edgar since December 31, 2021 and prior to the date of this Agreement (excluding any disclosures set forth or referenced in any risk factor section or in any other section, in each case, to the extent they are forward-looking statements or cautionary, predictive, non-specific or forward-looking in nature, including any historical factual information contained within such headings, disclosure or statements), the Company represents and warrants to Parent, Merger Sub and LLC Sub as follows:
Section 4.1    Organization, Standing and Power.   Each of the Company and its Subsidiaries is a corporation, partnership or limited liability company duly incorporated, organized or formed, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of incorporation, organization or formation, with all requisite entity power and authority to own, lease and operate its assets and properties and to carry on its business as now being conducted, other than, in the case of each of the Company’s Subsidiaries, where the failure to be so organized or to have such power, authority or standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole (a “Company Material Adverse Effect”). Each of the Company and its Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its assets and properties, makes such qualification or license necessary, other than where the failure to so qualify, license or be in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has heretofore made available to Parent complete and correct copies of its Organizational Documents and the Organizational Documents of each of its Subsidiaries, each as amended prior to the execution of this Agreement, and each as made available to Parent is in full force and effect, and neither the Company nor any of its Subsidiaries is in violation of any of the provisions of such Organizational Documents.
Section 4.2    Capital Structure.
(a)   As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 2,500,000,000 shares of Company Common Stock and (ii) 10,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock” and, together with the Company Common Stock, the “Company Capital Stock”). At the close of business on January 10, 2024, 1,101,464,507 shares of Company Common Stock (including outstanding Company Restricted Stock Awards and Company Common Stock subject to stock options and excluding outstanding Company Restricted Stock Unit Awards and Company Performance Unit Awards) were issued and outstanding and no shares of Company Preferred Stock were issued and outstanding.
(b)   At the close of business on January 10, 2024 there were (i) 820,138 shares of Company Common Stock subject to outstanding Company Option Awards under the Company Equity Plans, (ii) 231,941 shares of Company Common Stock subject to outstanding Company Restricted Stock Awards under the Company Equity Plans; (iii) 4,970,667 shares of Company Common Stock subject to outstanding Company Restricted Stock Unit Awards under the Company Equity Plans; (iv) 2,440,090 shares of Company Common Stock subject to outstanding Company Performance Unit Awards granted under the Company Equity Plans (at the target award level); and (v) 36,875,052 shares of Company Common Stock remaining available for future awards pursuant to the Company Equity Plans.
(c)   All outstanding equity securities of the Company, including Company Common Stock, have been duly authorized and are validly issued, fully paid and non-assessable and are not subject to preemptive rights. All outstanding equity securities of the Company have been issued and granted in compliance in all material respects with (i) applicable securities Laws and other applicable Law and (ii) all requirements set forth in applicable contracts (including the Company Equity Plan). As of the date of this Agreement, except as set forth in this Section 4.2, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Company or any of its Subsidiaries any capital stock of the Company or securities convertible into or exchangeable or exercisable for capital stock of the Company (and the exercise, conversion, purchase, exchange or other similar price thereof). All outstanding shares of capital stock or other equity interests of the Subsidiaries of the Company are owned by the Company, or a direct or indirect wholly owned Subsidiary of the Company, are free and clear of all Encumbrances, other than Permitted Encumbrances, and have been duly authorized and are validly issued, fully paid and nonassessable. Except as set forth in this Section 4.2, there are outstanding: (1) no shares of capital stock, other equity interests, Voting Debt or other voting securities of the Company, (2) no securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock, other equity interests, Voting Debt or other voting securities of the Company and (3) no options, warrants, subscriptions, calls, rights (including preemptive and appreciation rights), commitments or agreements to which the Company or any of its Subsidiaries is a party or by which it is bound in any case obligating the Company or any of its Subsidiaries to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock, other equity interests or any Voting Debt or other voting securities of the Company, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, subscription, call, right, commitment or agreement. There are no stockholder agreements, voting trusts or other agreements to which the Company or any of its Subsidiaries is a party or by which it or they are bound relating to the voting of any shares of capital stock or other equity interests of the Company or any of its Subsidiaries. No Subsidiary of the Company owns any shares of Company Capital Stock.
(d)   As of the date of this Agreement, neither the Company nor any of its Subsidiaries has any (i) interests in a material joint venture or, directly or indirectly, equity securities or other similar equity interests in any Person or (ii) material obligations, whether contingent or otherwise, to consummate any material additional investment in any Person other than its Subsidiaries and its joint ventures listed on Schedule 4.2(d) of the Company Disclosure Letter.
Section 4.3    Authority; No Violations; Consents and Approvals.
(a)   The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the obtaining of the Company Stockholder Approval, to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject, only with respect to the consummation of the Integrated Mergers, to the Company Stockholder Approval and the filing of the Certificate of Merger in respect of each of the Integrated Mergers with the Secretary of State of the State of Delaware. This Agreement has been duly executed and delivered by the Company and, assuming the due and valid execution of this Agreement by Parent, Merger Sub and LLC Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject, as to enforceability, to Creditors’ Rights. The Company Board, at a meeting duly called and held, has (A) determined that this Agreement and the Transactions, including the Integrated Mergers, are fair and reasonable to, and in the best interests of, the Company and the holders of Company Common Stock, (B) approved and declared advisable this Agreement and the Transactions and (C) resolved to recommend that the holders of Company Common Stock approve and adopt this Agreement and the Transactions (such recommendation described in this clause (C), the “Company Board Recommendation”). The Company Stockholder Approval is the only approval of the holders of any class or series of the Company Capital Stock necessary to approve and adopt this Agreement and the Company’s consummation of the Transactions contemplated hereby, including the Integrated Mergers.
(b)   The execution, delivery and performance of this Agreement does not, and the consummation of the Transactions will not (with or without notice or lapse of time, or both) (i) contravene, conflict with or result in a breach or violation of any provision of the Organizational Documents of the Company (assuming that the Company Stockholder Approval is obtained) or any of its Subsidiaries, (ii) assuming the payoff and termination of the Company Credit Facility at or prior to the Closing, with or without notice, lapse of time or both, result in a breach or violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which the Company or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or its or their respective properties or assets are bound, or (iii) assuming the Consents referred to in Section 4.4 are duly and timely obtained or made and the Company Stockholder Approval has been obtained, contravene, conflict with or result in a violation of any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such contraventions, conflicts, violations, defaults, acceleration, losses, or Encumbrances that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.4    Consents.   No Consent from any Governmental Entity is required to be obtained or made by the Company or any of its Subsidiaries or Affiliates in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the Transactions, except for: (a) the filing of any required premerger notification and report forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), and the expiration or termination of any applicable waiting period with respect thereto; (b) the filing with the SEC of (i) a joint proxy statement/prospectus in preliminary and definitive form (including any amendments or supplements, the “Joint Proxy Statement/Prospectus”) relating to the Company Stockholders Meeting and the Parent Stockholders Meeting, which Joint Proxy Statement/Prospectus may form part of the Registration Statement, and (ii) such reports under the Securities Act, the Exchange Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the Transactions; (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (d) filings with the NYSE; (e) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws or Takeover Laws; and (f) any such Consent that the failure to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.5   Company SEC Documents; Financial Statements.
(a)   Since December 31, 2021, the Company has filed or furnished with the SEC, on a timely basis, all forms, reports, certifications, schedules, statements and documents required to be filed or furnished under the Securities Act or the Exchange Act, respectively, (such forms, reports, certifications, schedules, statements and documents, collectively, the “Company SEC Documents”). As of their respective dates, each of the Company SEC Documents, as amended, complied, or if not yet filed or furnished, will comply as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents contained, when filed or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, or if filed with or furnished to the SEC subsequent to the date of this Agreement, will contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is subject to periodic reporting requirements of the Exchange Act other than as part of the Company’s consolidated group or required to file any form, report or other document with the SEC, the NYSE, any other stock exchange or comparable Governmental Entity other than routine and ordinary filings (such as filings regarding ownership holdings or transfers).
(b)   The financial statements of the Company included in the Company SEC Documents, including all notes and schedules thereto, complied, or, in the case of Company SEC Documents filed after the date of this Agreement, will comply, in all material respects, when filed or if amended prior to the date of this Agreement, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were, or, in the case of Company SEC Documents filed after the date of this Agreement, will be, prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments, and to any other adjustments described therein, including the notes thereto) the financial position of the Company and its consolidated Subsidiaries as of their respective dates and the results of operations and the cash flows of the Company and its consolidated Subsidiaries for the periods presented therein.
(c)   The Company has established and maintains a system of internal control over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 or Rule 15d-15, as applicable, under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is accumulated and communicated to the Company’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms, and further designed and maintained to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company financial statements for external purposes in accordance with GAAP. There (i) is no significant deficiency or material weakness in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) utilized by the Company or its Subsidiaries, (ii) is not, and since December 31, 2021 there has not been, any illegal act or fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls, and (iii) is not, and since December 31, 2021 there has not been, any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) or prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any of its Subsidiaries. The principal executive officer and the principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to the Company SEC Documents, and the statements contained in such certifications were complete and correct as of the dates they were made.
Section 4.6    Absence of Certain Changes or Events.
(a)   Since December 31, 2022, there has not been any Company Material Adverse Effect or any event, change, effect or development that, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect.
(b)   From December 31, 2022 through the date of this Agreement:
(i)   the Company and its Subsidiaries have conducted their business in the Ordinary Course in all material respects;
(ii)   there has not been any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, including the Oil and Gas Properties of the Company and its Subsidiaries, whether or not covered by insurance; and
(iii)   neither the Company nor any of its Subsidiaries has taken, or agreed, committed, arranged, authorized or entered into any understanding to take, any action that, if taken after the date of this Agreement, would (without Parent’s prior written consent) have constituted a breach of any of the covenants set forth in Section 6.1(b) (other than the covenants set forth in Section 6.1(b)(ix) and the issuance of Company Incentive Awards).
Section 4.7    No Undisclosed Material Liabilities.   There are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities adequately provided for on the balance sheet of the Company dated as of September 30, 2023 (including the notes thereto) contained in the Company’s Quarterly Report on Form 10-Q for the nine (9) months ended September 30, 2023; (b) liabilities incurred in the Ordinary Course subsequent to September 30, 2023; (c) liabilities incurred in connection with the Transactions; and (d) liabilities that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.8    Information Supplied.   None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Parent pursuant to which shares of Parent Common Stock issuable in the Merger will be registered with the SEC (including any amendments or supplements, the “Registration Statement”) shall, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the Joint Proxy Statement/Prospectus will, at the date it is first mailed to stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that, in the case of clause (a) and (b), no representation or covenant is made by the Company with respect to the statements made therein based on information supplied by Parent specifically for inclusion or incorporation by reference therein. Subject to the accuracy of the Registration Statement and the first sentence of Section 5.8, the Joint Proxy Statement/Prospectus and the Registration Statement will comply as to form in all material respects with, as applicable, the provisions of the Exchange Act and the Securities Act, respectively, and the rules and regulations thereunder; provided, however, that no representation or covenant is made by the Company with respect to the statements made therein based on information supplied by Parent, Merger Sub or LLC Sub specifically for inclusion or incorporation by reference therein.
Section 4.9    Company Permits; Compliance with Applicable Law.
(a)   The Company and its Subsidiaries hold and at all times since December 31, 2021 have held all permits, licenses, certifications, registrations, consents, authorizations, variances, exemptions, waivers, orders, franchises and approvals of all Governmental Entities necessary to own, lease and operate their respective properties and assets and for the lawful conduct of their respective businesses as they were or are now being conducted, as applicable (collectively, the “Company Permits”), and have paid all fees and assessments due and payable in connection therewith, except where the failure to so hold or make such a payment would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits are in full force and effect and no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened, and the Company and its Subsidiaries are, and at all times since December 31, 2021 have been, in compliance with the terms of the Company Permits, except where the failure to be in full force and effect or failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b)   The businesses of the Company and its Subsidiaries and, with respect to the Oil and Gas Properties of the Company and its Subsidiaries that are operated by third parties, to the Knowledge of the Company, are not currently being conducted, and at no time since December 31, 2021 have been conducted, in violation of any applicable Law, except, in each case, for violations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Other than as may arise under Antitrust Laws with respect to the Transactions, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, other than those the outcome of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(c)   Neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers, employees, or, to the Knowledge of the Company, agents, has directly or indirectly made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any Person for the purpose of (i) influencing any official act or decision of a foreign government official, political party, or candidate for political office, (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign Governmental Entity, or (iii) securing any improper advantage, in the case of clauses (i), (ii) and (iii) in violation of any applicable Anti-Corruption Laws.
(d)   Neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers, employees, or, to the Knowledge of the Company, agents:
(i)   has been nor is a Sanctioned Person;
(ii)   has knowingly transacted any business directly or indirectly with any Sanctioned Person or otherwise knowingly violated Sanctions; nor
(iii)   has knowingly violated any applicable material Ex-Im Law.
Section 4.10 Compensation; Benefits.
(a)   Set forth on Schedule 4.10(a) of the Company Disclosure Letter is a list of each material Company Benefit Plan.
(b)   True, correct and complete copies of each material Company Benefit Plan (or, in the case of any material Company Benefit Plan not in writing, a description of the material terms thereof) and related trust documents and favorable determination letters, if applicable, have been furnished or made available to Parent or its Representatives, along with, as applicable, with respect to each material Company Benefit Plan, the most recent report filed on Form 5500, summary plan description, and all material correspondence to or from (including non-routine filings made with) any Governmental Entity in the past three (3) years.
(c)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Benefit Plan has been maintained, funded and operated in compliance with its terms and all applicable Laws, including ERISA and the Code.
(d)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no actions, suits or claims (other than routine claims for benefits) pending or, to the Knowledge of the Company, threatened against, or with respect to, any of the Company Benefit Plans (or the assets thereof), and there are no Proceedings by a Governmental Entity pending with respect to any of the Company Benefit Plans (or the assets thereof).
(e)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all contributions or other payments required to be made by the Company or any of its Subsidiaries with respect to each of the Company Benefit Plans pursuant to their terms or applicable Laws have been timely made or, if not yet due, accrued in accordance with GAAP.
(f)   Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and nothing has occurred that could reasonably be expected to adversely affect the qualification of any such Company Benefit Plan. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any other Person, has engaged in a transaction with respect to any Company Benefit Plan in connection with which the Company or any of its Subsidiaries or any Company Benefit Plan could, in each case, reasonably be expected to be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code.
(g)   Except as set forth on Schedule 4.10(g) of the Company Disclosure Letter, none of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates maintains, sponsors, contributes to or has an obligation to contribute to, or otherwise has any current or contingent liability or obligation under or with respect to, and no Company Benefit Plan is, a plan subject to Title IV of ERISA, Sections 302 or 303 of ERISA, or Sections 412 or 430 of the Code, a “multiemployer plan” (as defined in Section 3(37) of ERISA), a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).
(h)   Except as set forth on Schedule 4.10(h) of the Company Disclosure Letter or as required by applicable Law, no Company Benefit Plan provides retiree or post-employment medical or life insurance benefits to any Person, and neither the Company nor any of its Subsidiaries has any obligation to provide such benefits. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has incurred (whether or not assessed) or could reasonably be expected to incur any Tax or penalty under Section 4980B, 4980D, 4980H, 6721 or 6722 of the Code.
(i)   Except as set forth on Schedule 4.10(i) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Transactions will, either alone or in combination with another event, (i) entitle any employees of the Company or any of its Subsidiaries to any amount of compensation or benefits (including any severance pay or any material increase in severance pay or any loan forgiveness), (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee of the Company or any of its Subsidiaries, (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any Company Benefit Plan, (iv) otherwise give rise to any liability under any Company Benefit Plan or (v) limit or restrict the right to amend, terminate or transfer the assets of any Company Benefit Plan on or following the Effective Time.
(j)   Except as set forth on Schedule 4.10(j) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Transactions could, either alone or in combination with another event, result in any “excess parachute payment” within the meaning of Section 280G of the Code.
(k)   Neither the Company nor any of its Subsidiaries has any obligation to provide, and no Company Benefit Plan or other agreement provides any individual with the right to, a gross up, indemnification, reimbursement or other payment for any excise or additional Taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code.
(l)   No Company Benefit Plan is maintained outside the jurisdiction of the United States or covers any employees of the Company or any of its Subsidiaries who reside or work outside of the United States.
Section 4.11   Labor Matters.
(a)   (i) Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor union or labor organization, (ii) to the Knowledge of the Company there is no pending union representation petition filed with the National Labor Relations Board or any other Governmental Entity, with respect to employees of the Company or any of its Subsidiaries, and (iii) to the Knowledge of the Company, there is no labor organizing activity by any labor union or labor organization (or representative thereof) to organize employees of the Company or its Subsidiaries.
(b)   Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is no unfair labor practice charge or complaint or any other complaint, litigation or judicial or administrative proceeding before the National Labor Relations Board or any other Governmental Entity, in each case, involving any employees of the Company or any of its Subsidiaries pending, or, to the Knowledge of the Company, threatened.
(c)   There is no strike, slowdown, work stoppage or lockout pending, or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries by or involving any employees of the Company or any of its Subsidiaries, other than as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(d)   The Company and its Subsidiaries are, and since December 31, 2021 have been, in compliance in all respects with all applicable Laws respecting employment and employment practices except, in each case, for violations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with or citation by any Governmental Entity relating to its employees or employment practices pursuant to which it has any outstanding liabilities or obligations, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(e)   In the last three (3) years: (i) to the Knowledge of the Company, no material allegations of sexual harassment have been made by any current or former employee of the Company against any current or former officer or director of the Company or its Subsidiaries; and (ii) neither the Company nor any of its Subsidiaries have been involved in any material Proceedings, or entered into any material settlement agreements, related to allegations of sexual harassment or sexual misconduct by any current or former officer or director of the Company or any of its Subsidiaries.
Section 4.12    Taxes.
(a)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:
(i)   All Tax Returns required to be filed by or on behalf of the Company or any of its Subsidiaries have been duly and timely filed (taking into account extensions of time for filing), and all such filed Tax Returns are complete and accurate in all respects. All Taxes that are due and payable by the Company or any of its Subsidiaries (other than Taxes being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP) have been paid in full. All withholding Tax requirements imposed on or with respect to the Company or any of its Subsidiaries have been satisfied in full, and the Company and its Subsidiaries have complied in all respects with all information reporting (and related withholding) and record retention requirements.
(ii)   There is not in force any waiver or agreement for any extension of time for the assessment or payment of any Tax by the Company or any of its Subsidiaries.
(iii)   There is no outstanding claim, assessment or deficiency against the Company or any of its Subsidiaries for any Taxes that have been asserted or, to the Knowledge of the Company, threatened in writing by any Taxing Authority. There are no Proceedings pending or, to the Knowledge of the Company, threatened in writing regarding any Taxes of the Company or any of its Subsidiaries.
(iv)   Neither the Company nor any of its Subsidiaries is a party to any Tax allocation, sharing or indemnity contract or arrangement (not including, for the avoidance of doubt (i) an agreement or arrangement solely between or among the Company and/or any of its Subsidiaries, or (ii) any customary Tax sharing or indemnification provisions contained in any commercial agreement entered into in the Ordinary Course and not primarily relating to Tax). Neither the Company nor any of its Subsidiaries has (x) been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is or was the Company or any of its Subsidiaries) or (y) any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations § 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor.
(v)   Neither the Company or any of its Subsidiaries has participated, or is currently participating, in a “listed transaction,” as defined in Treasury Regulations § 1.6011-4(b)(2) (or any similar provision of state, local or foreign Law).
(vi)   Neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) (i) in the two (2) years prior to the date of this Agreement or (ii) as part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions.

(vii)   No written claim has been made by any Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not currently file a Tax Return that it is or may be subject to any Tax in such jurisdiction, nor has any such assertion been threatened or proposed in writing and received by the Company or any of its Subsidiaries.
(viii)   Neither the Company nor any of its Subsidiaries has requested, has received or is subject to any written ruling of a Taxing Authority that will be binding on it for any taxable period ending after the Closing Date or has entered into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law).
(ix)   There are no Encumbrances for Taxes on any of the assets of the Company or any of its Subsidiaries, except for those described in clause (ii)(B) of Permitted Encumbrances.
(x)   Neither of the Company nor any of its Subsidiaries has availed itself of the benefit of any Tax credits or deferred the payment of any Taxes pursuant to COVID-19 Measures.
(xi)   The Company is, and has been since formation, properly classified for U.S. federal income tax purposes as a corporation.
(b)   Neither the Company nor any of its Subsidiaries is aware of the existence of any fact, or has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Integrated Mergers, taken together from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
Section 4.13   Litigation.   Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (or as may arise under Antitrust Laws with respect to the Transactions), there is no (a) Proceeding pending, or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their Oil and Gas Properties, or (b) judgment, decree, injunction, ruling, order, writ or award of any Governmental Entity or arbitrator with outstanding obligations against either the Company or any of its Subsidiaries. To the Knowledge of the Company, as of the date hereof, no officer or director of the Company is a defendant in any Proceeding in connection with his or her status as an officer or director of the Company.
Section 4.14   Intellectual Property.
(a)   The Company and its Subsidiaries own or have the right to use all Intellectual Property used in or necessary for the operation of the businesses of each of the Company and its Subsidiaries as presently conducted (collectively, the “Company Intellectual Property”) free and clear of all Encumbrances except for Permitted Encumbrances, except where the failure to own or have the right to use such properties has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b)   To the Knowledge of the Company, the use of the Company Intellectual Property by the Company and its Subsidiaries in the operation of the business of the Company and its Subsidiaries as presently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property of any other Person, except for such matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, no third party is infringing on the Company Intellectual Property, except for such matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(c)   The Company and its Subsidiaries have taken reasonable measures consistent with prudent industry practices to protect the confidentiality of trade secrets used in the businesses of the Company and its Subsidiaries as presently conducted, except where failure to do so has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(d)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the IT Assets owned, used, or held for use by the Company or any of its Subsidiaries (i) are sufficient for the current needs of the businesses of the

Company and its Subsidiaries; (ii) have not malfunctioned or failed within the past three (3) years and (iii) to the Knowledge of the Company, are free from any malicious code.
Section 4.15   Privacy and Cybersecurity.
(a)   The Company and its Subsidiaries maintain and are in compliance with, and since December 31, 2021 have maintained and been in compliance with, (i) all applicable Laws relating to the privacy and/or security of Personal Information, (ii) the Company’s and its Subsidiaries’ posted or publicly facing privacy policies or notices, and (iii) the Company’s and its Subsidiaries’ contractual obligations concerning the privacy and/or security of Personal Information and the IT Assets (clauses (i) through (iii) collectively, “Company Privacy Obligations”), in each case of clauses (i) through (iii) above, other than any non-compliance that, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Company and its Subsidiaries. There are no actions by any Person (including any Governmental Entity) pending to which the Company or any of the Company’s Subsidiaries is a named party or, to the knowledge of the Company, threatened in writing against the Company or its Subsidiaries alleging a violation of any Company Privacy Obligations.
(b)   The Company and its Subsidiaries have implemented and at all times maintained commercially reasonable and legally compliant administrative, technical and physical safeguards designed to protect the IT Assets and all confidential and sensitive information (including trade secrets) and Personal Information in the Company or any Subsidiary’s possession or control against unauthorized access, use, loss, modification, disclosure or other misuse (“Security Incident”). Other than as disclosed on Schedule 4.15(b) of the Company Disclosure Letter, neither the Company nor any Subsidiary of the Company has (i) experienced any material Security Incident, or (ii) received any written notice or complaint from any Person with respect to any of the foregoing, nor has any such notice or complaint been threatened in writing against the Company or any of the Company’s Subsidiaries.
Section 4.16   Real Property.   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and with respect to clauses (a) and (b), except with respect to any of the Company’s Oil and Gas Properties, (a) the Company and its Subsidiaries have good, valid and defensible title to all material real property owned by the Company or any of its Subsidiaries (subject to the exclusion of the Company’s Oil and Gas Properties and the Rights-of-Way, collectively, the “Company Owned Real Property”) and valid leasehold estates in all material real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any of its Subsidiaries, but excluding the Company Oil and Gas Properties and the Rights-of-Way (collectively, including the improvements thereon, but subject to the exclusion of the Company’s Oil and Gas Properties and Rights-of-Way, the “Company Material Leased Real Property,” and together with the Company Owned Real Property, the “Company Material Real Property”) free and clear of all Encumbrances and defects and imperfections, except Permitted Encumbrances, (b) each agreement under which the Company or any of its Subsidiaries is the landlord, sublandlord, tenant, subtenant, or occupant with respect to the Company Material Leased Real Property (each, a “Company Material Real Property Lease”) is in full force and effect and is valid and enforceable against the Company or such Subsidiary and, to the Knowledge of the Company, the other parties thereto in accordance with its terms, subject, as to enforceability, to Creditors’ Rights, and neither the Company nor any of its Subsidiaries, or to the Knowledge of the Company, any other party thereto, has received written notice of any default under any Company Material Real Property Lease and no event has occurred and no circumstance exists which, if not remedied, would result in such a default (with or without notice or lapse of time, or both), and (c) as of the date of this Agreement, there does not exist any pending or, to the Knowledge of the Company, threatened, condemnation or eminent domain Proceedings that affect any Company Owned Real Property or Company Material Leased Real Property. The Company Owned Real Property, Company Material Leased Real Property and all other real property leased and owned by the Company and its Subsidiaries are sufficient for the current needs of the businesses of the Company and its Subsidiaries, except for such real property the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.17   Rights-of-Way.   Each of the Company and its Subsidiaries has such Consents, easements, rights-of-way, permits and licenses from each Person (collectively “Rights-of-Way”) as are sufficient to conduct its business as presently conducted in the Ordinary Course, except for such Rights-of-Way the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries has fulfilled and performed all of its material obligations with respect to such Rights-of-Way and conduct their business in a manner that does not violate any of the Rights-of-Way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way, except for such revocations, terminations and impairments that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All pipelines operated by the Company and its Subsidiaries are located on or are subject to valid Rights-of-Way or are located on real property owned or leased by the Company, and there are no gaps (including any gap arising as a result of any breach by the Company or any of its Subsidiaries of the terms of any Rights-of-Way) in the Rights-of-Way other than gaps that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.18   Oil and Gas Matters.
(a)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and except for property (i) sold or otherwise disposed of in the Ordinary Course since the date specified in the reserve reports prepared by Netherland, Sewell & Associates, Inc. (the “Company Independent Petroleum Engineer”) relating to the Company’s interests referred to therein and dated as of January 31, 2023 (the “Company Reserve Report”) or (ii) reflected in the Company Reserve Report or in the Company SEC Documents as having been sold or otherwise disposed of (other than transactions effected after the date hereof in accordance with Section 6.1(b)(v)), the Company and its Subsidiaries, except as set forth on Schedule 4.18(a) of the Company Disclosure Letter, have good and defensible title to all Oil and Gas Properties forming the basis for the reserves reflected in the Company Reserve Report and in each case as attributable to interests owned by the Company and its Subsidiaries, free and clear of any Encumbrances (other than Permitted Encumbrances). For purposes of the foregoing sentence, “good and defensible title” means that the Company’s and/or one or more of its Subsidiaries’, as applicable, title (as of the date hereof and as of the Closing) to each of the Oil and Gas Properties held or owned by them (or purported to be held or owned by them) that (A) entitles the Company (and/or one or more of its Subsidiaries, as applicable) to receive (after satisfaction of all Production Burdens applicable thereto), not less than the net revenue interest share shown in the Company Reserve Report of all Hydrocarbons produced from such Oil and Gas Properties throughout the productive life of such Oil and Gas Properties (other than decreases in connection with operations in which the Company and/or its Subsidiaries may be a non-consenting co-owner from and after the date hereof, decreases resulting from reversion of interests to co-owners with respect to operations in which such co-owners elected not to consent from and after the date of the Company Reserve Report, and decreases resulting from the establishment of pools or units from and after the date of the Company Reserve Report), (B) obligates the Company (and/or one or more of its Subsidiaries, as applicable) to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, such Oil and Gas Properties, of not greater than the working interest shown on the Company Reserve Report for such Oil and Gas Properties (other than any positive difference in such percentage and the applicable working interest shown on the Company Reserve Report for such Oil and Gas Properties that are accompanied by a proportionate (or greater) increase in the net revenue interest in such Oil and Gas Properties) and (C) is free and clear of all Encumbrances (other than Permitted Encumbrances).
(b)   Except for any such matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the factual, non-interpretive data supplied by the Company to the Company Independent Petroleum Engineer relating to the Company’s interests referred to in the Company Reserve Report, by or on behalf of the Company and its Subsidiaries that was material to such firm’s estimates of proved oil and gas reserves attributable to the Oil and Gas Properties of the Company and its Subsidiaries in connection with the preparation of the Company Reserve Report was, as of the time provided, accurate in all respects. To the Company’s Knowledge, any assumptions or estimates provided by any of the Company’s Subsidiaries to the Company Independent Petroleum Engineer in connection with its preparation of the Company Reserve Report were made in good faith and on a reasonable basis based on the facts and circumstances in existence and that were known to the Company at the time such assumptions or estimates were made. Except for any such matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the oil and gas reserve estimates of the Company set forth in the Company Reserve Report are derived from reports that have been prepared by the Company Independent Petroleum Engineer, and such reserve estimates fairly reflect, in all respects, the oil and gas reserves of the Company and its Subsidiaries at the dates indicated therein and are in accordance with SEC guidelines applicable thereto applied on a consistent basis throughout the periods involved. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no change in respect of the matters addressed in the Company Reserve Report that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(c)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all rentals, shut-ins and similar payments owed to any Person under (or otherwise with respect to) any Oil and Gas Leases owned or held by the Company or any of its Subsidiaries have been properly and timely paid or are being contested in good faith through appropriate Proceedings, (ii) all royalties, minimum royalties, overriding royalties and other Production Burdens with respect to any Oil and Gas Properties owned or held by the Company or any of its Subsidiaries have been timely and properly paid (other than any such Production Burdens that are being held in suspense by the Company or its Subsidiaries in accordance with applicable Law) or are being contested in good faith through appropriate Proceedings and (iii) neither the Company nor any of its Subsidiaries (and, to the Company’s Knowledge, no third party operator) has violated any provision of, or taken or failed to take any act that, with or without notice, lapse of time, or both, would constitute a default under the provisions of any Oil and Gas Lease (or entitle the lessor thereunder to cancel or terminate such Oil and Gas Lease) included in the Oil and Gas Properties owned or held by the Company or any of its Subsidiaries.
(d)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all proceeds from the sale of Hydrocarbons produced from the Oil and Gas Properties of the Company and its Subsidiaries are being received by them in a timely manner or are being contested in good faith through appropriate Proceedings and are not being held in suspense (by the Company, any of its Subsidiaries, any third party operator thereof or any other Person) for any reason other than awaiting preparation and approval of division order title opinions and the receipt of division orders for execution for recently drilled Wells. Neither the Company nor any of its Subsidiaries (i) is obligated by virtue of a take-or-pay payment, advance payment or similar payment (other than royalties, overriding royalties and similar arrangements established in the Oil and Gas Leases) to deliver Hydrocarbons or proceeds from the sale thereof attributable to such Person’s interest in its Oil and Gas Properties at some future time without receiving payment therefor at the time of delivery or (ii) has any material transportation, processing or plant imbalance, and no Person has given notice that any such imbalance constitutes all of the relevant Person’s ultimately recoverable reserves from a balancing area.
(e)   All of the Wells and all water, CO2, injection or other wells located on the Oil and Gas Properties of the Company and its Subsidiaries or otherwise associated with an Oil and Gas Property of the Company or its Subsidiaries that were drilled and completed by the Company or its Subsidiaries, and to the Knowledge of the Company, all such wells that were not drilled and completed by the Company or its Subsidiaries, have been drilled, completed and operated within the limits permitted by the applicable Contracts entered into by the Company or any of its Subsidiaries related to such wells, and in accordance with applicable Law and applicable Company Permits, and all drilling and completion (and plugging and abandonment) of such wells and all related development, production and other operations have been conducted in compliance with all applicable Contracts and Laws and applicable Company Permits except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth on Schedule 4.18(e) of the Company Disclosure Letter, there are no wells that constitute a part of the Oil and Gas Properties of the Company and its Subsidiaries of which the Company or a Subsidiary has received a written notice, claim, demand or order from any Governmental Entity notifying, claiming, demanding or requiring that such well(s) be temporarily or permanently plugged and abandoned.

(f)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Oil and Gas Properties of the Company or its Subsidiaries is subject to any preferential purchase, tag-along, right of first refusal, consent or similar right that would become operative as a result of the execution of this Agreement or the consummation of the Transactions.
(g)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since the date of the Company Reserve Reports, neither the Company nor any of its Subsidiaries has elected not to participate in any operation or activity proposed with respect to any of the Oil and Gas Properties owned or held by it (or them, as applicable) that could result in a penalty or forfeiture as a result of such election not to participate in such operation or activity that would be material to the Company and its Subsidiaries, taken as a whole and is not reflected in the Company Reserve Report.
Section 4.19   Environmental Matters.
(a)   Except for those matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:
(i)   the Company and its Subsidiaries and their respective operations and assets are, and at all times since December 31, 2021 have been, in compliance with all Environmental Laws, which compliance includes, and since December 31, 2021 has included, obtaining, maintaining and complying with all Company Permits required under Environmental Laws;
(ii)   the Company and its Subsidiaries are not subject to any pending or, to the Company’s Knowledge, threatened Proceedings under Environmental Laws, and the Company and its Subsidiaries have not received any written notice of a violation of, or liability under, Environmental Laws, the subject of which is unresolved;
(iii)   there has been no Release, treatment, storage, transportation or handling of, or exposure to, Hazardous Materials at, on, under, or from any property currently or, to the Knowledge of the Company, formerly owned, leased, operated or otherwise used by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, by any predecessors of the Company or any of its Subsidiaries, or to the Knowledge of the Company, at, on, under, or from any other property, which has resulted or is reasonably likely to result in liability to the Company or its Subsidiaries under any Environmental Law, and, as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any unresolved written notice, claim, demand, or order asserting a liability or obligation under any Environmental Laws with respect to the investigation, remediation, removal, or monitoring of any Release of Hazardous Materials at, on, under, or from any property currently or formerly owned, leased, operated, or otherwise used by the Company, or at, on, under, or from any offsite location where Hazardous Materials from the Company’s or its Subsidiaries’ operations have been sent for treatment, disposal, storage or handling; and
(iv)   neither the Company nor any of its Subsidiaries has assumed, either expressly or, to the Company’s Knowledge, by operation of Law, any liability of any other Person related to Hazardous Materials or Environmental Laws.
(b)   As of the date of this Agreement, there have been no environmental, health or safety investigations, studies, audits, or other analyses conducted during the past three (3) years by or on behalf of, or that are in the possession of, the Company or its Subsidiaries relating to any instance of material noncompliance with Environmental Laws by or any material liability arising under Environmental Laws of the Company or its Subsidiaries, or any material Release of Hazardous Materials with respect to any property owned, operated or otherwise used by any of them that have not been made available to Parent prior to the date hereof.
Section 4.20   Material Contracts.
(a)   Schedule 4.20(a) of the Company Disclosure Letter, together with the lists of exhibits contained in the Company SEC Documents, sets forth a true and complete list, as of the date of this Agreement, of:

(i)   each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act) to which the Company or any of its Subsidiaries is a party;
(ii)   each Contract that provides for the acquisition, disposition, license, use, distribution or outsourcing of assets, services, rights or properties (other than Oil and Gas Properties and any Contract of the type described in Section 4.20(a)(v)) with respect to which the Company reasonably expects that the Company and its Subsidiaries will make or receive payments in any calendar year in excess of $25,000,000 or aggregate payments in excess of $50,000,000;
(iii)   each Contract that constitutes a commitment relating to Indebtedness or the deferred purchase price of property by the Company or any of its Subsidiaries (whether incurred, assumed, guaranteed or secured by any asset) in excess of $50,000,000, other than agreements solely between or among the Company and any of its Subsidiaries;
(iv)   each Contract to which the Company or any of its Subsidiaries is a party that (A) restricts the ability of the Company or any of its Subsidiaries to compete in any business or with any Person in any geographical area, (B) requires the Company or any of its Subsidiaries to conduct any business on a “most favored nations” basis with any third party or (C) provides for “exclusivity” or any similar requirement in favor of any third party, except in the case of each of clauses (A), (B) and (C) for such restrictions, requirements and provisions that are not material to the Company and its Subsidiaries;
(v)   any Contract providing for the purchase or sale by the Company or any of its Subsidiaries of Hydrocarbons that:
(A)   has a remaining term of greater than one year and does not allow the Company or such Subsidiary to terminate it without penalty on one year’s notice or less,
(B)   contains a minimum throughput commitment, minimum volume commitment, “take-or-pay” clause or any similar material prepayment or forward sale arrangement or obligation (excluding “gas balancing” arrangements associated with customary joint operating agreements) to deliver Hydrocarbons at some future time, or
(C)   contains acreage dedication, minimum volume commitments or capacity reservation fees to a gathering, transportation or other arrangement downstream of the wellhead that, in each case, cover, guaranty, dedicate or commit (1) more than 1,000 net acres or (2) volumes in excess of 10,000 MMcf of gas or 2,000 boe of liquid Hydrocarbons on a monthly basis (calculated on a yearly average basis);
(vi)   any acquisition or divestiture Contract that contains “earn out” or other similar contingent payment obligations (other than asset retirement obligations, plugging and abandonment obligations and other reserves of the Company set forth in the Company Reserve Report), that would reasonably be expected to result in annual payments in excess of $50,000,000;
(vii)   each contract for lease of personal property or real property (other than leases for compressors and leases in respect of Oil and Gas Properties) involving payments in excess of $2,000,000 in any calendar year or aggregate payments in excess of $10,000,000 over the life of the contract that are not terminable without penalty or other liability to the Company (other than any ongoing obligation pursuant to such contract that is not caused by any such termination) within sixty (60) days;
(viii)   each Contract that would reasonably be expected to require the disposition of a material portion of the assets or any line of business of the Company or its Subsidiaries (or, after the Effective Time, Parent or its Subsidiaries);
(ix)   each Contract involving the pending acquisition or sale of (or option to purchase or sell) any material amount of the assets or properties of the Company or any of its Subsidiaries (including any material portion of the Oil and Gas Properties), taken as a whole, other than Contracts involving the acquisition or sale of (or option to purchase or sell) Hydrocarbons in the Ordinary Course;

(x)    each material partnership, joint venture or limited liability company agreement, other than any customary joint operating agreements, or unit agreements affecting the Oil and Gas Properties of the Company;
(xi)   each joint development agreement, exploration agreement, participation, farm-out, farm-in or program agreement or similar Contract requiring the Company or any of its Subsidiaries to make expenditures from and after December 31, 2022 that would reasonably be expected to be in excess of $25,000,000 in the aggregate, other than customary joint operating agreements and continuous development obligations under Oil and Gas Leases;
(xii)   each agreement under which the Company or any of its Subsidiaries has advanced or loaned any amount of money to any of its officers, directors, employees or consultants, in each case with a principal amount in excess of $120,000; and
(xiii)   each contract for any Company Related Party Transaction.
(b)   Collectively, the Contracts described in Section 4.20(a) are referred to as the “Company Contracts.” A complete and correct copy of each of the Company Contracts has been made available to Parent. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Contract is legal, valid, binding and enforceable in accordance with its terms on the Company and each of its Subsidiaries that is a party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, subject, as to enforceability, to Creditors’ Rights. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is in breach or default under any Company Contract nor, to the Knowledge of the Company, is any other party to any such Company Contract in breach or default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or its Subsidiaries, or, to the Knowledge of the Company, any other party thereto. Except as would not reasonably be expected to have individually or in the aggregate, a Company Material Adverse Effect, there are no disputes pending or, to the Knowledge of the Company, threatened with respect to any Company Contract and neither the Company nor any of its Subsidiaries has received any written notice of the intention of any other party to any Company Contract to terminate for default, convenience or otherwise any Company Contract, nor to the Knowledge of the Company, is any such party threatening to do so.
Section 4.21   Derivative Transactions.
(a)   Schedule 4.21   of the Company Disclosure Letter contains a complete and correct list of all outstanding material Derivative Transactions (including each outstanding Hydrocarbon or financial hedging position attributable to the Hydrocarbon production of the Company or any of its Subsidiaries) entered into by the Company or any of its Subsidiaries or for the account of any of their respective customers as of the date hereof pursuant to which such party has outstanding rights or obligations. All such Derivative Transactions entered into by the Company or any of its Subsidiaries or for the account of any of its customers as of the date of this Agreement were, in all material respects, entered into in accordance with applicable Laws, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries, and were, in all material respects, entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions.
(b)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries have duly performed in all respects all of their respective obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and there are no breaches, violations, collateral deficiencies, requests for collateral or demands for payment, or defaults or allegations or assertions of such by any party thereunder.
(c)   The Company SEC Documents accurately summarize, in all material respects, the outstanding positions under any such Derivative Transaction of the Company and its Subsidiaries, including

Hydrocarbon and financial positions under any such Derivative Transaction of the Company attributable to the production and marketing of the Company and its Subsidiaries, as of the dates reflected therein.
Section 4.22   Insurance.   Set forth on Schedule 4.22 of the Company Disclosure Letter is a true, correct and complete list of all material insurance policies held by the Company or any of its Subsidiaries as of the date of this Agreement (other than those constituting or funding Company Benefit Plans) (collectively, the “Material Company Insurance Policies”). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Material Company Insurance Policies is in full force and effect on the date of this Agreement and a true, correct and complete copy of each Material Company Insurance Policy has been made available to Parent. The Material Company Insurance Policies are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets, and are in breadth of coverage and amount at least equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all premiums payable under the Material Company Insurance Policies prior to the date of this Agreement have been duly paid to date, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that (including with respect to the Transactions), with notice or lapse of time or both, would constitute a breach or default, or permit a termination of any of the Material Company Insurance Policies. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, no written notice of cancellation or termination has been received with respect to any Material Company Insurance Policy. As of the date of this Agreement, the Company and its Subsidiaries do not have aggregate claims pending with insurers that are reasonably expected to result in insurance recoveries of more than $1,500,000 in the aggregate.
Section 4.23   Opinion of Financial Advisor.   The Company Board has received the opinion of Goldman Sachs & Co. LLC addressed to the Company Board to the effect that, based upon and subject to the assumptions, qualifications, limitations, and other matters considered in connection with the preparation of each such opinion, as of the date of the opinion, the Exchange Ratio is fair, from a financial point of view, to the holders (other than the Parent and its Affiliates) of Company Common Stock.
Section 4.24   Brokers.   Except for the fees and expenses payable to Goldman Sachs & Co. LLC and RBC Capital Markets, LLC, no broker, investment banker, advisor or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.
Section 4.25   Takeover Laws.   Assuming the accuracy of the representations contained in Section 5.25, the approval of the Company Board of this Agreement and the Transactions represents all the action necessary to render inapplicable to this Agreement and the Transactions the restrictions of any Takeover Law or any anti-takeover provision in Company’s Organizational Documents that is applicable to the Company, the shares of Company Common Stock, this Agreement or the Transactions.
Section 4.26   Related Party Transactions.   Schedule 4.26 of the Company Disclosure Letter sets forth, as of the date of this Agreement, a complete and correct list of any transaction or arrangement (other than any Company Benefit Plan) under which any (a) present or former executive officer or director of the Company or any of its Subsidiaries, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of any class of the equity securities of the Company or any of its Subsidiaries whose status as a 5% holder is known to the Company as of the date of this Agreement or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing Persons described in clause (a) or (b) (but only, with respect to the Persons in clause (b), to the Knowledge of the Company), in each case as would be required to be disclosed by the Company pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act, is a party to any actual or proposed loan, lease or other contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any interest in any property owned by the Company or any of its Subsidiaries, in each case, including any bond, letter of credit, guarantee, deposit, cash account, escrow, policy of insurance or other credit support instrument or security posted or delivered by any Person listed in clauses (a), (b) or (c) in connection with the operation of the business of the Company or any of its Subsidiaries (each of the foregoing, a “Company Related Party Transaction”).
Section 4.27   No Additional Representations.
(a)   Except for the representations and warranties made in this Article IV, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to Parent, Merger Sub, LLC Sub, or any of their respective Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company or any of its Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made by the Company in this Article IV, any oral or written information presented to Parent, Merger Sub, LLC Sub or any of their respective Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the Transactions. Notwithstanding the foregoing, nothing in this Section 4.27 shall limit Parent’s, Merger Sub’s or LLC Sub’s remedies with respect to claims of fraud arising from or relating to the express written representations and warranties made by the Company in this Article IV.
(b)   Notwithstanding anything contained in this Agreement to the contrary, the Company acknowledges and agrees that none of Parent, Merger Sub, LLC Sub or any other Person has made or is making any representations or warranties relating to Parent or its Subsidiaries (including Merger Sub and LLC Sub) or any other matter whatsoever, express or implied, beyond those expressly given by Parent, Merger Sub and LLC Sub in Article V, including any implied representation or warranty as to the accuracy or completeness of any information regarding Parent furnished or made available to the Company or any of its Representatives, and that the Company has not relied on any such other representation or warranty not expressly set forth in Article V of this Agreement. Without limiting the generality of the foregoing, the Company acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to the Company or any of its Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Integrated Mergers or the other Transactions).
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB AND LLC SUB
Except as (i) set forth in the disclosure letter dated as of the date of this Agreement and delivered by Parent, Merger Sub and LLC Sub to the Company on or prior to the date of this Agreement (the “Parent Disclosure Letter”) or (ii) disclosed in the Parent SEC Documents (including all exhibits and schedules thereto and documents incorporated by reference therein) filed with or furnished to the SEC and available on Edgar since December 31, 2021 and prior to the date of this Agreement (excluding any disclosures set forth or referenced in any risk factor section or in any other section, in each case, to the extent they are forward-looking statements or cautionary, predictive, non-specific or forward-looking in nature, including any historical factual information contained within such headings, disclosure or statements), Parent, Merger Sub and LLC Sub, jointly and severally, represent and warrant to the Company as follows:
Section 5.1   Organization, Standing and Power.   Each of Parent and its Subsidiaries is a corporation, partnership or limited liability company duly incorporated, organized or formed, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of incorporation, organization or formation, with all requisite entity power and authority to own, lease and operate its assets and properties and to carry on its business as now being conducted, other than, in the case of each of Parent’s Subsidiaries, where the failure to be so organized or to have such power, authority or standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole (a “Parent Material Adverse Effect”). Each of Parent and its Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its assets and properties, makes such qualification or license necessary, other than where the failure to so qualify, license or be in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent, Merger Sub and LLC Sub each has heretofore made available to the Company complete and correct copies of its Organizational Documents and the Organizational Documents of each of its Subsidiaries, each as amended prior to the execution of this Agreement, and each as made available to the Company is in full force and effect, and neither Parent nor any of its Subsidiaries is in violation of any of the provisions of such Organizational Documents.
Section 5.2   Capital Structure.
(a)   As of the date of this Agreement, the authorized capital stock of Parent consists of (i) 450,000,000 shares of Parent Common Stock and (ii) 45,000,000 shares of preferred stock, par value $0.01 per share (“Parent Preferred Stock” and, together with the Parent Common Stock, the “Parent Capital Stock”). At the close of business on January 10, 2024, (A) 130,794,580 shares of Parent Common Stock were issued and outstanding, (B) no shares of Parent Preferred Stock were issued and outstanding and (C) 10,148,220 shares of Parent Common Stock were issuable under warrants to purchase Parent Common Stock (“Parent Warrants”), rounded up to the nearest whole share and assuming all Parent Warrants were exercised via “Cashless Settlement” with an “Exercise Date” of January 10, 2024 (as such terms are defined in the Parent Warrant Agreements).
(b)   At the close of business on January 10, 2024, there were (i) no outstanding options to purchase shares of Parent Common Stock pursuant to Parent’s Stock and Performance Incentive Plan, as amended from time to time, and prior plans (the “Parent Stock Plans”), (ii) there were outstanding other stock-settled equity-based awards (other than shares of restricted stock or other equity based awards included in the number of shares of Parent Common Stock outstanding set forth above) with respect to 1,326,416 shares of Parent Common Stock and (iii) there were (A) 777,368 shares of Parent Common Stock (the “Reserved Shares”) and (B) Parent Warrants exercisable for 1,091,933 shares of Parent Common Stock, rounded up to the nearest whole share assuming all such Parent Warrants were exercised via “Cashless Settlement” with an “Exercise Date” of January 10, 2024 (as such terms are defined in the Parent Warrant Agreements) (the “Reserved Warrants”), in each case held in reserve for future issuance relating to general unsecured claims.
(c)   As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which shares are validly issued, fully paid and nonassessable and are owned by Parent.
(d)   As of the date of this Agreement, the authorized capital interests of LLC Sub consists of 1,000 units, all of which units are validly issued, fully paid and nonassessable and are owned by Parent.
(e)   All outstanding equity securities of Parent, including Parent Common Stock have been duly authorized and are validly issued, fully paid and non-assessable and are not subject to preemptive rights. All outstanding equity securities of Parent have been issued and granted in compliance in all material respects with (i) applicable securities Laws and other applicable Law and (ii) all requirements set forth in applicable contracts. The Parent Common Stock to be issued pursuant to this Agreement, when issued, will be issued in compliance in all material respects with (A) applicable securities Laws and other applicable Law and (B) all requirements set forth in applicable contracts. As of the date of this Agreement, except as set forth in this Section 5.2, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from Parent or any of its Subsidiaries any capital stock of Parent or securities convertible into or exchangeable or exercisable for capital stock of Parent (and the exercise, conversion, purchase, exchange or other similar price thereof). All outstanding shares of capital stock or other equity interests of the Subsidiaries of Parent are owned by Parent, or a direct or indirect wholly owned Subsidiary of Parent, are free and clear of all Encumbrances, other than Permitted Encumbrances, and have been duly authorized and are validly issued, fully paid and nonassessable. Except as set forth in this Section 5.2, there are outstanding: (1) no shares of capital stock, other equity interests, Voting Debt or other voting securities of Parent; (2) no securities of Parent or any Subsidiary of Parent convertible into or exchangeable or exercisable for shares of capital stock, other equity interests, Voting Debt or other voting securities of Parent; and (3) no options, warrants, subscriptions, calls, rights (including preemptive and appreciation rights), commitments or agreements to which Parent or any Subsidiary of Parent is a party or by which it is bound in any case obligating Parent or any Subsidiary of Parent to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock, other equity interests or any Voting Debt or other voting securities of Parent, or obligating Parent or any Subsidiary of Parent to grant, extend or enter into any such option, warrant, subscription, call, right, commitment or agreement. There are no stockholder agreements, voting trusts or other agreements to which Parent or any of its Subsidiaries is a party or by which it is bound relating to the voting of any shares of capital stock or other equity interests of Parent or any of its Subsidiaries. No Subsidiary of Parent owns any shares of Parent Common Stock or any other shares of Parent Capital Stock.
(f)   As of the date of this Agreement, neither Parent nor any of its Subsidiaries has any (i) interests in a material joint venture or, directly or indirectly, equity securities or other similar equity interests in any Person or (ii) material obligations, whether contingent or otherwise, to consummate any material additional investment in any Person other than its Subsidiaries and its joint ventures listed on Schedule 5.2(f) of the Parent Disclosure Letter.
Section 5.3   Authority; No Violations; Consents and Approvals.
(a)   Each of Parent, Merger Sub and LLC Sub has all requisite power and authority to execute and deliver this Agreement and, subject to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the obtaining of Parent Stockholder Approval, to perform its obligations hereunder. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent, Merger Sub and LLC Sub of the Transactions have been duly authorized by all necessary action on the part of each of Parent (subject, only with respect to the Parent Stock Issuance, to obtaining Parent Stockholder Approval), Merger Sub (other than the adoption of this Agreement by Parent as sole stockholder of Merger Sub, which shall occur immediately after the execution and delivery of this Agreement) and LLC Sub (other than the adoption of this Agreement by Parent as sole managing member of LLC Sub, which shall occur immediately after the execution and delivery of this Agreement), and the filing of the Certificate of Mergers for each of the Integrated Mergers with the Secretary of State for the State of Delaware. This Agreement has been duly executed and delivered by each of Parent, Merger Sub and LLC Sub, and, assuming the due and valid execution of this Agreement by the Company, constitutes a valid and binding obligation of each of Parent, Merger Sub and LLC Sub enforceable against Parent, Merger Sub and LLC Sub in accordance with its terms, subject as to enforceability to Creditors’ Rights. The Parent Board, at a meeting duly called and held, has (i) determined that this Agreement and the Transactions are fair and reasonable to, and advisable and in the best interests of, Parent and the holders of Parent Common Stock, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the Transactions, including the Parent Stock Issuance, and (iii) resolved to recommend that the holders of shares of Parent Common Stock approve the Parent Stock Issuance (such recommendation described in clause (iii), the “Parent Board Recommendation”). The Merger Sub Board, acting by written consent, has (A) determined that this Agreement and the Transactions are fair and reasonable to, and in the best interests of, Merger Sub and the sole stockholder of Merger Sub, (B) approved and declared advisable this Agreement and the Transactions and (C) recommended this Agreement and the Transactions to Parent for approval and adoption thereby in its capacity as the sole stockholder of Merger Sub. The Parent Stockholder Approval is the only approval of the holders of any class or series of the Parent Capital Stock necessary to approve and adopt this Agreement and the Parent and its Subsidiaries’ consummation of the Transactions contemplated hereby, including the Integrated Mergers and the Parent Stock Issuance. Parent, as the owner of all of the outstanding shares of capital stock of Merger Sub, will immediately after the execution and delivery of this Agreement adopt this Agreement in its capacity as sole stockholder of Merger Sub. The approval of the Transactions contemplated hereby, including the Merger, by Parent, as the sole stockholder of Merger Sub, is the only approval of the holders of any class or series of capital stock of Merger Sub necessary to approve and adopt this Agreement, which approval shall be obtained no later than one Business Day following the date hereof. The approval of the Transactions contemplated hereby, including the LLC Sub Merger, by Parent, as the sole member of LLC Sub, and, following the Effective Time, as the sole equityholder of the Company, is the only approval of the holders of any class or series of membership interests of LLC Sub necessary to approve and adopt this Agreement and the LLC Sub’s consummation of the Transactions contemplated hereby, which approval shall be obtained no later than one Business Day following the date hereof.
(b)   The execution, delivery and performance of this Agreement does not, and the consummation of the Transactions will not (with or without notice or lapse of time, or both) (i) contravene, conflict with or result in a breach or violation of any provision of the Organizational Documents of Parent (assuming that the Parent Stockholder Approval is obtained) or any of its Subsidiaries, (ii) with or without notice, lapse of time or both, result in a breach or violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which Parent or any of its Subsidiaries is a party or by which Parent, Merger Sub, LLC Sub or any of their respective Subsidiaries or their respective properties or assets are bound or (iii) assuming the Consents referred to in Section 5.4 are duly and timely obtained or made and the Parent Stockholder Approval has been obtained, contravene, conflict with or result in a violation of any Law applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such contraventions, conflicts, violations, defaults, acceleration, losses or Encumbrances that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent is not party to any contract, arrangement or other commitment that does, would or would reasonably be expected to entitle any Person to appoint one or more directors to the Parent Board.
Section 5.4   Consents.   No Consent from any Governmental Entity is required to be obtained or made by Parent or any of its Subsidiaries or Affiliates in connection with the execution, delivery and performance of this Agreement by Parent, Merger Sub and LLC Sub or the consummation by Parent, Merger Sub and LLC Sub of the Transactions, except for: (a) the filing of any required premerger notification and report forms under the HSR Act, and the expiration or termination of any applicable waiting period with respect thereto; (b) the filing with the SEC of (i) the Registration Statement relating to the registration under the Securities Act of the shares of Parent Common Stock to be issued under this Agreement, (ii) the Joint Proxy Statement/Prospectus relating to the Company Stockholders Meeting and the Parent Stockholders Meeting which Joint Proxy Statement/Prospectus may form part of the Registration Statement and (iii) such reports under the Securities Act, the Exchange Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the Transactions; (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (d) filings with NASDAQ; (e) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws or Takeover Laws; and (f) any such Consent that the failure to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 5.5   Parent SEC Documents; Financial Statements.
(a)   Since December 31, 2021, Parent has filed or furnished with the SEC, on a timely basis, all forms, reports, certifications, schedules, statements and documents required to be filed or furnished under the Securities Act or the Exchange Act, respectively, (such forms, reports, certifications, schedules, statements and documents, collectively, the “Parent SEC Documents”). As of their respective dates, each of the Parent SEC Documents, as amended, complied, or if not yet filed or furnished, will comply as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained, when filed or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, or if filed with or furnished to the SEC subsequent to the date of this Agreement, will contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No Subsidiary of Parent is subject to periodic reporting requirements of the Exchange Act other than as part of Parent’s consolidated group or required to file any form, report or other document with the SEC, NASDAQ, any other stock exchange or comparable Governmental Entity other than routine and ordinary filings (such as filings regarding ownership holdings or transfers).

(b)   The financial statements of Parent included in the Parent SEC Documents, including all notes and schedules thereto, complied, or, in the case of Parent SEC Documents filed after the date of this Agreement, will comply, in all material respects, when filed or if amended prior to the date of this Agreement, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were, or, in the case of Parent SEC Documents filed after the date of this Agreement, will be, prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments, and to any other adjustments described therein, including the notes thereto) the financial position of Parent and its consolidated Subsidiaries as of their respective dates and the results of operations and the cash flows of Parent and its consolidated Subsidiaries for the periods presented therein.
(c)   Parent has established and maintains a system of internal control over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 or Rule 15d-15, as applicable, under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to Parent, including its consolidated Subsidiaries, required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is accumulated and communicated to Parent’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective to ensure that information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms, and further designed and maintained to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent financial statements for external purposes in accordance with GAAP. There (i) is no significant deficiency or material weakness in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) utilized by Parent or its Subsidiaries, (ii) is not, and since December 31, 2021, there has not been, any illegal act or fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls, and (iii) is not, and since December 31, 2021, there has not been, any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) or prohibited loans to any executive officer of Parent (as defined in Rule 3b-7 under the Exchange Act) or director of Parent or any of its Subsidiaries. The principal executive officer and the principal financial officer of Parent have made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to Parent SEC Documents, and the statements contained in such certifications were complete and correct as of the dates they were made.
Section 5.6   Absence of Certain Changes or Events.
(a)   Since December 31, 2022, there has not been any Parent Material Adverse Effect or any event, change, effect or development that, individually or in the aggregate, could reasonably be expected to have a Parent Material Adverse Effect.
(b)   From December 31, 2022 through the date of this Agreement:
(i)   Parent and its Subsidiaries have conducted their business in the Ordinary Course in all material respects;
(ii)   there has not been any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by Parent or any of its Subsidiaries, including the Oil and Gas Properties of Parent and its Subsidiaries, whether or not covered by insurance; and
(iii)   neither Parent nor any of its Subsidiaries has taken, or agreed, committed, arranged, authorized or entered into any understanding to take, any action that, if taken after the date of this Agreement, would (without the Company’s prior written consent) have constituted a breach of any of the covenants set forth in Section 6.2(b).

Section 5.7   No Undisclosed Material Liabilities.   There are no liabilities of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities adequately provided for on the balance sheet of Parent dated as of September 30, 2023 (including the notes thereto) contained in Parent’s Quarterly Report on Form 10-Q for the nine (9) months ended September 30, 2023; (b) liabilities incurred in the Ordinary Course subsequent to September 30, 2023; (c) liabilities incurred in connection with the Transactions; and (d) liabilities that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 5.8   Information Supplied.   None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (a) the Registration Statement shall, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the Joint Proxy Statement/Prospectus will, at the date it is first mailed to the stockholders of the Company and to the stockholders of Parent and at the time of the Company Stockholders Meeting and the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that, in the case of clause (a) and (b), no representation or covenant is made by Parent with respect to the statements made therein based on information supplied by the Company specifically for inclusion or incorporation by reference therein. Subject to the accuracy of the first sentence of Section 4.8, the Joint Proxy Statement/Prospectus and the Registration Statement will comply as to form in all material respects with, as applicable, the provisions of the Exchange Act and the Securities Act, respectively, and the rules and regulations thereunder; provided, however, that no representation is made by Parent with respect to the statements made therein based on information supplied by the Company specifically for inclusion or incorporation by reference therein.
Section 5.9   Parent Permits; Compliance with Applicable Law.
(a)   Parent and its Subsidiaries hold and at all times since December 31, 2021 have held all permits, licenses, certifications, registrations, consents, authorizations, variances, exemptions, waivers, orders, franchises, and approvals of all Governmental Entities necessary to own, lease and operate their respective properties and assets and for the lawful conduct of their respective businesses as they were or are now being conducted, as applicable (collectively, the “Parent Permits”), and have paid all fees and assessments due and payable in connection therewith, except where the failure to so hold or make such a payment would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All Parent Permits are in full force and effect and no suspension or cancellation of any of the Parent Permits is pending or, to the Knowledge of Parent, threatened, and Parent and its Subsidiaries are, and at all times since December 31, 2021 have been, in compliance with the terms of the Parent Permits, except where the failure to be in full force and effect or failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(b)   The businesses of Parent and its Subsidiaries and, with respect to the Oil and Gas Properties of Parent and its Subsidiaries that are operated by third parties, to the Knowledge of Parent, are not currently being conducted, and at no time since December 31, 2021 have been conducted, in violation of any applicable Law, except, in each case, for violations that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Other than as may arise under Antitrust Laws with respect to the Transactions, no investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries is pending or, to the Knowledge of Parent, threatened, other than those the outcome of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(c)   Neither Parent nor any of its Subsidiaries, nor any of their respective directors, officers, employees, or, to the Knowledge of Parent, agents, has directly or indirectly made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any Person for the purpose of (i) influencing any official act or decision of a foreign government official, political party, or candidate for political office, (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign Governmental Entity, or (iii) securing any improper advantage, in the case of clauses (i), (ii) and (iii) in violation of any applicable Anti-Corruption Laws.

(d)   Neither Parent nor any of its Subsidiaries, nor any of their respective directors, officers, employees, or, to the Knowledge of Parent, agents:
(i)   has been nor is a Sanctioned Person;
(ii)   has knowingly transacted any business directly or indirectly with any Sanctioned Person or otherwise knowingly violated Sanctions; nor
(iii)   has knowingly violated any applicable material Ex-Im Law.
Section 5.10   Compensation; Benefits.
(a)   Set forth on Schedule 5.10(a) of the Parent Disclosure Letter is a list of each material Parent Plan.
(b)   True, correct and complete copies of each material Parent Plan (or, in the case of any material Parent Plan not in writing, a description of the material terms thereof) and related trust documents and favorable determination letters, if applicable, have been furnished or made available to the Company, along with, as applicable, with respect to each material Parent Plan, the most recent report filed on Form 5500, summary plan description, and all material correspondence to or from (including non-routine filings made with) any Governmental Entity in the past three (3) years.
(c)   Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each Parent Plan has been maintained, funded and operated in compliance with its terms and all applicable Laws, including ERISA and the Code.
(d)   Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there are no actions, suits or claims (other than routine claims for benefits) pending or, to the Knowledge of Parent, threatened against, or with respect to, any of the Parent Plans (or the assets thereof), and there are no Proceedings by a Governmental Entity pending with respect to any of the Parent Plans (or the assets thereof).
(e)   Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, all contributions or other payments required to be made by Parent or any of its Subsidiaries with respect to each of the Parent Plans pursuant to their terms or applicable Laws have been timely made or, if not yet due, accrued in accordance with GAAP.
(f)   Each Parent Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and nothing has occurred that could reasonably be expected to adversely affect the qualification of any such Parent Plan. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, none of Parent, any of its Subsidiaries or, to the Knowledge of Parent, any other Person, has engaged in a transaction with respect to any Parent Plan in connection with which Parent, any of its Subsidiaries or any Parent Plan could, in each case, reasonably be expected to be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code.
(g)   Except as set forth on Schedule 5.10(g) of the Parent Disclosure Letter, none of Parent, any of its Subsidiaries or any of their respective ERISA Affiliates maintains, sponsors, contributes to or has an obligation to contribute to, or otherwise has any current or contingent liability or obligation under or with respect to, and no Parent Plan is, a plan subject to Title IV of ERISA, Sections 302 or 303 of ERISA, or Sections 412 or 430 of the Code, a “multiemployer plan” (as defined in Section 3(37) of ERISA), a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).
(h)   Except as set forth on Schedule 5.10(h) of the Parent Disclosure Letter or as required by applicable Law, no Parent Plan provides retiree or post-employment medical, or life insurance benefits to any Person, and neither Parent nor any of its Subsidiaries has any obligation to provide such benefits. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material

Adverse Effect, neither Parent nor any of its Subsidiaries has incurred (whether or not assessed) or could reasonably be expected to incur any Tax or penalty under Section 4980B, 4980D, 4980H, 6721 or 6722 of the Code.
(i)   Except as set forth on Schedule 5.10(i) of the Parent Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Transactions will, either alone or in combination with another event, (i) entitle any employees of Parent or any of its Subsidiaries to any amount of compensation or benefits (including any severance pay or any material increase in severance pay or any loan forgiveness), (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee of Parent or any of its Subsidiaries, (iii) directly or indirectly cause Parent to transfer or set aside any assets to fund any material benefits under any Parent Plan, (iv) otherwise give rise to any liability under any Parent Plan or (v) limit or restrict the right to amend, terminate or transfer the assets of any Parent Plan on or following the Effective Time.
(j)   Neither Parent nor any of its Subsidiaries has any obligation to provide, and no Parent Plan or other agreement provides any individual with the right to, a gross up, indemnification, reimbursement or other payment for any excise or additional Taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code.
(k)   No Parent Plan is maintained outside the jurisdiction of the United States or covers any employees of Parent or any of its Subsidiaries who reside and work exclusively outside of the United States.
Section 5.11   Labor Matters.
(a)(i)   Neither Parent nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor union or labor organization, (ii) to the Knowledge of Parent there is no pending union representation petition filed with the National Labor Relations Board or any other Governmental Entity with respect to employees of Parent or any of its Subsidiaries, and (iii) to the Knowledge of Parent, there is no labor organizing activity by any labor union or labor organization (or representative thereof) to organize employees of Parent or its Subsidiaries.
(b)   Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there is no unfair labor practice charge or complaint or any other complaint, litigation or judicial or administrative proceeding before the National Labor Relations Board or any other Governmental Entity, in each case, involving any employees of Parent or any of its Subsidiaries pending, or, to the Knowledge of Parent, threatened.
(c)   There is no strike, slowdown, work stoppage or lockout pending, or, to the Knowledge of Parent, threatened, against Parent or any of its Subsidiaries by or involving any employees of Parent or any of its Subsidiaries, other than as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(d)   Parent and its Subsidiaries are, and since December 31, 2021 have been, in compliance in all respects with all applicable Laws respecting employment and employment practices except, in each case, for violations that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with or citation by any Governmental Entity relating to its employees or employment practices pursuant to which it has any outstanding liabilities or obligations, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(e)   In the last three (3) years: (i) to the Knowledge of Parent, no material allegations of sexual harassment have been made by any current or former employee of Parent against any current or former officer or director of Parent or its Subsidiaries; and (ii) neither Parent nor any of its Subsidiaries have been in involved in any material Proceedings, or entered into any material settlement agreements, related to allegations of sexual harassment or sexual misconduct by any current or former officer or director of Parent or any of its Subsidiaries.

Section 5.12   Taxes.
(a)   Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:
(i)   All Tax Returns required to be filed by or on behalf of Parent or any of its Subsidiaries have been duly and timely filed (taking into account extensions of time for filing), and all such filed Tax Returns are complete and accurate in all respects. All Taxes that are due and payable by Parent or any of its Subsidiaries (other than Taxes being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP) have been paid in full. All withholding Tax requirements imposed on or with respect to Parent or any of its Subsidiaries have been satisfied in full, and Parent and its Subsidiaries have complied in all respects with all information reporting (and related withholding) and record retention requirements.
(ii)   There is not in force any waiver or agreement for any extension of time for the assessment or payment of any Tax by Parent or any of its Subsidiaries.
(iii)   There is no outstanding claim, assessment or deficiency against Parent or any of its Subsidiaries for any Taxes that have been asserted or, to the Knowledge of Parent, threatened in writing by any Taxing Authority. There are no Proceedings pending or, to the Knowledge of Parent, threatened in writing regarding any Taxes of Parent or any of its Subsidiaries.
(iv)   Neither Parent nor any of its Subsidiaries is a party to any Tax allocation, sharing or indemnity contract or arrangement (not including, for the avoidance of doubt (i) an agreement or arrangement solely between or among Parent and/or any of its Subsidiaries, or (ii) any customary Tax sharing or indemnification provisions contained in any commercial agreement entered into in the Ordinary Course and not primarily relating to Tax). Neither Parent nor any of its Subsidiaries has (x) been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is or was Parent or any of its Subsidiaries) or (y) any liability for Taxes of any Person (other than Parent or any of its Subsidiaries) under Treasury Regulations § 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor.
(v)   Neither Parent or any of its Subsidiaries has participated, or is currently participating, in a “listed transaction,” as defined in Treasury Regulations § 1.6011-4(b)(2) (or any similar provision of state, local or foreign Law).
(vi)   Neither Parent nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) (i) in the two (2) years prior to the date of this Agreement or (ii) as part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions.
(vii)   No written claim has been made by any Taxing Authority in a jurisdiction where Parent or any of its Subsidiaries does not currently file a Tax Return that it is or may be subject to any Tax in such jurisdiction, nor has any such assertion been threatened or proposed in writing and received by Parent or any of its Subsidiaries.
(viii)   Neither Parent nor any of its Subsidiaries has requested, has received or is subject to any written ruling of a Taxing Authority that will be binding on it for any taxable period ending after the Closing Date or has entered into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law).
(ix)   There are no Encumbrances for Taxes on any of the assets of Parent or any of its Subsidiaries, except for those described in clause (ii)(B) of Permitted Encumbrances.
(x)   Neither of Parent nor any of its Subsidiaries has availed itself of the benefit of any Tax credits or deferred the payment of any Taxes pursuant to COVID-19 Measures.

(xi)   Each of Parent and Merger Sub is, and has been since formation, properly classified for U.S. federal income tax purposes as a corporation. LLC Sub is, and has been since formation, properly classified for U.S. federal income tax purposes as an entity disregarded as separate from Parent.
(b)   Neither Parent nor any of its Subsidiaries is aware of the existence of any fact, or has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Integrated Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
Section 5.13   Litigation.   Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (or as may arise under Antitrust Laws with respect to the Transactions), there is no (a) Proceeding pending, or to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of their Oil and Gas Properties, or (b) judgment, decree, injunction, ruling, order, writ or award of any Governmental Entity or arbitrator with outstanding obligations against Parent or any of its Subsidiaries. To the Knowledge of Parent, as of the date hereof, no officer or director of Parent is a defendant in any Proceeding in connection with his or her status as an officer or director of Parent.
Section 5.14   Intellectual Property.
(a)   Parent and its Subsidiaries own or have the right to use all Intellectual Property used in or necessary for the operation of the businesses of each of Parent and its Subsidiaries as presently conducted (collectively, the “Parent Intellectual Property”) free and clear of all Encumbrances except for Permitted Encumbrances, except where the failure to own or have the right to use such properties has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(b)   To the Knowledge of Parent, the use of Parent Intellectual Property by Parent and its Subsidiaries in the operation of the business of Parent and its Subsidiaries as presently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property of any other Person, except for such matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To the Knowledge of Parent, no third party is infringing on the Parent Intellectual Property, except for such matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(c)   Parent and its Subsidiaries have taken reasonable measures consistent with prudent industry practices to protect the confidentiality of trade secrets used in the businesses of Parent and its Subsidiaries as presently conducted, except where failure to do so has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(d)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, the IT Assets owned, used, or held for use by Parent or any of its Subsidiaries (i) are sufficient for the current needs of the businesses of Parent and its Subsidiaries; (ii) have not malfunctioned or failed within the past three (3) years and (iii) to the Knowledge of Parent, are free from any malicious code.
Section 5.15   Privacy and Cybersecurity.
(a)   Parent and its Subsidiaries maintain and are in compliance with, and since December 31, 2021 have maintained and been in compliance with, (i) all applicable Laws relating to the privacy and/or security of Personal Information, (ii) Parent’s and its Subsidiaries’ posted or publicly facing privacy policies or notices, and (iii) Parent’s and its Subsidiaries’ contractual obligations concerning the privacy and/or security of Personal Information and the IT Assets (clauses (i) through (iii) collectively, “Parent Privacy Obligations”), in each case of clauses (i) through (iii) above, other than any non-compliance that, individually or in the aggregate, has not been and would not reasonably be expected to be material to Parent and its Subsidiaries. There are no actions by any Person (including any Governmental Entity) pending to which Parent or any of Parent’s Subsidiaries is a named party or, to the knowledge of Parent, threatened in writing against Parent or its Subsidiaries alleging a violation of any Parent Privacy Obligations.
(b)   Parent and its Subsidiaries have implemented and at all times maintained commercially reasonable and legally compliant administrative, technical and physical safeguards designed to protect the IT Assets and all confidential and sensitive information (including trade secrets) and Personal Information in Parent or any Subsidiary’s possession or control against Security Incident. Other than as disclosed on Schedule 5.15(b) of the Parent Disclosure Letter, neither Parent nor any Subsidiary of Parent has (i) experienced any material Security Incident, or (ii) received any written notice or complaint from any Person with respect to any of the foregoing, nor has any such notice or complaint been threatened in writing against Parent or any of Parent’s Subsidiaries.
Section 5.16   Real Property.   Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and with respect to clauses (a) and (b), except with respect to any of Parent’s Oil and Gas Properties, (a) Parent and its Subsidiaries have good, valid and defensible title to all material real property owned by Parent or any of its Subsidiaries (subject to the exclusion of Parent’s Oil and Gas Properties and the Rights-of-Way, collectively, the “Parent Owned Real Property”) and valid leasehold estates in all material real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by Parent or any of its Subsidiaries, but excluding the Parent Oil and Gas Properties and the Rights-of-Way (collectively, including the improvements thereon, but subject to the exclusion of Parent’s Oil and Gas Properties and Rights-of-Way, the “Parent Material Leased Real Property,” and together with Parent Owned Real Property, the “Parent Material Real Property”) free and clear of all Encumbrances and defects and imperfections, except Permitted Encumbrances, (b) each agreement under which Parent or any of its Subsidiaries is the landlord, sublandlord, tenant, subtenant, or occupant with respect to Parent Material Leased Real Property (each, a “Parent Material Real Property Lease”) is in full force and effect and is valid and enforceable against Parent or such Subsidiary and, to the Knowledge of Parent, the other parties thereto in accordance with its terms, subject, as to enforceability, to Creditors’ Rights, and neither Parent nor any of its Subsidiaries, or to the Knowledge of Parent, any other party thereto, has received written notice of any default under any Parent Material Real Property Lease and no event has occurred and no circumstance exists which, if not remedied, would result in such a default (with or without notice or lapse of time, or both), and (c) as of the date of this Agreement, there does not exist any pending or, to the Knowledge of Parent, threatened, condemnation or eminent domain Proceedings that affect any Parent Owned Real Property or Parent Material Leased Real Property. The Parent Owned Real Property, Parent Material Leased Real Property and all other real property leased and owned by the Parent and its Subsidiaries are sufficient for the current needs of the businesses of the Parent and its Subsidiaries, except for such real property the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 5.17   Rights-of-Way.   Each of Parent and its Subsidiaries has such Rights-of-Way as are sufficient to conduct its business as presently conducted in the Ordinary Course, except for such Rights-of-Way the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and its Subsidiaries has fulfilled and performed all of its material obligations with respect to such Rights-of-Way and conduct their business in a manner that does not violate any of the Rights-of-Way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way, except for such revocations, terminations and impairments that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All pipelines operated by Parent and its Subsidiaries are located on or are subject to valid Rights-of-Way, or are located on real property owned or leased by Parent, and there are no gaps (including any gap arising as a result of any breach by Parent or any of its Subsidiaries of the terms of any Rights-of-Way) in the Rights-of-Way other than gaps that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 5.18   Oil and Gas Matters.
(a)   Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and except for property (i) sold or otherwise disposed of in the Ordinary Course since the date specified in the reserve report prepared by Netherland, Sewell & Associates, Inc. (the

“Parent Independent Petroleum Engineer”) relating to Parent’s interests referred to therein and dated as of February 9, 2023 (the “Parent Reserve Report”) or (ii) reflected in the Parent Reserve Report or in the Parent SEC Documents as having been sold or otherwise disposed of (other than transactions effected after the date hereof in accordance with Section 6.1(b)(v)), Parent and its Subsidiaries have good and defensible title to all Oil and Gas Properties forming the basis for the reserves reflected in the Parent Reserve Report and in each case as attributable to interests owned by Parent and its Subsidiaries, free and clear of any Encumbrances (other than Permitted Encumbrances). For purposes of the foregoing sentence, “good and defensible title” means that Parent’s and/or one or more of its Subsidiaries’, as applicable, title (as of the date hereof and as of the Closing) to each of the Oil and Gas Properties held or owned by them (or purported to be held or owned by them) that (A) entitles Parent (and/or one or more of its Subsidiaries, as applicable) to receive (after satisfaction of all Production Burdens applicable thereto), not less than the net revenue interest share shown in the Parent Reserve Report of all Hydrocarbons produced from such Oil and Gas Properties throughout the productive life of such Oil and Gas Properties (other than decreases in connection with operations in which Parent and/or its Subsidiaries may be a non-consenting co-owner from and after the date hereof, decreases resulting from reversion of interests to co-owners with respect to operations in which such co-owners elected not to consent from and after the date of the Parent Reserve Report, and decreases resulting from the establishment of pools or units from and after the date of the Parent Reserve Report), (B) obligates Parent (and/or one or more of its Subsidiaries, as applicable) to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, such Oil and Gas Properties, of not greater than the working interest shown on the Parent Reserve Report for such Oil and Gas Properties (other than any positive difference in such percentage and the applicable working interest shown on the Parent Reserve Report for such Oil and Gas Properties that are accompanied by a proportionate (or greater) increase in the net revenue interest in such Oil and Gas Properties) and (C) is free and clear of all Encumbrances (other than Permitted Encumbrances).
(b)   Except for any such matters that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, the factual, non-interpretive data supplied by Parent to the Parent Independent Petroleum Engineer relating to Parent interests referred to in the Parent Reserve Report, by or on behalf of Parent and its Subsidiaries that was material to such firm’s estimates of proved oil and gas reserves attributable to the Oil and Gas Properties of Parent and its Subsidiaries in connection with the preparation of the Parent Reserve Report was, as of the time provided, accurate in all respects. To Parent’s Knowledge, any assumptions or estimates provided by any of Parent’s Subsidiaries to the Parent Independent Petroleum Engineer in connection with its preparation of the Parent Reserve Report were made in good faith and on a reasonable basis based on the facts and circumstances in existence and that were known to Parent at the time such assumptions or estimates were made. Except for any such matters that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, the oil and gas reserve estimates of Parent set forth in the Parent Reserve Report are derived from reports that have been prepared by the Parent Independent Petroleum Engineer, and such reserve estimates fairly reflect, in all respects, the oil and gas reserves of Parent and its Subsidiaries at the dates indicated therein and are in accordance with SEC guidelines applicable thereto applied on a consistent basis throughout the periods involved. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no change in respect of the matters addressed in the Parent Reserve Report that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(c)   Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) all rentals, shut-ins and similar payments owed to any Person under (or otherwise with respect to) any Oil and Gas Leases owned or held by Parent or any of its Subsidiaries have been properly and timely paid or are being contested in good faith through appropriate Proceedings, (ii) all royalties, minimum royalties, overriding royalties and other Production Burdens with respect to any Oil and Gas Properties owned or held by Parent or any of its Subsidiaries have been timely and properly paid (other than any such Production Burdens that are being held in suspense by Parent or its Subsidiaries in accordance with applicable Law) or are being contested in good faith through appropriate Proceedings and (iii) none of Parent or any of its Subsidiaries (and, to Parent’s Knowledge, no third party operator) has violated any provision of, or taken or failed to take any act that, with or without notice, lapse of time, or both, would constitute a default under the provisions of any Oil and Gas Lease (or entitle the lessor thereunder to cancel or terminate such Oil and Gas Lease) included in the Oil and Gas Properties owned or held by Parent or any of its Subsidiaries.
(d)   Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, all proceeds from the sale of Hydrocarbons produced from the Oil and Gas Properties of Parent and its Subsidiaries are being received by them in a timely manner or are being contested in good faith through appropriate Proceedings and are not being held in suspense (by Parent, any of its Subsidiaries, any third party operator thereof or any other Person) for any reason other than awaiting preparation and approval of division order title opinions and the receipt of division orders for execution for recently drilled Wells. Neither Parent nor any of its Subsidiaries (i) is obligated by virtue of a take-or-pay payment, advance payment or similar payment (other than royalties, overriding royalties and similar arrangements established in the Oil and Gas Leases) to deliver Hydrocarbons or proceeds from the sale thereof attributable to such Person’s interest in its Oil and Gas Properties at some future time without receiving payment therefor at the time of delivery or (ii) has any material transportation, processing or plant imbalance, and no Person has given notice that any such imbalance constitutes all of the relevant Person’s ultimately recoverable reserves from a balancing area.
(e)   All of the Wells and all water, CO2, injection or other wells located on the Oil and Gas Properties of Parent and its Subsidiaries or otherwise associated with an Oil and Gas Property of Parent or its Subsidiaries that were drilled and completed by Parent or its Subsidiaries, and to the Knowledge of Parent, all such wells that were not drilled and completed by Parent or its Subsidiaries, have been drilled, completed and operated within the limits permitted by the applicable Contracts entered into by Parent or any of its Subsidiaries related to such wells, and in accordance with applicable Law and applicable Parent Permits, and all drilling and completion (and plugging and abandonment) of such wells and all related development, production and other operations have been conducted in compliance with all applicable Contracts and Laws and applicable Parent Permits except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as set forth on Schedule 5.18(e) of the Parent Disclosure Letter, there are no wells that constitute a part of the Oil and Gas Properties of Parent and its Subsidiaries of which Parent or a Subsidiary has received a written notice, claim, demand or order from any Governmental Entity notifying, claiming, demanding or requiring that such well(s) be temporarily or permanently plugged and abandoned.
(f)   Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, none of the Oil and Gas Properties of Parent or its Subsidiaries is subject to any preferential purchase, tag-along, right of first refusal, consent or similar right that would become operative as a result of the execution of this Agreement or the consummation of the Transactions.
(g)   Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, since the date of the Parent Reserve Reports, neither the Parent nor any of its Subsidiaries has elected not to participate in any operation or activity proposed with respect to any of the Oil and Gas Properties owned or held by it (or them, as applicable) that could result in a penalty or forfeiture as a result of such election not to participate in such operation or activity that would be material to Parent and its Subsidiaries, taken as a whole and is not reflected in the Parent Reserve Report.
Section 5.19   Environmental Matters.
(a)   Except for those matters that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:
(i)   Parent and its Subsidiaries and their respective operations and assets are, and at all times since December 31, 2021 have been, in compliance with all Environmental Laws, which compliance includes, and since December 31, 2021 has included, obtaining, maintaining and complying with all Parent Permits required under Environmental Laws;
(ii)   Parent and its Subsidiaries are not subject to any pending or, to Parent’s Knowledge, threatened Proceedings under Environmental Laws, and Parent and its Subsidiaries have not received any written notice of a violation of, or liability under, Environmental Laws, the subject of which is unresolved;
(iii)   there has been no Release, treatment, storage, transportation or handling of, or exposure to, Hazardous Materials at, on, under, or from any property currently or, to the Knowledge of Parent, formerly owned, leased, operated or otherwise used by Parent or any of its Subsidiaries, or, to the Knowledge of Parent, by any predecessors of Parent or any Subsidiary of Parent, or to the Knowledge of Parent, at, on, under, or from any other property, which has resulted or is reasonably likely to result in liability to Parent or its Subsidiaries under any Environmental Law, and, as of the date of this Agreement, neither Parent nor any of its Subsidiaries has received any unresolved written notice, claim, demand, or order asserting a liability or obligation under any Environmental Laws with respect to the investigation, remediation, removal, or monitoring of any Release of Hazardous Materials at, on, under, or from any property currently or formerly owned, leased, operated, or otherwise used by Parent, or at, on, under, or from any offsite location where Hazardous Materials from Parent’s or its Subsidiaries’ operations have been sent for treatment, disposal, storage or handling; and
(iv)   neither Parent nor any of its Subsidiaries has assumed, either expressly or, to Parent’s Knowledge, by operation of Law, any liability of any other Person related to Hazardous Materials or Environmental Laws.
(b)   As of the date of this Agreement, there have been no environmental, health or safety investigations, studies, audits, or other analyses conducted during the past three (3) years by or on behalf of, or that are in the possession of, Parent or its Subsidiaries relating to any instance of material noncompliance with Environmental Laws by or any material liability arising under Environmental Laws of Parent or its Subsidiaries, or any material Release of Hazardous Materials with respect to any property owned, operated or otherwise used by any of them that have not been made available to the Company prior to the date hereof.
Section 5.20   Material Contracts.
(a)   Schedule 5.20(a) of the Parent Disclosure Letter, together with the lists of exhibits contained in the Parent SEC Documents, sets forth a true and complete list, as of the date of this Agreement, of:
(i)   each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act) to which Parent or any of its Subsidiaries is a party;
(ii)   each Contract that provides for the acquisition, disposition, license, use, distribution or outsourcing of assets, services, rights or properties (other than Oil and Gas Properties and any Contract of the type described in Section 5.20(a)(v)) with respect to which Parent reasonably expects that Parent and its Subsidiaries will make or receive payments in any calendar year in excess of $25,000,000 or aggregate payments in excess of $50,000,000;
(iii)   each Contract that constitutes a commitment relating to Indebtedness or the deferred purchase price of property by Parent or any of its Subsidiaries (whether incurred, assumed, guaranteed or secured by any asset) in excess of $50,000,000, other than agreements solely between or among Parent and any of its Subsidiaries;
(iv)   each Contract to which Parent or any of its Subsidiaries is a party that (A) restricts the ability of Parent or any of its Subsidiaries to compete in any business or with any Person in any geographical area, (B) requires Parent or any of its Subsidiaries to conduct any business on a “most favored nations” basis with any third party or (C) provides for “exclusivity” or any similar requirement in favor of any third party, except in the case of each of clauses (A), (B) and (C) for such restrictions, requirements and provisions that are not material to Parent and its Subsidiaries;
(v)   any Contract providing for the purchase or sale by Parent or any of its Subsidiaries of Hydrocarbons that:
(A)   has a remaining term of greater than one year and does not allow Parent or such Subsidiary to terminate it without penalty on one year’s notice or less,

(B)   contains a minimum throughput commitment, minimum volume commitment, “take-or-pay” clause or any similar material prepayment or forward sale arrangement or obligation (excluding “gas balancing” arrangements associated with customary joint operating agreements) to deliver Hydrocarbons at some future time, or
(C)   contains acreage dedication, minimum volume commitments or capacity reservation fees to a gathering, transportation or other arrangement downstream of the wellhead that, in each case, cover, guaranty, dedicate or commit (1) more than 1,000 net acres or (2) volumes in excess of 10,000 MMcf of gas or 2,000 boe of liquid Hydrocarbons on a monthly basis (calculated on a yearly average basis);
(vi)   any acquisition or divestiture Contract that contains “earn out” or other similar contingent payment obligations (other than asset retirement obligations, plugging and abandonment obligations and other reserves of Parent set forth in the Parent Reserve Report), that would reasonably be expected to result in annual payments in excess of $50,000,000;
(vii)   each Contract for lease of personal property or real property (other than leases for compressors and leases in respect of Oil and Gas Properties) involving payments in excess of $2,000,000 in any calendar year or aggregate payments in excess of $10,000,000 over the life of the contract that are not terminable without penalty or other liability to Parent (other than any ongoing obligation pursuant to such contract that is not caused by any such termination) within sixty (60) days;
(viii)   each contract that would reasonably be expected to require the disposition of a material portion of the assets or any line of business of Parent or its Subsidiaries;
(ix)   each Contract involving the pending acquisition or sale of (or option to purchase or sell) any material amount of the assets or properties of Parent or any of its Subsidiaries (including any material portion of the Oil and Gas Properties), taken as a whole, other than Contracts involving the acquisition or sale of (or option to purchase or sell) Hydrocarbons in the Ordinary Course;
(x)   each material partnership, joint venture or limited liability company agreement, other than any customary joint operating agreements, or unit agreements affecting the Oil and Gas Properties of Parent;
(xi)   each joint development agreement, exploration agreement, participation, farm-out, farm-in or program agreement or similar Contract requiring Parent or any of its Subsidiaries to make expenditures from and after December 31, 2022 that would reasonably be expected to be in excess of $25,000,000 in the aggregate, other than customary joint operating agreements and continuous development obligations under Oil and Gas Leases;
(xii)   each agreement under which Parent or any of its Subsidiaries has advanced or loaned any amount of money to any of its officers, directors, employees or consultants, in each case with a principal amount in excess of $120,000; and
(xiii)   each contract for any Parent Related Party Transaction.
(b)   Collectively, the Contracts described in Section 5.20(a) are referred to as the “Parent Contracts.” A complete and correct copy of each of the Parent Contracts has been made available to the Company. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each Parent Contract is legal, valid, binding and enforceable in accordance with its terms on Parent and each of its Subsidiaries that is a party thereto and, to the Knowledge of Parent, each other party thereto, and is in full force and effect, subject, as to enforceability, to Creditors’ Rights. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries is in breach or default under any Parent Contract nor, to the Knowledge of Parent, is any other party to any such Parent Contract in breach or default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by Parent or its Subsidiaries, or, to the

Knowledge of Parent, any other party thereto. Except as would not reasonably be expected to have individually or in the aggregate, a Parent Material Adverse Effect, there are no disputes pending or, to the Knowledge of Parent, threatened with respect to any Parent Contract and neither Parent nor any of its Subsidiaries has received any written notice of the intention of any other party to any Parent Contract to terminate for default, convenience or otherwise any Parent Contract, nor to the Knowledge of Parent, is any such party threatening to do so.
Section 5.21   Derivative Transactions.
(a)   Schedule 5.21 of the Parent Disclosure Letter contains a complete and correct list of all outstanding material Derivative Transactions (including each outstanding Hydrocarbon or financial hedging position attributable to the Hydrocarbon production of Parent or any of its Subsidiaries) entered into by Parent or any of its Subsidiaries or for the account of any of their respective customers as of the date hereof pursuant to which such party has outstanding rights or obligations. All such Derivative Transactions entered into by Parent or any of its Subsidiaries or for the account of any of its customers as of the date of this Agreement were, in all material respects, entered into in accordance with applicable Laws, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Parent and its Subsidiaries, and were, in all material respects, entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions.
(b)   Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and each of its Subsidiaries have duly performed in all respects all of their respective obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and there are no breaches, violations, collateral deficiencies, requests for collateral or demands for payment, or defaults or allegations or assertions of such by any party thereunder.
(c)   The Parent SEC Documents accurately summarize, in all material respects, the outstanding positions under any such Derivative Transaction of Parent and its Subsidiaries, including Hydrocarbon and financial positions under any such Derivative Transaction of Parent attributable to the production and marketing of Parent and its Subsidiaries, as of the dates reflected therein.
Section 5.22   Insurance.   Set forth on Schedule 5.22 of Parent Disclosure Letter is a true, correct and complete list of all material insurance policies held by Parent or any of its Subsidiaries as of the date of this Agreement (other than those constituting or funding Parent Plans) (collectively, the “Material Parent Insurance Policies”). Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each of the Material Parent Insurance Policies is in full force and effect on the date of this Agreement and a true, correct and complete copy of each Material Parent Insurance Policy has been made available to Parent. The Material Parent Insurance Policies are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of Parent and its Subsidiaries and their respective properties and assets, and are in breadth of coverage and amount at least equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, all premiums payable under the Material Parent Insurance Policies prior to the date of this Agreement have been duly paid to date, and neither Parent nor any of its Subsidiaries has taken any action or failed to take any action that (including with respect to the Transactions), with notice or lapse of time or both, would constitute a breach or default, or permit a termination of any of the Material Parent Insurance Policies. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, as of the date of this Agreement, no written notice of cancellation or termination has been received with respect to any Material Parent Insurance Policy. As of the date of this Agreement, the Parent and its Subsidiaries do not have aggregate claims pending with insurers that are reasonably expected to result in insurance recoveries of more than $1,500,000 in the aggregate.
Section 5.23   Opinion of Financial Advisor.   The Parent Board has received the oral opinion of Evercore Group LLC addressed to the Parent Board, to be confirmed by delivery of a written opinion, to the effect that, based upon and subject to the assumptions, qualifications, limitations, and other matters set forth in such opinion, as of the date of the opinion, the Exchange Ratio is fair, from a financial point of view, to Parent.
Section 5.24   Brokers.   Except for the fees and expenses payable to Evercore Group LLC and J.P. Morgan Securities LLC, no broker, investment banker, advisor or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent.
Section 5.25   Ownership of Company Common Stock.   As of the date hereof, neither Parent nor any of its Subsidiaries own, or has within the last three (3) years owned, any shares of Company Common Stock (or other securities or derivatives convertible into, exchangeable for or exercisable for shares of Company Common Stock).
Section 5.26   Business Conduct.   Merger Sub was incorporated on January 3, 2024, and LLC Sub was formed on January 3, 2024. Since its inception, each of Merger Sub and LLC Sub has not engaged in any activity, other than such actions in connection with (a) its organization and (b) the preparation, negotiation and execution of this Agreement and the Transactions. Each of Merger Sub and LLC Sub has no operations, has not generated any revenues and has no assets or liabilities other than those incurred in connection with the foregoing and in association with the Merger as provided in this Agreement.
Section 5.27   Related Party Transactions. Schedule 5.27 of the Parent Disclosure Letter sets forth, as of the date of this Agreement, a complete and correct list of any transaction or arrangement under which any (a) present or former executive officer or director of Parent or any of its Subsidiaries, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of any class of the equity securities of Parent or any of its Subsidiaries whose status as a 5% holder is known to Parent as of the date of this Agreement or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing Persons described in clause (a) or (b) (but only, with respect to the Persons in clause (b), to the Knowledge of Parent), in each case as would be required to be disclosed by the Parent pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act is a party to any actual or proposed loan, lease or other contract with or binding upon Parent or any of its Subsidiaries or any of their respective properties or assets or has any interest in any property owned by Parent or any of its Subsidiaries, in each case, including any bond, letter of credit, guarantee, deposit, cash account, escrow, policy of insurance or other credit support instrument or security posted or delivered by any Person listed in clauses (a), (b) or (c) in connection with the operation of the business of Parent or any of its Subsidiaries (each of the foregoing, a “Parent Related Party Transaction”).
Section 5.28   Takeover Laws.   The approval of the Parent Board of this Agreement and the Transactions represents all the action necessary to render inapplicable to this Agreement and the Transactions the restrictions of any Takeover Law or any anti-takeover provision in Parent’s Organizational Documents that is applicable to Parent, the shares of Parent Common Stock, this Agreement or the Transactions.
Section 5.29   No Additional Representations.
(a)   Except for the representations and warranties made in this Article V, neither Parent nor any other Person makes any express or implied representation or warranty with respect to Parent or any of its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Parent nor any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Parent or any of its Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made by Parent in this Article V, any oral or written information presented to the Company or any of its Affiliates or Representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the Transactions. Notwithstanding the foregoing, nothing in this Section 5.29 shall limit the Company’s remedies with respect to claims of fraud arising from or relating to the express written representations and warranties made by Parent, Merger Sub and LLC Sub in this Article V.

(b)   Notwithstanding anything contained in this Agreement to the contrary, Parent acknowledges and agrees that neither the Company nor any other Person has made or is making any representations or warranties relating to the Company or its Subsidiaries or any other matter whatsoever, express or implied, beyond those expressly given by the Company in Article IV, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent or any of its Representatives, and that none of Parent, Merger Sub or LLC Sub has relied on any such other representation or warranty not expressly set forth in Article IV of this Agreement. Without limiting the generality of the foregoing, Parent acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Parent or any of its Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Merger or the other Transactions).
ARTICLE VI
COVENANTS AND AGREEMENTS
Section 6.1   Conduct of Company Business Pending the Merger.
(a)   Except (i) as set forth on Schedule 6.1(a) of the Company Disclosure Letter, (ii) as expressly permitted, contemplated or required by this Agreement, (iii) as may be required by applicable Law, or (iv) as otherwise consented to by Parent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the Company covenants and agrees that, until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, it shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to conduct its businesses in the Ordinary Course, including by using reasonable best efforts to preserve substantially intact its present business organization, goodwill and assets, to keep available the services of its current officers and employees and preserve its existing relationships with Governmental Entities and its significant customers, suppliers, licensors, licensees, distributors, lessors and others having significant business dealings with it.
(b)   Except (i) as set forth on Schedule 6.1(b) of the Company Disclosure Letter, (ii) as expressly permitted, contemplated or required by this Agreement, (iii) as may be required by applicable Law, or (iv) otherwise consented to by Parent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII the Company shall not, and shall not permit its Subsidiaries to (in each case whether directly or indirectly or by merger, consolidation, division, operation of law or otherwise):
(i)   (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, the Company or its Subsidiaries, except for dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to the Company or another direct or indirect wholly owned Subsidiary of the Company; (B) split, combine, exchange, subdivide, recapitalize or reclassify any capital stock of, or other equity interests in, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for equity interests in the Company or any of its Subsidiaries; or (C) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, the Company or any Subsidiary of the Company, except as required by the terms of any capital stock or equity interest of a Subsidiary or in respect of any Company Incentive Awards outstanding as of the date hereof in accordance with the terms of the Company Equity Plan and applicable award agreements;
(ii)   offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, the Company or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than: (A) the delivery of Company Common Stock upon the exercise, vesting or settlement of any Company Incentive Awards outstanding on the date hereof or granted after the date hereof in compliance with this Agreement in accordance with the terms of the Company Equity Plan and applicable award agreements; and (B) issuances by a wholly owned Subsidiary of the Company of such Subsidiary’s capital stock or other equity interests to the Company or any other wholly owned Subsidiary of the Company;

(iii)   amend or propose to amend the Company’s Organizational Documents or amend or propose to amend the Organizational Documents of any of the Company’s Subsidiaries (other than ministerial changes);
(iv)   (A) merge, consolidate, combine or amalgamate with any Person or effect any division transaction, in each case, other than between wholly owned Subsidiaries of the Company or (B) acquire or agree to acquire or make an investment in (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), any assets, properties or any business or any corporation, partnership, association or other business organization or division thereof, in each case other than acquisitions for which the consideration is less than $50,000,000 in the aggregate;
(v)   sell, lease, swap, exchange, transfer, farmout, license, Encumber (other than Permitted Encumbrances), abandon, permit to lapse, discontinue or otherwise dispose of, or agree to sell, lease, swap, exchange, transfer, farmout, license, Encumber (other than Permitted Encumbrances), abandon, permit to lapse, discontinue or otherwise dispose of, any material portion of its assets or properties, other than (A) sales, leases, exchanges or dispositions for which the consideration is less than $20,000,000 in the aggregate (or as otherwise permitted hereunder); (B) the sale of Hydrocarbons and rights thereto in the Ordinary Course; (C) among the Company and its wholly owned Subsidiaries or among wholly owned Subsidiaries of the Company; (D) sales or dispositions of excess, obsolete or worthless equipment in the Ordinary Course; (E) asset swaps the fair market value of which are less than, (x) for those entered in the Ordinary Course, $20,000,000 individually and $100,000,000 in the aggregate or (y) in all other cases, $10,000,000 in the aggregate; (F) with respect to relinquishment or abandonment, as required by Law, permit or any applicable Contract; or (G) for the expiration of any oil and gas lease in accordance with its terms.
(vi)   authorize, recommend, propose, enter into, adopt a plan or announce an intention to adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, other than such transactions among wholly owned Subsidiaries of the Company;
(vii)   change in any material respect its financial accounting principles, practices or methods that would materially affect the consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except as required by GAAP or applicable Law;
(viii)   (A) make, change or revoke any material Tax election or accounting method, but excluding any election that must be made periodically and is made consistent with past practice, (B) file any material amended Tax Return, (C) except to the extent otherwise required by applicable Law, file any material Tax Return other than on a basis consistent with past practice, (D) consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of material Taxes, (E) enter into any material Tax allocation, sharing or indemnity agreement, any material Tax holiday agreement or other similar agreement with respect to Taxes, (F) enter into any closing agreement with respect to material Taxes, (G) settle or compromise any material Tax Proceeding, or (H) surrender any right to claim a material Tax refund, offset or other reduction in Tax liability;
(ix)   except as required by applicable Law or by the terms of any Company Benefit Plan existing as of the date hereof, (A) grant any increases in the compensation or benefits payable or to become payable to any of its current or former directors, officers, employees or other individual service providers, other than (1) salary or wage increases made in the Ordinary Course with respect to employees (other than the Company’s named executive officers) and service providers (not to exceed 4% in the aggregate) or (2) any increases provided to a newly promoted employee as permitted hereunder (and so long as such newly promoted employee’s compensation and other terms and conditions of employment are substantially comparable to those of the employee that he or she is replacing); (B) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits; (C) grant any new equity-based or equity-linked awards or Company Performance Cash Unit Awards or other long-term compensation awards, amend or modify the terms of any outstanding equity-based or equity-linked awards or Company Performance Cash Unit Awards or other long-term compensation awards or approve treatment of outstanding equity awards or Company Performance Cash Unit Awards in connection with the Transactions that is inconsistent with the treatment contemplated by Section 3.2; (D) other than in the Ordinary Course, pay or agree to pay to any current or former director, officer, employee or other service provider any pension, retirement allowance or other benefit not required by the terms of any Company Benefit Plan existing as of the date hereof; (E) enter into any new, or materially amend any existing, employment or severance agreement or, except in the Ordinary Course, any termination agreement, in any case with any current or former director, officer, vice-president or higher level employee or service provider except for entry into offer letters with newly hired employees on a form that has previously been provided by Parent to the Company or a form that is substantially similar thereto; (F) establish or adopt any benefit or compensation plan, policy, program, agreement or arrangement that was not in existence prior to the date of this Agreement but that would be a Company Benefit Plan if in effect on the date of this Agreement, or amend or terminate any Company Benefit Plan in existence on the date of this Agreement, other than de minimis administrative amendments that do not have the effect of enhancing any benefits thereunder or otherwise resulting in increased costs to the Company or any of its Subsidiaries except for (i) changes to the contractual terms of health and welfare plans made in the Ordinary Course that do not materially increase the cost to Parent and its Subsidiaries, or (ii) arrangements necessary to effectuate any expressly permitted actions under this clause 6.1(b)(ix) on terms and conditions provided herein; (G) hire or promote any employee or engage any other service provider (who is a natural person) who is (or would be) an executive officer or who has (or would have) an annualized base salary in excess of $300,000 (except for the hire or promotion of an employee as is reasonably necessary to replace any employee, so long as the new employee’s compensation and other terms and conditions of employment are substantially comparable to those of the employee being replaced); (H) terminate the employment of any executive officer other than for cause; or (I) enter into, amend or terminate any collective bargaining agreement with any labor union, works council or labor organization;
(x)   (A) incur, create, assume, repurchase or offer to repurchase any Indebtedness or guarantee any such Indebtedness of another Person or (B) create any Encumbrances on any property or assets of the Company or any of its Subsidiaries in connection with any Indebtedness thereof, other than Permitted Encumbrances; provided, however, that the foregoing clauses (A) and (B) shall not restrict (1) the incurrence or repayment of Indebtedness under the Company Credit Facility in the Ordinary Course, (2) the incurrence or repayment of Indebtedness by the Company that is owed to any wholly owned Subsidiary of the Company or by any Subsidiary of the Company that is owed to the Company or a wholly owned Subsidiary of the Company, (3) the incurrence or assumption of Indebtedness in connection with any acquisition permitted by Sections 6.1(b)(iv) and 6.1(b)(v), (4) the incurrence of additional Indebtedness in an amount not to exceed (x) at any time on or prior to June 30, 2024, $50,000,000, and (y) at any time after June 30, 2024, an additional $50,000,000 (for an aggregate permitted amount of $100,000,000), (5) the incurrence of any Indebtedness (such new Indebtedness, the “Company Refinancing Indebtedness”) that replaces, renews, extends, refinances or refunds existing Indebtedness (other than in respect of the Company Credit Facility) (such existing Indebtedness, the “Company Refinanced Indebtedness”) (including Indebtedness incurred to repay or refinance related fees, premiums and expenses) and the repurchase or repayment of such Company Refinanced Indebtedness; provided that (A) such Company Refinancing Indebtedness does not contain covenants and events of default that are more restrictive in any material respect than those under the Company Refinanced Indebtedness as in effect on the date hereof, (B) such Company Refinancing Indebtedness does not contain terms or provisions that prohibit or restrict the Transactions contemplated by the terms of this Agreement except for encumbrances or restrictions that are no more restrictive in any material respect than those under the Company Refinanced Indebtedness, and (C) to the extent the Company Refinanced Indebtedness is unsecured and/or subordinated (including in right of payment) to any other Indebtedness of the Company, such Company Refinancing Indebtedness is unsecured and/or subordinated (including in right of payment) to such other Indebtedness on terms at least as favorable to the holders of such senior Indebtedness as those contained in the documentation governing the Company Refinanced Indebtedness, (6) the repurchase or repayment of Indebtedness within one year of its maturity date or (7) the creation of any Encumbrance securing Indebtedness permitted by the foregoing clauses (1), (2), (3), (4) or (5);
(xi)   other than in the Ordinary Course, (A) enter into any contract that would be a Company Contract if it were in effect on the date of this Agreement, (B) modify, amend, terminate or assign, or waive or assign any rights under, any Company Contract (other than the renewal of an existing Company Contract on substantially the same terms), or (C) except to the extent necessary to remain in compliance with the Company Credit Facility, enter into any material Derivative Transaction;
(xii)   other than in the Ordinary Course or with respect to amounts that are not material to such Party and its Subsidiaries, taken as a whole, cancel, modify or waive any debts or claims held by the Company or any of its Subsidiaries or waive any rights held by the Company or any of its Subsidiaries;
(xiii)   waive, release, assign, settle or compromise or offer or propose to waive, release, assign, settle or compromise, any material Proceeding (excluding any Proceeding in respect of Taxes) other than (A) the settlement of such Proceedings involving only the payment of monetary damages by the Company or any of its Subsidiaries of any amount not exceeding $3,000,000 individually or $10,000,000 in the aggregate and (B) as would not result in any material restriction on future activity or conduct or a finding or admission of a violation of Law; provided, that the Company shall be permitted to settle any Transaction Litigation in accordance with Section 6.11;
(xiv)   make or commit to make any capital expenditures that are, in the aggregate for any fiscal quarter, greater than 115% of the aggregate amount of capital expenditures (excluding capitalized interest, which is set forth on Schedule 6.1(b)(xiv)) contemplated for such fiscal quarter by the Company’s annual capital expenditure budget as set forth in Schedule 6.1(b)(xiv) of the Company Disclosure Letter, except for capital expenditures to repair damage resulting from insured casualty events or capital expenditures required on an emergency basis or for the safety of individuals, assets or the environments in which individuals perform work for the Company and its Subsidiaries (provided that the Company shall notify Parent of any such emergency expenditure as soon as reasonably practicable) or delayed capital expenditures from a previous fiscal quarter’s capital expenditure budget in the Ordinary Course;
(xv)   take any action, cause any action to be taken, knowingly fail to take any action or knowingly fail to cause any action to be taken, which action or failure to act would prevent or impede, or would be reasonably likely to prevent or impede, the Integrated Mergers, taken together, from qualifying as a reorganization within the meaning of Section 368(a) of the Code;
(xvi)   fail to maintain in full force and effect in all material respects, or fail to replace or renew, the insurance policies of the Company and its Subsidiaries at a level at least comparable to current levels or otherwise in a manner inconsistent with past practice; or
(xvii)   agree to take any action that is prohibited by this Section 6.1(b).
Section 6.2   Conduct of Parent Business Pending the Merger.
(a)   Except (i) as set forth on Schedule 6.2(a) of the Parent Disclosure Letter, (ii) as expressly permitted, contemplated or required by this Agreement, (iii) as may be required by applicable Law, or (iv) as otherwise consented to by the Company in writing (which consent shall not be unreasonably withheld, delayed or conditioned), Parent covenants and agrees that, until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, it shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to conduct its businesses in the Ordinary Course, including by using reasonable best efforts to preserve substantially intact its present business organization, goodwill and assets, to keep available the services of its current officers and employees and preserve its existing relationships with Governmental Entities and its significant customers, suppliers, licensors, licensees, distributors, lessors and others having significant business dealings with it.
(b)   Except (i) as set forth on Schedule 6.2(b) of the Parent Disclosure Letter, (ii) as expressly permitted or required by this Agreement, (iii) as may be required by applicable Law, or (iv) as otherwise consented to by the Company in writing (which consent shall not be unreasonably withheld, delayed or conditioned), until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, Parent shall not, and shall not permit its Subsidiaries to (in each case whether directly or indirectly or by merger, consolidation, division, operation of law or otherwise):
(i)   (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, Parent or its Subsidiaries, except for (x) regular quarterly cash dividends payable by Parent in the Ordinary Course pursuant to the formula set forth in Parent’s dividend policy, which is set forth on Schedule 6.2(b)(i) of the Parent Disclosure Letter (which, for the avoidance of doubt, shall not include any special or other extraordinary dividends) and (y) dividends and distributions by a direct or indirect wholly owned Subsidiary of Parent to Parent or another direct or indirect wholly owned Subsidiary of Parent; (B) split, combine, exchange, subdivide, recapitalize or reclassify any capital stock of, or other equity interests in, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for equity interests in Parent or any of its Subsidiaries; or (C) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Parent, or any Subsidiary of Parent, except as required by the terms of any capital stock or equity interest of a Subsidiary or in respect of any equity awards outstanding as of the date hereof or issued after the date hereof in accordance with this Agreement in accordance with the terms of the Parent Stock Plan and applicable award agreements;
(ii)   offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Parent or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than: (A) the delivery of Parent Common Stock upon the exercise, vesting or settlement of any equity awards outstanding as of the date hereof or granted after the date hereof in compliance with this Agreement in accordance with the terms of the Parent Stock Plans (or any successor equity compensation plans) and applicable award agreements; (B) any equity awards issued in the Ordinary Course after the date hereof under the Parent Stock Plans (or any successor equity compensation plans) as otherwise allowed under the terms of this Agreement; (C) the issuance of shares of Parent Common Stock upon the exercise of Parent Warrants outstanding on the date hereof; (D) the issuance of Reserved Shares and Reserved Warrants to satisfy general unsecured claims; and (E) issuances by a wholly owned Subsidiary of Parent of such Subsidiary’s capital stock or other equity interests to Parent or any other wholly owned Subsidiary of Parent;
(iii)   amend or propose to amend Parent’s Organizational Documents or amend or propose to amend the Organizational Documents of any of Parent’s Subsidiaries (other than ministerial changes);
(iv)   (A) merge, consolidate, combine or amalgamate with any Person or effect any division transaction, in each case, other than between wholly owned Subsidiaries of Parent or (B) acquire or agree to acquire or make an investment in (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), any assets, properties or any business or any corporation, partnership, association or other business organization or division thereof, in each case, other than acquisitions for which the consideration is less than $750,000,000 in the aggregate;
(v)   sell, lease, swap, exchange, transfer, farmout, license, Encumber (other than Permitted Encumbrances), abandon, permit to lapse, discontinue or otherwise dispose of, or agree to sell, lease, swap, exchange, transfer, farmout, license, Encumber (other than Permitted Encumbrances), abandon, permit to lapse, discontinue or otherwise dispose of, any material portion of its assets or properties, other than sales, leases, exchanges or dispositions for which the consideration is less than $750,000,000, in the aggregate;
(vi)   authorize, recommend, propose, enter into, adopt a plan or announce an intention to adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Parent or any of its Subsidiaries, other than such transactions among wholly owned Subsidiaries of Parent;
(vii)   change in any material respect its financial accounting principles, practices or methods that would materially affect the consolidated assets, liabilities or results of operations of Parent and its Subsidiaries, except as required by GAAP or applicable Law;
(viii)   (A) make, change or revoke any material Tax election or accounting method, but excluding any election that must be made periodically and is made consistent with past practice, (B) file any material amended Tax Return, (C) except to the extent otherwise required by applicable Law, file any material Tax Return other than on a basis consistent with past practice, (D) consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of material Taxes, (E) enter into any material Tax allocation, sharing or indemnity agreement, any material Tax holiday agreement or other similar agreement with respect to Taxes, (F) enter into any closing agreement with respect to material Taxes, (G) settle or compromise any material Tax Proceeding, or (H) surrender any right to claim a material Tax refund, offset or other reduction in Tax liability;
(ix)   (A) incur, create, assume, repurchase or offer to repurchase any Indebtedness or guarantee any such Indebtedness of another Person or (B) create any Encumbrances on any property or assets of Parent or any of its Subsidiaries in connection with any Indebtedness thereof, other than Permitted Encumbrances; provided, however, that the foregoing clauses (A) and (B) shall not restrict (1) the incurrence or repayment of Indebtedness under the Parent Credit Facility in the Ordinary Course, (2) the incurrence or repayment of Indebtedness by Parent that is owed to any wholly owned Subsidiary of Parent or by any Subsidiary of Parent that is owed to Parent or a wholly owned Subsidiary of Parent, (3) the incurrence or assumption of Indebtedness in connection with any acquisition of any Person, assets or properties, (4) the incurrence of additional Indebtedness in an amount not to exceed (x) at any time on or prior to June 30, 2024, $50,000,000, and (y) at any time after June 30, 2024, an additional $50,000,000 (for an aggregate permitted amount of $100,000,000), (5) the incurrence of any Indebtedness (such new Indebtedness, the “Parent Refinancing Indebtedness”) that replaces, renews, extends, refinances or refunds existing Indebtedness (other than in respect of the Parent Credit Facility) (such existing Indebtedness, the “Parent Refinanced Indebtedness”) (including Indebtedness incurred to repay or refinance related fees, premiums and expenses) and the repurchase or repayment of such Parent Refinanced Indebtedness; provided that (A) such Parent Refinancing Indebtedness does not contain covenants and events of default that are more restrictive in any material respect than those under the Parent Refinanced Indebtedness as in effect on the date hereof, (B) such Parent Refinancing Indebtedness does not contain terms or provisions that prohibit or restrict the Transactions contemplated by the terms of this Agreement except for encumbrances or restrictions that are no more restrictive in any material respect than those under the Parent Refinanced Indebtedness, and (C) to the extent the Parent Refinanced Indebtedness is unsecured and/or subordinated (including in right of payment) to any other Indebtedness of Parent, such Parent Refinancing Indebtedness is unsecured and/or subordinated (including in right of payment) to such other Indebtedness on terms at least as favorable to the holders of such senior Indebtedness as those contained in the documentation governing the Parent Refinanced Indebtedness, (6) the incurrence of any Indebtedness pursuant to the Debt Financing; (7) the repurchase or repayment of Indebtedness within one year of its maturity date or (8) the creation of any Encumbrance securing Indebtedness permitted by the foregoing clauses (1), (2), (3), (4), (5) or (6);
(x)   other than in the Ordinary Course or with respect to amounts that are not material to such Party and its Subsidiaries, taken as a whole, cancel, modify or waive any debts or claims held by the Parent or any of its Subsidiaries or waive any rights held by the Parent or any of its Subsidiaries;
(xi)   other than (1) in the Ordinary Course or (2) in respect of any Parent Contracts or Derivative Transactions which do not exceed $750,000,000 in the aggregate, (A) enter into any contract that would be a Parent Contract if it were in effect on the date of this Agreement, (B) modify, amend, terminate or assign, or waive or assign any rights under, any Parent Contract

(other than the renewal of an existing Parent Contract on substantially the same terms), or (C) except to the extent necessary to remain in compliance with the Parent Credit Facility, enter into any material Derivative Transaction;
(xii)   waive, release, assign, settle or compromise or offer or propose to waive, release, assign, settle or compromise, any Proceeding (excluding any Proceeding in respect of Taxes) other than (A) the settlement of such proceedings involving only the payment of monetary damages by the Parent or any of its Subsidiaries of any amount not exceeding $3,000,000 individually or $10,000,000 in the aggregate and (B) as would not result in any restriction on future activity or conduct or a finding or admission of a violation of Law; provided, that Parent shall be permitted to settle any Transaction Litigation in accordance with Section 6.11;
(xiii)   make or commit to make any capital expenditures that are, in the aggregate, greater than 115% of the aggregate amount of capital expenditures contemplated for such fiscal quarter by Parent’s capital expenditure budget as set forth in Schedule 6.2(b)(xiii) of the Parent Disclosure Letter, except for capital expenditures to repair damage resulting from insured casualty events or capital expenditures required on an emergency basis or for the safety of individuals, assets or the environments in which individuals perform work for the Parent and its Subsidiaries (provided that the Parent shall notify Company of any such emergency expenditure as soon as reasonably practicable) or delayed capital expenditures from a previous fiscal quarter’s capital expenditure budget in the Ordinary Course;
(xiv)   take any action, cause any action to be taken, knowingly fail to take any action or knowingly fail to cause any action to be taken, which action or failure to act would prevent or impede, or would be reasonably likely to prevent or impede, the Integrated Mergers, taken together, from qualifying as a reorganization within the meaning of Section 368(a) of the Code;
(xv)   fail to maintain in full force and effect in all material respects, or fail to replace or renew, the insurance policies of Parent and its Subsidiaries at a level at least comparable to current levels or otherwise in a manner inconsistent with past practice; or
(xvi)   agree to take any action that is prohibited by this Section 6.2(b).
Section 6.3   No Solicitation by the Company.
(a)   From and after the date of this Agreement and until the earlier of the Effective Time and termination of this Agreement pursuant to Article VIII, the Company and its officers and directors will, and will cause the Company’s Subsidiaries and its and their controlled Affiliates and respective officers and directors to, and will use their reasonable best efforts to cause the other Representatives to, immediately cease, and cause to be terminated, any solicitation of, discussion or negotiations with any Person conducted heretofore by the Company or any of its Subsidiaries, their respective controlled Affiliates or Representatives with respect to any inquiry, proposal or offer that relates to, constitutes, or could reasonably be expected to lead to, a Company Competing Proposal. The Company shall, promptly following the execution and delivery of this Agreement, terminate any physical or electronic data room relating to any potential Company Competing Proposal.
(b)   From and after the date of this Agreement and until the earlier of the Effective Time and termination of this Agreement pursuant to Article VIII, the Company and its officers and directors will not, and will cause the Company’s Subsidiaries and its and their respective controlled Affiliates and respective officers and directors not to, and will use reasonable best efforts to cause the other Representatives not to, directly or indirectly:
(i)   initiate, solicit, seek, propose, knowingly encourage, or knowingly facilitate (including by way of furnishing non-public information) any inquiry regarding the making, submission or announcement by any Person (other than Parent or its Subsidiaries) of any proposal or offer, including any proposal or offer to the Company’s stockholders, that constitutes, or could reasonably be expected to lead to, a Company Competing Proposal;
(ii)   engage in, continue or otherwise participate in any discussions with any Person with respect to or negotiations with any Person with respect to, relating to, or in furtherance of a

Company Competing Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to a Company Competing Proposal;
(iii)   furnish or afford access to any material non-public information regarding the Company or its Subsidiaries to any Person (other than Parent and its Subsidiaries) in connection with, for the purpose of soliciting, initiating, knowingly encouraging or knowingly facilitating, or in response to any Company Competing Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to a Company Competing Proposal;
(iv)   approve, adopt, recommend, agree to or enter into, or propose to approve, adopt, recommend, agree to or enter into, any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, a Company Alternative Acquisition Agreement;
(v)   enter into any letter of intent, term sheet, memorandum of understanding, merger agreement, acquisition agreement, exchange agreement or duly execute any other agreement (whether binding or not) with respect to any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, a Company Competing Proposal or that would require, or would reasonably be expected to require, the Company to abandon, terminate or fail to consummate the Integrated Mergers or any other transaction contemplated by this Agreement;
(vi)   waive or release any Person from, forebear in the enforcement of, or amend or terminate any standstill agreement or any standstill provisions of any other contract; provided that if the Company (acting under the direction of the Company Board) determines in good faith after consultation with the Company’s outside legal counsel that the failure to waive a particular standstill provision would be inconsistent with the relevant directors’ fiduciary duties under applicable Law, then the Company may waive such standstill provision, solely to the extent necessary to permit a third party to make and pursue a non-public Company Competing Proposal that the Company reasonably believes is likely to lead to a Company Superior Proposal;
(vii)   submit any Company Competing Proposal to the vote of the stockholders of the Company; or
(viii)   resolve or agree to do any of the foregoing.
(c)   Notwithstanding anything to the contrary in this Agreement, prior to obtaining the Company Stockholder Approval, the Company or any of its Representatives may:
(i)   provide information in response to a request therefor by a Person who has made an unsolicited bona fide written Company Competing Proposal or any inquiry, proposal or offer with respect to (or that could reasonably be expected to lead to) a Company Competing Proposal after the date hereof that did not result from a breach of this Section 6.3 if the Company receives from the Person so requesting such information an executed confidentiality agreement on terms not less restrictive to the other party than those contained in the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”), it being understood that such Acceptable Confidentiality Agreement need not prohibit the making, or amendment, of a Company Competing Proposal and shall not prohibit compliance by the Company with this Section 6.3, and the Company shall promptly (and, in any event, within 24 hours) disclose and provide copies of such Acceptable Confidentiality Agreement and any such information provided to such Person to Parent to the extent not previously provided to Parent; or
(ii)   engage or participate in any discussions or negotiations with any Person who has made such an unsolicited bona fide written Company Competing Proposal after the date hereof that did not result from a breach of this Section 6.3;
in each case, if and only to the extent that, prior to taking any action described in Section 6.3(c)(i) or Section 6.3(c)(ii), (A) the Company provides the notice to Parent required by Section 6.3(d) and the Company Board determines in good faith after consultation with its outside legal counsel that failure to take such action in light of the Company Competing Proposal or such other inquiry, proposal or offer, as applicable, would be inconsistent with the Company Board’s fiduciary duties under applicable law, and (B) the Company Board has determined in good faith based on the information then available and after consultation with its financial advisor and outside legal counsel that such Company Competing Proposal either constitutes a Company Superior Proposal or is reasonably likely to result in a Company Superior Proposal, provided that, notwithstanding anything to the contrary in this Section 6.3, if the Company receives any Company Competing Proposal or any inquiry, proposal or offer with respect to (or that could reasonably be expected to lead to) a Company Competing Proposal, the Company may seek clarification of the terms and conditions thereof so as to determine whether such Company Competing Proposal or any inquiry, proposal or offer with respect to (or that could reasonably be expected to lead to) a Company Competing Proposal constitutes a Company Superior Proposal or is reasonably likely to result in a Company Superior Proposal.
(d)   From and after the date of this Agreement, the Company shall promptly (and in any event, within 24 hours) notify Parent in writing of the receipt by the Company of any Company Competing Proposal or any inquiry, proposal or offer with respect to (or that could reasonably be expected to lead to) a Company Competing Proposal made on or after the date of this Agreement, any request for information or data relating to the Company or any of its Subsidiaries made by any Person in connection with (or that could reasonably be expected to lead to) a Company Competing Proposal or any request for discussions or negotiations with the Company or a Representative of the Company relating to (or that could reasonably be expected to lead to) a Company Competing Proposal, and the Company shall notify Parent of the identity of the Person making or submitting such request, inquiry, proposal or offer and provide to Parent (i) a copy of any such request, inquiry, proposal or offer made in writing provided to the Company or any of its Subsidiaries or any of its and their respective Representatives or (ii) if any such inquiry, request, proposal or offer is not made in writing, a written summary of such request, proposal or offer (including the material terms and conditions thereof), in each case together with copies of any proposed transaction agreements. Thereafter the Company shall keep Parent reasonably informed in writing on a current basis (and, in any event, within twenty-four (24) hours) regarding material changes to the status of any such requests, inquiries, proposals or offers (including any amendments or changes thereto, which, for the avoidance of doubt, shall include (among other things) any changes to the form or amount of consideration) and shall reasonably apprise Parent of the status of any such negotiations to the extent the status changes in any material respect. Without limiting the foregoing, the Company shall notify Parent if the Company determines to engage in discussions or negotiations concerning a Company Competing Proposal.
(e)   Except as expressly permitted by Section 6.3, neither the Company Board nor any committee of the Company Board shall:
(i)   withhold, withdraw, qualify or modify, or publicly propose or announce any intention to withhold, withdraw, qualify or modify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation;
(ii)   fail to include the Company Board Recommendation in the Joint Proxy Statement/Prospectus;
(iii)   fail to publicly announce, within ten (10) Business Days after a tender offer or exchange offer relating to the equity securities of the Company shall have been commenced by any third party other than Parent and its Affiliates (and in no event later than one (1) Business Day prior to the date of the Company Stockholders Meeting, as it may be postponed or adjourned in accordance with the terms of this Agreement), a statement disclosing that the Company Board recommends rejection of such tender or exchange offer (for the avoidance of doubt, the taking of no position or a neutral position by the Company Board in respect of the acceptance of any such tender offer or exchange offer as of the end of such period shall constitute a failure to publicly announce that the Company Board recommends rejection of such tender or exchange offer);
(iv)   if requested by Parent, fail to issue, within five (5) Business Days after a Company Competing Proposal is publicly announced (and in no event later than one (1) Business Day prior to the date of the Company Stockholders Meeting, as it may be postponed or adjourned in accordance with the terms of this Agreement), a press release reaffirming the Company Board

Recommendation, which request may not be made more than two times in respect of any specific Company Competing Proposal;
(v)   approve, recommend or declare advisable (or publicly propose to do so) any Company Competing Proposal;
(vi)   approve, adopt, recommend, agree to or enter into, or propose or resolve to approve, adopt, recommend, agree to or enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 6.3(b)) relating to a Company Competing Proposal (a “Company Alternative Acquisition Agreement”);
(vii)   cause or permit the Company to enter into a Company Alternative Acquisition Agreement; or
(viii)   publicly propose to do any of the foregoing (together with any of the actions set forth in the foregoing clauses (i) though (vii), a “Company Change of Recommendation”).
(f)   Notwithstanding anything in this Agreement to the contrary, prior to the receipt of the Company Stockholder Approval:
(i)   the Company Board may, after consultation with its outside legal counsel, make such disclosures as the Company Board determines in good faith are necessary to comply with Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or other disclosure required to be made in the Joint Proxy Statement/Prospectus by applicable U.S. federal securities Laws; provided, however, that if such disclosure by the Company Board has the effect of withdrawing or materially and adversely modifying the Company Board Recommendation, such disclosure shall be deemed to be a Company Change of Recommendation and Parent shall have the right to terminate this Agreement as set forth in Section 8.1(c)(i);
(ii)   in response to a bona fide written Company Competing Proposal from a third party that has not been withdrawn, was received after the date hereof, was not solicited at any time following the execution of this Agreement and did not result from a breach of the obligations set forth in this Section 6.3, the Company Board may (x) effect a Company Change of Recommendation or (y) terminate this Agreement pursuant to Section 8.1(d)(ii) in response to a Company Superior Proposal; provided, however, that such Company Change of Recommendation or termination of this Agreement, as applicable, may not be made unless and until:
(A)   the Company Board determines in good faith after consultation with its financial advisors and outside legal counsel that such Company Competing Proposal is a Company Superior Proposal;
(B)   the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that failure to effect a Company Change of Recommendation in response to such Company Superior Proposal would be inconsistent with the fiduciary duties of the directors under applicable Law;
(C)   the Company provides Parent written notice of such proposed action four (4) Business Days in advance, which notice shall set forth in writing that the Company Board intends to take such action, shall include the identity of the Person making such Company Competing Proposal and shall contain a copy of such proposal and a draft of the definitive agreement to be entered into in connection therewith (or, if not in writing, a written summary of the material terms and conditions thereof);
(D)   during the four (4) Business Day period commencing on the date of Parent’s receipt of the notice specified in clause (C) above (subject to any applicable extensions), the Company negotiates (and causes its officers, employees, financial advisors, outside legal counsel and other Representatives to negotiate) in good faith with Parent (to the extent Parent wishes to negotiate) to permit Parent to make such adjustments, amendments or revisions to the terms of this Agreement so that the Company Competing Proposal that is the subject of the notice specified in clause (C) above ceases to be a Company Superior Proposal;
(E)   at the end of the four (4) Business Day period, prior to taking action to effect a Company Change of Recommendation, the Company Board takes into account any binding irrevocable adjustments, amendments or revisions to the terms of this Agreement proposed by Parent in writing and any other information offered by Parent in response to the notice specified in clause (C) above, and determines in good faith after consultation with its financial advisors and outside legal counsel, that the Company Competing Proposal remains a Company Superior Proposal and that the failure to effect a Company Change of Recommendation in response to such Company Superior Proposal would continue to be inconsistent with the fiduciary duties of the directors under applicable Law; provided that if there is any material development with respect to or material modification of such Company Competing Proposal, the Company shall, in each case, be required to deliver to Parent an additional notice consistent with that described in clause (C) above and a new negotiation period under clause (D) above shall commence (except that the original four (4) Business Day notice period referred to in clause (C) above) shall instead be equal to the longer of (1) two (2) Business Days and (2) the period remaining under the first and original four (4) Business Day notice period of clause (C) above, during which time the Company shall be required to comply with the requirements of clause (D) above and this clause anew with respect to such additional notice (but substituting the time periods therein with the foregoing extended period); and
(F)   in the case of the Company terminating this Agreement to enter into a definitive agreement with respect to a Company Superior Proposal, the Company shall have, prior to or contemporaneously with such termination, paid, or caused the payment of, the Company Termination Fee.
(iii)   in response to a Company Intervening Event that is not caused by a Company Competing Proposal, that occurs or arises after the date of this Agreement and that did not arise from or in connection with a material breach of this Agreement by the Company, the Company Board may effect a Company Change of Recommendation; provided, however, that such Company Change of Recommendation may not be made unless and until:
(A)   the Company Board determines in good faith after consultation with its financial advisors and outside legal counsel that a Company Intervening Event has occurred;
(B)   the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that failure to effect a Company Change of Recommendation in response to such Company Intervening Event would be inconsistent with the fiduciary duties of the directors under applicable Law;
(C)   the Company provides Parent written notice of such proposed action and the basis thereof four (4) Business Days in advance, which notice shall set forth in writing that the Company Board intends to take such action and includes the reasons therefor a reasonable description of the facts and circumstances of the Company Intervening Event and the reasons for the Company Board’s determination;
(D)   during the four (4) Business Day period commencing on the date of Parent’s receipt of the notice specified in clause (C) above (subject to any applicable extensions), the Company negotiates (and causes its officers, employees, financial advisor, outside legal counsel and other Representatives to negotiate) in good faith with Parent (to the extent Parent wishes to negotiate) to make such adjustments, amendments or revisions to the terms of this Agreement as would permit the Company Board not to effect a Company Change of Recommendation in response thereto; and
(E)   at the end of the four (4) Business Day period, prior to taking action to effect a Company Change of Recommendation, the Company Board takes into account any binding irrevocable adjustments, amendments or revisions to the terms of this Agreement proposed by

Parent in writing and any other information offered by Parent in response to the notice specified in clause (C) above, and determines in good faith after consultation with its financial advisors and outside legal counsel, that the failure to effect a Company Change of Recommendation in response to such Company Intervening Event would continue to be inconsistent with the fiduciary duties of the directors under applicable Law if such adjustments, amendments or revisions irrevocably offered in writing by Parent were to be given effect; provided that if there is any material development with respect to such Company Intervening Event, the Company shall, in each case, be required to deliver to Parent an additional notice consistent with that described in clause (C) above and a new negotiation period under clause (D) above shall commence (except that the original four (4) Business Day notice period referred to in clause (C) above shall instead be equal to the longer of (1) two (2) Business Days and (2) the period remaining under the first and original four (4) Business Day notice period of clause (C) above, during which time the Company shall be required to comply with the requirements of clause (D) above and this clause anew with respect to such additional notice (but substituting the time periods therein with the foregoing extended period)).
(g)   Notwithstanding anything to the contrary in this Section 6.3, any action, or failure to take action of a Representative of the Company that is taken by, at the direction of, or at the request or on behalf of the Company or any of its Subsidiaries or its and their directors, officers, employees or Affiliates in violation of this Section 6.3, shall be deemed to be a breach of this Section 6.3 by the Company.
Section 6.4   No Solicitation by Parent.
(a)   From and after the date of this Agreement and until the earlier of the Effective Time and termination of this Agreement pursuant to Article VIII, Parent and its officers and directors will, and will cause Parent’s Subsidiaries and its and their controlled Affiliates and respective officers and directors to, and will use their reasonable best efforts to cause the other Representatives to, immediately cease, and cause to be terminated, any solicitation of, discussion or negotiations with any Person conducted heretofore by Parent or any of its Subsidiaries, their respective controlled Affiliates or Representatives with respect to any inquiry, proposal or offer that relates to, constitutes, or could reasonably be expected to lead to, a Parent Competing Proposal. Parent shall, promptly following the execution and delivery of this Agreement, terminate any access any such Persons may have to any physical or electronic data room relating to any potential Parent Competing Proposal.
(b)   From and after the date of this Agreement and until the earlier of the Effective Time and termination of this Agreement pursuant to Article VIII, Parent and its officers and directors will not, and will cause Parent’s Subsidiaries and its and their respective controlled Affiliates and respective officers and directors not to, and will use their reasonable best efforts to cause the other Representatives not to, directly or indirectly:
(i)   initiate, solicit, seek, propose, knowingly encourage, or knowingly facilitate (including by way of furnishing non-public information) any inquiry regarding the making, submission or announcement by any Person (other than the Company or its Subsidiaries) of any proposal or offer, including any proposal or offer to Parent’s stockholders, that constitutes, or could reasonably be expected to lead to, a Parent Competing Proposal;
(ii)   engage in, continue or otherwise participate in any discussions with any Person with respect to or negotiations with any Person with respect to, relating to, or in furtherance of a Parent Competing Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to a Parent Competing Proposal;
(iii)   furnish or afford access to any material non-public information regarding Parent or its Subsidiaries to any Person (other than the Company and its Subsidiaries) in connection with, for the purpose of soliciting, initiating, knowingly encouraging or knowingly facilitating, or in response to any Parent Competing Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to a Parent Competing Proposal;
(iv)   approve, adopt, recommend, agree to or enter into, or propose to approve, adopt, recommend, agree to or enter into, any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, a Parent Alternative Acquisition Agreement;

(v)   enter into any letter of intent, term sheet, memorandum of understanding, merger agreement, acquisition agreement, exchange agreement or duly execute any other agreement (whether binding or not) with respect to any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, a Parent Competing Proposal or that would require, or would reasonably be expected to require Parent to abandon, terminate or fail to consummate the Integrated Mergers or any other transaction contemplated by this Agreement;
(vi)   waive or release any Person from, forebear in the enforcement of, or amend or terminate any standstill agreement or any standstill provisions of any other contract; provided that if Parent (acting under the direction of the Parent Board) determines in good faith after consultation with Parent’s outside legal counsel that the failure to waive a particular standstill provision would be inconsistent with the relevant directors’ fiduciary duties under applicable Law, then Parent may waive such standstill provision, solely to the extent necessary to permit a third party to make and pursue a non-public Parent Competing Proposal that Parent reasonably believes is likely to lead to a Parent Superior Proposal;
(vii)   submit any Parent Competing Proposal to the vote of the stockholders of Parent; or
(viii)   resolve or agree to do any of the foregoing.
(c)   Notwithstanding anything to the contrary in this Agreement, prior to obtaining the Parent Stockholder Approval, Parent or any of its Representatives may:
(i)   provide information in response to a request therefor by a Person who has made an unsolicited bona fide written Parent Competing Proposal or any inquiry, proposal or offer with respect to (or that could reasonably be expected to lead to) a Parent Competing Proposal after the date hereof that did not result from a breach of this Section 6.4 if Parent receives from the Person so requesting such information an Acceptable Confidentiality Agreement, it being understood that such Acceptable Confidentiality Agreement need not prohibit the making, or amendment, of a Parent Competing Proposal and shall not prohibit compliance by Parent with this Section 6.4, and Parent shall promptly (and, in any event, within 24 hours) disclose and provide copies of such Acceptable Confidentiality Agreement and any such information provided to such Person to the Company to the extent not previously provided to the Company; or
(ii)   engage or participate in any discussions or negotiations with any Person who has made such an unsolicited bona fide written Parent Competing Proposal after the date hereof that did not result from a breach of this Section 6.4;
in each case, if and only to the extent that, prior to taking any action described in Section 6.4(c)(i) or Section 6.4(c)(ii), (A) Parent provides the notice to the Company required by Section 6.4(d) and the Parent Board determines in good faith after consultation with its outside legal counsel that failure to take such action in light of the Parent Competing Proposal or such other inquiry, proposal or offer, as applicable, would be inconsistent with the Parent Board’s fiduciary duties under applicable law, and (B) the Parent Board has determined in good faith based on the information then available and after consultation with its financial advisor and outside legal counsel that such Parent Competing Proposal either constitutes a Parent Superior Proposal or is reasonably likely to result in a Parent Superior Proposal, provided that, notwithstanding anything to the contrary in this Section 6.4, if Parent receives any Parent Competing Proposal or any inquiry, proposal or offer with respect to (or that could reasonably be expected to lead to) a Parent Competing Proposal, Parent may seek clarification of the terms and conditions thereof so as to determine whether such Parent Competing Proposal or any inquiry, proposal or offer with respect to (or that could reasonably be expected to lead to) a Parent Competing Proposal constitutes a Parent Superior Proposal or is reasonably likely to result in a Parent Superior Proposal.
(d)   From and after the date of this Agreement, Parent shall promptly (and in any event, within 24 hours) notify the Company in writing of the receipt by Parent of any Parent Competing Proposal or any inquiry, proposal or offer with respect to (or that could reasonably be expected to lead to) a Parent Competing Proposal made on or after the date of this Agreement, any request for information or data relating to Parent or any of its Subsidiaries made by any Person in connection with (or that could reasonably be expected to lead to) a Parent Competing Proposal or any request for discussions or negotiations with Parent or a Representative of Parent relating to (or that could reasonably be expected to lead to) a Parent Competing Proposal, and Parent shall notify the Company of the identity of the Person making or submitting such request, inquiry, proposal or offer and provide to the Company (i) a copy of any such request, inquiry, proposal or offer made in writing provided to Parent or any of its Subsidiaries or any of its and their respective Representatives or (ii) if any such request, inquiry, proposal or offer is not made in writing, a written summary of such request, proposal or offer (including the material terms and conditions thereof), in each case together with copies of any proposed transaction agreements. Thereafter Parent shall keep the Company reasonably informed in writing on a current basis (and, in any event, within twenty-four (24) hours) regarding material changes to the status of any such requests, inquiries, proposals or offers (including any amendments or changes thereto, which, for the avoidance of doubt, shall include (among other things) any changes to the form or amount of consideration) and shall reasonably apprise the Company of the status of any such negotiations to the extent the status changes in any material respect. Without limiting the foregoing, Parent shall notify the Company if Parent determines to engage in discussions or negotiations concerning a Parent Competing Proposal.
(e)   Except as expressly permitted by this Section 6.4, neither the Parent Board nor any committee of the Parent Board shall:
(i)   withhold, withdraw, qualify or modify, or publicly propose or announce any intention to withhold, withdraw, qualify or modify, in a manner adverse to the Company, the Parent Board Recommendation;
(ii)   fail to include the Parent Board Recommendation in the Joint Proxy Statement/Prospectus;
(iii)   fail to publicly announce, within ten (10) Business Days after a tender offer or exchange offer relating to the equity securities of Parent shall have been commenced by any third party other than the Company and its Affiliates (and in no event later than one (1) Business Day prior to the date of the Parent Stockholders Meeting, as it may be postponed or adjourned in accordance with the terms of this Agreement), a statement disclosing that the Parent Board recommends rejection of such tender or exchange offer (for the avoidance of doubt, the taking of no position or a neutral position by the Parent Board in respect of the acceptance of any such tender offer or exchange offer as of the end of such period shall constitute a failure to publicly announce that the Parent Board recommends rejection of such tender or exchange offer);
(iv)   if requested by the Company, fail to issue, within five (5) Business Days after a Parent Competing Proposal is publicly announced (and in no event later than one (1) Business Day prior to the date of the Parent Stockholders Meeting, as it may be postponed or adjourned in accordance with the terms of this Agreement), a press release reaffirming the Parent Board Recommendation, which request may not be made more than two times in respect of any specific Parent Competing Proposal;
(v)   approve, recommend or declare advisable (or publicly propose to do so) any Parent Competing Proposal;
(vi)   approve, adopt, recommend, agree to or enter into, or propose or resolve to approve, adopt, recommend, agree to or enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 6.4(b)) relating to a Parent Competing Proposal (a “Parent Alternative Acquisition Agreement”);
(vii)   cause or permit Parent to enter into a Parent Alternative Acquisition Agreement; or
(viii)   publicly propose to do any of the foregoing (together with any of the actions set forth in the foregoing clauses (i) though (vii), a “Parent Change of Recommendation”).
(f)   Notwithstanding anything in this Agreement to the contrary, prior to the receipt of the Parent Stockholder Approval:

(i)   the Parent Board may, after consultation with its outside legal counsel, make such disclosures as the Parent Board determines in good faith are necessary to comply with Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or other disclosure required to be made in the Joint Proxy Statement/Prospectus by applicable U.S. federal securities Laws; provided, however, that if such disclosure by the Parent Board has the effect of withdrawing or materially and adversely modifying the Parent Board Recommendation, such disclosure shall be deemed to be a Parent Change of Recommendation and the Company shall have the right to terminate this Agreement as set forth in Section 8.1(d)(i);
(ii)   in response to a bona fide written Parent Competing Proposal from a third party that has not been withdrawn, was received after the date hereof, was not solicited at any time following the execution of this Agreement and did not result from a breach of the obligations set forth in this Section 6.4, the Parent Board may (x) effect a Parent Change of Recommendation or (y) terminate this Agreement pursuant to Section 8.1(c)(ii) in response to a Parent Superior Proposal; provided, however, that such Parent Change of Recommendation or termination of this Agreement, as applicable, may not be made unless and until:
(A)   the Parent Board determines in good faith after consultation with its financial advisors and outside legal counsel that such Parent Competing Proposal is a Parent Superior Proposal;
(B)   the Parent Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that failure to effect a Parent Change of Recommendation in response to such Parent Superior Proposal would be inconsistent with the fiduciary duties of the directors under applicable Law;
(C)   Parent provides the Company written notice of such proposed action four (4) Business Days in advance, which notice shall set forth in writing that the Parent Board intends to take such action, shall include the identity of the Person making such Parent Competing Proposal and shall contain a copy of such proposal and a draft of the definitive agreement to be entered into in connection therewith (or, if not in writing, a written summary of the material terms and conditions thereof);
(D)   during the four (4) Business Day period commencing on the date of the Company’s receipt of the notice specified in clause (C) above (subject to any applicable extensions), Parent negotiates (and causes its officers, employees, financial advisors, outside legal counsel and other Representatives to negotiate) in good faith with the Company (to the extent the Company wishes to negotiate) to permit the Company to make such adjustments, amendments or revisions to the terms of this Agreement so that the Parent Competing Proposal that is the subject of the notice specified in clause (C) above ceases to be a Parent Superior Proposal;
(E)   at the end of the four (4) Business Day period, prior to taking action to effect a Parent Change of Recommendation, the Parent Board takes into account any binding irrevocable adjustments, amendments or revisions to the terms of this Agreement proposed by the Company in writing and any other information offered by the Company in response to the notice specified in clause (C) above, and determines in good faith after consultation with its financial advisors and outside legal counsel, that the Parent Competing Proposal remains a Parent Superior Proposal and that the failure to effect a Parent Change of Recommendation in response to such Parent Superior Proposal would be inconsistent with the fiduciary duties of the directors under applicable Law; provided that if there is any material development with respect to or material modification of such Parent Competing Proposal, Parent shall, in each case, be required to deliver to the Company an additional notice consistent with that described in clause (C) above and a new negotiation period under clause (D) above shall commence (except that the original four (4) Business Day notice period referred to in clause (C) above shall instead be equal to the longer of (1) two (2) Business Days and (2) the period remaining under the first and original four (4) Business Day notice period of clause (C) above, during which time Parent shall be required to comply with the requirements of clause (D) above and this clause anew with respect to such additional notice (but substituting the time periods therein with the foregoing extended period)); and
(F)   in the case of Parent terminating this Agreement to enter into a definitive agreement with respect to a Parent Superior Proposal, Parent shall have, prior to or contemporaneously with such termination, paid, or caused the payment of, the Parent Termination Fee.
(iii)   in response to a Parent Intervening Event that is not caused by a Parent Competing Proposal, that occurs or arises after the date of this Agreement and that did not arise from or in connection with a breach of this Agreement by Parent, the Parent Board may effect a Parent Change of Recommendation; provided, however, that such Parent Change of Recommendation may not be made unless and until:
(A)   the Parent Board determines in good faith after consultation with its financial advisors and outside legal counsel that a Parent Intervening Event has occurred;
(B)   the Parent Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that failure to effect a Parent Change of Recommendation in response to such Parent Intervening Event would be inconsistent with the fiduciary duties of the directors under applicable Law;
(C)   Parent provides the Company written notice of such proposed action and the basis thereof four (4) Business Days in advance, which notice shall set forth in writing that the Parent Board intends to take such action and includes the reasons therefor a reasonable description of the facts and circumstances of the Parent Intervening Event and the reasons for the Parent Board’s determination;
(D)   during the four (4) Business Day period commencing on the date of the Company’s receipt of the notice specified in clause (C) above (subject to any applicable extensions), Parent negotiates (and causes its officers, employees, financial advisor, outside legal counsel and other Representatives to negotiate) in good faith with the Company (to the extent the Company wishes to negotiate) to make such adjustments, amendments or revisions to the terms of this Agreement as would permit the Parent Board not to effect a Parent Change of Recommendation in response thereto; and
(E)   at the end of the four (4) Business Day period, prior to taking action to effect a Parent Change of Recommendation, the Parent Board takes into account any binding irrevocable adjustments, amendments or revisions to the terms of this Agreement proposed by the Company in writing and any other information offered by Parent in response to the notice specified in clause (C) above, and determines in good faith after consultation with its financial advisors and outside legal counsel, that the failure to effect a Parent Change of Recommendation in response to such Parent Intervening Event would continue to be inconsistent with the fiduciary duties of the directors under applicable Law if such adjustments, amendments or revisions irrevocably offered in writing by the Company were to be given effect; provided that if there is any material development with respect to such Parent Intervening Event, Parent shall, in each case, be required to deliver to the Company an additional notice consistent with that described in clause (C) above and a new negotiation period under clause (D) above shall commence (except that the original four (4) Business Day notice period referred to in clause (C) above shall instead be equal to the longer of (1) two (2) Business Days and (2) the period remaining under the first and original four (4) Business Day notice period of clause (C) above, during which time Parent shall be required to comply with the requirements of clause (D) above and this clause anew with respect to such additional notice (but substituting the time periods therein with the foregoing extended period)).
(g)   Notwithstanding anything to the contrary in this Section 6.4, any action, or failure to take action of a Representative of Parent that is taken by, at the direction of or at the request or on behalf of Parent or any of its Subsidiaries or its and their directors, officers, employees or Affiliates, in violation of this Section 6.4, shall be deemed to be a breach of this Section 6.4 by Parent.

Section 6.5   Preparation of the Joint Proxy Statement/Prospectus and Registration Statement.
(a)   Parent will promptly furnish to the Company such data and information relating to it, its Subsidiaries (including Merger Sub) and the holders of its capital stock, as the Company may reasonably request for the purpose of including such data and information in the Joint Proxy Statement/Prospectus and any amendments or supplements thereto. The Company will promptly furnish to Parent such data and information relating to it, its Subsidiaries and the holders of its capital stock, as Parent may reasonably request for the purpose of including such data and information in the Joint Proxy Statement/Prospectus and the Registration Statement and any amendments or supplements thereto.
(b)   Promptly following the date hereof, the Company and Parent shall cooperate in preparing and shall use their respective reasonable best efforts to cause to be filed with the SEC as promptly as practicable following the execution of this Agreement, and in any event no more than forty-five (45) days following the date of this Agreement, a mutually acceptable (i) Joint Proxy Statement/Prospectus relating to the matters to be submitted to the holders of Company Common Stock at the Company Stockholders Meeting and the matters to be submitted to the holders of Parent Common Stock at the Parent Stockholders Meeting and (ii) Registration Statement (of which the Joint Proxy Statement/Prospectus will be a part). The Company and Parent shall each use reasonable best efforts to cause the Joint Proxy Statement/Prospectus and the Registration Statement to comply as to form and substance in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder and to respond as promptly as practicable to any comments of the SEC or its staff. Parent and the Company shall each use its reasonable best efforts to cause the Registration Statement to become effective under the Securities Act as soon after such filing as reasonably practicable and Parent shall use reasonable best efforts to keep the Registration Statement effective as long as is necessary to consummate the Merger. Each of the Company and Parent will advise the other promptly after it receives any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Registration Statement or comments thereon and responses thereto or any request by the SEC for additional information and Parent and the Company shall jointly prepare any response to such comments or requests, and shall provide each other with copies of all correspondence that is provided between it, on one hand, and by the SEC on the other hand. Each of Parent and the Company agrees to permit the other (in each case, to the extent practicable), and their respective counsels, to participate in all meetings and conferences with the SEC. Each of Parent and the Company shall use reasonable best efforts to cause all documents that it is responsible for filing with the SEC in connection with the Transactions to comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, prior to filing the Registration Statement (or any amendment or supplement thereto) or filing or mailing the Joint Proxy Statement/Prospectus (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the Company and Parent will (A) provide the other with a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response), (B) include in such document or response all comments reasonably and promptly proposed by the other and (C) not file or mail such document or respond to the SEC prior to receiving the approval of the other, which approval shall not be unreasonably withheld, conditioned or delayed.
(c)   Parent and the Company shall make all necessary filings with respect to the Integrated Mergers and the Transactions under the Securities Act and the Exchange Act and applicable “blue sky” laws and the rules and regulations thereunder and the rules and regulations of NASDAQ or the NYSE, as applicable. Each Party will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop or cease-trade order, or the suspension of the qualification of the shares of Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction. Each of the Company and Parent will use reasonable best efforts to have any such stop or cease-trade order or suspension lifted, reversed or otherwise terminated.
(d)   If at any time prior to the Effective Time, any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, should be discovered by Parent or the Company that should be set forth in an amendment or supplement to the Joint Proxy Statement/Prospectus or the Registration Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company and the stockholders of Parent.
Section 6.6   Stockholders Meetings.
(a)   The Company shall take all action necessary in accordance with applicable Laws and the Organizational Documents of the Company to duly give notice of, convene and hold (in person or virtually, in accordance with applicable Law) the Company Stockholders Meeting, to be held as promptly as practicable following the clearance of the Joint Proxy Statement/Prospectus by the SEC and the Registration Statement is declared effective by the SEC (and in any event will use reasonable best efforts to convene such meeting within forty-five (45) days thereof and no later than five (5) Business Days prior to the Outside Date). Except where a Company Change of Recommendation has been made in compliance with Section 6.3, the Company Board shall recommend that the stockholders of the Company approve and adopt this Agreement at the Company Stockholders Meeting and the Joint Proxy Statement/Prospectus shall include the Company Board Recommendation. The Company shall solicit from stockholders of the Company proxies in favor of the adoption of this Agreement, use its reasonable best efforts to obtain the Company Stockholder Approval and submit the proposal to adopt this Agreement to the stockholders of the Company at the Company Stockholders Meeting. The Company shall ensure that all proxies solicited in connection with the Company Stockholders Meeting are solicited in compliance with any applicable Laws. Notwithstanding anything to the contrary contained in this Agreement, the Company (i) shall be required to adjourn or postpone the Company Stockholders Meeting (A) to the extent necessary to ensure that any legally required supplement or amendment to the Joint Proxy Statement/Prospectus is provided to the Company’s stockholders or (B) if, as of the time for which the Company Stockholders Meeting is scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such Company Stockholders Meeting and (ii) may adjourn or postpone the Company Stockholders Meeting with the written consent of Parent if, as of the time for which the Company Stockholders Meeting is scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to obtain the Company Stockholder Approval; provided, however, that (x) unless otherwise agreed to by the Parties, the Company Stockholders Meeting shall not be adjourned or postponed to a date that is more than ten (10) Business Days after the date for which the meeting was previously scheduled except as may be required by applicable Law; (y) the Company Stockholders Meeting shall not be adjourned or postponed to a date on or after five (5) Business Days prior to the Outside Date; and (z) no such adjournment or postponement may have the effect of changing the record date for determining the stockholders of the Company entitled to notice of or to vote at the Company Stockholders Meeting without the written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed). If requested by Parent, the Company shall promptly provide Parent with all voting tabulation reports relating to the Company Stockholders Meeting that have been prepared by the Company or the Company’s transfer agent, proxy solicitor or other Representative, and shall otherwise keep Parent reasonably informed regarding the status of the solicitation and any material oral or written communications from or to the Company’s stockholders with respect thereto. Unless there has been a Company Change of Recommendation made in accordance with Section 6.3, the Parties agree to cooperate and use their reasonable best efforts to defend against any efforts by any of the Company’s stockholders or any other Person to prevent the Company Stockholder Approval from being obtained. The Company, in consultation with Parent, shall fix a record date for determining the stockholders of the Company entitled to notice of, and to vote at, the Company Stockholders Meeting and the Company shall not change such record date or establish a different record date for the Company Stockholders Meeting without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed). Without the prior written consent of Parent or as required by applicable Law, (i) the adoption of this Agreement shall be the only matter (other than a non-binding advisory proposal regarding compensation that may be paid or become payable to the named executive officers of the Company in connection with the Integrated Mergers and matters of procedure, including any adjournment proposal) that the Company shall propose to be acted on by the stockholders of the Company at the Company Stockholders Meeting and the Company shall not submit any other proposal to such stockholders in connection with the Company Stockholders Meeting or otherwise (including any proposal inconsistent with the adoption of this Agreement or the consummation of the Transactions) and (ii) the Company shall not call any meeting of the stockholders of the Company (or solicit any other stockholder action by written consent) other than the Company Stockholders Meeting.
(b)   Parent shall take all action necessary in accordance with applicable Laws and the Organizational Documents of Parent to duly give notice of, convene and hold (in person or virtually, in accordance with applicable Law) the Parent Stockholders Meeting, to be held as promptly as practicable following the clearance of the Joint Proxy Statement/Prospectus by the SEC and the Registration Statement is declared effective by the SEC (any in any event will use reasonable best efforts to convene such meeting within forty-five (45) days thereof and no later than five (5) Business Days prior to the Outside Date). Except where a Parent Change of Recommendation has been made in compliance with Section 6.4, the Parent Board shall recommend that the stockholders of Parent approve and adopt this Agreement at the Parent Stockholders Meeting and the Joint Proxy Statement/Prospectus shall include the Parent Board Recommendation. Parent shall solicit from stockholders of Parent proxies in favor of the adoption of this Agreement, use its reasonable best efforts to obtain the Parent Stockholder Approval and submit the proposal to adopt this Agreement to the stockholders of Parent at the Parent Stockholders Meeting. Parent shall ensure that all proxies solicited in connection with the Parent Stockholders Meeting are solicited in compliance with any applicable Laws. Notwithstanding anything to the contrary contained in this Agreement, Parent (i) shall be required to adjourn or postpone the Parent Stockholders Meeting (A) to the extent necessary to ensure that any legally required supplement or amendment to the Joint Proxy Statement/Prospectus is provided to Parent’s stockholders or (B) if, as of the time for which the Parent Stockholders Meeting is scheduled, there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such Parent Stockholders Meeting and (ii) may adjourn or postpone the Parent Stockholders Meeting with the written consent of the Company if, as of the time for which the Parent Stockholders Meeting is scheduled, there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to obtain the Parent Stockholder Approval; provided, however, that (x) unless otherwise agreed to by the Parties, the Parent Stockholders Meeting shall not be adjourned or postponed to a date that is more than ten (10) Business Days after the date for which the meeting was previously scheduled except as may be required by applicable Law; (y) the Parent Stockholders Meeting shall not be adjourned or postponed to a date on or after five (5) Business Days prior to the Outside Date; and (z) no such adjournment or postponement may have the effect of changing the record date for determining the stockholders of Parent entitled to notice of or to vote at the Parent Stockholders Meeting without the written consent of the Company (which consent shall not be unreasonably withheld, conditioned, or delayed). If requested by the Company, Parent shall promptly provide the Company with all voting tabulation reports relating to the Parent Stockholders Meeting that have been prepared by Parent or Parent’s transfer agent, proxy solicitor or other Representative, and shall otherwise keep the Company reasonably informed regarding the status of the solicitation and any material oral or written communications from or to Parent’s stockholders with respect thereto. Unless there has been a Parent Change of Recommendation made in accordance with Section 6.4, the Parties agree to cooperate and use their reasonable best efforts to defend against any efforts by any of Parent’s stockholders or any other Person to prevent Parent Stockholder Approval from being obtained. Parent, in consultation with the Company, shall fix a record date for determining the stockholders of Parent entitled to notice of, and to vote at, the Parent Stockholders Meeting and Parent shall not change such record date or establish a different record date for the Parent Stockholders Meeting without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed). Without the prior written consent of the Company or as required by applicable Law, (i) the Parent Stock Issuance shall be the only matter that Parent shall propose to be acted on by the stockholders of Parent at the Parent Stockholders Meeting and Parent shall not submit any other proposal to such stockholders in connection with the Parent Stockholders Meeting or otherwise (including any proposal inconsistent with the adoption of this Agreement or the consummation of the Transactions) and (ii) Parent shall not call any meeting of the stockholders of Parent (or solicit any other stockholder action by written consent) other than the Parent Stockholders Meeting.

(c)   The Parties shall cooperate and use their reasonable best efforts to set the record dates for and hold the Company Stockholders Meeting and the Parent Stockholders Meeting, as applicable, on the same day and at approximately the same time.
(d)   Promptly following the execution of this Agreement, Parent shall cause the adoption of this Agreement (i) in its capacity as the sole stockholder of Merger Sub in accordance with applicable Law and the Organizational Documents of Merger Sub and (ii) in its capacity as sole member of LLC Sub in accordance with applicable Law and the Organizational Documents of LLC Sub and, in each case, deliver to the Company evidence of such votes or actions by written consent so approving and adopting this Agreement.
Section 6.7   Access to Information.
(a)   Subject to applicable Law and the other provisions of this Section 6.7, the Company and Parent each shall (and shall cause its Subsidiaries to), upon reasonable advance written notice by the other, use reasonable best efforts to furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement/Prospectus, the Registration Statement, or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party or any Governmental Entity in connection with the Transactions. The Company and Parent shall, and shall cause each of its Subsidiaries to, the other Party, use reasonable best efforts to afford the other Party’s officers and its Representatives, during the period prior to the earlier of the Effective Time and the termination of this Agreement pursuant to the terms of Section 8.1, reasonable access, at reasonable times upon reasonable prior notice, to the officers, key employees, agents, properties, offices and other facilities of the other Party and its Subsidiaries and to their books, records, contracts and documents and shall, and shall cause each of its Subsidiaries to, furnish reasonably promptly to such Party and its Representatives such information concerning its and its Subsidiaries’ business, properties, contracts, records and personnel as may be reasonably requested, from time to time, by or on behalf of the other Party; provided, that such access may be limited by either Party to the extent reasonably necessary to comply with applicable Law; provided, further, that if any access is withheld pursuant to the immediately preceding proviso, the withholding Party shall use commercially reasonable efforts to seek an alternative means to provide the access to the withheld information in a manner that does not violate any such Law. Each Party and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the other Party or its Subsidiaries or otherwise cause any unreasonable interference with the prompt and timely discharge by the employees of the other Party and its Subsidiaries of their normal duties. Notwithstanding the foregoing:
(i)   No Party shall be required to, or to cause any of its Subsidiaries to, grant access or furnish information, as applicable, to the other Party or any of its Representatives to the extent that such information is subject to an attorney/client privilege or the attorney work product doctrine or that such access or the furnishing of such information, as applicable, is prohibited by applicable Law or an existing contract or agreement (provided, however, the Company or Parent, as applicable, shall inform the other Party as to the general nature of what is being withheld and the Company and Parent shall reasonably cooperate to make appropriate substitute arrangements to permit reasonable disclosure that does not suffer from any of the foregoing impediments, including through the use of commercially reasonable efforts to (A) obtain the required consent or waiver of any third party required to provide such information and (B) implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the objection, including by arrangement of appropriate clean room procedures, redaction or entry into a customary joint defense agreement with respect to any information to be so provided, if the Parties determine that doing so would reasonably permit the disclosure of such information without violating applicable Law or jeopardizing such privilege);
(ii)   No Party shall have access to personnel records of the other Party or any of its Subsidiaries relating to individual performance or evaluation records, medical histories or other personnel information that in the other Party’s good faith opinion the disclosure of which could subject the other Party or any of its Subsidiaries to risk of liability;

(iii)   No Party shall be required to, or to cause any of its Subsidiaries to, grant access or furnish information, as applicable, to the other Party or any of its Representatives to the extent that such results in the disclosure of competitively sensitive information or information concerning the valuation of the Company, Parent or any of their respective Subsidiaries;
(iv)   Notwithstanding the foregoing, neither Party shall be permitted to conduct any invasive or intrusive sampling, testing or analysis (commonly known as a “Phase II”) of any environmental media or building materials at any facility of the other Party or its Subsidiaries without the prior written consent of the other Party (which may be granted or withheld in such Party’s sole discretion); and
(v)   No investigation or information provided pursuant to this Section 6.7 shall affect or be deemed to modify any representation or warranty made by the Company, Parent, Merger Sub or LLC Sub herein and no Party shall, and each Party shall use their reasonable best efforts to cause their respective Representatives to not, use any information obtained pursuant to this Section 6.7 for any purpose unrelated to the evaluation, negotiation or consummation of the Transactions; provided, that in event that the Company or Parent, as applicable, objects to any request submitted pursuant to and in accordance with this Section 6.7(a) and withholds information on the basis of the foregoing clauses (i) through (v), the Company or Parent, as applicable, shall inform the other Party in writing as to the general nature of what is being withheld and shall use reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure that does not suffer from any of the foregoing impediments. Each of the Company and Parent, as it deems advisable and necessary, may reasonably designate competitively sensitive material provided to the other as “Outside Counsel Only Material” or with similar restrictions. Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient, or otherwise as the restriction indicates, and be subject to any additional confidentiality or joint defense agreement between the Parties. All requests for information made pursuant to this Section 6.7(a) shall be directed to the Person designated by the Company or Parent, as applicable.
(b)   The Confidentiality Agreement between Parent and the Company (the “Confidentiality Agreement”) shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder; provided that, for the avoidance of doubt, the restrictions set forth in the Confidentiality Agreement shall not limit the disclosure or dissemination of information (including publicly) if required by Law or requested by any Governmental Entity, Financial Industry Regulatory Authority, NYSE or NASDAQ. From and after the date of this Agreement until the earlier of the Effective Time and termination of this Agreement in accordance with Article VIII, each Party shall continue to provide access to the other Party and its Representatives to the electronic data room relating to the Transactions maintained by or on behalf of it to which the other Party and its Representatives were provided access prior to the date of this Agreement.
Section 6.8   HSR and Other Approvals.
(a)   Except for the Consents and other matters related to Antitrust Laws to which Sections 6.8(b) and 6.8(c), and not this Section 6.8(a), shall apply, promptly following the execution of this Agreement, the Parties shall proceed to prepare and file with the appropriate Governmental Entities and other third parties all Consents that are necessary in order to consummate the Transactions and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such matters. Notwithstanding the foregoing, in no event shall either the Company or Parent or any of their respective Affiliates be required to pay any consideration to any third parties or give anything of value to obtain any such Person’s Consent to effectuate the Transactions, other than filing, recordation or similar fees. Parent and the Company shall have the right to review in advance and, to the extent reasonably practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as applicable, and any of their respective Subsidiaries or Affiliates, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the Transactions (including the Joint Proxy Statement/Prospectus) under this Section 6.8(a). The Company and its Subsidiaries and Affiliates shall not agree to any actions, restrictions or conditions with respect to obtaining any

Consents in connection with the Transactions without the prior written consent of Parent (which consent may be withheld in Parent’s sole discretion).
(b)   As promptly as reasonably practicable but in no event later than fifteen (15) Business Days after the date of this Agreement (unless Parent and the Company agree in writing to a later date), the Parties shall, or shall cause their Affiliates to, make any filings required under the HSR Act in connection with the Transactions. Each Party shall use reasonable best efforts to obtain the expiration or termination of any waiting period under the HSR Act applicable to the Transactions and bring about the Closing as promptly as reasonably practicable (and in any event before the Outside Date). In furtherance of the foregoing, each Party shall:
(i)   cooperate fully with the other Party and furnish to it such necessary information and reasonable assistance as it may reasonably request in connection with its preparation of any required filings under the HSR Act;
(ii)   use reasonable best efforts to respond appropriately as promptly as reasonably practicable to any request for information in connection with the Transactions from any Governmental Entity under the HSR Act or any other Law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade or lessening competition through merger or acquisition (collectively, “Antitrust Laws”);
(iii)   keep the other Party apprised of any substantive communications with, and any inquiries or requests for additional information from, any Governmental Entity in connection with the Transactions;
(iv)   provide copies to the other Party of all substantive written communications relating to the Transactions to or from any Governmental Entity, provided, that each Party may redact or withhold materials due to reasonable good-faith confidentiality or privilege concerns or designate such communications as “Outside Counsel Only Material”;
(v)   permit the other Party a reasonable opportunity to review any proposed substantive written communications to a Governmental Entity, and consider in good faith the other Party’s comments thereon;
(vi)   not participate in any substantive discussion with any Governmental Entity in relation to the Transactions without giving the other Party reasonable notice and an opportunity to participate;
(vii)   use reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 6.8(b) so as to preserve any applicable privilege; and
(viii)   not enter into any timing agreement with any Governmental Entity that would reasonably be expected to extend beyond the Outside Date, without the prior written consent of the other Party.
(c)   In furtherance of the foregoing, the Parties shall each use reasonable best efforts to take, or cause to be taken, all actions and to do or cause to be done, all things necessary, proper or advisable to consummate the Transactions as promptly as reasonably practicable (taking into account the time reasonably needed to respond to and resolve concerns or requirements of applicable regulators), including (i) proposing, negotiating, agreeing to, and effecting the sale, leasing, licensing, divestiture or other disposition of any assets, operations, businesses or interests of the Company or Parent and their respective Subsidiaries and Affiliates; (ii) terminating existing relationships, contractual rights or obligations of the Company or Parent and their respective Subsidiaries and Affiliates; (iii) terminating any venture or other arrangement of the Company or Parent and their respective Subsidiaries and Affiliates; (iv) creating any relationship, contractual rights or obligations binding on the Company or Parent and their respective Subsidiaries and Affiliates; (v) effectuating any other change or restructuring of the Company or Parent and their respective Subsidiaries and Affiliates; or (vi) agreeing to restrictions or actions that after the Closing would limit Parent’s or its Subsidiaries’ freedom of action or operation

(any such action, a “Remedy Action”), and, in connection therewith, entering into appropriate agreements with or stipulating to the entry of an order by any Governmental Entity; provided, however, that (x) any Remedy Action shall be conditioned on the Closing and (y) notwithstanding anything to the contrary contained in this Agreement, nothing in this Section 6.8 or otherwise in this Agreement shall require Parent or any of its Subsidiaries or Affiliates to offer, propose, negotiate, commit to, agree to, effect or take any Remedy Action that would, or would reasonably be expected to, either individually or in the aggregate, have a material adverse effect on the financial condition, business, assets, or results of operations of Parent, the Company and their respective Subsidiaries, taken as a whole, provided, however, that for this purpose, Parent, the Company and their respective Subsidiaries, taken as a whole, shall be deemed a consolidated group of entities of the size and scale of a hypothetical company that is 100% of the size of the Company and its Subsidiaries, taken as a whole, taking into account the terms of any divestiture or other disposition of assets, as of the date of this Agreement. The Company shall (and shall cause its Subsidiaries and Affiliates to) take, or agree to take, any Remedy Action that Parent requests in writing, provided that such Remedy Action is conditioned on the Closing. The Company shall not (and shall cause its Subsidiaries and Affiliates not to) offer, propose, negotiate, commit to, agree to, effect or take any Remedy Action without Parent’s prior written consent. If a Proceeding is instituted by any Governmental Entity challenging the validity or legality or seeking to restrain the consummation of the Transactions, the Parties shall each use their reasonable best efforts to resist, resolve, or, if necessary defend, such Proceeding. Parent shall, upon reasonable consultation with the Company and in consideration of the Company’s views in good faith, and, subject to the penultimate sentence of Section 6.8(b), control, lead and direct all actions, decisions and strategy for, and make all final determinations as to the timing and appropriate course of action with respect to, making and obtaining Consents with or from Governmental Entities in connection with the Transactions and responding to and defending any Proceeding by or with any Governmental Entity in connection with the Transactions, including all matters relating to Antitrust Laws, provided, however, that Parent shall afford the Company a reasonable opportunity to participate therein and shall consider the views of the Company in good faith in connection with the foregoing.
(d)   Neither Party shall take any action that would reasonably be expected to prevent or materially delay the Closing or the expiration or termination of the waiting period under the HSR Act. In furtherance of the foregoing, each Party shall not, and shall cause its respective Subsidiaries and Affiliates not to, acquire or merge with any Person or portion thereof (or agree to do the foregoing), if the entering into of a definitive agreement relating to or the consummation of such transaction would reasonably be expected to (x) materially delay the Closing or the expiration or termination of the waiting period under the HSR Act, (y) materially increase the risk of any Governmental Entity instituting a Proceeding seeking to prohibit the Transactions, or (z) materially increase the risk of any Governmental Entity entering an order prohibiting the Transactions.
Section 6.9   Employee Matters.
(a)   Until the date that is twelve (12) months following the Closing Date, (or, if earlier, the date of the applicable employee’s termination of employment with Parent or one of its Subsidiaries), Parent shall cause each individual who was employed immediately prior to the Closing by the Company or a Subsidiary thereof (a “Company Employee”) and who remains employed by Parent or any of its Subsidiaries (including the Surviving Corporation, LLC Sub and their respective Subsidiaries) to be provided with (i) a base salary or wages, as applicable, that are no less favorable than those provided to such Company Employee immediately prior to the Closing Date; (ii) a total annual cash incentive opportunity that is no less favorable than that provided to such Company Employee immediately prior to the Closing Date; (iii) equity compensation or long-term cash incentive compensation opportunity, as applicable, that is substantially comparable to that provided to such Company Employee immediately prior to the Closing Date, provided that the amount of such equity compensation or long-term cash incentive compensation opportunity, as applicable, may be adjusted to avoid duplication that otherwise may arise as a result of differences in timing of grants by the Company prior to the Closing Date and by Parent following the Closing Date, provided further that such long-term cash incentive compensation opportunity may instead be in the form of equity compensation; and (iv) employee benefits (excluding for the avoidance of doubt, incentives and equity compensation, which are covered above, and severance benefits, which are covered below) at a level that is no less favorable in the aggregate than either the employee benefits in effect for such Company Employee immediately prior to the Closing Date or the employee benefits provided to similarly situated employees of Parent and its Subsidiaries. In the case of a Company Employee who is terminated during the 12-month period following Closing, such Company Employee will be eligible for severance benefits under and subject to the terms and conditions of the Southwestern Energy Change in Control Severance Plan or, if applicable, such Company Employee’s individual severance agreement entered into with the Company.
(b)   Parent shall, or shall cause the Surviving Corporation, LLC Sub and their respective Subsidiaries, to assume and honor their respective obligations under all employment, severance, change in control, retention and other agreements, if any, between the Company (or a Subsidiary thereof) and a Company Employee.
(c)   From and after the Effective Time, as applicable, Parent shall, or shall cause its Subsidiaries (including the Surviving Corporation, LLC Sub and their respective Subsidiaries), to credit the Company Employees for purposes of vesting, eligibility and benefit accrual under the Parent Plans and any other benefit or compensation plan, program, policy, agreement or arrangement of Parent or any of its Subsidiaries (including the Surviving Corporation, LLC Sub and their respective Subsidiaries) (other than with respect to any “defined benefit plan” as defined in Section 3(35) of ERISA, retiree medical, dental, life or disability benefits, or to the extent such credit would result in a duplication of benefits) in which the Company Employees participate, for such Company Employees’ service with the Company and its Subsidiaries, to the same extent and for the same purposes that such service was taken into account under a corresponding Company Benefit Plan immediately prior to the Closing Date. Parent shall, or shall cause its Subsidiaries (including the Surviving Corporation and its Subsidiaries) to, give service credit for long term disability coverage purposes for the Company Employees’ service with the Company and its Subsidiaries.
(d)   From and after the Effective Time, as applicable, Parent shall, or shall cause its Subsidiaries (including the Surviving Corporation, LLC Sub and their respective Subsidiaries) to, take commercially reasonable efforts to, for the plan year in which the Closing Date occurs, (i) waive any limitation on health and welfare coverage of any Company Employee and his or her eligible dependents due to pre-existing conditions and/or waiting periods, active employment requirements and requirements to show evidence of good health under the applicable health and welfare Parent Plan to the extent such Company Employee and his or her eligible dependents are covered under a Company Benefit Plan immediately prior to the Closing Date, and such conditions, periods or requirements are satisfied or waived under such Company Benefit Plan and (ii) give each Company Employee credit towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Closing Date for which payment has been made.
(e)   It is acknowledged and agreed that the consummation of the transactions contemplated hereby will constitute a “change of control” (or “change in control” or transaction of similar import) of the Company and its Subsidiaries under the terms of the Company Benefit Plans.
(f)   If requested by Parent in writing not less than ten (10) days prior to the Effective Time, the Company shall, or shall cause its applicable Subsidiaries to, adopt resolutions necessary to terminate each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code and that contains a cash or deferred arrangement within the meaning of Section 401(k) of the Code (collectively, the “Company 401(k) Plans”), effective as of the day immediately prior to the Closing Date, and the Company shall provide Parent with copies of such resolutions to terminate the Company 401(k) Plans, the form of such resolutions shall be subject to the reasonable approval of Parent. To the extent the Company 401(k) Plans are terminated pursuant to Parent’s request, the Company Employees shall be eligible to participate immediately after the Closing in a 401(k) plan maintained by Parent or one of its Subsidiaries (“Parent 401(k) Plan”). Parent shall or shall cause the Parent 401(k) Plan to accept the rollover of any “eligible rollover distribution” (within the meaning of Section 402(c)(4) of the Code) from the Company 401(k) Plans that is in cash but including plan loans.
(g)   For purposes of determining the number of vacation days and other paid time off to which each Company Employee is entitled during the calendar year in which the Closing occurs, Parent, LLC Sub, the Surviving Corporation or one of their Subsidiaries will credit such Company Employee for such Company Employee’s service with the Company and its Subsidiaries, to the same extent and for the same purposes that such service was taken into account under the applicable Company Benefit Plans, and Parent, the Surviving Corporation or one of their Subsidiaries will assume and honor all unused vacation and other paid time off days accrued or earned by each Company Employee through the Closing, pursuant to the terms of the applicable Company Benefit Plan as in effect immediately prior to the Closing, provided that the foregoing shall not prohibit Parent or the Surviving Corporation from amending or modifying its applicable vacation policies as in effect from time to time so long as Parent and Surviving Corporation comply with the provisions of this Section 6.9(g).
(h)   If the Effective Time occurs in 2024, each Company Employee who as of immediately prior to the Effective Time is eligible for an annual bonus for 2024 (each a “Participating Employee”) and who remains employed with Parent or its Subsidiaries through the payment date, shall receive in cash, on Parent’s regular payment date for annual bonuses (the “Bonus Payment Date”), the following bonus to the extent such bonus is not otherwise paid prior to the Effective Time: (i) for the period from January 1, 2024 through the Effective Time (or the last day of the month immediately preceding the Effective Time, if the Effective Time does not occur on the last day of a month) a bonus in an amount determined based on the level of attainment of the applicable performance measures measured as of the Effective Time (or the last day of the month immediately preceding the Effective Time, if the Effective Time does not occur on the last day of a month) against budgeted performance for such period, but in no event less than 100% of the target amount of such bonus, which bonus, for the avoidance of doubt, will be prorated to reflect the number of calendar days during such period and (ii) if applicable, for the post-Effective Time portion of 2024, an annual bonus opportunity prorated for the post-Effective Time portion of the year in which the Effective Time occurs in accordance with Section 6.9(a)(i), with payout based on the satisfaction of performance objectives determined by Parent with respect to such post-Closing period, but in no event less than 100% of the target amount of such bonus opportunity.
(i)   Nothing in this Agreement shall constitute an establishment of, amendment to, or be construed as amending or terminating, any Parent Plan, Company Benefit Plan or other Employee Benefit Plan which, in each case, is sponsored, maintained or contributed to by the Company, Parent or any of their respective Subsidiaries. The provisions of this Section 6.9 are for the sole benefit of the Parties and nothing herein, expressed or implied, is intended or will be construed to confer upon or give to any Person (including, for the avoidance of doubt, any Company Employee or other current or former employee of the Company, Parent or any of their respective Affiliates), other than the Parties and their respective permitted successors and assigns, any third-party beneficiary, legal or equitable or other rights or remedies (including with respect to the matters provided for in this Section 6.9) under or by reason of any provision of this Agreement. Nothing in this Agreement is intended to prevent Parent, LLC Sub, the Surviving Corporation or any of their Affiliates (i) from amending or terminating any of their respective Employee Benefit Plans or, after the Closing, any Company Benefit Plan in accordance with their terms or (ii) after the Closing, from terminating the employment of any Company Employee at any time and for any reason.
Section 6.10   Indemnification; Directors’ and Officers’ Insurance.
(a)   Without limiting any other rights that any Indemnified Person may have pursuant to any employment agreement, organizational document or indemnification agreement in effect on the date hereof or otherwise, and to the fullest extent permitted by applicable Law, from the Effective Time and until the six (6) year anniversary of the Effective Time, Parent and the Surviving Corporation shall, jointly and severally, indemnify, defend and hold harmless in the same manner as provided by the Company immediately prior to the date of this Agreement, each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries or who acts as a fiduciary under any Company Benefit Plan, in each case, when acting in such capacity (the “Indemnified Persons”) against all losses, claims, damages, costs, fines, penalties, expenses (including attorneys’ and other professionals’ fees and expenses), liabilities or judgments or amounts that are paid in settlement, of or incurred in connection with any threatened or actual Proceeding to which such Indemnified Person is or is threatened to be made a party by reason of the fact that such Person is or was a director or officer of the Company or any of its Subsidiaries, a fiduciary under any Company Benefit Plan or, while a director or officer of the Company or any of its Subsidiaries, is or was serving at the request of the Company or any of its Subsidiaries as a director, officer or fiduciary of another corporation, partnership, limited liability company, joint venture, Employee Benefit Plan, trust or other enterprise, as applicable, whether pertaining to any act or omission occurring or existing at or prior to, but not after, the Effective Time and whether asserted or claimed prior to, at or after the Effective Time (“Indemnified Liabilities”), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Agreement or the Transactions, in each case to the fullest extent permitted under applicable Law (and Parent and the Surviving Corporation shall, jointly and severally, pay expenses incurred in connection therewith in defending any such Proceeding in advance of the final disposition of any such Proceeding to each Indemnified Person to the fullest extent permitted under applicable Law upon receipt of an undertaking from such Person to repay any such amounts so advanced if it shall ultimately be determined that such Person is not entitled to indemnification from Parent or the Surviving Corporation therefor). Any Indemnified Person wishing to claim indemnification or advancement of expenses under this Section 6.10, upon learning of any such Proceeding, shall notify Parent and the Surviving Corporation (but the failure so to notify shall not relieve a Party from any obligations that it may have under this Section 6.10 except to the extent such failure prejudices Parent, the Surviving Corporation or such Party’s position with respect to such claims or liability therefor). With respect to any determination of whether any Indemnified Person is entitled to indemnification by Parent or Surviving Corporation under this Section 6.10, such Indemnified Person shall have the right, as contemplated by the DGCL, to require that such determination be made by special, independent legal counsel selected by the Indemnified Person and approved by Parent or Surviving Corporation, as applicable (which approval shall not be unreasonably withheld or delayed), and who has not otherwise performed material services for Parent, Surviving Corporation or the Indemnified Person within the last three (3) years.
(b)   Parent and the Surviving Corporation agree that, until the six (6) year anniversary date of the Effective Time, that neither Parent nor the Surviving Corporation shall amend, repeal or otherwise modify any provision in the Organizational Documents of the Surviving Corporation or its Subsidiaries in any manner that would affect (or manage the Surviving Corporation or its Subsidiaries, with the intent to or in a manner that would) adversely the rights thereunder or under the Organizational Documents of the Surviving Corporation or any of its Subsidiaries of any Indemnified Person to indemnification, exculpation and advancement except to the extent required by applicable Law. Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, fulfill and honor any indemnification, expense advancement or exculpation agreements between the Company or any of its Subsidiaries and any of their respective directors or officers existing and in effect immediately prior to the Effective Time.
(c)   Parent and the Surviving Corporation shall indemnify any Indemnified Person against all reasonable costs and expenses (including reasonable and documented attorneys’ fees and expenses), such amounts to be payable in advance upon request as provided in Section 6.10(a), relating to the enforcement of such Indemnified Person’s rights under this Section 6.10 or under any charter, bylaw or Contract; provided, that if any such payment is for costs or expenses relating to a loss or liability that is determined by a court of competent jurisdiction to have resulted primarily from the fraud, bad faith, willful misconduct or gross negligence of such Indemnified Person, such Indemnified Person shall promptly repay such amount to Parent or the Surviving Corporation, as applicable.
(d)   Parent and the Surviving Corporation shall cause to be put in place, and Parent shall fully prepay immediately prior to the Effective Time, “tail” insurance policies with a claims reporting or discovery period of at least six (6) years from the Effective Time (the “Tail Period”) from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance (“D&O Insurance”) in an amount and scope at least as favorable as the Company’s existing policies with respect to matters, acts or omissions existing or occurring at, prior to, or after, the Effective Time; provided, however, that in no event shall the aggregate cost of the D&O Insurance exceed during the Tail Period 300% of the current aggregate annual premium paid by the Company for such purpose for the 2023 fiscal year; and provided, further, that if the cost of such insurance coverage exceeds such amount, the Surviving Corporation shall obtain a policy with the greatest coverage reasonably available for a cost not exceeding such amount.

(e)   In the event that, prior to the six (6) year anniversary date of the Effective Time, Parent, the Surviving Corporation or any of their respective successors or assignees (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.10. The provisions of this Section 6.10 are intended to be for the benefit of, and shall be enforceable by, the Parties and each Person entitled to indemnification or insurance coverage or expense advancement pursuant to this Section 6.10, and his heirs and Representatives. The rights of the Indemnified Persons under this Section 6.10 are in addition to any rights such Indemnified Persons may have under the Organizational Documents of Parent, the Company or any of their respective Subsidiaries, or under any applicable contracts or Law.
Section 6.11   Transaction Litigation.   In the event any Proceeding (but excluding any Proceeding under or related to Antitrust Laws, for which Section 6.8 shall control) by any Governmental Entity or other Person (other than the Parties hereto) is commenced or, to the Knowledge of the Company or Parent, as applicable, threatened against such Party, that questions the validity or legality of the Transactions or seeks damages or an injunction in connection therewith, including stockholder litigation (“Transaction Litigation”), the Company or Parent, as applicable, shall promptly notify the other Party of such Transaction Litigation and shall keep the other Party reasonably informed with respect to the status thereof. Each Party shall give the other Party a reasonable opportunity to participate in the defense or settlement of any Transaction Litigation (at such other Party’s cost) and shall consider in good faith, acting reasonably, the other Party’s advice with respect to such Transaction Litigation; provided, that the Party that is subject to such Transaction Litigation shall not offer or agree to settle any Transaction Litigation without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed).
Section 6.12   Public Announcements.   The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by the Parties. No Party shall, and each will use its reasonable best efforts to cause its Representatives not to, issue any public announcements or make other public disclosures regarding this Agreement or the Transactions, without the prior written approval of the other Party. Notwithstanding the foregoing, but subject to the provisions of Section 6.3 and Section 6.4, a Party, its Subsidiaries or their Representatives may issue a public announcement or other public disclosures (a) required by applicable Law, (b) required by the rules of any stock exchange upon which such Party’s or its Subsidiary’s capital stock is traded or (c) consistent with the final form of the joint press release announcing the Merger and the investor presentation given to investors on the morning of announcement of the Merger; provided, in each case, such Party uses reasonable best efforts to afford the other Party an opportunity to first review the content of the proposed disclosure and provide reasonable comments thereon (which such comments shall be considered in good faith by the disclosing party); and provided, however, that no provision in this Agreement shall be deemed to restrict in any manner a Party’s ability to communicate directly and confidentially with its employees and that neither Party shall be required by any provision of this Agreement to consult with or obtain any approval from any other Party with respect to a public announcement or press release issued in connection with the receipt and existence of a Company Competing Proposal or a Parent Competing Proposal, as applicable, and matters related thereto or a Company Change of Recommendation or a Parent Change of Recommendation, other than as set forth in Section 6.3 or Section 6.4, as applicable.
Section 6.13   Advice on Certain Matters; Control of Business.   Subject to compliance with applicable Law, the Company and Parent, as the case may be, shall confer on a regular basis with each other and shall promptly advise each other orally and in writing of any change or event having, or that would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be. Except with respect to Antitrust Laws as provided in Section 6.8, the Company and Parent shall promptly provide each other (or their respective counsel) copies of all filings made by such Party or its Subsidiaries with the SEC or any other Governmental Entity in connection with this Agreement and the Transactions. Without limiting in any way any Party’s rights or obligations under this Agreement, nothing contained in this Agreement shall give any Party, directly or indirectly, the right to control or direct the other Party and their respective Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Parties shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
Section 6.14   Financing Cooperation.
(a)   Until the earlier of the Closing and the termination of this Agreement pursuant to Article VIII, the Company shall use commercially reasonable efforts to provide, and shall cause its Subsidiaries and use commercially reasonable efforts to cause its and their respective Representatives to provide, such cooperation, at Parent’s sole cost and expense, as may be reasonably requested by Parent in connection (i) with any evaluation or analysis of, or diligence with respect to, the existing Indebtedness of the Company or any of its Subsidiaries, including (a) reasonably promptly furnishing any pertinent and customary information regarding the Company and its Subsidiaries as may be reasonably requested by Parent relating to the existing Indebtedness of the Company or any of its Subsidiaries (including using commercially reasonable efforts to ensure that lenders and/or holders of the existing Indebtedness of the Company or any of its Subsidiaries and their advisors and consultants shall have sufficient access to the Company and its Subsidiaries and its and their respective Representatives) and (b) upon reasonable notice and at reasonable, mutually agreed times and locations, participating in meetings and presentations with lenders and/or holders of the existing Indebtedness of the Company or any of its Subsidiaries (in each case which shall be telephonic or virtual meetings or sessions, as circumstances require) and (ii) with any consents from, or agreements with, lenders or noteholders, or any internal reorganization transactions, in each case with respect to the assumption of the existing Indebtedness of the Company by Parent (other than, for the avoidance of doubt, the Company Credit Facility) and the waiver of any requirement to consummate any redemption thereof.
(b)   Until the earlier of the Closing and the termination of this Agreement pursuant to Article VIII, the Company shall use commercially reasonable efforts to provide, and shall cause its Subsidiaries and use commercially reasonable efforts to cause its and their respective Representatives to provide, such cooperation, at Parent’s sole cost and expense, as may be reasonably requested by Parent in connection with the arrangement of any debt financing that may be arranged by Parent or any of its Affiliates in connection with the Transactions (the “Debt Financing”), including by using commercially reasonable efforts to (i) upon reasonable advance notice and at mutually agreeable times and locations, participate in a reasonable number of bank meetings, due diligence sessions and similar presentations to and with prospective arrangers, underwriters or lenders with respect to the Debt Financing (including the parties to any commitment letters, engagement letters, joinder agreements, indentures or credit agreements entered into pursuant to or relating to any Debt Financing, the “Debt Financing Sources”) and rating agencies, including direct contact between senior management and the other Representatives of the Company, on the one hand, and the actual and potential Debt Financing Sources and ratings agencies, on the other hand, (ii) furnish Parent with such customary historical financial and other factual information that is readily available to, and in the form customarily prepared by, the Company and its Subsidiaries regarding the Company and its Subsidiaries as may be reasonably requested by Parent’s actual and potential Debt Financing Sources and is customarily provided in connection with financings of the type contemplated by any Debt Financing, (iii) reasonably assist with the preparation of (as applicable) customary bank books, “road show presentations”, information memoranda, prospectuses, pricing term sheets, offering or private placement memoranda, and other marketing materials or customary information packages (A) suitable for use in a customary syndication process or “road show”, in each case, regarding the business, operations, financial condition and projections of the Company (which prospectuses, offering or private placement memoranda or other customary information for use in a “road show” will be in a form that will enable the independent registered public accountants of Company to render a customary “comfort letter” (including customary “negative assurances”) on the Closing Date) or (B) reasonably requested by Parent or its financing sources in connection with the syndication or other marketing of the Debt Financing (subject to advance review of and consultation with respect to such use), (iv) reasonably assist with the preparation of any pledge and security documents, any loan agreement, currency or interest hedging agreement, other definitive financing documents for any Debt Financing, including information in respect of the oil and gas reserves attributable to the Oil and Gas Properties of the Company and its Subsidiaries and schedules to the definitive documentation for any Debt Financing, or other certificates, legal opinions delivered by counsel to Parent or documents as may be reasonably requested by Parent and usual and customary for transactions of the type contemplated by such Debt Financing, (v) reasonably facilitate the pledging of collateral for any Debt Financing (including cooperation in connection with the pay-off of existing Indebtedness to the extent contemplated by this Agreement or the Debt Financing and the release of related Encumbrances and termination of security interests (including delivering prepayment or termination notices as required by the terms of any existing Indebtedness and delivering customary payoff letters)) and (vi) provide to Parent and its Debt Financing Sources at least three (3) Business Days prior to the Closing Date all documentation and other information required by Governmental Entities under applicable “know your customer” and anti-money laundering rules and regulations to the extent reasonably requested in writing by Parent at least ten (10) Business Days prior to the Closing. Parent shall be permitted to disclose confidential information to any parties providing commitments for any Debt Financing, rating agencies and prospective lenders during syndication of such Debt Financing, subject to such parties providing commitments, rating agencies and prospective lenders entering into customary confidentiality undertakings for a syndication with respect to such information.
(c)   Notwithstanding anything in this Agreement to the contrary, nothing herein shall require (i) the Company, its Subsidiaries or any of their respective Representatives to execute or enter into any certificate, instrument, agreement or other document in connection with any Debt Financing which will be effective prior to the Closing, (ii) cooperation or other actions or efforts on the part of the Company, any of its Subsidiaries, or any of their respective Representatives, in connection with any Debt Financing to the extent, in the Company’s reasonable judgment, it would (A) interfere unreasonably with the business or operations of the Company or its Subsidiaries, (B) subject any director, manager, officer or employee of the Company or a Subsidiary thereof to any actual or potential personal liability or (C) result in a failure of any condition to the obligations of the parties hereto to consummate the Transactions, (iii) the Company or its Subsidiaries or any of their respective Representatives to pay any commitment or other fee or incur any other liability in connection with any Debt Financing that is not reimbursed by Parent, (iv) the board of directors or similar governing body of any of the Company or its Subsidiaries, prior to the Closing, to adopt resolutions approving, or otherwise approve, the agreements, documents or instruments pursuant to which any Debt Financing is made, (v) the Company and its Subsidiaries to provide any access or information if (A) doing so would reasonably be expected to violate any fiduciary duty, applicable Law or existing Contract to which the Company or such Subsidiary is party, (B) doing so would reasonably be expected to result in the loss of the ability to successfully assert attorney-client, work product or similar privileges or (C) doing so would reasonably be expected to violate any Company policies regarding access to such books, Contracts and records or jeopardize the health and safety of any employee, independent contract or other agent of the Company or any of its Subsidiaries; provided, that the Company and its Subsidiaries shall, in the case of clauses (A) through (C), use commercially reasonable efforts to make appropriate substitute arrangements under circumstances in which the foregoing restrictions do not apply, (vi) cooperation that would violate, or result in the waiver of any benefit under this Agreement, any other material Contract (not entered in contemplation hereof) or any Law to which Company, any of its Subsidiaries, or any of their respective Representatives, is a party or subject or (vii) the Company or its Subsidiaries or any of their respective Representatives to prepare or provide (and Parent shall be solely responsible for) (A) pro forma financial information, including pro forma cost savings, synergies, capitalization or other pro forma adjustments in each case giving effect to the transactions desired to be incorporated into any pro forma financial information in connection with any Debt Financing, (B) any description of all or any component of any Debt Financing, or (C) projections or other forward-looking statements relating to all or any component of any debt financing. Parent shall be responsible for all fees and expenses related to any Debt Financing, including the compensation of any contractor or advisor of Parent or the Company directly related to actions taken pursuant to Section 6.14(a) or Section 6.14(b). Accordingly, notwithstanding anything to the contrary herein, Parent shall promptly, upon written request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented compensation or other fees of any contractor or advisor) incurred in connection with the Debt Financing incurred by the Company and its Subsidiaries and their respective Representatives in connection with the Debt Financing, including the cooperation of the Company and the Subsidiaries thereof contemplated by this Section 6.14, and shall indemnify and hold harmless the Company and its Subsidiaries and their respective Representatives from and against any and all losses, claims, damages, liabilities, judgments, obligations, causes of action, payments, charges, fines, assessments and costs and expenses (including reasonable attorneys’ fees, legal and other expenses incurred in connection therewith) suffered or incurred by any of them in connection with this Section 6.14, the arrangement of the Debt Financing or any information used in connection therewith, in each case, except to the extent suffered or incurred as a result of the gross negligence, bad faith or willful misconduct by the Company or any of its Subsidiaries or, in each case, their respective Representatives.
(d)   Notwithstanding anything to the contrary herein, the condition set forth in Section 7.2(b) as it applies to the Company’s obligations under this Section 6.14, shall be deemed satisfied unless (i) the Company has failed to satisfy its obligations under Section 6.14 in any material respect, (ii) Parent has notified the Company of such failure in writing a reasonably sufficient amount of time prior to the Closing Date to afford the Company with a reasonable opportunity to cure such failure and (iii) such failure has been the primary cause of Parent’s failure to consummate any Debt Financing. Parent acknowledges and agrees that obtaining any Debt Financing is not a condition to Closing. If any Debt Financing has not been obtained, Parent shall continue to be obligated, until such time as the Agreement is terminated in accordance with Article VIII and subject to the waiver or fulfillment of the conditions set forth in Article VII, to complete the transactions contemplated by this Agreement.
Section 6.15   Reasonable Best Efforts; Notification.
(a)   Except to the extent that the Parties’ obligations are specifically set forth elsewhere in this Article VI, and subject to the terms of Section 6.8, which shall control with respect to Consents and other matters related to Antitrust Laws, upon the terms and subject to the conditions set forth in this Agreement (including Section 6.3), each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as reasonably practicable, the Transactions.
(b)   Subject to applicable Law and as otherwise required by any Governmental Entity, and subject to the terms of Section 6.8, which shall control with respect to Consents and other matters related to Antitrust Laws, the Company and Parent each shall keep the other apprised of the status of matters relating to the consummation of the Transactions, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as applicable, or any of its Subsidiaries, from any third party or any Governmental Entity with respect to the Transactions (including those alleging that the approval or consent of such Person is or may be required in connection with the Transactions). The Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, upon becoming aware of (i) any condition, event or circumstance that will result in any of the conditions in Section 7.2(a) or 7.3(a) not being met, or (ii) the failure by such Party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement.
Section 6.16   Section 16 Matters.   Prior to the Effective Time, Parent, Merger Sub, LLC Sub and the Company shall take all such steps as may be reasonably required to cause any dispositions of equity securities of the Company (including derivative securities) or acquisitions of equity securities of Parent (including derivative securities) in connection with this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 under the Exchange Act, to the extent permitted by applicable Laws.
Section 6.17   Stock Exchange Listing and Delistings.   Parent shall take all action necessary to cause the Parent Common Stock to be issued in the Merger to be approved for listing on NASDAQ prior to the Effective Time, subject to official notice of issuance. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and rules and policies of the NYSE to enable the delisting by the Surviving Corporation of the shares of Company Common Stock from the NYSE and the deregistration of the shares of Company Common Stock under the Exchange

Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) days after the Effective Time. If the Surviving Corporation is required to file any quarterly or annual report pursuant to the Exchange Act by a filing deadline that is imposed by the Exchange Act and that falls on a date within the fifteen (15) days following the Closing Date, the Company shall make available to Parent, at least five (5) Business Days prior to the Closing Date, a substantially final draft of any such annual or quarterly report reasonably likely to be required to be filed during such period.
Section 6.18   Certain Indebtedness.   The Company and its Subsidiaries shall deliver to Parent at least two (2) Business Days prior to the Closing Date a copy of a payoff letter, setting forth the total amounts payable pursuant to the Company Credit Facility to fully satisfy all principal, interest, fees, costs, and expenses owed to each holder of Indebtedness under the Company Credit Facility as of the anticipated Closing Date (and the daily accrual thereafter), together with appropriate wire instructions, and the agreement from the administrative agent under the Company Credit Facility that upon payment in full of all such amounts owed to such holder, all Indebtedness under the Company Credit Facility shall be discharged and satisfied in full, the Loan Documents (as defined in the Company Credit Facility) shall be terminated with respect to the Company and its Subsidiaries that are borrowers or guarantors thereof (or the assets or equity of which secure such Indebtedness) and all liens on the Company and its Subsidiaries and their respective assets and equity securing the Company Credit Facility shall be released and terminated, together with any applicable documents reasonably necessary to evidence the release and termination of all liens on the Company and its Subsidiaries and their respective assets and equity securing, and any guarantees by the Company and its Subsidiaries in respect of, such Company Credit Facility. The Company shall reasonably cooperate with Parent in replacing any letters of credit issued pursuant to the Company Credit Facility evidencing the above referenced Indebtedness or obligations.
Section 6.19   Tax Matters.
(a)   Each of Parent, Merger Sub, LLC Sub and the Company will (and will cause its respective Subsidiaries to) use its reasonable best efforts to cause the Integrated Mergers, taken together, to qualify, and will not take or knowingly fail to take (and will cause its Subsidiaries not to take or knowingly fail to take) any actions that would, or would reasonably be expected to, prevent or impede the Integrated Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. Each of Parent, Merger Sub, LLC Sub and the Company will notify the other Party promptly after becoming aware of any reason to believe that the Integrated Mergers, taken together, may not qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Each of Parent, Merger Sub, LLC Sub and the Company will comply (and will cause its respective Subsidiaries to comply) with all representations, warranties and covenants contained in the Parent Tax Certificate and the Company Tax Certificate, respectively, to the extent necessary to cause the Integrated Mergers, taken together, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
(b)   This Agreement and the LLC Sub Merger Agreement, taken together, are intended to constitute, and the Parties hereto adopt the foregoing as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and within the meaning of Treasury Regulations §§1.368-2(g) and 1.368-3(a).
(c)   Parent and the Company will cooperate to facilitate the issuance of the opinion described in Section 7.3(d) and any other opinions to be filed in connection with the Registration Statement or the Joint Proxy Statement/Prospectus regarding the U.S. federal income tax treatment of the Integrated Mergers. In connection therewith, (i) Parent shall deliver to Kirkland & Ellis LLP and/or Latham & Watkins LLP (or other applicable legal counsel), as applicable, a duly executed certificate containing such representations, warranties and covenants as shall be reasonably necessary or appropriate to enable the relevant counsel to render the opinion described in Section 7.3(d) and any opinions to be filed in connection with the declaration of effectiveness of the Registration Statement or the Joint Proxy Statement/Prospectus regarding the U.S. federal income tax treatment of the Integrated Mergers, taken together (the “Parent Tax Certificate”), and (ii) the Company shall deliver to Kirkland & Ellis LLP and/or Latham & Watkins LLP (or other applicable legal counsel), as applicable a duly executed certificate containing such representations, warranties and covenants as shall be reasonably necessary or appropriate to enable the relevant counsel to render the opinion described in Section 7.3(d) and any opinions to be filed in connection with the declaration of effectiveness of the Registration Statement or the Joint Proxy Statement/Prospectus regarding the U.S. federal income tax treatment of the Integrated Mergers, taken together (the “Company Tax Certificate”), in each case, dated as of the Closing Date (and such additional dates as may be necessary in connection with the preparation, filing and delivery of the Registration Statement or the Joint Proxy Statement/Prospectus). Parent and the Company shall provide such other information as reasonably requested by Kirkland & Ellis LLP and/or Latham & Watkins LLP (or other applicable legal counsel), as applicable, for purposes of rendering the opinion described in Section 7.3(d) and any opinions to be filed in connection with the Registration Statement or the Joint Proxy Statement/Prospectus.
Section 6.20   Takeover Laws.   None of the Parties will take any action that would cause the Transactions to be subject to requirements imposed by any Takeover Laws, and each of them will take all reasonable steps within its control to exempt (or ensure the continued exemption of) the Transactions from the Takeover Laws of any state that purport to apply to this Agreement or the Transactions.
Section 6.21   Obligations of Merger Sub and LLC Sub.   Parent shall take all action necessary to cause Merger Sub and LLC Sub to perform its obligations under this Agreement and the LLC Sub Merger Agreement and to consummate the transactions contemplated hereby, including the Integrated Mergers, upon the terms and subject to the conditions set forth in this Agreement and the LLC Sub Merger Agreement.
Section 6.22   Transfer Taxes.   All Transfer Taxes imposed with respect to the Merger or the transfer of shares of Company Common Stock pursuant to the Merger shall be borne by the Surviving Corporation. The Parties will cooperate, in good faith, in the filing of any Tax Returns with respect to such Transfer Taxes and the minimization, to the extent reasonably permissible under applicable Law, of the amount of any such Transfer Taxes.
Section 6.23   Derivative Contracts; Hedging Matters.   Until the earlier of the Closing and the termination of this Agreement pursuant to Article VIII, each Party shall use commercially reasonable efforts to cooperate with the other Party as reasonably requested by the other Party, in connection with the development of a post-Closing hedging strategy for the Parent and the mechanics for implementing that strategy, including, without limitation, the amendment, assignment, termination or novation of any Derivative Transaction (including any commodity hedging arrangement or related Contract) of the Company or any of its Subsidiaries on terms that are reasonably requested by Parent and effective at and conditioned upon the Closing. Each Party shall be responsible for its own costs and expenses in connection with the foregoing. Notwithstanding the foregoing, among other potential reasons, any such requested cooperation under this Section 6.23 will not be considered commercially reasonably if it would materially or unreasonably interfere with the operations of the Party (or any of its Subsidiaries) requested to provide such cooperation.
ARTICLE VII
CONDITIONS PRECEDENT
Section 7.1   Conditions to Each Party’s Obligation to Consummate the Merger.   The respective obligation of each Party to consummate the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived jointly by the Parties, in whole or in part, to the extent permitted by applicable Law:
(a)   Stockholder Approvals.   (i) The Company Stockholder Approval shall have been obtained in accordance with applicable Law and the Organizational Documents of the Company and (ii) the Parent Stockholder Approval shall have been obtained in accordance with applicable Law and the Organizational Documents of Parent.
(b)   Regulatory Approval.   All waiting periods (and any extensions thereof) applicable to the Transactions under the HSR Act, and any commitment to, or agreement (including any timing agreement) with, any Governmental Entity to delay the consummation of, or not to consummate before a certain date, the Transactions, shall have expired or been terminated.
(c)   No Injunctions or Restraints.   No Law shall be in effect restraining, enjoining, making illegal or unlawful, or otherwise prohibiting the consummation of the Transactions (it being understood for avoidance of doubt that an HSR Reservation Notice shall not constitute such a Law).

(d)   Registration Statement.   The Registration Statement shall have been declared effective by the SEC under the Securities Act and shall not be the subject of any stop order or Proceedings seeking a stop order.
(e)   NASDAQ Listing.   The shares of Parent Common Stock issuable to the holders of shares of Company Common Stock pursuant to this Agreement shall have been authorized for listing on NASDAQ, subject to official notice of issuance.
Section 7.2   Additional Conditions to Obligations of Parent, Merger Sub and LLC Sub.   The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived exclusively by Parent, in whole or in part, to the extent permitted by applicable Law:
(a)   Representations and Warranties of the Company.   (i) The representations and warranties of the Company set forth in the first sentence of Section 4.1 (Organization, Standing and Power), Section 4.2(a) (Capital Structure), Section 4.2(b) (Capital Structure), the third and fifth sentences of Section 4.2(c) (Capital Structure), Section 4.3(a) (Authority), Section 4.6(a) (Absence of Certain Changes or Events) and Section 4.24 (Brokers) shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except, with respect to Section 4.2(a), Section 4.2(b), the third and fifth sentences of Section 4.2(c) and Section 4.24, for any de minimis inaccuracies) (except that representations and warranties that speak as of a specified date or period of time shall have been true and correct only as of such date or period of time), (ii) all other representations and warranties of the Company set forth in Section 4.2(c) (Capital Structure) shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date or period of time shall have been true and correct in all material respects only as of such date or period of time), and (iii) all other representations and warranties of the Company set forth in Article IV shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date or period of time shall have been true and correct only as of such date or period of time), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality,” “in all material respects” or “Company Material Adverse Effect”) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b)   Performance of Obligations of the Company.   The Company shall have performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement on or prior to the Effective Time.
(c)   Compliance Certificate.   Parent shall have received a certificate of the Company signed by an executive officer of the Company, dated the Closing Date, confirming that the conditions in Section 7.2(a) and (b) have been satisfied.
Section 7.3   Additional Conditions to Obligations of the Company.
The obligation of the Company to consummate the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived exclusively by the Company, in whole or in part, to the extent permitted by applicable Law:
(a)   Representations and Warranties of Parent, Merger Sub and LLC Sub.   (i) The representations and warranties of Parent, Merger Sub and LLC Sub set forth in the first sentence of Section 5.1 (Organization, Standing and Power), Section 5.2(a) (Capital Structure), Section 5.2(b) (Capital Structure), the second sentence, fifth sentence and seventh sentence of Section 5.2(e) (Capital Structure), Section 5.3(a) (Authority), Section 5.6(a) (Absence of Certain Changes or Events) and Section 5.24 (Brokers) shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except, with respect to Section 5.2(a), Section 5.2(b), the fourth sentence and sixth sentence of Section 5.2(e) and Section 5.24 for any de minimis inaccuracies) (except that representations and warranties that speak as of a specified date or period of time shall have been true and correct only as of such date or period of time), (ii) all other representations and warranties of Parent set forth in Section 5.2(e) (Capital Structure) shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date or period of time shall have been true and correct in all material respects only as of such date or period of time), and (iii) all other representations and warranties of Parent, Merger Sub and LLC Sub set forth in Article V shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date or period of time shall have been true and correct only as of such date or period of time), except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality,” “in all material respects” or “Parent Material Adverse Effect”) that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(b)   Performance of Obligations of Parent, Merger Sub and LLC Sub.   Parent, Merger Sub and LLC Sub each shall have performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by them under this Agreement at or prior to the Effective Time.
(c)   Compliance Certificate.   The Company shall have received a certificate of Parent signed by an executive officer of Parent, dated the Closing Date, confirming that the conditions in Section 7.3(a) and (b) have been satisfied.
(d)   Tax Opinion.   The Company shall have received an opinion from Kirkland & Ellis LLP (or other legal counsel selected by the Company and reasonably satisfactory to Parent), in form and substance reasonably satisfactory to the Company, dated as of the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Integrated Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering the opinion described in this Section 7.3(d), Kirkland & Ellis LLP (or other applicable legal counsel) shall have received and may rely upon the Parent Tax Certificate and the Company Tax Certificate and such other information reasonably requested by and provided to it by the Company or Parent for purposes of rendering such opinion.
Section 7.4   Frustration of Closing Conditions.   None of the Parties may rely, either as a basis for not consummating the Merger or for terminating this Agreement, on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was caused by such Party’s breach in any material respect of any provision of this Agreement.
ARTICLE VIII
TERMINATION
Section 8.1   Termination.   This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time, whether (except as expressly set forth below) before or after the Company Stockholder Approval or the Parent Stockholder Approval has been obtained:
(a)   by mutual written consent of the Company and Parent;
(b)   by either the Company or Parent:
(i)   if any Law permanently restraining, enjoining, making illegal or unlawful, or otherwise prohibiting the consummation of any of the Transactions has become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any Party whose material breach of any covenant or agreement under this Agreement has been the primary cause of or resulted in the action or event described in this Section 8.1(b)(i) occurring;

(ii)   if the Merger shall not have been consummated on or before 5:00 p.m. Houston time on January 10, 2025 (such date, the “Outside Date”); provided, however, that if five (5) days prior to the Outside Date, all of the conditions to closing in Article VII have been satisfied or waived, other than any of the conditions in Section 7.1(b) or Section 7.1(c) (solely if the applicable Law relates to any Antitrust Law) and conditions to be satisfied at the Closing (so long as such conditions remain capable of being satisfied), the Outside Date shall automatically be extended to July 10, 2025, which later date shall thereafter be deemed the Outside Date; provided, however, that if five (5) days prior to such extended date, all of the conditions to closing in Article VII have been satisfied or waived, other than any of the conditions in Section 7.1(b) or Section 7.1(c) (solely if the applicable Law relates to any Antitrust Law) and conditions to be satisfied at the Closing (so long as such conditions remain capable of being satisfied), the Outside Date shall automatically be extended to January 10, 2026, which later date shall thereafter be deemed the Outside Date; provided, further, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any Party whose material breach of any covenant or agreement under this Agreement has been the primary cause of or resulted in the failure of the Merger to be consummated on or before such date;
(iii)   in the event of a breach by the other Party of any representation, warranty, covenant or other agreement contained in this Agreement which would give rise to the failure of a condition set forth in Sections 7.2(a) or (b) or Sections 7.3(a) or (b), as applicable (and such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured by the earlier of (A) thirty (30) days after the giving of written notice to the breaching Party of such breach and (B) two (2) Business Days prior to the Outside Date) (a “Terminable Breach”); provided, however, that the terminating Party is not then in Terminable Breach of any representation, warranty, covenant or other agreement contained in this Agreement;
(iv)   if the Company Stockholder Approval shall not have been obtained upon a vote held at a duly held Company Stockholders Meeting, or at any final adjournment or postponement thereof; or
(v)   if the Parent Stockholder Approval shall not have been obtained upon a vote held at a duly held Parent Stockholders Meeting, or at any final adjournment or postponement thereof;
(c)   by Parent:
(i)   prior to, but not after, the time the Company Stockholder Approval is obtained, (A) if the Company Board or a committee thereof shall have effected a Company Change of Recommendation (whether or not such Company Change of Recommendation is permitted by this Agreement) or (B) if the Company shall have Willfully and Materially Breached any of its obligations under Section 6.3, in a manner that materially impedes, interferes with or prevents the consummation of the Transaction on or before the Outside Date; or
(ii)   prior to, but not after, the time the Parent Stockholder Approval is obtained, in order to enter into a definitive agreement with respect to a Parent Superior Proposal; provided, however, that (i) Parent has received a Parent Superior Proposal after the date of this Agreement that did not result from a breach of Section 6.4, (ii) Parent has complied with Section 6.4 with respect to such Parent Superior Proposal (including the requirements set forth in Section 6.4(f)(ii)), (iii) the Parent Board has authorized Parent to enter into, and Parent substantially concurrently enters into, a definitive written agreement providing for such Parent Superior Proposal (it being agreed that Parent may enter into such definitive written agreement concurrently with any such termination), and (iv) Parent shall have contemporaneously with such termination paid the Company the Parent Termination Fee pursuant to Section 8.3;
(d)   by the Company:
(i)   prior to, but not after, the time the Parent Stockholder Approval is obtained, (A) if the Parent Board or a committee thereof shall have effected a Parent Change of Recommendation (whether or not such Parent Change of Recommendation is permitted by this Agreement) or (B) if Parent shall have Willfully and Materially Breached any of its obligations under Section 6.4, in a manner that materially impedes, interferes with or prevents the consummation of the Transaction on or before the Outside Date; or
(ii)   prior to, but not after, the time the Company Stockholder Approval is obtained, in order to enter into a definitive agreement with respect to a Company Superior Proposal; provided, however, that (i) the Company has received a Company Superior Proposal after the date of this Agreement that did not result from a breach of Section 6.3, (ii) the Company has complied with Section 6.3 with respect to such Company Superior Proposal (including the requirements set forth in Section 6.3(f)(ii)), (iii) the Company Board has authorized the Company to enter into, and the Company substantially concurrently enters into, a definitive written agreement providing for such Company Superior Proposal (it being agreed that the Company may enter into such definitive written agreement concurrently with any such termination), and (iv) the Company shall have contemporaneously with such termination paid Parent the Company Termination Fee pursuant to Section 8.3.
Section 8.2   Notice of Termination; Effect of Termination.
(a)   A terminating Party shall provide written notice of termination to the other Party specifying with particularity the reason for such termination and, if made in accordance with this Agreement, any termination shall be effective immediately upon delivery of such written notice to the other Party.
(b)   In the event of termination of this Agreement by any Party as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any Party except with respect to this Section 8.2(b), Section 6.7(b), Section 6.18, Section 8.3 and Article I and Article IX (and the provisions that substantively define any related defined terms not substantively defined in Article I); provided, however, that notwithstanding anything to the contrary herein, no such termination shall relieve any Party from liability for any damages or liability for a Willful and Material Breach of any of its representations, warranties, covenants, agreements or obligations hereunder or fraud; in which case the non-breaching Party shall be entitled to all rights and remedies available at law or in equity.
Section 8.3   Expenses and Other Payments.
(a)   Except as otherwise provided in this Agreement, each Party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Transactions, whether or not the Merger shall be consummated; provided, however, that Parent and the Company shall each be responsible for the payment of 50% of the HSR filing fee applicable to the Merger.
(b)   If (i) Parent terminates this Agreement pursuant to Section 8.1(c)(i)(A) (Company Change of Recommendation) or Section 8.1(c)(i)(B) (Company Willful Breach of Non-Solicit), or (ii) Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(ii) (Outside Date) or Section 8.1(b)(iv) (Failure to Obtain Company Stockholder Approval) at a time when Parent would have been entitled to terminate this Agreement pursuant to Section 8.1(c)(i) (Company Change of Recommendation), then the Company shall pay Parent the Company Termination Fee in cash by wire transfer of immediately available funds to an account designated by Parent no later than three (3) Business Days after notice of termination of this Agreement.
(c)   If (i) the Company terminates this Agreement pursuant to Section 8.1(d)(i)(A) (Parent Change of Recommendation) or Section 8.1(d)(i)(B) (Parent Willful Breach of Non-Solicit), or (ii) Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(ii) (Outside Date) or Section 8.1(b)(v) (Failure to Obtain Parent Stockholder Approval) at a time when the Company would have been entitled to terminate this Agreement pursuant to Section 8.1(d)(i) (Parent Change of Recommendation), then Parent shall pay the Company the Parent Termination Fee in cash by wire transfer of immediately available funds to an account designated by the Company no later than three (3) Business Days after notice of termination of this Agreement.
(d)   If the Company terminates this Agreement pursuant to Section 8.1(d)(ii) (Company Superior Proposal), then the Company shall pay Parent the Company Termination Fee, in cash by wire transfer of immediately available funds to an account designated by Parent, prior to or concurrently with the termination of this Agreement.
(e)   If Parent terminates this Agreement pursuant to Section 8.1(c)(ii) (Parent Superior Proposal), then Parent shall pay the Company the Parent Termination Fee, in cash by wire transfer of immediately available funds to an account designated by the Company, prior to or concurrently with the termination of this Agreement.
(f)   If (i) (A) Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(iv) (Failure to Obtain Company Stockholder Approval), and on or before the date of any such termination, a Company Competing Proposal shall have been publicly announced or publicly disclosed and not publicly withdrawn without qualification at least seven (7) Business Days prior to the Company Stockholders Meeting or (B) (1) the Company terminates this Agreement pursuant to Section 8.1(b)(ii) (Outside Date) at a time when Parent would be permitted to terminate this Agreement pursuant to Section 8.1(b)(iii) (Company Terminable Breach) or (2) Parent terminates this Agreement pursuant to Section 8.1(b)(iii) (Company Terminable Breach) and, in the case of each of clauses (1) and (2), following the execution of this Agreement and on or before the date of any such termination a Company Competing Proposal shall have been announced, disclosed or otherwise communicated to the Company Board and not withdrawn without qualification at least seven (7) Business Days prior to the date of such termination, and (ii) within twelve (12) months of the date of such termination, the Company enters into a definitive agreement with respect to a Company Competing Proposal (or publicly approves or recommends to the stockholders of the Company or otherwise does not oppose, in the case of a tender or exchange offer, a Company Competing Proposal) or consummates a Company Competing Proposal, then the Company shall pay Parent the Company Termination Fee (less any amount previously paid by the Company pursuant to Section 8.3(h)) within three (3) Business Days after the earlier to occur of (x) the consummation of such Company Competing Proposal or (y) entering into a definitive agreement relating to a Company Competing Proposal. For purposes of this Section 8.3(f) any reference in the definition of Company Competing Proposal to “20% or more” shall be deemed to be a reference to “more than 50%”.
(g)   If (i) (A) Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(v) (Failure to Obtain Parent Stockholder Approval), and on or before the date of any such termination, a Parent Competing Proposal shall have been publicly announced or publicly disclosed and not publicly withdrawn without qualification at least seven (7) Business Days prior to the Parent Stockholders Meeting or (B) (1) Parent terminates this Agreement pursuant to Section 8.1(b)(ii) (Outside Date) at a time when the Company would be permitted to terminate this Agreement pursuant to Section 8.1(b)(iii) (Parent Terminable Breach) or (2) the Company terminates this Agreement pursuant to Section 8.1(b)(iii) (Parent Terminable Breach) and, in the case of each of clauses (1) and (2), following the execution of this Agreement and on or before the date of any such termination a Parent Competing Proposal shall have been announced, disclosed or otherwise communicated to the Parent Board and not withdrawn without qualification at least seven (7) Business Days prior to the date of such termination, and (ii) within twelve (12) months of the date of such termination, Parent enters into a definitive agreement with respect to a Parent Competing Proposal (or publicly approves or recommends to the stockholders of Parent or otherwise does not oppose, in the case of a tender or exchange offer, a Parent Competing Proposal) or consummates a Parent Competing Proposal, then Parent shall pay the Company the Parent Termination Fee (less any amount previously paid by Parent pursuant to Section 8.3(i)) within three (3) Business Days after the earlier to occur of (x) the consummation of such Parent Competing Proposal or (y) entering into a definitive agreement relating to a Parent Competing Proposal. For purposes of this Section 8.3(g), any reference in the definition of Parent Competing Proposal to “20% or more” shall be deemed to be a reference to “more than 50%”.
(h)   If Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(iv) (Failure to Obtain Company Stockholder Approval), then the Company shall pay Parent the Parent Expenses no later than three (3) Business Days after notice of termination of this Agreement.
(i)   If Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(v) (Failure to Obtain Parent Stockholder Approval), then Parent shall pay the Company the Company Expenses no later than three (3) Business Days after notice of termination of this Agreement.

(j)   In no event shall Parent or the Company, respectively, be entitled to receive more than one payment of the Company Termination Fee or Parent Termination Fee, as applicable, or Parent Expenses or Company Expenses, as applicable. Notwithstanding anything in this Agreement to the contrary, the payment of the Parent Expenses or of the Company Expenses shall not relieve the Company or Parent, respectively, of any subsequent obligation to pay the Company Termination Fee or the Parent Termination Fee, as applicable; provided, that the Company shall be entitled to credit any prior Parent Expenses actually paid by the Company pursuant to Section 8.3(h) against the amount of any Company Termination Fee required to be paid and Parent shall be entitled to credit any prior Company Expenses actually paid by Parent pursuant to Section 8.3(i) against the amount of any Parent Termination Fee required to be paid. The Parties agree that the agreements contained in this Section 8.3 are an integral part of the Transactions, and that, without these agreements, the Parties would not enter into this Agreement. Each of the Parties acknowledges and agrees that the Company Termination Fee and the Parent Termination Fee, as applicable, is not intended to be a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent or the Company, as applicable, in the circumstances in which such Company Termination Fee or Parent Termination Fee is due and payable and which do not involve fraud or Willful And Material Breach, for the efforts and resources expended and opportunities forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions contemplated by this Agreement, which amount would otherwise be impossible to calculate with precision. If a Party fails to promptly pay the amount due by it pursuant to this Section 8.3, interest shall accrue on such amount from the date such payment was required to be paid pursuant to the terms of this Agreement until the date of payment at the rate of 8% per annum (compounded annually). If in order to obtain such payment, the other Party commences a Proceeding that results in judgment for such Party for such amount, the defaulting Party shall pay the other Party its reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses, provided, that, in no event shall attorneys’ fees that are based on a contingency fee, “success” fee or any other type of fee arrangement dependent on the outcome of the Proceeding be deemed to constitute reasonable out-of-pocket attorneys’ fees) incurred in connection with such Proceeding. The Parties agree that the monetary remedies set forth in this Section 8.3 and the specific performance remedies set forth in Section 9.10 shall be the sole and exclusive remedies of (i) the Company and its Subsidiaries against Parent and its Subsidiaries and any of their respective former, current or future directors, officers, stockholders, Representatives or Affiliates for any loss suffered as a result of the failure of any of the Integrated Mergers to be consummated except in the case of fraud or a Willful and Material Breach of any representation, warranty, covenant, agreement or obligation (in which case only Parent shall be liable for damages for such fraud or Willful and Material Breach), and upon payment of such amount, none of Parent or any of its former, current or future directors, officers, stockholders, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except for the liability of Parent in the case of fraud or a Willful and Material Breach of any representation, warranty, covenant, agreement or obligation; and (ii) Parent and its Subsidiaries against the Company and its Subsidiaries and any of their respective former, current or future directors, officers, stockholders, Representatives or Affiliates for any loss suffered as a result of the failure of any of the Integrated Mergers to be consummated except in the case of fraud or a Willful and Material Breach of any representation, warranty, covenant, agreement or obligation (in which case only the Company shall be liable for damages for such fraud or Willful and Material Breach), and upon payment of such amount, none of the Company and its Subsidiaries or any of their respective former, current or future directors, officers, stockholders, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except for the liability of the Company in the case of fraud or a Willful and Material Breach of any representation, warranty, covenant, agreement or obligation.
ARTICLE IX
GENERAL PROVISIONS
Section 9.1   Schedule Definitions.   All capitalized terms in the Company Disclosure Letter and the Parent Disclosure Letter shall have the meanings ascribed to them herein (including in Annex A) except as otherwise defined therein.

Section 9.2   Survival; Exclusive Remedy.
(a)   Except as otherwise provided in this Agreement, none of the representations, warranties, agreements and covenants contained in this Agreement will survive the Closing; provided, however, that Article I (and the provisions that substantively define any related defined terms not substantively defined in Article I), this Article IX and the agreements of the Parties in Article II and III, and Section 4.27 (No Additional Representations), Section 5.29 (No Additional Representations), Section 6.9 (Employee Matters), Section 6.10 (Indemnification; Directors’ and Officers’ Insurance), Section 6.18 (Certain Indebtedness and Financing Cooperation), Section 6.19 (Tax Matters), and those other covenants and agreements contained herein that by their terms apply, or that are to be performed in whole or in part, after the Closing, shall survive the Closing. The Confidentiality Agreement shall (i) survive termination of this Agreement in accordance with its terms and (ii) terminate as of the Effective Time.
(b)   From and after the Closing, except for claims of fraud, the remedies expressly provided for in this Agreement shall be the sole and exclusive remedies for any and all claims against any Party to the extent arising under, out of, related to or in connection with this Agreement including with respect to the Comprehensive Environmental Response, Compensation and Liability Act or any other Environmental Law. Without limiting the generality of the foregoing, each of Company and Parent hereby waives, as of the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action that it or any of their respective Affiliates may have against the other Party or any of its Affiliates or its or their respective Representatives with respect to the subject matter of this Agreement, whether under any contract, misrepresentation, tort, or strict liability theory, or under applicable Law, and whether in Law or in equity; provided that the foregoing waiver shall not apply to any claims for fraud.
Section 9.3   Notices.   All notices, requests and other communications to any Party under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) upon delivery in person to the Party to be notified; (b) if transmitted by electronic mail (“e-mail”), upon confirmation by non-automated reply email; provided that each notice Party shall use reasonable best efforts to confirm receipt of any such email correspondence promptly upon receipt of such request; or (c) upon delivery if transmitted by national overnight courier (with confirmation of delivery) in each case as addressed as follows:
(i)
if to Parent, Merger Sub or LLC Sub, to:

Chesapeake Energy Corporation
6100 North Western Avenue
Oklahoma City, Oklahoma 73118
Attention:
Benjamin E. Russ

E-mail:
ben.russ@chk.com

with a required copy to (which copy shall not constitute notice):
Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, Texas 77002
Attention:
Kevin M. Richardson
William N. Finnegan IV
Ryan J. Lynch

E-mail:
kevin.richardson@lw.com
bill.finnegan@lw.com
ryan.lynch@lw.com

and
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:
David A. Katz

E-mail:
DAKatz@wlrk.com

(ii)
if to the Company, to:

Southwestern Energy Company
10000 Energy Drive
Spring, Texas 77389
Attention:
Chris Lacy

E-mail:
Chris_Lacy@swn.com

with a required copy to (which copy shall not constitute notice):
Kirkland & Ellis LLP
609 Main Street, Suite 4700
Houston, Texas 77002
Attention:
Douglas E. Bacon, P.C.
Kim Hicks, P.C.
Patrick Salvo

E-mail:
douglas.bacon@kirkland.com
kim.hicks@kirkland.com
patrick.salvo@kirkland.com

Section 9.4   Rules of Construction.
(a)   Each of the Parties acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said independent counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the Parties shall be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation. Accordingly, any rule of Law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted it is of no application and is hereby expressly waived.
(b)   The inclusion of any information in the Company Disclosure Letter or Parent Disclosure Letter shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, that such information is required to be listed in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, that such items are material to the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, as the case may be, or that such items have resulted in a Company Material Adverse Effect or a Parent Material Adverse Effect. The headings, if any, of the individual sections of each of the Parent Disclosure Letter and the Company Disclosure Letter are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement. The Company Disclosure Letter and Parent Disclosure Letter are arranged in sections corresponding to the Sections of this Agreement merely for convenience, and the disclosure of an item in one section of the Company Disclosure Letter or Parent Disclosure Letter, as applicable, as an exception to a particular representation or warranty shall be deemed adequately disclosed as an exception with respect to all other representations or warranties to the extent that the relevance of such item to such representations or warranties is reasonably apparent on its face, notwithstanding the presence or absence of an appropriate section of the Company Disclosure Letter or Parent Disclosure Letter with respect to such other representations or warranties or an appropriate cross reference thereto.
(c)   The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Company Disclosure Letter or Parent Disclosure Letter is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the Parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.
(d)   All references in this Agreement to Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Section,” “this subsection” and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word “including” (in its various forms) means “including, without limitation.” Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms. Unless the context otherwise requires, all references to a specific time shall refer to Houston, Texas time. Unless otherwise clearly indicated to the contrary or expressly specified herein by the context or use thereof: (i) the word “or” is not exclusive; (ii) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”; and (iii) references to “written” or “writing” and words of similar import includes printing, typing and other means of reproducing words (including, electronic form, and, for the avoidance of doubt, including e-mail transmission or electronic communication by .pdf, but not text messages) in a visible form. The term “dollars” and the symbol “$” mean United States Dollars. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.
(e)   In this Agreement, except as the context may otherwise require, references to: (i) any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof and, if applicable, by the terms of this Agreement); (ii) any Governmental Entity includes any successor to that Governmental Entity; (iii) any applicable Law refers to such applicable Law as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under such statute) and references to any section of any applicable Law or other law include any successor to such section; (iv) “days” mean calendar days; when calculating the period of time within which, or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded and if the last day of the period is a non-Business Day, the period in question shall end on the next Business Day or if any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day; and (v) “made available” means, with respect to any document, that such document was filed with or furnished to the SEC and available on Edgar or in the virtual data room, relating to the Transactions maintained by the Company or Parent, as applicable, in each case, no later than 5:00 p.m. (Houston time) on the day that is one (1) Business Day prior to the execution of this Agreement.
Section 9.5   Counterparts.   This Agreement may be executed in two (2) or more counterparts, including via facsimile or email in .pdf form transmission, all of which shall be considered one and the same agreement and shall become effective when two (2) or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.
Section 9.6   Entire Agreement; No Third Party Beneficiaries.   This Agreement (together with the Confidentiality Agreement and any other documents and instruments executed pursuant hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Except for the provisions of (a) Article III (including, for the avoidance of doubt, the rights of the former holders of Company Common Stock and Company Incentive Awards to receive the Merger Consideration) but only from and after the Effective Time and (b) Section 6.10 (which from and after the Effective Time is intended for the benefit of, and shall be enforceable by, the Persons referred to therein and by their respective heirs and Representatives) but only from and after the Effective Time, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 9.7   Governing Law; Venue; Waiver of Jury Trial.
(a)   SUBJECT TO SECTION 9.15, THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF. NOTWITHSTANDING THE FOREGOING, ALL MATTERS RELATING TO THE FIDUCIARY OBLIGATIONS OF THE PARENT BOARD SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OKLAHOMA WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF TO THE EXTENT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION.
(b)   SUBJECT TO SECTION 9.15, THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR THE DELAWARE SUPREME COURT DETERMINES THAT, NOTWITHSTANDING SECTION 111 OF THE DGCL, THE COURT OF CHANCERY DOES NOT HAVE OR SHOULD NOT EXERCISE SUBJECT MATTER JURISDICTION OVER SUCH MATTER, THE SUPERIOR COURT OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN CONNECTION WITH ANY DISPUTE THAT ARISES IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR IN RESPECT OF THE TRANSACTIONS, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SAID COURTS OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH DELAWARE STATE OR FEDERAL COURT, AND EACH OF THE PARTIES AGREE NOT TO COMMENCE ANY SUCH ACTION, SUIT OR PROCEEDING EXCEPT IN SUCH DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 9.3 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

(c)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.7.
Section 9.8   Severability.   Each Party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such other term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the greatest extent possible. Except as otherwise contemplated by this Agreement, in response to an order from a court or other competent authority for any Party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, to the extent that a Party took an action inconsistent with this Agreement or failed to take action consistent with this Agreement or required by this Agreement pursuant to such order, such Party shall not incur any liability or obligation unless such Party did not in good faith seek to resist or object to the imposition or entering of such order.
Section 9.9   Assignment.   Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Any purported assignment in violation of this Section 9.9 shall be void.
Section 9.10   Specific Performance.   The Parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the Parties. Prior to the termination of this Agreement pursuant to Section 8.1, it is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with this Section 9.10, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at Law or in equity. Each Party accordingly agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement all in accordance with the terms of this Section 9.10. Each Party further agrees that no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.10, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. If prior to the Outside Date, any Party brings an action to enforce specifically the performance of the terms and provisions hereof by any other Party, the Outside Date shall automatically be extended by such other time period established by the court presiding over such action.
Section 9.11   Affiliate Liability.   Each of the following is herein referred to as a “Company Affiliate”: (a) any direct or indirect holder of equity interests or securities in the Company (whether stockholders or otherwise), and (b) any director, officer, employee, Representative or agent of (i) the Company, or (ii) any

Person who controls the Company. No Company Affiliate shall have any liability or obligation to Parent, Merger Sub or LLC Sub of any nature whatsoever in connection with or under this Agreement or the Transactions other than for fraud, and Parent, Merger Sub and LLC Sub waive and release all claims of any such liability and obligation, other than for fraud. Each of the following is referred to as a “Parent Affiliate”: (x) any direct or indirect holder of equity interests or securities in Parent (whether stockholders or otherwise), and (y) any director, officer, employee, Representative or agent of (i) Parent or (ii) any Person who controls Parent. No Parent Affiliate shall have any liability or obligation to the Company of any nature whatsoever in connection with or under this Agreement or the Transactions other than for fraud, and the Company waives and releases all claims of any such liability and obligation, other than for fraud.
Section 9.12   Amendment.   This Agreement may be amended by the Parties at any time before or after adoption of this Agreement by the stockholders of the Company, but, after any such adoption, no amendment shall be made which by Law would require the further approval by such stockholders without first obtaining such further approval. Subject to Section 9.15, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.
Section 9.13   Extension; Waiver.   At any time prior to the Effective Time, the Company and Parent may, to the extent legally allowed:
(a)   extend the time for the performance of any of the obligations or acts of the other Party hereunder;
(b)   waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto; or
(c)   waive compliance with any of the agreements or conditions of the other Party contained herein.
Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. No agreement on the part of a Party to any such extension or waiver shall be valid unless set forth in an instrument in writing signed on behalf of such Party. No waiver by any of the Parties of any default, misrepresentation or breach of representation, warranty, covenant or other agreement hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
Section 9.14   Non-Recourse.   This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement and not otherwise), no past, present or future director, manager, officer, employee, incorporator, member, partner, equityholder, Affiliate, agent, attorney, advisor, consultant, Debt Financing Source Related Party or Representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of Parent, the Company, Merger Sub or LLC Sub under this Agreement (whether for indemnification or otherwise) or of or for any claim based on, arising out of, or related to this Agreement or the Transactions.
Section 9.15   Debt Financing Sources.   Notwithstanding anything in this Agreement to the contrary, each of the parties on behalf of itself and each of its Affiliates hereby: (a) agrees that any legal action (whether in Law or in equity, whether in Contract or in tort or otherwise), involving any Debt Financing Source Related Party, arising out of or relating to this Agreement, any Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, shall be subject to the exclusive jurisdiction of any New York State court or federal court of the United States of America, in each case, sitting in New York County and any appellate court thereof (each such court, the “Subject Courts”) and each party irrevocably submits itself and its property with respect to any such legal action to the exclusive jurisdiction of such Subject Courts and agrees that any such dispute shall be governed by, and construed in accordance with, the Laws of the State of New York, except as otherwise set forth in any commitment letter in respect of such Debt Financing with respect to (i) the determination of the accuracy of any “specified acquisition agreement representation” (as such term or similar term is defined in such commitment letter) and whether as a result of any inaccuracy thereof Parent or any of its Affiliates has the right to terminate its or their obligations hereunder pursuant to Section 8.1(b)(iii) or decline to consummate the Closing as a result thereof pursuant to Section 7.2(a) and (iii) the determination of whether the Closing has been consummated in all material respects in accordance with the terms hereof, which shall in each case be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule that would cause the application of Laws of any other jurisdiction, (b) agrees not to bring or support or permit any of its Affiliates to bring or support any legal action (including any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in Law or in equity, whether in Contract or in tort or otherwise), against any Debt Financing Source Related Party in any way arising out of or relating to this Agreement, any Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any Subject Court, (c) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such legal action in any such Subject Court, (d) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Law trial by jury in any legal action brought against any Debt Financing Source Related Party in any way arising out of or relating to this Agreement, any Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (e) agrees that no Debt Financing Source Related Party will have any liability to any of the Company, the Company’s Subsidiaries or their respective shareholders or Affiliates relating to or arising out of this Agreement, any Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder and that none of the Company, the Company’s Subsidiaries or any of their respective Affiliates or shareholders shall bring or support any legal action (including any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in Law or in equity, whether in Contract or in tort or otherwise), against any Debt Financing Source Related Source relating to or in any way arising out of this Agreement, any Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (f) waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any legal action involving any Debt Financing Source Related Party or the transactions contemplated hereby, any claim that it is not personally subject to the jurisdiction of the Subject Courts as described herein for any reason, and (g) agrees (i) that any Debt Financing Source Related Parties are express third party beneficiaries of, and may enforce, any of the provisions in this Section 9.15 (or the definitions of any terms used in this Section 9.15) and (ii) to the extent any amendments to any provision of this Section 9.15 (or, solely as they relate to such Section, the definitions of any terms used in this Section 9.15) are materially adverse to any Debt Financing Source Related Party, such provisions shall not be amended without the prior written consent of each applicable Debt Financing Source. Notwithstanding anything contained herein to the contrary, nothing in this Section 9.15 shall in any way affect any party’s or any of their respective Affiliates’ rights and remedies under any binding agreement to which a Debt Financing Source is a party.
[Signature Pages Follow]

IN WITNESS WHEREOF, each Party has caused this Agreement to be signed by its respective officer thereunto duly authorized, all as of the date first written above.
PARENT:
CHESAPEAKE ENERGY CORPORATION
By:
/s/ Domenic J. Dell’Osso, Jr.

Name:
Domenic J. Dell’Osso, Jr.

Title:
President and Chief Executive Officer

MERGER SUB:
HULK MERGER SUB, INC.
By:
/s/ Domenic J. Dell’Osso, Jr.

Name:
Domenic J. Dell’Osso, Jr.

Title:
President and Chief Executive Officer

LLC SUB:
HULK LLC SUB, LLC
By:
/s/ Domenic J. Dell’Osso, Jr.

Name:
Domenic J. Dell’Osso, Jr.

Title:
President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

COMPANY:
SOUTHWESTERN ENERGY COMPANY
By:
/s/ Bill Way

Name:
Bill Way

Title:
President & Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

ANNEX A
Certain Definitions
“Affiliate” means, with respect to any Person, any other Person directly or indirectly, controlling, controlled by, or under common control with, such Person, through one or more intermediaries or otherwise.
“Anti-Corruption Laws” means (i) the United States Foreign Corrupt Practices Act of 1977, as amended, (ii) the U.K. Bribery Act 2010, (iii) legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and (iv) similar legislation applicable to the Company or Parent and their respective Subsidiaries, as applicable, from time to time.
“Business Day” means a day other than a day on which banks in the State of New York or the State of Delaware are authorized or obligated to be closed.
“Company Benefit Plan” means an Employee Benefit Plan that is sponsored, maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has any obligation or liability (contingent or otherwise).
“Company Competing Proposal” means any contract, proposal, offer or indication of interest relating to any transaction or series of related transactions (other than transactions only with Parent or any of its Subsidiaries) involving, directly or indirectly: (a) any acquisition (by asset purchase, stock purchase, merger, or otherwise) by any Person or group of any business or assets of the Company or any of its Subsidiaries (including capital stock of or ownership interest in any Subsidiary) that generated 20% or more of the Company’s and its Subsidiaries’ assets (by fair market value), net revenue or earnings before interest, Taxes, depreciation and amortization for the preceding twelve (12) months, or any license, lease or long-term supply agreement having a similar economic effect, (b) any acquisition by any Person resulting in, or proposal or offer, which if consummated would result in, any Person becoming the beneficial owner of directly or indirectly, in one or a series of related transactions, 20% or more of the total voting power or of any class of equity securities of the Company or those of any of its Subsidiaries, or 20% or more of the consolidated total assets (including, without limitation, equity securities of its Subsidiaries) or (c) any merger, amalgamation, consolidation, division, tender offer, exchange offer, deSPAC transaction, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries.
“Company Credit Facility” means that certain Amended and Restated Credit Agreement, dated as of April 8, 2022, by and among the Company, the financial institutions from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent as amended by that certain Amendment No. 1 to Amended and Restated Credit Agreement dated as of August 4, 2022.
“Company Equity Plans” means the Company’s 2022 Incentive Plan, the Company’s 2013 Incentive Plan, and the Company’s Nonemployee Director Deferred Compensation Plan, in each case, as amended.
“Company Expenses” means a cash amount equal to $37,250,000 to be paid in respect of the Company’s costs and expenses in connection with the negotiation, execution and performance of this Agreement and the Transactions.
“Company Incentive Awards” means the Company Option Awards, Company Performance Unit Awards, Company Performance Cash Unit Awards, Company Restricted Stock Awards and Company Restricted Stock Unit Awards.
“Company Intervening Event” means a development, event, effect, state of facts, condition, occurrence or change in circumstance that materially affects the business or assets of the Company and its Subsidiaries (taken as a whole) that occurs or arises after the date of this Agreement that was not known to or reasonably foreseeable by the Company Board as of the date of this Agreement (or, if known or reasonably foreseeable, the magnitude or material consequences of which were not known or reasonably foreseeable by the Company Board as of the date of this Agreement); provided, however, that in no event shall the following constitute a Company Intervening Event: (i) the receipt, existence or terms of an actual or possible Company

Competing Proposal or Company Superior Proposal, (ii) any Effect relating to Parent or any of its Subsidiaries, (iii) any change, in and of itself, in the price or trading volume of shares of Company Common Stock or Parent Common Stock (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been a Company Intervening Event, to the extent otherwise permitted by this definition), (iv) the fact that the Company or any of its Subsidiaries exceeds (or fails to meet) internal or published projections or guidance or any matter relating thereto or of consequence thereof (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been a Company Intervening Event, to the extent otherwise permitted by this definition), (v) conditions (or changes in such conditions) in the oil and gas exploration and production industry (including changes in commodity prices, general market prices and political or regulatory changes affecting the industry or any changes in applicable Law) or (vi) any opportunity to acquire (by merger, joint venture, partnership, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties or businesses from, or enter into any licensing, collaborating or similar arrangements with, any other Person.
“Company Option Award” means an option to purchase shares of Company Common Stock granted to an employee or individual service provider of the Company pursuant to a Company Equity Plan.
“Company Performance Cash Unit Award” an award in the form of cash units, the value of which depends on the performance of the Company over a specified time period.
“Company Performance Unit Award” means each award of restricted stock units granted pursuant to a Company Equity Plan that is subject performance-based vesting conditions and for which the applicable performance period has not been completed as of the applicable determination date.
“Company Restricted Stock Award” means each award of Company Common Stock that vests based on continued service to the Company, and which is granted pursuant to a Company Equity Plan.
“Company Restricted Stock Unit Award” means each award of restricted stock units relating to shares of Company Common Stock that vests based on continued service to the Company granted pursuant to a Company Equity Plan (but does not include Company Performance Unit Awards).
“Company Stockholder Approval” means the adoption of this Agreement by the holders of a majority in voting power of the outstanding shares of Company Common Stock entitled to vote thereon in accordance with the DGCL and the Organizational Documents of the Company.
“Company Stockholders Meeting” means the meeting of the stockholders of the Company to be held for the purposes of obtaining Company Stockholder Approval, including any postponement, adjournment or recess thereof.
“Company Superior Proposal” means a bona fide Company Competing Proposal that is not solicited after the date of this Agreement (or otherwise resulting from a breach of Section 6.3) by any Person or group (other than Parent or any of its Affiliates) to acquire, directly or indirectly, (a) businesses or assets of the Company or any of its Subsidiaries (including capital stock of or ownership interest in any Subsidiary) that account for 50% or more of the fair market value of such assets or that generated 50% or more of the Company’s and its Subsidiaries’ net revenue or earnings before interest, Taxes, depreciation and amortization for the preceding twelve (12) months, respectively, or (b) 50% or more of the total voting power or of any class of equity securities of the Company or those of any of its Subsidiaries, in each case whether by way of merger, amalgamation, share exchange, tender offer, exchange offer, recapitalization, consolidation, sale of assets or otherwise, that in the good faith determination of the Company Board, (i) if consummated, would result in a transaction more favorable to the Company’s stockholders (in their capacity as such) than the Merger (after taking into account the time likely to be required to consummate such proposal and any binding irrevocable adjustments or revisions to the terms of this Agreement offered by Parent in response to such proposal or otherwise) and (ii) is reasonably likely to be consummated on the terms proposed, in each case taking into account any legal, financial, regulatory and stockholder approval requirements, including the sources, availability and terms of any financing, financing market conditions and the existence of a financing contingency, the likelihood of termination, the timing of Closing, the identity of the Person or Persons making the proposal and any other aspects considered relevant by the Company Board.

“Company Termination Fee” means $260,000,000.
“Consent” means any filing, notice, notification, report, declaration, registration, certification, approval, clearance, consent, ratification, permit, permission, waiver, expiration or termination of waiting periods, or authorization.
“Contract” means any contract, legally binding commitment, license, promissory note, loan, bond, mortgage, indenture, lease or other legally binding instrument or agreement (whether written or oral).
“control” and its correlative terms, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Creditors’ Rights” means, collectively, bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity regardless of whether such enforceability is considered in a Proceeding in equity or at Law.
“Debt Financing Source Related Parties” means the Debt Financing Sources, the respective Affiliates of each of the foregoing and the respective officers, directors, employees, controlling Persons, agents, advisors and the other Representatives and successors of each of the foregoing.
“Derivative Transaction” means any swap transaction, option, hedge, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities (including, without limitation, natural gas, natural gas liquids, crude oil and condensate), bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any put, call or other option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.
“DTC” means The Depositary Trust Company.
“Edgar” means the Electronic Data Gathering, Analysis and Retrieval System administered by the SEC.
“Employee Benefit Plan” of any Person means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA, regardless of whether such plan is subject to ERISA), and any personnel policy (oral or written), equity option, restricted equity, equity purchase, equity compensation, phantom equity or appreciation rights, bonus, incentive award, vacation or holiday pay, retention or severance, deferred compensation, change in control, hospitalization or other medical, dental, vision, accident, disability, or life, executive compensation or supplemental income, consulting, employment, and any other benefit or compensation plan, agreement, arrangement, program, or policy, including for any present or former director, employee or contractor of the Person, but excluding any such plan, program or arrangement that is administered by a Governmental Entity.
“Encumbrances” means liens, pledges, charges, encumbrances, claims, hypothecation, mortgages, deeds of trust, security interests, restrictions, rights of first refusal, defects in title, prior assignment, license sublicense or other burdens, options or encumbrances of any kind or any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing (any action of correlative meaning, to “Encumber”).
“Environmental Laws” means any and all Laws in effect as of or prior to the date hereof pertaining to pollution, protection of the environment or natural resources (including, without limitation, any natural resource damages), human health and safety (to the extent relating to exposure to Hazardous Materials), and the generation, treatment, storage, disposal, handling, use, manufacturing, transportation, discharge, emission or Release of, or exposure to, Hazardous Materials.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, any other Person that is treated as a single employer with such Person within the meaning of Section 414 of the Code.
“Ex-Im Law” means all Laws and regulations relating to export, re-export, transfer or import controls, including, without limitation, the Export Administration Regulations administered by the U.S. Department of Commerce, and customs and import Laws administered by U.S. Customs and Border Protection.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“fraud” means, with respect to any Party, knowing actual common law fraud under the Laws of the State of Delaware in the making of any representation or warranty made by such Party and set forth in Article IV or Article V of this Agreement.
“Governmental Entity” means any U.S. or non-U.S. federal, state, tribal, local or municipal court or other adjudicative body or entity, legislature, governmental, regulatory or administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.
“group” has the meaning ascribed to such term in Section 13(d) of the Exchange Act.
“Hazardous Materials” means any (a) chemical, product, material, substance or waste that is defined or listed as hazardous or toxic, or as a pollutant or contaminant, or that is otherwise regulated under, or for which standards of conduct or liability may be imposed pursuant to, any Environmental Law due to its hazardous or dangerous properties or characteristics; (b) asbestos or asbestos-containing materials, whether in a friable or non-friable condition, lead-containing material, polychlorinated biphenyls, per- and polyfluoroalkyl substances, naturally occurring radioactive materials or radon; and (c) any Hydrocarbons.
“HSR Reservation Notice” means a communication or notification from a Governmental Entity that an investigation of the Transaction under Antitrust Laws may be conducted or continue following the expiration of the waiting period under the HSR Act and the consummation of the Merger.
“Hydrocarbons” means any hydrocarbon-containing substance, crude oil, natural gas, casinghead gas, condensate, drip gas and natural gas liquids, coalbed gas, ethane, propane, iso-butane, nor-butane, gasoline, scrubber liquids and other liquids or gaseous hydrocarbons or other substances (including minerals or gases), or any combination thereof, produced, derived, refined or associated therewith.
“Indebtedness” of any Person means, without duplication: (a) indebtedness of such Person for borrowed money; (b) obligations of such Person to pay the deferred purchase or acquisition price for any property of such Person; (c) reimbursement obligations of such Person in respect of drawn letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (d) obligations of such Person under a lease to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP; and (e) indebtedness of others as described in clauses (a) through (d) above guaranteed by such Person; but Indebtedness does not include accounts payable to trade creditors, or accrued expenses arising in the Ordinary Course, in each case, that are not yet due and payable, or are being disputed in good faith, and the endorsement of negotiable instruments for collection in the Ordinary Course.
“Intellectual Property” means any and all proprietary, industrial and intellectual property rights, under the applicable Law of any jurisdiction or rights under international treaties, both statutory and common Law rights, including: (a) utility models, supplementary protection certificates, invention disclosures, registrations, patents and applications for same, and extensions, divisions, continuations, continuations-in-part, reexaminations, revisions, renewals, substitutes, and reissues thereof; (b) trademarks, service marks, certification marks, collective marks, brand names, d/b/a’s, trade names, slogans, domain names, symbols, logos, trade dress and other identifiers of source, and registrations and applications for registrations thereof and renewals of the same (including all common Law rights and goodwill associated with the foregoing and symbolized thereby); (c) published and unpublished works of authorship, whether copyrightable or not, copyrights therein and thereto, together with all common Law and moral rights therein, database rights, and registrations and applications for registration of the foregoing, and all renewals, extensions, restorations and reversions thereof; (d) trade secrets, know-how, and other rights in information, including designs, formulations, concepts, compilations of information, methods, techniques, procedures, and processes, whether or not patentable; (e) Internet domain names and URLs; and (f) all other intellectual property, industrial or proprietary rights.
“IT Assets” means computers, software, servers, networks, workstations, routers, hubs, circuits, switches, data communications lines, and all other information technology equipment, and all associated documentation.
“Knowledge” means the actual knowledge of, (a) in the case of the Company, the individuals listed in Schedule 1.1 of the Company Disclosure Letter, and (b) in the case of Parent, the individuals listed in Schedule 1.1 of the Parent Disclosure Letter.
“Law” means any law, statute, rule, regulation, ordinance, code, judgment, order, decree, injunction, decision, ruling, writ, award, treaty or convention, U.S. or non-U.S., of any Governmental Entity, including common law.
“Material Adverse Effect” means, when used with respect to any Party, any fact, circumstance, effect, change, event or development (“Effect”) that (a) would prevent, materially delay or materially impair the ability of such Party or its Subsidiaries to consummate the Transactions or (b) has, or would have, a material adverse effect on the financial condition, business, or results of operations of such Party and its Subsidiaries, taken as a whole; provided, however, that with respect to this clause (b) only, no Effect (by itself or when aggregated or taken together with any and all other Effects) to the extent directly or indirectly resulting from, arising out of, attributable to, or related to any of the following shall be deemed to be or constitute a “Material Adverse Effect” or shall be taken into account when determining whether a “Material Adverse Effect” has occurred or may, would or could occur:
(i)
general economic conditions (or changes in such conditions) or conditions in the U.S. or global economies generally;

(ii)
conditions (or changes in such conditions) in the securities markets, credit markets, commodity markets, currency markets or other financial markets, including (A) changes in interest rates and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;

(iii)
conditions (or changes in such conditions) in the oil and gas exploration, development or production industry (including changes in commodity prices, general market prices and regulatory changes affecting the industry);

(iv)
political conditions (or changes in such conditions) or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism);

(v)
earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, pandemics, epidemics or other widespread health crises or weather conditions;

(vi)
effects resulting from the negotiation, execution and announcement of this Agreement or the pendency or consummation of the Transactions, including the impact thereof on the relationship of such Party and its Subsidiaries with customers, suppliers, partners, employees or governmental bodies, agencies, officials or authorities (other than with respect to any representation or warranty that is intended to address the consequences of the execution or delivery of this Agreement or the announcement or consummation of the Transactions);

(vii)
the execution and delivery of or compliance with the terms of, or the taking of any action or failure to take any action which action or failure to act is requested in writing by Parent or expressly permitted or required by, this Agreement (except for any obligation under this Agreement to operate in the Ordinary Course (or similar obligation) pursuant to Sections 6.1 or 6.2, as applicable), the public announcement of this Agreement or the Transactions (provided that this clause (vii) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Transactions);

(viii)
any litigation brought by any holder of Company Common Stock against the Company or holder of Parent Common Stock against Parent, or against any of their respective Subsidiaries and/or respective directors or officers relating to the Merger and any of the other Transactions or this Agreement;

(ix)
changes in Law or other legal or regulatory conditions, or the interpretation thereof, or changes in GAAP or other accounting standards (or the interpretation thereof), or that result from any action taken for the purpose of complying with any of the foregoing;

(x)
any Remedy Action or any effects arising due to Antitrust Law in relation to the Transactions;

(xi)
any changes in such Party’s stock price or the trading volume of such Party’s stock, or any failure by such Party to meet any analysts’ estimates or expectations of such Party’s revenue, earnings or other financial performance or results of operations for any period, or any failure by such Party or any of its Subsidiaries to meet any internal or published budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the facts or occurrences giving rise to or contributing to such changes or failures may constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect);

provided, however, except to the extent such Effects directly or indirectly resulting from, arising out of, attributable to or related to the matters described in the foregoing clauses (i) through (v) and (ix) disproportionately adversely affect such Party and its Subsidiaries, taken as a whole, as compared to other similarly situated participants operating in the oil and gas exploration, development or production industry (in which case, such adverse effects (if any) shall be taken into account when determining whether a “Material Adverse Effect” has occurred or may, would or could occur solely to the extent they are disproportionate).
“NASDAQ” means the Nasdaq Global Select Market.
“Notes” means the Company’s (i) 4.950% Senior Notes due 2025, (ii) 8.375% Senior Notes due 2028, (iii) 5.375% Senior Notes due 2029, (iv) 5.375% Senior Notes due 2030, and (v) 4.750% Senior Notes due 2032, and each series of Notes in the preceding clauses (i) through (v) a “Series of Notes”.
“NYSE” means the New York Stock Exchange.
“Oil and Gas Leases” means all leases, subleases, licenses or other occupancy or similar agreements (including any series of related leases with the same lessor) under which a Person leases, subleases or licenses or otherwise acquires or obtains rights to produce Hydrocarbons from real property interests.
“Oil and Gas Properties” means all interests in and rights with respect to (a) oil, gas, mineral, and similar properties of any kind and nature, including working, leasehold and mineral interests and operating rights and royalties, overriding royalties, production payments, net profit interests and other non-working interests and non-operating interests (including all Oil and Gas Leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, and in each case, interests thereunder), surface interests, carried interests, fee interests, reversionary interests, reservations and concessions and (b) all Wells.
“Ordinary Course” means, with respect to an action taken by any Person, that such action is taken in the ordinary course of business consistent with the past practices of such Person.
“Organizational Documents” means (a) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof, (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof, (c) with respect to a partnership, the certificate of formation or partnership and the partnership agreement, and (d) with respect to any other Person the organizational, constituent and/or governing documents and/or instruments of such Person.
“other Party” means (a) when used with respect to the Company, Parent, Merger Sub and LLC Sub and (b) when used with respect to Parent, Merger Sub or LLC Sub, the Company.

“Parent Competing Proposal” means any contract, proposal, offer or indication of interest relating to any transaction or series of related transactions (other than transactions only with the Company or any of its Subsidiaries) involving, directly or indirectly: (a) any acquisition (by asset purchase, stock purchase, merger, or otherwise) by any Person or group of any business or assets of Parent or any of its Subsidiaries (including capital stock of or ownership interest in any Subsidiary) that generated 20% or more of Parent’s and its Subsidiaries’ assets (by fair market value), net revenue or earnings before interest, Taxes, depreciation and amortization for the preceding twelve (12) months, or any license, lease or long-term supply agreement having a similar economic effect, (b) any acquisition by any Person resulting in, or proposal or offer, which if consummated would result in, any Person becoming the beneficial owner of directly or indirectly, in one or a series of related transactions, 20% or more of the total voting power or of any class of equity securities of Parent or those of any of its Subsidiaries, or 20% or more of the consolidated total assets (including, without limitation, equity securities of its Subsidiaries) or (c) any merger, amalgamation, consolidation, division, tender offer, exchange offer, deSPAC transaction, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Parent or any of its Subsidiaries.
“Parent Credit Facility” means that certain Credit Agreement, dated as of December 9, 2022, by and among Parent, the financial institutions from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent.
“Parent Expenses” means a cash amount equal to $55,600,000 to be paid in respect of Parent’s costs and expenses in connection with the negotiation, execution and performance of this Agreement and the Transactions.
“Parent Intervening Event” means a development, event, effect, state of facts, condition, occurrence or change in circumstance that materially affects the business or assets of Parent and its Subsidiaries (taken as a whole) that occurs or arises after the date of this Agreement that was not known to or reasonably foreseeable by the Parent Board as of the date of this Agreement (or, if known or reasonably foreseeable, the magnitude or material consequences of which were not known or reasonably foreseeable by the Parent Board as of the date of this Agreement); provided, however, that in no event shall the following constitute a Parent Intervening Event: (i) the receipt, existence or terms of an actual or possible Parent Competing Proposal or Parent Superior Proposal, (ii) any Effect relating to the Company or any of its Subsidiaries, (iii) any change, in and of itself, in the price or trading volume of shares of Parent Common Stock or Company Common Stock (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been a Parent Intervening Event, to the extent otherwise permitted by this definition), (iv) the fact that Parent or any of its Subsidiaries exceeds (or fails to meet) internal or published projections or guidance or any matter relating thereto or of consequence thereof (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been a Parent Intervening Event, to the extent otherwise permitted by this definition), (v) conditions (or changes in such conditions) in the oil and gas exploration and production industry (including changes in commodity prices, general market prices and political or regulatory changes affecting the industry or any changes in applicable Law) or (vi) any opportunity to acquire (by merger, joint venture, partnership, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties or businesses from, or enter into any licensing, collaborating or similar arrangements with, any other Person.
“Parent Plan” means an Employee Benefit Plan and any successor plan thereto that, in each case, is sponsored, maintained, contributed to or required to be contributed to by Parent or any of its Subsidiaries or with respect to which Parent or any of its Subsidiaries has any obligation or liability (contingent or otherwise).
“Parent Stockholder Approval” means the approval of the Parent Stock Issuance by the affirmative vote of a majority of the votes cast at the Parent Stockholders Meeting in accordance with the rules and regulations of NASDAQ and the Organizational Documents of Parent.
“Parent Stockholders Meeting” means the meeting of the stockholders of the Parent to be held for the purposes of obtaining Parent Stockholder Approval, including any postponement adjournment or recess thereof.

“Parent Superior Proposal” means a bona fide Parent Competing Proposal that is not solicited after the date of this Agreement (or otherwise resulting from a breach of Section 6.4) by any Person or group to acquire, directly or indirectly, (a) businesses or assets of Parent or any of its Subsidiaries (including capital stock of or ownership interest in any Subsidiary) that account for 50% or more of the fair market value of such assets or that generated 50% or more of Parent’s and its Subsidiaries’ net revenue or earnings before interest, Taxes, depreciation and amortization for the preceding twelve (12) months, respectively, or (b) 50% or more of the total voting power or of any class of equity securities of Parent or those of any of its Subsidiaries, in each case whether by way of merger, amalgamation, share exchange, tender offer, exchange offer, recapitalization, consolidation, sale of assets or otherwise, that in the good faith determination of the Parent Board, (i) if consummated, would result in a transaction more favorable to Parent’s stockholders (in their capacity as such) than the Merger (after taking into account the time likely to be required to consummate such proposal and any binding irrevocable adjustments or revisions to the terms of this Agreement offered by the Company in response to such proposal or otherwise) and (ii) is reasonably likely to be consummated on the terms proposed, in each case taking into account any legal, financial, regulatory and stockholder approval requirements, including the sources, availability and terms of any financing, financing market conditions and the existence of a financing contingency, the likelihood of termination, the timing of Closing, the identity of the Person or Persons making the proposal and any other aspects considered relevant by the Parent Board.
“Parent Termination Fee” means $389,000,000.
“Parent Warrant Agreements” means that certain (i) Class A Warrant Agreement, dated as of February 9, 2021, between Parent and Equiniti Trust Company, (ii) Class B Warrant Agreement, dated as of February 9, 2021, between Parent and Equiniti Trust Company and (iii) Class C Warrant Agreement, dated as of February 9, 2021, between Parent and Equiniti Trust Company.
“Party” or “Parties” means a party or the parties to this Agreement, except as the context may otherwise require.
“Permitted Encumbrances” means:
(i)
to the extent not applicable to the Transactions or otherwise waived prior to the Effective Time, preferential purchase rights, rights of first refusal, purchase options and similar rights granted pursuant to any contracts, including joint operating agreements, joint ownership agreements, participation agreements, development agreements, stockholders agreements, consents and other similar agreements and documents;

(ii)
(A) contractual or statutory mechanic’s, materialmen’s, warehouseman’s, journeyman’s, vendor’s, repairman’s, construction and carrier’s liens and other similar Encumbrances arising in the Ordinary Course for amounts not yet delinquent and (B) Encumbrances for Taxes or assessments or other governmental charges that are not yet delinquent or, in all instances, if delinquent, that are being contested in good faith by appropriate Proceeding and for which adequate reserves have been established on the financial statements of the Company or Parent, as applicable, in accordance with GAAP;

(iii)
Production Burdens payable to third parties that are deducted in the calculation of discounted present value in the Company Reserve Report or the Parent Reserve Report, as applicable;

(iv)
Encumbrances arising in the Ordinary Course under operating agreements, joint venture agreements, partnership agreements, Oil and Gas Leases, farm-out agreements, division orders, contracts for the sale, purchase, transportation, processing or exchange of oil, gas or other Hydrocarbons, unitization and pooling declarations and agreements, area of mutual interest agreements, development agreements, joint ownership arrangements and other agreements that are customary in the oil and gas business, provided, however, that, in each case, such Encumbrance (i) secures obligations that are not Indebtedness or a deferred purchase price and are not delinquent and (ii) would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, on the value, use or operation of the property encumbered thereby;

(v)
such Encumbrances as the Company (in the case of Encumbrances with respect to properties or assets of Parent or its Subsidiaries) or Parent (in the case of Encumbrances with respect to properties or assets of the Company or its Subsidiaries), as applicable, have expressly waived in writing;
(vi)
all easements, zoning restrictions, conditions, covenants, rights-of-way, servitudes, permits, surface leases and other similar rights in respect of surface operations, and easements for pipelines, facilities, streets, alleys, highways, telephone lines, power lines, railways removal of timber, grazing, logging operations, canals, ditches, reservoirs and other easements and rights-of-way, on, over or in respect of any of the properties of the Company or Parent, as applicable, or any of their respective Subsidiaries, that are customarily granted in the oil and gas industry and do not materially interfere with the operation, value or use of the property or asset affected;

(vii)
any Encumbrances to be discharged at or prior to the Effective Time (including Encumbrances securing any Indebtedness that will be paid off in connection with Closing);

(viii)
Encumbrances imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions;

(ix)
Encumbrances, exceptions, defects or irregularities in title, easements, imperfections of title, claims, charges, security interests, rights-of-way, covenants, restrictions and other similar matters that would be accepted by a reasonably prudent purchaser of oil and gas interests in the geographic area where such oil and gas interests are located, that would not reduce the net revenue interest share of the Company or Parent (without at least a proportionate increase in net revenue interest), as applicable, or such Party’s Subsidiaries, in any Oil and Gas Lease below the net revenue interest share shown in the Company Reserve Report, with respect to such lease, or increase the working interest of the Company or Parent, as applicable, or of such Party’s Subsidiaries, in any Oil and Gas Lease above the working interest shown on the Company Reserve Report, with respect to such lease and, in each case, that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable;

(x)
with respect to (i) Parent and its Subsidiaries, Encumbrances arising under the Parent Credit Facility and (ii) the Company and its Subsidiaries, Encumbrances arising under the Company Credit Facility;

(xi)
Encumbrances arising from precautionary Uniform Commercial Code financing statements or similar filings made in respect of operating leases;

(xii)
Encumbrances that are contractual rights of set-off, revocation, refund, or chargeback (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposits or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the Ordinary Course or (iii) relating to purchase orders and other agreements entered in the Ordinary Course;

(xiii)
Encumbrances solely on any cash earnest money deposits or escrow arrangements in connection with any letter of intent or purchase agreement relating to any acquisition of property permitted hereunder;

(xiv)
Encumbrances on insurance policies and the proceeds thereof securing the financing of the related insurance premiums;

(xv)
ground leases in respect of real property on which facilities owned or leased by the Company, Parent or any of their respective Subsidiaries are located;

(xvi)
any right which any municipal or governmental body or agency may have by virtue of any franchise, license, contract or statute to purchase, or designate a purchaser of or order the sale or disposition of, any property upon payment of reasonable compensation therefor or to terminate any franchise, license or other rights or to regulate the property and business of the Company or Parent, as applicable;

(xvii)
Encumbrances on (x) property of the Company or a Subsidiary thereof securing its obligations owing to the Company or a wholly owned Subsidiary thereof and (y) property of Parent or a Subsidiary thereof securing its obligations owing to Parent or a wholly owned Subsidiary thereof; and

(xviii)
Encumbrances consisting of deposits which secure public or statutory obligations, or surety, custom or appeal bonds, or the payment of contested taxes or import duties.

“Person” means any individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, Governmental Entity, association or unincorporated organization, or any other form of business or professional entity.
“Personal Information” means any information that (i) alone or in combination with other information held by the Company or any of its Subsidiaries, identifies or could reasonably be used to identify an individual, and/or (ii) is considered “personally identifiable information,” “personal information,” “personal data,” or any similar term by any applicable Laws.
“Proceeding” means any cause of action, action, audit, demand, litigation, suit, proceeding, investigation, citation, inquiry, hearing, arbitration or other proceeding at Law or in equity or order or ruling, in each case whether civil, criminal, administrative, investigative or otherwise, whether in contract, in tort or otherwise.
“Production Burdens” means any royalties (including lessor’s royalties), overriding royalties, production payments, net profit interests or other similar interests that constitute a burden on, and are measured by or are payable out of the production of Hydrocarbons or the proceeds realized from the sale or other disposition thereof.
“Release” means any releasing, depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, injecting, escaping, leaching, dumping, dispersing or disposing into or onto the indoor or outdoor environment.
“Representatives” means, with respect to any Person, the officers, directors, employees, accountants, consultants, agents, legal counsel, financial advisors and other representatives of such Person.
“Sanctioned Person” means, at any time, any Person: (a) listed on any Sanctions-related list of designated or blocked Persons; (b) resident in or organized under the Laws of a country or territory that is the subject of comprehensive Sanctions from time to time; or (c) majority owned or controlled by any of the foregoing.
“Sanctions” means those trade, economic and financial sanctions Laws, regulations, embargoes and restrictive measures (in each case having the force of Law) administered, enacted or enforced from time to time by (a) the United States (including, without limitation, the Department of Treasury, Office of Foreign Assets Control), (b) the European Union and enforced by its member states, (c) the United Nations or (d) Her Majesty’s Treasury.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Subsidiary” means, with respect to a Person, any Person, whether incorporated or unincorporated, of which (a) more than 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (b) a general partner interest or (c) a managing member interest, is directly or indirectly owned or controlled by the subject Person or by one or more of its respective Subsidiaries.
“Takeover Law” means any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under applicable Law, including Section 203 of the DGCL and Sections 1090.3 and 1145 through 1155 of the Oklahoma General Corporation Act.

“Tax Returns” means any return, report, statement, information return or other document (including any related or supporting information) filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or administration of any Taxes, including any schedule or attachment thereto and any amendment thereof.
“Taxes” means any and all taxes and similar charges, duties, levies or other assessments, each in the nature of a tax, including, but not limited to, income, estimated, business, occupation, corporate, gross receipts, transfer, stamp, employment, occupancy, license, severance, capital, impact fee, production, ad valorem, excise, property, sales, use, turnover, value added and franchise taxes, deductions, withholdings and custom duties, imposed by any Governmental Entity, including interest, penalties, and additions to tax imposed with respect thereto.
“Taxing Authority” means any Governmental Entity having jurisdiction in matters relating to Tax matters.
“Transactions” means the Merger, the LLC Sub Merger and the other transactions contemplated by this Agreement and each other agreement to be executed and delivered in connection with this Agreement.
“Transfer Taxes” means any transfer, sales, use, stamp, registration or other similar Taxes; provided, for the avoidance of doubt, that Transfer Taxes shall not include any income, franchise or similar taxes.
“Voting Debt” of a Person means bonds, debentures, notes or other Indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of such Person may vote.
“Wells” means all oil or gas wells, whether producing, operating, shut-in or temporarily abandoned, located on an Oil and Gas Lease or any pooled, communitized or unitized acreage that includes all or a part of such Oil and Gas Lease or otherwise associated with an Oil and Gas Property of the applicable Person or any of its Subsidiaries, together with all oil, gas and mineral production from such well.
“Willful and Material Breach” including the correlative term “Willfully and Materially Breach,” shall mean a breach that is material (or the committing of a breach that is material) that is a consequence of an act or failure to take an act by the breaching party with the knowledge (actual or constructive) that the taking of such act (or the failure to take such act) would constitute, or would reasonably be expected to result in, a breach of this Agreement.

EXHIBIT A
Form of Certificate of Incorporation of the Surviving Corporation
[Omitted.]

EXHIBIT B
Form of Bylaws of the Surviving Corporation
[Omitted.]

EXHIBIT C
Form of LLC Sub Merger Agreement
[Omitted.]

Annex B
January 10, 2024
The Board of Directors
Chesapeake Energy Corporation
6100 North Western Avenue
Oklahoma City, Oklahoma, 73118
Members of the Board of Directors:
We understand that Chesapeake Energy Corporation (“Chesapeake”) proposes to enter into an Agreement and Plan of Merger (the “Merger Agreement”), with Southwestern Energy Company (“Southwestern”), Hulk Merger Sub, Inc., a wholly owned subsidiary of Chesapeake (“Merger Sub”) and Hulk LLC Sub, LLC, a wholly owned subsidiary of Chesapeake (“LLC Sub”). Pursuant to the Merger Agreement, (i) Merger Sub will merge with and into Southwestern, with Southwestern being the surviving corporation as a wholly owned subsidiary of Chesapeake (the “Merger”), and (ii) immediately after the Merger, the surviving corporation shall be merged with and into LLC Sub, with LLC Sub being the surviving entity as a wholly owned subsidiary of Chesapeake. As a result of the Merger, each outstanding share of common stock, par value $0.01 per share, of Southwestern (the “Southwestern Common Stock”), other than Excluded Shares (as defined in the Merger Agreement), will be converted into the right to receive 0.0867 (the “Exchange Ratio”) shares of common stock, par value $0.01 per share, of Chesapeake (the “Chesapeake Common Stock”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.
The Board of Directors has asked us whether, in our opinion, the Exchange Ratio pursuant to the Merger Agreement is fair, from a financial point of view, to Chesapeake.
In connection with rendering our opinion, we have, among other things:
(i)
reviewed certain publicly available business and financial information relating to Southwestern and Chesapeake that we deemed to be relevant, including publicly available research analysts’ estimates;

(ii)
reviewed certain internal projected financial and reserves data relating to Southwestern and furnished to us by the management of Chesapeake and certain internal projected financial and reserves data relating to Chesapeake prepared and furnished to us by management of Chesapeake, each as approved for our use by Chesapeake (the “Forecasts”);

(iii)
reviewed certain estimates prepared and furnished to us by the management of Chesapeake of the cost savings and revenue synergies (together, the “Synergies”) estimated to result from the Merger and the amounts and the timing of the realization of such Synergies, as approved for our use by Chesapeake;

(iv)
discussed with managements of Chesapeake and Southwestern their assessment of the past and current operations of Southwestern, the current financial condition and prospects of Southwestern and the Forecasts relating to Southwestern, and discussed with management of Chesapeake their assessment of the past and current operations of Chesapeake, the current financial condition and prospects of Chesapeake, and the Forecasts, including the Synergies;

(v)
reviewed the reported prices and the historical trading activity of Southwestern Common Stock and Chesapeake Common Stock;

(vi)
compared the financial performance of Southwestern and Chesapeake and their respective stock market trading multiples with those of certain other publicly traded companies that we deemed relevant;

(vii)
reviewed the financial terms and conditions of a draft, dated January 10, 2024, of the Merger Agreement; and

(viii)
performed such other analyses and examinations and considered such other factors that we deemed appropriate.

For purposes of our analysis and opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information), and have further relied upon the assurances of the management of Chesapeake that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Forecasts as well as the Synergies, we have assumed with your consent that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Chesapeake as to the future financial performance of Chesapeake and Southwestern and the other matters covered thereby. We have relied, at the direction of Chesapeake on the assessments of the management of Chesapeake as to Chesapeake’s ability to achieve the Synergies and have been advised by Chesapeake, and have assumed with your consent that the Synergies will be realized in the amounts and at the times projected. We express no view as to the Forecasts, the Synergies, or the assumptions on which they are based.
For purposes of our analysis and opinion, we have assumed, in all respects material to our analysis, that the final executed Merger Agreement will not differ (other than in immaterial respects) from the draft Merger Agreement reviewed by us, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without waiver or modification thereof. We have further assumed, in all respects material to our analysis, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger will be obtained without any delay, limitation, restriction or condition that would have an adverse effect on Southwestern, Chesapeake or the consummation of the Merger or reduce the contemplated benefits to Chesapeake of the Merger.
We have not conducted a physical inspection of the properties or facilities of Southwestern or Chesapeake and have not made or assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of Southwestern or Chesapeake, nor have we been furnished with any such valuations or appraisals, nor have we evaluated the solvency or fair value of Southwestern or Chesapeake under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and as can be evaluated on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.
We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness to Chesapeake, from a financial point of view, of the Exchange Ratio. We do not express any view on, and our opinion does not address, the fairness of the proposed transaction to, or any consideration received in connection therewith by, the holders of any class of securities, creditors or other constituencies of Southwestern, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Chesapeake or Southwestern, or any class of such persons, whether relative to the Exchange Ratio or otherwise. We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Merger Agreement or the Merger, including, without limitation, the structure or form of the Merger, or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger Agreement. Our opinion does not address the relative merits of the Merger as compared to other business or financial strategies that might be available to Chesapeake, nor does it address the underlying business decision of Chesapeake to engage in the Merger. We do not express any view on, and our opinion does not address, what the value of Chesapeake Common Stock actually will be when issued or the prices at which Chesapeake Common Stock will trade at any time, including following announcement or consummation of the Merger. Our opinion does not constitute a recommendation to the Board of Directors or to any other persons in respect of the Merger, including as to how any holder of shares of Chesapeake Common Stock should vote or act in respect of the Merger. We are not expressing any opinion as to the prices at which shares of Southwestern Common Stock will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on Southwestern or the Merger or as to the impact of the Merger on the solvency or viability of Southwestern or the ability of Southwestern to pay its obligations when they come due. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by Chesapeake and its advisors with respect to legal, regulatory, accounting and tax matters.
We have acted as financial advisor to Chesapeake in connection with the Merger and have received retainer fees for our services and will receive additional fees, a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Merger. We may receive an additional discretionary fee in connection with the Merger as determined by Chesapeake in its sole discretion. Chesapeake has also agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. During the two year period prior to the date hereof, Evercore Group L.L.C. and its affiliates have provided financial advisory or other services to Chesapeake and received fees for the rendering of these services. In addition, during the two year period prior to the date hereof, Evercore Group L.L.C. and its affiliates have not been engaged to provide financial advisory or other services to Southwestern and we have not received any compensation from Southwestern during such period. We may provide financial advisory or other services to Chesapeake and Southwestern in the future, and in connection with any such services we may receive compensation.
Evercore Group L.L.C. and its affiliates engage in a wide range of activities for our and their own accounts and the accounts of customers, including corporate finance, mergers and acquisitions, equity sales, trading and research, private equity, placement agent, asset management and related activities. In connection with these businesses or otherwise, Evercore Group L.L.C. and its affiliates and/or our or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products or other financial instruments of or relating to Chesapeake, Southwestern, potential parties to the Merger and/or any of their respective affiliates or persons that are competitors, customers or suppliers of Chesapeake or Southwestern.
Our financial advisory services and this opinion are provided for the information and benefit of the Board of Directors (in its capacity as such) in connection with its evaluation of the proposed Merger. The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C.
This opinion may not be disclosed, quoted, referred to or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval, except Chesapeake may reproduce this opinion in full in any document that is required to be filed with the U.S. Securities and Exchange Commission and required to be mailed by Chesapeake to its stockholders relating to the Merger.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to Chesapeake.
Very truly yours,
EVERCORE GROUP L.L.C.
By:
Dan Ward Senior Managing Director

Annex C
200 West Street | New York, NY 10282-2198
Tel: 212-902-1000 | Fax: 212-902-3000
PERSONAL AND CONFIDENTIAL
January 10, 2024
Board of Directors
Southwestern Energy Company
10000 Energy Drive
Spring, TX 77389
Ladies and Gentlemen:
You have requested our opinion as to the fairness from a financial point of view to the holders (other than Chesapeake Energy Corporation (“Parent”) and its affiliates) of the outstanding shares of common stock, par value $0.01 per share (the “Company Shares”), of Southwestern Energy Company (the “Company”) of the exchange ratio of 0.0867 shares of common stock, par value $0.01 per share (the “Parent Shares”), of Parent to be paid to such holders for each Company Share (the “Exchange Ratio”) pursuant to the Agreement and Plan of Merger, dated as of January 10, 2024 (the “Agreement”), by and among Parent, Hulk Merger Sub, Inc., a wholly owned subsidiary of Parent, Hulk LLC Sub, LLC, a wholly owned subsidiary of Parent, and the Company.
Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting, lending, and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Parent, any of their respective affiliates and third parties, and any of their respective affiliates or any currency or commodity that may be involved in the transactions contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We may in the future provide financial advisory and/or underwriting services to the Company, Parent and their respective affiliates for which Goldman Sachs Investment Banking may receive compensation.
In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company and Parent for the five fiscal years ended December 31, 2022; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Parent; certain other communications from the Company and Parent to their respective stockholders; certain publicly available research analyst reports for the Company and Parent; certain internal financial analyses and forecasts for Parent standalone prepared by the management of Parent; and certain internal financial analyses and forecasts for the Company, certain financial analyses and forecasts for Parent standalone, certain financial analyses and forecasts for Parent pro forma for the Transaction, and certain forecasts related to the expected utilization by the Company of certain net operating loss carryforwards and tax credits, in each case, as prepared by the management of the Company and approved for our use by the Company (the “Forecasts”), including certain operating synergies projected by the management of the Company to result from the Transaction, as approved for our use by the Company (the “Synergies”). We have also held discussions with members of the senior management of the Company and Parent regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and

C-1

current business operations, financial condition and future prospects of the Company and Parent; reviewed the reported price and trading activity for the Company Shares and the Parent Shares; compared certain financial and stock market information for the Company and Parent with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the exploration and production industry; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.
For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts, including the Synergies, have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or Parent or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or Parent or on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.
Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. We were not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, the Company or any other alternative transaction. This opinion addresses only the fairness from a financial point of view to the holders (other than Parent and its affiliates) of the Company Shares, as of the date hereof, of the Exchange Ratio pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the Exchange Ratio pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which the Parent Shares or the Company Shares will trade at any time or, as to the potential effects of volatility in the credit, financial and stock markets on the Company, Parent or the Transaction or as to the impact of the Transaction on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of the Company Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the holders (other than Parent and its affiliates) of the Company Shares.
Very truly yours,
(GOLDMAN SACHS & CO. LLC)

C-2

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 20.   INDEMNIFICATION OF DIRECTORS AND OFFICERS
Oklahoma General Corporation Law
Section 1031 of the OGCA sets forth circumstances under which directors, officers, employees, and agents may be insured or indemnified against liability, which they may incur in their capacities. Under Section 1031, an Oklahoma corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, for criminal proceedings, had no reasonable cause to believe that his conduct was illegal. An Oklahoma corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses (including attorneys’ fees) which such officer or director actually and reasonably incurred.
Certificate of Incorporation and Bylaws of Chesapeake
The Chesapeake Charter and the Chesapeake Bylaws provide that Chesapeake will indemnify and hold harmless, to the fullest extent permitted by Oklahoma law, any person who was or is made or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she is or was one of Chesapeake’s directors or officers or is or was serving at Chesapeake’s request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. The Chesapeake Charter and the Chesapeake Bylaws further provide for the payment of expenses to each of its officers and directors.
The Chesapeake Charter provides that a director of Chesapeake shall not be personally liable to Chesapeake or its shareholders for damages for breach of fiduciary duty as a director, except for personal liability for: (a) acts or omissions by such director not in good faith or which involve intentional misconduct or a knowing violation of law; (b) the payment of dividends or the redemption or purchase of stock in violation of Section 1053 of the OGCA; (c) any breach of such director’s duty of loyalty to Chesapeake or its shareholders; or (d) any transaction from which such director derived an improper personal benefit.
If the OGCA is amended to authorize corporate action further limiting the liability of directors, then, in accordance with the Chesapeake Charter, the liability of Chesapeake’s directors to Chesapeake, in addition to the limitation on personal liability provided in the Chesapeake Charter, will be limited to the fullest extent authorized by the OGCA, as so amended. Any repeal or modification of provisions of the Chesapeake Charter limiting the liability of directors by Chesapeake’s shareholders will be prospective only, and shall not adversely affect any limitation on the personal liability of a director of Chesapeake existing at the time of such repeal or modification.
D&O Insurance and Indemnification Agreements
Chesapeake also maintains a general liability insurance policy that covers certain liabilities of directors and officers of Chesapeake arising out of claims based on acts or omissions in their capacities as directors or officers, whether or not Chesapeake would have the power to indemnify such person against such liability under the OGCA or the provisions of the Chesapeake Charter.
Chesapeake has also entered into indemnification agreements with each of its directors and executive officers. The indemnification agreements require Chesapeake to (a) indemnify these individuals to the fullest extent permitted under Oklahoma law against liabilities that may arise by reason of their service to Chesapeake and (b) advance expenses reasonably incurred as a result of any proceeding against them as to which they could be indemnified. Each indemnity agreement is in substantially the form included as Exhibit 10.6 to the Chesapeake’s Current Report on Form 8-K filed with the SEC on February 9, 2021. The description of the indemnification agreements is qualified in its entirety by reference to the full text of the form of indemnity agreement, which is incorporated herein by reference.
ITEM 21.   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
A list of exhibits included as part of this registration statement is set forth in the Exhibit Index which is hereby incorporated by reference.
The exhibits contain representations, warranties and covenants that were made by the parties to the applicable agreement only for purposes of such agreement and as of specific dates; were made solely for the benefit of the contracting parties; may be subject to limitations agreed upon by the contracting parties, including being qualified by any applicable confidential disclosures exchanged between such parties in connection with the execution of such agreement (which disclosures may include information that has been included in such parties’ public disclosures, as well as additional non-public information); may have been made for the purposes of allocating contractual risk between the contracting parties instead of establishing these matters as facts; and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Additionally, the representations, warranties, covenants, conditions and other terms of such agreements may be subject to subsequent waiver or modification. For the foregoing reasons, one should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the contracting parties or any of their respective subsidiaries or affiliates, which are disclosed in the other information provided elsewhere in the registration statement or incorporated by reference herein.
Chesapeake and Southwestern acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, they are responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in the registration statement not misleading. Additional information about Chesapeake and Southwestern may be found elsewhere in this document and Chesapeake’s and Southwestern’s other public filings, which are available without charge through the SEC’s website at www.sec.gov. See “Where You Can Find More Information” beginning on page 244.
ITEM 22.   UNDERTAKINGS
(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)
That, for the purpose of determining liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)	(i)	That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.
(ii)
That every prospectus (a) that is filed pursuant to paragraph (7)(i) above or (b) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment has become effective, and that for the purpose of determining liabilities under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(8)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(b)
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

EXHIBIT INDEX
Exhibit No.	Description
2.1†*
Agreement and Plan of Merger, dated as of January 10, 2024, by and among Chesapeake Energy Corporation, Southwestern Energy Company, Hulk Merger Sub, Inc. and Hulk LLC Sub, LLC (attached as Annex A to the joint proxy statement/prospectus that forms a part of this registration statement).

3.1*
Second Amended and Restated Certificate of Incorporation of Chesapeake Energy Corporation, dated February 9, 2021 (incorporated by reference from Exhibit 3.1 to Chesapeake Energy Corporation’s Form 8-K filed February 9, 2021 (File No. 001-13726)).

3.2*
Second Amended and Restated Bylaws of Chesapeake Energy Corporation (incorporated by reference from Exhibit 3.2 to Chesapeake Energy Corporation’s Form 8-K filed February 9, 2021 (File No. 001-13726)).

5.1*	Opinion of Derrick & Briggs, LLP regarding the validity of securities being registered.
8.1**	Opinion of Kirkland & Ellis LLP regarding tax matters.
21*	List of subsidiaries of Chesapeake Energy Corporation.
23.1**	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm for Chesapeake Energy Corporation (Successor).
23.2**	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm for Chesapeake Energy Corporation (Predecessor).
23.3**	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm for Southwestern Energy Company.
23.4*	Consent of Derrick & Briggs, LLP (included in Exhibit 5.1).
23.5**	Consent of Kirkland & Ellis LLP (included in Exhibit 8.1).
23.6**	Consent of Netherland, Sewell & Associates, Inc. relating to Chesapeake Energy Corporation.
23.7**	Consent of Netherland, Sewell & Associates, Inc. relating to Southwestern Energy Company.
24.1*	Power of Attorney (included on signature page to the initial filing of this registration statement).
99.1*	Consent of Evercore Group LLC (included in Annex B).
99.2**	Consent of Goldman Sachs & Co. LLC.
99.3*	Form of Proxy Card for Special Meeting of Chesapeake Energy Corporation.
99.4*	Form of Proxy Card for Special Meeting of Southwestern Energy Company.
99.5**	Consent of John D. Gass, as a designee to Chesapeake’s board of directors.
99.6**	Consent of Catherine A. Kehr, as a designee to Chesapeake’s board of directors.
99.7**	Consent of Shameek Konar, as a designee to Chesapeake’s board of directors.
99.8**	Consent of Anne Taylor, as a designee to Chesapeake’s board of directors.
107*	Filing Fee Table.

†
Pursuant to Item 601(a)(5) of Regulation S-K, Chesapeake Energy Corporation agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Agreement and Plan of Merger to the SEC upon request.

*
Previously filed.

**
Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Oklahoma City, State of Oklahoma, on the 11th day of April, 2024.
CHESAPEAKE ENERGY CORPORATION
/s/ Domenic J. Dell’Osso, Jr. Domenic J. Dell’Osso, Jr. President and Chief Executive Officer (Principal Executive Officer)
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 11th day of April, 2024.
Signatures	Title
* Domenic J. Dell’Osso, Jr.	President and Chief Executive Officer (Principal Executive Officer)
* Mohit Singh	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
* Gregory M. Larson	Vice President—Accounting & Controller (Principal Accounting Officer)
* Michael Wichterich	Chairman of the Board
* Timothy S. Duncan	Director
* Benjamin C. Duster, IV	Director
* Sarah A. Emerson	Director
* Matthew M. Gallagher	Director
* Brian Steck	Director

*
The undersigned, by signing his name hereto, does execute this Amendment No. 1 to the Registration Statement on Form S-4 on behalf of the above-named officers and directors of the Registrant pursuant to the Power of Attorney executed by such officers and/or directors on the signature page to the Registration Statement previously filed on February 29, 2024.

By:	/s/ Domenic J. Dell’Osso, Jr.
	Name:	Domenic Dell’Osso, Jr.
	Title:	Attorney-in-fact